As filed with the Securities and Exchange Commission on August 11, 2021
Registration No. 333-256161

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STAR PEAK CORP II
(Exact name of registrant as specified in its charter)
Delaware	6770	85-3374823
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1603 Orrington Avenue, 13th Floor
Evanston, Illinois 60201
Telephone: (847) 905-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Scheyer
Chief Executive Officer
Star Peak Corp II
1603 Orrington Avenue, 13th Floor
Evanston, Illinois 60201
Telephone: (847) 905-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Matthew R. Pacey, P.C. Bryan D. Flannery Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Tel: (713) 836-3600	Yevgeny Fundler Chief Legal Officer Benson Hill, Inc. 1001 North Warson Rd. St. Louis, MO 63132 Tel: (314) 717-1520	David A. Sakowitz Jason D. Osborn Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Tel: (212) 294-6700
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common stock, par value $0.0001 per share(2)	149,600,000(3)	N/A	$1,485,528,000	$162,071.11(5)

(1)
All securities being registered will be issued by Star Peak Corp II, a Delaware corporation (“STPC”), the continuing entity following the business combination, which will be renamed Benson Hill, Inc. (“New Benson Hill”), as further described in the proxy statement/prospectus which forms a part of this registration statement.

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Represents the estimated maximum number of shares of common stock, par value $0.0001 per share, of New Benson Hill (“New Benson Hill Common Stock”) to be issued by the registrant to securityholders of Benson Hill, Inc. (“Benson Hill”) in connection with the transactions described herein, estimated solely for the purpose of calculating the registration fee, as is based on the sum of (a) 147,562,680 shares of New Benson Hill Common Stock consisting of (i) 130,000,000 shares of New Benson Hill Common Stock issuable in respect of the outstanding shares of common stock of Benson Hill, Inc. (after giving effect to conversion of all preferred stock of Benson Hill into common stock of Benson Hill as described herein) immediately prior to the consummation of the transactions described herein, including the portion of such shares of New Benson Hill Common Stock reserved for issuance upon the future exercise of options (less the Exercise Price Options, as defined herein) and warrants to purchase capital stock of Benson Hill outstanding immediately prior to the consummation of the transactions described herein and converted into options or warrants to purchase New Benson Hill Common Stock, and (ii) 17,562,680 shares of restricted New Benson Hill Common Stock that will be held in escrow until, and vest upon, the achievement of certain earn-out thresholds prior to the third anniversary of the consummation of the transactions described herein (the “Earn Out Shares”), in each case in accordance with the merger agreement (as defined herein), plus (b) 2,037,320 shares of New Benson Hill Common Stock issuable in respect of incentive equity awards (“Earn Out Awards”) that will be granted to certain holders of options to purchase capital stock of Benson Hill; provided that the number of Earn Out Shares and Earn Out Awards may be adjusted prior to the consummation of the transactions described herein on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate.

(4)
Estimated solely for the purpose of calculating the registration fee, based on $9.93, the average of the high and low sales prices of the registrant’s Class A Common Stock on May 11, 2021 (a date within five (5) business days prior to the date of this registration statement). This calculation is in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act.

(5)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.
PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED AUGUST 11, 2021, SUBJECT TO COMPLETION
Dear Stockholder:
On May 8, 2021, Star Peak Corp II, a Delaware corporation (“STPC”), entered into an Agreement and Plan of Merger (the “merger agreement”) with STPC II Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Benson Hill”). If the merger agreement is adopted by Benson Hill’s stockholders, the merger agreement and the transactions contemplated thereby, including the issuance of common stock of STPC (“New Benson Hill Common Stock”) to be issued or reserved as the merger consideration, is approved by STPC’s stockholders, and the merger is subsequently completed, Merger Sub will merge with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC (the “merger”).
Immediately prior to the effective time of the merger, each outstanding share of Benson Hill common stock, including common stock held by prior owners of Benson Hill preferred stock (other than shares owned by Benson Hill as treasury stock and dissenting shares) (“Existing Benson Hill Common Stock”), will be cancelled and converted into the right to receive a pro rata portion of approximately 147,562,680 shares of New Benson Hill Common Stock (on a fully-diluted basis but subject to adjustment depending on the final allocation of Earn Out Shares and Earn Out Awards (each, as defined below)), consisting of (i) 130,000,000 shares of New Benson Hill Common Stock, including the portion of such shares of New Benson Hill Common Stock reserved for issuance upon the future exercise of options (less the Exercise Price Options, as defined below) and warrants to purchase capital stock of Benson Hill outstanding immediately prior to the merger and converted into options (“Net New Benson Hill Options”) or warrants (“New Benson Hill Warrants”) to purchase New Benson Hill Common Stock and (ii) 17,562,680 restricted shares of New Benson Hill Common Stock that will be held in escrow until, and vest upon, the achievement of certain earn-out thresholds prior to the third anniversary of the closing of the merger (the “Earn Out Shares”), in each case in accordance with the merger agreement. In addition to the foregoing, incentive equity awards (“Earn Out Awards”) with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock will be granted under the proposed New Incentive Plan (as defined in the merger agreement) to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards may be adjusted prior to the closing of the merger on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate. In addition, a portion of the shares of New Benson Hill Common Stock reserved for issuance under the New Incentive Plan shall be used for Benson Hill options to be assumed under such plan, representing a number of shares of New Benson Hill Common Stock determined at closing and equal to the Aggregate Exercise Price (as defined in the merger agreement) divided by $10.00 (the “Exercise Price Options”, together with the Net New Benson Hill Options, the “New Benson Hill Options”).
Subject to the assumptions set forth under “Basis of Presentation and Glossary” in the accompanying proxy statement/prospectus and assuming that the merger effective date were            , 2021, the record date for the STPC Special Meeting (as defined below), the exchange ratio would have been approximately           of a share of New Benson Hill Common Stock for each share of Existing Benson Hill Common Stock (assuming for purposes of such calculation that all shares of Benson Hill preferred stock and all options and warrants to purchase capital stock of Benson Hill, in each case outstanding immediately prior to the effective time of the merger, have converted into New Benson Hill Common Stock) except, in each case, for any resulting fractional shares of New Benson Hill Common Stock (which will instead be paid in cash in an amount equal to the fractional amount multiplied by $10.00).
The total number of shares of New Benson Hill Common Stock expected to be issued or reserved for issuance pursuant to and at the closing of the merger is approximately 149,600,000 (including the Earn Out Shares and assuming the issuance of all shares of New Benson Hill Common Stock underlying any Net New Benson Hill Options, any New Benson Hill Warrants and any Earn Out Awards, but excluding the Exercise Price Options), and holders of shares of Existing Benson Hill Common Stock as of immediately prior to the closing of the merger (and following the conversion of Benson Hill preferred stock into New Benson Hill Common Stock) will hold, in the aggregate, approximately    % and    % of the issued

and outstanding shares of New Benson Hill Common Stock immediately following the closing of the merger, assuming no shares of STPC common stock are redeemed and the maximum number of shares of STPC common stock are redeemed, respectively.
STPC’s units, Class A Common Stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”). We intend to list the combined company’s common stock and public warrants on the NYSE under the symbols BHIL and BHIL WS, respectively, upon the closing of the merger. STPC will not have units traded following closing of the merger.
STPC will hold a special meeting in lieu of the 2021 annual meeting of stockholders (the “STPC Special Meeting”) to consider matters relating to the proposed merger. STPC and Benson Hill cannot complete the merger unless STPC’s stockholders consent to the approval of the merger agreement and the transactions contemplated thereby, including the issuance of New Benson Hill Common Stock to be issued as the merger consideration, and Benson Hill’s stockholders consent to adoption and approval of the merger agreement and the transactions contemplated thereby. STPC and Benson Hill are sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
The STPC Special Meeting will be held on            , 2021, at         Eastern Time, via a virtual meeting. In light of the novel coronavirus disease (referred to as “COVID-19”) pandemic and to support the well-being of STPC’s stockholders and partners, the STPC Special Meeting will be completely virtual. You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/starpeakcorpii/2021. You will need the control number that is printed on your proxy card to enter the STPC Special Meeting. STPC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the STPC Special Meeting starts. Please note that you will not be able to attend the STPC Special Meeting in person.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CLASS A COMMON STOCK YOU OWN. To ensure your representation at the STPC Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The STPC board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that STPC stockholders vote “FOR” the approval of the merger agreement, “FOR” the issuance of New Benson Hill Common Stock to be issued as the merger consideration and “FOR” the other matters to be considered at the STPC Special Meeting.
This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about STPC and Benson Hill and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 26 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali, STPC’s proxy solicitor, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at STPC.info@investor.morrowsodali.com.
Sincerely,
/s/ Eric Scheyer

Eric Scheyer
Chief Executive Officer
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the merger, the issuance of shares of New Benson Hill Common Stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated            , 2021, and is first being mailed to stockholders of STPC on or about            , 2021.

STAR PEAK CORP II
NOTICE OF THE SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON            , 2021
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of the stockholders (the “STPC Special Meeting”), of Star Peak Corp II, a Delaware corporation (which is referred to as “STPC”) will be held virtually, conducted via live audio webcast at https://www.cstproxy.com/starpeakcorpii/2021,      Eastern Time, on      , 2021. You will need the control number that is printed on your proxy card to enter the STPC Special Meeting. STPC recommends that you log in at least 15 minutes before the STPC Special Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the STPC Special Meeting in person. You are cordially invited to attend the STPC Special Meeting for the following purposes:
1.
The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 2021 (as it may be amended and/or restated from time to time, the “merger agreement”), by and among STPC, STPC II Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Benson Hill”), and to approve the transactions contemplated thereby. If the merger agreement is adopted by Benson Hill’s stockholders, the merger agreement and the transactions contemplated thereby, including the issuance of common stock of STPC (“New Benson Hill Common Stock”) to be issued as the merger consideration, is approved by STPC’s stockholders, and the merger is subsequently completed, Merger Sub will merge with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC (the “merger”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1);

2.
The Charter Proposals — To consider and vote upon (collectively, the “Charter Proposals”):

a.
separate proposals to approve the following amendments to STPC’s current amended and restated certificate of incorporation (the “Existing Charter”) as set forth in the proposed second amended and restated certificate of incorporation of STPC (the “Proposed Charter”) that will be in effect upon the closing of the merger (the “closing”), a copy of which is attached to this proxy statement/prospectus as Annex B:

i.
to eliminate the Class B Common Stock classification and provide for a single class of common stock (Proposal No. 2);

ii.
to provide that amendments to STPC’s waiver of corporate opportunities will be prospective only and provide certain other clarificatory amendments to the waiver of corporate opportunities provision (Proposal No. 3);

iii.
to provide that, prior to            , 2024, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to (A) adopt, amend or repeal the bylaws by action of the stockholders of New Benson Hill, or (B) to amend or repeal any provision of the Proposed Charter in Article V (Board of Directors), Article VI (Amendment of the Governing Documents) Article VII (Stockholder Action), Article VIII (Limitation of Director Liability and Indemnification), Article IX (Business Combinations), Article X (Corporate Opportunity), Article XI (Forum Selection) or Article XII (Miscellaneous) (Proposal No. 4); and

b.
conditioned upon the approval of Proposals No. 2 through No. 4 above, a proposal to approve the Proposed Charter, which includes the approval of all other changes in the Proposed Charter in connection with replacing the Existing Charter with the Proposed Charter, including changing STPC’s name from “Star Peak Corp II” to “Benson Hill, Inc.” as of the closing of the merger (Proposal No. 5);

3.
The NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”): (i) the issuance of shares of New Benson Hill Common Stock immediately following the consummation of the merger, pursuant to the PIPE Agreements (as defined herein); (ii) the issuance of shares of New Benson Hill Common Stock pursuant to the merger agreement; and (iii) the related change of control of STPC that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement and PIPE Agreements (Proposal No. 6);
4.
The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (Proposal No. 7); and

5.
The Adjournment Proposal — To consider and vote upon a proposal to adjourn the STPC Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the STPC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the NYSE Proposal or the Incentive Plan Proposal, or holders of STPC’s Class A Common Stock have elected to redeem an amount of Class A Common Stock such that STPC would have less than $5,000,001 of net tangible assets (Proposal No. 8).

Only holders of record of Class A Common Stock and Class B Common Stock (each as defined herein) at the close of business on            , 2021 are entitled to notice of the STPC Special Meeting and to vote at the STPC Special Meeting and any adjournments or postponements of the STPC Special Meeting. A complete list of STPC stockholders of record entitled to vote at the STPC Special Meeting will be available for ten (10) days before the STPC Special Meeting at the principal executive offices of STPC for inspection by stockholders during ordinary business hours for any purpose germane to the STPC Special Meeting. The eligible STPC stockholder list will also be available at that time on the STPC Special Meeting website for examination by any stockholder attending the STPC Special Meeting live audio webcast.
Pursuant to STPC’s Existing Charter, STPC will provide holders (“public stockholders”) of its Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) with the opportunity to redeem their shares of Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of STPC’s initial public offering (“IPO”) as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to STPC to pay taxes) upon the closing of the transactions contemplated by the merger agreement. For illustrative purposes, based on funds in the Trust Account of approximately $402.6 million on June 30, 2021, the estimated per share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the Trust Account and not previously released to STPC to pay taxes. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Common Stock. Star Peak Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and STPC’s officers and directors have agreed to waive their redemption rights in connection with the consummation of the merger with respect to any shares of Class A Common Stock they may hold. Currently, the Sponsor owns approximately 20% of STPC’s common stock, consisting of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “common stock”), initially purchased by the Sponsor in a private placement (together with any shares of Class A Common Stock issued upon the conversion thereof, “Founder Shares”). Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Sponsor and STPC’s directors and officers have agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal.
Approval of each of the Business Combination Proposal, the NYSE Proposal and the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present.
Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the then-outstanding shares of STPC common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present. The STPC board of directors has already approved each of the proposals.
As of June 30, 2021, there was approximately $402.6 million in the Trust Account, which STPC intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus and to pay approximately $14,087,500 in deferred underwriting commissions to the underwriters of STPC’s IPO. Each redemption of Class A Common Stock by its public stockholders will decrease the amount in the Trust Account. STPC will not consummate the merger if the redemption of Class A Common Stock would result in STPC’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule).
If STPC stockholders fail to approve the Business Combination Proposal or the NYSE Proposal, or, unless otherwise waived by Benson Hill and STPC, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the STPC Special Meeting. Please review the proxy statement/prospectus carefully.
The STPC board of directors has set      , 2021 as the record date for the STPC Special Meeting. Only holders of record of shares of STPC common stock at the close of business on      , 2021 will be entitled to notice of and to vote at the STPC Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the STPC Special Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of STPC common stock.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF STPC COMMON STOCK YOU OWN. Whether or not you plan to attend the STPC Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The STPC board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal and “FOR” the Incentive Plan Proposal.
If you have any questions or need assistance with voting, please contact Morrow Sodali, STPC’s proxy solicitor, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at STPC.info@investor.morrowsodali.com.
If you plan to attend the STPC Special Meeting and are a beneficial investor who owns your investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the STPC Special Meeting to ensure that you comply with these requirements.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael C. Morgan

Michael C. Morgan
Chairman of the Board

i

BASIS OF PRESENTATION AND GLOSSARY
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:
•
references to “Benson Hill” or to the “Company” are to (i) Benson Hill, Inc. and its consolidated subsidiaries prior to giving effect to the merger and (ii) “Benson Hill Holdings, Inc.” after giving effect to the merger;

•
references to “Benson Hill Options” are to options granted by the Company to purchase Existing Benson Hill Common Stock;

•
references to “Benson Hill Warrants” are to, collectively, warrants issued by the Company to purchase Existing Benson Hill Common Stock and/or Benson Hill Preferred Stock (as defined herein);

•
references to “Earn Out Awards” are to incentive equity awards with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock that will be granted under, and subject to the terms of, the Incentive Plan to certain holders of Benson Hill Options and are, in addition to the terms of the Incentive Plan, subject to substantially similar vesting and forfeiture terms as the Earn Out Shares; provided that the number of Earn Out Awards to be granted is subject to adjustment in accordance with the terms of the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate;

•
references to “Earn Out Period” are to the thirty six- (36-) month period following the closing of the merger;

•
references to “Earn Out Shares” are to (i) 8,781,340 restricted shares of New Benson Hill Common Stock which will be held in escrow until, and vest upon, the Closing Price (as defined in the merger agreement) of New Benson Hill Common Stock being greater than or equal to $14.00 over any twenty (20) trading days within any thirty- (30-) consecutive trading day period (or upon a sale of the Company in which the price per share or implied price per share exceeds $14.00) (the “$14 Earn Out Shares”) and (ii) 8,781,340 restricted shares of New Benson Hill Common Stock which will be held in escrow until, and vest upon, the Closing Price (as defined in the merger agreement) of New Benson Hill Common Stock being greater than or equal to $16.00 over any twenty (20) trading days within any thirty- (30-) consecutive trading day period (or upon a sale of the Company in which the price per share or implied price per share exceeds $16.00) (the “$16 Earn Out Shares”), in each case as such closing price vesting conditions may be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of New Benson Hill Common Stock outstanding; provided that, to the extent any Earn Out Shares do not vest within the Earn Out Period, such Earn Out Shares shall be transferred back to New Benson Hill and cancelled; provided further that the number of Earn Out Shares to be issued is subject to adjustment in accordance with the terms of the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate;

•
references to “effective time” are to the time at which the merger becomes effective;

•
references to “Exercise Price Options” represent a portion of the New Benson Hill Options to purchase shares, the amount of which is determined by taking the Aggregate Exercise Price (as defined in the merger agreement), divided by $10.00;

•
references to “Founder Shares” are to the Class B Common Stock initially purchased by the Sponsor in a private placement, together with any Class A Common Stock issued upon the conversion thereof;

•
references to “GAAP” are to accounting principles generally acceptable in the United States of America;

•
references to the “Holder Representative” are to the representative of the Pre-Closing Holders, to be selected in accordance with the terms of the merger agreement;

•
references to “Incentive Plan” are to the New Benson Hill 2021 Omnibus Incentive Plan, the approval of which is the subject of the Incentive Plan Proposal;

•
references to “measurement time” are to 12:01 a.m. Eastern Time on the date at which the merger becomes effective;

•
references to “merger” are to the proposed merger of Benson Hill with and into Merger Sub, with Benson Hill surviving as a wholly-owned subsidiary of New Benson Hill;

•
references to “merger agreement” are to that certain Agreement and Plan of Merger, dated as of May 8, 2021, by and among Benson Hill, STPC, and Merger Sub, as it may be amended and/or restated from time to time.

•
references to “Merger Sub” are to STPC II Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of STPC;

•
references to “Net New Benson Hill Options” are to the New Benson Hill Options less the Exercise Price Options;

•
references to “New Benson Hill” are to Benson Hill, Inc. (formerly Star Peak Corp II), after giving effect to the merger;

•
references to “New Benson Hill Common Stock” are to, at and following the effective time, New Benson Hill Common Stock, par value $0.0001 per share;

•
references to “New Benson Hill Options” are to, with respect to each Benson Hill Option outstanding immediately prior to the effective time, an option to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Warrant divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent);

•
references to “New Benson Hill Preferred Stock” are to, at any time following the effective time, New Benson Hill Preferred Stock, par value $0.0001 per share. Following consummation of the merger, New Benson Hill is not expected to have any shares of New Benson Hill Preferred Stock outstanding;

•
references to “New Benson Hill Warrants” are to, with respect to each Benson Hill Warrant outstanding immediately prior to the effective time, a warrant to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Warrant immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Option divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent);

•
references to “Pre-Closing Holders” are to all persons who hold one or more shares of Benson Hill common stock, $0.001 par value per share (“Existing Benson Hill Common Stock”), including common stock held by prior owners of Benson Hill Preferred Stock (other than shares owned by Benson Hill as treasury stock and dissenting shares), Benson Hill options or Benson Hill warrants immediately prior to the effective time;

•
references to “Sponsor” are to Star Peak Sponsor II LLC, a Delaware limited liability company;

•
references to “STPC” are to Star Peak Corp II before giving effect to the merger;

•
references to “STPC common stock” are to, prior to the effective time, collectively, STPC’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and STPC’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”);

•
references to “STPC’s IPO” are to STPC’s initial public offering of 40,250,000 units (which included the exercise of the underwriters’ option to purchase an additional 5,250,000 units at the initial public offering price to cover over-allotments, at an offering price of $10.00 per unit), each unit consisting of one (1) share of Class A Common Stock and one-fourth (1/4) of one whole warrant (the “public warrants”), each whole public warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment; and

•
references to “STPC Warrants” are to, collectively, (i) the public warrants and (ii) the 6,553,454 warrants (the “Private Placement Warrants”) issued by STPC to the Sponsor at a price of $2.00 per Private Placement Warrant, each Private Placement Warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.
Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Benson Hill’s stockholders immediately following the effective time are for illustrative purposes only and assume the following:
(i)
no exercise of the 10,062,500 public warrants or 6,553,454 Private Placement Warrants (as defined herein) that will remain outstanding following the merger, which will become exercisable at the holder’s option at the later of thirty (30) days after closing of the merger and 12 months from the closing of STPC’s IPO at an exercise price of $11.50 per share, provided that STPC has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the public warrants or Private Placement Warrants and a current prospectus relating to them is available;

(ii)
22.5 million shares of Class A Common Stock of STPC are issued in connection with the PIPE Investment (as defined herein) for aggregate cash proceeds of $225.0 million to STPC substantially concurrently with the effective time of the merger;

(iii)
at the measurement time, there is an estimated $29.5 million in aggregate outstanding debt of Benson Hill and its subsidiaries (which assumption is subject to change);

(iv)
at the measurement time, Benson Hill has an estimated $25.0 million cash and cash equivalents on hand (which assumption is subject to change);

(v)
at the measurement time, there is an estimated aggregate of $49.7 million of unpaid transaction expenses payable in cash (including approximately $13.4 million in fees to Goldman Sachs & Co. LLC and approximately $9.7 million in fees to Credit Suisse Securities (USA) LLC (of which deferred underwriting discounts and commissions related to STPC’S IPO account for approximately $7.0 million payable to each of them), in each case that are subject to consummation of the merger and related transactions), of which $34.6 million is attributable to STPC and $15.1 million is attributable to Benson Hill (which assumption is subject to change); and

(vi)
at the measurement time, there is no adjustment to the total merger consideration pursuant to the merger agreement for Acquisition Proposals (as defined herein) (which assumption is subject to change).

Beneficial ownership throughout this proxy statement/prospectus with respect to New Benson Hill’s stockholders is determined according to the rules of the Securities and Exchange Commission (“SEC”), which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

v

QUESTIONS AND ANSWERS
The following are answers to certain questions that you, as a stockholder of STPC may have regarding the merger and the stockholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.
QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
WHAT IS THE MERGER?

A:
STPC, Merger Sub and Benson Hill have entered into an Agreement and Plan of Merger, dated as of May 8, 2021, (as it may be amended and/or restated from time to time, the “merger agreement”), pursuant to which Merger Sub will merge with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC.

STPC will hold a special meeting in lieu of the 2021 annual meeting of STPC stockholders (the “STPC Special Meeting”) to, among other things, obtain the approvals required for the merger and the other transactions contemplated by the merger agreement and you are receiving this proxy statement/prospectus in connection with such meeting. Benson Hill is also providing consent solicitation materials to the holders of Existing Benson Hill Common Stock and the holders of Benson Hill’s preferred stock, par value $0.001, designated as “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock” (including the preferred stock designated as “Series C-1 Preferred Stock”) and “Series D Preferred Stock” in its Amended and Restated Certificate of Incorporation (as amended, the “Benson Hill certificate”) (collectively, the “Benson Hill Preferred Stock”) to solicit, among other things, the required written consent to adopt and approve in all respects the merger agreement and the merger (the “Business Combination Proposal”). See “The Merger Agreement” beginning on page 171. In addition, a copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the merger agreement in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
STPC is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of STPC common stock with respect to the matters to be considered at the STPC Special Meeting.

The merger cannot be completed unless STPC’s stockholders approve the Business Combination Proposal, the Charter Proposals, the NYSE Proposal and the Incentive Plan Proposal, set forth in this proxy statement/prospectus. Information about the STPC Special Meeting, the merger and the other business to be considered by stockholders at the STPC Special Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement and a prospectus of STPC. It is a proxy statement because the board of directors of STPC is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because STPC, in connection with the merger, is offering shares of New Benson Hill Common Stock in exchange for the outstanding shares of Existing Benson Hill Common Stock. See “The Merger Agreement — Merger Consideration.”
Q:
WHAT WILL HAPPEN TO STPC’S SECURITIES UPON CONSUMMATION OF THE MERGER?

A:
STPC’s units, Class A Common Stock and public warrants are publicly traded on the NYSE under the symbols “STPC.U,” “STPC,” and “STPC WS,” respectively. Upon consummation of the merger, STPC will have one class of common stock that will be listed on the NYSE under the symbol BHIL and its warrants will be listed on the NYSE under the symbol BHIL WS. STPC will not have units traded on the NYSE following the consummation of the merger and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. STPC warrant holders and those stockholders who do not elect to have their shares redeemed need not deliver their shares of Class A Common Stock or warrant certificates to STPC or STPC’s transfer agent and they will remain outstanding.
Q:
WHAT WILL BENSON HILL STOCKHOLDERS RECEIVE IN THE MERGER?

A:
Immediately prior to the effective time of the merger, each outstanding share of Existing Benson Hill Common Stock, including common stock held by prior owners of Benson Hill Preferred Stock (other than shares owned by Benson Hill as treasury stock and dissenting shares) will be cancelled and converted into the right to receive a pro rata portion (on a fully-diluted basis) of approximately 147,562,680 shares of New Benson Hill Common Stock (including 130,000,000 shares of New Benson Hill Common Stock, 8,781,340 $14 Earn Out Shares and 8,781,340 $16 Earn Out Shares) (including the portion of such shares of New Benson Hill Common Stock reserved for issuance upon the future exercise of any Net New Benson Hill Options and any New Benson Hill Warrants after the closing in accordance with the merger agreement). In addition to the foregoing, Earn Out Awards with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock will be granted under the Incentive Plan to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards may be adjusted prior to the closing of the merger on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate. In addition, a portion of the New Benson Hill Common Stock shares reserved for issuance under the Incentive Plan shall be used for the Exercise Price Options.

Subject to the assumptions set forth under “Basis of Presentation and Glossary” in the accompanying proxy statement/prospectus and assuming that the merger effective date were            , 2021, the record date for the STPC Special Meeting (as defined below), the exchange ratio would have been approximately            of a share of New Benson Hill Common Stock for each share of Existing Benson Hill Common Stock (assuming for purposes of such calculation that all outstanding shares of Benson Hill Preferred Stock have converted into Existing Benson Hill Common Stock), except for any resulting fractional shares of New Benson Hill Common Stock (which will instead be paid in cash in an amount equal to the fractional amount multiplied by $10.00).
Q:
WILL HOLDERS OF EXISTING BENSON HILL COMMON STOCK BE SUBJECT TO U.S. FEDERAL INCOME TAX ON THE NEW BENSON HILL COMMON STOCK RECEIVED IN THE MERGER?

A:
As discussed more fully under the Section titled “Material U.S. Federal Income Tax Consequences,” subject to the qualifications and limitations discussed thereunder, the merger should qualify as a “reorganization” within the meaning of Section 368(a). However, such position is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Benson Hill and STPC do not intend to request a ruling from the IRS regarding any aspect of the U.S. federal income tax consequences of the merger. Subject to the qualifications and limitations set forth in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders” and ‘‘— Tax Consequences to Non-U.S. Holders,’’ if the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, holders of Existing Benson Hill Common Stock will generally not recognize any gain or loss as a result of the merger. For more information on the material U.S. federal income tax consequences of the merger to holders of Existing Benson Hill Common Stock, see “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Consequences of the Merger to U.S. Holders of Existing Benson Hill Common Stock” and “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Existing Benson Hill Common Stock’’ below. Holders of Existing Benson Hill Common Stock are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the merger.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
The parties currently expect that the merger will be completed during the third quarter of 2021.

However, neither STPC nor Benson Hill can assure you of when or if the merger will be completed and it is possible that factors outside of the control of both companies could result in the merger being completed at a different time or not at all. STPC must first obtain the approval of STPC stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal) and STPC and Benson Hill must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement — Conditions to the Merger” beginning on page 184.
Q:
WHAT HAPPENS TO BENSON HILL STOCKHOLDERS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, Benson Hill stockholders will not receive any consideration for their shares of Existing Benson Hill Common Stock, and such shares will not be converted into STPC common stock.

Instead, Benson Hill will remain an independent company. See “The Merger Agreement — Termination” and “Risk Factors” beginning on page 185 and page 26, respectively.
QUESTIONS AND ANSWERS ABOUT THE STPC SPECIAL MEETING
Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
STPC stockholders are being asked to vote on the following proposals:

1.
Proposal No. 1 — The Business Combination Proposal: To approve the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC, and the issuance of New Benson Hill Common Stock to Benson Hill equity holders as merger consideration;

2.
Proposals No. 2 through No. 5 — The Charter Proposals:

a.
separate proposals to approve the following amendments to STPC’s Existing Charter, as set forth in the proposed second amended and restated certificate of incorporation of STPC (the “Proposed Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B, that will be in effect upon the closing of the merger:

i.
to eliminate the Class B Common Stock classification and provide for a single class of common stock (Proposal No. 2);

ii.
to provide that amendments to STPC’s waiver of corporate opportunities will be prospective only and provide certain other clarificatory amendments to the waiver of corporate opportunities provision (Proposal No. 3);

iii.
to provide that, prior to           , 2024, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to (A) adopt, amend or repeal the bylaws by action of the stockholders of New Benson Hill, or (B) to amend or repeal any provision of the Proposed Charter in Article V (Board of Directors), Article VI (Amendment of the Governing Documents) Article VII (Stockholder Action), Article VIII (Limitation of Director Liability and Indemnification), Article IX (Business Combinations), Article X (Corporate Opportunity), Article XI (Forum Selection) or Article XII (Miscellaneous) (Proposal No. 4); and

b.
conditioned upon the approval of Proposals No. 2 through No. 4 above, to approve the Proposed Charter, which includes the approval of all other changes in the Proposed Charter in connection with replacing the Existing Charter with the Proposed Charter, including changing STPC’s name from “Star Peak Corp II” to “Benson Hill, Inc.” as of the closing of the merger (Proposal No. 5);

3.
Proposal No. 6 — The NYSE Proposal: To approve, for purposes of complying with applicable listing rules of the NYSE: (i) the issuance of shares of New Benson Hill Common Stock immediately following the consummation of the merger, pursuant to the PIPE Agreements; (ii) the issuance of shares of New Benson Hill Common Stock pursuant to the merger agreement; and (iii) the related change of control of STPC that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement and PIPE Agreements;

4.
Proposal No. 7 — The Incentive Plan Proposal: To approve and adopt the Incentive Plan; and

5.
Proposal No. 8 — The Adjournment Proposal: To approve the adjournment of the STPC Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the STPC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the NYSE Proposal or the Incentive Plan Proposal, or holders of STPC’s Class A Common Stock have elected to redeem an amount of Class A Common Stock such that STPC would have less than $5,000,001 of net tangible assets.

The adoption of the Business Combination Proposal is required under Delaware law and the approval of the merger is required under STPC’s Existing Charter. The approval of the NYSE Proposal is required under NYSE Rules. In addition, approval of such proposals by STPC stockholders is also a condition to the closing of the merger under the merger agreement.
If STPC stockholders fail to approve the Business Combination Proposal or the NYSE Proposal, or, unless otherwise waived by Benson Hill and STPC, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur.
Q:
ARE THE PROPOSALS CONDITIONED UPON ONE ANOTHER?

A:
The Charter Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. Additionally, Proposal No. 5 is conditioned upon the approval of the other Charter Proposals (Proposals No. 2 through No. 4). The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important to note that if STPC stockholders fail to approve the Business Combination Proposal or the NYSE Proposal, or, unless otherwise waived by Benson Hill and STPC, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur.
Q:
WHY IS STPC PROPOSING THE MERGER?

A:
STPC was organized to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (collectively, a “business combination”).

On January 8, 2021, STPC completed its initial public offering (“IPO”). A total of $402,500,000, comprised of $394,450,000 of the proceeds from STPC’s IPO (including aggregate fees of approximately $14.1 million as deferred underwriting commissions) and $8,050,000 of the proceeds from the concurrent sale of the Private Placement Warrants, were placed in a trust account (the “Trust Account”). Since STPC’s IPO, STPC’s activity has been limited to the evaluation of business combination candidates.
Benson Hill is a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with their food innovation engine. Their purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. The Company combines cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Their CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed. Their go-to-market strategy consists of building an integrated supply chain to catalyze demand for their proprietary products, which they believe will allow them to establish partnerships and licensing arrangements to drive broad adoption. The Company believes this approach will allow them not only to ensure the integrity and traceability of their products, but also to measure the positive environmental impact created by their innovations.
Today, their business is comprised of two segments — their Ingredients Business and their Fresh Business. Their Ingredients Business is currently focused on enhancing soybean and yellow pea products, including soy-based vegetable oils, animal feed, and ultra high protein (UHP) soybeans that have the potential to reduce costly water- and energy-intensive processing associated with producing protein concentrates and isolates, alleviating supply constraints to help bring plant-based proteins to scale. Their Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today this segment includes their subsidiary, J&J Produce, Inc., where they sell fresh produce products to major retail and food service customers. They have initiated the establishment of research and development operations where they intend to use their CropOS® platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.
Based on its due diligence investigations of Benson Hill and the industry in which it operates, including the financial and other information provided by Benson Hill in the course of their negotiations in connection with the merger agreement, STPC believes that Benson Hill aligns well with the objectives laid out in its investment thesis which focused on identifying a business that is a market leader in, and/or benefitting from the increasing global initiatives to improve sustainability and/or reduce global emissions.
Consistent with STPC’s objectives, Benson Hill’s mission is to create food made better from the beginning. As a result, STPC believes that a merger with Benson Hill will provide STPC stockholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential at an attractive valuation. See the section entitled “The Merger — Recommendation of the STPC Board of Directors and Reasons for the Merger.”
Q:
DID THE STPC BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:
STPC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the merger. STPC’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of STPC’s financial advisors, enabled them to make the necessary analyses and determinations regarding the merger. In addition, STPC’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of STPC’s board of directors and advisors in valuing Benson Hill’s business.

Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Class A Common Stock, you have the right to demand that STPC redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of STPC’s IPO, as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to STPC to pay taxes) upon the closing of the transactions contemplated by the merger agreement (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Class A Common Stock. Accordingly, no shares of Class A Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be redeemed.

x

Holders of the outstanding public warrants of STPC do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Proposal.
Under STPC’s Existing Charter, the merger may be consummated only if STPC has at least $5,000,001 of net tangible assets after giving effect to all holders of Class A Common Stock that properly demand redemption of their shares for cash.
Q:
WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Class A Common Stock and no longer remain stockholders and the merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer shares of Class A Common Stock and public stockholders, the trading market for Class A Common Stock may be less liquid than the market for Class A Common Stock prior to the merger and STPC may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Benson Hill’s business will be reduced and the amount of working capital available to New Benson Hill following the merger may be reduced. Your decision to exercise your redemption rights with respect to shares of Class A Common Stock will have no effect on public warrants of STPC you may also hold.

Q:
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Class A Common Stock and wish to exercise your redemption rights, you must demand that STPC redeem your shares for cash no later than 5:00 p.m., Eastern Time, on the second business day preceding the vote on the Business Combination Proposal by delivering your stock to STPC’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the STPC Special Meeting. Any holder of Class A Common Stock will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $402.6 million, or $10.00 per share, as of June 30, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to STPC to pay its taxes, will be paid promptly upon consummation of the merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of STPC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Class A Common Stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the STPC Special Meeting. If you deliver your shares for redemption to STPC’s transfer agent and later decide prior to the STPC Special Meeting not to elect redemption, you may request that STPC’s transfer agent return the shares (physically or electronically).
Any corrected or changed proxy card or written demand of redemption rights must be received by STPC’s transfer agent prior to the vote taken on the Business Combination Proposal at the STPC Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent no later than 5:00 p.m., Eastern Time, on the second business day prior to the vote at the STPC Special Meeting.
If a holder of Class A Common Stock properly makes a request for redemption and the shares of Class A Common Stock are delivered as described to STPC’s transfer agent as described herein, then, if the merger is consummated, STPC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your shares of Class A Common Stock for cash.
For a discussion of the material U.S. federal income tax considerations for holders of Class A Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders” beginning on page 205 and "Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders" beginning on page 209.
Q:
HOW DO REDEMPTIONS AFFECT THE VALUE OF MY NEW BENSON HILL COMMON STOCK?

A:
The value of shares of New Benson Hill Common Stock held by a non-redeeming STPC public stockholder may be impacted by the number of shares that are redeemed, as well as other events that may significantly dilute the value of such shares of New Benson Hill Common Stock. For example, the following table shows the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the New Benson Hill Common Stock held by non-redeeming STPC public stockholders, in each case assuming an enterprise value of $1.35 billion for New Benson Hill upon consummation of the merger (which assumed enterprise valuation does not include the Exercise Price Options, which accordingly are not reflected in the table below).

	No Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Shares held by Benson Hill Stockholders(1)	119,278,527	119,278,527	119,278,527
STPC Public Shares	40,250,000	20,125,000	—
STPC Founder Shares(2)	8,066,000	8,066,000	8,066,000
PIPE Shares	22,500,000	22,500,000	22,500,000
Total Shares (projected to be issued and outstanding)	190,094,527	169,969,527	149,844,527
Implied Value Per Share
Shares issued and outstanding(3)	$10.40	$10.45	$10.51
Shares issued, outstanding and fully diluted(4)	$10.07	$10.08	$10.09
Shares issued, outstanding, fully diluted assuming full earn out(5)	$9.16	$9.09	$8.99
Effective Deferred Underwriting Fee(6)
Shares issued and outstanding	$0.07	$0.08	$0.09
Shares issued, outstanding and fully diluted	$0.06	$0.07	$0.08
Shares issued, outstanding, fully diluted assuming full earn out	$0.06	$0.06	$0.07

(1)
Excludes 17,562,680 Earn Out Shares and 2,037,320 Earn Out Awards.

(2)
Excludes 1,996,500 Sponsor Earn Out Shares.

(3)
Calculation of implied value per share assumes (i) enterprise value of $1.35 billion of Benson Hill upon consummation of the merger, (ii) $225.0 million of cash proceeds received from the PIPE Investment upon consummation of the merger, (iii) approximately $402.6 million of funds in the Trust Account immediately prior to any redemptions, (iv) no exercise of the 16,615,954 public warrants and Private Placement Warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions, and (v) no issuance of the 10,721,415 Net New Benson Hill Options.

(4)
Calculation of implied value per share assumes (i) enterprise value of $1.35 billion upon consummation of the merger, (ii) $225.0 million of cash proceeds received from the PIPE Investment upon consummation of the merger, (iii) approximately $402.6 million of funds in the Trust Account immediately prior to any redemptions, (iv) exercise of the 16,615,954 public warrants and Private Placement Warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions and (v) all of the 10,721,415 Net New Benson Hill Options are issued.

(5)
Calculation of implied value per share assumes (i) enterprise value of $1.35 billion upon consummation of the merger, (ii) $225.0 million of cash proceeds received from the PIPE Investment upon consummation of the merger, (iii) approximately $402.6 million of funds in the Trust Account immediately prior to any redemptions, (iv) exercise of the 16,615,954 public warrants and Private Placement Warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions, (v) all of the 10,721,415 Net New Benson Hill Options are issued, (vi) 17,562,680 Earn Out Shares, (vii) 1,996,500 Sponsor Earn Out Shares and (viii) 2,037,320 Earn Out Awards.

(6)
Reflects $14,087,500 in deferred underwriting fees in connection with STPC’s initial public offering.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the New Benson Hill Common Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption. See ‘‘Risk Factors — Additional Risks Relating to Ownership of New Benson Hill Common Stock Following the Merger — New Benson Hill’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.’’ Further, we have not received any indications from stockholders regarding their intentions to redeem or retain their shares of Class A Common Stock upon consummation of the merger and have not formulated any expectation as to which, if any, of the illustrative scenarios included in the foregoing table is most likely.
Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A:
The net proceeds of STPC’s IPO, together with funds raised from the private sale of warrants simultaneously with the consummation of STPC’s IPO, were placed in the Trust Account immediately following STPC’s IPO. After consummation of the merger, the funds in the Trust Account will be used to pay holders of the Class A Common Stock who exercise redemption rights, to pay fees and expenses incurred in connection with the merger (including aggregate fees of approximately $14,087,500 as deferred underwriting commissions related to STPC’s IPO) and for New Benson Hill’s working capital and general corporate purposes, which may include future strategic transactions.

Q:
WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:
If STPC does not complete the merger with Benson Hill for any reason, STPC would search for another target business with which to complete a business combination. If STPC does not complete the merger with Benson Hill or another target business by January 8, 2023, STPC must redeem 100% of the outstanding shares of Class A Common Stock, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of outstanding shares of Class A Common Stock. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, its Founder Shares (as defined herein) will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to STPC’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:
HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:
The Sponsor owns of record and is entitled to vote an aggregate of approximately 20% of the outstanding shares of STPC common stock. Pursuant to an agreement among the Sponsor, STPC’s officers and directors have entered into an agreement with STPC (the “Letter Agreement”), the Sponsor has agreed to vote any Founder Shares and any shares of Class A Common Stock held by it as of the STPC record date, in favor of the proposals. See “Other Agreements — STPC Letter Agreement,” beginning on page 188 of this proxy statement/prospectus.

Q:
WHAT CONSTITUTES A QUORUM AT THE STPC SPECIAL MEETING?

A:
A majority of the voting power of the issued and outstanding STPC common stock entitled to vote at the STPC Special Meeting as of the STPC record date must be present virtually or by proxy, at the STPC Special Meeting to constitute a quorum and in order to conduct business at the STPC Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own approximately 20% of the issued and outstanding shares of STPC common stock, will count towards this quorum. In the absence of a quorum,

the chairman of the STPC Special Meeting has power to adjourn the STPC Special Meeting. As of the STPC record date,        shares of STPC common stock would be required to achieve a quorum.
Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE STPC SPECIAL MEETING?

A:
Proposal No. 1 — The Business Combination Proposal:   The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.

Proposals No. 2 through No. 5 — The Charter Proposals:   The affirmative vote of the holders of a majority of the then-outstanding shares of STPC common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class, is required to approve the Charter Proposals. Accordingly, a stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” each of the Charter Proposals.
Proposal No. 6 — The NYSE Proposal:   The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the NYSE Proposal. Accordingly, under Delaware law, a stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the NYSE Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.
Proposal No. 7 — The Incentive Plan Proposal:   The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Incentive Plan Proposal. Accordingly, under Delaware law, a stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.
Proposal No. 8 — The Adjournment Proposal:   The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
Q:
DO ANY OF STPC’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF STPC STOCKHOLDERS?

A:
STPC’s executive officers and certain non-employee directors may have interests in the merger that may be different from, or in addition to, the interests of STPC stockholders generally. The STPC board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement and the transactions contemplated thereby be approved by the stockholders of STPC. See “The Merger — Interests of STPC’s Directors and Executive Officers in the Merger” beginning on page 166 of this proxy statement/prospectus.

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the STPC Special

Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.
Q:
HOW DO I VOTE?

A:
If you are a stockholder of record of STPC as of            , 2021, the record date for the STPC Special Meeting, you may submit your proxy before the STPC Special Meeting in any of the following ways, if available:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the STPC Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/starpeakcorpii/2021.
You will need the control number that is printed on your proxy card to enter the STPC Special Meeting. STPC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the STPC Special Meeting starts.
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the STPC Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
WHEN AND WHERE IS THE STPC SPECIAL MEETING?

A:
The STPC Special Meeting of stockholders will be held on            , 2021, unless postponed or adjourned to a later date. In light of the novel coronavirus disease (referred to as “COVID-19”) pandemic and to support the well-being of STPC’s stockholders and partners, the STPC Special Meeting will be completely virtual. All STPC stockholders as of the STPC record date, or their duly appointed proxies, may attend the STPC Special Meeting. Registration will begin at       Eastern Time.

Q:
HOW CAN STPC’S STOCKHOLDERS ATTEND THE SPECIAL MEETING?

A:
As a registered stockholder, you received a Notice and Access instruction form or proxy card from Continental Stock Transfer & Trust Company (“CST”). Both forms contain instructions on how to attend the virtual STPC Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s contact information is as follows: +1 (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual STPC Special Meeting three days prior to the meeting date starting      , 2021 at       Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/starpeakcorpii/2021, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. STPC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the STPC Special Meeting starts.
Beneficial investors, who own their investments through a bank or broker, will need to contact CST to receive a control number. If you plan to vote at the STPC Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. We can be contacted at the number or email address above.
Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing        when prompted enter the pin number       . This is listen-only, you will not be able to vote or enter questions during the meeting.
Q:
WHY IS THE SPECIAL MEETING A VIRTUAL MEETING?

A:
STPC has decided to hold the STPC Special Meeting virtually due to the COVID-19 pandemic; STPC is sensitive to the public health and travel concerns of STPC’s stockholders and employees and the protocols that federal, state and local governments may impose. STPC believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:
WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:
WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A “STREET NAME” HOLDER?

A:
If your shares are registered directly in your name with STPC’s transfer agent, CST, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Please follow the voting instructions provided by your broker, bank or other nominee. Please not that you may not vote shares held in “street name” by returning a proxy card directly to STPC or by voting online at the STPC Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. We believe the proposals presented to the stockholders at the STPC Special Meeting will be considered non-routine and, therefore, your broker, bank, or other nominee cannot vote your shares without your instruction on any of the proposals presented at the STPC Special Meeting. If you do not submit voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
A broker non-vote will be the equivalent of a vote “AGAINST” the Charter Proposals, but will not have any effect on the outcome of any other proposals.

Q:
WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE STPC SPECIAL MEETING?

A:
The record date for the STPC Special Meeting will be earlier than the date of the consummation of the merger. If you transfer your shares of Class A Common Stock after the record date, but before the STPC Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the STPC Special Meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon the consummation of the merger in accordance with the provisions described herein.

If you transfer your shares of Class A Common Stock prior to the STPC record date, you will have no right to vote those shares at the STPC Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.
Q:
WHAT ARE THE RECOMMENDATIONS OF THE STPC BOARD OF DIRECTORS?

A:
The STPC board of directors believes that the Business Combination Proposal and the other proposals to be presented at the STPC Special Meeting are in the best interest of STPC and its stockholders and unanimously recommends that STPC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the STPC stock represented by your proxy will be voted as recommended by the STPC board of directors with respect to that proposal.

Q:
WHAT IF I ATTEND THE STPC SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
At the STPC Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Proposals. In addition, for purposes of the NYSE Proposal and the Incentive Plan Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.
Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the STPC Special Meeting.

You may do this in one of three ways:
•
filing a notice with the corporate secretary of STPC;

•
mailing a new, subsequently dated proxy card; or

•
by attending the STPC Special Meeting virtually and electing to vote your shares online.

If you are a stockholder of record of STPC and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Star Peak Corp II, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201, and it must be received at any time before the vote is taken at the STPC Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. Eastern Time on            , 2021, or by voting online at the STPC Special Meeting. Simply attending the STPC Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of

STPC common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE STPC SPECIAL MEETING?

A:
If you fail to take any action with respect to the STPC Special Meeting and the merger is approved by stockholders and consummated, you will continue to be a stockholder of STPC. Failure to take any action with respect to the STPC Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the STPC Special Meeting and the merger is not approved, you will continue to be a stockholder of STPC while STPC searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Stockholders may receive more than one (1) set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one (1) name, you will receive more than one (1) proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali, STPC’s proxy solicitor, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at STPC.info@investor.morrowsodali.com.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger and the Merger Agreement (pages 147 and 171)
The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
If the merger agreement is approved and adopted and the merger is subsequently completed, Merger Sub will merge with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC.
Merger Consideration (page 171)
At the effective time of the merger, each outstanding share of Existing Benson Hill Common Stock, including common stock held by prior owners of Benson Hill Preferred Stock and Benson Hill Warrants (other than shares owned by Benson Hill as treasury stock and dissenting shares) will be cancelled and converted into the right to receive a pro rata portion (on a fully-diluted basis) of approximately 147,562,680 shares of New Benson Hill Common Stock (including 130,000,000 shares of New Benson Hill Common Stock, 8,781,340 $14 Earn Out Shares and 8,781,340 $16 Earn Out Shares) (including the portion of such shares of New Benson Hill Common Stock reserved for issuance upon the future exercise of any Net New Benson Hill Options and any New Benson Hill Warrants after the closing in accordance with the merger agreement). In addition to the foregoing, Earn Out Awards with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock will be granted under the Incentive Plan to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards may be adjusted prior to the closing of the merger on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate. In addition, a portion of the New Benson Hill Common Stock shares reserved for issuance under the Incentive Plan shall be used to grant the Exercise Price Options.
Recommendation of the Benson Hill Board of Directors and Reasons for the Merger (page 161)
After consideration, the Benson Hill board of directors adopted resolutions determining that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Benson Hill and its stockholders, authorizing and approving the merger agreement, the merger and the transactions contemplated thereby and directing that the merger agreement be submitted to the holders of Existing Benson Hill Common Stock and Benson Hill Preferred Stock for consideration. The Benson Hill board of directors recommends that Benson Hill stockholders adopt the merger agreement by submitting a written consent and thereby approve the merger and the other transactions contemplated by the merger agreement.
For a description of various factors considered by the Benson Hill board of directors in reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see the section titled “The Merger — Recommendation of the Benson Hill Board of Directors and Reasons for the Merger” beginning on page 161.
Recommendation of the STPC Board of Directors and Reasons for the Merger (page 163)
The STPC board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of STPC and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the STPC Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The STPC board of directors unanimously recommends that STPC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary). See “The Merger — Recommendation of the STPC Board of Directors and Reasons for the Merger” beginning on page 163.
STPC Special Meeting of Stockholders (page 71)
The STPC Special Meeting will be held on            , 2021, at                  Eastern Time, via a virtual meeting. At the STPC Special Meeting, STPC stockholders will be asked to approve the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary).
The STPC board of directors has fixed the close of business on            , 2021 (“STPC record date”) as the record date for determining the holders of STPC common stock entitled to receive notice of and to vote at the STPC Special Meeting. As of the STPC record date, there were      shares of Class A Common Stock and 10,062,500 shares of Class B Common Stock outstanding and entitled to vote at the STPC Special Meeting held by holders of record. Each share of STPC common stock entitles the holder to one (1) vote at the STPC Special Meeting on each proposal to be considered at the STPC Special Meeting. As of the STPC record date, the Sponsor and STPC’s directors and executive officers and their affiliates owned and were entitled to vote 10,062,500 shares of STPC common stock, representing approximately 20% of the shares of STPC common stock outstanding on that date. STPC currently expects that the Sponsor and its directors and officers will vote their shares in favor of the proposals set forth in this proxy statement/prospectus, and, pursuant to an agreement entered into in connection with STPC’s IPO, the Sponsor and STPC’s directors have agreed to do so. As of the STPC record date, Benson Hill did not beneficially hold any shares of STPC common stock.
A majority of the voting power of the issued and outstanding STPC common stock entitled to vote at the STPC Special Meeting must be present, online or represented by proxy, at the STPC Special Meeting to constitute a quorum and in order to conduct business at the STPC Special Meeting.
Approval of the Business Combination Proposal, the NYSE Proposal and the Incentive Plan Proposal require the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present.
Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the then-outstanding shares of STPC common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present. The STPC board of directors has already approved each of the proposals.
If STPC stockholders fail to approve the Business Combination Proposal or the NYSE Proposal or, unless otherwise waived by Benson Hill and STPC in accordance with the merger agreement, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
STPC’s Directors and Executive Officers Have Financial Interests in the Merger (page 166)
Certain of STPC’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of STPC’s stockholders. The members of the STPC board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that STPC stockholders approve the proposals required to effect the merger. See “The Merger — Interests of STPC Directors and Executive Officers in the Merger” beginning on page 166.

Treatment of Benson Hill Equity Awards (page 172)
As of the effective time, each Benson Hill Option, whether vested or unvested, and each Benson Hill Warrant, in each case, that is outstanding immediately prior to the effective time will, by virtue of the occurrence of the effective time and without any action on the part of Benson Hill, STPC or any holder of Benson Hill equity thereof, be assumed and converted into a New Benson Hill Option (an “Assumed Option”) or a New Benson Hill Warrant (an “Assumed Warrant”). Each Assumed Option will be converted into an option with respect to a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Option divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent). Each Assumed Warrant will be converted into a warrant with respect to the number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Warrant immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Warrant divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent). A portion of the shares of New Benson Hill Common Stock comprising merger consideration will be reserved for issuance upon exercise of certain outstanding options and warrants to purchase capital stock of Benson Hill that remain outstanding after the merger.
Regulatory Approval Required for the Merger (page 168)
Completion of the merger is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). STPC and Benson Hill agreed to use their reasonable best efforts to obtain all required regulatory approvals. Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. STPC and Benson Hill filed Notification and Report Forms with the Antitrust Division and the FTC on May 21, 2021. The waiting period expired at 11:59 p.m. (ET) on June 21, 2021. The regulatory approval to which completion of the merger is subject is described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approval Required For The Merger” beginning on page 168.
Conditions to the Merger (page 184)
Conditions to Each Party’s Obligations
The respective obligations of each of Benson Hill and STPC to complete the merger are subject to the satisfaction, or waiver, of the following conditions:
•
the applicable waiting period under the HSR Act in respect of the transactions contemplated by the merger agreement and the ancillary documents thereto, and any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement and the ancillary documents thereto, shall have expired, been terminated or obtained;

•
no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement and the ancillary documents thereto shall be in effect, threatened or pending;

•
the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order shall have been issued by the SEC and shall remain in effect with respect to the registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•
the New Benson Hill Common Stock to be issued pursuant to the merger agreement shall be listed on the NYSE upon closing and shall otherwise satisfy the applicable listing requirements of the NYSE (including with respect to the minimum number of round lot holders);

•
the approval by the STPC stockholders of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal and the Incentive Plan Proposal (the “STPC Stockholder Approval”);

•
the approval by the Benson Hill stockholders of the Business Combination Proposal shall have been obtained and remain in full force and effect;

•
the aggregate transaction proceeds shall be greater than or equal to $225,000,000 (the “Minimum Cash Condition”);

•
STPC shall have at least $5,000,001 of net tangible assets following the exercise of the redemption of STPC public shares (as defined herein) in accordance with STPC’s governing documents; and

•
the use of reasonable best efforts to cause the merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Obligations of STPC
The obligation of STPC to complete the merger is also subject to the satisfaction, or waiver by Benson Hill, of the following conditions:
•
the accuracy of the representations and warranties of Benson Hill as of the date of the merger agreement and as of the closing (subject to customary materiality qualifiers);

•
each of the covenants of Benson Hill to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•
no material adverse effect with respect to Benson Hill shall have occurred which is continuing and uncured;

•
the receipt by STPC of, among other required deliverables: (i) a certificate signed by an officer of Benson Hill certifying that the three preceding conditions have been satisfied; (ii) good standing certificates; and (iii) copies of the duly executed IRA (as defined herein), exchange agent agreement and earn out escrow agreement;

•
evidence, in form and substance reasonably satisfactory to STPC, that all equity rights to Benson Hill’s subsidiaries have been terminated; and

•
the conversion of the Benson Hill preferred stock shall have occurred.

Conditions to Obligations of Benson Hill
The obligation of Benson Hill to complete the merger is also subject to the satisfaction or waiver by Benson Hill of the following conditions:
•
the accuracy of the representations and warranties of STPC as of the date of the merger agreement and as of the closing (subject to customary materiality qualifiers);

•
each of the covenants of STPC to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•
there shall not have occurred any amendment or modification to the waiver agreement, other than as consented to in writing by Benson Hill; and

•
the receipt by Benson Hill of, among other required deliverables: (i) a certificate signed by an officer of STPC certifying that the first two preceding conditions have been satisfied; (ii) good standing certificates; (iii) copies of the duly executed IRA, post-signing lock-up agreements and exchange agent agreement; and (iv) evidence that the Second Amended and Restated Charter of STPC in the form included in the merger agreement has been filed with the Secretary of State of Delaware.

Exclusive Dealing (page 178)
From the date of the execution of the merger agreement until the earlier of the closing of the merger agreement or the termination of the merger agreement in accordance with its terms, except for certain equity capital that Benson Hill is currently in the process of raising, Benson Hill will not, and will cause its controlled affiliates and representatives, and its and such controlled affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys and agents acting on behalf of Benson Hill not to, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO or recapitalization of Benson Hill or its subsidiaries, or any of their respective securities, business, properties or assets, in each case, that would require Benson Hill to abandon the transactions contemplated by the merger agreement (each such transaction prohibited by this sentence, an “Acquisition Proposal”); (ii) furnish or disclose any non-public information of Benson Hill to any person in connection with an Acquisition Proposal; (iii) enter into any contract regarding an Acquisition Proposal; (iv) prepare a public offering of any equity securities of Benson Hill or any of its subsidiaries; or (v) otherwise cooperate in any way with, or assist or knowingly participate in, or knowingly facilitate or knowingly encourage any effort to do any of the foregoing or further an Acquisition Proposal; provided, that the foregoing will not restrict Benson Hill’s board of directors from changing its recommendation to the Pre-Closing Holders in favor of the approval and adoption of the merger agreement and the merger prior to the date on which the written consent of Benson Hill’s stockholders approving the merger and the merger agreement is delivered if, following the receipt of a superior proposal by Benson Hill, the Benson Hill board of directors determines in good faith that the failure to so change its recommendation as a result of such superior proposal would be inconsistent with its fiduciary duties to the Benson Hill stockholders under applicable law (a “Company Change in Recommendation”); provided, further, that Benson Hill (to the extent lawful and reasonably practicable) will first provide STPC at least forty-eight (48) hours prior written notice of any such Company Change in Recommendation.
Notwithstanding any Company Change in Recommendation or the making of any Acquisition Proposal, unless the merger agreement has been validly terminated, (A) in no event will Benson Hill or any of its subsidiaries enter into any letter of intent or contracts with respect to an Acquisition Proposal, (B) Benson Hill will otherwise remain subject to the terms of the merger agreement, including Benson Hill’s obligation to take all actions necessary to cause the written consent approving the merger agreement and the merger to be duly executed and delivered, and (C) Benson Hill will not release any third-party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal involving the sale of more than 50% of the voting securities of Benson Hill or 50% or more the consolidated net revenue, net income or assets of Benson Hill and its subsidiaries.
From the date of the execution of the merger agreement until the earlier of the closing of the merger agreement or the termination of the merger agreement in accordance with its terms, STPC and Merger Sub shall not, and each of them shall cause their representatives not to on behalf of the STPC and Merger Sub, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any person other than the Company and its representatives (each, a “STPC Proposal”), (ii) issue or execute any contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a STPC Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with a STPC Proposal, or (iv) commence, continue or renew any due diligence investigation regarding a STPC Proposal.
Notwithstanding any Company Change in Recommendation or the making of any Acquisition Proposal, unless the merger agreement has been validly terminated, (A) in no event shall STPC or Merger Sub execute or enter into any letter of intent or contracts relating to any STPC Proposal or terminate the merger agreement in connection therewith, and (B) STPC and Merger Sub shall otherwise remain subject to the terms of the merger agreement.
Termination (page 185)
The merger agreement may be terminated by written consent of each of STPC and Benson Hill, or as set forth in this section.

Mutual termination rights.
The merger agreement may be terminated by either STPC or Benson Hill:
•
by written consent of Benson Hill and STPC;

•
by written notice from either Benson Hill or STPC to the other if the STPC Special Meeting has been held (including any adjournment or postponement thereof), has concluded, STPC’s stockholders have duly voted, and the approval of the merger agreement and the transactions contemplated thereby are not obtained;

•
by written notice from either Benson Hill or STPC to the other if the closing has not occurred on or prior to February 28, 2022 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals) for any reason other than delay and/or nonperformance of the party seeking such termination;

•
by written notice from either Benson Hill or STPC to the other if a governmental authority has issued an order or taken an action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary document and such order has become final and nonappealable; or

•
by either STPC or the Company if the STPC Special Meeting has been held (including any adjournment or postponement thereof), has concluded, STPC’s stockholders have duly voted, and the STPC Stockholder Approval was not obtained.

Benson Hill termination rights.
The merger agreement may be terminated by Benson Hill if:
•
by written notice to STPC from Benson Hill, if Benson Hill is not in breach of the closing conditions applicable to it in the merger agreement and if the representations and warranties of either of STPC or Merger Sub are not true and correct or if either of STPC or Merger Sub has failed to perform any covenant or agreement to be performed by STPC or Merger Sub, as applicable, in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to STPC and (ii) February 28, 2022 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals).

STPC termination rights.
The merger agreement may be terminated by STPC if:
•
the written consent of the Benson Hill stockholders approving and adopting the merger agreement and the merger is not received by Benson Hill within ten (10) business days after this proxy statement/prospectus is declared effective by the SEC; or

•
by written notice to Benson Hill from STPC, if neither STPC nor Merger Sub is in breach of the closing conditions applicable to STPC in the merger agreement and if the representations and warranties of Benson Hill are not true and correct or if Benson Hill has failed to perform any covenant or agreement to be performed by Benson Hill in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to Benson Hill and (ii) February 28, 2022 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals).

Other Agreements (page 188)
STPC Letter Agreement
Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with STPC, the Sponsor and STPC’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the STPC common stock in favor of the Business Combination Proposal. The Sponsor, STPC’s officers and directors and their permitted transferees own at least 20% of its outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the STPC Special Meeting and the Letter Agreement may make it more likely that STPC will consummate the merger. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and STPC’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and any shares of Class A Common Stock held by them in connection with the completion of a business combination. See “Other Agreements — STPC Letter Agreement” beginning on page 188.
Subscription Agreements
In connection with the execution of the merger agreement, each of STPC and certain third-party investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Agreements”) pursuant to which the PIPE Investors have respectively subscribed for 22.5 million shares of Class A Common Stock of STPC to be issued immediately following the effective time of the merger. The obligations to consummate the subscriptions contemplated by the PIPE Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the merger as set forth in the PIPE Agreements. See “Other Agreements — Subscription Agreements” beginning on page 188.
Support Agreements
Concurrent with the execution of the merger agreement, certain holders representing approximately 67% of the outstanding shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock (determined on an as-converted basis) (“supporting holders”) entered into support agreements (the “support agreements”) with STPC. Under the support agreements, the supporting holders agreed, among other things, to execute and deliver a written consent adopting and approving the merger agreement and the merger within two (2) business days after the date on which this proxy statement/prospectus is declared effective by the SEC. As of the execution date of the merger agreement, the current directors and executive officers of Benson Hill held approximately 2.53% of the outstanding shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock (determined on an as-converted basis) and entered into support agreements with respect to such shares. See “Other Agreements — Support Agreements” beginning on page 188.
Investor Rights Agreement
In connection with the consummation of the merger, New Benson Hill will enter into an investor rights agreement (the “IRA”) with STPC, the holders of Founder Shares (including the Sponsor) and certain equityholders of Benson Hill, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. The IRA will also provide the Sponsor with certain director designation rights for three years following the closing. The IRA will become effective upon the consummation of the merger. See “Other Agreements — Investor Rights Agreement” beginning on page 189.
Sponsor Support Agreement
Concurrent with the execution of the merger agreement, STPC entered into a support agreement with the Sponsor and certain other holders of Founder Shares (the “Class B Holders”) pursuant to which (i) the Class B Holders agreed to vote any shares of STPC common stock owned by them in favor of the transactions contemplated by the merger agreement, (ii) the Sponsor agreed to convert 1,996,500 shares of its Class B Common Stock into New Benson Hill Common Stock subject to substantially the same terms and restrictions as apply to Earn Out Shares (but which are not held in escrow) (the “Sponsor Earn Out Shares”) and (iii) on behalf of itself and the other Class B Holders, Sponsor has agreed to waive certain of their anti-dilution and conversion rights. See “Other Agreements — Sponsor Support Agreement” beginning on page 189.
Lock-Up Agreements
In connection with the execution of the merger agreement, the parties agreed that members of Benson Hill management and certain holders of Existing Benson Hill Common Stock and Benson Hill Preferred Stock (or any securities convertible into Existing Benson Hill Common Stock or Benson Hill Preferred Stock)

not party to the IRA (the “Lock-Up Parties”) enter into a lock-up agreement (the “Lock-Up Agreement”) with STPC or any successor entity thereto at the closing, pursuant to which the Lock-Up Parties will not be able to transfer shares beneficially owned or otherwise held by them for a period of six (6) months, subject to certain customary exceptions. See “Other Agreements — Lock-Up Agreements” beginning on page 189.
Earn Out Shares Escrow Agreement
In connection with the consummation of the merger, New Benson Hill will enter into an earnout escrow agreement (the “Escrow Agreement”) with the Holder Representative and the escrow agent, which will provide that the Earn Out Shares be placed in escrow until the time that such shares have vested in the manner set forth in the merger agreement. If the thirty six- (36-) month period following the closing of the merger (“the Earn Out Period”) expires and the Earn Out Shares have not vested, such shares shall be released to New Benson Hill for cancellation. See “Other Agreements — Earn Out Shares Escrow Agreement” beginning on page 189.
Public Trading Markets (page 170)
The Class A Common Stock is listed on the NYSE under the symbol “STPC.” Following the merger, New Benson Hill Common Stock (including common stock issuable in the merger) and public warrants will be listed on the NYSE under the symbols “BHIL” and “BHIL WS,” respectively.
Comparison of Stockholders’ Rights (page 215)
Following the merger, the rights of public holders who become New Benson Hill stockholders in the merger will no longer be governed by STPC’s Existing Charter and bylaws and instead will be governed by New Benson Hill’s Proposed Charter and amended and restated bylaws. See “Comparison of Stockholders’ Rights” beginning on page 215.
Risk Factors (page 26)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should carefully read and consider the factors described under “Risk Factors Summary” below, and “Risk Factors” beginning on page 26.
Risk Factors Summary
The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks.
Risks Relating to Benson Hill’s Business and Industry
•
We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

•
We have a history of net losses and we may not achieve or maintain profitability.

•
We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

•
Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.

•
To compete effectively, we must introduce new products that achieve market acceptance.

•
The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

•
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

•
The regulatory environment in the United States for our current and future products is uncertain and evolving.

•
The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty how our products will be regulated.

•
Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.

•
Patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.

•
We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Risks Relating to the Merger
•
STPC stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

•
The market price of shares of New Benson Hill Common Stock after the merger may be affected by factors different from those currently affecting the prices of shares of Class A Common Stock.

•
STPC has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•
The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

•
The merger will result in changes to the board of directors of New Benson Hill that may affect the strategy of New Benson Hill.

•
Because of STPC’s limited resources and the significant competition for business combination opportunities, if the merger is not completed, it may be more difficult for it to complete an initial business combination. If STPC is unable to complete an initial business combination, its public stockholders may receive only approximately $10.00 per share on its redemption of its shares of Class A Common Stock, or less than such amount in certain circumstances, based on the balance of its Trust Account (as of June 30, 2021), and its warrants will expire worthless.

•
STPC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for STPC to consummate an initial business combination with which a substantial majority of STPC’s stockholders do not agree.

•
STPC stockholders may be held liable for claims by third parties against STPC to the extent of distributions received by them upon redemption of their shares.

•
STPC’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Benson Hill’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Benson Hill, all of whom STPC expects to stay with the combined company following the consummation of the merger. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.

Additional Risks Relating to Ownership of New Benson Hill Common Stock Following the Merger
•
The NYSE may delist New Benson Hill’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Benson Hill to additional trading restrictions.

•
If New Benson Hill is unable to remediate the material weaknesses in its internal control over financial reporting, or if New Benson Hill identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of Benson Hill’s consolidated financial statements or failure to meet its periodic reporting obligations.
•
New Benson Hill’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.

•
Because there are no current plans to pay cash dividends on New Benson Hill Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

•
Future sales, or the perception of future sales, by New Benson Hill or its stockholders in the public market following the merger could cause the market price for New Benson Hill Common Stock to decline.

•
Certain of New Benson Hill’s stockholders, including the Sponsor, may engage in business activities which compete with New Benson Hill or otherwise conflict with New Benson Hill’s interests.

Risks Relating to Redemption
•
There is no guarantee that a STPC public stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

•
If STPC public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Information about STPC (page 77)
STPC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Class A Common Stock, units and warrants are currently listed on the NYSE under the symbols “STPC,” “STPC.U,” and “STPC WS,” respectively. The mailing address of STPC’s principal executive office is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201 and the telephone number of STPC’s principal executive office is (847) 905-4500.
Information about Benson Hill (page 92)
We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed. Our go-to-market strategy consists of building an integrated supply chain to catalyze demand for our proprietary products, which we believe will allow us to establish partnerships and licensing arrangements to drive broad adoption. We believe this approach will allow us not only to ensure the integrity and traceability of our products, but also to measure the positive environmental impact created by our innovations.
Today, our business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business is currently focused on enhancing soybean and yellow pea products, including soy-based vegetable oils, animal feed, and ultra high protein (UHP) soybeans that have the potential to reduce costly water- and energy-intensive processing associated with producing protein concentrates and isolates, alleviating supply constraints to help bring plant-based proteins to scale. Our Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today this segment includes our subsidiary, J&J Produce, Inc., where we sell fresh produce products to major retail and food service customers. We have initiated the establishment of research and development operations where we intend to use our CropOS® platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.

Benson Hill was incorporated in North Carolina on June 28, 2012. On June 1, 2015, Benson Hill was converted to a Delaware corporation. Benson Hill’s principal executive offices are located at 1001 N. Warson Rd., St. Louis, Missouri 63132, and Benson Hill’s telephone number is (314) 222-8218. Benson Hill also maintains a website at www.bensonhill.com. The information contained in, or that can be accessed through, Benson Hill’s website is not part of this proxy statement/prospectus.
Summary of the Transactions
Set forth below is a summary of transactions that are contemplated to occur in connection with following the merger.
Conversion of Equity Interests
As of the effective time, each Benson Hill Option, whether vested or unvested, and each Benson Hill Warrant, in each case, that is outstanding immediately prior to the effective time will, by virtue of the occurrence of the effective time and without any action on the part of Benson Hill, STPC or any holder of Benson Hill equity thereof, be assumed and converted into an Assumed Option or an Assumed Warrant. Each Assumed Option will be converted into a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of STPC common stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Option divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent). Each Assumed Warrant will be converted into a warrant with respect to the number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Warrant immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of STPC common stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Warrant divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent). A portion of the shares of New Benson Hill Common Stock comprising merger consideration will be reserved for issuance upon exercise of certain outstanding options and warrants to purchase capital stock of Benson Hill that remain outstanding after the merger.
PIPE Investment
Contemporaneously with the execution and delivery of the merger agreement, STPC and the PIPE Investors entered into the PIPE Agreements pursuant to which the PIPE Investors have committed (the “PIPE Investment”), on the terms and subject to the conditions of the PIPE Agreements, to subscribe for and purchase 22.5 million shares of Class A Common Stock of STPC for consideration in an aggregate amount of $225.0 million (such amount the “PIPE Investment Amount”). For more information, see “STPC Proposals — Proposal No. 6 — The NYSE Proposal” beginning on page 195.
Organizational Structure
The following diagram illustrates in simplified terms the expected structure of STPC upon the consummation of the merger and the closing of the PIPE Investment.

(1)
To be renamed “Benson Hill, Inc.” following the merger.

(2)
To be renamed “Benson Hill Holdings, Inc.” following the merger.

Ownership of New Benson Hill
As of the date of this proxy statement/prospectus, there are      shares of STPC common stock issued and outstanding, including 10,062,500 shares of Class B Common Stock, which will be converted into shares of Class A Common Stock on a one-for-one basis. As of the date of this proxy statement/prospectus, there are an aggregate of 10,062,500 public warrants and 6,553,454 Private Placement Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the merger and assuming no redemptions), assuming that each outstanding warrant is exercised and one (1) share of Class A Common Stock is issued as a result of such exercise, the STPC fully-diluted stock capital would be      shares of common stock.
The following table illustrates varying beneficial ownership levels in New Benson Hill immediately following consummation of the merger and the closing of the PIPE Investment, assuming the levels of redemptions by the public stockholders of STPC indicated:
	Share Ownership in New Benson Hill (1)
	No Redemption (2)		Maximum Possible Redemption (3)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former equityholders of Benson Hill (1)	136,841,207	65.3%	136,841,207	80.8%
STPC’s public stockholders	40,250,000	19.2%	—	—
Holders of STPC’s Class B Common Stock (1)	10,062,500	4.8%	10,062,500	5.9%
PIPE Investors	22,500,000	10.7%	22,500,000	13.3%

(1)
Figures and percentages include the 17.6 million Earn Out Shares and the 2.0 million Sponsor Earn Out Shares but exclude the 13.0 million shares of New Benson Hill Common Stock reserved for issuance under the Incentive Plan. See “Proposal No. 7  —  The Incentive Plan Proposal” for additional information. See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New Benson Hill share calculations and ownership percentages.

(2)
This scenario assumes that no shares of Class A Common Stock are redeemed.

(3)
This scenario assumes that 40,250,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $402,629,000 from the Trust Account, which is the maximum amount of redemptions that would satisfy STPC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF STPC
The following table sets forth summary historical financial information derived from STPC’s (i) unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and (ii) audited financial statements as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020. You should read the following summary financial information in conjunction with the section entitled “STPC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STPC’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.
We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to complete our IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of the merger.
	Six Months Ended June 30, 2021	Period from October 8, 2020 (inception) to December 31, 2020
	(unaudited)
Statements of Operations Data:
Net loss	$(9,778,749)	$(5,635)
Weighted average shares outstanding of Class A common stock, basic and diluted	40,250,000	—
Basic and diluted net loss per share, Class A	—	—
Weighted average shares outstanding of Class B common stock, basic and diluted(1)	10,011,740	8,750,000
Basic and diluted net loss per share, Class B	$(0.98)	$(0.00)
Cash Flow Data:
Net cash used in operating activities	$(3,236,742)	$(56)
Net cash provided by financing activities	407,321,098	45,212
Net cash used in investing activities	(402,500,000)	—
Net change in cash	$1,584,356	$45,156

	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Total current assets	$3,201,020	$45,156
Deferred offering costs	—	450,151
Investments held in Trust Account	$402,628,612	—
Total assets	$405,829,632	$495,307
Total current liabilities	$3,390,110	$475,942
Deferred underwriting commissions	14,087,500	—
Derivative warrant liabilities	30,983,070	—
Total Liabilities	$48,460,680	$475,942
Class A Common Stock, subject to possible redemption	$352,368,950	—
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized; 5,013,105 and 0 shares issued and outstanding (excluding 35,236,895 and 0 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	501	—
Class B Common Stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding at June 30, 2021 and December 31, 2020	$1,006	$1,006
Additional paid-in capital	14,782,879	23,994
Accumulated deficit	(9,784,384)	(5,635)
Total stockholders’ equity	5,000,002	$19,365
Total liabilities and stockholders’ equity	$405,829,632	$495,307

(1)
This number excludes an aggregate of up to 1,312,500 shares of Class B Common Stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BENSON HILL
The following summary historical consolidated financial information and other data for Benson Hill set forth below should be read in conjunction with “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Benson Hill’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The summary consolidated statement of operations data and consolidated statement of cash flows data for the years ended December 31, 2020, 2019 and 2018, and the selected consolidated balance sheet data as of December 31, 2020 and 2019, are each derived from Benson Hill’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The summary condensed consolidated statement of operations and condensed consolidated statement of cash flows data for the six months ended June 30, 2021 and 2020, and the summary condensed consolidated balance sheet data as of June 30, 2021, are derived from Benson Hill’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The Benson Hill unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2020	2019	2018
Statement of Operations Data:
Revenues	$71,494	$62,614	$114,348	$79,523	$4,269
Cost of sales	70,955	53,725	102,430	70,961	677
Gross profit	539	8,889	11,918	8,562	3,592
Operating expenses:
Research and development	15,945	14,766	29,457	24,810	13,373
Selling, general and administrative expenses	29,494	15,463	37,446	27,457	9,158
Impairment of goodwill	—	—	4,832	—	—
Total operating expenses	45,439	30,229	71,735	52,267	22,531
Loss from operations	(44,900)	(21,340)	(59,817)	(43,705)	(18,939)
Other expense (income):
Interest expense (income), net	5,254	3,308	7,369	195	(669)
Other expense (income), net	(388)	180	(75)	(9)	40
Total other expense (income), net	4,866	3,488	7,294	186	(629)
Net loss before income tax	(49,766)	(24,828)	(67,111)	(43,891)	(18,310)
Income tax expense (benefit)	—	—	48	19	(221)
Net loss	$(49,766)	$(24,828)	$(67,159)	$(43,910)	$(18,089)
Less: Deemed dividend	—	—	$6,102	—	$1,015
Net loss attributable to common stockholders	$(49,766)	$(24,828)	$(73,261)	$(43,910)	$(19,104)
Net loss per common share:
Basic and diluted earnings per common share	$(8.17)	$(4.44)	$(12.94)	$(8.32)	$(3.72)
Weighted average shares outstanding	6,092	5,597	5,662	5,277	5,131
	As of June 30, 2021	As of December 31,
(In thousands)		2020	2019
Balance Sheet Data:
Total assets	$198,306	$231,785	$96,736
Total liabilities	113,633	99,103	45,038
Total redeemable convertible preferred stock	287,308	287,323	134,567
Total stockholders’ deficit	(202,635)	(154,641)	(82,869)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$198,306	$231,785	$96,736

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(47,257)	$(22,528)	(52,678)	(44,353)	(13,363)
Net cash provided by (used in) investing activities	49,324	3,006	(100,672)	(4,546)	(48,615)
Net cash provided by financing activities	1,183	22,867	160,703	48,547	63,681
Effect of exchange rate changes on cash	(1)	(243)	(226)	(21)	(91)
Net increase (decrease) in cash and cash equivalents	3,249	3,102	7,127	(373)	1,612
Cash and cash equivalents, beginning of period	9,743	2,616	2,616	2,989	1,377
Cash and cash equivalents, end of period	$12,992	$5,718	$9,743	$2,616	$2,989

SUMMARY UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION
The summary unaudited pro forma combined financial information gives effect to the merger and other transactions contemplated by the merger agreement, as more fully described below. The merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, STPC will be treated as the “acquired” company for accounting purposes and the merger will be treated as the equivalent of Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. The net assets of STPC will be stated at historical cost, with no goodwill or other intangible assets recorded.
The summary unaudited pro forma combined balance sheet of the combined company as of June 30, 2021 and the summary unaudited pro forma combined statements of operations of the combined company for the six months ended June 30, 2021 and the year ended December 31, 2020 present the combination of the financial information of STPC and Benson Hill after giving effect to the following transactions:
•
the reverse recapitalization between Benson Hill and STPC pursuant to the merger,

•
the consummation of STPC’s IPO which occurred on January 8, 2021,

•
the conversion of Benson Hill preferred stock warrants into redeemable convertible preferred stock and subsequent conversion of all redeemable convertible preferred stock into Existing Benson Hill Common Stock (the “Benson Hill Preferred Conversion”),

•
the payoff by Benson Hill of its outstanding term debt and notes payable (the “Debt Payoff”), and

•
the issuance of an aggregate of 22.5 million shares of Class A Common Stock of STPC at a price of $10.00 per share pursuant to the PIPE Investment.

Collectively these transactions are referred to as the “Transaction Adjustments”. The summary unaudited pro forma combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Transaction Adjustments as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Transaction Adjustments as if they had occurred on June 30, 2021.
The unaudited pro forma combined financial information has been prepared after giving effect to the Transaction Adjustments, assuming two alternative levels of redemption of shares of STPC Class A Common Stock into cash:
•
Assuming No Redemptions: This presentation assumes that no STPC stockholders exercise redemption rights with respect to their shares of Class A Common Stock.

•
Assuming Maximum Redemptions: This scenario assumes that 40,250,000 shares of STPC’s Class A Common Stock are redeemed pursuant to their redemption rights at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $225 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $49.7 million. This scenario includes all adjustments contained in the above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

The historical financial information has been adjusted to give pro forma effect to certain transaction adjustments to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger and the PIPE Investment.
The historical financial information of STPC was derived from the unaudited condensed consolidated financial statements of STPC as of and for the six months ended June 30, 2021 and the audited financial statements of STPC as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Benson Hill was derived from the unaudited condensed consolidated financial statements of Benson Hill as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of Benson Hill as of and for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Benson Hill and STPC and related notes included in this proxy statement/prospectus. The summary of unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2020. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2020 or the future results that the combined company will experience. Benson Hill and STPC have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
(In thousands)	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Statement of Operations Data — Six months ended June 30, 2021:
Revenue	$—	$71,494	$71,494	$71,494
Cost of sales	—	70,955	70,955	70,955
Operating expenses	4,540	45,439	56,979	56,979
Loss from operations	(4,540)	(44,900)	(56,440)	(56,440)
Net loss	(9,779)	(49,766)	(66,860)	(66,860)
Balance Sheet Data — As of June 30, 2021:
Total current assets	$3,201	$85,628	$633,429	$230,800
Total assets	405,830	198,306	743,646	341,017
Total current liabilities	3,390	51,024	41,538	41,538
Total liabilities	48,461	113,633	106,074	106,074
Convertible preferred stock	—	287,308	—	—
Redeemable common stock	352,369	—	—	—
Total stockholder equity (deficit)	5,000	(202,635)	637,572	234,943
(In thousands)	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Statement of Operations Data — Year ended December 31, 2020:
Revenue	$—	$114,348	$114,348	$114,348
Cost of sales	—	102,430	102,430	102,430
Operating expenses	6	71,735	78,741	78,741
Loss from operations	(6)	(59,817)	(66,823)	(66,823)
Net loss	(6)	(67,159)	(74,378)	(74,378)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA
COMBINED PER SHARE INFORMATION OF STPC AND BENSON HILL
The following table sets forth the unaudited historical comparative share information for Benson Hill and STPC on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2021 and the year ended December 31, 2020, after giving effect to the merger and the PIPE Investment, assuming two alternative levels of redemption of shares of STPC Class A Common Stock into cash:
•
Assuming No Redemptions: This presentation assumes that no STPC stockholders exercise redemption rights with respect to their shares of Class A Common Stock.

•
Assuming Maximum Redemptions: This scenario assumes that 40,250,000 shares of STPC’s Class A Common Stock are redeemed pursuant to their redemption rights at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $225 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $49.7 million. This scenario includes all adjustments contained in above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Benson Hill and STPC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project STPC’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of Benson Hill and STPC would have been had the companies been combined during the periods presented.
Six Months Ended June 30, 2021	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
(In thousands, except share and per share data)
Net Loss	$(9,779)	$(49,766)	$(66,860)	$(66,860)
Weighted-average shares used in computing net loss per share, basic and diluted(1)	10,011,740	6,092,000	190,094,527	149,844,527
Basic and diluted net loss per share(1)	$(0.98)	$(8.17)	$(0.35)	$(0.45)
Book Value per share – basic and diluted(2)	$(0.50)	$(33.26)

Year Ended December 31, 2020	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
(In thousands, except share and per share data)
Net Loss	$(6)	$(67,159)	$(74,378)	$(74,378)
Less: Deemed dividend to preferred stockholders	—	6,102	6,102	6,102
Net loss attributable to common stockholders	$(6)	$(73,261)	$(80,480)	$(80,480)
Weighted-average shares used in computing net loss per share, basic and diluted (1)	8,750,000	5,662,000	190,094,527	149,844,527
Basic and diluted net loss per share (1)	$(0.00)	$(12.94)	$(0.42)	$(0.54)
Book Value per share — basic and diluted (2)	$(0.00)	$(27.31)

(1)
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the Pro Forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

(2)
Book Value per share is equal to total equity, excluding shares of preferred stock and common stock subject to redemption, divided by weighted-average shares outstanding.

MARKET PRICE AND DIVIDEND INFORMATION
STPC
STPC’s units, Class A Common Stock and public warrants are currently listed on the NYSE under the symbols “STPC.U,” “STPC,” and “STPC WS,” respectively. STPC’s units commenced public trading on January 6, 2021 and STPC’s shares of Class A Common Stock and public warrants began separate trading on February 26, 2021.
The closing price of the units, the Class A Common Stock and the public warrants on May 7, 2021, the last trading day before announcement of the execution of the merger agreement, was $10.75, $10.20 and $2.28, respectively. As of            , 2021, the record date for the STPC Special Meeting, the most recent closing price for each unit, Class A Common Stock and public warrant was $    , $     and $     , respectively.
Holders of the units, Class A Common Stock and public warrants should obtain current market quotations for their securities. The market price of STPC’s securities could vary at any time before the merger.
Holders
As of           , 2021, there were         holders of record of STPC’s units,   holders of record of STPC’s Class A Common Stock and           holders of record of STPC’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A Common Stock and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
STPC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the merger. The payment of cash dividends in the future will be dependent upon New Benson Hill’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger. The payment of any cash dividends subsequent to the merger will be within the discretion of New Benson Hill’s board of directors at such time. New Benson Hill’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.
Benson Hill
Historical market price information for Benson Hill’s capital stock is not provided because there is no public market for Benson Hill’s capital stock. See “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 112.

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of STPC and Benson Hill. These statements are based on the beliefs and assumptions of the management of STPC and Benson Hill.
Although STPC and Benson Hill believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither STPC nor Benson Hill can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of STPC and Benson Hill prior to the merger, and New Benson Hill following the merger, to:
•
access, collect and use personal data about consumers;

•
execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•
anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

•
manage risks associated with operational changes in response to the COVID-19 pandemic;

•
meet the closing conditions to the merger, including approval by stockholders of STPC and Benson Hill on the expected terms and schedule;

•
realize the benefits expected from the proposed merger;

•
anticipate the uncertainties inherent in the development of new business lines and business strategies;

•
retain and hire necessary employees;

•
increase brand awareness;

•
attract, train and retain effective officers, key employees or directors;

•
upgrade and maintain information technology systems;

•
acquire and protect intellectual property;

•
meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•
effectively respond to general economic and business conditions; maintain the listing on, or the delisting of STPC’s or New Benson Hill’s securities from, NYSE or an inability to have our securities listed on the NYSE or another national securities exchange following the merger;

•
obtain additional capital, including use of the debt market;

•
enhance future operating and financial results;

•
anticipate rapid technological changes;

•
comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

•
stay abreast of modified or new laws and regulations applying to its business;

•
anticipate the impact of, and response to, new accounting standards;

•
respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•
anticipate the rise in interest rates which would increase the cost of capital; anticipate the significance and timing of contractual obligations;

•
maintain key strategic relationships with partners and distributors;

•
respond to uncertainties associated with product and service development and market acceptance;

•
manage to finance operations on an economically viable basis;

•
anticipate the impact of new U.S. federal income tax laws, including the impact on deferred tax assets;

•
successfully defend litigation; and

•
successfully deploy the proceeds from the merger.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of STPC and Benson Hill prior to the merger, and New Benson Hill following the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:
•
any delay in closing of the merger;

•
risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•
litigation, complaints, product liability claims and/or adverse publicity;

•
the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•
privacy and data protection laws, privacy or data breaches, or the loss of data; and

•
the impact of the COVID-19 pandemic and its effect on business, financial condition and results of operations of Benson Hill.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of STPC and Benson Hill prior to the merger, and New Benson Hill following the merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can STPC or Benson Hill assess the impact of all such risk factors on the business of STPC and Benson Hill prior to the merger, and New Benson Hill following the merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to STPC or Benson Hill or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. STPC and Benson Hill prior to the merger, and New Benson Hill following the merger, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of STPC or Benson Hill, as applicable, on the relevant subject. These statements are based upon information available to STPC or Benson Hill, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that STPC or Benson Hill, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
Market, ranking and industry data used throughout this proxy statement/prospectus is based on the good faith estimates of Benson Hill’s management, which in turn are based upon Benson Hill’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party research and publicly available information. Such data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Benson Hill is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks facing us and not as a limitation on the potential impact of the matters discussed. References in this section to “we,” “our,” or “us” generally refer to Benson Hill, unless otherwise specified.
Risks Relating to Benson Hill’s Business and Industry
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our” and other similar terms refer to Benson Hill and its consolidated subsidiaries prior to the merger and to New Benson Hill and its consolidated subsidiaries after giving effect to the merger.
Risks Relating to Our Business and Operations
We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.
We are an early-stage food-technology company with a limited operating history that to date has been focused primarily on research and development (“R&D”), software development, conducting field trials, pursuing initial commercialization efforts and building our management team. Investment in food technology development is a highly speculative endeavor. It entails substantial upfront R&D investment and there is significant risk that we will not be able to edit the genes in a particular plant to express a desired trait, or, once edited, we will not be able to replicate that trait across entire crops in order to commercialize the product candidate. Moreover, the regulatory pathway for our product candidates can be uncertain and could add significant additional cost and time to development.
Our limited operating history may make it difficult to evaluate our current business and our prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, gaining market acceptance of the products made using our gene-editing and speed breeding platform, crop prototyping process, managing a complex regulatory landscape and developing new product candidates. We may also face challenges in scaling our supply chain in a cost-effective manner, as we will rely on contracting with seed production companies, seed distributors, farmers, crushers, millers, refiners, food companies and retailers, and logistics and transportation providers, in order to get our products to market. In addition, there is limited crushing and processing capacity for our soybean-based products which could restrict our ability to scale production of these products. Our current operating model may require changes for us to scale our operations efficiently. We may not be able to fully implement or execute on our business strategy or realize, in whole or in part within our expected time frames, the anticipated benefits of our growth strategies. You should consider our business and prospects considering the risks and difficulties we face as an early-stage company focused on developing products in the field of food technology.
We have a history of net losses and we may not achieve or maintain profitability.
Our net losses for the six months ended June 30, 2021 were $49.8 million and for the years ended December 31 were $67.2 million for 2020, $43.9 million for 2019 and $18.1 million for 2018. As of June 30, 2021, we had an accumulated deficit of $204.1 million. We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future or at all, which may depress our stock price. Through June 30, 2021, we have derived substantially all of our revenues through the acquisitions of existing businesses. Our future success will depend, in part, on our ability to grow revenue associated with closed loop production, production partnerships and the licensing of our intellectual property and our ability to market and sell additional products from our pipeline of product candidates.

The net losses we incur may fluctuate significantly from year-to-year and quarter-to-quarter, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.
We cannot assure you that we will generate increases in our revenues, successfully commercialize products or generate revenue from licensing or attain a level of profitable operations. Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs through our cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. Our business plan and financing needs are subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.
We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.
The market for plant-based products is highly competitive, and we face significant direct and indirect competition in several aspects of our business. Mergers and acquisitions in the plant science, specialty food ingredient and agricultural biotechnology, and seed industries may result in even more resources being concentrated among a smaller number of our competitors.
Most of these competitors have substantially greater financial, technical, marketing, sales, distribution, supply chain infrastructure, and other resources than we do, such as larger R&D staff, more experienced marketing, manufacturing, and supply chain organizations and more well-established sales forces. As a result, we may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. We expect to continue to face significant competition in the markets in which we intend to commercialize our products.
Many of our competitors engage in ongoing R&D, and technological developments by our competitors could render our products less competitive or obsolete, resulting in reduced sales compared to our expectations. Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to: control manufacturing and marketing costs; effectively price and market our products; successfully develop an effective marketing program and an efficient supply chain; develop new products with properties attractive to customers; and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.
From time to time, certain companies that are potential competitors of ours may seek new traits or trait development technologies and may seek to license our technology. We have, in the past, entered such licensing arrangements and may continue to enter such arrangements in the future. Some of these companies may have significantly greater financial resources and may even compete with our business. In such circumstances, competitors could use our technologies to develop their own products that would compete with our products.
We also anticipate increased competition in the future as new companies enter the market and new technologies become available, particularly in the area of gene editing. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors that are more effective or that enable them to develop and commercialize products more quickly or with lower expense than we are able to. If for any reason our technology becomes obsolete or uneconomical relative to our competitors’ technologies, this would prevent or limit our ability to generate revenues from the commercialization of our products.
Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.
Our current headquarters and research and development facilities, which include an office, labs, greenhouses, field testing acreage, and a demonstration test kitchen, are primarily located in St. Louis, Missouri. Our seed production, field-testing and production and research take place primarily in the United States, with concentration in certain geographic regions. Third party warehousing for seed storage, and our limited number of processing partners (e.g., storage, transportation, crushers and refiners) are all currently located in the United States. We take precautions to safeguard our facilities, including insurance and health and safety protocols. Particularly in the case of insurance, our insurance may not cover certain losses, or our losses may exceed our coverage limits. A natural disaster, such as a hurricane, drought, fire, flood, tornado, earthquake, or other intentional or negligent acts, including acts of vandalism, could damage or destroy our equipment, inventory, development projects, field trials or data, and cause us to incur significant additional expenses to repair or replace the damaged physical facilities, which in the case of seed production may be the result of years of development work that is not easily or quickly reproduced, and increase the development schedule for our pipeline of product candidates.
To compete effectively, we must introduce new products that achieve market acceptance.
In order to remain competitive and increase revenue, we must introduce new products from our pipeline of product candidates. If we fail to anticipate or respond to technological developments, market requirements, or consumer preferences, or if we are significantly delayed in developing and introducing products, our revenues will not increase.
Development of successful agricultural products using gene-editing technologies requires significant levels of investment in R&D, including laboratory, greenhouse and field testing, to demonstrate product effectiveness and can take several years or more. We incurred R&D expenses of $15.9 million in the six months ended June 30, 2021, $29.5 million in the year ended December 31, 2020, $24.8 million in the year ended December 31, 2019, and $13.4 million in the year ended December 31, 2018. We must commit significant resources and may incur obligations (such as royalty obligations or milestone fees) to develop new products before knowing whether our investments will result in products the market will accept and without knowing the levels of revenue, if any, that may be derived from these products.
Development of new or improved agricultural products involve risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:
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our products may not perform as expected in the field;

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our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

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consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

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our competitors may develop new products that taste better or have other more appealing characteristics than our products;

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our products may be viewed as too expensive by our customers as compared to competitive products;

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our products may be difficult to produce on a large scale or may not be economical to grow;

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intellectual property and other proprietary rights of third parties may prevent us or our collaborators from marketing and selling our products;

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we may be unable to patent or otherwise obtain intellectual property protection for our discoveries in the necessary jurisdictions;

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we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and

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third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.
Any collaboration arrangements that we may enter in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.
We may seek collaboration arrangements with third parties for the development or commercialization of our products. We will face, to the extent that we decide to enter collaboration arrangements, significant competition in seeking appropriate partners. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. We may not be successful in our efforts to establish and implement collaboration or other alternative arrangements should we so chose to enter such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.
If our early testing of pipeline products is unsuccessful, we may be unable to complete the development of product candidates on a timely basis or at all.
We rely on early testing and research, including greenhouse activities and field trials, to demonstrate the efficacy of product candidates that we develop and evaluate. Field trials allow us to test product candidates in the field as well as to increase seed production, and to measure performance across multiple geographies and conditions. Successful completion of early testing is critical to the success of our product development efforts. If our ongoing or future testing is unsuccessful or produces inconsistent results or unanticipated adverse effects on the agronomic performance of our crops, or if the testing does not produce reliable data, our product development efforts could be delayed, subject to additional regulatory review or abandoned entirely. In addition, in order to support our commercialization efforts, it is necessary to collect data across multiple growing seasons and from different geographies. Even in cases where initial field trials are successful, we cannot be certain that additional field trials conducted on a greater number of acres or in different geographies will also be successful. Many factors that are beyond our control may adversely affect the success of these field trials, including unique geographic conditions, weather and climatic variations, disease or pests, or acts of protest or vandalism. Field trials, which may take up to two to three years, are costly, and any field trial failures that we may experience may not be covered by insurance and, therefore, could result in increased costs, which may negatively impact our business and results of operations.
The successful commercialization of our products depends on our ability to produce high-quality products cost-effectively on a large scale and to accurately forecast demand for our products, and we may be unable to do so.
The production of commercial-scale quantities of seeds and products requires the multiplication of the plants or seeds through a succession of plantings and seed harvests. The cost-effective production of high-quality, high-volume quantities of any product candidates we successfully develop depends on our ability to scale our production processes to produce plants and seeds in enough quantity to meet demand. For example, food ingredients such as soybean oil and soy protein concentrate will require optimized production and commercialization of the underlying plant and seed harvests. We cannot assure that our existing or future seed production techniques will enable us to meet our large-scale production goals cost-effectively for the products in our pipeline. Even if we are successful in developing ways to minimize yield drag and enhance quality, we may not be able to do so cost- effectively or on a timely basis, which could adversely affect our ability to achieve profitability. If we are unable to maintain or enhance the quality of our plants and seeds as we increase our production capacity, including through the expected use of third parties, we may experience reductions in customer or farmer demand, higher costs and increased inventory write-offs.
In addition, because of the length of time it takes to produce commercial quantities of marketable seeds, we will need to make seed production decisions well in advance of product sales. Our ability to accurately forecast supply can be adversely affected by several factors outside of our control, including changes in market conditions, environmental factors, such as pests and diseases, and adverse weather conditions. A shortfall in the supply of our products may reduce product revenue, damage our reputation in the market and adversely affect relationships. Any product surplus we have on hand may negatively impact cash flows, reduce the quality of our inventory and ultimately result in write-offs of inventory.
Additionally, we will take financial risk in our inventory given that we will have to keep the inventory at its net realizable value on our balance sheet. Fluctuations in the spot price of our crops in inventory could have negative impacts on our consolidated financial statements. Any failure on our part to produce enough inventory, or overproduction of a product, could harm our business, results of operations and financial condition. In addition, our customers may cancel orders, request a decrease in quantity, or make returns, which may lead to a surplus of our products.

While we estimate that the potential size of our target markets for our products is significant, that estimate has not been independently verified and is based on certain assumptions that may not prove to be accurate. Our ability to accurately forecast demand is dependent on the timing of customer decisions, qualification cycles, and other factors outside of our control. As a result, these estimates could differ materially from actual market sizes, which could result in decreased demand for our products and therefore adversely impact our future business prospects, results of operation and financial condition.
If we fail to manage our future growth effectively, our business could be materially adversely affected.
We have grown rapidly since inception and anticipate further growth. For example, our revenues increased from $4.3 million in 2018 to $114.3 million in 2020. Our full-time employee count as of December 31, 2020 has grown by 400% since December 31, 2018. This growth has placed significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business and our product offerings will continue to place significant demands on our management and operations teams and require significant additional resources to meet our needs, which may not be available in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.
The successful commercialization of our products may face challenges from public perceptions of gene-edited products and ethical, legal, environmental, health and social concerns.
The successful commercialization of our product candidates depends, in part, on public acceptance of gene-edited agricultural products.
Consumers may not understand the nature of our technologies or the scientific distinction between our non-transgenic gene-edited products and transgenic products of competitors. Non-transgenic gene-edited products are final products that do not contain any genes foreign to the plant species. As a result, they may transfer negative perceptions and attitudes regarding transgenic products to our products and product candidates. A lack of understanding of our technologies may also make consumers more susceptible to the influence of negative information provided by opponents of biotechnology. Some opponents of biotechnology actively seek to raise public concern about gene editing, whether transgenic or non-transgenic, by claiming that plant products developed using biotechnology are unsafe for consumption or their use, pose a risk of damage to the environment, or creates legal, social and ethical dilemmas. The commercial success of our products and product candidates may be adversely affected by such claims, even if unsubstantiated. In addition, opponents of biotechnology have vandalized the fields of farmers planting biotech seeds and facilities used by biotechnology companies. Any such acts of vandalism targeting the fields of our farmers, our field-testing sites or our research, production or other facilities, could adversely affect our sales and our costs.
Negative public perceptions about gene editing can also affect the regulatory environment in the jurisdictions in which we are targeting the sale of our products and the commercialization of our product candidates. Any increase in such negative perceptions or any restrictive government regulations in response thereto, could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Even in light of compliance with regulatory protocols or following receipt of confirmation of non- regulated status in a jurisdiction, public pressure may lead to increased regulation of products produced using biotechnology, further legislation regarding novel trait development technologies, or administrative litigation concerning prior regulatory determinations, each of which could adversely affect our ability to sell our product or commercialize our product candidates. In addition, labeling requirements could heighten public concerns and make consumers less likely to purchase food products containing gene-edited ingredients.
If our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers or animals are injured.
We are targeting sale of our products in the human and animal food market segments. If our products become adulterated, misbranded, or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of consumer or purchaser confidence in our products, which could have an adverse effect on our business, results of operations and financial condition and the value of our brands.
Products that we develop, and food containing our products, may fail to meet standards established by third-party non-GMO verification organizations, which could reduce the value of our products to customers.
Certain third-party organizations offer verification programs that seek to identify non-GMO products to consumers. These organizations verify the status of products (such as foods, beverages and vitamins) as non-GMO based on independently developed standards, and often authorize the display of specific markers or labels illustrating such status on the verified product’s packaging. Standards established by such third-party organizations for the verification of non-GMO status may differ from applicable regulatory legal standards applied by regulators in the United States. As a result, notwithstanding a determination as to the non-regulated status of a product pursuant to the regulatory procedures of the Animal and Plant Health Inspection Service (APHIS) of the U.S. Department of Agriculture (“USDA”) (or a similar determination in other jurisdictions), our products, and third-party products that utilize our gene-edited products as ingredients, may fail to meet more restrictive or non-scientific standards imposed by these independent verification organizations.
If we are sued for defective products and if such lawsuits were determined adversely, we could be subject to substantial damages, for which insurance coverage is not available.
We may be held liable if any product we develop, or any product that uses or incorporates any of our technologies, is found unsuitable during marketing, sale or consumption. For example, the detection of an unintended trait in a commercial seed variety or the crops and products produced may result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. Concerns about seed quality could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or additional regulations relating to the integrity of the food supply chain from the farm to the finished product.
Benson Hill has identified a material weakness in its internal control over financial reporting. If Benson Hill is unable to remediate the material weakness, or if Benson Hill identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of Benson Hill’s consolidated financial statements or cause Benson Hill to fail to meet its periodic reporting obligations.
As a public company, Benson Hill will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Benson Hill is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.
In connection with the preparation and audit of Benson Hill’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, 2019 and 2018, a material weakness was identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Benson Hill’s annual or interim financial statements will not be prevented or detected on a timely basis.
Benson Hill did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Benson Hill did not maintain a sufficient complement of personnel to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements. Further, Benson Hill did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, and accurate financial accounting, reporting and disclosures.
The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to certain accounts and disclosures. The material weakness could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Benson Hill has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.
In order to maintain and improve the effectiveness of its internal control over financial reporting, Benson Hill has expended, and anticipates that New Benson Hill will continue to expend, significant resources, including accounting-related costs and significant management oversight. New Benson Hill’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New Benson Hill’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of New Benson Hill Common Stock.
We may need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.
Since our inception, substantially all of our resources have been dedicated to the development of our core technology and product platforms, including purchases of property, plant and equipment. We believe that we will continue to expend substantial resources for the foreseeable future as we build and enhance our capabilities and commercialize our products. These expenditures are expected to include costs associated with research and development, manufacturing and supply, as well as marketing and selling existing and new products. In particular, the high-tech greenhouse agriculture business is extremely capital intensive, and we expect to expend significant resources to complete the buildout of our facilities. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. In addition, other anticipated costs may arise due to the unique nature of these controlled environment agriculture facilities. In addition, other unanticipated costs may arise.
As of June 30, 2021, we had cash and cash equivalents of $13.0 million and marketable securities of $29.6 million, term debt and notes payable of $28.9 million and an accumulated deficit of $204.1 million. During the six months ended June 30, 2021, the Company incurred a net loss of $49.8 million, had negative cash flows from operating activities of $47.3 million, and violated certain financial covenants under its term debt agreement, which were subsequently amended or waived, as applicable. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in September of 2021. Certain of these debt financings require the Company’s wholly-owned subsidiary, Dakota Dry Bean, to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants during 2021. Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company further breaches these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are further breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.
Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs to execute our business plan and pursue our strategic goals through our cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. However, our business plan and financing needs are subject to change depending on, among other things:
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the number and characteristics of any additional products or manufacturing processes we develop or acquire to serve new or existing markets;

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the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;

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the expenses associated with our sales and marketing initiatives;

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our investment in manufacturing to expand our manufacturing and production capacity;

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the costs required to fund domestic and international growth;

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any lawsuits related to our products or commenced against us;

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the expenses needed to attract and retain skilled personnel;

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the costs associated with being a public company;

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the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing intellectual property claims, including litigation costs and the outcome of such litigation; and

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the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

We may obtain future additional funds through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit, reduce or terminate our manufacturing, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability.
We depend on key management personnel and attracting, training and retaining other qualified personnel, and our business could be harmed if we lose key management personnel or cannot attract, train and retain other qualified personnel.
Our success and future growth depend largely upon the technical skills and continued service of our executive officers as well as other key employees. These executives and key employees have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in our executive management team or other key employees resulting from the hiring or departure of these personnel. The loss of one or more executive officers or the failure by the executive team to effectively work with employees and lead the company, could harm our business.
Additionally, the majority of our personnel is involved in research, development, and regulatory activities and competition for these highly skilled employees is intense. Our business is therefore dependent on our ability to recruit, train and retain a highly skilled and educated workforce with expertise in a range of disciplines, including biology, biochemistry, plant genetics, agronomics, mathematics, agribusiness, and other subjects relevant to our operations. If we are unable to hire and retain skilled and highly educated personnel could limit our growth and hinder our research and development efforts. There can be no assurance that we will be successful in attracting or retaining such personnel and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.
Further, our success depends in part upon our ability to attract, train and retail a sufficient number of employees who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and consumers. We believe a critical component of our success has been our company culture and long-standing core values. We have invested substantial time and resources in building our team. If we are unable to hire and retain employees capable of meeting our business needs and expectations, or if we fail to preserve our company culture among a larger number of employees dispersed in various geographic regions as we continue to grow and develop the infrastructure associated with being a more mature public company, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase out operating costs in future periods.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.
We are dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of our business.

A failure of these information technology systems to perform as anticipated could cause our business to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact our business.
The extent to which the COVID-19 pandemic and resulting deterioration of worldwide economic conditions adversely impact our business, financial condition, and operating results will depend on future developments, which are difficult to predict.
As a result of the COVID-19 pandemic, governmental authorities have implemented numerous and rapidly evolving measures to try to contain the virus, such as travel bans and restrictions, limits on gatherings, quarantines, shelter-in-place orders, and business shutdowns. In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including restricting employee travel, requiring, at times, remote work arrangements for non-laboratory employees, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences. Many of the suppliers, vendors, and service providers on whom we rely on have made similar modifications. To date, with the exception of us modifying our physical business practices, including lower travel, and delays in the receipt of certain laboratory supplies and the performance of related services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.
As a result of the COVID-19 pandemic and government actions to contain it, related volatility in the financial markets and deterioration of national and global economic conditions, we could experience material adverse operational and financial impacts, including:
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overall lower expenditures by potential commercial partners as a result of challenging economic circumstances arising from the COVID-19 pandemic and potentially continuing after the immediate crisis subsides;

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disruptions and delays to our R&D pipeline resulting from a shutdown of our headquarters due to expanded governmental restrictions or illness among our personnel as a result of COVID-19, increased absenteeism among employees, or delays with respect to raw materials necessary for our R&D activities;

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interruptions or delays in seed production or grain sales resulting from supply chain disruptions, including as a result of restrictions or disruptions to transportation or operational disruptions at warehousing, storage, crushing and/or refining facilities;

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overall reduced operational productivity resulting from challenges associated with remote work arrangements, limited resources available to our employees (particularly with respect to our business development employees for whom in-person access to our customers and customer prospects has been significantly limited) and increased cybersecurity risks as a result of remote access to our information systems; and

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constraints on financing opportunities resulting from dislocations in the capital markets, which may make it too costly or difficult for us to pursue public or private equity or debt financings on acceptable terms.

The degree to which COVID-19 impacts our business and results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the severity, duration and geographic spread of the outbreak, and the global, national, and regional actions to contain the virus and address its impact, including travel restrictions imposed, business closures or business disruption.
The resumption of normal business operations after interruptions caused by COVID-19 may be delayed or constrained by lingering effects of COVID-19 on us or our suppliers, third-party service providers, counterparties in collaboration arrangement or licenses, or customers. Even after the COVID-19 outbreak has subsided, we may experience material and adverse impacts on its business, operating results, and financial condition as a result of the global economic impact of COVID-19 outbreak, including any recession that has occurred or may occur in the future.
The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, any of which could have a material effect on us. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.
Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.
The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact distributor, retailer, foodservice and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, co-manufacturers, distributors, retailers, restaurant and foodservice customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and recent international trade disputes. In particular, consumers may reduce the amount of plant-based food products that they purchase where there are conventional animal-based protein offerings, which generally have lower retail prices. In addition, consumers may choose to purchase private label products rather than branded products because they are generally less expensive. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors, retailers and foodservice customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors, retailer and foodservice customers, our ability to attract new consumers, the financial condition of our consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis.
The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of our common stock.
Our financial projections included in this proxy statement/prospectus under “The Merger — Unaudited Prospective Financial Information of Benson Hill” are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of our business, and are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Furthermore, the financial projections do not take into account any circumstances or event occurring after the date they were prepared. The financial projections were not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Accordingly, none of STPC, WithumSmith+Brown, PC, STPC’s independent registered public accounting firm, and Ernst & Young LLP, Benson Hill’s independent registered accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability. The report of the independent registered public accounting firm to Benson Hill, Inc. contained in the audited financial statements for the year ended December 31, 2020, which is included in this proxy statement/prospectus, relates to historical financial information of Benson Hill, and such report does not extend to the financial projections included below and should not be read to do so. The financial projections were based on historical experience and on various other estimates and assumptions that our management believed to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections, especially in light of the increased difficulty in making such estimates and assumptions as a result of the COVID-19 pandemic. Any material variation between our financial projections and our actual results may adversely affect our future profitability, cash flows and the market price of our common stock. See “The Merger — Unaudited Prospective Financial Information of Benson Hill” beginning on page 147.
Future acquisitions or investments could disrupt our business and harm our financial condition.
In the future, we may pursue acquisitions or investments that we believe will help us achieve our strategic objectives. We may not be able to find suitable acquisition candidates, and even if we do, we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately achieve our goals or realize the anticipated benefits. The pursuit of acquisitions and any integration process will require significant time and resources and could divert management time and focus from operation of our then-existing business, and we may not be able to manage the process successfully. Any acquisitions we complete could be viewed negatively by our customers or consumers. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations and subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition and operating results. Moreover, we may be exposed to unknown liabilities related to the acquired company or product, and the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to successfully integrate such acquisition into our company. To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our common stock and could result in dilution to our stockholders. If we incur more debt it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, financial condition and results of operations.
Risks Relating to Our Industry
The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.
Conditions in the U.S. agricultural industry significantly impact our operating results. Changes in the prices of commodities products could result in higher overall cost along the agricultural supply chain, which may negatively affect our ability to commercialize our products. We will be susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.
The ability to grow our products is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict, the effects of which may be influenced and intensified by ongoing global climate change. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. Such adverse conditions can result in harvesting delays or loss of crops for farmers and cause us to be delayed, or to fail entirely in delivering product to customers, resulting in loss of revenue. Furthermore, significant fluctuations in market prices for agricultural inputs and crops could also have an adverse effect on the prices of our products.

The ability to grow our products is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied, climatic conditions and the risks associated with ongoing global climate change. The costs to control disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can also increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, financial position and results of operations.
Risks Relating to Regulatory and Legal Matters
The regulatory environment in the United States for our current and future products is uncertain and evolving.
Changes in applicable regulatory requirements could result in a substantial increase in the time and costs associated with developing our products and negatively impact our operating results. While the USDA and U.S. Food and Drug Administration (“FDA”) currently have petition processes that we have successfully completed in the past, these processes and the manner in which the USDA and FDA interpret their own regulations may change in the future, negatively impacting our speed to market and cost to launch product candidates. We cannot predict whether advocacy groups will challenge existing regulations and USDA or FDA determinations or whether the USDA or FDA will alter the manner in which it interprets its own regulations or institutes new regulations, or otherwise modifies regulations in a way that will subject our products to more burdensome standards, thereby substantially increasing the time and costs associated with developing our product candidates.
The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty how our products will be regulated.
The regulatory environment around gene editing in plants for food ingredients is greatly uncertain outside of the United States and varies greatly from jurisdiction to jurisdiction. Each jurisdiction may have its own regulatory framework regarding genetically modified foods, which may include restrictions and regulations on planting and growing genetically modified plants and in the consumption and labeling of genetically modified foods, and which may encapsulate our products. To the extent regulatory frameworks outside of the United States are not receptive to our gene-editing technologies, this may limit our ability to expand into other global markets.
Complying with the regulatory requirements outside the United States will be costly and time-consuming, and there is no guarantee we will be able to commercialize our products outside the United States.
We cannot predict whether or when any jurisdiction will change its regulations with respect to our products. Advocacy groups have engaged in publicity campaigns and filed lawsuits in various countries against companies and regulatory authorities, seeking to halt regulatory approval or clearance activities or influence public opinion against genetically engineered and/or gene-edited products. In addition, governmental reaction to negative publicity concerning our products could result in greater regulation of genetic research and derivative products or regulatory costs that render our products cost prohibitive.
The scale of the commodity food and agricultural industry may make it difficult to monitor and control the distribution of our products. As a result, our products may be sold inadvertently within jurisdictions where they are not approved for distribution. Such sales may lead to regulatory challenges or lawsuits against us, which could result in significant expenses and management attention.
Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.
Agricultural production and trade flows are subject to government policies and regulations. Governmental policies and approvals of technologies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products can influence the planting of certain crops, the location and size of crop production, and the volume and types of imports and exports. In addition, as we grow our business, we may be required to secure additional permits and licenses. For example, we get a seed permit from each state where we sell seed and, as we expand into additional states, we will be required to acquire seed permits in those additional states. Finally, future government policies in the United States or in other countries may discourage our customers from using our products or encourage the use of products more advantageous to our competitors, which would put us at a commercial disadvantage and could negatively impact our future revenues and results of operations.
We may use biological materials in our business and are subject to numerous environmental, health and safety laws and regulations. Compliance with such laws and regulations and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.
We are subject to numerous federal, state, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. Our R&D processes involve the controlled use of hazardous materials, including biological materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remediate such contamination, and our liability may exceed any insurance coverage and our total assets. Compliance with environmental, health and safety laws and regulations may be expensive and may impair our R&D efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts or result in increased expense of compliance.
Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.
From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates. We are not currently party to any material litigation. Even when not merited, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.
Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the merger or other ownership changes.
We have incurred losses during our history and do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, we had U.S. federal net operating loss carryforwards of approximately $136.9 million.

Under the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the U.S. Internal Revenue Services (the “IRS”), and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the merger or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
Risks Relating to Intellectual Property
Patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.
The patent positions of biotechnology companies and other actors in our fields of business can be highly uncertain and involve complex scientific, legal and factual analyses. The interpretation and breadth of claims allowed in some patents covering biological compositions may be uncertain and difficult to determine and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated, narrowed or circumvented. Challenges to our or our licensors’ patents and patent applications, if successful, may result in the denial of our or our licensors’ patent applications or the loss or reduction in their scope. In addition, defending against such challenges may be costly and involve the diversion of significant management time. Accordingly, rights under any of our patents may not provide us with enough protection against competitive products or processes and any loss, denial or reduction in scope of any of such patents and patent applications may have a material adverse effect on our business.
Even if not challenged, our patents and patent applications may not adequately protect our product candidates or technology or prevent others from designing their products or technology to avoid being covered by our patent claims. If the breadth or strength of protection provided by the patents we own or license is threatened, it could dissuade companies from partnering with us to develop, and could threaten our ability to successfully commercialize, our product candidates.
If we fail to obtain and maintain patent protection and trade secret protection of our product candidates and technology, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and have a material adverse effect on our business.
We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
Filing, prosecuting and defending patents in all countries and jurisdictions throughout the world would be prohibitively expensive. Patent prosecution must be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.
Competitors may use our technologies in jurisdictions where we or our licensors do not pursue and obtain patent protection. Further, competition may export otherwise infringing products to territories where we or our licensors have patent protection, but where the ability to enforce those patent rights is not as strong as in the United States. These products may compete with our products and our intellectual property rights and such rights may not be effective or enough to prevent such competition.
In addition, changes in, or different interpretations of, patent laws in the United States and other countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any notice or compensation to us or may limit the scope of patent protection that we or our licensors are able to obtain. The laws of some countries do not protect intellectual property rights to the same extent as United States laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.
Furthermore, proceedings to enforce our patent rights and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Third parties may assert rights to inventions we develop or otherwise regard as our own.
Third parties may in the future make claims challenging the inventorship or ownership of our or our licensors’ intellectual property. We may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective or are in conflict with prior or competing contractual obligations of assignment. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property and associated products and technology or may lose our rights in that intellectual property.
We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our product candidates.
Our programs may involve additional product candidates that may require the use of intellectual property or proprietary rights held by third parties; the growth of our business may depend in part on our ability to acquire, in-license or use these intellectual property and proprietary rights.
However, we may be unable to acquire or in-license any third-party intellectual property or proprietary rights that may be key to development. Even if we can acquire or in-license such rights, we may be unable to do so on commercially reasonable terms. The licensing and acquisition of third-party intellectual property and proprietary rights is a competitive area, and several more established companies are also pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and agricultural development and commercialization capabilities.
In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us. We also may be unable to license or acquire third-party intellectual property and proprietary rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully acquire or in-license rights to required third-party intellectual property and proprietary rights or maintain the existing intellectual property and proprietary rights we have, we may have to cease development of the relevant program, product or product candidate, which could have a material adverse effect on our business.
Risks Relating to the Merger
STPC public stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Upon the issuance of the New Benson Hill Common Stock to Benson Hill stockholders as merger consideration, current STPC public stockholders’ percentage ownership will be diluted. Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public stockholders exercise their redemption rights, current STPC public stockholders’ percentage ownership in New Benson Hill following the issuance of shares to Benson Hill stockholders as merger consideration and after giving effect to the PIPE Investment would be 19.2%. Under the same assumptions and assuming that 40,250,000 shares of Class A Common Stock (the maximum number of shares of Class A Common Stock that could be redeemed in connection with the merger) are redeemed in connection with the merger and excluding any shares issuable pursuant to STPC’s outstanding warrants, current STPC public stockholders would not have any ownership in New Benson Hill following the issuance of shares of New Benson Hill Common Stock to Benson Hill stockholders as merger consideration. Additionally, of the expected members of the New Benson Hill board of directors after the completion of the merger, only two will be current directors of STPC or appointed by current stockholders of STPC and the rest will be current directors of Benson Hill or appointed by current stockholders of Benson Hill. The percentage of New Benson Hill Common Stock that will be owned by current STPC public stockholders as a group will vary based on the number of shares of Class A Common Stock for which the holders thereof request redemption in connection with the merger. To illustrate the potential ownership percentages of current STPC public stockholders under different redemption levels, based on the number of issued and outstanding shares of STPC common stock, Existing Benson Hill Common Stock and Benson Hill Preferred Stock on            , 2021, current STPC public stockholders, as a group, will own (1) if there are no redemptions, 19.2% of New Benson Hill Common Stock expected to be outstanding immediately after the merger and after giving effect to the PIPE Investment or (2) if there are redemptions of 100% of the outstanding shares of STPC common stock (which is the maximum amount of redemptions that would satisfy STPC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act)), no shares of the New Benson Hill Common Stock expected to be outstanding immediately after the merger. Because of this, current STPC public stockholders, as a group, will have less influence on the board of directors, management and policies of New Benson Hill than they now have on the board of directors, management and policies of STPC.
The market price of shares of New Benson Hill Common Stock after the merger may be affected by factors different from those currently affecting the prices of shares of Class A Common Stock.
Upon completion of the merger, holders of shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock will become holders of shares of New Benson Hill Common Stock. Prior to the merger, STPC has had limited operations. Upon completion of the merger, New Benson Hill’s results of operations will depend upon the performance of Benson Hill’s businesses, which are affected by factors that are different from those currently affecting the results of operations of STPC.
STPC has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.
STPC is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Benson Hill is fair to STPC’s stockholders from a financial point of view. The fair market value of Benson Hill has been determined by STPC’s board of directors based upon the financial analysis of Benson Hill generally used to approve the transactions. Specifically, the board determined that the consideration being paid in the merger, which amount was negotiated at arm’s length, was fair to and in the best interests of STPC and its stockholders and appropriately reflected Benson Hill’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Benson Hill’s historical growth rate and its potential for future growth in revenue and profits. STPC’s stockholders will be relying on the judgment of its board of directors with respect to such matters.
Because Benson Hill will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the transaction.
In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because STPC is already a publicly traded company, no underwriter has conducted due diligence in connection with the transaction. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.
If the merger’s benefits do not meet the expectations of financial analysts, the market price of New Benson Hill Common Stock may decline.
The market price of the New Benson Hill Common Stock may decline as a result of the merger if New Benson Hill does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on New Benson Hill’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of New Benson Hill Common Stock may experience a loss as a result of a decline in the market price of New Benson Hill Common Stock. In addition, a decline in the market price of New Benson Hill Common Stock could adversely affect New Benson Hill’s ability to issue additional securities and to obtain additional financing in the future.
The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the proposals required to effect the merger by STPC stockholders, as well as receipt of all requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of New Benson Hill Common Stock to be issued to Benson Hill stockholders for listing on the NYSE, meeting the Minimum Cash Condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or STPC or Benson Hill may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination” beginning on page 185.
Termination of the merger agreement could negatively impact Benson Hill and STPC.
If the merger is not completed for any reason, including as a result of Benson Hill stockholders declining to adopt the merger agreement or STPC stockholders declining to approve the proposals required to effect the merger, the ongoing businesses of Benson Hill and STPC may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Benson Hill and STPC would be subject to a number of risks, including the following:
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Benson Hill or STPC may experience negative reactions from the financial markets, including negative impacts on STPC’s stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

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Benson Hill may experience negative reactions from its customers, vendors and employees;

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Benson Hill and STPC will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

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since the merger agreement restricts the conduct of Benson Hill’s and STPC’s businesses prior to completion of the merger, each of Benson Hill and STPC may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 173 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Benson Hill and STPC).

If the merger agreement is terminated and Benson Hill’s board of directors seeks another merger or business combination, Benson Hill stockholders cannot be certain that Benson Hill will be able to find a party willing to offer equivalent or more attractive consideration than the consideration STPC has agreed to provide in the merger or that such other merger or business combination is completed. If the merger agreement is terminated and STPC’s board of directors seeks another merger or business combination, STPC stockholders cannot be certain that STPC will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Merger Agreement — Termination” on page 185.
Benson Hill will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Benson Hill and consequently on STPC. These uncertainties may impair Benson Hill’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Benson Hill to seek to change existing business relationships with Benson Hill. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Benson Hill’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Benson Hill from making certain expenditures and taking other specified actions without the consent of STPC until the merger occurs. These restrictions may prevent Benson Hill from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 173.
STPC directors and officers may have interests in the merger different from the interests of STPC Stockholders.
Executive officers of STPC negotiated the terms of the merger agreement with their counterparts at Benson Hill, and the STPC board of directors determined that entering into the merger agreement was in the best interests of STPC and its stockholders, declared the merger agreement advisable and recommended that STPC stockholders approve the proposals required to effect the merger. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that STPC’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of STPC stockholders. The STPC board of directors and the audit committee thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger and in recommending to STPC’s stockholders that they vote to approve the merger. For a detailed discussion of the special interests that STPC’s directors and executive officers may have in the merger, please see the section entitled “The Merger — Interests of STPC Directors and Executive Officers in the Merger” beginning on page 166.
The merger will result in changes to the board of directors of New Benson Hill that may affect the strategy of New Benson Hill.
If the parties complete the merger, the composition of New Benson Hill board of directors will change from the current boards of directors of STPC and Benson Hill. The board of directors of New Benson Hill will consist of Daniel Jacobi, Matthew Crisp, DeAnn Brunts, J. Stephan Dolezalek, Adrienne Elsner,

David Lee, Craig Rohr, Anderw Wheeler and Linda Whitley-Taylor after the completion of the merger. This new composition of the New Benson Hill board of directors may affect the business strategy and operating decisions of New Benson Hill upon the completion of the merger.
The merger agreement contains provisions that may discourage other companies from trying to acquire Benson Hill for greater merger consideration.
The merger agreement contains provisions that may discourage a third-party from submitting a business combination proposal to Benson Hill that might result in greater value to Benson Hill’s stockholders than the merger or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Benson Hill than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Benson Hill from soliciting, or entering into discussions with any third-party regarding any acquisition proposal or offers for competing transactions. Benson Hill also has an unqualified obligation to submit the proposal to adopt the merger agreement to a vote by its stockholders, even if Benson Hill receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms.
The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Benson Hill’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that STPC and Benson Hill currently believe are reasonable.
The unaudited pro forma financial information in this proxy statement/prospectus reflects adjustments which are based on a number of assumptions and estimates including, but not limited to, Benson Hill being considered the accounting acquirer in the merger, the debt obligations and the cash and cash equivalents of Benson Hill immediately following the consummation of the merger, and the number of shares of STPC Class A Common Stock that are redeemed in connection with the merger. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. See “Unaudited Pro Forma Combined Financial Information” beginning on page 62.
STPC and Benson Hill will incur transaction costs in connection with the merger.
Each of STPC and Benson Hill has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. STPC and Benson Hill may also incur additional costs to retain key employees. STPC and Benson Hill will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. STPC estimates that it will incur approximately $14.1 million in deferred underwriting fees and $14.2 million in fees related to the PIPE Investment and $7.0 million in transaction costs. Benson Hill estimates that it will incur approximately $14.7 million in transaction costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger — Terms of the Merger” beginning on page 147.
Benson Hill’s stockholders will have their rights as stockholders governed by New Benson Hill’s organizational documents.
As a result of the completion of the merger, holders of shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock will become holders of shares of New Benson Hill Common Stock, which will be governed by New Benson Hill’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Benson Hill stockholders and the rights that Benson Hill stockholders who become New Benson Hill stockholders will have as stockholders of New Benson Hill. See “Comparison of Stockholders’ Rights” beginning on page 215.
If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders of Existing Benson Hill Common Stock may be required to pay substantial U.S. federal income taxes.
As discussed more fully under “Material U.S. Federal Income Tax Consequences,” subject to the qualifications and limitations discussed thereunder, the merger should qualify as a “reorganization” within the meaning of Section 368(a). However, such position is not binding upon the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Benson Hill and STPC do not intend to request a ruling from the IRS regarding any aspect of the U.S. federal income tax consequences of the merger. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its Existing Benson Hill Common Stock for New Benson Hill Common Stock would recognize any gain in connection with the merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the merger to U.S. Holders of Existing Benson Hill Common Stock, see “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Consequences of the Merger to U.S. Holders of Existing Benson Hill Common Stock.’’
The Sponsor has agreed to vote in favor of the proposals at the STPC Special Meeting, regardless of how public stockholders vote.
As of the date hereof, the Founder Shares owned by STPC’s Sponsors represent approximately 20% of the voting power of the outstanding STPC common stock. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Founder Shares and any shares of Class A Common Stock held by it in favor of each of the proposals at the STPC Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals at the STPC Special Meeting will increase the likelihood that STPC will receive the requisite stockholder approval for the merger and the transactions contemplated thereby.
Because of STPC’s limited resources and the significant competition for business combination opportunities, if the merger is not consummated, it may be more difficult for it to complete an initial business combination. If STPC is unable to complete an initial business combination, its public stockholders may receive only approximately $10.00 per share on its redemption of its shares of Class A Common Stock, or less than such amount in certain circumstances, based on the balance of its Trust Account (as of June 30, 2021), and its warrants will expire worthless.
If the merger is not consummated, STPC will continue looking for business combination opportunities. STPC encounters competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of STPC, and its financial resources will be relatively limited when contrasted with those of many of these competitors. While STPC believes there are numerous target businesses it could potentially acquire with the net proceeds of its IPO and the sale of the Private Placement Warrants if the merger is not consummated, STPC’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.
Furthermore, because STPC is obligated to pay cash for the shares of Class A Common Stock its public stockholders redeem in connection with an initial business combination, target companies will be aware that this may reduce the resources available to STPC for the initial business combination. This may place STPC at a competitive disadvantage in successfully negotiating an initial business combination. If it is unable to complete an initial business combination, STPC’s public stockholders may only receive $10.00 per share on the liquidation of its Trust Account, based on the balance of the Trust Account (as of June 30, 2021), and its warrants will expire worthless.
STPC may not be able to consummate the merger or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Class A Common Stock and liquidate, in which case the holders of Class A Common Stock may only receive $10.00 per share, or less than such amount in certain circumstances, and the public warrants will expire worthless.
The Existing Charter provides that STPC must complete an initial business combination by January 8, 2023. If STPC is unable to consummate the merger or complete another initial business combination before January 8, 2023, STPC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Class A Common Stock, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to STPC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding shares of Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and STPC’s board of directors, dissolve and liquidate, subject in each case to STPC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if STPC fails to complete an initial business combination within the 24 month time period. In certain circumstances, the holders of Class A Common Stock may receive less than $10.00 per share on the redemption of their shares.
STPC’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from holders of Class A Common Stock, which may influence the vote on the Business Combination Proposal and reduce the public float of the Class A Common Stock.
STPC’s Sponsor, directors, officers, advisors or their affiliates may purchase Class A Common Stock or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of the merger and the other transactions contemplated by the merger agreement, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Class A Common Stock or public warrants in such transactions.
Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that STPC’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from holders of Class A Common Stock who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with the merger or the other transactions contemplated by the merger agreement. Any such purchases of STPC securities may result in consummation of the merger, which may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public float of Class A Common Stock or public warrants and the number of beneficial holders of STPC securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of STPC securities on a national securities exchange.

Neither STPC nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Benson Hill in the merger agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Benson Hill and STPC to each other in the merger agreement will not survive the consummation of the merger. As a result, STPC and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Benson Hill in the merger agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, STPC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
Either STPC or Benson Hill may waive one or more of the conditions to the merger or certain of the other transactions contemplated by the merger agreement.
Either STPC or Benson Hill may agree to waive, in whole or in part, some of the conditions to our obligations to consummate the merger or certain of the other transaction contemplated by the merger agreement, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to consummate the merger that certain of Benson Hill’s representations and warranties are true and correct in all respects as of the closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not result in a material adverse effect. However, if STPC’s board of directors determines that it is in the best interest of the STPC stockholders to waive any such breach, then the board may elect to waive that condition and consummate the merger. No party is able to waive the condition that STPC stockholders approve the Business Combination Proposal.
STPC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for STPC to consummate an initial business combination with which a substantial majority of STPC’s stockholders do not agree.
The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will STPC redeem the Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of underwriters’ fees and commissions (such that STPC is not subject to the SEC’s “penny stock” rules). As a result, STPC may be able to consummate the merger even if a substantial majority of its stockholders do not agree with the merger and have redeemed their shares. Though STPC does not expect such a result in connection with the merger, in the event the aggregate cash consideration STPC would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the merger agreement exceed the aggregate amount of cash available to STPC, STPC will not complete the merger or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and STPC instead may search for an alternate business combination.
If third parties bring claims against STPC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.
STPC’s placing of funds in the Trust Account may not protect those funds from third-party claims against STPC. Although STPC has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with STPC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the holders of Class A Common Stock, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against STPC’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, STPC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to STPC than any alternative. STPC is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its IPO and STPC’s independent registered public accounting firm.
STPC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the holders of Class A Common Stock.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, STPC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While STPC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to STPC, it is possible that STPC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If STPC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the holders of Class A Common Stock may be reduced below $10.00 per share.
STPC may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.
STPC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, STPC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by STPC only if (i) STPC has sufficient funds outside of the Trust Account or (ii) STPC consummates an initial business combination. STPC’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against STPC’s officers and directors, even though such an action, if successful, might otherwise benefit STPC and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent STPC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
If, after STPC distributes the proceeds in the Trust Account to the holders of Class A Common Stock, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and STPC and its board may be exposed to claims of punitive damages.
If, after STPC distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, any distributions received by STPC’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by STPC’s stockholders. In addition, the STPC board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and STPC to claims of punitive damages, by paying STPC’s stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, STPC files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of STPC’s stockholders and the per-share amount that would otherwise be received by STPC’s stockholders in connection with STPC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, STPC files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in STPC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of STPC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by STPC’s stockholders in connection with STPC’s liquidation may be reduced.
STPC stockholders may be held liable for claims by third parties against STPC to the extent of distributions received by them upon redemption of their shares.
Under the General Corporation Law of the State of Delaware (the “DGCL”), stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of the Class A Common Stock in the event STPC does not complete an initial business combination within the timeframe set forth in the Existing Charter may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is STPC’s intention to redeem the Class A Common Stock as soon as reasonably possible in the event it does not complete its initial business combination and, therefore, STPC does not intend to comply with the foregoing procedures.
Because STPC will not comply with Section 280, Section 281(b) of the DGCL requires STPC to adopt a plan, based on facts known to STPC at such time that will provide for STPC’s payment of all existing and pending claims or claims that may be potentially brought against STPC within the ten (10) years following its dissolution. However, because STPC is a blank check company, rather than an operating company, and STPC’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from STPC’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If STPC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. STPC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, STPC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of STPC’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of the Class A Common Stock in the event STPC does not complete an initial business combination within the timeframe set forth in the Existing Charter is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six (6) years after the unlawful redemption distribution, instead of three (3) years, as in the case of a liquidating distribution.
STPC may not be able to complete the PIPE Investment in connection with the merger.
STPC may not be able to complete the PIPE Investment on terms that are acceptable to STPC, or at all. If STPC does not complete the PIPE Investment, STPC may not be able to consummate the merger or certain other transactions contemplated by the merger agreement. The terms of any alternative financing may be more onerous to the combined company than the PIPE Investment, and STPC may be unable to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the combined company.
None of STPC’s officers, directors or stockholders is required to provide any financing to STPC in connection with or after the consummation of the merger.
STPC may amend the terms of its warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.
The STPC Warrants were issued in registered form under the Warrant Agreement (as defined herein) between CST, as warrant agent, and STPC. The Warrant Agreement provides that the terms of STPC’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding warrants to make any change that adversely affects the interests of the registered holders of the public warrants. Accordingly, STPC may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding warrants approve of such amendment.
Although STPC’s ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a warrant.
STPC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
STPC has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which STPC gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by STPC, STPC may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. STPC will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by STPC so long as they are held by the Sponsor or its permitted transferees.
Subsequent to the consummation of the merger and the other transactions contemplated by the merger agreement, New Benson Hill may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of New Benson Hill Common Stock, which could cause you to lose some or all of your investment.
Although STPC has conducted due diligence on Benson Hill, this diligence may not reveal all material issues that may be present with Benson Hill’s business. Factors outside of Benson Hill’s and STPC’s respective control may, at any time, arise. As a result of these factors, New Benson Hill may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if STPC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with STPC’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.
New Benson Hill’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the merger is consummated could have a material adverse effect on its business.
Benson Hill is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the merger and the other transactions contemplated by the merger agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New Benson Hill’s annual report for the year ending December 31, 2021 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Benson Hill as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the merger. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
New Benson Hill will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Benson Hill’s securities less attractive to investors and may make it more difficult to compare New Benson Hill’s performance to the performance of other public companies.
New Benson Hill will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Benson Hill’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Benson Hill’s stockholders may not have access to certain information they may deem important. New Benson Hill will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following January 8, 2026, (b) in which New Benson Hill has total annual gross revenue of at least $1.07 billion, or (c) in which New Benson Hill is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th subject to compliance with periodic reporting requirements for a period of at least twelve (12) months, and (2) the date on which New Benson Hill has issued more than $1.0 billion in non-convertible debt securities during the prior three (3) year period. STPC cannot predict whether investors will find New Benson Hill’s securities less attractive because it will rely on these exemptions. If some investors find the combined company’s securities less attractive as a result of the combined company’s reliance on these exemptions, the trading prices of the combined company’s securities may be lower than they otherwise would be, there may be a less active trading market for New Benson Hill’s securities and the trading prices of the combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. STPC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of STPC’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The future exercise of registration rights may adversely affect the market price of New Benson Hill Common Stock.
Certain New Benson Hill stockholders will have registration rights for restricted securities. In connection with the consummation of the merger, New Benson Hill will enter into the IRA with STPC, the Sponsor and certain other stockholders of New Benson Hill, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders that will own an aggregate of 99,790,758 shares of New Benson Hill Common Stock upon consummation of the merger, representing approximately 58.9% of the outstanding shares of New Benson Hill Common Stock assuming the maximum number of shares of STPC’s Class A Common Stock are redeemed in connection with the merger or approximately 47.6% of the outstanding shares of New Benson Hill Common Stock assuming no shares of STPC’s Class A Common Stock are redeemed in connection with the merger. Sales of a substantial number of shares of New Benson Hill Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Benson Hill Common Stock.
STPC Warrants will become exercisable for New Benson Hill Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Benson Hill stockholders.
Outstanding STPC Warrants to purchase an aggregate of 16.6 million shares of New Benson Hill Common Stock will become exercisable on the later of thirty (30) days after the completion of the merger or twelve (12) months from the consummation of STPC’s IPO. Each warrant entitles the holder thereof to purchase one (1) share of New Benson Hill Common Stock at a price of $11.50 per whole share, subject to adjustment. STPC Warrants may be exercised only for a whole number of shares of New Benson Hill Common Stock. To the extent such warrants are exercised, additional shares of New Benson Hill Common Stock will be issued, which will result in dilution to the then existing holders of New Benson Hill Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Benson Hill Common Stock.
STPC’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Benson Hill’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Benson Hill, all of whom STPC expects to stay with the combined company following the consummation of the merger. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.
STPC’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Benson Hill’s ability to successfully operate the business following the consummation of the merger is dependent upon the efforts of certain key personnel of Benson Hill. Although STPC expects key personnel to remain with the combined company following the consummation of the merger, there can be no assurance that they will do so. It is possible that Benson Hill will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the merger, certain of the key personnel of Benson Hill may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.
The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in STPC’s name, actions against STPC’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against STPC’s directors, officers, other employees or stockholders.
The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in STPC’s name, actions against STPC’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with STPC or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although such stockholders will not be deemed to have waived STPC’s compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, STPC may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
The Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Additional Risks Relating to Ownership of New Benson Hill Common Stock Following the Merger
The NYSE may delist New Benson Hill’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Benson Hill to additional trading restrictions.
Currently, STPC’s units, Class A Common Stock and public warrants are publicly traded on the NYSE. We intend to list the combined company’s common stock and public warrants on the NYSE under the symbols BHIL and BHIL WS, respectively, upon the closing of the merger. STPC will not have units traded following closing of the merger. STPC cannot assure you that its securities will continue to be listed on the NYSE following the merger. In order to continue listing its securities on the NYSE following the merger, New Benson Hill will be required to maintain certain financial, distribution and stock price levels. Generally, New Benson Hill will be required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with the merger, New Benson Hill will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of its securities on the NYSE. For instance, New Benson Hill’s stock price would generally be required to be at least $4.00 per share and New Benson Hill’s market capitalization would generally be required to be at least $150,000,000. In addition to the listing requirements for the New

Benson Hill Common Stock, the NYSE imposes listing standards on warrants. We cannot assure you that New Benson Hill will be able to meet those initial listing requirements at that time.
If NYSE delists New Benson Hill’s securities from trading on its exchange and New Benson Hill is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that the New Benson Hill Common Stock is a “penny stock” which will require brokers trading in New Benson Hill Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since STPC’s units, Class A Common Stock and public warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While STPC is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if STPC was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.
The SPTC Warrants are accounted for as liabilities and the changes in value of such warrants could have a material effect on New Benson Hill’s financial results following the merger.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the STPC Warrants.
As a result of the SEC Statement, STPC reevaluated the accounting treatment of its public warrants and Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. STPC conducted a valuation of its warrants and restated its previously issued post-IPO balance sheet dated as of January 8, 2021 and related notes and included on such balance sheet are derivative liabilities related to embedded features contained within the STPC Warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. Following the merger, New Benson Hill’s consolidated financial statements and results of operations may fluctuate quarterly, as a result of the recurring fair value measurement of the STPC Warrants, based on factors which are outside of New Benson Hill’s control. Due to the recurring fair value measurement, New Benson Hill may recognize non-cash gains or losses on the STPC Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of New Benson Hill’s securities.

New Benson Hill’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.
The trading price of the New Benson Hill Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to Benson Hill’s Business and Industry” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of New Benson Hill’s competitors;

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the impact of the COVID-19 pandemic and its effect on New Benson Hill’s business and financial conditions;

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changes in expectations as to New Benson Hill’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by New Benson Hill or its competitors;

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announcements by New Benson Hill or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in New Benson Hill’s management;

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changes in general economic or market conditions or trends in New Benson Hill’s industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Benson Hill’s business;

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future sales of New Benson Hill Common Stock or other securities;

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investor perceptions or the investment opportunity associated with New Benson Hill Common Stock relative to other investment alternatives;

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the public’s response to press releases or other public announcements by New Benson Hill or third parties, including New Benson Hill’s filings with the SEC;

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litigation involving New Benson Hill, New Benson Hill’s industry, or both, or investigations by regulators into New Benson Hill’s operations or those of New Benson Hill’s competitors;

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guidance, if any, that New Benson Hill provides to the public, any changes in this guidance or New Benson Hill’s failure to meet this guidance;

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the development and sustainability of an active trading market for New Benson Hill’s stock;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Benson Hill Common Stock, regardless of New Benson Hill’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Benson Hill Common Stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Benson Hill was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Benson Hill’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on New Benson Hill Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
New Benson Hill intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Benson Hill Common Stock will be at the sole discretion of New Benson Hill’s board of directors. New Benson Hill’s board of directors may take into account general and economic conditions, New Benson Hill’s financial condition and results of operations, New Benson Hill’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Benson Hill to its stockholders or by its subsidiaries to it and such other factors as New Benson Hill’s board of directors may deem relevant. In addition, New Benson Hill’s ability to pay dividends is limited by covenants of Benson Hill’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New Benson Hill incurs. As a result, you may not receive any return on an investment in New Benson Hill Common Stock unless you sell New Benson Hill Common Stock for a price greater than that which you paid for it.
If securities analysts do not publish research or reports about New Benson Hill’s business or if they downgrade New Benson Hill’s stock or New Benson Hill’s sector, New Benson Hill’s stock price and trading volume could decline.
The trading market for New Benson Hill Common Stock will rely in part on the research and reports that industry or financial analysts publish about New Benson Hill or its business. New Benson Hill will not control these analysts. In addition, some financial analysts may have limited expertise with Benson Hill’s model and operations. Furthermore, if one or more of the analysts who do cover New Benson Hill downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Benson Hill’s stock could decline. If one or more of these analysts ceases coverage of New Benson Hill or fails to publish reports on it regularly, New Benson Hill could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.
Future sales, or the perception of future sales, by New Benson Hill or its stockholders in the public market following the merger could cause the market price for New Benson Hill Common Stock to decline.
The sale of shares of New Benson Hill Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Benson Hill Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Benson Hill to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the merger, using the value of the Trust Account as of June 30, 2021, and subject to the assumptions set forth in “Basis of Presentation and Glossary,” New Benson Hill would have a total of approximately 209.7 million shares of common stock (assuming no redemptions) outstanding. All shares issued in the merger will be freely tradable without registration under the Securities Act and without restriction by persons other than New Benson Hill’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Benson Hill’s directors, executive officers and other affiliates.
In connection with the merger, certain substantial holders of Benson Hill’s common stock (determined on an as-converted basis) (the “New Holders”) have agreed with STPC, subject to certain exceptions, (i) not to transfer or dispose of their New Benson Hill Common Stock until (x) the earlier of six (6) months after the consummation of the merger and (y) the date after the closing on which New Benson Hill completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Benson Hill’s stockholders having the right to exchange their equity holdings in New Benson Hill for cash, securities or other property, and (ii) not engage, directly or indirectly, in any short sales or other hedging or derivative transactions involving STPC’s common stock or warrants beginning on the date that the merger agreement is executed and ended six (6) months after the consummation of the merger. In addition, STPC’s current officers and directors and their affiliates, New Benson Hill’s Chief Executive Officer and Chairman (together with the New Holders, the “Investors”) have agreed with STPC, subject to certain exceptions, not to transfer or dispose of their New Benson Hill Common Stock during the period from the date of the closing of the merger through the earlier of (i) the first anniversary of the consummation of merger, (ii) the date that the closing price of the New Benson Hill Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Benson Hill’s stockholders having the right to exchange their shares of New Benson Hill Common Stock for cash, securities or other property.
Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other stockholders of New Benson Hill will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to STPC. In addition, pursuant to the IRA, the Investors and certain other stockholders will have the right, subject to certain conditions, to require New Benson Hill to register the sale of their shares of New Benson Hill Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of New Benson Hill Common Stock to decline. Following completion of the merger, the shares covered by registration rights (including in respect of the shares issued in connection with the PIPE Investment) will represent approximately       % of the then-outstanding New Benson Hill Common Stock.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New Benson Hill Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Benson Hill to raise additional funds through future offerings of New Benson Hill’s shares of Class A Common Stock or other securities.
In addition, the shares of New Benson Hill Common Stock reserved for future issuance under New Benson Hill’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New Benson Hill Common Stock expected to be reserved for future issuance under its equity incentive plans is equal to       % of the aggregate number of shares of New Benson Hill Common Stock outstanding at closing, reduced by the number of shares of STPC common stock, if any, that are subject to STPC options. The compensation committee of New Benson Hill’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. New Benson Hill is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Benson Hill Common Stock or securities convertible into or exchangeable for shares of New Benson Hill Common Stock issued pursuant to New Benson Hill’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, New Benson Hill may also issue its securities in connection with investments or acquisitions. The amount of shares of New Benson Hill Common Stock issued in connection with an investment or acquisition could constitute a material portion of New Benson Hill’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Benson Hill’s stockholders.
Anti-takeover provisions in New Benson Hill’s organizational documents could delay or prevent a change of control.
Certain provisions of New Benson Hill’s second amended and restated certificate of incorporation and amended and restated bylaws to become effective upon the consummation of the merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Benson Hill’s stockholders.
These provisions, among other things:

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authorize New Benson Hill’s board of directors to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to our existing common stock;

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eliminate the ability of stockholders to call special meetings of stockholders;

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eliminate the ability of stockholders to fill vacancies on New Benson Hill’s board of directors;

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establish advance notice requirements for nominations for election to New Benson Hill’s board of directors or for proposing matters that can be acted upon by stockholders at our annual stockholder meetings;

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permit New Benson Hill’s board of directors to establish the number of directors, provided that the board must consist of at least five and no more than fifteen directors;

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provide that New Benson Hill’s board of directors is expressly authorized to make, alter or repeal New Benson Hill’s amended and restated bylaws;

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require, prior to            , 2024, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend New Benson Hill’s amended and restated bylaws and specific provisions of New Benson Hill’s second amended and restated certificate of incorporation; and

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limit the jurisdictions in which certain stockholder litigation may be brought.

As a Delaware corporation, New Benson Hill will be subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three (3) years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of our company.
These anti-takeover provisions could make it more difficult for a third-party to acquire New Benson Hill, even if the third-party’s offer may be considered beneficial by many of New Benson Hill’s stockholders. As a result, New Benson Hill’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Benson Hill to take other corporate actions you desire. See “Description of New Benson Hill Capital Stock” beginning on page 231.
New Benson Hill’s second amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Benson Hill’s stockholders, which could limit New Benson Hill’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Benson Hill or its directors, officers, employees or stockholders.
New Benson Hill’s second amended and restated certificate of incorporation will provide that, unless New Benson Hill consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, New Benson Hill’s second amended and restated certificate of incorporation will provide that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United

States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit New Benson Hill by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in New Benson Hill’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Certain of New Benson Hill’s stockholders, including the Sponsor, may engage in business activities which compete with New Benson Hill or otherwise conflict with New Benson Hill’s interests.
The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New Benson Hill. New Benson Hill’s second amended and restated certificate of incorporation will provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by New Benson Hill (including any non-employee director who serves as one of New Benson Hill’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Benson Hill operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New Benson Hill’s business and, as a result, those acquisition opportunities may not be available to New Benson Hill.
Risks Relating to Redemption
There is no guarantee that a STPC public stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a public stockholder may be able to sell the shares of New Benson Hill Common Stock in the future following the completion of the merger. Certain events following the consummation of any business combination, including the merger, may cause an increase in New Benson Hill’s stock price, and may result in a lower value realized now than an STPC stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares of Class A Common Stock. Similarly, if an STPC public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Benson Hill Common Stock after the consummation of the merger, and there can be no assurance that a stockholder can sell his, her or its shares of New Benson Hill Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. See ‘‘Questions and Answers — Questions and Answers About the STPC Special Meeting — How do redemptions affect the value of my New Benson Hill Common Stock?’’
Furthermore, all public warrants will remain outstanding after consummation of the merger even if all shares of Class A Common Stock are redeemed by STPC public stockholders. Based on the average of the high and low trading prices of the public warrants on the NYSE on June 18, 2021, the public warrants had an aggregate value of $15.1 million. However, there can be no assurance that the trading price of the public warrants or the shares of New Benson Hill Common Stock issuable upon exercise of the public warrants will increase due to redemptions of the Class A Common Stock. See “— Additional Risks Relating to Ownership of New Benson Hill Common Stock Following the Merger — New Benson Hill’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.”
An STPC public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If STPC public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, holders of Class A Common Stock are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to STPC’s transfer agent no later than 5:00 p.m., Eastern Time, on the second business day prior to the vote at the STPC Special Meeting. If a holder fails to properly seek redemption as described in this proxy statement/prospectus and the merger with Benson Hill is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “STPC Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Class A Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Common Stock.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares of Class A Common Stock or, if part of such a group, the group’s Class A Common Stock, in excess of 15% of the shares of Class A Common Stock. Your inability to redeem any such excess shares of Class A Common Stock could resulting in you suffering a material loss on your investment in STPC if you sell such excess Class A Common Stock in open market transactions. STPC cannot assure you that the value of such excess Class A Common Stock will appreciate over time following the merger or that the market price of the Class A Common Stock will exceed the per-share redemption price.
There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Class A Common Stock.
There is some uncertainty regarding the federal income tax consequences to holders of Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A Common Stock following the redemption, and if so, the total number of shares of Class A Common Stock held by the holder both before and after the redemption relative to all shares of Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in STPC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Consequences.”

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
STPC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger and other transactions contemplated by the merger agreement, as more fully described below. The following unaudited pro forma condensed combined balance sheet of New Benson Hill as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of New Benson Hill for the six months ended June 30, 2021 and the year ended December 31, 2020 present the combination of the financial information of STPC and Benson Hill after giving effect to the following transactions:
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the reverse recapitalization between Benson Hill and STPC pursuant to the merger,

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the consummation of STPC’s IPO which occurred on January 8, 2021,

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the Benson Hill Preferred Conversion,

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the Debt Payoff, and

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the issuance of an aggregate of 22.5 million shares of Class A Common Stock of STPC at a price of $10.00 per share pursuant to the PIPE Investment.

Collectively these transactions are referred to as the “Transaction Adjustments”, described in the accompanying notes. STPC and Benson Hill are collectively referred to herein as the “Companies,” and the Companies, subsequent to the merger, STPC’s IPO, the Benson Hill Preferred Conversion, the Debt Payoff and the PIPE Investment, are referred to herein as “New Benson Hill.”
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Transaction Adjustments as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Transaction Adjustments as if they had occurred on June 30, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Benson Hill’s financial condition or results of operations would have been had the Transaction Adjustments occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Benson Hill. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Transaction Adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The historical financial information of STPC was derived from the unaudited condensed consolidated financial statements of STPC as of and for the six months ended June 30, 2021 and the audited financial statements of STPC as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Benson Hill was derived from the unaudited condensed consolidated financial statements of Benson Hill as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of Benson Hill as of and for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of STPC and Benson Hill and the notes thereto, as well as the disclosures contained in the sections titled “STPC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Transaction
On May 8, 2021, STPC, Merger Sub and Benson Hill entered into the merger agreement, pursuant to which Benson Hill will be merged with and into Merger Sub, with Benson Hill surviving the merger. After giving effect to the merger, STPC will own, directly or indirectly, all of the issued and outstanding equity interests of Benson Hill and its subsidiaries and will become New Benson Hill. Existing Benson Hill equity holders will hold a portion of the common stock of New Benson Hill.
Subject to the terms and conditions of the merger agreement, the consideration to be received by the Existing Benson Hill equity holders in connection with the merger will be 130 million shares of New Benson Hill Common Stock, valued at $10.00 per share for total merger consideration of $1.3 billion. These shares will be allocated pro-rata among the holders of Existing Benson Hill Common Stock on a fully-diluted and as-converted to Existing Benson Hill Common Stock basis, including the number of shares of Existing Benson Hill Common Stock issuable upon the Benson Hill Preferred Conversion and the number of shares of Existing Benson Hill Common Stock subject to outstanding Benson Hill Options. If the merger took place on June 30, 2021 on a pro forma basis, out of the 130 million shares of New Benson Hill Company Stock that would be received by Pre-Closing Holders, approximately 119.3 million shares would be allocated to holders of Existing Benson Hill Common Stock and Benson Hill Preferred Stock and 13.0 million shares would be reserved for New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options) to be issued in exchange for corresponding Benson Hill Options.
In addition, immediately after the completion of the merger, certain investors have agreed to subscribe for and purchase an aggregate of $225.0 million of New Benson Hill Common Stock in connection with the PIPE Investment at a value of $10.00 per share.
In connection with the merger, certain Pre-Closing Holders will receive approximately 17.6 million Earn Out Shares contingent upon achieving certain market share price milestones within the Earn Out Period. These Earn Out Shares will be forfeited if the set milestones are not reached. The Earn Out Shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.
All settlement scenarios associated with the Earn Out Shares, including those under fundamental change events, are indexed to New Benson Hill’s own common stock. As such, the Earn Out Shares are treated as an equity classified contract.
Earn Out Awards with a value equivalent to 2.0 million shares of New Benson Hill Common Stock, which are subject to the same vesting terms and conditions as the Earn Out Shares, are not incorporated into the unaudited condensed combined financial information because they will be granted only subsequent to the merger under the Incentive Plan to certain holders of Benson Hill Options. The value of the Earn Out Awards, to be determined at issuance subsequent to the merger, is expected to be recognized as a stock compensation expense consistent with GAAP.
The following summarizes the number of shares of New Benson Hill Common Stock outstanding following the consummation of the merger, STPC’s IPO, and the PIPE Investment under the two scenarios, at the consummation of the merger excluding the potential dilutive effect of the exercise or vesting of warrants and stock options:
	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
Benson Hill Stockholders(1)	136,841,207	65.3%	136,841,207	80.8%
STPC Public Stockholders	40,250,000	19.2%	—	—
STPC Founder Shares(1)	10,062,500	4.8%	10,062,500	5.9%
Total STPC Shares	50,312,500	24.0%	10,062,500	5.9%
PIPE Investors	22,500,000	10.7%	22,500,000	13.3%
Total	209,653,707	100.0%	169,403,707	100.0%

(1)
Figures and percentages include the 17.6 million Earn Out Shares and the 2.0 million Sponsor Earn Out Shares but exclude the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options). See “Proposal No. 7  —  The Incentive

Plan Proposal” for additional information. See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New Benson Hill share calculations and ownership percentages.
Accounting Treatment
The merger will be accounted for as a reverse recapitalization because Benson Hill has been determined to be the accounting acquirer in accordance with GAAP under both the no redemption and maximum redemption scenarios. Under this method of accounting, STPC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. The net assets of STPC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Benson Hill. This accounting treatment determination was primarily based on the following:
•
The Pre-Closing Holders will hold the majority of voting rights in New Benson Hill or be the largest single voting interest block in New Benson Hill, in the maximum and minimum redemption scenarios, respectively;

•
The pre-combination directors of Benson Hill will be the majority of the directors on the board of directors of New Benson Hill;

•
Senior management of Benson Hill will comprise the senior management of New Benson Hill; and

•
Operations of Benson Hill will comprise the ongoing operations of New Benson Hill.

Basis of Pro Forma Presentation
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial information of STPC and Benson Hill has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the merger, the consummation of STPC’s IPO, the Benson Hill Preferred Conversion, the Debt Payoff and the PIPE Investment, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of shares of STPC Class A Common Stock into cash:
•
Assuming No Redemptions: This presentation assumes that no STPC stockholders exercise redemption rights with respect to their shares of Class A Common Stock.

•
Assuming Maximum Redemptions: This scenario assumes that 40,250,000 shares of STPC’s Class A Common Stock are redeemed pursuant to their redemption rights at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $225 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $49.7 million. This scenario includes all adjustments contained in above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. The unaudited pro forma condensed combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Benson Hill incurred significant losses during the historical periods presented.

The unaudited pro forma condensed combined information contained herein assumes that the STPC stockholders approve the merger. STPC’s public stockholders may elect to redeem their shares of Class A Common Stock for cash even if they approve the merger. STPC cannot predict how many of its public stockholders will exercise their right to have their shares of Class A Common Stock redeemed for cash. As a result, New Benson Hill has provided the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Benson Hill equity between holders of the ordinary shares. The first scenario, or “no redemption scenario,” assumes that none of STPC’s public stockholders will exercise their right to have their shares of Class A Common Stock redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of shares of Class A Common Stock that could be redeemed for cash while still leaving sufficient cash available to consummate the merger will exercise their right to have their shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

NEW BENSON HILL
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2021
(In thousands)
	STPC (Historical)	Benson Hill (Historical)	No redemption scenario			Maximum redemption scenario
			Transaction Adjustments	Note	Pro Forma	Transaction Adjustments	Note	Pro Forma
Current assets
Cash and cash equivalents	$1,630	$12,992	$402,629	(a)	$559,222	$(402,629)	(g)	$156,593
			225,000	(b)
			(49,678)	(c)
			3,966	(d)
			(37,317)	(f)
Marketable securities	—	29,634			29,634			29,634
Accounts receivable, net	—	22,444			22,444			22,444
Inventories, net	—	12,977			12,977			12,977
Prepaid expenses and other current assets	1,571	7,581			9,152			9,152
Total current assets	3,201	85,628	544,600		633,429	(402,629)		230,800
Property and equipment, net	—	52,479			52,479			52,479
Right of Use asset, net	—	32,747			32,747			32,747
Goodwill and intangible assets, net	—	23,477			23,477			23,477
Marketable securities held in trust	402,629	—	(402,629)	(a)	—			—
Other assets	—	3,975	(2,461)	(c)	1,514			1,514
Total assets	$405,830	$198,306	$139,510		$743,646	$(402,629)		$341,017
Current liabilities
Accounts payable	$57	$22,642	(8)	(c)	$22,691			$22,691
Revolving line of credit	—	2,970	(2,970)	(f)	—			—
Current lease liability	—	2,029			2,029			2,029
Current maturities of long-term debt	—	7,767	(7,767)	(f)	—			—
Accrued expenses and other liabilities	3,333	15,616	(2,131)	(c)	16,818			16,818
Total current liabilities	3,390	51,024	(12,876)		41,538			41,538
Long-term debt	—	21,096	(21,096)	(f)	—			—
Long-term lease liability	—	33,553			33,553			33,553
Deferred underwriting commissions	14,088	—	(14,088)	(c)	—			—
Warrant liability	30,983	7,960	(7,960)	(d)	30,983			30,983

Total liabilities	48,461	113,633	(56,020)		106,074			106,074
Redeemable convertible preferred stock	—	287,308	11,926	(d)	—			—
			(299,234)	(d)
Class A Common Stock subject to redemption	352,369	—	(352,369)	(e)	—			—
Stockholders’ deficit
Common stock	1	7	2	(b)	24	(4)	(g)	20
			10	(d)
			4	(e)
Additional paid-in capital	14,783	1,849	224,998	(b)	854,523	(402,625)	(g)	451,898
			(28,912)	(c)
			299,224	(d)
			352,365	(e)
			(9,784)	(e)
Accumulated deficit	(9,784)	(204,089)	9,784	(e)	(216,573)			(216,573)
			(12,484)	(c)(f)
Accumulated other comprehensive loss	—	(402)	—		(402)			(402)
Total stockholders’ equity (deficit)	5,000	(202,635)	835,207		637,572	(402,629)		234,943
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$405,830	$198,306	$139,510		$743,646	$(402,629)		$341,017

NEW BENSON HILL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2021
(In thousands except share and per share data)
	STPC (Historical)	Benson Hill (Historical)	No redemption scenario			Maximum redemption scenario
			Transaction Adjustments	Note	Pro Forma	Transaction Adjustments	Note	Pro Forma
Revenues	$—	$71,494			$71,494			$71,494
Cost of sales	—	70,955			70,955			70,955
Gross profit	—	539			539			539
Operating expenses:
Research and development	—	15,945			15,945			15,945
Selling, general and administrative expenses	4,540	29,494	7,000	(j)	41,034			41,034
Total operating expenses	4,540	45,439	7,000		56,979			56,979
Loss from operations	(4,540)	(44,900)	(7,000)		(56,440)			(56,440)
Other expense (income):
Interest expense, net	—	5,254	(1,622)	(h)	6,397			6,397
			(2,719)	(i)
			5,484	(k)
Other expense (income), net	5,239	(388)	(828)	(i)	4,023			4,023
Total other expense (income), net	5,239	4,866	315		10,420			10,420
Net loss before income tax	(9,779)	(49,766)	(7,315)		(66,860)			(66,860)
Income tax expense	—	—			—			—
Net loss	$(9,779)	$(49,766)	$(7,315)		$(66,860)			$(66,860)
Net loss per share:
Weighted average shares outstanding, basic and diluted(1)	10,011,740	6,092,000			190,094,527			149,844,527
Basic and diluted net loss per share(1)	$(0.98)	$(8.17)			$(0.35)			$(0.45)

(1)
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the Pro Forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

NEW BENSON HILL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020
(In thousands except share and per share data)
			STPC IPO Transaction Adjustments		No redemption scenario			Maximum redemption scenario
	STPC (Historical)	Benson Hill (Historical)		Note	Transaction Adjustments	Note	Pro Forma	Transaction Adjustments	Note	Pro Forma
Revenues	$—	$114,348	$—				$114,348			$114,348
Cost of sales	—	102,430	—				102,430			102,430
Gross profit	—	11,918	—				11,918			11,918
Operating expenses:
Research and development	—	29,457	—				29,457			29,457
Selling, general and administrative expenses	6	37,446	—		7,000	(o)	44,452			44,452
Impairment of goodwill	—	4,832	—				4,832			4,832
Total operating expenses	6	71,735	—		7,000		78,741			78,741
Loss from operations	(6)	(59,817)	—		(7,000)		(66,823)			(66,823)
Other expense (income):
Interest expense, net	—	7,369	—		(5,414)	(m)	7,582			7,582
					(661)	(n)
					6,288	(p)
Other (income) expense, net	—	(75)	827	(l)	(827)	(l)	(75)			(75)
Total other expense (income), net	—	7,294	827		(614)		7,507			7,507
Net loss before income tax	(6)	(67,111)	(827)		(6,386)		(74,330)			(74,330)
Income tax expense	—	48	—				48			48
Net loss	$(6)	$(67,159)	$(827)		$(6,386)		$(74,378)			$(74,378)
Less: Deemed dividend to preferred shareholders		$6,102					$6,102			$6,102
Net loss attributable to common shareholders		$(73,261)					$(80,480)			$(80,480)
Net loss per share:
Weighted average shares outstanding, basic and diluted(1)	8,750,000	5,662,000					190,094,527			149,844,527
Basic and diluted net loss per share(1)	$(0.00)	$(12.94)					$(0.42)			$(0.54)

(1)
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the Pro Forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

Transaction Adjustments
Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
All Scenario Transaction Adjustments

(a)
Represents the reclassification of marketable securities held in a STPC trust account that becomes available to fund the merger.

(b)
Represents the issuance to certain investors, as part of the PIPE Investment, of 22.5 million shares of Class A Common Stock of STPC pursuant to the PIPE Agreements at a price of $10.00 per share.

(c)
Reflects payment of transaction costs anticipated in consummating the merger in the amount of approximately $50.0 million ($0.3 million of which was prepaid), including the payment of deferred underwriting and other transaction fees of $14.1 million associated with STPC’s IPO. Underwriting and other transaction fees associated with the merger are estimated at $35.9 million, of which $28.9 million are reflected as a reduction to additional paid-in capital and $7.0 million are expensed.

(d)
Represents 1) the exercise of 1,076,724 Benson Hill Warrants to purchase Benson Hill Preferred Stock at a strike price of $3.68 resulting in cash proceeds of $4.0 million the concurrent issuance of an equal number of Benson Hill Series C-1 Preferred Stock; and 2) the conversion of 103,975,285 shares of Benson Hill Preferred Stock into New Benson Hill Common Stock and additional paid in capital.

(e)
Represents 1) the conversion of 40,250,000 STPC Class A Common Stock subject to redemption into an equal number of New Benson Hill Common Stock and additional paid in capital at a value of $352.4 million; and 2) the reclassification of STPC historical accumulated deficit of $9.8 million to additional paid in capital.

(f)
Represents the repayment of Benson Hill outstanding indebtedness of $33.9 million plus an estimated prepayment penalty of $3.4 million. Also, in conjunction with this repayment, $2.1 million of unamortized debt discount is expensed.

Maximum Redemption Scenario Only Transaction Adjustments
(g)
Represents the amount paid to STPC stockholders who are assumed to exercise redemption rights under the maximum redemption scenario.

Adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021:
(h)
Represents the elimination of interest expense, amortization of debt discount and debt issuance costs fees associated with debt to be repaid with proceeds from the merger.

(i)
Represents the elimination of fair market value adjustment on the Benson Hill Warrants for Benson Hill Preferred Stock and the offering costs of $0.8 million related to the issuance of the STPC Warrants.

(j)
Represents transaction expenses of $7.0 million.

(k)
Represents the estimated prepayment penalty of $3.4 million and the write off of unamortized debt discount of $2.1 million resulting from the early repayment of outstanding indebtedness.

Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:
(l)
Represents the offering costs of $0.8 million related to the issuance of the STPC Warrants, which are subsequently eliminated in the No Redemption and Maximum Redemption Scenarios.

(m)
Represents the elimination of interest expense, amortization of debt discount and commitment fees associated with debt to be repaid with proceeds from the merger.

(n)
Represents the elimination of fair market value adjustment on the Benson Hill Warrants for Benson Hill Preferred Stock.

(o)
Represents transaction expenses of $7.0 million.

(p)
Represents the estimated prepayment penalty of $3.4 million and the write off of unamortized debt discount of $2.8 million resulting from the early repayment of outstanding indebtedness.

Loss per Share
Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding at the beginning of the periods presented.
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss.
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the pro forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).
The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
Anti-dilutive common share equivalents:
Public Warrants	10,062,500
Private Placement Warrants	6,553,454
New Benson Hill Options in Exchange for Benson Hill Options	12,967,135
Total anti-dilutive common share equivalents	29,583,089

STPC SPECIAL MEETING OF STOCKHOLDERS
General
STPC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the STPC Special Meeting to be held on            , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides STPC’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the STPC Special Meeting.
Date, Time and Place
The STPC Special Meeting will be held on            , 2021, at       Eastern Time, via a virtual meeting. On or about      , 2021, STPC commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the STPC Special Meeting.
Purpose of STPC Special Meeting
STPC stockholders are being asked to vote on the following proposals:
1.
the Business Combination Proposal;

2.
the Charter Proposals;

3.
the NYSE Proposal;

4.
the Incentive Plan Proposal; and

5.
the Adjournment Proposal (if necessary).

Recommendation of the STPC Board of Directors
The STPC board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of STPC and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the STPC Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The STPC board of directors unanimously recommends that STPC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the STPC Special Meeting if you owned shares of STPC common stock at the close of business on            , 2021, which is the record date for the STPC Special Meeting. You are entitled to one (1) vote for each share of STPC common stock that you owned as of the close of business on the STPC record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the STPC record date, there were      shares of common stock outstanding, of which     are shares of Class A Common Stock and 10,062,500 are Founder Shares.
Vote of the Sponsor and STPC’s Directors and Officers
STPC has entered into agreements with the Sponsor and STPC’s officers and directors pursuant to which (i) each has agreed to vote any shares of STPC common stock owned by it in favor of the Business Combination Proposal, (ii) each has agreed to waive certain of their anti-dilution and conversion rights and (iii) Sponsor has agreed to convert 1,996,500 shares of its Class B Common Stock into the Sponsor Earn Out Shares.

The Sponsor has waived any redemption rights, including with respect to shares of STPC common stock purchased in STPC’s IPO or in the aftermarket, in connection with merger. The Founder Shares held by the Sponsor have no redemption rights upon STPC’s liquidation and will be worthless if no business combination is effected by STPC by January 8, 2023. However, the Sponsor is entitled to redemption rights upon STPC’s liquidation with respect to any shares of Class A Common Stock they may own.
Quorum and Required Vote for Proposals for the STPC Special Meeting
A quorum of STPC stockholders is necessary to hold a valid meeting. A quorum will be present at the STPC Special Meeting if a majority of the issued and outstanding STPC common stock entitled to vote as of the STPC record date at the STPC Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of STPC common stock, will count towards this quorum. As of the STPC record date for the STPC Special Meeting,      shares of STPC common stock would be required to achieve a quorum.
Approval of the Business Combination Proposal, the NYSE Proposal and the Incentive Plan Proposal require the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present.
Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the then-outstanding shares of STPC common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present. The STPC board of directors has already approved each of the proposals.
If STPC stockholders fail to approve the Business Combination Proposal or the NYSE Proposal, or, unless otherwise waived by Benson Hill and STPC, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then the merger may not be consummated. If STPC does not consummate the merger and fails to complete an initial business combination by January 8, 2023, STPC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Recommendation of the STPC Board of Directors
STPC’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of, STPC and its stockholders. Accordingly, STPC’s board of directors unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and the other proposals hereby.
When you consider the recommendation of STPC’s board of directors in favor of approval of these proposals, you should keep in mind that STPC’s directors and officers have interests in the merger that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:
•
If the merger or another business combination is not consummated by January 8, 2023, STPC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Class A Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,062,500 Founder Shares held by the Sponsor, our directors and our senior advisor, which was acquired for an aggregate purchase price of $25,000 prior to STPC’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $ based upon the closing price of $ per public share on the NYSE on      , 2021, the STPC record date.
•
The Sponsor purchased an aggregate of 6,553,454 Private Placement Warrants from STPC for an aggregate purchase price of $13,106,909 (or $2.00 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of STPC’s IPO. A portion of the proceeds STPC received from these purchases were placed in the Trust Account. Such warrants had an estimated aggregate value of $      based on the closing price of $     per public warrant on the NYSE on      , 2021, the STPC record date. The Private Placement Warrants will become worthless if STPC does not consummate a business combination by January 8, 2023.

•
If STPC is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by STPC for services rendered or contracted for or products sold to STPC. If STPC consummates a business combination, on the other hand, STPC will be liable for all such claims.

•
STPC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on STPC’s behalf, such as identifying and investigating possible business targets and business combinations. Out-of-pocket expenses reimbursed to officers, directors and their affiliates total approximately $25,000. However, if STPC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, STPC may not be able to reimburse these expenses if the merger or another business combination, are not completed by January 8, 2023.

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The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. For purposes of approval, a failure to vote, an abstention or a broker non-vote will have no effect on the Business Combination Proposal and the Adjournment Proposal. However, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposals. Under Delaware law, a stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the NYSE Proposal and the Incentive Plan Proposal. However, for purposes of the NYSE Proposal and the Incentive Plan Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals.
Voting Your Shares
Each share of STPC common stock that you own in your name entitles you to one (1) vote on each of the proposals for the STPC Special Meeting. Your one or more proxy cards show the number of shares of STPC common stock that you own. There are several ways to have your shares of common stock voted:
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You can submit a proxy to vote your shares by calling the toll-free number shown on your proxy card and voting over the phone.

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You can submit a proxy to vote your shares by visiting the website shown on your proxy card and voting via the internet.

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You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the STPC Special Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of STPC common stock will be voted as recommended by STPC’s board of directors. STPC’s board of directors unanimously recommends that STPC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).
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You can attend the STPC Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of STPC common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way STPC can be sure that the broker, bank or nominee has not already voted your shares of STPC common stock.

Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify STPC’s secretary in writing before the STPC Special Meeting that you have revoked your proxy; or

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you may attend the STPC Special Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters May be Presented at the STPC Special Meeting
The STPC Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). Under STPC’s bylaws, no other matters may be considered at the STPC Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the STPC Special Meeting.
Who Can Answer Your Questions About Voting
If have any questions about how to vote or direct a vote in respect of your shares of STPC common stock, you may call Morrow Sodali, STPC’s proxy solicitor, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at STPC.info@investor.morrowsodali.com.
Redemption Rights
Holders of Class A Common Stock may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Class A Common Stock may demand that STPC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.00 per share as of June 30, 2021, calculated as of two (2) business days prior to the anticipated consummation of the merger). If a holder properly seeks redemption as described in this section and the merger with Benson Hill is consummated, STPC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.
Notwithstanding the foregoing, a holder of Class A Common Stock, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Class A Common Stock. Accordingly, no shares of Class A Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be redeemed for cash.
Holders of Founder Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to STPC’s transfer agent no later than 5:00 p.m., Eastern Time, on the second business day prior to the vote at the STPC Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.
STPC’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
mzimkind@continentalstock.com
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the merger is not approved or completed for any reason, then STPC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, STPC will promptly return any shares delivered by public holders. If STPC would be left with less than $5,000,001 of net tangible assets as a result of the holders of Class A Common Stock properly demanding redemption of their shares for cash or the Minimum Cash Condition would not be satisfied, STPC will not be able to consummate the merger.
The closing price of Class A Common Stock on            , 2021, the STPC record date, was $      . The cash held in the Trust Account on such date was approximately $      million ($       per public share). Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. STPC cannot assure its stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of Class A Common Stock exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than 5:00 p.m., Eastern Time, on the second business day prior to the vote on the Business Combination Proposal by delivering your stock (either physically or electronically) to STPC’s transfer agent, and the merger is consummated.
For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences” beginning on page 205. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Appraisal Rights
Appraisal rights are not available to holders of shares of STPC common stock in connection with the merger.

Proxy Solicitation Costs
STPC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. STPC and its directors, officers and employees may also solicit proxies online. STPC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. STPC will bear the cost of the solicitation.
STPC has hired Morrow Sodali to assist in the proxy solicitation process. STPC will pay to Morrow Sodali a fee of $        , plus disbursements.
STPC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. STPC will reimburse them for their reasonable expenses.
The Sponsor
As of           , 2021, the STPC record date, the Sponsor and STPC’s directors owned of record and were entitled to vote an aggregate of 10,062,500 Founder Shares that were issued prior to STPC’s IPO. Such shares currently constitute 20% of the outstanding shares of STPC common stock. The Sponsor and STPC’s officers and directors have agreed to vote the Founder Shares, as well as any shares of STPC common stock acquired in the aftermarket, in favor of each of the proposals being presented at the STPC Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by STPC.

INFORMATION ABOUT STPC
References in this section to “we,” “our,” “us,” the “Company,” or “STPC” generally refer to Star Peak Corp II.
General
STPC is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. STPC is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
Initial Public Offering and Private Placement
In October 2020, our Sponsor purchased an aggregate of 10,062,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to the initial investment in the company of $25,000 by our Sponsor, the company had no assets, tangible or intangible. On January 4, 2021, our Sponsor transferred 40,000 Founder Shares to each of Desirée Rogers and C. Park Shaper, our independent directors.
On January 8, 2021, STPC completed its IPO of 40,250,000 units generating gross proceeds of $402,500,000. On January 8, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 5,250,000 units, at a price of $10.00 per unit (“units”), generating gross proceeds of $52,500,000. Each unit consists of one (1) share of Class A Common Stock, par value $0.0001, and one-fourth (1/4) of one (1) redeemable warrant. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.
Concurrently with the completion of STPC’s IPO, the Sponsor purchased an aggregate of 6,553,454 Private Placement Warrants, including an additional 525,000 Private Placement Warrants that were issued in connection with the exercise of the underwriters’ overallotment option, at a price of $2.00 per warrant, or $13,106,909 in the aggregate. The purchase price of the Private Placement Warrants was added to the net proceeds of STPC’s IPO and placed in the Trust Account such that the Trust Account held $402,500,000 million at the time of closing of STPC’s IPO. Each whole Private Placement Warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.
Fair Market Value of Target Business
The NYSE rules require that STPC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets is determined by STPC’s board of directors based on one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. STPC’s board of directors determined that this test was met in connection with the proposed business combination with Benson Hill as described in the section titled “The Merger” in this proxy statement/prospectus.
Stockholder Approval of Merger and Redemptions
Under STPC’s Existing Charter, in connection with any proposed business combination, STPC is required to seek stockholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of this transaction as described in the section titled “STPC Special Meeting of Stockholders” in this proxy statement/prospectus, STPC is seeking stockholder approval at a meeting called for such purpose at which public stockholders may seek to redeem their Class A Common Stock upon the completion of an initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to STPC to pay its taxes, including franchise and income taxes, divided by the number of then-outstanding public shares. Public stockholders may redeem all or a portion of their shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described and procedures set forth in this proxy statement/prospectus. There will be no redemption rights upon the completion of an initial business combination with respect to STPC Warrants.
STPC will complete the merger only if the holders of a majority of the outstanding shares of the STPC common stock, voting together as a single class, vote in favor of the merger. A majority of the voting power of the issued and outstanding STPC common stock entitled to vote at the STPC Special Meeting must be present online or represented by proxy, at the STPC Special Meeting to constitute a quorum and in order to conduct business. The holders of the Founder Shares, who collectively beneficially own approximately 20% of the issued and outstanding shares of STPC common stock, will count toward this quorum.
Voting Restrictions in Connection with Stockholder Meeting
Pursuant to the terms of the Letter Agreement entered into with STPC, the Sponsor and STPC’s officers and directors have agreed to vote any Founder Shares held by them and any shares of Class A Common Stock purchased during or after STPC’s IPO in favor of an initial business combination. See “Other Agreements — STPC Letter Agreement,” beginning on page 188 of this proxy statement/prospectus, for more information. The Sponsor, STPC’s directors and officers and their permitted transferees own at least 20% of its outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the STPC Special Meeting the Letter Agreement may make it more likely that STPC will consummate the merger. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and STPC’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and any shares of Class A Common Stock held by them in connection with the completion of an initial business combination.
Liquidation if No Initial Business Combination
STPC’s Existing Charter provides that it has until January 8, 2023 to complete an initial business combination. If STPC is unable to complete an initial business combination by such date, STPC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Class A Common Stock, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to STPC to pay its taxes, including franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding shares of Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and STPC’s board of directors, dissolve and liquidate, subject in each case to STPC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if STPC fails to complete an initial business combination by January 8, 2023.
Pursuant to the Letter Agreement, the Sponsor and STPC’s officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if STPC fails to consummate an initial business combination within 24 months from the closing of STPC’s IPO. The Sponsor and STPC’s directors and officers will be entitled to liquidating distributions from the Trust Account with respect to any shares of Class A Common Stock they hold if STPC fails to complete its initial business combination within the prescribed time frame.
Pursuant to the Letter Agreement, the Sponsor and STPC’s executive officers and directors have agreed that they will not propose any amendment to STPC’s Existing Charter that would modify the substance or timing of STPC’s obligation to provide holders of its Class A Common Stock the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of STPC’s public shares if it does not complete its initial business combination within 24 months from the closing of its IPO or with respect to any other provision relating to the rights of holders of STPC’s Class A Common

Stock unless STPC provides its public stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, including franchise and income taxes, divided by the number of the then-outstanding shares of Class A Common Stock. However, STPC will not redeem its Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001.
STPC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $      million of proceeds held outside the Trust Account as of                 , 2021, although STPC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, STPC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If STPC were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon STPC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of STPC’s creditors which would have higher priority than the claims of its public stockholders. STPC cannot assure you that the actual per-share redemption amount received by stockholders will not be reduced to less than $10.00 per public share. While STPC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although STPC seeks to have all vendors, service providers (except STPC’s independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against STPC’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, STPC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to STPC than any alternative. Examples of possible instances where STPC may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with STPC and will not seek recourse against the Trust Account for any reason. Upon redemption of the Class A Common Stock, if STPC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, STPC will be required to provide for payment of claims of creditors that were not waived that may be brought against STPC within the ten (10) years following redemption. The Sponsor has agreed that it will be liable to STPC if and to the extent any claims by a third-party (other than STPC’s independent registered public accounting firm and the underwriters of its IPO) for services rendered or products sold to STPC, or a prospective target business with which STPC has entered into a written letter of intent, confidentiality or any other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under STPC’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. STPC has not asked its Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and STPC believes that the Sponsor’s only assets are securities of its company. Therefore, STPC cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for STPC’s initial business combination and redemptions could be reduced to less than $10.00 per public share. None of STPC’s officers or directors will indemnify STPC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, STPC’s independent directors would determine whether to take legal action against its Sponsor to enforce their indemnification obligations. While STPC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce their indemnification obligations to STPC, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If STPC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
STPC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which STPC does business, execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of STPC’s IPO against certain liabilities, including liabilities under the Securities Act. STPC will have access to up to $      million of the proceeds held outside the Trust Account as of                 , 2021, with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $      million). In the event that STPC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from STPC’s Trust Account could be liable for claims made by creditors.
If STPC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in STPC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of STPC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced. Additionally, if the bankruptcy petition is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by STPC’s stockholders. Furthermore, STPC’s board may be viewed as having breached its fiduciary duty to STPC’s creditors and/or may have acted in bad faith, thereby exposing itself and STPC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. STPC cannot assure you that claims will not be brought against STPC for these reasons.
STPC’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of the initial business combination; (ii) the redemption of any Class A Common Stock properly tendered in connection with a stockholder vote to amend STPC’s Existing Charter (A) to modify the substance or timing of STPC’s obligation to provide holders of STPC’s Class A Common Stock the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of STPC’s Class A Common Stock if it does not complete the initial business combination within 24 months from the closing of its IPO, subject to applicable law and as further described herein, or (B) with respect to any other provisions relating to the rights of holders of STPC’s Class A Common Stock, and (iii) the redemption of STPC’s Class A Common Stock if it has not consummated its business combination within 24 months from the closing of its IPO. Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. In connection with the merger, a stockholder’s vote in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares of STPC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights.
Facilities
Our executive offices are located at 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201, and our telephone number is (847) 905-4500. The cost for our use of this space is included in the $10,000 per month fee we will pay to an affiliate of our Sponsor for office space, utilities, secretarial support and administrative services. We consider our current office space adequate for our current operations.
Employees
We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in.
Periodic Reporting and Financial Information
STPC has registered its units, Class A Common Stock and warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, STPC’s annual reports contain financial statements audited and reported on by its independent registered public accountants.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against STPC or any members of its management team in their capacity as such.

MANAGEMENT OF STPC
Directors and Executive Officers
The below lists STPC’s officers and directors as of      , 2021.
Name	Age	Title
Michael C. Morgan	52	Chairman
Eric Scheyer	56	Chief Executive Officer and Director
Craig Rohr	38	President
Michael D. Wilds	64	Chief Financial Officer and Chief Accounting Officer
Adam E. Daley	44	Director
Alec Litowitz	54	Director
Desirée Rogers	61	Director
C. Park Shaper	52	Director
Michael C. Morgan is our Chairman and has served as our Chairman since our IPO. In 2008, Mr. Morgan co-founded Triangle Peak Partners, LP, a multi-strategy asset management firm focused on venture capital and growth equity, and he currently serves as its Chairman and Chief Executive Officer. Since 2004, Mr. Morgan has also served as President and Chief Executive Officer of Portcullis Partners, LP, a private investment partnership and one of Triangle Peak Partners’ largest limited partners. Mr. Morgan currently serves as the lead director of Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy infrastructure companies in North America. Mr. Morgan joined Kinder Morgan at its founding in 1997 and headed Kinder Morgan’s corporate development efforts until 2001, completing 23 acquisitions worth over $5 billion. He then served as President of KMI until 2004. Mr. Morgan was also the Chairman of the Board and a director of Star Peak Energy Transition Corp. (NYSE: STPK) until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021, and has served as a director of Stem since. Mr. Morgan has also served on the board of Sunnova Energy International, Inc. (NYSE: NOVA), a leading residential solar and energy storage company, since June of 2019. Mr. Morgan first joined the board of NOVA’s predecessor (Sunnova Energy Corporation) in October 2015, served as Lead Director until March of 2016 and remained on that board until NOVA’s initial public offering in June of 2019. Mr. Morgan previously served on the boards of directors of two public energy funds affiliated with Kayne Anderson (NYSE: KYN and KYE) and on the board of directors of each of Bunchball, Lytx, and SCIenergy. Mr. Morgan is a frequent volunteer at Stanford University, currently serving as the national chair of The Stanford Fund, as co-chair of the Precourt Energy Institute Advisory Council, and on several other advisory committees. Mr. Morgan previously served as an Adjunct Professor in the Practice of Management at the Jones Graduate School of Business at Rice University in Houston. Mr. Morgan received an M.B.A. from Harvard Business School and B.A. in Economics and an M.A. in Sociology from Stanford University.
Eric Scheyer serves as our Chief Executive Officer and on our board of directors and has served in these capacities since our IPO. Mr. Scheyer is a Partner at Magnetar and has served as the Head of the Magnetar Energy & Infrastructure Group since inception. Mr. Scheyer is a member of Magnetar’s management committee and investment committee, and Chairman of the Magnetar Energy & Infrastructure Group’s investment committee. Mr. Scheyer was also the Chief Executive Officer and a director of Star Peak Energy Transition Corp. (NYSE: STPK) until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021. Mr. Scheyer has long-standing relationships and significant experience investing in the energy, energy infrastructure and renewables sectors. Mr. Scheyer serves on the board of directors of Great Elm Capital Group, Inc. (NASD: GEC), Vesper Energy Development LLC and Lightstar Renewables LLC (Magnetar portfolio companies operating in the utility scale solar and distributed solar space). Mr. Scheyer previously served on the board of managers of the general partner of Lightfoot Capital Partners, LP and the board of directors of Arc Logistics Partners LP. (NYSE: ARCX) Previously, Mr. Scheyer was a principal of Decorel Incorporated, where he served as President of Decorel S.A. de C.V. and Executive Vice President of Decorel Inc. until the sale of the company to Newell Rubbermaid. Mr. Scheyer received a B.A. from Trinity College.

Craig Rohr, our President, has significant experience investing in sustainability and environmentally friendly businesses. Mr. Rohr joined Magnetar in 2009 and is a Senior Managing Director in Magnetar’s Energy & Infrastructure Group. Prior to joining Magnetar, Mr. Rohr worked at First Reserve Corporation, a global control private equity and infrastructure investment firm. Based in London, England, Craig focused on First Reserve’s portfolio company investments across North America, South America & Europe. Before joining First Reserve, Mr. Rohr worked at Citigroup in the firm’s Global Energy Investment Banking Group in New York. Mr. Rohr currently serves on the board of directors of Vesper Energy Development LLC and Lightstar Renewables LLC (Magnetar portfolio companies operating in the utility scale solar and distributed solar space). Mr. Rohr earned a B.S. in Finance & Business Economics from the University of Notre Dame, where he graduated magna cum laude.
Michael D. Wilds serves as our Chief Financial Officer and Chief Accounting Officer and has served in these capacities since our IPO. Mr. Wilds joined Magnetar in 2006, and is Chief Operating Officer of the Magnetar Energy & Infrastructure Group. Mr. Wilds was also the Chief Financial Officer and Chief Accounting Officer of Star Peak Energy Transition Corp. (NYSE: STPK) until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021. Prior to joining Magnetar, Mr. Wilds served as the Chief Executive Officer of the affiliated companies of The Kansas Farm Bureau. Mr. Wilds also spent 20 years with Koch Industries, Inc. where he served in various senior roles, both domestic and international, including as Chief Financial Officer of Koch Industries International. Mr. Wilds earned a B.S. in Business Administration from Kansas State University.
Adam E. Daley serves on our board of directors and has served on our board of directors since our IPO. Mr. Daley is a Partner at Magnetar Capital, Co-Head of Magnetar’s Energy & Infrastructure Group and a member of Magnetar Capital’s management committee and investment committee. Since joining Magnetar Capital at its inception in 2005, Mr. Daley has been focused primarily on the sourcing, execution and management of various investments in the energy, energy infrastructure and renewables sectors. Mr. Daley was also a director of Star Peak Energy Transition Corp. (NYSE: STPK) until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021 and has served as a director of Stem since. Prior to joining Magnetar Capital, Mr. Daley was an investment banker at Citigroup’s Global Corporate and Investment Bank, where he was responsible for executing a variety of corporate finance transactions. Mr. Daley also currently serves on the board of directors of Double Eagle Energy III, LLC, Vesper Energy Development LLC, and DoublePoint Energy, LLC. Mr. Daley earned a BS in Finance with High Honors from the University of Illinois.
Alec Litowitz serves on our board of directors and has served on our board of directors since our IPO. Mr. Litowitz is the Founder, Chief Executive Officer and Chairman of the Management Committee and co-head of the Investment Committee of Magnetar. Mr. Litowitz also served as a director of Star Peak Energy Transition Corp. (NYSE: STPK) from the completion of its initial public offering in August 2020 until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021. Prior to founding Magnetar in 2005, Mr. Litowitz was a Principal at Citadel Investment Group and served as Global Head of Equities and a member of the Management and Investment Committees. Mr. Litowitz created and continues to be extensively involved with the Magnetar Capital UChicago Financial Education Initiative, an innovative high school-based financial education initiative, which has helped more than 22,000 students increase their financial literacy. Mr. Litowitz graduated from MIT with a B.S. in mathematics and anthropology and received a J.D. and M.B.A. from the University of Chicago.
Desirée Rogers serves on our board of directors and has served on our board of directors since our IPO. Ms. Rogers has been serving as the Chief Executive Officer and Co-Owner of Black Opal Beauty, LLC, a masstige makeup and skincare company for women of color sold in Walmart, CVS and Rite Aid as well as internationally since 2019. From 2013 to 2019, she served as the Chairman of Choose Chicago, the tourism agency for the city of Chicago with $1 billion in revenue and over 57 million visitors annually. Ms. Rogers was the first White House Social Secretary and Special Assistant to President Obama. Prior to this post, Ms. Rogers served as the President of Peoples Gas and North Shore Gas. Ms. Rogers is currently a member of the board of directors of Inspired Entertainment (INSE) and MDC Partners (MDC), and also serves as the chair of the compensation committee of MDC. Ms. Rogers also served as a director of Star Peak Energy Transition Corp. (NYSE: STPK) from the completion of its initial public offering in August 2020 until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021. Ms. Rogers also serves on the board of non-for-profit, DonorsChoose, a group funding platform that grants over $120 million to public school teachers each year. She received a B.A. in Political Science from Wellesley College and an M.B.A. from Harvard Business School.
C. Park Shaper serves on our board of directors and has served on our board of directors since our IPO. Mr. Shaper served in various management roles for the Kinder Morgan companies from 2000 until March 2013, when he retired as President of Kinder Morgan, Inc. (NYSE: KMI), Kinder Morgan Energy Partners, L.P., Kinder Morgan Management, LLC and as director and President of the general partner of El Paso Pipeline Partners, L.P. Mr. Shaper also served as a director of Star Peak Energy Transition Corp. (NYSE: STPK) from the completion of its initial public offering in August 2020 until the consummation of its business combination with Stem, Inc. (NYSE: STEM) in May 2021. Since 2007, Mr. Shaper has served on the board of directors of Kinder Morgan, Inc., and he previously served on the board of directors of each of Kinder Morgan G.P., Inc. (the general partner of Kinder Morgan Energy Partners, L.P.) and Kinder Morgan Management, LLC from 2003 to 2013. Mr. Shaper also serves on the board of directors of Sunnova (NYSE: NOVA) and serves as a trust manager of Weingarten Realty Investors (NYSE: WRI). Mr. Shaper received an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. in Industrial Engineering and a BA in Quantitative Economics from Stanford University.
Executive Compensation and Director Compensation
The following disclosure concerns the compensation of STPC’s executive officers and directors for the fiscal year ended December 31, 2020 (i.e., pre-business combination).
None of STPC’s executive officers or directors have received any cash compensation for services rendered to STPC. Commencing at the consummation of STPC’s initial public offering, STPC reimburses the sponsor for office space, secretarial and administrative services provided to the company in an amount not to exceed $10,000 per month.
In addition, STPC’s Sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on STPC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews all payments that the company makes to the Sponsor, executive officers or directors, or their affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, STPC does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of the company and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by STPC to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.
After the completion of the initial business combination, directors or members of its management team who remain with New Benson Hill may be paid consulting or management fees from the combined company. For more information on post-combination company executive compensation, see “Management of Benson Hill After the Merger” beginning on page 139. It is unlikely the amount of management and executive compensation will be known at the time of the proposed business combination, because the directors of New Benson Hill will be responsible for determining executive officer and director compensation. Any compensation to be paid to STPC’s executive officers will be determined, or recommended to the board of directors of New Benson Hill for determination, by a compensation committee constituted solely of independent directors or a majority of the independent directors on New Benson Hill’s board of directors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF STPC
The following table sets forth selected historical financial information derived from STPC’s (i) unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and (ii) audited financial statements as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020. You should read the following summary financial information in conjunction with the section entitled “STPC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STPC’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.
We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to complete our IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of the merger.
	Six Months Ended June 30, 2021	Period from October 8, 2020 (inception) to December 31, 2020
	(unaudited)
Statements of Operations Data:
Net loss	$(9,778,749)	$(5,635)
Weighted average shares outstanding of Class A common stock, basic and diluted	40,250,000	—
Basic and diluted net loss per share, Class A	—	—
Weighted average shares outstanding of Class B common stock, basic and diluted(1)	10,011,740	8,750,000
Basic and diluted net loss per share, Class B	$(0.98)	$(0.00)
Cash Flow Data:
Net cash used in operating activities	$(3,236,742)	$(56)
Net cash provided by financing activities	407,321,098	45,212
Net cash used in investing activities	(402,500,000)	—
Net change in cash	$1,584,356	$45,156

	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Total current assets	$3,201,020	$45,156
Deferred offering costs	—	450,151
Investments held in Trust Account	$402,628,612	—
Total assets	$405,829,632	$495,307
Total current liabilities	$3,390,110	$475,942
Deferred underwriting commissions	14,087,500	—
Derivative warrant liabilities	30,983,070	—
Total Liabilities	$48,460,680	$475,942
Class A Common Stock, subject to possible redemption	$352,368,950	—
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized; 5,013,105 and 0 shares issued and outstanding (excluding 35,236,895 and 0 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	501	—
Class B Common Stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding at June 30, 2021 and December 31, 2020	$1,006	$1,006
Additional paid-in capital	14,782,879	23,994
Accumulated deficit	(9,784,384)	(5,635)
Total stockholders’ equity	5,000,002	$19,365
Total liabilities and stockholders’ equity	$405,829,632	$495,307

(1)
This number excludes an aggregate of up to 1,312,500 shares of Class B Common Stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

STPC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the “Company,” “our,” “us” or “we” refer to Star Peak Corp II. The following discussion and analysis of STPC’s financial condition and results of operations should be read in conjunction with STPC’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Overview
We are a blank check company incorporated in Delaware on October 8, 2020, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to complete our initial business combination using cash from the proceeds of our IPO and the private placement of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
The registration statement for our IPO was declared effective on January 5, 2021. On January 8, 2021, we consummated the IPO of 40,250,000 units, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 5,250,000 units, at $10.00 per unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the private placement of 6,553,454 Private Placement Warrants at a price of $2.00 per warrant to our Sponsor, generating proceeds of approximately $13.1 million.
Upon the closing of the IPO and the private placement, an amount of $402.5 million ($10.00 per unit) from the net proceeds of the IPO and certain of the proceeds of the private placement was placed in a Trust Account located in the United States with CST acting as trustee, and invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
If we are unable to complete a business combination within 24 months from the closing of the IPO, or January 8, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, including franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding shares of Class A Common Stock , which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Proposed Business Combination
On May 8, 2021, we entered into the merger agreement with Merger Sub and Benson Hill, and certain related agreements, as further described in Note 1 to our condensed consolidated financial statements.
Liquidity and Capital Resources
As of June 30, 2021, we had approximately $1.6 million in cash, and a working capital deficit of approximately $48,000 (without taking into account tax obligations of approximately $141,000 that may be paid using investment income earned in the Trust Account).

Our liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from our Sponsor to cover certain offering costs on our behalf in exchange for issuance of founder shares and loan proceeds from our Sponsor of $150,000 under a promissory note. We repaid the promissory note in full on January 8, 2021. Subsequent to the consummation of the IPO, our liquidity needs have been satisfied through the net proceeds from the consummation of the IPO and the private placement held outside of the Trust Account.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
Results of Operations
Our entire activity from inception through June 30, 2021 has been related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a business combination target, including activities in connection with the proposed acquisition of Benson Hill. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the three months ended June 30, 2021, we had a net loss of approximately $3.6 million, which consisted of general and administrative expenses of approximately $2.6 million, franchise tax expense of approximately $49,000, and change in fair value of derivative liabilities of approximately $0.9 million, partially offset by investment income on the Trust Account of approximately $13,000.
For the six months ended June 30, 2021, we had a net loss of approximately $9.8 million, which consisted of general and administrative expenses of approximately $4.4 million, franchise tax expense of approximately $142,000, change in fair value of derivative liabilities of approximately $4.5 million, and financing costs to derivative warrant liabilities of approximately $828,000, partially offset by investment income on the Trust Account of approximately $129,000.
Contractual Obligations
Registration Rights
The holders of founder shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans that may be issued to the Company (no such loans have been issued to date) by the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors in connection with funding an initial business combination, if any, (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of IPO to purchase up to 5,250,000 additional units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on January 8, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.1 million in the aggregate, paid upon the closing of the IPO. In addition, the underwriters are entitled to a deferred fee of $0.35 per unit, or approximately $14.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:
Class A Common Stock Subject to Possible Redemption
We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. Our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 35,236,895 shares of Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the condensed consolidated balance sheets, respectively. As of December 31, 2020, there were no shares of Class A Common Stock subject to possible redemption.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 10,062,500 warrants issued in connection with the IPO and the 6,553,454 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants issued in connection with the IPO and Private Placement Warrants were initially measured at fair value using the Black-Scholes Option Pricing Method (“BSM”) and subsequently, the fair value of the Private Placement

Warrants has been estimated using the BSM each measurement date. The fair value of public warrants issued in connection with the IPO have subsequently been measured based on the listed market price of such warrants.
Net Loss Per Share of Common Stock
Our condensed statements of operations include a presentation of net income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per share of common stock, basic and diluted, for Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of shares of Class A Common Stock outstanding for the periods. Net income (loss) per share of common stock, basic and diluted, for Class B Common Stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A Common Stock, by the weighted average number of shares of Class B Common Stock outstanding for the periods. Class B Common Stock includes the founder shares as these shares of common stock do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) private placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive.
Recent Accounting Standards
Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
In August 2020, the Financial Accounting Standards Board issued Accounting Standard Update (ASU) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. As permitted by the standard, we have elected to early adopt this standard in our first quarter of 2021 with no impact upon adoption.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT BENSON HILL
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Benson Hill and its subsidiaries prior to the consummation of the merger.
Overview
Our purpose is to create food made better from the beginning.
We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great-tasting, healthy, affordable and sustainable food choices are available to everyone. Our CropOS® technology platform uniquely combines data science, plant science and food science to create innovative food, ingredient, and feed products — starting with a better seed.
Genomics has been used for decades to develop crops for our food system, but most agricultural companies have focused almost exclusively on increasing the yield of a few crops, resulting in commodity ingredients and a food system based on the quantity of calories available. While focus on quantity is important, it came with trade-offs in nutrient density and flavor. Minimal diversity in ingredient options also led food manufacturers to add costly water- and energy-intensive processing steps, and additives like sugar and salt to make up for attributes that were muted in crops over time.
Consumers are demanding food choices with simpler ingredients that benefit their health and the health of our planet. By combining proprietary data with artificial intelligence capabilities as well as advances in plant genomics with our go-to-market strategy, we believe we can accelerate the development and delivery of food and ingredient options that are designed to be better from the beginning — with a focus on both quantity and quality. Our approach aims to develop food, feed and ingredients that fuel affordable scaling and product differentiation for evolving consumer preferences, such as the exploding plant-based food market and interest in functional foods.
Our CropOS® food innovation engine is a proprietary, continuously learning and expanding product design and development platform that uses predictive breeding and other advanced breeding tools like CRISPR gene editing technology to tap into the vast, underutilized natural genetic diversity within a plant to unlock and restore desired attributes. We believe that the combination of the predictive capability of the CropOS® platform, the precision of our genomic tools, our Crop Accelerator (a controlled environment research facility anticipated to be operational by the end of 2021), and our extensive field testing network will enable us to develop differentiated products with targeted attributes much more quickly and cost effectively than traditional methods.
We are building an integrated go-to-market approach, leveraging the existing parts of the supply chain to create efficiencies and feedback loops between consumers, farmers, and seed developers that has been lacking across our siloed agri-food value chain. We are working to design products with the consumer in mind, contract with farmers to grow and buy back the harvest, preserve the product identity through processing, and ultimately sell food and ingredients directly to food companies and retailers. We believe this integration and control of the product throughout the complete supply chain will allow us to link data to outcomes in our CropOS® platform to fuel the next generation of products. Additionally, we believe this product information linkage will enable us to optimize environmental and social impacts, as well as traceability throughout product production.
Today, our business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business is designed to fuel the fast-growing plant-based protein movement with a pipeline of soy products anticipated to launch near-term and yellow pea products anticipated to launch in the medium-term, including differentiated soy-based vegetable oils, animal feed, and our upcoming ultra high protein (UHP) soybeans, that are targeted to be commercialized in 2022. UHP soybeans, and other products in our pipeline, have the potential to reduce the costly water- and energy-intensive processing steps associated with producing protein concentrates and isolates, alleviating supply constraints to bring plant-based proteins to scale.

Our Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today that segment includes our subsidiary, J&J Produce, Inc. (doing business as “J&J Family of Farms”), where we sell fresh produce products to major retail customers. We have initiated the establishment of research and development operations where we intend to use our CropOS® platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.
We strongly believe that our commitment to environmental and social issues impacting our planet and our purpose-driven culture are fundamental to our ability to achieve our mission. Environmental, Social and Governance (ESG) issues help guide our thinking and approach throughout the development and commercialization of our products, and our innovative culture is rooted in our Core Values — Be Bold, Be Inspired and Be Real. Our mission is to partner with nature using technology as the gateway, leveraging genomics as a proven lever to advance the food system. We believe our leading technology platform, go-to-market strategy, and purpose-driven culture will allow us to bridge the divide between evolving consumer preferences and quality traits already present within the genetic diversity of plants, and we believe we are positioned to drive the evolution of the food system.
Evolving Food Industry
The current global food system was designed decades ago to increase calories to help feed a growing population. However, rapidly changing consumer trends and enabling technology such as cloud computing, artificial intelligence and gene sequencing create the opportunity for us to design food and ingredients that are better from the beginning by leveraging the natural genetic diversity within plants.
Food- and diet-related health issues, including obesity and diabetes, are some of the most widespread health issues today and continue to increase. According to the Centers for Disease Control and Prevention, more than 65% of American adults are either overweight or have obesity and approximately 90% of Americans do not eat the recommended daily amount of fruits and vegetables. Based on data from the United States Department of Agriculture and the Milken Institute, Americans spend more on diet-related illnesses than on food itself.
The current food system has a substantial environmental impact on the planet. According to McKinsey, 27% of total greenhouse gas emissions are caused by agriculture and eight gigatons of carbon dioxide equivalent (GtCO2e) emissions are caused by cattle and dairy worldwide, equivalent to total U.S. emissions in 2016. As the existence of climate change has become more widely accepted, 67% of consumers are open to changing their eating habits that harm the environment according to The European Consumer Organisation, 39% of Americans are actively trying to incorporate more plant-based foods into their diets according to The Nielsen Corporation, and more than 50% of Americans are willing to reduce their meat intake according to a Yale Program on Climate Change Communication report.
As awareness of diet-related health issues and environmental concerns grow, consumers are emphasizing a healthier lifestyle and a desire for nutritionally rich foods that are better tasting, less processed, and more sustainable. These trends are increasing demand for higher valued, premium segments of the food industry, such as plant-based protein products. Companies across the value chain are working to formulate new products for this category with a focus on taste, nutrition, traceability, and sustainability. Achieving cost parity with meat and affordable scaling is profoundly important to realize the full potential of this product category. As a result of these major trends, food companies are looking for specialty ingredients and foods that satisfy customers’ evolving needs and drive sustainable practices.
We believe the current food supply chain is siloed with fundamental disconnects that prevent it from adapting to rapidly changing consumer demand. Grain processors and food manufacturers are largely limited to commodity ingredients which often require additives and masking agents to deliver an acceptable taste and texture profile for consumers.
We believe there is a better way.
It starts with seed made better from the beginning from plant to plate, and delivered in a manner that benefits both farmers and consumers as well as our planet. At Benson Hill, we are building such a system with our leading technology platform and a go-to-market strategy that we believe will bridge the divide between evolving consumer preferences and the quality needed to deliver more nutritious foods and ingredients.
Our Strengths and Solution: Technology and CropOS® Platform
Designing crops that are better from the beginning means our design process starts with the consumer in mind. This approach to product development requires a unique assemblage of disciplines — specifically data science, plant science and food science. We designed our headquarters in St. Louis, Missouri to foster this intentional gathering of disciplines under one roof. Benson Hill occupies the majority of the approximately 160,000-square-foot facility, which boasts approximately 25,000 square feet of lab space. We are working on capturing consumer-relevant data on products through our food science department, along with insights from our integrated supply chain, from which we will draw meaningful and actionable linkages back to plants’ genetics and direct product development through a process we call food digitization.
We are developing products with our CropOS® platform through a three step, iterative “Design, Build, Test” process that improves in precision and intelligence with each turn of the flywheel. The key inputs to our approach are twofold. The first is an unparalleled data library comprising genotypic, phenotypic, and other ‘omic data on our crops, consumer insight data on our ingredients, and environmental data on our growing sites. The second is a robust machine learning capability, which leverages our data library to design before we build. We believe this combination of relevant data and advanced simulation gives us the opportunity to get our products to market more efficiently, faster, and on timelines that can more effectively respond to evolving consumer preferences and farmer needs.
In our Design step, the CropOS® platform employs a diverse array of simulations and predictions to execute the most efficient and cost-effective path to novel product development. The platform can consider billions of data points in millions of pipeline configurations to identify the starting parental plant breeding combinations, predict gene targets, and analyze optimal farm management and environmental conditions to guide eventual placement of improved varieties in the field. These state-of-the-art platform capabilities and enabling technologies allow us to assess the probability of success early in the research and development process, focusing resources and avoiding potentially expensive late-stage failures. In turn, this allows for a larger breadth of products to be designed.
Once an optimal path is identified, we enter our Build step. In this stage of our development process, candidate products are created through predictive breeding and genome editing. Our proprietary suite of gene editing technologies and intellectual property portfolio enable us to predictably and precisely edit the plant’s genome. We can leverage our knowledge of plant gene functions to unlock and restore lost or muted genetic variation that is within the natural diversity of the plant or knock out genes that are unwanted. This approach is distinguished from transgenic, or “GMO,” technology in that we are advancing natural genetic variation that could be achieved using traditional breeding approaches rather than introducing genes foreign to the species, as is the case in GMO technology.
Once construction is complete on our Crop Accelerator facility in St. Louis, Missouri, the Build step of our process will be accelerated using a controlled environment indoor product development facility (expected to be operational in late 2021). This approximately 47,000 square-foot facility will feature approximately 20,000 square feet of dynamically adaptive Conviron® growth houses and chambers that will be equipped with sophisticated sensor and environmental controls, including multi-channel LEDs, imaging capabilities, additive carbon dioxide, and temperature, humidity, and lighting controls. We believe this will enable rapid prototyping for product development with the goal of more than doubling annual crop growth cycles.
After a potential commercial product is built, it then enters our Test step where it is evaluated within our testing network (comprised of internal and third-party sites and capabilities) of approximately 100 field-level testing research sites and over 260 production sites. We believe our predictive optimization capability has the potential to maximize the return on our genetics by using proprietary placement models built on environmental and performance data to predict where to contract acres to lift protein content. We then use digital agriculture technology to collect on-farm data through our grower data partnership program and other relationships to enhance the CropOS® platform, further feeding our data flywheel. We believe grower data partnership programs and other relationships with our farmers will be integral to developing and executing our ESG strategy.

Environmental, Social and Governance Strategy
Environmental and social impact is inherent to our purpose and guides decisions and work across our company. We believe our ESG strategy is fundamental to achieving our vision and long-term profitability. We are striving to optimize the environmental impact of our facilities and operations, but we recognize the greatest potential for impact is through our product development process of designing seeds, ingredients, and food that drives social and environmental benefit throughout the food value chain, providing benefits to all stakeholders.
At the farm level, we believe our integrated business model will enable additional revenue opportunities for farmers through ecosystem service markets and allow us to drive conservation and regeneration farming practices. At the processing level, we are designing products that we believe will reduce water and energy intensive processing steps. And at the product level, we are designing products that we believe will enable improved scaling, affordability, and adoption of end products with environmental and social benefits, such as plant-based meats.
Benson Hill has developed an internal strategy including critical policies and processes to manage and assess our ESG success and impact. As a company, some of our primary ESG goals are the following:
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Improve consumer access to nutrient rich and sustainable food choices. Driven by Millennial and Gen Z consumer behavior, 90% of U.S. consumers see food products with simple ingredients as healthier, according to Food Dive. In addition, according to Food Dive, 65% want their food to be functional, recognizing that food impacts one’s health. Our ESG strategy is focused on developing ingredients and products that meet the sustainability and nutritional demands of consumers. Benson Hill uses state of the art breeding tools and crop production practices across the crop portfolio to deliver on these endpoints. As an example, we are currently working on creating high protein ingredient options for plant-based meat manufacturers to develop and mature their existing ingredient supply chains. We believe our products are positioned to assist those manufacturers in meeting ingredient demand and reducing environmental impacts, facilitating the expansion of plant-based foods, and improving affordability and accessibility for such products across the US.

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Develop nutrient rich and sustainable products and ingredient options food companies and retailers. Driven by growing consumer demand and climate-related risks, many food manufacturers have set ESG measurement and reporting programs, such as reporting on their own greenhouse gas (GHG) emission production. Benson Hill is positioned to assist in meeting food manufacturers' goals of reducing GHG emissions in their scope 3 supply chains by developing products with reduced environmental impact. For example, Benson Hill has conducted a consultant-led life cycle assessment on our UHP soybean meal product, and our preliminary results show a significant reduction in required GHG emissions and water use due to the reduction of processing steps, when compared to the average commodity soy protein concentrate. We believe this reduction in GHG emissions and water, among other product claims, will support our food manufacturer customers’ ESG objectives.

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Improve farm cost-effectiveness and sustainability. Our farmers and growers are critical to our commercial success, and we value these partnerships greatly. Benson Hill’s on-farm ESG strategy addresses two key concerns for growers — first, ongoing pressure to reduce food production costs, and second, best practices for land and soil stewardship to ensure long-term viability. Our strategy is to directly collect agronomic performance data from the farm and provide recommendations for land conservation and regenerative practices, as well as enable profitable opportunities through input reduction or alternative revenue streams. Agronomic data collection will inform data-based decision making in our product life cycle assessments, company GHG emissions assessments, product development and many other business functions.

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Meet consumer demands for supply chain transparency and traceability. Through our business model, we intend to maintain the integrity of our proprietary products through each stage of the supply chain, until the product is sold to our customers. We believe this enables us to enhance transparency and traceability, which is appealing to our customers. This approach provides us direct line of sight to data we intend to collect, as well as creates strong partnerships with our seed growers, farmers, and processing partners. We are working toward being able to measure the environmental impact at the farm through processing as well as the product level. Through improved traceability capabilities,

Benson Hill will also continue to seek out and leverage third-party certifications, such as the Non-GMO Project Verified certification, meeting both food manufacturer and consumer demands.
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Recruit and retain purpose-driven talent. Current research suggests employees are increasingly interested in working for companies that have an integrated ESG mission and purpose. Benson Hill has developed processes and internal programs, such as employee-led committees, that promote working together and re-thinking how we do business within our company, with our partners, and across the supply chain. We are working to develop teams that are grounded in a spirit of diversity, equality, and inclusion, and encouraged to think more innovatively, boldly, and transparently. Our goal is a workplace that is not just productive, but one of mutual respect and an environment for team members to continuously develop as professionals.

In order to measure and accelerate our ongoing work around ESG impacts, we have a highly experienced ESG team that is working to formalize our structure and focus in 2021 and beyond. With a depth of knowledge in food retail, distribution, agricultural production, and government relations, our sustainability team is committed to cultivating sustainability within the food system. As an organization, we are committed to continuous improvement. The team will focus on advancing our strategy, policies, and practices and is committed to quantifying our environmental, social impact, and corporate governance efforts both within Benson Hill and in our work across the value chain.
Benson Hill’s ESG strategy and business objectives will continue to progress and evolve based on industry shifts and stakeholders' needs. We strongly believe our long-term profitability goals and our ESG strategy are mutually inclusive concepts, and are aligned with the following UN Sustainable Development Goals:
Business Segments, Growth Strategies, and Products
Benson Hill’s business is comprised of two segments — our Ingredients Business and our Fresh Business — which aim to combine our seed innovation through our CropOS® platform with critical infrastructure capabilities and best practices in the field to develop and commercialize differentiated products. We are currently developing a diversified portfolio spanning four key markets — plant-based foods, animal feed, vegetable oils, and fresh produce. For each product, our research and development efforts are focused on quality-centric traits, such as nutrient density, flavor, ingredient functionality, and sustainability, as well as yield potential and agronomic improvements.
Our planned portfolio of products across our targeted markets are as follows:

Integral to our go-to-market strategy are our infrastructure capabilities along with our partnerships across the supply chain. Unlike traditional agriculture-focused crop improvement companies that focus their impact on development of the seed and sale to the farmer, we are building an integrated supply chain through directly owned or controlled assets, tolling agreements, and strategic partnerships in order to provide adequate capacity and influence throughout the food and ingredient supply chain. We strongly believe this approach ensures the integrity of our products, and enables the efficient development, commercialization, and scaling of our product offerings. Importantly, it also enables a more direct and intimate relationship with those who will be realizing the benefits of those products — i.e. retailers, consumer packaged goods (CPG) companies, and consumers — which informs our product development.
Our partnerships with farmers are an essential part of our supply chain. Within the traditional agriculture industry supply chain, farmers typically sell to elevators or processors who operate a high volume/low margin business to store commodity crops and convert them into largely animal feed and industrial products. Our strategy is to partner with farmers who grow our seeds using appropriate agronomic and identity preservation practices and, in turn, we purchase their harvest for ultimate sale to an end-user customer. We believe structuring the relationship in this way will better allow us to drive best practices for on-farm sustainability, ensure traceability of our products, and help create new markets and profitable opportunities for farmers.
Once we obtain the harvest from the farmer, we secure the processing and distribution capacity that is appropriate for the product to meet our customers where they are. CPG and retailer customers sell directly to consumers. We share their focus on the end consumer in order to better align incentives, focus product development, and deliver our products through a channel that best serves their supply chain with the high quality standards, traceability, and sustainability data that consumers desire.
Our growth strategy for our business segments is based on a replicable process that we believe will enable us to remain at the forefront of food and agriculture innovation.
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Step 1: Create the foundation — At this initial step, we are focused on market entry, selling non-proprietary products to processors, food and ingredient companies, animal feed customers, and retailers. We use this time to build relationship across the value chain and invest in the data to inform our CropOS® platform with low capital investment.

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Step 2: Integrated route to market — In this step, we introduce our proprietary products in the channel to prove the product concept, scale, ensure traceability, and catalyze customer demand for our differentiated products. This stage includes the use of third party processors and exploring capital investment and strategic partnerships that can further expand production capacities.

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Step 3: Broad adoption — We believe this will be the most asset-light step of our strategy where we intend to focus on maximizing the benefit and scale of our proprietary products by building partnerships and licensing relationships for our products. In this step, it is envisioned that we will grow beyond our proving ground acreage and increase commercial and supply chain efficiencies by leveraging others’ existing infrastructure. We intend for these commercial agreements to maintain product traceability and measure environmental impact.

As part of our growth strategy, we also intend to pursue selective merger and acquisition opportunities to expand our capabilities and grow our industry and geographic footprint. Our management has a demonstrated track record of execution and integration for strategic mergers and acquisitions, including Dakota Ingredients and J&J Family of Farms.
Ingredients Business Segment
Our Ingredients Business is focused on enhancing soy and yellow pea ingredients for multiple protein markets, including the fast-growing plant-based meat substitute market. This market is growing rapidly and is expected to exceed $140 billion over the next ten years, according to Kearney industry research. According to the Good Food Institute, in the U.S. alone, plant-based retail sales grew over 27 percent over the past year to reach a total of $7 billion. Our targeted end markets for the Ingredients Business include plant-based foods, animal feed, cooking oil, pet food, and aquaculture. Our target customer base includes ingredient companies, CPG companies, animal production and feed companies, food-service operations, and grocery retail.

Soy Ingredient Products
We are in Step 2 of our growth playbook for our soy ingredients business, and are currently working to develop and commercialize a portfolio of proprietary soy products targeted toward the plant-based food, animal feed, and cooking oil markets, which include the following:
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Our plant-based protein ingredient derived from UHP soybeans for application in human food markets targeted to be commercialized in 2022.

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Bright Day™ high protein and low anti-nutrient soybean meal for animal feed and aquaculture markets targeted to launch in 2021.

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Veri™ high oleic cooking oil that was launched in 2020.

The foundation of our soybean genetics derives from certain assets we acquired in 2019 from Schillinger Genetics, Inc., an Iowa-based company that used traditional breeding methods for over 20 years to develop high-protein and specialty, non-GMO soybean varieties. We use our CropOS® platform to develop and test our soybean varieties, help identify the best environments for protein production, and advance our breeding pipeline.
As part of our soy ingredient business, we partner with growers across the Midwest to plant our eMerge Genetics® seeds for ingredient production, enabling local growers to tap into price premiums for food- and feed-grade, identity-preserved, non-GMO soybeans needed by the food and feed markets.
In addition, we also partner with processors as needed to obtain the crushing, processing, and refining capacity for our growing business in soy ingredients. In 2020, we entered into a commercial relationship with Rose Acre Farms in Indiana in order to help scale our production of protein ingredients. Over the next several years, we intend to engage in further capital investments to add capacity for additional demand.
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Plant-Based Food Market: Soy, specifically soy protein concentrate (SPC), is the number one protein ingredient used in plant-based meat applications. This ingredient is largely made through the processing of defatted soy flour — which is costly and water- and energy-intensive. Our UHP soybean product is designed to provide a functional, scalable, and cost-effective solution to SPC in plant-based meat applications. By leveraging the plant’s genetic diversity, we have optimized the protein content of our soybeans to a level that we believe effectively disintermediates a processing step necessary to arrive at a protein level that is suitable for plant-based meat applications. We plan to market this proprietary ingredient as a sustainable alternative to SPC for plant-based meat applications.

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Animal Feed: Soybean meal is an ideal protein source for swine, poultry, and fish due to its availability, cost, high protein content, and balanced amino acid profile. According to the Michigan State University Extension, over 90% of soybeans produced in the United States are fed to animals. However, its use is restricted because — like many plant proteins — soybean meal has a high concentration of anti-nutritional compounds (ANCs), including oligosaccharides such as raffinose and stachyose that can have a negative effect on protein digestibility, leading to low energy values, poor metabolism, and excessive secretion impacting water quality in aquaculture systems. Apart from antinutritional factors, the steady decline in protein content of soy — an unintended consequence of breeding primarily for yield and other agronomic traits — has rendered soy meal a continually less valuable feed ingredient.

Our Bright Day™ pipeline of soy products for animal feed includes a high protein soymeal that is low in anti-nutrients and a low-cost, sustainable SPC substitute. As we build this portfolio of products, we intend to devote additional R&D resources toward developing future generations of products with increased protein compositions and lower anti-nutrient qualities in order to improve the quality of feed ingredients options available to formulators that seek to prioritize animal health, sustainability, and profitability of their operations.
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Vegetable Oils: According to a Research and Markets report, the global vegetable oil market was estimated at approximately $230 billion in 2020, comprised of predominately four crops (palm, soy, rapeseed, and sunflower). According to an Allied Marked Research report, by 2022, the global cooking oil and fats market is forecasted to grow to $65 billion globally and includes both frying and baking applications, as well as shelf-stable products like salad dressings.

Recognizing these trends, we recently launched Veri™, a non-GMO, high-heat soy cooking oil that is rich with heart-healthy omega-9 fatty acids.(1) Our Veri™ brand soy oil is high in oleic acid and low in linoleic acid with an optimized fatty acid profile from both a human consumption and food service operations standpoint. In our pipeline of products, we are also developing a vegetable oil product that is intended to be a sustainable vegetable oil with omega-9 fatty acids.
Yellow Pea Ingredients
We are in Step 1 of our growth playbook for yellow pea, and over the medium-term, we expect to commercialize proprietary yellow pea products through our existing supply chain infrastructure.
Despite being the fastest growing protein ingredient for plant-based meats, yellow pea has received comparatively little genomic innovation to date. The pea-based protein ingredient primarily used today by many plant-based meat companies, such as Beyond Meat, is pea protein isolate (PPI). The PPI production process, similar to SPC, is expensive as well as water- and energy- intensive; however, such processing is necessary to concentrate protein to higher levels and help ameliorate native off-putting flavors of pea.
We have sequenced and assembled a reference genome for yellow pea — a high resolution “genomic map” — that, in combination with our CropOS® platform, is enabling us to accelerate our yellow pea breeding program. As a result, we believe we will develop differentiated varieties of yellow pea for commercialization in the medium-term. We are working on a pipeline of products that has the potential to significantly reduce off-flavors, increase the protein content of the plant, and ultimately reduce or displace the need for expensive, water- and energy-intensive processing steps typically required for ingredients used in plant-based alternatives. We have several yellow pea product candidates in development which we expect to bring to market in the medium- to long-term, including texturized pea protein, a next-generation pea protein ingredient product, and premium yellow pea protein concentrate.
Our subsidiary Dakota Dry Beans, Inc. (doing business as “Dakota Ingredients”), an upper Midwest-based yellow pea processor, has an established channel with commodity pea protein concentrate, split peas, pea flour and pea fiber. We have expanded and upgraded the capabilities of Dakota Ingredients to better serve the pet and human food markets. Through our elite grower program and integrated production capabilities, the operation can now test premium yellow pea varieties and supply ingredients that are traceable and meet certain food-grade, kosher, and non-GMO certification standards. We are currently engaged with pet and human food ingredient customers interested in the next generation of yellow pea protein ingredients and are working to establish sustainability best practices across our supply chain.
Fresh Business Segment
Our Fresh Business is focused on combining the breeding power of our CropOS® platform over the long-term with the extensive grower base, distribution network, and retail relationships of our wholly-owned subsidiary, J&J Family of Farms, a field produce company. With this combination, we believe our Fresh Business is well-positioned over the coming years to execute on the development and ultimately the commercialization of differentiated produce and “functional foods.” This business segment is in Step 1 of our growth playbook today as we operate our J&J Family of Farms subsidiary and prepare to serve this large market opportunity long-term. While we do not have any proprietary genetics to differentiate fresh produce products on the market today, we are making investments in this area and intend to develop a pipeline of product candidates. Additionally, we are making strategic investments in our supply chain to deliver premium product to our customers, including an investment in a new facility and growing operation in Vero Beach, Florida, which is scheduled to be completed by the end of 2021. This new facility is intended to expand J&J Family of Farms’ capacity to grow fresh produce, execute research and development, and conduct seed variety trials. We have made sustainability a key design element at this new operation, including investing in infrastructure to support drip irrigation and precision nutrient and crop protection application.

(1)
Supportive but not conclusive scientific evidence suggests that daily consumption of about 1 1∕2 tablespoons (20 grams) of oils containing high levels of oleic acid, when replaced for fats and oils higher in saturated fat, may reduce the risk of coronary heart disease. To achieve this possible benefit, oleic acid-containing oils should not increase the total number of calories you eat in a day. One serving of high oleic soybean oil provides 10 grams of oleic acid (which is 11 grams of monounsaturated fatty acid).

J&J Family of Farms is a Florida-based leading national grower, packer and shipper of field-grown vegetables and fruits and value-added produce on over 11,000 acres of farmland under management and multiple packing and cooling facilities. In addition to being prepared to grow a significant volume of sweet and hot peppers, yellow squash, zucchini, cucumbers, eggplant, and melon for commercial distribution, J&J Family of Farms has long-standing retail, grocer, and food service relationships and is actively working on new grower relationships to further expand capacity to deliver premium quality produce throughout the year to retail and food service customers.
Competitive Strengths
Our competitive strengths are rooted in a combination of technology and product innovation with our go-to-market strategy, including our willingness to vertically integrate to offer differentiated ingredient solutions and sustainability throughout the supply chain.
We believe the following strengths differentiate us and position us well to develop and commercialize high-value and innovative products, and to help bridge a historical divide between farmer and consumer demands in our commodity-focused food system.
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Innovative product development process intensely focused on consumer needs.   Our most important competitive strength is our product development process that starts with the consumer in mind. This approach differs from traditional agricultural companies, and it requires different data sets and core competencies to develop quality-focused traits and characteristics related to nutrient density, flavor, and ingredient functionality. Integrating food science data on end-products, consumer sensory panel data, and supply chain insights to front-end product design is not traditionally a focus of the seed industry and leveraging best-in-class technological solutions to tap into the natural genetic diversity of plants as a source of end-product differentiation is not traditionally a focus of the ingredient and CPG industries.

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Leverage proprietary technologies that we believe will enable us to create products faster and for less cost.   CropOS® is our proprietary platform that we believe will allow us to accelerate plant breeding, genome editing, and the product optimization processes. Front-end prediction and in silico simulation within the CropOS® platform has the potential to save significant time and cost in the product development process. Outside of the prediction and in silico simulation, our proprietary CRISPR gene editing technology and capabilities as well as our speed breeding process will enable rapid product development and testing.

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Current products and pipeline focused on large, rapidly expanding markets.   We are currently working to develop and commercialize a diverse product portfolio spanning four target markets — plant-based foods, animal feed, vegetable oils and fresh produce. These markets are large and growing rapidly as consumers become more concerned with health and sustainability. The total U.S. fruit and vegetable market is projected to reach approximately $1.1 trillion by 2025 according to Grand View Research Inc., and the global cooking oil and fats market is forecasted to reach approximately $65 billion by 2022 according to Allied Market Research.

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Crop and market-agnostic approach we believe will enable us to innovate at the pace of consumer trends.   While the four target markets mentioned above are our focus today, we believe our technologies and business model can be applied to different crops and markets, enabling a ‘rinse and repeat’ approach to quickly capitalize on emerging food trends. We believe that the CropOS® platform has the potential to be leveraged as an iterative, crop-agnostic development tool to aim at interesting or emerging markets

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Integrated go-to-market approach, enabling us to reduce adoption risk, accelerate time to market, and increase margin capture.   We are building an integrated supply chain through directly-owned assets, tolling agreements, and strategic partnerships in order to provide adequate capacity and influence throughout the food and ingredient supply chain. We believe this approach enables accelerated product deployment, improved value-capture, and that more direct relationships with our end-customers, such as plant-based CPG companies and retailers, will provide for long-term, successful and collaborative relationships over many product life cycles.

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World-class management team with deep industry expertise. Our senior leadership team has more than 300 years of collective experience in the agri-food fields, including agricultural supply chains, research and product development, and commercial operations. Members of our senior team have managed billions of dollars of revenue and cost at large multinational corporations, and have previously worked at well-known technology and seed, agri-business, food and fresh produce companies including Bayer Crop Science (formerly Monsanto), Solae, Kellogg’s, Conagra, Bunge, TreeHouse Foods, Mastronardi Produce, and Nestle Purina.

We plan to continue to build our supply chain infrastructure in instances where access to capacity and customers are limited, when accelerated time to market is imperative, or opportunistically as our business grows in size and scope. We intend to invest appropriately to establish the integrated model to prove product concepts, meet our customers where they are, and catalyze demand for our products.
Competitors
We believe that our technology platform coupled with our integrated go-to-market approach is unique to Benson Hill and sets us apart from others in the agriculture and food markets, but we do compete with others in certain areas of our business. We compete with seeds and trait companies as well as smaller biotechnology and ag-tech companies, particularly for grower contracting and access to acres. Key competitors in this space include Bayer, Corteva, Syngenta, and Pairwise. As our ingredient and fresh products are commercialized, we will compete more with food and feed ingredient companies and fresh produce companies, and key competitors in this space include ADM, Roquette, Cargill, and Lipman. Advancements in gene editing, digital agriculture, data science, and artificial intelligence may enable disruptive technology that could alter the competitive landscape for food and agriculture.
Intellectual Property
Our success depends in part on our ability to obtain and maintain intellectual property and proprietary protection for our product candidates and technology related to our business, defend and enforce our intellectual property rights, in particular, our patent rights, preserve the confidentiality of our trade secrets, and operate without infringing valid and enforceable intellectual property rights of others. We seek to protect our proprietary position by, among other things, licensing and filing United States and certain non-U.S. patents and patent applications related to our technology, products and product candidates, and improvements that are important to the development of our business, where patent protection is available. We also rely on trade secrets and/or contractual provisions to develop and maintain our proprietary position and protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We seek to protect our proprietary technologies, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and contractors. Notwithstanding these efforts, we cannot be sure that patents will be granted with respect to any patent applications we have licensed or filed or may license or file in the future, and we cannot be sure that any patents we have licensed or patents that may be licensed or granted to us in the future will not be challenged, invalidated, or circumvented or that such patents will be commercially useful in protecting our product candidates and technology. Moreover, trade secrets can be difficult to protect. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. For more information regarding the risks related to our intellectual property, please see “Risk Factors — Risks Relating to Benson Hill’s Business and Industry — Risks Relating to Intellectual Property.”
As of July 30 2021, we have filed patents and patent applications in approximately 21 distinct non-plant germplasm patent families, including approximately 13 granted U.S. patents, 14 pending U.S. patent applications, 3 granted non-U.S. patents, and 105 pending Patent Cooperation Treaty (PCT) and non-U.S. patent applications. Within this portfolio, approximately 81 patents and patent applications relate to the trait genes of plants and 21 relate to enabling technology (including gene editing-focused patents and patent applications). The Company also has approximately 47 granted and 49 pending soybean patents. In addition to these patents and patent applications filed by Benson Hill, we also hold licenses from other parties related to certain products and activities.

We anticipate that our currently granted U.S. and non-U.S. patents will expire approximately between 2024 and 2038, subject to potential extensions. Individual patent terms extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries in which patent applications are filed, including the United States, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. Under certain circumstances, a patent term can be extended. For example, in the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in reviewing and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.
As of July 30, 2021, we had 22 U.S. trademarks and 8 pending U.S. trademark applications, and we had 79 registered non-U.S. trademarks and 5 pending non-U.S. trademark applications.
Research and Development
As of June 30, 2021, we had approximately 135 employees dedicated to our product and platform development. This team has technical expertise in data science, machine learning software, genome engineering, molecular biology, biochemistry, genetics and genetic engineering, plant physiology, and plant breeding. The activities of this team are conducted principally at our St. Louis, Missouri facilities. We have made, and will continue to make, substantial investments in this capability. Our research and development expenses were $15.9 million for the six months ended June 30, 2021 and $29.5 million, $24.8 million and $13.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Employees
As of June 30, 2021, we employed approximately 330 full-time employees, of whom over 135 hold an advanced degree and approximately 40% of whom are involved in product and platform development.
Facilities
Our principal executive office is a leased office and research and development facility located at 1001 N. Warson Rd., St. Louis, Missouri 63132. We lease certain greenhouse facilities in Earth City, Missouri, as well as research and development facilities at the Donald Danforth Plant Science Center located in St. Louis, Missouri. In addition, we are currently constructing an approximately 47,000 square-foot controlled environment research facility building located in St. Louis, Missouri. This facility will be leased and is expected to be operational by the end of 2021.
Across our subsidiaries, J&J Family of Farms leases an office, packaging, and distribution facility in Westlake, Florida, and owns a packaging and distribution facility in Adel, Georgia. In addition, we are in the process of building out new farmland on approximately 1,000 acres of owned agricultural land near Vero Beach, Florida, which includes the construction of a new packaging, distribution, and warehouse facility, as well as office space and research and development operations. The new facility is a budgeted investment of approximately $26 to $27 million in our strategic infrastructure growth designed to expand our capacity to grow fresh produce, engage in commercial distribution and conduct seed variety trials. As of June 30, 2021, we have spent approximately $16.1 million toward the project. Benson Hill is overseeing the construction of the facility and is working with various contractors and sub-contractors to complete the work. This new facility will be owned and is scheduled to be completed by the end of 2021, at which time our current operations at our Westlake, Florida and Adel, Georgia facilities will be consolidated in the new Vero Beach, Florida facility.
Dakota Ingredients owns processing facilities in Crary, North Dakota, Devils Lake, North Dakota, and Lansford, North Dakota, as well as a leased office facility in Grand Forks, North Dakota.
We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Regulatory
We are subject to laws and regulations in the jurisdictions in which we operate. This includes laws and regulations governing biotechnology and food companies related to the development, approval, manufacturing, import, marketing, and sale of our products.
Regulation of Plant Biotechnology Products
The three primary agencies with responsibility for regulation of plant biotechnology products in the United States are the U.S. Department of Agriculture’s (“USDA”) Animal and Plant Health Inspection Services (“APHIS”), the U.S. Environmental Protection Agency (“EPA”), and the U.S. Food and Drug Administration (“FDA”). APHIS regulates plant biotechnology products to ensure that they do not pose a plant pest risk under the Plant Protection Act. EPA regulates pesticides (including plant-incorporated protectants) pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”). FDA regulates food and animal feed under the Federal Food, Drug, and Cosmetic Act (“FDCA”).
Plant gene editing uses relatively new technology and the regulatory landscape continues to evolve in this area. Under the USDA’s recently revised regulations, certain categories of our products currently in development using gene editing may be exempt from certain regulations related to genetic engineering under the Plant Protection Act because they could otherwise have been developed through conventional breeding techniques, which may include gene edited soybeans or yellow peas. Other plant biotechnology products currently in development may be subject to certain regulations related to genetic engineering under the Plant Protection Act in the future. FDA offers a voluntary consultation process to determine whether foods derived from plant biotechnology products would require regulatory review and approval before marketing such products.
Other countries also have laws and regulations that apply to plant biotechnology products. The regulatory landscape around gene edited plant biotechnology products varies in each country and continues to evolve.
Regulation of Food and Ingredient Products
We are also subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as FDA, the Federal Trade Commission, the EPA, the Occupational Safety and Health Administration, and the USDA, related to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of our products, as well as our occupational safety and health practices.
Among other things, the facilities in which our products are grown, packed or processed may be required to register with the FDA, and comply with regulatory schemes including the Food Safety Modernization Act (“FSMA”), among other laws and regulations implemented by the FDA, the USDA, and other regulators. We are also subject to parallel state and local food safety regulation, including registration and licensing requirements for our facilities, enforcement of standards and label registration for our products and facilities by state and local health agencies, and regulation of our trade practices in connection with selling our products. We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise.
Legal Proceedings
We currently are not a party to any material litigation or other material legal proceedings. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business.

Other Information
We were incorporated in North Carolina on June 28, 2012. On June 1, 2015, we converted to a Delaware corporation. Our principal executive offices are located at 1001 N. Warson Rd., St. Louis, Missouri 63132, and our telephone number is 314-222-8218. We also maintain a website at www.bensonhill.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement/prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION OF BENSON HILL
This section provides an overview of the Company’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2020, the Company’s named executive officers (“Named Executive Officers” or “NEOs”) were:
•
Matthew Crisp, President and Chief Executive Officer;

•
Christopher Wilkins, Former Chief Operating Officer; and

•
Michael Wainscott, Former Executive Vice President, Corporate Development.

NEO Transitions
On March 2, 2021, Mr. Wainscott voluntarily separated from his position as Executive Vice President, Corporate Development. He was not entitled to any payments, other than accrued, unpaid benefits, in connection with his separation.
On June 14, 2021, Mr. Wilkins voluntarily separated from his position as Chief Operating Officer. In addition to his accrued, unpaid benefits, Mr. Wilkins may be entitled to certain payments in connection with his separation pursuant to his Loyalty Agreement (as summarized below under the heading “Agreements with our NEOs”).
Our Compensation Program
The objective of the Company’s compensation program is to provide a total compensation package to each NEO that will enable the Company to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. The board of directors of the Company has historically determined the compensation for the NEOs.
For 2020, the compensation program for the NEOs consisted of base salary and short-term incentive compensation, each as described below:
•
Base Salary.    Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. In October 2020, Mr. Wainscott’s base salary was increased from $320,851 to $340,851, to reflect a market adjustment. Messrs. Crisp and Wilkins’ base salaries for 2020 remained unchanged from 2019.

•
Short-Term Cash Incentives.    Our NEOs are eligible for an annual cash bonus under our Annual Incentive Plan. For 2020, Messrs. Crisp, Wilkins and Wainscott had target bonus opportunities equal to 30%, 25% and 25% of each NEO’s base salary, respectively. The amount of each NEO’s annual cash bonus payable pursuant to the Annual Incentive Plan in 2020 was based on a mix of quantitative and qualitative individual and Company performance metrics, set forth below, with each NEO’s achievement of such performance metrics and the final annual cash bonus amounts payable being determined in the sole discretion of our board of directors:

•
Financial-related goals (weighted 30%), including improvement of the Company’s EBITDA, capital formation, and expansion of venture debt;

•
Operational-related goals (weighted 50%), including the launch of a key product line, execution of the Company’s research and development pipeline, and development of CropOS, a data analytics platform; and

•
Corporate functionality goals (weighted 20%), including the establishment of a formal Project Management Office and general and administrative best practices.

•
Long Term Cash Incentives.   Our NEOs did not receive grants of long-term equity incentive awards pursuant to the Benson Hill Biosystems, Inc. 2012 Stock Incentive Plan (the “SIP”) in 2020. Historically, we have made stock option awards to our NEOs subject to time-based vesting, performance-based vesting or both, as reflected in our Outstanding Equity Awards at 2020 Fiscal Year-End table below.

Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to the Company by our NEOs for the year ended December 31, 2020.
Name and Position	Year	Salary($)	Non-Equity Incentive Plan Compensation($)(1)	All Other Compensation($)(2)	Total($)
Matthew Crisp President & Chief Executive Officer	2020	338,866	78,893	11,400	429,159
Christopher Wilkins Former Chief Operating Officer	2020	384,385	44,745	11,400	440,530
Michael Wainscott Former Executive Vice President, Corporate Development	2020	329,476	40,136	11,400	381,012

(1)
The amounts in this column represent cash bonus payments to our NEOs under our 2020 Annual Incentive Plan, which are based on Company and individual performance.

(2)
The amounts in this column represent 401(k) plan matching contributions.

Employee Benefits
Our NEOs are generally eligible to participate in our health and welfare, retirement and other employee benefit programs on the same basis as other employees, subject to applicable law. We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals or on an after-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We match 100% of each dollar contributed by a participant, up to the first 3% of eligible 401(k) compensation, and 50% of each dollar contributed between 3% and 5% of the participant’s eligible 401(k) compensation, subject to limitations imposed under the Code. We may also make discretionary matching contributions up to 4% of a participant’s eligible 401(k) compensation. The Company did not maintain any executive-specific benefit or perquisite programs in 2020.
Agreements with our NEOs
Mr. Crisp is an at-will employee and is not a party to an offer letter or employment agreement with the Company.
Messrs. Crisp and Wilkins are party to the Company’s general form of Loyalty Agreement used for Company employees, which provides for one-year salary continuation upon an employee’s separation if, in our sole discretion, we elect to bind the employee to a one-year post-employment non-competition covenant (“Non-Compete Provision”). The Loyalty Agreement also provides for certain restrictive covenants, including a confidentiality, IP assignment, and a during employment and one-year post-termination non-solicitation of employees, consultants or customers provision. Mr. Wainscott was party to the Company’s 2018 general form of Loyalty Agreement, which generally provided for the same terms as the 2021 Loyalty Agreement, other than the Non-Compete Provision.
Messrs. Wilkins and Wainscott were each party to offer letters, dated March 29, 2019 and October 2, 2020, respectively, with the Company that terminated in connection with each NEO’s voluntary separation from the Company, described above under “NEO Transitions.”

Prior to the completion of the Business Combination, New Benson Hill may enter into employment with certain of its key executive officers, including the Chief Executive Officer. There is at this time no assurances that any such agreements with New Benson Hill will be executed, and if so, what the terms and conditions of any such agreements would be.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2020.
		Option Awards
Name		Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date
Matthew Crisp	(2)	75,000	—	—	0.16	10/31/2025
	(3)	150,000	50,000	—	0.16	5/10/2026
	(4)	225,000	75,000	—	0.53	11/24/2027
	(5)	250,000	250,000	—	1.18	8/13/2028
	(6)	—	250,000	—	1.45	10/12/2029
Christopher Wilkins	(7)	100,000	300,000	—	1.45	6/19/2029
	(6)	—	75,000	—	1.45	10/12/2029
Michael Wainscott	(8)	112,499	225,000	—	0.53	2/14/2028
	(6)	—	75,000	—	1.45	10/12/2029

(1)
Unless otherwise noted below, these option awards vest and become exercisable in approximately equal installments on each of the first four anniversaries of the applicable grant date, subject to continued service with the Company through each such vesting date. The regular term of each option expires on the tenth anniversary of the applicable grant date.

(2)
Granted on November 1, 2015.

(3)
Granted on May 11, 2016. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, March 2, 2017, the date the award’s performance milestone was achieved), subject to continued service with the Company through each such vesting date.

(4)
Granted on November 24, 2017. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, April 7, 2017), subject to continued service with the Company through each such vesting date.

(5)
Granted on August 14, 2018.

(6)
Granted on October 13, 2019. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, October 21, 2020, the date the award’s performance milestone was achieved), subject to continued service with the Company through each such vesting date.

(7)
Granted on June 20, 2019.

(8)
Granted on March 15, 2018. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, February 15, 2019), subject to continued service with the Company through each such vesting date.

Potential Payments Upon Termination or Change in Control
As of December 31, 2020, Messrs. Crisp and Wilkins were eligible for salary continuation payments and upon a separation where the Company chose to elect to bind the NEO to a one-year post-termination non-compete for Messrs. Crisp and Wilkins (as summarized above under the heading “Agreements with our NEOs”). In addition, the Company maintained an informal severance policy for all employees, including our NEOs, who were involuntarily terminated due to a job elimination, pursuant to which our NEOs would be eligible to receive severance benefits equal to four weeks base salary in exchange for executing a general release of claims. As of December 31, 2020, Mr. Wainscott, pursuant to his October 2, 2020 offer letter, would have been eligible for 90 days of salary continuation if terminated by the Company without cause, after entering into a general release of claims. Mr. Wainscott was not entitled to any salary continuation in connection with his voluntary separation from the Company on March 2, 2021.
In addition, pursuant to their stock option award agreements, in the event an NEO’s employment is involuntary terminated without cause (as defined under the SIP) within one year of a change in control of the Company, any outstanding stock options held by our NEOs would become fully vested and exercisable.
Post-Business Combination Company Executive Compensation
Following the completion of the Business Combination, New Benson Hill intends to develop an executive compensation program that is designed to align compensation with New Benson Hill’s business objectives and the creation of stockholder value, while enabling New Benson Hill to attract, motivate and retain individuals who contribute to the long-term success of New Benson Hill. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.
Director Compensation
The Company’s board of directors sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. Each non-employee director of the Company is eligible to receive the following compensation:
•
An annual cash retainer of $60,000; and

•
An initial stock option award consisting of 160,000 underlying shares of stock, which vests ratably on a quarterly basis over two years.

Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on the Company’s board of directors in 2020.
Name	Fees Earned or Paid in Cash($)	Option Awards ($)(1)	Total($)
DeAnn Brunts(2)	15,000	—	15,000
Mark Cupta(3)	—	—	—
J. Stephan Dolezalek(3)	—	—	—
Adrienne Elsner	60,000	—	60,000
Michelle Gloeckler	60,000	—	60,000
Daniel Jacobi	60,000	—	60,000
Sanjeev Krishnan(3)	—	—	—
Andy Wheeler(3)	—	—	—

(1)
As of December 31, 2020, the following non-employee directors had outstanding incentive equity awards in the Company: Ms. Elsner — 160,000 options, Mr. Jacobi — 210,000 options and Ms. Gloeckler — 160,000 options.

(2)
Ms. Brunts became a director of the Company on November 18, 2020 and as of January 6, 2021, she began serving as the Company’s Chief Financial Officer.

(3)
Messrs. Cupta, Dolezalek, Krishnan and Wheeler were not eligible for director compensation in 2020.

Post-Business Combination Company Director Compensation
In connection with the closing of the Business Combination, we will adopt a new non-employee director compensation program, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BENSON HILL
The following selected consolidated historical financial information data for Benson Hill set forth below should be read in conjunction with “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Benson Hill’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The selected consolidated statement of operations data and consolidated statement of cash flows data for the years ended December 31, 2020, 2019 and 2018, and the selected consolidated balance sheet data as of December 31, 2020 and 2019, are each derived from Benson Hill’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected condensed consolidated statement of operations and condensed consolidated statement of cash flows data for the six months ended June 30, 2021 and 2020, and the selected condensed consolidated balance sheet data as of June 30, 2021, are derived from Benson Hill’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The Benson Hill unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in the future.
	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2020	2019	2018
Statement of Operations Data:
Revenues	$71,494	$62,614	$114,348	$79,523	$4,269
Cost of sales	70,955	53,725	102,430	70,961	677
Gross profit	539	8,889	11,918	8,562	3,592
Operating expenses:
Research and development	15,945	14,766	29,457	24,810	13,373
Selling, general and administrative expenses	29,494	15,463	37,446	27,457	9,158
Impairment of goodwill	—	—	4,832	—	—
Total operating expenses	45,439	30,229	71,735	52,267	22,531
Loss from operations	(44,900)	(21,340)	(59,817)	(43,705)	(18,939)
Other expense (income):
Interest expense (income), net	5,254	3,308	7,369	195	(669)
Other (income) expense, net	(388)	180	(75)	(9)	40
Total other expense (income), net	4,866	3,488	7,294	186	(629)
Net loss before income tax	(49,766)	(24,828)	(67,111)	(43,891)	(18,310)
Income tax expense (benefit)	—	—	48	19	(221)
Net loss	$(49,766)	$(24,828)	$(67,159)	$(43,910)	$(18,089)
Less: Deemed dividend	$—	$—	$6,102	$—	$1,015
Net loss attributable to common stockholders	$(49,766)	$(24,828)	$(73,261)	$(43,910)	$(19,104)
Net loss per common share:
Basic and diluted earnings per common share	$(8.17)	$(4.44)	$(12.94)	$(8.32)	$(3.72)
Weighted average shares outstanding	6,092	5,597	5,662	5,277	5,131

	As of June 30, 2021	As of December 31,
(In thousands)		2020	2019
Balance Sheet Data:
Total assets	$198,306	$231,785	$96,736
Total liabilities	113,633	99,103	45,038
Total redeemable convertible preferred stock	287,308	287,323	134,567
Total stockholders’ deficit	(202,635)	(154,641)	(82,869)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$198,306	$231,785	$96,736
	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(47,257)	$(22,528)	(52,678)	(44,353)	(13,363)
Net cash provided by (used in) investing activities	49,324	3,006	(100,672)	(4,546)	(48,615)
Net cash provided by financing activities	1,183	22,867	160,703	48,547	63,681
Effect of exchange rate changes on cash	(1)	(243)	(226)	(21)	(91)
Net increase (decrease) in cash and cash equivalents	3,249	3,102	7,127	(373)	1,612
Cash and cash equivalents, beginning of period	9,743	2,616	2,616	2,989	1,377
Cash and cash equivalents, end of period	$12,992	$5,718	$9,743	$2,616	$2,989

BENSON HILL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Benson Hill, Inc. and its subsidiaries should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of Benson Hill,” the unaudited condensed consolidated financial statements as of June 30, 2021 and for the three and six month periods ended June 30, 2020 and 2021, and the audited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Benson Hill” and the unaudited pro forma condensed combined financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements; Market, Ranking and Other Industry Data.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors — Risks Related to Benson Hill’s Business and Industry” or elsewhere in this proxy statement/prospectus.
Overview
Benson Hill, Inc. (together with its subsidiaries prior to the consummation of the merger, is referred to in this section as the “Company”, “Benson Hill”, “we” “us” or “our”) was founded in 2012. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but also supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota, which we sell throughout North America.
We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredients, and feed products — starting with a better seed. Our go-to-market strategy consists of building an integrated supply chain to catalyze demand for our proprietary products, which we believe will allow us to establish partnerships and licensing arrangements to drive broad adoption. We believe this approach will allow us not only to ensure the integrity and traceability of our products, but also to measure the positive environmental impact created by our innovations.
Today, our business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business is currently focused on enhancing soybean and yellow pea products, including soy-based vegetable oils, animal feed, and ultra high protein (“UHP”) soybeans that have the potential to reduce costly water- and energy-intensive processing associated with producing protein concentrates and isolates for the food and feed markets, alleviating supply constraints to help bring plant-based proteins to scale. Our Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today this segment includes our subsidiary, J&J Produce, Inc., where we sell fresh produce products to major retail and food service customers. We have initiated the establishment of research and development operations where we intend to use our CropOS® innovation engine platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.
COVID-19
As a result of the COVID-19 pandemic, governmental authorities have implemented numerous and rapidly evolving measures to try to contain the virus, such as travel bans and restrictions, limits on gatherings, quarantines, shelter-in-place orders, and business shutdowns. In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including restricting employee travel, requiring, at times, remote work arrangements for non-laboratory employees, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences. Many of the suppliers, vendors, and service providers on whom we rely on have made similar modifications. To date, with the exception of us modifying our physical business practices, including lower travel, and delays in the receipt of certain laboratory supplies and the performance of related services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.
Business Combination and Public Company Costs
On May 8, 2021, Benson Hill, STPC and Merger Sub entered into the merger agreement pursuant to which Benson Hill will be merged with and into Merger Sub, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC. The transaction will provide the combined entity New Benson Hill with approximately $625 million of gross proceeds, including the fully committed private placement of 22.5 million shares of Class A Common Stock of STPC at $10.00 per share pursuant to the PIPE Investment. Benson Hill will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that Benson Hill’s consolidated financial statements for previous periods will be disclosed in the New Benson Hill’s (formerly STPC’s) future periodic reports filed with the SEC.
While the legal acquirer in the merger agreement is STPC, for financial accounting and reporting purposes under GAAP, Benson Hill will be the accounting acquirer and the merger will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by STPC for the stock of Benson Hill) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Benson Hill in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Benson Hill will become the historical consolidated financial statements of the combined company New Benson Hill, and STPC’s assets, liabilities and results of operations will be consolidated with Benson Hill beginning on the acquisition date. Operations prior to the merger will be presented as those of Benson Hill in future reports. The net assets of STPC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the merger.
Upon consummation of the merger and the closing of the PIPE Investment, the most significant change in Benson Hill’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Benson Hill’s condensed consolidated balance sheet at June 30, 2021) of approximately $144 million, assuming maximum stockholder redemptions of all 40.3 million shares of STPC Class A Common Stock, or approximately $546 million, assuming no redemptions, and, in each case, including $225 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of STPC and Benson Hill are estimated at approximately $50.0 million, including the payment of deferred underwriting and other transaction fees of $14.1 million associated with STPC’s IPO. Underwriting and other transaction fees associated with the merger are estimated at $35.9 million, of which $28.9 million will be treated as a reduction from New Benson Hill’s additional paid-in capital and $7.0 million will be expensed. See the section entitled “Unaudited Pro Forma Combined Financial Information.”
As a consequence of the merger, Benson Hill will become the successor to an SEC-registered and NYSE-listed company which will require Benson Hill to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Benson Hill expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. The Company will be classified as an “emerging growth company”, as defined under the JOBS Act that was enacted on April 5, 2012. As a result, upon consummation of the merger, the Company will be provided certain disclosure and regulatory relief, provided by the SEC, as an “emerging growth company”.
Benson Hill’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the merger.

Key Components of Statement of Operations
Revenue
The Company generates revenue from product sales, licensing fees associated with our proprietary technology platform and/or our intellectual property, and commissions earned on product sales.
Product sales consist primarily of sales of harvested produce, both farmed by us and purchased from growers in non-exclusive arrangements, sales of seed, and sales of processed yellow pea, soybean grain, soybean oil and soybean meal.
In addition to selling our owned farmed produce, we enter into consignment arrangements with produce growers of certain perishable products. In these arrangements, we act as an agent, earn a commission on the sale and report the revenue and cost of the product on a net basis.
Licensing fees consist of revenues earned by us in exchange for providing access to our proprietary cloud-based software platform, CropOS®, or through a right to use our proprietary intellectual property and/or patents for a specific period of time.
See Note 2 — Summary of Significant Accounting Policies in the notes to our audited consolidated financial statements for additional information on our revenue recognition.
Cost of Sales
The Company’s cost of sales includes all costs incurred to purchase, process and provide the product or services to the Company’s customers. For harvested produce farmed by us, this includes the direct cost of land preparation, seed, planting, growing, maintenance, packaging and distribution of product sales. For produce we purchase from growers in non-exclusive arrangements and, hence, do not farm, this cost includes the acquisition, warehousing, packaging and distribution of the purchased inventory.
The cost of sales on processed yellow pea, soybean grain, soybean oil and soybean meal includes the crush, refining and transportation costs necessary to prepare the product for sale.
Research and Development
Research and Development expenses consist of the costs of performing activities to discover and develop products and to advance our intellectual property. These costs consist primarily of employee-related expenses for personnel who research and develop our products, fees for contractors who support product development and breeding activities, expenses for trait validation, greenhouse and field trial expenses, purchasing material and supplies for our laboratories, licensing, information technology expenses, and other costs associated with operating our own laboratories.
Selling, General and Administrative Expenses
Selling, general and administrative expenses (“SG&A”) consist of employee-related expenses for selling our products, and costs related to business development to commercialize our product offerings along with our executive, legal, intellectual property, finance and human resources functions. SG&A expenses also include facility and information technology expenses not otherwise allocated to research and development or cost of sales, professional fees for auditing, tax and legal services, expenses associated with maintaining patents, and consulting costs.
Total Other Interest Expense (Income), Net
Total other expense (income), net consists primarily of interest expense per the terms of the Company’s various financing obligations, as further described in Note 8 — Leases and Note 12 — Debt in our audited consolidated financial statements, amortization of debt discount and commitment fees, remeasurements of our warrant liability and interest related to finance leases as reduced by interest earned on cash and marketable securities.

Results of Operations
Comparison of the Three Months Ended June 30, 2021 and 2020
The following table shows the amounts from our consolidated statements of operations for the periods presented:
	Three Months Ended June 30,
(in thousands)	2021	2020
Revenues	$39,692	$31,028
Cost of sales	39,722	26,700
Gross (loss) profit	(30)	4,328
Operating expenses:
Research and development	8,818	7,119
Selling, general and administrative expenses	15,761	7,494
Total operating expenses	24,579	14,613
Loss from operations	(24,609)	(10,285)
Other expense (income):
Interest expense, net	2,980	2,305
Other (income) expense, net	(170)	159
Total other expense (income), net	2,810	2,464
Net loss before income tax	(27,419)	(12,749)
Income tax expense (benefit)	—	—
Net loss	$(27,419)	$(12,749)
Revenues
Revenues for the three months ended June 30, 2021 were $39.7 million, an increase of $8.7 million or 28%, as compared to the same period in 2020. In October 2020, we sold our barley operations, which contributed revenues of $4.0 million in the second quarter of 2020. Excluding the contribution from the barley operations, revenues for the three months ended June 30, 2021 increased $12.7 million or 47%. The increase was primarily driven by higher sales volumes of our proprietary high protein soybeans, soybean oil and soybean meal, of which commercialization efforts were initiated in the fourth quarter of 2020, higher average selling prices on yellow peas and higher sales volumes of fresh produce. Partially offsetting the increase was a decline in sales volumes of yellow peas, and lower average selling prices in fresh produce. Lower average selling prices in fresh produce were driven by higher regional and ex-US farm yields within the industry resulting in a higher supply versus demand.
Cost of Sales and Gross Profit
Cost of sales and gross profit for the three months ended June 30, 2021 of $39.7 million and $(0.1) million, respectively, represented an increase in cost of sales of $13.0 million and a decrease in gross profit of $4.4 million as compared to the same period in 2020. In the second quarter of 2021 and 2020, there were certain items that are expected to be non-recurring. In the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport soybean seed stock from South America to our US-based operations. These costs were the result of us utilizing the South America growing season to prepare us for our US-based 2021 soybean harvest. Also, as noted previously, we sold our barley operations in October 2020, which contributed $0.6 million in gross profit in the second quarter of 2020.
Excluding the impact of items expected to be nonrecurring, as noted above, gross profit for the second quarter of 2021 was $2.8 million, which represents a decline of $1.0 million. The decrease in gross profit was primarily driven by lower royalties from legacy seed distribution contracts, losses generated on the commercial launch of proprietary soybean oil and soybean meal as higher average selling prices were more than offset by start-up and other costs associated with the early-stage commercialization of these products, lower sales volumes of yellow peas, and lower average selling prices in fresh produce. Over time, we expect the royalties from legacy seed distribution contracts, which we acquired in conjunction with our acquisition of soybean germplasm in 2019, will decline as we elect to allow them to expire without renewal.
Research and Development Expenses
Research and development expenses for the three months ended June 30, 2021 of $8.8 million increased $1.7 million as compared to the same period in 2020. The increase was primarily driven by expenses associated with the expansion of capabilities to support the current and future pipeline of products, which includes higher payroll and related expenses on increases in staffing, laboratory expenses, third party technical services, and facility expenses, which were partially offset by lower field trial expenses. Higher facility costs related primarily to the costs associated with our corporate headquarters, into which we relocated in July 2020. Lower field trial expenses were driven by a scope reduction of our maize project.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the three months ended June 30, 2021 of $15.8 million increased $8.3 million as compared to the same period in 2020. The increase was primarily driven by higher professional fees, additional staff and related expenses and facility costs. The increase in professional fees, including accounting, legal and other consulting expenses, was predominantly driven by costs related to preparation to be a public company including nonrecurring costs of $2.0 million. The increase in staff and related expenses related to the increase in personnel necessary to support the scale of anticipated business operations and the requirements associated with being a public company. The increase in facility costs, which includes depreciation and amortization expense, was primarily attributable to costs associated with our corporate headquarters, into which we relocated in July 2020.
Total Other Expense (Income), Net
Total other expense (income), net for the three months ended June 30, 2021 of $2.8 million increased $0.3 million as compared to the same period in 2020. The increase was primarily driven by interest expense and remeasurements of our warrant liability associated with our notes payable. Also contributing to higher interest expense was interest on our financing leases, primarily driven by our headquarters lease which commenced in July 2020. The increases were partially offset by a decrease in the amortization of the debt discount and debt issuance costs associated with our notes payable as well as the other income generated in the period.
Income Tax (Benefit) Expense
No income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items.

Comparison of the Six Months Ended June 30, 2021 and 2020
The following table shows the amounts from our consolidated statements of operations for the periods presented:
	Six Months Ended June 30,
(in thousands)	2021	2020
Revenues	$71,494	$62,614
Cost of sales	70,955	53,725
Gross profit	539	8,889
Operating expenses:
Research and development	15,945	14,766
Selling, general and administrative expenses	29,494	15,463
Total operating expenses	45,439	30,229
Loss from operations	(44,900)	(21,340)
Other expense (income):
Interest expense (income), net	5,254	3,308
Other (income) expense, net	(388)	180
Total other expense (income), net	4,866	3,488
Net loss before income tax	(49,766)	(24,828)
Income tax expense (benefit)	—	—
Net loss	$(49,766)	$(24,828)
Revenues
Revenues for the six months ended June 30, 2021 were $71.5 million, an increase of $8.9 million as compared to the same period in 2020. As noted previously, in October 2020, we sold our barley operations, which contributed revenues of $8.5 million in the six months ended June 30, 2020. Excluding the contribution from the barley operations, revenues for the six months ended June 30, 2021 increased $17.4 million or 32%. The increase was primarily driven by higher sales volumes of our proprietary soybeans, soybean oil and soybean meal, of which commercialization efforts were initiated in the fourth quarter of 2020, higher average selling prices and sales volumes of yellow peas and higher sales volumes of fresh produce. Partially offsetting the increase was the impact of lower average selling prices of fresh produce. Lower average selling prices of fresh produce in 2021 were driven by higher regional and ex-US farm yields within the industry resulting in a higher supply versus demand.
Cost of Sales and Gross Profit
Cost of sales and gross profit for the six months ended June 30, 2021 of $71.0 million and $0.5 million, respectively, represented an increase in cost of sales of $17.2 million and a decrease in gross profit of $8.4 million as compared to the same period in 2020. For the six months ended June 30, 2021 and 2020, there were certain items expected to be non-recurring. In the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport soybean seed stock from South America, which is more fully discussed above. Also, as noted previously, we sold our barley operations in October 2020, which contributed $1.3 million in gross profit in the six months ended June 30, 2020.
Excluding the impact of items expected to be nonrecurring, as noted above, gross profit for the six months ended June 30, 2021 was $3.3 million, which represented a decline in profitability of $4.3 million. The decrease in gross profit was primarily driven by losses generated on the commercial launch of proprietary soybean oil and soybean meal as higher average selling prices were more than offset by start-up and other operating costs associated with early-stage commercialization of these products, lower royalties from legacy seed distribution contracts, lower average selling prices on fresh produce and the higher acquisition costs of yellow peas.
Research and Development Expenses
Research and development expenses for the six months ended June 30, 2021 of $15.9 million increased $1.2 million as compared to the same period in 2020. The increase was primarily driven by higher payroll and related expenses on increases in staffing, technology costs and facilities, partially offset by lower third party technical services, field trial expenses and travel. Reductions in field trial expenses were primarily attributable to a scope reduction of our maize project. Higher facility costs related primarily to the costs associated with our corporate headquarters, into which we relocated in July 2020.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the six months ended June 30, 2021 of $29.5 million increased $14.0 million as compared to the same period in 2020. The increase was primarily driven by higher professional fees, increased staffing and related expenses and facility costs. The increase in professional fees, including accounting, legal and other consulting expenses, was predominantly driven by costs related to preparation to be a public company including nonrecurring costs of $3.8 million. The increase in staff and related expenses related to the increase in personnel necessary to support the scale of anticipated business operations and the requirements associated with being a public company. The increase in facility costs, which includes depreciation and amortization expense, was primarily attributable to costs associated with our corporate headquarters, into which we relocated in July 2020.
Total Other Expense (Income), Net
Total other expense (income), net for the six months ended June 30, 2021 of $4.9 million increased $1.4 million as compared to the same period in 2020. The increase was primarily driven by interest expense, amortization of the debt discount associated with our warrant liability and remeasurements of our warrant liability associated with our notes payable. Also contributing to higher interest expense was interest on our financing leases, primarily driven by our headquarters lease which commenced in July 2020.
Income Tax (Benefit) Expense
No income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items.
Comparison of the Years Ended December 31, 2020, 2019 and 2018
The following table shows the amounts from our consolidated statements of operations for the periods presented:
	Year Ended December 31,
(in thousands)	2020	2019	2018
Revenues	$114,348	$79,523	$4,269
Cost of sales	102,430	70,961	677
Gross Profit	11,918	8,562	3,592
Operating expenses:
Research and development	29,457	24,810	13,373
Selling, general and administrative expenses	37,446	27,457	9,158
Impairment of goodwill	4,832	—	—
Total operating expenses	71,735	52,267	22,531
Loss from operations	(59,817)	(43,705)	(18,939)

	Year Ended December 31,
(in thousands)	2020	2019	2018
Other expense (income):
Interest expense (income), net	7,369	195	(669)
Other (income) expense, net	(75)	(9)	40
Total other expense (income), net	7,294	186	(629)
Net loss before income tax	(67,111)	(43,891)	(18,310)
Income tax (benefit) expense	48	19	(221)
Net loss	$(67,159)	$(43,910)	$(18,089)

Revenues
Revenues for the year ended December 31, 2020 were $114.3 million, an increase of $34.8 million as compared to 2019. The increase was primarily driven by twelve months of sales in our Fresh segment contrasted with seven months of sales for the same period of 2019 due to the acquisition of J&J Family of Farms completed on May 31, 2019. Partially offsetting this increase in revenues are declines in revenues in our Ingredients segment of approximately $3.0 million driven primarily by the sale of our barley operations, which was completed in October 2020, and on lower prices on sales of processed yellow pea driven by lower demand of our ingredients due to lower consumer demand of grain-free companion animal pet food.
Revenues for the year ended December 31, 2019 were $79.5 million, an increase of $75.3 million as compared to 2018. This increase was primarily driven by twelve months of sales of processed yellow pea in 2019 due to the acquisition of Dakota Ingredients on December 21, 2018, and seven months of sales in our Fresh segment in 2019 due to the acquisition of J&J Family of Farms, as further discussed above.
Cost of Sales and Gross Profit
Cost of sales and gross profit for the year ended December 31, 2020 of $102.4 million and $11.9 million, respectively, increased $31.5 million and $3.4 million, respectively, as compared to 2019. The increases were primarily driven by twelve months of sales in our Fresh segment contrasted with seven months of sales for the same period of 2019, as further discussed above. Partially offsetting these increases are declines in cost of sales and gross profit driven by the sale of our barley operations, and lower gross profit from sales of processed yellow pea, as further discussed above.
Cost of sales and gross profit for the year ended December 31, 2019 of $71.0 million and $8.6 million, respectively, increased $70.3 million and $5.0 million, respectively, as compared to 2018. The increases were primarily driven by twelve months of sales of processed yellow pea in 2019 due to the acquisition of Dakota Ingredients on December 21, 2018, and seven months of sales in our Fresh segment in 2019 due to the acquisition of J&J Family of Farms, as further discuss above.
Research and Development Expenses
Research and development expenses for the year ended December 31, 2020 of $29.5 million increased $4.6 million as compared to 2019. The increase was primarily due to increases in employee related expenses on higher staffing, including the use of external contractors, lower reimbursements on grants, higher facility/depreciation expenses and higher field trial expenses, partially offset by lower laboratory supply expenses and travel, as impacted by supply chain disruptions driven by the COVID-19 global pandemic.
Research and development expenses for the year ended December 31, 2019 of $24.8 million increased $11.4 million as compared to 2018. The increase was primarily due to increases in employee related expenses on higher staffing, including external contractors, higher field trial expenses, higher laboratory supply expenses, higher facility/depreciation expenses and travel, as partially offset by an increase in reimbursement of expenses from grants.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the year ended December 31, 2020 of $37.4 million increased $10.0 million as compared to 2019. The increase was primarily driven by higher employee related expenses, higher depreciation and facilities expense, higher business development expenses, higher litigation expenses and higher professional services as partially offset by lower acquisition fees and lower travel expenses. Also significantly contributing to the higher SG&A costs are twelve months of activity in our Fresh segment as compared to seven months of activity for the same period of 2019, as discussed above. Employee related expenses increased due to an increase in personnel in business development, legal, finance, human resources, communications and executive management necessary to support the anticipated growth of the Company. Depreciation and facilities expense increased due to us relocating to a corporate headquarters building in July 2020.
Selling, General and Administrative Expenses for the year ended December 31, 2019 of $27.5 million increased $18.3 million as compared to 2018. The increase was primarily driven by higher acquisition related expenses, higher employee related expenses, including higher contractors, higher technology/facilities expense, and higher accounting fees as partially offset by lower legal fees. Also significantly contributing to the higher SG&A costs are twelve months of activity due to the acquisition of Dakota Ingredients and seven months of activity in our Fresh segment as compared to no activity for the same period of 2018, due to the acquisition of J&J Family of Farms. Employee related expenses increased due to an increase in personnel in business development, legal, finance, human resources, communications and executive management necessary to support the anticipated growth of the Company.
Impairment of Goodwill
Impairment of goodwill charges for the year ended December 31, 2020 of $4.8 million were incurred due to non-cash charges of $3.0 million at our Ingredients segment and $1.8 million at our Fresh segment.
There were no impairment charges of goodwill for the year ended December 31, 2019 or 2018.
Total Other Expense (Income), Net
Total other expense (income), net for the year ended December 31, 2020 of $7.3 million increased $7.1 million as compared to the same period in 2019. The increase is primarily driven by interest expense, amortization of the commitment fee and debt discount associated with our warrant liability and remeasurements of our warrant liability associated with our notes payable. Also contributing to higher interest expense is interest on our financing leases, as primarily driven by our headquarters lease which commenced in July 2020. See Note 8 — Leases and Note 12 — Debt in our consolidated financial statements for additional information.
Total other expense (income), net for the year ended December 31, 2019 of $0.2 million increased $0.8 million. The increase is primarily due to higher interest expense on our term and revolving credit facility entered into by our wholly-owned subsidiary Dakota Ingredients in April 2019.
Income Tax (Benefit) Expense
No income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items. The provision for income taxes for the years ended December 31, 2020, 2019 and 2018 relate primarily to activity in foreign jurisdictions.
Results of Operations by Segment
The Company operates in two reportable segments: Ingredients and Fresh. The Ingredients segment delivers healthy food ingredients derived from soybean seeds, including meal and oil, and processed yellow peas. The Fresh segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. Financial results associated with licensing arrangements that are not related to the Ingredients and Fresh segments and costs associated with centralized operations, including unallocated research and development expenses, are reported as Unallocated and Other.

Comparison for the Three Months and Six Months Ended June 30, 2021 and 2020
Segment Revenues
Segment revenues for the three and six month periods ended June 30, 2021 and 2020 are presented below:
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Revenues
Ingredients	$22,724	$17,819	$36,919	$29,554
Fresh	16,906	12,174	34,470	31,945
Unallocated and Other	62	1,035	105	1,115
Total Revenues	$39,692	$31,028	$71,494	$62,614
Ingredients revenues for the three and six months ended June 30, 2021 were $22.7 million and $36.9 million, respectively, which represents an increase of $4.9 million and $7.4 million, respectively, as compared to the same periods in 2020. The increase for both periods was predominantly driven by sales attributable to the commercial launch of our proprietary soybean oil and soybean meal, higher sales volumes and average selling prices of yellow peas, as partially offset by a lack of sales of barley in 2021. Lower sales of barley for the three and six months ended June 30, 2021 of $4.0 million and $8.5 million, respectively, as compared to the same period in 2020, were due to the sale of this business operation in October 2020.
Fresh revenues for the three and six months ended June 30, 2021 were $16.9 million and $34.5 million, respectively, which represents an increase of $4.7 million and $2.5 million, respectively, as compared to the same periods in 2020. The increase for both periods was primarily driven by higher sales volumes as partially offset by lower average selling prices. Lower average selling prices in our Fresh segment in 2021 were driven by higher regional and ex-US farm yields within the industry resulting in a higher supply versus demand.
Segment Profit
Adjusted EBITDA is a non-GAAP financial measure of performance. Among other financial metrics, our management reviews segment profit based upon Adjusted EBITDA. We calculate Adjusted EBITDA as earnings from continuing operations before net interest expense, income tax provision and depreciation and amortization, further adjusted to exclude stock-based compensation, and the impact of significant non-recurring items.
We believe that Adjusted EBITDA is useful in comparing our financial performance with the performance of other companies for the following reasons:
•
Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and interest expense, that can vary substantially from company to company depending upon their financing and capital structures, and the method by which assets were acquired; and

•
Adjusted EBITDA provides consistency and comparability with our past financial performance, and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•
Although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business and an important part of our compensation strategy;

•
Adjusted EBITDA excludes other material non-recurring items;

•
Adjusted EBITDA does not reflect: (1) recurring changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and

•
the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP. Adjusted EBITDA for each of the three and six month periods ended June 30, 2021 and 2020, is presented below. A reconciliation of our consolidated loss from continuing operations to Adjusted EBITDA is also presented below.
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Adjusted EBITDA
Ingredients	$(6,409)	$(2,557)	$(13,197)	$(4,625)
Fresh	165	895	(172)	2,473
Unallocated and Other	(9,530)	(6,715)	(17,252)	(15,596)
Total Adjusted EBITDA	$(15,774)	$(8,377)	$(30,621)	$(17,748)
Adjustments to reconcile Consolidated Loss from Operations to Adjusted EBITDA
Consolidated loss from operations	$(24,609)	$(10,285)	$(44,900)	$(21,340)
Depreciation and amortization	2,839	1,632	5,430	3,029
Stock-based compensation	709	217	1,356	504
Non-recurring public company readiness costs	1,955	—	4,161	—
South America seed production costs	2,805	—	2,805	—
Other nonrecurring costs, including acquisition costs	527	59	527	59
Adjusted EBITDA	$(15,774)	$(8,377)	$(30,621)	$(17,748)
Ingredients Adjusted EBITDA was a loss of $6.4 million and $13.2 million for the three and six months ended June 30, 2021, respectively, which represents a decrease in segment profit of $3.9 million and $8.6 million, respectively, as compared to the same periods in 2020. The decrease was primarily driven by losses generated on the commercial launch of our proprietary soybean oil and soybean meal as higher average selling prices were more than offset by start-up and other operating costs associated with early-stage commercialization of these products, a lack of sales and gross profit on barley as driven by our sale of this business in October 2020, and higher research and development costs associated with products anticipated to be commercialized within this segment, if successful. Also, in the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport high protein soybean seed stock from South America to our US-based operations. These costs, which we do not believe to be recurring, were the result of us utilizing the South America growing season to prepare us for our US-based 2021 soybean harvest.
Fresh Adjusted EBITDA was a profit of $0.2 million for the three  months ended June 30, 2021 and a loss of $0.2 million for the six  months ended June 30, 2021, which represents a decrease of $0.7 million and $2.6 million, respectively, as compared to the same periods in 2020. This decrease was driven by lower average selling prices and higher operating expenses, including higher freight costs, as partially offset by higher sales volumes.

Comparison of the years ended December 31, 2020, 2019 and 2018
Segment Revenues
Segment revenues for the years ended December 31, 2020, 2019 and 2018, are presented below:
	Year Ended December 31,
(in thousands)	2020	2019	2018
Revenues
Ingredients	$58,566	$49,193	$709
Fresh	55,278	28,573	—
Unallocated and Other	504	1,757	3,560
Total Revenues	$114,348	$79,523	$4,269
Ingredients revenues for the year ended December 31, 2020 were $58.6 million, an increase of $9.4 million as compared to 2019. The increase was primarily driven by higher volumes of processed yellow pea and soybean seeds, higher licensing fees of intellectual property, partially offset by lower processed yellow pea prices and reduced barley sales driven by the sale of this business in October 2020. Ingredients revenues for the year ended December 31, 2019 were $49.2 million, an increase of $48.5 million. This increase was driven by twelve months of sales of processed yellow pea in 2019 as contrasted with 10 days in 2018 as the acquisition of Dakota Ingredients was completed on December 21, 2018. Also contributing to the increase in revenues in 2019 was the benefit of eleven months of sales of soybean seeds and soybean licensing fees related to an acquisition completed on February 7, 2019.
Fresh revenues for the year ended December 31, 2020 were $55.3 million, an increase of $26.7 million. The increase was primarily driven by twelve months of sales recognized in 2020 as contrasted with seven months of sales in 2019 as the acquisition of J&J Family of Farms was completed on May 31, 2019. Fresh revenues for the year ended December 31, 2019 were $28.6 million as compared to zero for the same period in 2018. This increase was due to the start-up of these business operations in 2019 upon the acquisition of J&J Family of Farms on May 31, 2019.
Segment Profit
Adjusted EBITDA for each of the years ended December 31, 2020, 2019 and 2018, is presented below. A reconciliation of our consolidated loss from continuing operations to Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018, is also presented below.
	Year Ended December 31,
(in thousands)	2020	2019	2018
Adjusted EBITDA
Ingredients	$(7,999)	$2,239	$15
Fresh	218	(1,253)	—
Unallocated and Other	(38,690)	(36,247)	(17,508)
Total Adjusted EBITDA	$(46,471)	$(35,261)	$(17,493)
Adjustments to reconcile consolidated loss from operations to Adjusted EBITDA
Consolidated loss from operations	$(59,817)	$(43,705)	$(18,939)
Depreciation and amortization	7,504	3,790	707
Stock-based compensation	1,010	644	213
Impairment of goodwill	4,832	—	—
Acquisition related costs	—	4,010	526
Total Adjusted EBITDA.	$(46,471)	$(35,261)	$(17,493)

Ingredients Adjusted EBITDA was a loss of $8.0 million for the year ended December 31, 2020, a decrease of $10.2 million. This decrease was driven by higher volumes of processed yellow pea sales offset by higher cost of yellow peas, higher operating costs and a higher research and development costs associated with products anticipated to be commercialized within this segment Ingredients Adjusted EBITDA was $2.2 million for the year ended December 31, 2019, an increase of $2.2 million. This increase was driven by twelve months of operations associated with sales of processed yellow pea in 2019 as compared to 10 days in 2018 as the acquisition of Dakota Ingredients was completed on December 21, 2018.
Fresh Adjusted EBITDA was $0.2 million for the year ended December 31, 2020, an increase in profitability of $1.5 million. This increase was driven by twelve months of sales recognized in 2020 as contrasted with seven months of sales in 2019 as the acquisition of J&J Family of Farms was completed on May 31, 2019. Fresh Adjusted EBITDA for the year ended December 31, 2019 was a loss of $1.3 million as compared to zero for the same period in 2018. This increase was due to the commencement of the business operations of the Fresh segment in 2019 upon the acquisition of J&J Family of Farms on May 31, 2019.
Liquidity and Capital Resources
Liquidity describes the ability of us to generate sufficient cash flows to meet the cash requirements of our business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our ability to access cash flows from operations, marketable securities and available credit facilities and their sufficiency to fund our operating, investing and financing activities. To meet our payment service obligations, we must have sufficient highly liquid assets and be able to move funds on a timely basis.
To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in September 2021. Our principal sources of liquidity at June 30, 2021 were our cash and marketable securities, which total $42.6 million and access to a revolving credit facility of up to $6.0 million, as capped by a defined borrowing base that could result in availability that is less than this amount. As of June 30, 2021, our commitments include term debt and notes payable outstanding of $28.9 million, an outstanding revolver balance of $3.0 million, lease liabilities of $35.6 million, capital expenditures associated with expansion of farming and R&D operations, to be completed in 2021, within our Fresh segment, capital expenditures associated with the construction of a crop accelerator facility to be used in the development of our products, also to be completed in 2021, and operating costs supporting the sale of products, R&D, and selling, general and administrative expenses. For the six months ended June 30, 2021, we incurred a net loss of $49.8 million and had negative cash flows from operating activities of $47.3 million and violated certain financial covenants under our term debt agreement, which were subsequently waived. In the absence of the Company obtaining additional funding of either equity or debt, there is substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Upon consummation of the merger and the closing of the PIPE Investment, and as a partial use of proceeds, we plan to repay our existing term debt, any outstanding amount on our revolving line of credit, and our notes payable. In conjunction with this early extinguishment, we expect to incur prepayment penalties estimated at $3.4 million. After the repayment of these debt agreements, it is expected that our cash and cash equivalents will increase an estimated $144 million, assuming maximum stockholder redemptions of all 40.3 million STPC public shares, or approximately $546 million, assuming no redemptions, and, in each case, including $225 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of STPC and Benson Hill are estimated at approximately $50.0 million, including the payment of deferred underwriting and other transaction fees of $14.1 million associated with STPC’s IPO. Underwriting and other transaction fees associated with the merger are estimated at $35.9 million, of which $28.9 million will be treated as a reduction from New Benson Hill’s additional paid-in capital and $7.0 million will be expensed. See the section entitled “Unaudited Pro Forma Combined Financial Information.”
Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. Certain of our existing debt financings require our wholly-owned subsidiary, Dakota Ingredients, to comply with financial covenants that will likely require financial support from Benson Hill to remain in compliance with the financial covenants during 2021 and 2022. See Note 11 — Debt to the unaudited condensed consolidated financial statements as of June 30, 2021 for further discussion. Further, these same debt financings currently require Benson Hill to maintain a minimum cash balance. If we are unable to complete the merger and repay these debt financings or if we breach these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, we plan to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that we will be able to comply with our future covenants without such a waiver or that we will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize our research and development activities, obtaining adequate grower relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements, consummate the merger or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.
The Company could potentially use its available financial resources sooner than it currently expects and may need to incur additional indebtedness to meet future financing needs. The merger agreement currently restricts our ability to incur additional indebtedness without the written consent of STPC (which may not be unreasonably withheld, conditioned or delayed) until the closing of the merger. If consented to by STPC, adequate additional funding may not be available to the Company on acceptable terms or at all. In addition, although the Company anticipates being able to obtain additional financing through non-dilutive means, it may be unable to do so. The Company’s failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations. The Company’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors — Risks Related to Benson Hill's Business and Industry.”
Summary of Cash Flows
A summary of the Company’s cash flows from operating, investing and financing activities is presented in the following table:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(47,257)	$(22,528)	$(52,678)	$(44,353)	$(13,363)
Net cash provided by (used in) investing activities	49,324	3,006	(100,672)	(4,546)	(48,615)
Net cash provided by financing activities	1,183	22,867	160,703	48,547	63,681
Effect of exchange rate changes on cash	(1)	(243)	(226)	(21)	(91)
Net increase in cash and cash equivalents	3,249	3,102	7,127	(373)	1,612
Cash and cash equivalents, beginning of period	9,743	2,616	2,616	2,989	1,377
Cash and cash equivalents, end of period	$12,992	$5,718	$9,743	$2,616	$2,989
Net Cash Used in Operating Activities
Net cash used in operating activities was $47.3 million for the six months ended June 30, 2021, an increase of $24.7 million as compared to the same period in 2020. This increased use of cash was driven by a higher net loss of $24.9 million, as partially offset by higher non-cash charges of $4.0 million, and a higher use of working capital of $3.8 million. A higher use of working capital was primarily driven by higher inventory and accounts receivable balances, driven predominantly by our Ingredients segment, and lower accounts payable and accrued liabilities, as partially offset by lower prepaid expenses and other current assets. The increase in non-cash charges were primarily comprised of higher depreciation and amortization, higher share-based compensation expense, driven by higher tangible and intangible assets, and a mark-to-market expense of our preferred stock warrant.
Net cash used in operating activities was $52.7 million for the year ended December 31, 2020, an increase of $8.3 million as compared to 2019. This increased use of cash was driven by an increase in our net loss of $23.2 million, as partially offset by higher non-cash charges of $12.2 million and a lower use of working capital of $2.5 million. The increase in non-cash charges were primarily comprised of higher depreciation and amortization, as driven by higher tangible and intangible assets, impairment of goodwill, amortization of financing fees, and a mark-to-market of our preferred stock warrant. A lower utilization of working capital was primarily driven by higher accounts payable and accrued liabilities.
Net cash used in operating activities was $44.4 million for the year ended December 31, 2019, an increase of $31.0 million as compared to 2018. This increased use of cash was driven by an increase in our net loss of $25.8 million and in increase in use of working capital of $9.0 million as partially offset by higher non-cash charges of $3.8 million. The increase in use of working capital was primarily due to lower deferred revenue on licensing agreements and higher accounts receivable and inventories associated with our Ingredients segment. The increase in non-cash charges were primarily comprised of higher depreciation and amortization on tangible and intangible assets.
Net Cash Provided by (Used in) Investing Activities
Net cash provided by investing activities was $49.3 million for the six months ended June 30, 2021, an increase of $46.3 million as compared to the same period in 2020. This increase was driven by the corresponding net decrease in marketable securities (maturities and sales of marketable securities less purchases of marketable securities) of $70.5 million in 2021, as compared to $8.1 million in the same period of 2020, and higher capital expenditures of $16.0 million. Higher capital expenditures in 2021 were primarily due to the purchase of land and construction costs incurred toward the expansion of farm operations in Vero Beach, Florida in our Fresh segment. The total projected cost of this project, to be completed in the fourth quarter of 2021, is expected to be in the range of $26.0 million to $27.0 million.
Net cash used in investing activities was $100.7 million for the year ended December 31, 2020, an increase of $96.1 million as compared to the year ended December 31, 2019. This increase was driven by the net increase in marketable securities (purchases of marketable securities less maturities and sales of marketable securities) of $92.5 million in 2020, as compared to net liquidation in marketable securities (maturities and sales of marketable securities less purchase of marketable securities) of $29.1 million in 2019, and higher capital expenditures of $3.0 million, as partially offset by proceeds from the divestiture of certain assets of $1.7 million as compared to payments in connection with business acquisitions in 2019 of $26.8 million. Higher capital expenditures in 2020 were primarily due to equipment and other build out costs associated with our corporate headquarters, which we took possession of in July 2020. The lower use of cash on business acquisitions are due to the completion of the purchase of two businesses in 2019 as compared to the divestiture of our Barley business in October 2020.
Net cash used in investing activities was $4.5 million for the year ended December 31, 2019, a decrease of $44.1 million as compared to the year ended December 31, 2018. This decrease was driven by the net liquidation of marketable securities of $29.1 million in 2019, as compared to the net increase of marketable securities of $24.9 million in 2018, as partially offset by higher capital expenditures of $5.8 million and a higher use of cash on business acquisitions of $4.1 million. The higher capital expenditures in 2019 were primarily due to the expansion of capacity of yellow pea processing in our Ingredients segment.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $1.2 million for the six months ended June 30, 2021, a decrease of $21.7 million as compared to the same period in 2020. In the six months ended June 30, 2021, no term debt was issued, as compared to new term debt with net proceeds of $24.1 million for the same period in 2020. Net borrowings under our revolving line of credit increased $3.2 million, as compared to the same period in 2020. For the six months ended June 30, 2021, we made payments of $0.3 million in capitalized offering costs associated with our anticipated merger with STPC.
Net cash provided by financing activities was $160.7 million for the year ended December 31, 2020, an increase of $112.2 million as compared to the year ended December 31, 2019. The increase was primarily driven by higher proceeds from the issuance of $121.9 million Benson Hill Preferred Stock, and higher borrowings of debt of $9.2 million as partially offset by higher payments on our term and revolving debt, net of revolver borrowings, of $11.1 million and the retirement of preferred stock of $7.8 million.
Net cash provided by financing activities was $48.6 million for the year ended December 31, 2019, a decrease of $15.1 million as compared to the year ended December 31, 2018. The decrease was driven by lower proceeds from the issuance of $32.3 million Benson Hill Preferred Stock as partially offset by higher borrowings of debt of $15.3 million and higher payments on our term and revolving debt, net of revolver borrowings, of $1.9 million.
Contractual Obligations
The following table summarizes our contractual obligations as of June 30, 2021 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:
(in thousands) Contractual obligations	Payments Due by Period
	Total	<1 Year	1-3 Years	3-5 Years	>5 Years
Principal payments on debt	$30,913	$7,767	$23,087	$59	$—
Interest payments on debt	4,842	2,520	2,312	10	—
Operating leases	2,526	1,195	942	334	55
Financing leases	50,656	6,692	9,808	20,872	13,284
Forward purchase obligations	43,695	40,744	2,951	—	—
The table excludes approximately $88 million of legally binding minimum lease payments for our Crop Accelerator lease which has been signed, but not commenced. The lease is expected to commence in the fourth quarter of 2021 and has a 20 year lease term.
Off-Balance Sheet Arrangements
The Company has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this proxy statement/prospectus. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.
See Note 2 — Summary of Significant Accounting Policies to our audited financial statements included elsewhere in this proxy statement/prospectus for more information.
Revenue Recognition
We generate revenue from product sales, licensing fees associated with our proprietary technology platform and/or our intellectual property, and commissions earned on product sales.

Product Sales
We recognize revenue on product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, and soybean meal and oil, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, the Company considers several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and the Company’s right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.
In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, the Company is acting as an agent and earns a stated commission and as such revenue is reported on a net basis representing the commissions earned in the Company’s consolidated statement of operations. For certain of these transactions, the Company is responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.
Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.
Software as a Service (“SAAS”)
We enter into contractual arrangements, which provide access to our proprietary platform CropOS®. CropOS® is designed to facilitate the accessibility and actionability of certain data, machine learning and artificial intelligence techniques to enable predictive breeding.
Customers have access to this data and functionality, but not access to any of Benson Hill’s propriety patents or other intellectual property. Customers typically pay for this service with an annual subscription and the Company recognizes revenue under SAAS contracts on a straight-line basis over the term of the contract.
Research Licenses
We enter into contractual arrangements, which provide customers the right to use our proprietary intellectual property and/or patents under a research license for a specific period of time. Customers receive all intellectual property and “know how” at the start of the contract and may perform all desired research to incorporate Benson Hill’s intellectual property into potential new strains and breeds of germplasm. Contracts provide for up-front payments as well as milestone payments and royalties based on commercial sales involving the licensed technology at some point in the future when, and if, commercialization occurs. These contracts are considered functional licenses and revenue is recorded at the inception of the contract for the amount the customer is contractually obligated to pay and for which collectability is probable.
For the three and six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020, 2019 and 2018, commercialization had not occurred nor was probable and therefore no revenue was recognized for these periods.
Stock-Based Compensation
The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options issued to employees and directors. The Company’s options are subject only to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur.
The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate and expected dividends.
Fair Value of Common Stock — Historically, as there has been no public market for the Company’s common stock, the fair value of its common stock was determined by the board of directors based in part on valuations of the common stock prepared by a third-party valuation firm.

Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.
Expected Volatility — Since the Company is not a public company and does not have any trading history for its common stock, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies.
Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.
Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero.
The grant date fair value for the Company’s stock options granted in the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, were based on the following assumptions used within the Black-Scholes option pricing model:
	2021	2020
Expected term	6.1 years	6.2 years
Risk-free interest rate	0.7%	1.0%
Expected volatility	63%	58%
Expected dividend yield	0%	0%
Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.
Impairment of Goodwill and Intangible Assets
Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.
Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit.
Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, and in-process research and development (IPRD). Intangible assets are valued based on the income approach which utilizes discounted cash flows. These estimates generally constitute Level 3 inputs under the fair value hierarchy.
Acquired IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization.

Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required.
In conjunction with business acquisitions, we obtain trade names, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names are amortized over their estimated useful life, which is generally ten years. Employment agreements are being amortized over the contractual period, which is two years. Customer relationships are expected to provide economic benefits to the Company over the estimated life of the relationship, which is generally 15 years, and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.
Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are presents, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the asset in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss.
Derivatives
The Company has master netting agreements with its counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Further, all of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis which results in the derivative contracts having a fair value that approximates zero on a daily basis.
The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. All of the Company’s derivatives have not been designated as hedging instruments, and as such, changes in fair value of these derivatives are recognized in earnings immediately.
The Company’s soybean positions are designed to hedge risk related to inventory purchases therefore the gains and losses on soybean instruments are recorded in cost of sales in the consolidated statements of operations. The Company’s oil positions are designed to hedge risk related to sales transactions therefore the gains and losses on oil instruments are recorded in revenues in the consolidated statements of operations.
The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the condensed consolidated statements of cash flows.
Convertible Preferred Stock Warrant Liability
We evaluate whether our warrants for shares of convertible redeemable preferred stock are freestanding financial instruments that obligate us to redeem the underlying preferred stock at some point in the future and determined that each of our outstanding warrants for convertible preferred stock are liability classified. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants and embedded derivatives in the consolidated statements of operations. We will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.
We estimate the fair value of these liabilities based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decrease in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.

Income Tax Valuation Allowances
The determination of the income tax valuation allowances requires us to use judgements and assumptions that may have a material impact on our consolidated financial statements, especially at the early stage of commercialization. We provide deferred taxes for deductible and taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when we believe it is more likely than not that some portion or all the deferred tax assets will not be realized. Because we generate losses currently, a full valuation allowance is recorded against our net deferred tax assets, as we believe it is more likely than not that some portion or all the deferred tax assets will not be realized. If we were to generate cumulative profits, the valuation allowance may change.
Recent Accounting Guidance
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations under adoption. See Note 2 — Summary of Significant Accounting Policies to the accompanying unaudited condensed consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and the Company’s assessment, to the extent the Company has made one, of their potential impact on the Company’s financial condition and results of operations.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.
Foreign Currency Exchange Risk
Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to operating expenses denominated in Canadian dollars and Brazilian reals and intercompany loans denominated in Brazilian reals. We have entered into a limited number of operation support contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements.
Although unfavorable changes in foreign exchange rates versus the U.S. dollar could adversely affect our consolidated statement of operations, we do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results or financial condition. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.
Interest Rate Risk
Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our notes payable, financing obligations bear interest at a fixed rate and are not publicly traded. Therefore, fair value of our notes payable, financing obligations and interest expense is not materially affected by changes in the market interest rates. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Credit Risk
Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers for the six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020, 2019 and 2018. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW BENSON HILL
The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of STPC common stock as of June 30, 2021 (the “Ownership Date”), which is prior to the consummation of the merger and the other transactions contemplated by the merger agreement (“pre-business combination”) and (ii) expected beneficial ownership of New Benson Hill Common Stock immediately following the consummation of the merger and the other transactions contemplated by the merger agreement (“post-business combination”), assuming that (x) no shares of Class A Common Stock are redeemed and (y) 40,250,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $402.6 million from the Trust Account, which is the maximum amount of redemptions that would satisfy STPC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of STPC common stock or of New Benson Hill Common Stock;

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New Benson Hill following the consummation of the merger; and

•
all executive officers and directors of STPC as a group pre-business combination and all executive officers and directors of New Benson Hill post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.
The beneficial ownership of shares of STPC Common Stock pre-business combination is based on 50,312,500 outstanding shares of STPC common stock (including 40,250,000 shares of Class A Common Stock and 10,062,500 shares of Class B Common Stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Class A Common Stock that may be purchased after the Ownership Date.
See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New Benson Hill share calculations and ownership percentages.
The expected beneficial ownership of shares of New Benson Hill Common Stock post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Class A Common Stock exercise their redemption rights and (ii) that there are 209,653,707 shares of New Benson Hill Common Stock outstanding (including shares issuable upon the exercise of outstanding Benson Hill Options and Benson Hill Warrants within sixty (60) days from the Ownership Date).
The expected beneficial ownership of shares of New Benson Hill Common Stock post-business combination in the “Maximum Possible Redemption” column in the table below has been determined based upon the following additional assumptions: (i) 40,250,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $402.6 million from the Trust Account, which is the maximum amount of redemptions that would satisfy STPC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining after the closing; and (ii) that there are 169,403,707 shares of New Benson Hill Common Stock outstanding (including shares issuable upon the exercise of outstanding Benson Hill Options and Benson Hill Warrants within sixty (60) days from the Ownership Date).

					After the Business Combination
	Before the Business Combination				No Redemption		Maximum Possible Redemption
Name and Address of Beneficial Owner(1)	Number of shares of STPC Class A Common Stock	%	Number of shares of STPC Class B Common Stock	%	Number of shares of New Benson Hill Common Stock	%	Number of shares of New Benson Hill Common Stock	%
Directors and Executive Officers of STPC:
Michael C. Morgan(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Eric Scheyer(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Craig Rohr	—	—	—	—	—	—	—	—
Alec Litowitz(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Adam E. Daley	—	—	—	—	—	—	—	—
Michael D. Wilds	—	—	—	—	—	—	—	—
Desirée Rogers(3)	—	—	40,000	*	40,000	*	40,000	*
C. Park Shaper(3)	—	—	40,000	*	40,000	*	40,000	*
All Directors and Executive Officers of STPC as a Group (8 Individuals)	—	—	10,062,500	100%	10,062,500	4.8%	10,062,500	5.9%
Five Percent Holders of STPC:
Star Peak Sponsor II LLC	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Michael C. Morgan(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Eric Scheyer(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Alec Litowitz(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Adage Capital Partners, L.P.(4)	2,750,000	6.83%	—	—	2,750,000	—	—	—
Senator Investment Group LP(5)	2,275,000	5.65%	—	—	2,275,000	—	—	—
Weiss Asset Management LP(6) and affiliated entities	3,571,112	8.87%	—	—	3,571,112	—	—	—
Directors and Executive Officers of New Benson Hill After Consummation of the Business Combination:
Matthew Crisp(7)	—	—	—	—	5,085,923	2.4%	5,085,923	3.0%
DeAnn Brunts(8)	—	—	—	—	40,000	*	40,000	*
Daniel Jacobi(9)	—	—	—	—	287,500	*	287,500	*
J. Stephan Dolezalek	—	—	—	—	—	*	—	*
Adrienne Elsner(10)	—	—	—	—	180,000	*	180,000	*
David Lee(11)	—	—	—	—	60,000	*	60,000	*
Craig Rohr	—	—	—	—	—	*	—	*
Andrew Wheeler(12)	—	—	—	—	—	*	—	*
Linda Whitley-Taylor(13)	—	—	—	—	20,000	*	20,000	*
Yeveny Fundler	—	—	—	—	—	*	—	*
Jason Bull(14)	—	—	—	—	50,000	*	50,000	*
Bruce Bennett	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Benson Hill as a Group (12 Individuals)	—	—	—	—	5,723,423	2.7%	5,723,423	3.4%

					After the Business Combination
	Before the Business Combination				No Redemption		Maximum Possible Redemption
Name and Address of Beneficial Owner(1)	Number of shares of STPC Class A Common Stock	%	Number of shares of STPC Class B Common Stock	%	Number of shares of New Benson Hill Common Stock	%	Number of shares of New Benson Hill Common Stock	%
Five Percent Holders of New Benson Hill After Consummation of the Business Combination:
Star Peak Sponsor II LLC	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Michael C. Morgan(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Eric Scheyer(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Alec Litowitz(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
GV(15)	—	—	—	—	16,719,852	8.0%	16,719,852	9.9%
iSelect Fund Management, LLC(16)	—	—	—	—	12,641,184	6.0%	12,641,184	7.5%
Michael Kime(16)	—	—	—	—	12,641,184	6.0%	12,641,184	7.5%
Richard Imperiale(16)	—	—	—	—	12,641,184	6.0%	12,641,184	7.5%
Carter Williams(16)	—	—	—	—	12,641,184	6.0%	12,641,184	7.5%
Susan Slavik Williams(16)	—	—	—	—	12,641,184	6.0%	12,641,184	7.5%
Argonautic Ventures Master SPC(17)	—	—	—	—	11,183,016	5.3%	11,183,016	6.6%
Chiu Wing Nga Rita(17)	—	—	—	—	11,183,016	5.3%	11,183,016	6.6%
Prelude Fund, LP(18)	—	—	—	—	10,837,076	5.2%	10,837,076	6.4%
Mark Cupta(18)	—	—	—	—	10,837,076	5.2%	10,837,076	6.4%
Gabriel Kra(18)	—	—	—	—	10,837,076	5.2%	10,837,076	6.4%
Tim Woodward(18)	—	—	—	—	10,837,076	5.2%	10,837,076	6.4%
S2G Ventures(19)	—	—	—	—	9,848,715	4.7%	9,848,715	5.8%
Lukas T. Walton(19)	—	—	—	—	9,848,715	4.7%	9,848,715	5.8%
Mercury(20)	—	—	—	—	9,523,807	4.5%	9,523,807	5.6%
Adrian Fortino(20)	—	—	—	—	9,523,807	4.5%	9,523,807	5.6%
Blair Garrou(20)	—	—	—	—	9,523,807	4.5%	9,523,807	5.6%
Aziz Gilani(20)	—	—	—	—	9,523,807	4.5%	9,523,807	5.6%
Dan Watkins(20)	—	—	—	—	9,523,807	4.5%	9,523,807	5.6%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of the Sponsor and each of the directors and executive officers of STPC is c/o Star Peak Corp II, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Unless otherwise noted, the business address of each of the executive officers and directors of New Benson Hill is c/o Benson Hill, Inc., 1001 North Warson Rd., St. Louis, Missouri 63132.

(2)
The Sponsor is the record holder of such shares. Each of Star Peak 19, LLC, Star Peak L LLC and Star Peak M LLC are the managing members of our Sponsor and as such, each have voting and investment discretion with respect to the Class B Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Class B Common Stock held directly by the sponsor. Eric Scheyer is the sole member of and controls Star Peak 19 LLC; Alec Litowitz is the sole member of and controls Star Peak L LLC; and Michael C. Morgan is the sole member of and controls Star Peak M LLC (each, a “Sponsor Controlling Entity”). The unanimous consent of each Sponsor Controlling Entity is required to make voting and dispositive decisions with respect to the securities held by our sponsor. Accordingly, each of Messrs. Scheyer, Litowitz and Morgan are deemed to have or share beneficial ownership of the securities held directly by our sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)
Each of these individuals, as well as STPC’s advisor, holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)
The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Based on a Schedule 13G filed on January 19, 2021 (the “Adage 13G”). According to the Adage 13G, Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”) is the direct owner of such Class A Common Stock. Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”), is the general partner of ACP and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), is the managing member of ACPGP, the general partner of ACP, and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Robert Atchinson (“Mr. Atchinson”) is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Atchinson has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Phillip Gross (“Mr. Gross”) is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Gross has beneficial ownership of the shares of Class A Common Stock directly owned by ACP.

(5)
The address of Senator Investment Group LP is 510 Madison Avenue, 28th Floor, New York, NY 10022. Based on a Schedule 13G filed on January 19, 2021 (the “Senator 13G”). According to the Senator 13G, Senator Investment Group LP (“Senator Investment Group”) serves as investment manager to various investment funds (collectively, the “Funds”), and as such, has investment discretion with respect to the Funds. Douglas Silverman has control of a Delaware limited liability company that may be deemed to control Senator Investment Group.

(6)
Based on a Schedule 13G filed with the SEC on May 28, 2021 (the “Weiss 13G”) by Weiss Asset Management LP, BIP GP LLC, WAM GP LLC, and Mr. Andrew M. Weiss, PH.D. The address for the business office for each reporting persons is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. According to the Weiss 13G, Weiss Asset Management LP beneficially owned 3,571,112 shares of Class A Common Stock, BIP GP LLC beneficially owned 2,257,543 shares of Class A Common Stock, WAM GP LLC beneficially owned 3,571,112 shares of Class A Common Stock and Mr. Andrew M. Weiss PH.D. beneficially owned 3,571,112 shares of Class A Common Stock. Weiss Asset Management LP is the relevant entity for which Mr. Andrew M. Weiss PH.D. may be considered a controlling person. They are considered to share voting and dispositive power to the shares reported therein.

(7)
Represents 4,010,923 shares of Existing Benson Hill Common Stock and 1,075,000 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Crisp.

(8)
Represents 40,000 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Ms. Brunts.

(9)
Represents 287,500 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Jacobi.

(10)
Represents 180,000 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Ms. Elsner.

(11)
Represents 20,000 shares of Existing Benson Hill Common Stock and 40,000 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Lee.

(12)
Represents 16,719,582 shares of Existing Benson Hill Common Stock held by GV 2017 LP, L.L.C. (“GV 2017”) and GV 2019 LP, L.L.C. (“GV 2019”) as of the Ownership Date. Mr. Wheeler is an affiliate of each of GV 2017 and GV 2019, and has advised Benson Hill that he does not have sole or shared voting or investment power with respect to any shares held by GV 2017 and GV 2019. The address for GV is 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(13)
Represents 20,000 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Ms. Whitley-Taylor.

(14)
Represents 50,000 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Bull.

(15)
Represents 16,719,582 shares of Existing Benson Hill Common Stock held by GV 2017 and GV 2019 as of the Ownership Date. Alphabet, Inc. is the ultimate and sole controlling entity of each of GV 2017 and GV 2019 and has advised Benson Hill that no natural person or persons has sole or shared voting or investment power with respect to any shares held by GV 2017 and GV 2019. The address for GV is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(16)
Represents 12,641,184 shares of Existing Benson Hill Common Stock held by iSelect Fund —  Argonautics, LLC, iSelect Fund — St. Louis, LLC, iSelect Fund B — St. Louis, LLC, iSelect Qualified Purchaser Fund, LLC, Millennium Trust Company (for the benefit of iSelect Qualified Purchase Fund), Millennium Trust Company (for the benefit of iSelect Fund B — St. Louis, LLC), Millennium Trust Company (for the benefit of iSelect Qualified Purchaser Fund, LLC) and iSelect Fund Management, LLC as of the Ownership Date. iSelect Fund Management, LLC is the manager of iSelect Fund — Argonautics, LLC, iSelect Fund — St. Louis, LLC, iSelect Fund B — St. Louis, LLC, iSelect Qualified Purchaser Fund, LLC, Millennium Trust Company (for the benefit of iSelect Qualified Purchase Fund), Millennium Trust Company (for the benefit of iSelect Fund B — St. Louis, LLC) and Millennium Trust Company (for the benefit of iSelect Qualified Purchaser Fund, LLC) and may be deemed to have beneficial ownership of the securities held directly by such entities. Michael Kime, Richard Imperiale, Carter Williams and Susan Slavik Williams are the board of managers of iSelect Fund Management, LLC and may be deemed to have or share beneficial ownership of the securities held directly by iSelect Fund Management, LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for iSelect Fund Management, LLC is 1401 S. Brentwood Blvd., Ste. 300, St. Louis, MO 63144.

(17)
Represents 11,183,016 shares of Existing Benson Hill Common Stock held by Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP) and Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Funds II SP) as of the Ownership Date. Chiu Wing Nga Rita holds a direct or indirect interest in Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP) and Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Funds II SP) and may be deemed to have beneficial ownership of the securities held directly by such entities. Ms. Chiu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Argonautics Ventures Master SPC is P.O. Box 2705 Grand Cayman KYI-1103.

(18)
Represents 10,837,076 shares of Existing Benson Hill Common Stock held by Prelude Fund, LP as of the Ownership Date. Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is One Ferry Building, Suite 300, San Francisco, CA 94111.

(19)
Represents 9,848,715 shares of Existing Benson Hill Common Stock held by S2G Ventures Fund I, L.P., S2G Ventures Fund II, L.P. and S2G Builders Food & Ag Fund I as of the Ownership Date. Lukas T. Walton holds a direct or indirect interest in S2G Ventures Fund I, L.P., S2G Ventures Fund II, L.P. and S2G Builders Food & Ag Fund I, LP. and may be deemed to have beneficial ownership of the securities held directly by such entities. Mr. Walton disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for S2G Ventures is PO Box 1860, Bentonville, AR 72712.
(20)
Represents 9,523,807 shares of Existing Benson Hill Common Stock held by Mercury Camelback Fund, LLC, Mercury Fund Affiliates III, L.P., Mercury Fund Ventures III, L.P. and Mercury Fund Partners III, L.P. as of the Ownership Date. Adrian Fortino, Blair Garrou, Aziz Gilani and Dan Watkins manage Mercury Camelback Fund, LLC, Mercury Fund Affiliates III, L.P., Mercury Fund Ventures III, L.P. and Mercury Fund Partners III, L.P. and may be deemed to have or share beneficial ownership of the securities held directly by such entities. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Mercury is 3737 Buffalo Speedway, Suite 1750, Houston, TX 77098.

MANAGEMENT OF BENSON HILL AFTER THE MERGER
References in this section to “we,” “our,” “us,” “Benson Hill” and the “Company” generally refer to Benson Hill, Inc. and its consolidated subsidiaries prior to the merger and New Benson Hill and its consolidated subsidiaries after giving effect to the merger.
Management and Board of Directors
STPC and Benson Hill anticipate that the current executive officers and directors of Benson Hill will become the executive officers and directors of New Benson Hill. The following persons are expected to serve as New Benson Hill’s executive officers and directors following the merger. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Matthew Crisp	38	Chief Executive Officer and Director
DeAnn Brunts	59	Chief Financial Officer and Director
Yevgeny Fundler	52	Chief Legal Officer and Corporate Secretary
Jason Bull	54	Chief Technology Officer
Bruce Bennett	50	President, Ingredients
Daniel Jacobi	66	Chairman
J. Stephan Dolezalek	64	Director
Adrienne Elsner	58	Director
David Lee	49	Director
Craig Rohr	38	Director
Andrew Wheeler	42	Director
Linda Whitley-Taylor	57	Director
Executive Officers
Matthew Crisp is Chief Executive Officer and Director for Benson Hill. Mr. Crisp has a background as an entrepreneur and as a venture capitalist working with and within biotechnology and other technology-driven companies. Prior to co-founding Benson Hill in 2012, he was the founding President of the Agricultural Biotechnology Division and Senior Vice President at Intrexon Corporation, a synthetic biology company. In addition to launching the company’s agbiotech efforts, Mr. Crisp worked with Intrexon for more than five years, serving in multiple executive roles and on its Board of Directors. Prior to joining Intrexon, Mr. Crisp was a Managing Director at Third Security, LLC, a venture capital firm, where he focused on corporate development, worked closely with private and public companies in the life science and technology sectors, and led the firm’s West Coast operations. Mr. Crisp also co-founded Edison Agrosciences, Inc., an agricultural biotechnology company primarily focused on the development of alternative rubber crops, where he remains Chairman of its Board of Directors. He holds a bachelor of business administration in finance from Radford University, where he formerly served on its Board of Visitors, and as Chairman of the Radford University Foundation, Inc. Board of Directors. Mr. Crisp was selected to serve on our Board because of his extensive knowledge of our company and his experience founding and leading technology-based companies.
DeAnn Brunts is Chief Financial Officer and Director for Benson Hill, serving as such since January 2021 and November 2020, respectively. During 2020, Ms. Brunts provided financial, accounting, capital structure and leadership consulting services to private equity backed companies. She served for three years commencing January 2017 as chief financial officer of Solaray, LLC, a privately held full service category management and merchandising services provider of general merchandise to a variety of retailers, including over 40,000 convenience stores. Ms. Brunts also served as the chief financial officer of Transworld Systems, Inc., a privately held debt collection agency, from 2015 to 2016, Maverik, Inc., a privately held convenience/gas/fresh food store chain, from 2012 to 2014, Rocky Mountain Foods, Inc., a privately held food manufacturer and distributor, from 2011 to 2012 and Merlin-International, a privately held information technology company, in 2010. Prior to that, Ms. Brunts served in several roles at Tatum LLC, a privately held executive and consulting services company specializing in finance, accounting and technology services, from 2006 to 2009, most recently as the central region managing partner of Tatum. Ms. Brunts also held various positions at PricewaterhouseCoopers from 1985 to 1999, including transaction services and audit partner. Ms. Brunts previously served as chair of the audit committee of the Women’s Foundation of Colorado and as a director and audit committee chair for Springboard to Learning. She is currently a director of B&G Foods, Inc. (NYSE: BGS). She received an MBA in finance and operations management from The Wharton School and BSBA in accounting from the University of Missouri in St. Louis. Ms. Brunts was selected to serve on our Board because of her public company expertise and qualification as a financial expert.
Yevgeny Fundler has been Chief Legal Officer and Corporate Secretary for Benson Hill since May 2021. From March 2014 to January 2021, he served as Senior Vice President, General Counsel and Secretary of AITX ( formerly known as American Railcar Industries Inc.), a leading solutions-provider of railcar leasing and repair servies, managing a fleet of tank and covered hopper railcars across the United States. Mr. Fundler served as Vice President, General Counsel of WestPoint Home LLC, a company in the business of manufacturing, licensing and distributing various home textile products and brands with an international manufacturing base in Bahrain and a multinational sourcing operation, from March 2010 until February 2014. From September 2006 through February 2010, Mr. Fundler served as Assistant General Counsel of Icahn Enterprises L.P. (NASDAQ: IEP), a diversified holding company engaged in investment, energy, automotive, food packing, metals, real estate and home fashion. From March 2000 to September 2006, Mr. Fundler served as Counsel with Icahn Associates and affiliates. Prior to Icahn Associates, Mr. Fundler worked for Gordon Altman Weitzen Shalov & Wein, a law firm representing the interests of various corporate and institutional clients in a broad range of corporate, mergers and acquisitions and other commercial transactions. Prior to joining the corporate group at Gordon Altman Weitzen Shalov & Wein, Mr. Fundler had his own law practice in Silicon Valley and San Francisco, with an emphasis on representing start-up entrepreneurs. Mr. Fundler earned a Bachelor of Arts in International Business from San Diego State University and a Juris Doctor from University of California Hastings College of the Law.
Jason Bull, Ph.D., has been Chief Technology Officer for Benson Hill since 2020. In his role as Chief Technology Officer, Mr. Bull leads the company’s combined research and development and data science capabilities across predictive breeding, genomics, product discovery, big data engineering and software development. Mr. Bull has over 20 years of industry experience unlocking synergies between biology and data science for multiple industries. Prior to joining Benson Hill, he co-founded and served as VP, Strategy & Machine Learning at Object Computing, Inc. (OCI), and founded a machine learning strategic impact business leveraged by multiple Fortune 500 companies spanning a diverse set of industries. Prior to OCI, Mr. Bull spent twenty years with Bayer (Monsanto), most recently as its Vice President R&D of (Global Digital Seed Science), where he delivered a digital advisory platform. Prior, Mr. Bull served as Vice President R&D (Global Trait & Field Solutions), leading trait introgression into the global product lineup and global research and development intellectual property, where he spearheaded the seminal introduction of predictive technologies and their application to the research and development pipeline. Mr. Bull has been granted 30 patents in digital agriculture, molecular breeding and robotic seed chipping. He has also authored 15 publications on the optimization of breeding and production systems. He earned his Ph.D. in quantitative genetics and biometrics and a BA in agricultural sciences (Honors) in quantitative genetics and analytics from the University of Queensland in Australia.
Bruce Bennett has been President, Ingredients for Benson Hill since July 2021. Prior to joining Benson Hill, Mr. Bennett worked as the Vice President Strategic Sourcing at McClement Management Group where he was responsible for managing spend across baked goods, dairy, coatings and seasonings and condiments for one of the largest quick service restaurants in the United States. From 1999 to 2018, Mr. Bennett worked at various roles at Archer Daniels Midland, including, most recently, President Global Proteins where he led the division tasked with commercializing next generation proteins and implementing growth initiatives for soy and peas protein, edible beans and powders, ancient grains and gluten-free and organic flours. While at Archer Daniels Midland, Mr. Bennett also worked as President, Specialty Ingredients, Vice President, Foods and Wellness, General Manager, Soy Proteins, as well as in various sales positions domestically and internationally. During his time there, Mr. Bennett led efforts to expand Archer Daniels Midland’s geographic footprint, broaden its portfolio into complementary and adjacent products, and commercialize next-generation protein ingredients. Mr. Bennett holds a B.A. from Illinois Wesleyan University and a wide variety of professional certifications.
Non-Employee Directors
Daniel Jacobi is an attorney and experienced international agriculture business leader who has worked with farmers, government officials, NGO’s, and dedicated colleagues around the world in the pursuit of a safe, reliable, and affordable food supply for a world of 9 billion people by the year 2050. From 1998 into 2014, Mr. Jacobi worked with DuPont Pioneer, in roles including General Counsel of Pioneer Hi-Bred, Associate General Counsel for DuPont Ag & Nutrition, and finally, as Senior Vice President, responsible for Pioneer’s businesses in Asia, Europe, and Africa. During his career at DuPont Pioneer, Mr. Jacobi focused on complex technology licensing arrangements among large and small seed and biotech companies and on agricultural productivity in the developing world, Prior to joining Pioneer, Mr. Jacobi served as General Counsel of the Wittern Group, in Clive, Iowa for 7 years. Since his retirement from Pioneer, Dan has represented select ag-related businesses, and in addition to serving as Chair of the Board of Directors of Benson Hill, serves on the Advisory Board of the Riley Energy Group. Mr. Jacobi earned his BA and JD from Drake University, in Des Moines, Iowa, and since 2006, has served his alma mater as a member of the Drake Board of Trustees. Mr. Jacobi was selected to serve on our Board because of his experience with legal support for a global seed company, including intellectual property protection strategies, biotech and germplasm in- and out-licensing, domestic and international regulatory matters, as well as all aspects of commercial operations.
J. Stephan Dolezalek is currently an Executive Director of the Wheatsheaf Group, LLC, a private investment arm of the Grosvenor Estate — the family office of the Grosvenor family. Wheatsheaf operates, invests in and helps to develop businesses in the food and agriculture sectors with one of the largest investment teams in the ag-tech venture investment space. From 2018 to 2019 Mr. Dolezalek served as a non-Executive Director of Wheatsheaf. Since 2019 he has also served as Chairman of the Board of Directors for Aerofarms, a controlled indoor agriculture company. From 2016 to 2018, Mr. Dolezalek served as Senior Adviser with respect to the formation of Breakthrough Energy Ventures, an entity formed by the family investment office of Bill Gates. From 1999 until 2017, Mr. Dolezalek served as a Managing Director of VantagePoint Capital Partners, a private equity firm managing a series of private equity funds. In addition, Mr. Dolezalek is also the founder of Resourcient Group, LLC and currently serves as its Managing Partner. He has co-founded three companies and been a board member of numerous venture-backed and publicly traded companies. He holds a J.D. degree from the University of Virginia School of Law and a bachelor’s degree in city planning from the University of Virginia School of Architecture. Mr. Dolezalek was selected to serve on our Board because of he is a highly experienced investor, entrepreneur, board member and counsel across the high technology aspects of agriculture, clean energy, biotechnology, communications and software.
Adrienne (Deanie) Elsner currently serves as President, Chief Executive Officer and Director of Charlotte’s Web Holdings, Inc. (OTC: CWBHF), a leader in hemp-derived CBD extract products. From 2015 to 2018, she served as President U.S. Snacks of Kellogg Company, a manufacturer and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational food and beverage and confectionary conglomerate. She has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014. Ms. Elsner is currently a director of Owens Corning, Inc. (NYSE: OC) and Charlotte’s Web Holdings, Inc. (OTC: CWBHF). She received an MBA in finance and marketing from the University of Chicago and a Bachelor of Science in business from the University of Arizona. Ms. Elsner brings to the board, among other skills and qualifications, experience in business, marketing and product innovation. Ms. Elsner has experience as CEO of a public company and leading sizeable domestic and international business units of large public companies. Her leadership roles at Charlotte’s Web, Kellogg Company and Kraft Foods enable Ms. Elsner to make contributions to our board in the areas of management, business strategy, strategic marketing, finance and innovation.
David Lee currently serves as President and Director of AppHarvest, Inc. (NASDAQ: APPH, APPHW), a leading AgTech company building some of the country’s largest indoor farms and combining conventional agriculture techniques with cutting-edge technology to grow affordable, nutritious fruits and vegetables at scale. From December 2015 to January 2021, Mr. Lee served as the Chief Financial Officer of Impossible Foods Inc. From December 2015 to March 2019, Mr. Lee also served as the Chief Operating Officer of Impossible Foods Inc. From 2014 to December 2015, Mr. Lee served as the Chief Financial Officer of Zynga Inc. (NASDAQ: ZNGA). Mr. Lee is currently on the board of directors of Crew, a Greylock and Sequoia-backed technology startup empowering front-line mobile workers with software to connect them to each other and employees, and AppHarvest, Inc. (NASDAQ: APPH, APPHW). Mr. Lee received a B.A. in government from Harvard College and an M.B.A. from the University of Chicago. Mr. Lee was selected to serve on our Board because of his financial experience.
Craig Rohr has significant experience investing in sustainability and environmentally friendly businesses. Mr. Rohr serves as the President of Star Peak Corp II. Mr. Rohr joined Magnetar Capital in 2009 and is a Senior Managing Director in Magnetar’s energy and infrastructure group. Prior to joining Magnetar Capital, Mr. Rohr worked at First Reserve Corporation, a global control private equity and infrastructure investment firm. Based in London, England, Mr. Rohr focused on First Reserve’s portfolio company investments across North America, South America & Europe. Before joining First Reserve, Mr. Rohr worked at Citigroup in the firm’s Global Energy Investment Banking Group in New York. Mr. Rohr currently serves on the boards of directors of Vesper Energy Development LLC and Lightstar Renewables LLC (Magnetar Capital portfolio companies operating in the utility scale solar and distributed solar space). Mr. Rohr earned a B.S. in Finance & Business Economics from the University of Notre Dame, where he graduated magna cum laude. Mr. Rohr was selected to serve on our Board because of his significant experience investing in sustainability and environmentally friendly businesses.
Andrew Wheeler currently serves as general partner of GV, a venture capital firm he joined in 2012. Mr. Wheeler currently serves on the board of directors of Desktop Metal, Inc. (NYSE: DM, DM.WS) and numerous private companies. Mr. Wheeler holds an S.B. and M.Eng. from MIT. Mr. Wheeler was selected to serve on our Board because of his technology focused expertise and experience bringing early stage technologies from concept to commercial launch, including with organizations bringing break through innovation in food and agriculture.
Linda Whitley-Taylor currently serves as Executive Vice President-Chief People Officer of Change Healthcare Inc. (NASDAQ: CHNG). Ms. Whitley-Taylor joined Change Healthcare in 2013. From 2008 to 2012 Ms. Whitley-Taylor served as Executive Vice President-Chief Human Resources Officer of AMERIGROUP Corporation (NYSE: AGP). Ms. Whitley-Taylor currently serves as a board member of Ronald McDonald House-Nashville and on the board of trustees of Hampden-Sydney College. Ms. Whitley-Taylor earned her B.A. in psychology from Radford University. Ms. Whitley-Taylor was selected to serve on our Board because of her depth of experience in talent management strategies and culture.
Composition of the New Benson Hill Board of Directors After the Merger
We intend to have nine (9) directors upon completion of the merger. Our board of directors will have only one class of directors, with each director being elected in each year at our annual meeting of stockholders. See “Description of New Benson Hill Capital Stock — Anti-Takeover Effects of New Benson Hill’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law.”
Director Independence
The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of      ,        and         are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Pursuant to NYSE’s phase-in rules for newly listed companies, we have one (1) year from the date on which we are first listed on NYSE to for a majority of our board of directors be independent. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
Overview
Following the closing of the merger, we expect New Benson Hill’s executive compensation program to be consistent with Benson Hill’s existing compensation policies and philosophies, which are designed to:

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attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

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reward senior management in a manner aligned with our financial performance; and

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align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the merger, decisions with respect to the compensation of our named executive officers will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the merger. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. We also expect to use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention. In addition, we expect to finalize employment agreements with New Benson Hill's Chief Executive Officer, Chief Financial Officer and Chief Technology Officer prior to, and effective upon, the closing of the merger.
Base Salary
We expect that our executive officers’ base salaries in effect prior to the merger will continue as described under “Executive and Director Compensation of Benson Hill,” subject to potential increases made in connection with the negotiation of any employment agreements or Benson Hill’s annual review of its executive officers’ base salaries. Following the merger, our executive officers’ base salaries will be reviewed annually by the compensation committee.
Annual Bonuses
We expect that New Benson Hill will use annual cash incentive bonuses for the executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.
Stock-Based Awards
We expect New Benson Hill to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of New Benson Hill’s equityholders. Any stock-based awards will be awarded in future years under the Incentive Plan. For a description of the Incentive Plan, please see “Proposal No. 7 — The Incentive Plan Proposal.”
Other Compensation
We expect New Benson Hill to continue to maintain various employee benefit plans currently maintained by Benson Hill, including medical, dental, vision, life insurance and 401(k) plans, paid time off and holidays and employee assistance program benefits in which the executive officers will participate. We also expect New Benson Hill to continue to provide its executive officers with specified perquisites and personal benefits currently provided by Benson Hill that are not generally available to all employees. For additional details, please see “Executive and Director Compensation of Benson Hill.”
Director Compensation
Following the merger, non-employee directors of New Benson Hill will receive varying levels of compensation for their services as directors and members of committees of New Benson Hill’s board of directors. New Benson Hill anticipates determining non-employee director compensation in accordance with industry practice and standards. STPC and Benson Hill have agreed to a limit of $     on non-employee director compensation with respect to the board of directors of New Benson Hill.
Committees of the Board of Directors
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Benson Hill’s board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee will be available on New Benson Hill’s website.
Audit Committee
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, we will establish an audit committee of the board of directors                  ,                  and                  will serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below.                 ,                  and                 are independent. Because we expect to list New Benson Hill’s securities on the NYSE, we have one year from the date of initial listing to have our audit committee be comprised solely of independent members.
                 will serve as chair of the audit committee. Each member of the audit committee meets the financial literacy requirements of NYSE listing standards and our board of directors has determined that                 as an “audit committee financial expert” as defined in applicable SEC rules.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) the performance of our independent registered public accounting firm.
Our board of directors will adopt a written charter for the audit committee, which will be available on our website upon the effectiveness of the registration statement.
Compensation Committee
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, we will establish a compensation committee of the board of directors.                 and                  will serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent.                 and                  are independent.                  will serve as chair of the compensation committee.
The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our board of directors will adopt a written charter for the compensation committee, which will be available on our website. upon the effectiveness of the registration statement. The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Sustainability and Corporate Governance Committee
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, we will establish a sustainability and corporate governance committee of the board of directors.                 and                 will serve on our sustainability and corporate governance committee.                 will serve as chair of the sustainability and corporate governance committee.
The primary purposes of our sustainability and corporate governance committee will be to assist the board in: (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors corporate governance principles applicable to us, (v) overseeing the evaluation of the board of directors and management, (vi) overseeing the Company’s environmental and social capital policies and initatives and (vii) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Our board of directors will adopt a written charter for the sustainability and corporate governance committee, which will be available on our website upon completion of the merger.
Director Nominations
Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our listing on the NYSE, holders of New Benson Hill Common Stock will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, our compensation committee will consist of       ,       and       will serve as chair of the compensation committee. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Code of Business Conduct
We will adopt a new code of business conduct (the “code of business conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer, chief revenue officer and chief operating officer, which will be available on our website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Corporate Governance Guidelines
Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement among STPC, Merger Sub and Benson Hill. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about STPC or Benson Hill. Such information can be found elsewhere in this proxy statement/prospectus.
Terms of the Merger
Transaction Structure
STPC’s and Benson Hill’s boards of directors have approved the merger agreement. The merger agreement provides for the merger of Benson Hill with and into Merger Sub, a wholly-owned subsidiary of STPC, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC.
Merger Consideration
Each share of Benson Hill Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into a number of shares of Existing Benson Hill Common Stock in accordance with the Benson Hill charter (the “Benson Hill Preferred Conversion”). At the effective time of the merger, each outstanding share of Existing Benson Hill Common Stock, including shares of Existing Benson Hill Common Stock held by prior owners of Benson Hill Preferred Stock and Benson Hill Warrants, (in each case, other than shares owned by Benson Hill as treasury stock and dissenting shares) will be cancelled and converted into the right to receive (x) the number of shares of New Benson Hill Common Stock in a ratio (the “Exchange Ratio”) equal to: (a)(i)(A) $1.3 billion plus (B) the aggregate exercise price of all Benson Hill Options whether vested or unvested, outstanding immediately prior to the Effective Time divided by (ii) $10.00 divided by (b) the total number of shares of Existing Benson Hill Common Stock outstanding immediately prior to the effective time, expressed on a fully-diluted basis (including the number of Existing Benson Hill Common Stock issued or issuable upon the Benson Hill Preferred Conversion) and including the aggregate number of shares issuable upon the exercise of all Benson Hill Options, whether vested or unvested, outstanding immediately prior to the effective time in accordance with their respective terms, and (y) the applicable number of $14 Earn Out Shares and $16 Earn Out Shares, as set forth on the Allocation Schedule. A portion of the shares of New Benson Hill Common Stock comprising the merger consideration will be reserved for issuance upon exercise of certain outstanding options and warrants to purchase capital stock of Benson Hill that remain outstanding after the merger. Any resulting fractional shares of New Benson Hill Common Stock will instead be paid in cash in an amount equal to the fractional amount multiplied by $10.00. See “The Merger Agreement — Merger Consideration — Consideration; Conversion of Shares.”
Conversion of Shares; Exchange Procedures
The conversion of Existing Benson Hill Common Stock issued or issuable upon the Benson Hill Preferred Conversion will occur automatically immediately prior to the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, New Benson Hill will exchange shares of Existing Benson Hill Common Stock (after taking effect of the Benson Hill Preferred Conversion) for merger consideration to be received in the merger pursuant to the terms of the merger agreement.
Unaudited Prospective Financial Information of Benson Hill
Benson Hill does not as a matter of course publicly disclose long-term forecasts or internal projections of their future performance, revenue, earnings, financial condition or other results. However, Benson Hill’s senior management prepared and provided to Benson Hill’s board of directors, Benson Hill’s financial advisors and STPC certain internal, unaudited prospective financial information in connection with the evaluation of the merger (the ‘‘Unaudited Prospective Financial Information’’). The Unaudited Prospective Financial Information is not included in this proxy statement/prospectus in order to induce any STPC stockholders to vote in favor of or against any proposals at the STPC Special Meeting. The Unaudited Prospective Financial

Information prepared by Benson Hill’s senior management was provided to STPC and its board as a component of its overall evaluation of Benson Hill, and is included in this proxy statement/prospectus on that account. The Unaudited Prospective Financial Information should not be considered public guidance. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that Benson Hill or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
The Unaudited Prospective Financial Information is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the Unaudited Prospective Financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Benson Hill’s management selected the length of the period for the Unaudited Prospective Financial Information of Benson Hill because Benson Hill’s management believes six years appropriately demonstrates a reasonable estimate of the Company’s future financial performance.
While presented in this proxy statement/prospectus with numeric specificity, the Unaudited Prospective Financial Information is forward-looking and based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Benson Hill’s senior management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements; Market, Ranking and Other Industry Data,” “Risk Factors” and “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In preparing the assumptions associated with the Unaudited Prospective Financial Information, Benson Hill’s senior management relied on a number of factors, including their significant experience and observations regarding consumer, industry and market trends at the time such information and underlying assumptions were prepared. Benson Hill’s management and board of directors believe, and based on diligence conducted by STPC in its evaluation of Benson Hill and the merger, STPC’s management and board of directors believe, that the Unaudited Prospective Financial Information and the assumptions used to derive such financial information were prepared by Benson Hill’s senior management on a reasonable basis, reflected the best estimates and judgments of Benson Hill based on information available to senior management at the time of preparation (including in light of the risks and uncertainties described herein), and presented, to the best of Benson Hill senior management’s knowledge and belief, the expected course of action and the expected future financial performance of Benson Hill as of that date with respect to each item contained in the Unaudited Prospective Financial Information.
The Unaudited Prospective Financial Information does not take into account any events or circumstances occurring after the date on which it was prepared. However, applicable federal securities laws require registrants to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding their financial condition, which obligation may extend to situations where management knows or has reason to know that previously disclosed projections no longer have a reasonable basis. The senior management of each of STPC and Benson Hill has considered whether the Unaudited Prospective Financial Information needed to be updated for circumstances and events occurring after the preparation of such information and, to the best of their knowledge and belief, determined there were no such circumstances or events that would result in a material change to the Unaudited Prospective Financial Information or that would result in the Unaudited Prospective Financial Information no longer having a reasonable basis. However, these projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Unaudited Prospective Financial Information. Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Benson Hill’s business, industry performance, the regulatory environment and general business and economic conditions. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change.
The financial projections contained in the Unaudited Prospective Financial Information were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Accordingly, none of STPC, WithumSmith+Brown, PC, STPC’s independent registered public accounting firm, and Ernst &

Young LLP, Benson Hill’s independent registered accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability. The report of the independent registered public accounting firm for Benson Hill, Inc. contained in the audited financial statements for the year ended December 31, 2020, which is included in this proxy statement/prospectus, relates to historical financial information of Benson Hill, and such report does not extend to the financial projections included below and should not be read to do so.
BY INCLUDING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, NEITHER BENSON HILL NOR STPC UNDERTAKES ANY OBLIGATION, AND EACH OF THEM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE, IN EACH CASE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF BENSON HILL, STPC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY BENSON HILL STOCKHOLDER, STPC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. STPC DOES NOT INTEND TO REFERENCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.
Certain of the measures included in the Unaudited Prospective Financial Information may be considered non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and Benson Hill believes it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Benson Hill may not be comparable to similarly titled amounts used by other companies.

The following table sets forth certain summarized prospective financial and operational information regarding Benson Hill for fiscal year 2021 through fiscal year 2027:
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Fresh Segment Revenue	$64	$66	$68	$71	$74	$77	$80
Ingredients Segment Revenue	$60	$91	$146	$195	$313	$422	$666
Partnerships/Royalties Revenue	$4	$5	$36	$83	$174	$363	$726
Total Revenue	$127	$161	$251	$348	$561	$862	$1,472
YoY Growth	24%	27%	55%	39%	61%	54%	71%
Gross Profit	$12	$2	$32	$74	$212	$372	$703
Gross Margin	9%	1%	13%	21%	38%	43%	48%
Research Expenses	$20	$22	$23	$25	$26	$30	$32
Development Expenses	$19	$22	$23	$25	$26	$30	$32
G&A Expenses	$28	$30	$34	$38	$43	$48	$53
Other Operating Expenses	$32	$37	$41	$45	$49	$55	$60
EBITDA	$(73)	$(87)	$(64)	$(33)	$96	$239	$556
EBITDA Margin	NM	NM	NM	NM	17%	28%	38%
Capex(1)	$60	$41	$26	$5	$15	$5	$5
Acreage	150,975	247,094	327,172	489,172	747,719	1,228,023	1,919,975
YoY Growth	26%	64%	32%	50%	53%	64%	56%

“NM” means not meaningful.
(1)
Estimated capital expenditures for fiscal years 2021, 2022 and 2023 reflect investments in UHP soybean derived ingredient for human food, yellow pea ingredients and Fresh segment.

The Unaudited Prospective Financial Information of Benson Hill was prepared using a number of assumptions, including the following assumptions that Benson Hill believed to be material:
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The continued global expansion of the plant-based meat alternative markets, which is expected to exceed $140 billion in retail value over the next ten years, according to Kearney industry research.

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The continued growth of the underlying protein ingredients market (serving the aforementioned plant-based meat alternative market), which Benson Hill’s senior management estimates reaching approximately $25 to $26 billion, and Benson Hill’s capture of approximately 3.5% of this market by 2027, resulting in Benson Hill achieving 2027 protein ingredients revenues for the human food market of approximately $1.0 billion.

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89% of Benson Hill’s total revenues in 2027 are from proprietary soybean products that have already been developed and are listed in the chart on page 96 under “Near-Term Strategy.”

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No significant change in Benson Hill’s current strategy regarding product development, areas of focus and marketing. Current proprietary soybean products already developed represent 94% of total Ingredient Segment revenues included in the Unaudited Prospective Financial Information. The other 6% represents new products that are expected to first realize revenues in 2026 and 2027.

•
Benson Hill’s Research and Development (R&D) costs increase as Benson Hill continues to invest in new products and new generations of existing products. Despite the continued level of investment in R&D, only 6% of new revenues from potential future innovations are included in the Unaudited Prospective Financial Information. Research and Development costs decrease as a percentage of revenues from 30% to 4% in 2021 to 2027 due primarily to increasing revenues from the existing products in the Near-Term Strategy described on page 96.

•
Benson Hill will be able to contract in 2021 with farmers for approximately 60,000 acres of proprietary soybean plantings in the 2021 crop season. In addition, Benson Hill will be able to contract and/or acquire harvested material from approximately 90,000 acres of non-proprietary yellow pea product for processing in its Dakota Ingredients business in 2021. Dakota Ingredients at near capacity can process approximately 90,000 acres annually, and remaining growth in contracted acres included in the Unaudited Prospective Financial Information is assumed to come primarily from incremental proprietary soybean acreage contracts with farmers. Revenue growth is driven primarily from increased contracted acreage of Benson Hill’s proprietary soybean products.

•
Product pricing is below that of current conventional competing products, the latter being more highly processed and more environmentally intensive.

•
Over time, Benson Hill’s ultra-high protein soybean products will be able to eliminate the need for more expensive energy and water intensive processing that is currently used to produce a market ready product resulting in lower cost of revenues and improved margins.

•
The Fresh Segment will continue to operate in a relatively stable market with limited year-over-year growth.

•
Capital expenditures through 2023 include the build out of the Fresh Segment Vero Beach, Florida facility, the build out of the leased Crop Accelerator facility and amounts needed to invest in the delivery of the integrated supply chain and processing partnerships to improve gross margins. Following 2023, capital expenditures is less than 5% of total revenues.

•
Benson Hill will be able to obtain sufficient production assets and manufacturing partners and assets to process its food and feed ingredients in accordance with its business plan to implement its integrated supply chain.

•
Benson Hill will be able to obtain sufficient funding whether by a transaction, debt financing, additional private equity funding, or some combination of the preceding sources.

The Unaudited Prospective Financial Information of Benson Hill does not assume the completion of the merger and related transactions.
Certain Financial Analysis
Comparable Public Companies
STPC’s board of directors primarily relied upon a comparable company analysis prepared by Goldman Sachs & Co. LLC (“Goldman”) and Credit Suisse Securities (USA) LLC (“CS”) in order to assess the value that the public markets would likely ascribe to New Benson Hill following a business combination with Benson Hill, and this analysis was presented to the STPC board of directors. The relative valuation analysis was based on selected publicly-traded companies (and one private company that has announced a proposed business combination with a publicly-traded special purposes acquisition company) categorized as either growth companies or mature companies. Within the growth company category, comparable companies were selected in the food technology, agricultural technology and biotechnology markets, and within the mature company category, comparable companies were selected in the agricultural technology and specialty ingredients markets (each further described below and together, the “Benchmark Companies”). The selected companies in each sector were chosen because they were determined by Goldman and CS to be the most relevant in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Benson Hill). These companies were selected as publicly-traded (or soon to be publicly-traded, pending completion of a proposed business combination) companies having businesses with similar end markets, business models, go-to-market strategies, ESG characteristics, forecasted margins and/or growth rates. While these companies may share certain characteristics that are similar to those of Benson Hill, the STPC board of directors recognized that no company was identical in nature to Benson Hill. All of the companies that met STPC’s criteria were included in the analysis.
The relative valuation analysis considered by the STPC board of directors was comprised of three groups of public companies (and one private company that has announced a proposed business combination with a publicly traded special purposes acquisition company) categorized as growth companies and one group of public companies categorized as mature companies. The Benchmark Companies can be summarized as follows:
The Benchmark Companies categorized as growth companies were grouped as follows:
Food Technology.   These selected companies serve the same consumer demand trends as Benson Hill and have similar ESG characteristics.
Agricultural Technology.   These selected companies possess proprietary technology platforms and focus on the food / nutrition and health & wellness value chains.
Biotechnology.   These selected companies possess proprietary technology platforms and focus on the health & wellness end market.
The Benchmark Companies categorized as mature companies were grouped as follows:
Agricultural Technology or Specialty Ingredients.   These selected companies focus on the specialty ingredients markets and/or the food / nutrition and health & wellness value chains.
The metrics underlying the relative valuation analysis considered by the STPC board of directors was compiled by Goldman and CS using publicly available information, and consisted of the following:
		Enterprise Value	Sales			Sales CAGR	EV/ Sales	EV/ Sales	Gross Profit	Gross Margin	EBITDA		EV/ EBITDA	EV/ EBITDA
Company	Currency		2021	2022	2023	2021 – 2023	2022	2023	2023	2023	2023	2024	2023	2024
Food Technology
Aero Farms	USD	856	4	13	54	NM	66x	16x	10	19%
App Harvest	USD	1,871	21	62	145	163	30	13	NA	NA		61		31x
Beyond Meat	USD	8,620	573	844	1,108	39	10	8	386	35		220		39x
Agricultural Technology
Amyris, Inc.	USD	4,130	380	335	466	11	12	9	278	60	27		NM
Calyxt, Inc.	USD	176	26	9	31	10	19	6	12	37	(25)		NM
Codexis, Inc.	USD	1,398	83	97	120	20	14	12	82	69	(33)		NM
Biotechnology
10x Genomics, Inc.	USD	23,254	496	681	895	34	34	26	705	79	76		NM
Berkeley Lights, Inc.	USD	3,371	94	136	171	35	25	20	125	73	(20)		NM
Twist Bioscience Corporation	USD	6,444	129	175	220	30	37	29	104	47	(134)		NM
Agricultural Technology / Speciality Ingredients
Chr. Hansen Holding A/S	EUR	11,692	1,086	1,172	1,258	8	10	9	742	59	501		23
Corteva, Inc.	USD	38,605	14,604	15,412	16,032	5	3	2	6,990	44	2,961		13
Novozymes A/S	DKK	128,599	14,072	15,137	15,365	4	8	8	8,436	56	5,658		23
Other Ingredients
AAK AB (publ.)	SEK	52,550	29,950	31,158	32,286	4	2	2	NA	NA	3,587		15
Givaudan SA	CHF	39,363	7,191	7,544	8,001	5	6	5	3,440	43	1,670		24
International Flavors & Fragrances Inc.	USD	46,735	11,081	12,043	12,701	7	4	4	4,941	39	3,217		15
Kerry Group plc	EUR	21,175	8,702	9,163	9,644	5	3	3	NA	NA	1,235		17
Sensient Technologies Corporation	USD	4,028	1,282	1,338	1,404	5	3	3	NA	NA	276		15
Symrise AG	EUR	15,936	3,692	3,913	4,148	6	4	4	1,670	40	903		18
STPC’s management does not have access to non-public information of any of the Benchmark Companies used for comparative purposes and metrics that were publicly available for certain Benchmark Companies were not necessarily ascertainable for all of them. Accordingly, a complete valuation analysis of

Benson Hill and the merger cannot rely solely upon a quantitative review of the comparable publicly traded companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Benson Hill. Therefore, the selected public companies analysis is subject to certain limitations. STPC’s management reviewed with the STPC board of directors, among other things, the estimated revenue compound annual growth rate percentage over the period from 2021 through 2023 and 2023 estimated gross margin with respect to each such selected comparable company. The percentages for the selected comparable companies and the median for each peer group, as of April 30, 2021, are summarized in the table below:
	Revenue CAGR	Gross Margin
	2021E – 2023E	2023E
Growth Companies
Food Technology
AeroFarms(1)	NM	19%
AppHarvest, Inc.(1)	163%	N/A
Beyond Meat, Inc.	39%	35%
Median(2)	101%	27%
Agricultural Technology
Amrys, Inc.	11%	60%
Calyxt, Inc.	10%	37%
Codexis, Inc.	20%	69%
Median	11%	60%
Biotechnology
10x Genomics, Inc.	34%	79%
Berkeley Lights, Inc.	35%	73%
Twist Bioscience Corp	30%	47%
Median	34%	73%
Mature Companies
Agricultural Technology / Special Ingredients
CHR Hansen Holding A/S	8%	59%
Corteva, Inc.	5%	44%
Novozymes A/S	4%	56%
Other Ingredients(3)	5%	41%
Median	5%	50%

“NM” means not meaningful.
(1)
Forward-looking metrics based on management forecasts included in such company’s most recent investor presentation as of April 30, 2021.

(2)
Medians do not include “NM” and not applicable metrics.

(3)
Other Ingredients includes AAK AB, Givaudan SA, International Flavors & Fragrances Inc., Kerry Group PLC, Sensient Technologies Corporation and Symrise AG. Forward-looking metrics for Other Ingredients reflect averages for such companies.

Based on the review of these selected comparable companies as of April 30, 2021, the STPC board of directors concluded that Benson Hill’s estimated revenue compound annual growth rate percentage over the period from 2021 through 2027 of 50% (based upon Benson Hill’s estimated 2021, 2022, 2023, 2024, 2025, 2026 and 2027 revenues of $127 million, $161 million, $251 million, $348 million, $561 million, $862 million and $1,472 million, respectively, as described above in “— Unaudited Prospective Financial Information of Benson Hill”) and estimated gross margins for 2025, 2026 and 2027 of 38%, 43% and 48%, respectively (based upon Benson Hill’s estimated 2025, 2026 and 2027 gross profits of $212 million, $372 million and $703 million, respectively, as described above in “— Unaudited Prospective Financial Information”) were attractive relative to the selected comparable companies, as well as the median for each peer group.
Using publicly available information, STPC management also reviewed with the STPC board of directors, among other things, the enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) as multiples of revenue for estimated calendar years 2022 and 2023 with respect to each such selected comparable company and each peer group. The revenue multiples for the selected comparable companies and the median for each peer group, as of April 30, 2021, are summarized in the table below:
Enterprise Value / Revenue
	2022E	2023E
Growth Companies
Food Technology
AeroFarms(1)	66x	16x
AppHarvest, Inc.(2)	30x	13x
Beyond Meat, Inc.	10x	8x
Median	30x	13x
Agricultural Technology
Amrys, Inc.	12x	9x
Calyxt, Inc.	19x	6x
Codexis, Inc.	14x	12x
Median	14x	9x
Biotechnology
10x Genomics, Inc.	34x	26x
Berkeley Lights, Inc.	25x	20x
Twist Bioscience Corp	37x	29x
Median	34x	26x
Mature Companies
Agricultural Technology / Special Ingredients
CHR Hansen Holding A/S	10x	9x
Corteva, Inc.	3x	2x
Novozymes A/S	8x	8x
Other Ingredients(3)	4x	3x
Median	6x	6x

(1)
AeroFarms multiples based on enterprise value disclosed in connection with the company’s previously announced business combination with Spring Valley Acquisition Corp. and management forecasts.

(2)
Forward-looking metrics based on management forecasts included in AppHarvest’s most recent investor presentation as of April 30, 2021.

(3)
Other Ingredients includes AAK AB, Givaudan SA, International Flavors & Fragrances Inc., Kerry Group PLC, Sensient Technologies Corporation and Symrise AG. Forward-looking metrics for Other Ingredients reflect averages for such companies.

Based on the review of these selected comparable companies as of April 30, 2021, the STPC board of directors concluded that Benson Hill’s estimated enterprise values as a multiple of revenue for 2022 and 2023 of 8x and 5x, respectively (based upon Benson Hill’s estimated 2022 and 2023 revenues of $161 million and $251 million, respectively, as described above in “— Unaudited Prospective Financial Information of

Benson Hill”), were an attractive valuation relative to the estimated enterprise values as a multiple of revenue of such selected comparable companies, as well as the median for each peer group.
Using publicly available information, STPC management also reviewed with the STPC board of directors, among other things, the enterprise values as multiples of EBITDA for estimated calendar year 2023 (except with respect to the food technology comparable companies, for which multiples of EBITDA were evaluated for estimated calendar year 2024) with respect to each selected comparable company peer group. The range of EBITDA multiples for each of the selected comparable company peer groups, as of April 30, 2021, are summarized in the table below:
Enterprise Value / EBITDA
2023E
Growth Companies
Food Technology(1)	31x – 39x
Agricultural Technology	(2)
Biotechnology	(2)
Mature Companies
Agricultural Technology / Special Ingredients	13x – 23x

(1)
Excludes AeroFarms and reflects Enterprise Value / EBITDA for estimated calendar year 2024. Enterprise Value / EBITDA for the food technology comparable company peer group was evaluated for estimated calendar year 2024 instead of estimated calendar year 2023 because EBITDA estimates for many food technology comparable companies for estimated calendar year 2023 resulted in non-meaningful multiples given limited estimated EBITDA. EBITDA estimates for calendar year 2024 were used to reflect more normalized EBITDA multiples based on more meaningful EBITDA levels.

(2)
Cannot be calculated due to negative or limited estimated EBITDA.

Based on the review of these selected comparable company peer groups as of April 30, 2021, the STPC board of directors concluded that Benson Hill’s estimated enterprise value as a multiple of EBITDA for estimated calendar year 2026 of 6x (based upon Benson Hill’s estimated EBITDA of $239 million as described above in “— Unaudited Prospective Financial Information of Benson Hill”) was an attractive valuation relative to the estimated calendar year enterprise values as a multiple of EBITDA of such selected comparable company peer groups.
The STPC board of directors viewed Benson Hill’s estimated revenue compound annual growth rate percentage and long term gross profit margin as the most relevant operational measures on which to evaluate Benson Hill’s performance relative to comparable companies based on their belief that revenue growth coupled with gross profit margin growth are the appropriate metrics to evaluate a company in Benson Hill’s stage of growth. Furthermore, the STPC board of directors viewed Benson Hill’s enterprise value as a multiple of both near term revenue and longer term EBITDA as the most relevant valuation measures on which to evaluate Benson Hill’s value based on their belief that these multiples are the most prevalent and relevant metrics for the following sectors: (1) food technology; (2) agricultural technology; (3) biotechnology; and (4) Specialty Ingredients. The results of this analysis (as described above) supported the STPC board of directors’ determination, based on a number of factors, that the terms of the merger were fair to and in the best interests of STPC and its stockholders.
Background of the Merger
The terms of the merger agreement are the result of negotiations between STPC, Benson Hill and their respective representatives. The following is a brief description of the background of these negotiations.
STPC is a blank check company formed under the laws of the State of Delaware and was incorporated in Delaware on October 8, 2020. STPC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with the intent to focus specifically on a combination with a target business in a sustainability related industry, which includes, but is not limited to, clean energy and power (including generation, storage, smart grid technologies and hydrogen technologies and fuel cells), sustainable food and agriculture, transportation (including electric vehicles, mobility and fueling or charging infrastructure), resource management (including energy efficiency and carbon capture), environmental services (including waste management, pollution control, water and recycling) and technology enabled sustainable solutions (including supply chain management) in North America.
In October 2020, the Sponsor purchased 10,062,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. The Sponsor later transferred 40,000 founder shares to each of Desirée Rogers and C. Park Shaper, the independent directors.
On January 8, 2021, STPC completed its IPO of 40,250,000 units, at a price of $10.00 per unit, generating gross proceeds of $402,500,000 million, which included the exercise in full of the underwriters’ option to purchase an additional 5,250,000 units at the initial public offering price to cover over-allotments. Each unit consists of one (1) share of Class A Common Stock, par value $0.0001, and one-fourth (1/4) of one (1) warrant. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.
Concurrently with the completion of STPC’s IPO, the Sponsor purchased an aggregate of 6,553,454 Private Placement Warrants at a price of $2.00 per warrant, or $13,106,908 in the aggregate. Each whole Private Placement Warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.
Of the proceeds received from the consummation of the IPO, the private placement purchases by the Sponsor and the sale of the Over-Allotment Units, $402,500,000 (or $10.00 per unit sold in the public offering) was deposited in the Company’s trust account.
Prior to the consummation of STPC’s IPO, neither STPC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with STPC.
Between January 8, 2021, the date of STPC’s IPO, and February 24, 2021, the date on which STPC entered into exclusivity with Benson Hill (as further described below), STPC initiated contact with more than 159 potential targets, including privately held assets and assets or divisions owned by four publicly traded companies. Of those potential targets, STPC had discussions with approximately 40 management teams. STPC also met with 77 investors and shareholders of potential targets and approximately 13 investment banks or advisors. STPC conducted additional due diligence with respect to approximately 77 potential targets (the “Potential Targets”) and then entered into 15 non-disclosure agreements with Potential Targets. Following this initial due diligence, STPC entered into substantive discussions leading to draft letters of intent being circulated with two of the Potential Targets, which are referred to herein as “Company A” and “Company B”.
With respect to Company A, discussions began following when the non-disclosure agreement was signed on January 8, 2021 and generally ended in late January when Company A decided to pursue a transaction with another party. With respect to Company B, discussions began in later January 2021 and generally ended a few weeks later in mid-February due to an inability to agree on mutually acceptable terms.
On January 8, 2021, in the course of STPC’s review of potential business combination targets, Craig Rohr of STPC contacted Matt Crisp of Benson Hill via email and arranged for an introductory telephone call to discuss Benson Hill’s business.
On January 11, 2021, Matt Crisp of Benson Hill and Michael Morgan, Eric Scheyer, Adam Daley, Craig Rohr and Dain DeGroff of STPC had an introductory call in which they discussed Benson Hill’s business and the SPAC business combination process. On that call, Benson Hill and STPC decided to enter into a non-disclosure agreement with respect to sharing of confidential information. The non-disclosure agreement was executed on January 12, 2021.
On January 13, 2021, in the course of regular ongoing conversations regarding STPC’s review of Potential Targets, Craig Rohr reached out to Sanjeev Krishnan of s2g Ventures, a stockholder and board member of Benson Hill, to discuss general market conditions and the SPAC business combination process, including whether any portfolio companies of s2g Ventures could be viable business combination targets. In the context of this conversation, Mr. Rohr and Mr. Krishnan discussed Benson Hill’s business and suitability as a Potential Target at a high level.
On January 13, 2021, Dain DeGroff of STPC and a representative of Barclays Capital Inc. (“Barclays”) had a call in which they discussed Barclays’ engagement with Benson Hill as its strategic advisor and a potential timeline for a management meeting. During this call, the representative of Barclays gave Mr. DeGroff an update on general market conditions.
On February 2, 2021, in the course of regular ongoing conversations regarding STPC’s review of Potential Targets, Dain DeGroff, STPC’s Executive Vice President, M&A, reached out to Eric O’Brien of Fall Line, a stockholder of Benson Hill to discuss general market conditions and the SPAC business combination process, including whether any portfolio companies of Fall Line could be viable business combination targets. In the context of this conversation, Mr. DeGroff and Mr. O’Brien discussed Benson Hill’s business and suitability as a Potential Target at a high level.
On February 7, 2021, in the course of regular ongoing conversations regarding STPC’s review of Potential Targets, Mike Morgan reached out to David Krane of GV, a stockholder of Benson Hill to discuss general market conditions and the SPAC business combination process, including whether any portfolio companies of GV could be viable business combination targets. On February 12, 2021, Mike Morgan and David Krane again connected and discussed various topics, including Benson Hill’s business and the SPAC business combination process. In the context of this conversation, Mr. Morgan and Mr. Krane discussed Benson Hill’s business and suitability as a Potential Target at a high level.
Benson Hill has regularly engaged from time to time in a review of potential strategic alternatives, including additional fundraising from debt or equity sources, possible business combinations or an IPO. Benson Hill management also provided updates on its strategic process to the Benson Hill board of directors (the “Benson Hill Board”) through weekly or bimonthly meetings during the same period.
On October 19, 2020, Benson Hill engaged Winston & Strawn LLP (“Winston”) as its mergers and acquisitions and capital markets counsel.
On January 5, 2021 and January 29, 2021, the Benson Hill Board met to discuss outreach to potential SPAC partners. During this period, management of Benson Hill also became familiar with the general opportunities of potential business combinations with special purpose acquisition companies and consulted with Barclays regarding the structuring and potential benefits and risks associated with a transaction of that nature.
On January 14, 2021, Benson Hill engaged Barclays as its financial advisor.
From the time of entering into the non-disclosure agreement until an initial management meeting on February 10, 2021, various members of Benson Hill, STPC and Barclays would exchange emails and have calls to discuss logistics for the initial management meeting and various process related items.
On February 10, 2021, Benson Hill presented an initial management presentation to STPC. This included a preliminary outline of the possible sources and uses of a potential business combination transaction between Benson Hill and STPC.
On February 11, 2021, in the course of regular ongoing conversations regarding STPC’s review of Potential Targets, Craig Rohr reached out to Mark Cupta of Prelude Ventures, a stockholder and board member of Benson Hill to discuss general market conditions and the SPAC business combination process. In the context of this conversation, Mr. Rohr and Mr. Cupta discussed Benson Hill’s suitability as a Potential Target at a high level.
On February 16, 2021, Benson Hill and certain of STPC’s consultants held an introductory call so that the consultants could get a better understanding of Benson Hill’s operations.
On February 18, 2021, Barclays sent via email to STPC a process letter that outlined the proposed timeline for submitting letters of intent to Benson Hill. The process letter requested that letters of intent be submitted on February 22, 2021 and included certain items to address in the letter of intent, including valuation, transaction structure, proposed PIPE sizing, sources and uses and other standard items for a transaction of this type. Separately, on February 18, 2021, Barclays sent via email to STPC an excel template for submitting due diligence requests.
Between February 18, 2021 and February 22, 2021, STPC had various calls with its board members, advisors and consultants to discuss the letter of intent, Benson Hill’s business, and valuation.
On February 22, 2021, STPC sent an initial draft preliminary term sheet to Benson Hill (as revised, the “Preliminary Term Sheet”). The pre-money equity valuation of Benson Hill in the Preliminary Term Sheet was $1.2 billion. To arrive at the valuation, STPC, in consultation with Goldman Sachs, as M&A advisor to STPC, and Credit Suisse, as capital markets advisor to STPC, evaluated Benson Hill’s financial forecasts provided in its management presentation and, as further validation of the valuation, reviewed the relative valuations of comparable companies (with such comparable companies described in greater detail above in the section titled “— Certain Financial Analysis”).
The Preliminary Term Sheet was negotiated directly between STPC, in consultation with Goldman Sachs and Credit Suisse, on the one hand, and Benson Hill, in consultation with Barclays, on the other hand. None of s2g Ventures, Fall Line, GV or Prelude Ventures were involved in the negotiation of the Preliminary Term Sheet, and STPC did not negotiate the term sheet with such persons.
Also on February 22, 2021, the Benson Hill Board met to discuss the letters and terms contained in the indications of interest from three (3) potential partners received between February 18, 2021 and February 22, 2021, including STPC’s initial draft of the Preliminary Term Sheet.
On February 23, 2021, Barclays sent a revised Preliminary Term Sheet to STPC. The revised draft generally addressed lock ups, governance, closing conditions, timing, expense reimbursement and included higher consideration to be paid to Benson Hill’s stockholders based on a pre-money equity valuation of $1.6 billion. In connection with providing a revised Preliminary Term Sheet to STPC, the Chief Executive Officer of Benson Hill contacted STPC in order to relay that its initial bid with consideration based on a $1.2 billion pre-money equity valuation was lower than those of the two (2) other potential partners and that the STPC bid would only be competitive with a valuation of $1.6 billion. STPC, in consultation with Goldman Sachs and Credit Suisse, determined that, subject to being able to perform diligence, a valuation of $1.6 billion was acceptable based on Benson Hill’s financial forecasts and the range of valuations of comparable companies (with such comparable companies described in greater detail above in the section titled “— Certain Financial Analysis”).
On February 23, 2021, STPC engaged Kirkland & Ellis LLP (“K&E”) as its mergers and acquisitions and capital markets counsel.
On February 23, 2021, STPC reviewed the term sheet with their financial advisors and sent a revised Preliminary Term Sheet back to Barclays, with a counteroffer on certain terms, such as the inclusion of options.
On February 24, 2021, Benson Hill sent a further revised Preliminary Term Sheet back to STPC. STPC found this acceptable, and STPC and Benson Hill executed the Preliminary Term Sheet. The Preliminary Term Sheet provided for, among other things, a pre-money equity valuation of Benson Hill of $1.6 billion, an agreement of certain shareholders and other stakeholders executing lock-up agreements, contemplation of registration rights, the right for the sellers to nominate seven individuals to the board of directors, the right of STPC to nominate two individuals to the board of directors, agreeing to adopt a new management equity compensation plan and a minimum cash condition requiring the sum of the proceeds from the PIPE Investment plus the funds in STPC’s trust account at closing to equal at least $325 million. In the Preliminary Term Sheet, STPC and Benson Hill agreed that they would negotiate with each other exclusively for 30 days unless they mutually agreed to end such exclusivity period early.
On February 24, 2021, STPC commenced confirmatory business due diligence and third party legal, financial, accounting, tax, information technology, insurance, benefits and food and agriculture industry trends due diligence, and participated in various discussions with representatives of Benson Hill.
Throughout the months of February and March and into April 2021, Benson Hill, STPC and their respective advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of legal, financial, information technology, tax, insurance, employee benefits and food and agriculture industry trends.
On March 1, 2021, K&E, counsel to STPC, spoke with Winston, counsel to Benson Hill, to discuss the timeline to execution of the definitive documentation, allocation of drafting responsibilities and certain other topics. At this meeting, the parties agreed that K&E would commence drafting the merger agreement for the potential business combination.
On March 3, 2021, STPC held a board meeting, during which the Preliminary Term Sheet was reviewed, a transaction status update was given, board members asked questions and discussed the terms and timeline of the transaction.
On March 4, 2021, the Benson Hill Board had a meeting, during which the transaction workstreams were discussed and Barclays provided a market update.
On March 12, 2021, K&E distributed to Winston an initial draft of the merger agreement for the potential business combination.
On March 15, 2021, members of STPC management received the initial diligence memorandum from K&E and subsequently corresponded with K&E regarding its legal diligence findings.
On March 17, 2021, members of Benson Hill management met with STPC management as part of a management due diligence session at Benson Hill’s headquarters in Missouri. Benson Hill management and STPC management also conducted on-site diligence at a third party owned soybean processing facility in Indiana.
On March 19, 2021, STPC and Benson Hill amended and restated the Preliminary Term Sheet (the “A&R Preliminary Term Sheet”), which extended the exclusivity period between STPC and Benson Hill, adjusted the pre-money equity valuation of Benson Hill from $1.6 billion to $1.3 billion, reduced the consideration to be received in accordance with the new valuation but contemplated inclusion of the Earn Out Shares and Sponsor Earn Out Shares mechanics and reduced the minimum cash closing condition to $225 million. These changes were made, by STPC, in consultation with CS and Goldman Sachs, and Benson Hill, in consultation with Barclays, because the market for initial business combinations with special purpose acquisition companies had softened considerably since agreeing to the prior valuation, and comparable companies to Benson Hill had similarly seen reduced market valuations during such period. STPC, in consultation with CS and Goldman Sachs, and Benson Hill, in consultation with Barclays, mutually agreed that the reduced valuation of $1.3 billion (but the corresponding reduction in consideration being subject to inclusion of the Earn Out Shares) was acceptable based on Benson Hill’s financial forecasts and the range of market valuations of comparable companies (with such comparable companies described in greater detail above in the section titled “— Certain Financial Analysis”).
On March 19, 2021, the Benson Hill Board met to discuss the transaction and market conditions related thereto and the revised deal terms.
On March 20, 2021, Winston provided K&E its initial comments to the merger agreement. The revised draft generally addressed tax withholding matters, representations and warranties, and covenants.
On March 23, 2021, STPC entered into a formal engagement letter with each of Goldman Sachs (in addition to its role as a mergers and acquisitions advisor), CS (in addition to its role as a capital markets advisors) and Barclays (together with Goldman Sachs and CS, the “Placement Agents”) to act as a Placement Agent with respect to the PIPE financing.
On April 1, 2021, K&E provided Winston a further revised merger agreement, which, among other things, (i) included the revised merger consideration amount reflecting the updated valuation and the corresponding mechanics related to the Earn Out Shares, in each case, pursuant to the A&R Preliminary Term Sheet, (ii) proposed inclusion of a representative to act on behalf of the existing Benson Hill shareholders with respect to determination of the vesting of the Earn Out Shares post-closing of the business combination (“Holder Representative”), and (iii) contained certain additional changes to the representations and warranties, covenants and closing conditions.

Between April 1, 2021 and May 8, 2021, representatives of STPC, representatives of Benson Hill, and advisors of STPC and Benson Hill exchanged numerous revised drafts of, and held various calls and meetings to discuss the investor management presentation to be provided to potential PIPE Investors, including the use of proceeds to be included therein, research analyst coverage and outstanding information requests related thereto. Beginning in late March 2021, representatives of the Placement Agents held conversations with potential PIPE Investors with respect to the PIPE Investment, including, in addition to referrals from the Placement Agents, existing investors in Benson Hill and STPC and members and affiliates of the Sponsor. K&E, Winston and Sidley Austin LLP (“Sidley”), counsel to the Placement Agents, exchanged drafts of the form of PIPE Agreement to be used in the PIPE Investment. On April 30, 2021, the form of PIPE Agreement was distributed to potential PIPE Investors with respect to the PIPE Investment. Between May 4, 2021 and May 7, 2021, K&E, Winston and Sidley collectively negotiated the terms and exchanged drafts of the form of PIPE Agreement and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the business combination. During this time, the potential PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. Due to strong investor demand, STPC, in consultation with its financial advisors, determined that it was in the best interest of the company to increase the size of the PIPE from $175 million to $225 million in light of the numerous opportunities to deploy the incremental capital into growth initiatives.
On May 7, 2021, a final version of the form of PIPE Agreement was distributed to the potential PIPE Investors, which reflected the outcome of negotiations between STPC, Benson Hill, and the potential PIPE Investors and their respective representatives and advisors. On May 7, 2021, the potential PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed PIPE Agreements to K&E.
On April 20, 2021, Winston provided K&E a further revised draft of the merger agreement, which among other things, (i) proposed issuing the Earn Out Shares to an escrow agent and entering into the Earn Out Shares Escrow Agreement, and (ii) contained certain additional changes to the representations and warranties.
On April 23, 2021, STPC and Benson Hill amended the A&R Preliminary Term Sheet solely to extend exclusivity to May 14, 2021. Prior to the extension, exclusivity was set to expire on April 24, 2021, which was not enough time for STPC and Benson Hill to finish negotiating and preparing the final documentation.
On May 5, 2021, STPC’s board held a virtual meeting to discuss the terms of the merger agreement and the merger. STPC’s board determined its approval would be given in a written consent in lieu of a special meeting.
On May 6, 2021, K&E delivered an updated legal due diligence memorandum to STPC management to close out certain open items and to reflect events that had occurred or to which K&E had been made aware since the date of the last memorandum.
On May 6, 2021, the Benson Hill Board held a virtual meeting to discuss the terms of the merger agreement and the merger. The Benson Hill Board adopted resolutions (i) determining that it is in the best interests of Benson Hill and its stockholders for Benson Hill to enter into the merger agreement and the ancillary agreements and (ii) adopting the merger agreement and approving Benson Hill’s execution and delivery of the merger agreement and the consummation of the merger.
Between April 30, 2021 and May 8, 2021 (the date the merger agreement and other definitive documentation was executed), K&E and Winston circulated several revised drafts of the merger agreement to, among other things, (i) contemplate that the Earn Out Shares not be issued to holders of Benson Hill options and that such holders of Benson Hill Options would instead receive Earn Out Awards, (ii) contemplate that the Holder Representative would be appointed by Benson Hill in the interim period before closing of the merger, (iii) contemplate increasing the PIPE Investment Amount to $225 million, commensurate with the minimum cash closing condition and (iv) finalize the representations and warranties, covenants and closing conditions.

On May 8, 2021, STPC’s board executed the written consent in lieu of a special meeting to approve the merger agreement, the merger and the PIPE Investment process and PIPE Agreements.
Recommendation of the Benson Hill Board of Directors and Reasons for the Merger
After consideration, the Benson Hill board of directors adopted resolutions determining that the merger, the merger agreement the other transactions contemplated by the merger agreement were advisable and in the best interests of Benson Hill and its stockholders, authorizing and approving the merger, the merger agreement and the transactions contemplated thereby, directing that the merger agreement be submitted to the holders of Existing Benson Hill Common Stock and preferred stock for consideration. The Benson Hill board of directors recommends that the holders of Benson Hill capital stock accept and approve the merger and adopt the merger agreement and the transactions contemplated thereby.
In reaching its decision to authorize and approve, and declare advisable, the merger agreement and resolving to recommend that Benson Hill stockholders adopt and approve the merger agreement and thereby accept and approve the merger and the other transactions contemplated by the merger agreement, the Benson Hill board of directors consulted with Benson Hill’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Benson Hill’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with funding the business plan through other means, including a potential IPO of Benson Hill. Among the various factors that the Benson Hill board of directors considered in favor of its decision are:
•
Other Alternatives.   It is the belief of the Benson Hill board of directors, after considering alternative opportunities from time to time, that the proposed merger represents the best potential transaction for Benson Hill to execute its business plan, create greater value for Benson Hill’s stockholders.

•
Advantages Over a Traditional IPO.   Prior to executing the merger agreement, the Benson Hill board of directors considered the alternative of a traditional IPO. The Benson Hill board of directors considered that the merger provided certain advantages over a traditional IPO. In particular, the Benson Hill board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies of a similar size and industry as Benson Hill, the merger with STPC was likely to provide for a more time- and cost-effective means to capital with a higher likelihood of completion in light of the committed equity investments, greater valuation certainty and less dilution to Benson Hill’s existing stockholders and would provide potential investors with more extensive information about the prospects of Benson Hill.

•
Terms of the Merger Agreement.   The Benson Hill board of directors considered the terms and conditions of the merger agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approval, in addition to the transactions contemplated thereby, including the merger.

•
Size of Post-Combination Company.   The Benson Hill board of directors considered the merger implied pro forma enterprise value of approximately $1.35 billion for Benson Hill, providing Benson Hill’s stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•
Access to Capital.   The Benson Hill board of directors expects that the merger will be a more time-and cost-effective means to access capital, repay a portion of its existing indebtedness and reduce leverage than other options considered, including an IPO.

•
Benefit from Being a Public Company.   The Benson Hill board of directors believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•
STPC Letter Agreement.   The Benson Hill board of directors considered that, pursuant to the Letter Agreement entered into with STPC, the Sponsor and each of STPC’s officers and directors, among other things, agreed to vote any Founder Shares held by them and any shares of STPC common stock purchased during or after STPC’s IPO in favor of a proposed initial business combination and not to redeem such shares in connection with such a transaction and that the Sponsor, STPC’s officers and directors and their permitted transferees own at least 20% of its outstanding common stock entitled to vote thereon.
•
Subscription Agreements.   The Benson Hill board of directors considered that, pursuant to each Subscription Agreement between STPC and the PIPE Investors, the PIPE Investors have agreed to subscribe for and purchase, and STPC (and upon consummation of the merger, New Benson Hill) has agreed to issue and sell to the PIPE Investors, an aggregate of 22.5 million shares of Class A Common Stock of STPC for an aggregate purchase price of $225.0 million immediately following the effective time of the merger, on the terms and subject to the conditions set forth therein.

•
Support Agreements.   The Benson Hill board of directors considered that, concurrent with the execution of the merger agreement, certain holders representing greater than 60% of the outstanding shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock (determined on an as-converted basis) entered into the support agreements with STPC. Under the support agreements, the supporting holders agreed, among other things, to execute and deliver a written within three (3) business days after this proxy statement/prospectus is declared effective by the SEC, adopting the merger agreement, approving the merger and converting the Benson Hill Preferred Stock to Existing Benson Hill Common Stock effective immediately prior to, and conditioned upon, the effective time of the merger agreement.

•
Sponsor Lock-up Agreement.   In addition, the Sponsor and the holders of the Founder Shares have agreed to be subject to a lock-up of up to one year in respect of their Founder Shares.

•
Investor Rights Agreement.   The Benson Hill board of directors also considered that, as of the closing of the merger, STPC will enter into the Investor Rights Agreement (the “IRA”) among STPC, the Sponsor and certain other holders of New Benson Hill Common Stock (collectively, the “IRA Parties”). In accordance with the IRA, the IRA Parties and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. Pursuant to the terms of the IRA, the Sponsor will have the ability to nominate two directors to the New Benson Hill board of directors (the “Investor Directors”). In the event that an Investor Director no longer serves on the New Benson Hill board of directors due to such director’s, death, disability, retirement, removal or resignation, during such Investor Director’s initial term, the Sponsor may designate a new individual to fill the vacancy. The IRA also provides that STPC will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

•
For a more detailed description of the STPC Letter Agreement, the Subscription Agreements, the support agreements and the IRA, see the section titled “Other Agreements” beginning on page 188 of this proxy statement/prospectus.

The Benson Hill board of directors also considered the following negative factors:
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Risk that the Merger may not be Completed.   The Benson Hill board of directors considered the risk that the merger might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•
Impact on Reputation and Business if the Merger is not Completed.   The Benson Hill board of directors considered the possibility that the merger might not be completed and that there may be an adverse effect of the public announcement of the merger on Benson Hill’s reputation and business in the event the merger is not completed.

•
Expenses and Challenges.   The Benson Hill board of directors considered the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies.

•
Costs of being a Public Company.   The Benson Hill board of directors considered the additional public company expenses and obligations that Benson Hill’s business will be subject to following the merger that it has not previously been subject to.

•
Restrictions on Operations of Benson Hill’s Business.   The Benson Hill board of directors considered the fact that, although Benson Hill will continue to exercise, consistent with the terms and conditions of the merger agreement, control and supervision over its operations prior to the completion of the merger, the merger agreement generally obligates Benson Hill, subject to STPC’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Benson Hill from undertaking certain business opportunities that might arise pending completion of the merger.

•
Interests of Benson Hill Executive Officers and Directors.   The Benson Hill board of directors considered the fact that certain executive officers and directors of Benson Hill have interests in the merger that may be different from, or in addition to, the interests of Benson Hill stockholders generally, including the manner in which they would be affected by the merger, and the other matters disclosed in the section titled “The Merger — Interests of Benson Hill Directors and Executive Officers in the Merger” beginning on page 166 of this proxy statement/prospectus.

•
Other Risks.   The Benson Hill board of directors considered various other risks associated with the combined organization and the merger, including the risks described in the section titled “Risk Factors.

The foregoing discussion of the factors considered by the Benson Hill board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Benson Hill board of directors. In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Benson Hill board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Benson Hill board of directors considered all these factors as a whole, including discussions with, and questioning of, Benson Hill’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
The Benson Hill board of directors concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Benson Hill stockholders would receive as a result of the merger, including the belief of the Benson Hill board of directors that the merger would maximize the immediate value of shares of Benson Hill common stock and preferred stock and eliminate the risk and uncertainty affecting the future prospects of Benson Hill, including the potential execution risks associated with an IPO of Benson Hill common stock and preferred stock and pursuing its business plan as a public company. Accordingly, the Benson Hill board of directors determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Benson Hill and its stockholders, and authorizing and approving, and declaring advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Benson Hill board of directors recommends that Benson Hill stockholders consent to the merger agreement and the merger and the transactions contemplated thereby.
Recommendation of the STPC Board of Directors and Reasons for the Merger
STPC’s board of directors, in evaluating the merger, consulted with STPC’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of STPC and its stockholders and (ii) to recommend that the stockholders adopt the merger agreement and approve the merger and the transactions contemplated thereby, STPC’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, STPC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. STPC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of STPC’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements; Market, Ranking and Other Industry Data” beginning on page 23 of this proxy statement/prospectus.

In approving the merger, STPC’s board of directors determined not to obtain a fairness opinion. The officers and directors of STPC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the significant experience and sector expertise of STPC’s financial advisors, enabled them to make the necessary analyses and determinations regarding the merger. In addition, STPC’s officers and directors and STPC’s advisors have substantial experience with mergers and acquisitions.
STPC’s board of directors considered a number of factors pertaining to the merger as generally supporting its decision to enter into the merger agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
Growth Prospects.   The board of directors reviewed financial and operational information provided to STPC, including certain Unaudited Prospective Financial Information of Benson Hill, and considered Benson Hill to be a market leader in an attractive and growing industry with an already successful business and with strong growth prospects within the agri-food industry and high quality and experienced venture capital and strategic investors;

•
Large Addressable Market.   Benson Hill competes in the plant-based meat substitute segment, a market forecasted to be in excess of $140 billion by 2030 according to industry research, and within the broader agri-food industry estimated at $5 trillion according to McKinsey;

•
Economics.   Some of the factors STPC’s board of directors considered include Benson Hill having the first-mover advantage in the fast growing plant based protein ingredient space and Benson Hill having a highly attractive growth profile driven primarily by growth in Benson Hill’s existing products. STPC’s board of directors also considered the strong near-term visibility of Benson Hill’s forecast;

•
Due Diligence.   Due diligence examinations of Benson Hill and discussions with Benson Hill’s management and STPC’s financial and legal advisors concerning STPC’s due diligence examination of Benson Hill;

•
Financial Condition.   STPC’s board of directors also considered factors such as Benson Hill’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of publicly traded companies in the agri-food industry and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the merger. In considering these factors, STPC’s board of directors reviewed Benson Hill’s recent growth in certain key financial metrics (including certain operational metrics), the current prospects for growth if Benson Hill achieved its business plans and various historical and current balance sheet items for Benson Hill. In reviewing these factors, along with the Unaudited Prospective Financial Information and operational information of Benson Hill, STPC’s board of directors noted that Benson Hill was well-positioned in its industry for strong future growth;

•
Experienced and Proven Management Team.   Benson Hill has a strong management team and the senior management of Benson Hill intend to remain with New Benson Hill in the capacity of officers and/or directors, which will provide helpful continuity in advancing Benson Hill’s strategic and growth goals;

•
Lock Up.   The Chief Executive Officer and certain other officers of Benson Hill have agreed to be subject to a six-month lock up in respect of their New Benson Hill Option awards, and certain other significant Pre-Closing Holders have agreed to be subject to a six-month lock up in respect of their shares of New Benson Hill Common Stock;

•
Other Alternatives.   STPC’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to STPC, that the proposed merger represents the best potential business combination for STPC and the most attractive opportunity for STPC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and STPC’s board of directors’ belief that such process has not presented a better alternative;

•
Negotiated Transaction.   The financial and other terms of the merger agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between STPC and Benson Hill; and

•
Merger Consideration.   The consideration to be paid to holders of Benson Hill Common Shares will include approximately 17.6 million Earn Out Shares that will only vest in the event New Benson Hill Common Stock trades at specified thresholds prior to the third anniversary of the closing of the merger.

STPC’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the merger including, but not limited to, the following:
•
Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•
Redemption Risk.   The potential that a significant number of STPC stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to STPC’s Existing Charter, which would potentially make the merger more difficult or impossible to complete;

•
Stockholder Vote.   The risk that STPC’s stockholders may fail to provide the respective votes necessary to effect the merger;

•
Closing Conditions.   The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within STPC’s control;

•
Litigation.   The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

•
Listing Risks.   The challenges associated with preparing Benson Hill, a private entity, for the applicable disclosure and listing requirements to which New Benson Hill will be subject to as a publicly traded company on the NYSE;

•
Benefits May Not Be Achieved.   The risks that the potential benefits of the merger may not be fully achieved or may not be achieved within the expected timeframe;

•
Liquidation of STPC.   The risks and costs to STPC if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in STPC being unable to effect a business combination by January 8, 2023;

•
Costs Savings and Growth Initiatives May Not be Achieved.   The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•
No Third-Party Valuation.   The risk that STPC did not obtain a third-party valuation or fairness opinion in connection with the merger;

•
STPC Stockholders Receiving a Minority Position in Benson Hill.   The risk that STPC stockholders may hold a minority position in New Benson Hill; and

•
Fees and Expenses.   The fees and expenses associated with completing the merger.

In addition to considering the factors described above, STPC’s board of directors also considered other factors including, without limitation:
•
Interests of Certain Persons.   Some officers and directors of STPC may have interests in the merger. See the section titled “— Interests of STPC Directors and Executive Officers in the Merger” beginning on page 166 of this proxy statement/prospectus.

•
Other Risks Factors.   Various other risk factors associated with the business of Benson Hill, as described in the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

STPC’s board of directors concluded that the potential benefits that it expected STPC and its stockholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. STPC’s board of directors also noted that the STPC stockholders would have a substantial economic interest in the combined company (depending on the level of STPC stockholders that sought redemption of their Class A Common Stock into cash), with all existing STPC stockholders expected to hold an aggregate of approximately 24.3% of the New Benson Hill Common Stock outstanding upon completion of the merger assuming no STPC stockholders redeem their Class A Common Stock for cash. Accordingly, STPC’s board of directors unanimously determined that the merger and the transactions contemplated by the merger agreement, were advisable and in the best interests of STPC and its stockholders.
Interests of Benson Hill Directors and Executive Officers in the Merger
Certain of Benson Hill’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Benson Hill’s stockholders. The members of the Benson Hill board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the merger agreement and recommended that Benson Hill stockholders consent to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated thereby. These interests include, among other things:
Benson Hill’s executive officers are expected to become the executive officers of Benson Hill upon consummation of the merger. Specifically, the following individuals who are currently executive officers of Benson Hill will become officers of New Benson Hill upon the consummation of the merger, serving in the offices set forth opposite their names:
Name	Office
Matthew Crisp	Chief Executive Officer
DeAnn Brunts	Chief Financial Officer
Yevgeny Fundler	Chief Legal Officer and Corporate Secretary
Jason Bull	Chief Technology Officer
Bruce Bennett	President of Ingredients
Interests of STPC Directors and Executive Officers in the Merger
In considering the recommendation of the board of directors of STPC to vote in favor of approval of the Business Combination Proposal, the Charter Proposals and the other proposals, stockholders should keep in mind that certain members of the board of directors and executive officers of STPC and the Sponsor, including their directors and executive officers, have interests in such proposals that are different from, or in addition to, those of STPC stockholders generally. In particular:
•
If the merger or another business combination is not consummated by January 8, 2023, STPC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Class A Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,062,500 Founder Shares held by the Sponsor and two of our directors, which were acquired for an aggregate purchase price of $25,000 prior to STPC’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $ based upon the closing price of $     per public share on the NYSE on          , 2021, the STPC record date.

•
The Sponsor purchased an aggregate of 6,553,454 Private Placement Warrants from STPC for an aggregate purchase price of $13,106,908 (or $2.00 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of STPC’s IPO. The proceeds STPC received from these purchases were placed in the Trust Account. Such warrants had an estimated aggregate value of $ based on the closing price of $ per public warrant on the NYSE on           , 2021, the STPC record date. The Private Placement Warrants will become worthless if STPC does not consummate a business combination by January 8, 2023.

•
If STPC is unable to complete a business combination within the required time period, Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by STPC for services rendered or contracted for or products sold to STPC. If STPC consummates a business combination, on the other hand, STPC will be liable for all such claims.

•
Sponsor, STPC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on STPC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if STPC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, STPC may not be able to reimburse these expenses if the merger or another business combination, are not completed by January 8, 2023.
•
If STPC is able to complete a business combination within the required time period, the Sponsor, its affiliates and STPC’s independent directors may receive a positive return on the 10,062,500 Founder Shares, which were acquired by Sponsor for an aggregate purchase price of $25,000 prior to STPC’s IPO, and/or the 6,553,454 Private Placement Warrants, which were acquired for an aggregate purchase price of approximately $13.1 million concurrently with completion of STPC’s IPO, even if the holders of Class A Common Stock experience a negative return on their investment in the Class A Common Stock after consummation of the merger.

The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.
Satisfaction of 80% Test
It is a requirement under STPC’s Existing Charter that any business acquired by STPC have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of any deferred underwriting discounts and commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Benson Hill generally used to approve the transaction, as discussed under “Certain Financial Analysis” above, the STPC board of directors determined that this requirement was met. The board determined that the consideration being paid in the Merger, which amount was negotiated at arms-length, was fair to and in the best interests of STPC and its stockholders and appropriately reflected Benson Hill’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Benson Hill’s historical growth rate and its potential for future growth in revenue and profits. The STPC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Benson Hill met this requirement.

REGULATORY APPROVAL REQUIRED FOR THE MERGER
Completion of the merger is subject to regulatory approval under the HSR Act. STPC and Benson Hill agreed to use their reasonable best efforts to obtain required regulatory approval under the HSR Act.
Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. STPC and Benson Hill filed Notification and Report Forms with the Antitrust Division and the FTC on May 21, 2021. The waiting period expired at 11:59 p.m. (ET) on June 21, 2021.
At any time before or after the completion of the merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of STPC or Benson Hill or subject the transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of STPC or Benson Hill or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approval discussed above will be received on a timely basis, or as to the ability of STPC and Benson Hill to obtain the approval on satisfactory terms or the absence of litigation challenging such approvals.

ACCOUNTING TREATMENT
The merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, STPC will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. The net assets of STPC will be stated at historical cost, with no goodwill or other intangible assets recorded.
Benson Hill has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Benson Hill’s existing stockholders will have the greatest voting interest in the combined entity after giving effect to the merger under the no redemption and maximum redemption scenarios with over 65.3% voting interest in the no redemption scenario and 80.8% voting interest in the maximum redemption scenario, in each case;

•
After giving effect to the merger, the largest individual minority stockholder of the combined entity will be an existing stockholder of Benson Hill;

•
Benson Hill’s existing directors and individuals designed by existing Benson Hill stockholders will represent the majority of the New Benson Hill board of directors;

•
Benson Hill’s senior management will be the senior management of New Benson Hill; and

•
Benson Hill is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the merger, noting that the preponderance of evidence as described above is indicative that Benson Hill is the accounting acquirer in the merger.

PUBLIC TRADING MARKETS
The Class A Common Stock is listed on the NYSE under the symbol “STPC.” STPC’s warrants are listed on the NYSE under the symbol “STPC WS.” STPC’s units are listed on the NYSE under the symbol “STPC.U.” Following the merger, New Benson Hill Common Stock (including common stock issuable in the merger) and public warrants will be listed on the NYSE under the symbols “BHIL” and “BHIL WS,” respectively.

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about STPC or Benson Hill. Such information can be found elsewhere in this proxy statement/prospectus.
Effects of the Merger
As a result of the merger, Merger Sub will merge with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC. The certificate of incorporation attached to the certificate of merger set forth in Exhibit G to the merger agreement will be the certificate of incorporation of the surviving company. The certificate of incorporation and bylaws of STPC will be in the form as set forth in Exhibit J to the merger agreement.
Merger Consideration
Under the terms of the merger agreement, immediately prior to the effective time of the merger, each share of Benson Hill Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into a number of shares of Existing Benson Hill Common Stock in accordance with the Benson Hill charter (the “Benson Hill Preferred Conversion”).
At the effective time of the merger, each outstanding share of Existing Benson Hill Common Stock, including common stock held by prior owners of Benson Hill Preferred Stock, and Benson Hill Warrants, (in each case, other than shares owned by Benson Hill as treasury stock and dissenting shares) will be cancelled and converted into the right to receive (x) the number of shares of New Benson Hill Common Stock in a ratio (the “Exchange Ratio”) equal to: (a)(i)(A) $1.3 billion plus (B) the aggregate exercise price of all Benson Hill Options whether vested or unvested, outstanding immediately prior to the effective time divided by (ii) $10.00 divided by (b) the total number of shares of Existing Benson Hill Common Stock outstanding immediately prior to the effective time, expressed on a fully-diluted basis (including the number of Existing Benson Hill Common Stock issued or issuable upon the Benson Hill Preferred Conversion) and including the aggregate number of shares issuable upon the exercise of all Benson Hill Options, whether vested or unvested, outstanding immediately prior to the effective time in accordance with their respective terms, and (y) the applicable number of $14 Earn Out Shares and $16 Earn Out Shares, as set forth on the Allocation Schedule. A portion of the 130,000,000 shares of New Benson Hill Common Stock will be reserved for issuance upon exercise of certain outstanding options and warrants to purchase capital stock of Benson Hill that remain outstanding after the merger. Any resulting fractional shares of New Benson Hill Common Stock will instead be paid in cash in an amount equal to the fractional amount multiplied by $10.00. In addition to the foregoing, Earn Out Awards will be granted under the New Incentive Plan (as defined in the Merger Agreement) to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards may be adjusted prior to Closing on a one-for-one basis, such that the number of Earn Out Awards will be decreased by any increase in Earn Out Shares to be issued, pursuant to the terms and subject to the conditions set forth in the merger agreement.
In addition, as of the effective time, each Benson Hill Option, whether vested or unvested, that is outstanding immediately prior to the effective time shall be assumed and converted into an STPC Option to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the effective time multiplied by the Exchange Ratio, and rounded down to the nearest whole share, and at an exercise price per share of STPC Common Stock equal to the exercise price per share of Benson Hill common stock subject to such Benson Hill Option divided by the Exchange Ratio, and rounded up to the nearest whole cent.
Earn Out consideration.   Upon consummation of the merger, STPC will (a) also issue or cause to be issued to an escrow agent to be hold on behalf of the persons who hold one or more Benson Hill Common

Shares, Benson Hill Preferred Stock or Benson Hill Warrants (collectively, the “Earn Out Recipients”)of Benson Hill an aggregate of 17,562,680 restricted shares of New Benson Hill Common Stock (subject to vesting, forfeiture and certain other restrictions (including on transfer) set forth in the merger agreement (the “Earn Out Shares”)) and (b) will grant or cause to be granted to certain holders of Benson Hill Options a number of incentive equity awards with an equivalent value of 2,037,320 New Benson Hill Common Shares (the “Earn Out Awards”). With respect to the Earn Out Shares: (i) one-half (1/2) of the Earn Out Shares will vest if the dollar volume-weighted average closing price of the New Benson Hill common stock is greater than or equal to $14.00 over any 20 trading days (as defined in the merger agreement) within any 30 consecutive trading day period and (ii) one-half (1/2) of the Earn Out Shares will vest if the dollar volume-weighted average closing price of the New Benson Hill Common Stock is greater than or equal to $16.00 over any 20 trading days within any 30 consecutive trading day period, in each case, prior to the expiry of three (3) years from the closing of the merger (the “Earn Out Period”). In addition, if there is a sale of STPC prior to the expiration of the Earn Out Period that will result in the holders of New Benson Hill Common Stock receiving a price per share or implied price per share equal to or in excess of the applicable price per share thresholds described above, then Earn Out Shares will vest in connection with such sale of New Benson Hill in the manner set forth in the merger agreement. The Earn Out Awards will be subject to the same vesting terms and conditions as the Earn Out Shares, and the number of Earn Out Shares and Earn Out Awards are subject to adjustment such that if Benson Hill Options are forfeited in the interim period prior to the Closing, the number of Earn Out Shares to be issued will be increased by the corresponding decrease in the number of Earn Out Awards to be granted. In no event will the number of New Benson Common Shares issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted exceed 19,600,000 New Benson Hill Common Shares in the aggregate.
The aforementioned conversions shall happen automatically.
Closing and Effective Time of the Merger
The closing of the merger shall take place at 10:00 a.m., Central time (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 or (ii) by electronic exchange of executed documents, on the date which is three (3) business days after the first date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof) or such other time and place as STPC and Benson Hill may mutually agree. See “The Merger Agreement — Conditions to the Merger” beginning on page 184 for a more complete description of the conditions that must be satisfied prior to closing.
On the date of the closing STPC and Benson Hill will effect the merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective at the time the certificate of merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by STPC and Benson Hill in writing and specified in such certificate of merger in accordance with the relevant provisions of the DGCL. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”
As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective during the third quarter of 2021. However, there can be no assurance as to when or if the merger will occur.
If the merger is not completed by February 28, 2022 (the “termination date”) (subject to certain extensions required as a result of delays related to obtaining consents or approvals from government authorities or the NYSE), the merger agreement may be terminated by either STPC or Benson Hill unless the parties mutually agree to extend the termination date. A party may not terminate the merger agreement pursuant to the provision described in this paragraph if the failure of the closing to occur by the termination date is due primarily to the failure of the party seeking to terminate the merger agreement to fulfil any obligations of such party set forth in the merger agreement. See “The Merger Agreement — Termination” beginning on page 185.
Treatment of Benson Hill Equity Awards
Company Options Held by Current Service Providers.   As of the Effective Time, each Benson Hill Option, whether vested or unvested, that is outstanding immediately prior to the effective time shall be assumed and converted into a STPC Option (an “Assumed Option”) with respect to a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share, and at an exercise price per share of STPC Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Option divided by the Exchange Ratio, and rounded up to the nearest whole cent.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger.   Benson Hill has agreed that, from and after the date of the merger agreement until the earlier of its closing or termination, it shall, and shall cause its subsidiaries to, except as set forth in the merger agreement, but only to the extent reasonable and prudent in light of the business of Benson Hill and its subsidiaries (collectively “the Group Companies”) and, where applicable, the circumstances giving rise to COVID-19 Changes (as defined in the merger agreement), operate their respective business in the ordinary course and use commercially reasonable efforts to maintain and preserve intact the business and goodwill of the Group Companies.
In addition to the general covenants above, Benson Hill has agreed that from and after the date of the merger agreement until the earlier of its closing or termination, subject to specified exceptions set forth in the merger agreement, it shall not, and shall cause its subsidiaries not to, without the written consent of STPC (which may not be unreasonably withheld, conditioned or delayed):
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declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of any Group Company’s equity securities, or repurchase, redeem, or otherwise acquire, any outstanding equity securities of any Group Company;

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merge, consolidate, combine or amalgamate any Group Company with any person or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

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adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s governing documents or the Company Shareholder Agreements (as defined in the merger agreement);

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(A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any material intellectual property); (B) create, subject or incur any lien on any material assets or properties of the Group Companies; or (C) disclose any trade secrets of the Group Companies or any source code;

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(A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (1) any equity securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of any Group Company, or (B) adjust, split, combine or reclassify any equity securities of any Group Company or other rights exercisable therefor or convertible into;

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incur, create or assume any indebtedness for borrowed money except pursuant to agreements existing as of the execution date;

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enter into, amend, modify, extend renew or terminate (A) any material contract or real property lease or (B) waive any material benefit or right under any material contract or real property lease.

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make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person;

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except as required by any disclosed Employee Benefit Plan (as defined in the merger agreement) of the Group Companies, (A) adopt, enter into, materially amend or materially modify or terminate any material Company Plan (as defined in the merger agreement), (B) decrease, increase or agree to increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual compensation equals or exceeds $200,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies, (D) hire, engage, transfer or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies whose total annual compensation exceeds $250,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any collective bargaining agreement or other contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Group Companies as the bargaining representative for any employees of a Group Company, (G) implement, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions outside of the ordinary course of business or that could implicate the Worker Adjustment Retraining and Notification Act of 1988, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual compensation equals or exceeds $200,000 (except for certain loyalty agreements in which Benson Hill has to elect to enforce a restrictive covenant and such election is contingent upon paying a severance);
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make, change or revoke any material election concerning taxes, adopt or change any accounting method concerning taxes, change any tax accounting period, materially amend any material tax return, enter into any material tax closing agreement, settle or surrender any material tax proceeding, fail to pay any material tax when due (including any material estimated Tax payments (as defined in the Merger Agreement)), or claim any Tax credits under Section 2301 of the Cares Act, enter into any Tax sharing, Tax allocation or Tax indemnity agreement or surrender any right to claim any refund of a material amount of Taxes;

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take any action or knowingly fail to take any action that would reasonably prevent or impede the Intended Tax Treatment (as defined in the merger agreement);

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change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

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(A) enter into any settlement, conciliation or similar contract, in respect of a proceeding (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or STPC or any of its affiliates after the closing) in excess of $500,000 in the aggregate (determined net of any insurance coverage), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or STPC or any of its affiliates after the closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or STPC or any of its affiliates after the closing), or (4) that is brought by or on behalf of any Pre-Closing Holder or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

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with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget;

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other than with respect to any Company Plan, change any insurance policy or plan of a Group Company in effect as of the date of the merger agreement or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

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enter into, amend, waive or terminate any Pre-Closing Holder related party transactions;

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(A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, outside the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, or (D) take any other material action outside the ordinary course of business with respect to the working capital of the Group Companies; or

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enter into any contract to take any of the actions set forth under the foregoing.

STPC has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, STPC has agreed that except as expressly contemplated or permitted by the merger agreement or as required by law and subject to certain specified exceptions, it shall not, without the written consent of Benson Hill (which may not be unreasonably withheld, conditioned or delayed):
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adopt any amendments, supplements, restatements or modifications to that certain Investment Management Trust Agreement, dated January 8, 2021, by and between STPC and CST, as trustee (the “Trust Agreement”) or the governing documents of STPC or any of its subsidiaries or form any subsidiary;

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declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of STPC or any of its subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of STPC or any of its affiliates;

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split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

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incur, create or assume any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of STPC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than working capital loans (which shall be paid off at closing);

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make any loans or advances to, or capital contributions in, any other person, other than to, or in, STPC or any of its subsidiaries;

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except for the issuance of any STPC Warrants (as defined in the Merger Agreement) upon the conversion of any working capital loans as, transfer, issue, sell, grant, directly or indirectly dispose of, or subject to a lien, (1) any equity securities of STPC or any of its subsidiaries or (2) any options, warrants, stock appreciation rights, rights of conversion or other rights, agreements, arrangements or commitments to issue any equity securities of STPC or its subsidiaries;

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(A) merge, consolidate, combine or amalgamate with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

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make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing contracts;

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enter into, renew, modify or revise in any respect, any transaction or contract with an affiliate of STPC (including, for the avoidance of doubt, the Sponsor), other than in connection with any working capital loans;

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

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take any action or knowingly fail to take any action where such action or failure to act was intended to, and would reasonably be expected to prevent or impede the Intended Tax Treatment (as defined in the merger agreement);

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commence or settle any material proceeding, excluding any proceeding arising out of the merger agreement, any ancillary document or the transactions contemplated hereby or thereby or the PIPE Investment;

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take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC, (B) its compliance in all material respects with applicable securities laws or (C) the listing of the New Benson Hill Common Stock on NYSE; or

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enter into any contract to take any of the actions set forth under the foregoing.

Efforts to Consummate, HSR Act and Regulatory Approvals. Each of STPC and Benson Hill have agreed to use its reasonable best efforts to take all action to consummate and make effective the transactions contemplated by the merger agreement and to use reasonable best efforts to obtain consents of all governmental entities necessary to consummate the transactions contemplated by the merger agreement and ancillary documents thereto.
STPC and Benson Hill have agreed to (i) make an appropriate filing or take any required actions pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement within ten (10) business days after the date of the merger agreement and (ii) respond as promptly as practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act. STPC and Benson Hill also agreed to promptly inform each other of any material communication each has with any governmental entity regarding any of the transactions contemplated by the merger agreement. STPC and Benson Hill and their respective affiliates also agreed not to extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of STPC and Benson Hill. STPC agreed to take all actions required by any governmental entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by the merger agreement, including to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. STPC has requested early termination of the waiting period under the HSR Act.
In addition, from and after the date of the merger agreement until the earlier of its closing or termination, STPC and Benson Hill agreed to give each other’s counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental entity relating to the transactions contemplated by the merger agreement. STPC and Benson Hill have agreed to not participate in any substantive meeting or discussion, either in person or by telephone with any governmental entity in connection with the transactions contemplated by the merger agreement unless they consult with one another in advance and, to the extent reasonably practicable and not prohibited by such governmental entity, give each other the opportunity to attend and participate in such meeting or discussion.
Benson Hill also has agreed to use commercially reasonable efforts to obtain, prior to the closing of the merger agreement, written consents, in form and substance reasonably acceptable to STPC, from each of the counterparties to the agreements set forth on Section 5.2(d) of the disclosure schedules to the merger agreement delivered to STPC by Benson Hill (the “Company Schedules”).
Preparation of Registration Statement / Proxy Statement.   STPC has agreed to, as promptly as practicable after the date of the merger agreement, with the assistance of Benson Hill, to prepare and file with the SEC, the registration statement of which this proxy statement/prospectus forms a part to be used for the purpose of soliciting proxies from the stockholders of STPC at the STPC Special Meeting to adopt and approve the transactions contemplated by the merger agreement, in which STPC shall (a) provide the stockholders of STPC with the opportunity to redeem the STPC common stock, (b) solicit proxies from the stockholders of STPC to vote at the STPC Special Meeting in favor of the transaction proposals set forth in this proxy statement/prospectus, (c) register under the Securities Act the New Benson Hill Common Stock to be issued in connection with the transactions contemplated by the merger agreement and ancillary documents thereto and (d) file with the SEC financial and other information about the transactions contemplated by the merger agreement. STPC has agreed to give Benson Hill and its counsel reasonable opportunity to review, comment on and approve in writing each of the preliminary and final proxy statement/prospectus and any amendment or supplement thereto prior to its filing with the SEC. STPC shall not file any such documents with the SEC without the prior written consent of Benson Hill. STPC has agreed to use its reasonable best efforts to: (i) have this proxy statement/prospectus declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (ii) keep the proxy statement/prospectus effective through the closing in order to permit the consummation of the transactions contemplated by the merger agreement; and, (iii) promptly respond to any comments, requests to amend or requests for additional information with respect to this proxy statement/prospectus by the SEC. STPC shall file the definitive proxy statement/prospectus with the SEC and cause the proxy statement/prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors of STPC, as promptly as practicable following the earlier to occur of: (Y) in the event the preliminary proxy statement/prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the preliminary proxy statement/prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.
In addition, STPC shall make all necessary filings with respect to the transactions contemplated by merger agreement and the ancillary documents under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder, including filing a registration statement on Form S-1 prior to the Closing Date as contemplated by the PIPE Agreements and the Investor Rights Agreement. Each of STPC and Benson Hill have agreed to promptly furnish to the other all information concerning such party, its affiliates and its representatives that may be required or reasonably requested in connection with any action for inclusion in the Form S-1 or any other statement, filing, notice or application made by or on behalf of STPC to the SEC or NYSE in connection with the transactions contemplated by the merger agreement and ancillary documents thereto. Each of STPC and Benson Hill have agreed to promptly correct any information provided by it for use in this proxy statement/prospectus or the Form S-1 if such information is determined to have become false or misleading in any material respect. STPC shall amend or supplement the proxy statement/prospectus and cause it to be filed with the SEC and disseminated to STPC stockholders. STPC shall promptly advise Benson Hill of (A) the time when STPC has filed the preliminary proxy statement/prospectus, (B) the SEC’s determination whether to review the proxy statement/prospectus, (C) in event the preliminary proxy statement/prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (D) the filing of any supplement or amendment to the proxy statement/prospectus, (E) the issuance of any stop order relating to the proxy statement/prospectus or the suspension of the qualification of the STPC common stock for offering or sale in any jurisdiction, (F) any request by the SEC for amendment of the proxy statement/prospectus, (G) any oral or written comments from the SEC relating to the proxy statement/prospectus and responses thereto, (H) requests by the SEC for additional information and (I) the time of effectiveness of the proxy statement/prospectus.
Without limiting the generality of the foregoing (1) STPC Parties have also agreed not to, have or participate in any substantive meetings or other substantive discussions with any governmental entity or NYSE regarding the proxy statement/prospectus without first consulting with Benson Hill and providing Benson Hill the opportunity to participate in such meetings or discussion and (2) Benson Hill has agreed not to have or participate in any substantive meetings or other substantive discussions with any governmental entity or NYSE regarding the proxy statement/prospectus without first consulting with STPC and providing STPC the opportunity to participate in such meetings or discussions. Each of the parties to the merger agreement have agreed to use reasonable best efforts to ensure that none of the information related to it or any of its representatives, supplied by or on its behalf for inclusion or incorporation by reference in the proxy statement/prospectus will, at the time it is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
STPC Party Approvals.   STPC has agreed to, as promptly as practicable after the proxy statement/prospectus is declared effective under the Securities Act and, in any event within 30 days of its effectiveness, to (i) give notice of and (ii) convene and hold the STPC Special Meeting, for the purposes of obtaining the stockholder approvals of the proposals contained in this proxy statement/prospectus. STPC has agreed to, through its board of directors, recommend to its stockholders the (A) the approval of the adoption and approval of the merger agreement and the transactions contemplated thereby and to include such recommendation in this proxy statement/prospectus; (B) approval of the merger; (C) approval of the issuance of the merger consideration and Earnout Shares; (D) adoption and approval of the incentive plan in the form attached to the merger agreement as Exhibit H; (E) adoption and approval of amendments to the governing documents of STPC; (F) adoption and approval of any other proposals as either the SEC or NYSE may indicate are necessary in its comments to this proxy statement/prospectus or in correspondence related thereto, and of any other proposals reasonably agreed by STPC and Benson Hill as necessary or appropriate in connection with the consummation of the transactions contemplated by the merger agreement and ancillary documents thereto; and (G) adjournment of the STPC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals. STPC has agreed to use its reasonable best efforts to obtain the approval of the foregoing proposals at the STPC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable law for the purpose of seeking the approval of the foregoing.
As promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within five (5) days of its effectiveness, STPC has agreed to take all actions necessary to obtain, and deliver as promptly as practicable thereafter to Benson Hill, the approval of STPC, in its capacity as the sole stockholder of Merger Sub, of the merger agreement and ancillary documents thereto and the transactions contemplated therein.
Stockholder Written Consent.   Benson Hill has agreed to, as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within ten (10) business days of its effectiveness, (a) cause to be mailed to each Pre-Closing Holder a notice, which shall include copies of the merger agreement, a consent solicitation statement, the proposed form of written consent approving the merger agreement and ancillary documents thereto in the form set forth on Exhibit E to the merger agreement (the “Written Consent”), and, as applicable, the IRA and a letter of transmittal (the “Company Stockholder Package”), stating (i) unless the board of directors has changed its recommendation in accordance with the merger agreement, that the board of directors of Benson Hill recommends that each Pre-Closing Holder approve the Merger by execution of such Written Consent and (ii) the timeline for returning executed copies of such documents included as part of the Company Stockholder Package and (b) take all actions necessary to obtain a Written Consent from the Pre-Closing Holders, who, collectively, constitute (i) holders of at least 60% of the shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock of Benson Hill then outstanding, consenting and voting as a single class, and (ii) holders of a majority of the shares of the Company Common Stock and the Company Preferred Stock, consenting and voting as a single class, evidencing the required approval of Benson Hill stockholders, in accordance with Section 228(a) and 251(c) of the DGCL, Benson Hill’s governing documents and Benson Hill’s stockholders agreement. Benson Hill has agreed to take all actions necessary pursuant to its governing documents and the stockholder agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the required approval of Benson Hill stockholders, including notice of the conversion of the Benson Hill Preferred Stock designated in Benson Hill’s charter pursuant to the written consent of the holders. Upon receipt of the Written Consent, Benson Hill has agreed to promptly deliver a copy thereof to STPC.
Exclusive Dealing.   Benson Hill has agreed that, except as set forth on Section 5.8 of the Company Schedules, from the date of the merger agreement until the earlier of its closing or termination, it shall not: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO, or recapitalization of Benson Hill or any or all of its subsidiaries, or any of their respective securities, business, properties or assets, that would require Benson Hill to abandon the transactions contemplated in the merger agreement (each such prohibited transaction, an “Acquisition Proposal”); (ii) furnish or disclose any non-public information to any person in connection with an Acquisition Proposal; (iii) enter into any contract regarding an Acquisition Proposal; (iv) prepare a public offering of any equity securities of any Group Company; or (v) otherwise cooperate in any way with, or assist or knowingly participate in, or knowingly facilitate or knowingly encourage any effort to do any of the foregoing or further an Acquisition Proposal, provided that the Benson Hill board of directors is not restricted from changing its recommendation to the Pre-Closing Holders in favor of the approval and adoption of the merger agreement and the merger prior to the date on which the

Written Consent is delivered if, following the receipt of a superior proposal by Benson Hill, the Benson Hill board of directors determines in good faith that the failure to so change its recommendation as a result of such superior proposal would be inconsistent with its fiduciary duties to the Benson Hill stockholders under applicable law. Benson Hill has agreed to (A) notify STPC promptly upon receipt of any Acquisition Proposal, (B) keep STPC fully informed on a reasonably current bass of any modifications to such offer or information and (C) not conduct any further discussions or negotiations with such persons. Benson Hill has agreed to immediately cease and cause to be terminated any discussions or negotiations, provide any information to, or enter into negotiations with any persons that may be ongoing with respect to an Acquisition Proposal as of the date of the merger agreement.
Benson Hill has further agreed (A) not to execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement with respect to an Acquisition Proposal, (B) to remain subject to the terms of the merger agreement, including taking all actions necessary to cause the Written Consent to be duly executed and delivered and (C) not to release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal, and, with respect to any Acquisition Proposal involving the sale of more than 50% of the voting securities of Benson Hill or 50% or more the consolidated net revenue, net income or assets of Benson Hill.
From the date of the merger agreement until the earlier of its closing or termination, STPC and Merger Sub (the “STPC Parties”) have agreed not to, directly and indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any person other than Benson Hill and its representatives(each, a “STPC Proposal”), (ii) issue or execute any contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a STPC Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with a STPC Proposal, or (iv) commence, continue or renew any due diligence investigation regarding a STPC Proposal. STPC further agreed to (A) notify Benson Hill promptly upon receipt of any STPC Proposal that it receives and to describe the terms and conditions of any such STPC Proposal in reasonable detail, (B) keep Benson Hill reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not to conduct any further discussions or negotiations with, provide any information to, or enter into negotiations with such persons. STPC agreed to cease any discussions or negotiations with any person that may have been ongoing with respect to a STPC Proposal as of the date of the merger agreement.
STPC further agreed (A) not to enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any STPC Proposal or terminate the merger agreement in connection therewith and (B) to remain subject to the terms of the merger agreement, including to use reasonable best efforts to obtain the approval of the proposals included in this proxy statement/prospectus at the STPC Special Meeting.
Indemnification and Directors’ and Officers’ Insurance.   From and after the effective time of the merger, STPC has agreed that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in their governing documents or otherwise in effect as of the date of the merger agreement, in either case, solely with respect to any matters occurring on or prior to the closing, shall survive the transactions contemplated by the merger agreement and shall continue in full force and effect from and after the closing for a period of six (6) years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. During such six (6) year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s governing documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ governing documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of, or prior to, the closing, were directors or officers of any Group Company to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to closing and relating to the fact that any such individual was a director or officer of any Group Company prior to the closing, unless such amendment, repeal or other modification is required by applicable law.
In addition, Benson Hill has agreed to cause the Group Companies to purchase, at or prior to the closing, and STPC shall cause the Group Companies to maintain in effect for a period of six (6) years after the date of the closing, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of the merger agreement. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of the merger agreement; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement.
Financing.   STPC has agreed to use its reasonable best efforts to obtain financing through the PIPE Investment (and Benson Hill has agreed to reasonably cooperate with STPC in connection thereto) pursuant to the PIPE Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the PIPE Agreements, (ii) maintain in effect the PIPE Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to STPC set forth in the PIPE Agreements within its control, and (iv) consummate the PIPE Investment when required under the merger agreement. STPC has agreed to give Benson Hill prompt written notice (i) upon becoming aware of any breach or default by any party to any of the PIPE Agreements or any termination of the PIPE Agreements, (ii) upon the receipt of any written notice from any party to any PIPE Agreement with respect to actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the PIPE Agreements and (iii) if STPC does not expect to receive all or any portion of the PIPE Investment. Except with the prior written consent of Benson Hill, STPC has agreed not to amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the PIPE Agreements or any other provision of, or remedies thereto.
In addition, STPC has agreed that if all or any portion of the PIPE Investment becomes unavailable, (i) STPC shall use its reasonable best efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (the “Alternative PIPE Investment”) and (ii) in the event that STPC is able to obtain any Alternative PIPE Investment, STPC has agreed to use its reasonable best efforts to enter into a new subscription agreement that provides for the subscription and purchase of STPC common stock containing terms and conditions not less favorable from the standpoint of STPC, Sponsor and Benson Hill than those in the PIPE Agreements entered into as of the date of the merger agreement.
Repayment of Indebtedness.   Benson Hill has agreed to obtain and deliver customary payoff letters in connection with (i) terminating (A) the Loan and Security Agreement, dated as of January 31, 2020 (as amended, the “Credit Agreement”), by and among the Benson Hill and its subsidiaries, as borrowers, and Venture Lending & Leasing VII, Inc. and Venture Lending & Leasing IX, Inc., each as a lender, as amended, amended and restated, refinanced, renewed, replaced, extended, supplemented, or otherwise modified from time to time and (B) the Credit Agreement, dated as of April 11, 2019 (as amended, the “Revolving and Term Loan Facility”), by and among the Dakota Dry Bean Inc., as borrower, Benson Hill as guarantor, and First National Bank of Omaha, as lender, as amended, amended and restated, refinanced, renewed, replaced, extended, supplemented, or otherwise modified from time to time, (clauses (A) and (B) collectively, the “Credit Facility Terminations”) and (ii) evidence reasonably satisfactory to STPC that the Credit Facility Terminations shall have occurred or shall occur substantially concurrently with the closing, together with copies of customary and reasonable documents evidencing the release of liens on collateral securing obligations under the Credit Agreement and Revolving and Term Loan Facility (including UCC-3 financing statements and mortgage releases). However, in the event the Minimum Cash Condition has not been satisfied at the date the closing would otherwise be required to occur if the Minimum Cash Condition were satisfied and Benson Hill has delivered written notice to STPC of its intention to duly waive the Minimum

Cash Condition in accordance with the terms of the merger agreement, Benson Hill may elect not to effect one or all of the Credit Facility Terminations (subject to receiving any requisite consents, waivers and/or amendments from the lender parties).
Other Covenants and Agreements.   The merger agreement contains other covenants and agreements, including covenants related to:
•
Benson Hill and STPC providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Benson Hill’s and STPC’s (as applicable) and its subsidiary’s properties, records, systems, contracts and commitments;

•
Benson Hill waiving claims to the Trust Account in the event that the merger does not consummate;

•
Benson Hill and STPC agreeing to take all actions necessary or appropriate to cause certain appointments to the STPC board of directors;

•
Benson Hill and STPC cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•
STPC making certain disbursements from the Trust Account;

•
STPC keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws and using its commercially reasonable efforts to maintain the listing of the STPC units, Class A Common Stock and the STPC Warrants on NYSE;

•
Benson Hill taking all reasonable best efforts to cause certain affiliate agreements to be terminated at or prior to the closing;

•
STPC having the option to obtain directors’ and officers’ liability insurance;

•
agreement relating to the intended tax treatment of the transactions contemplated by the merger agreement;

•
confidentiality and publicity relating to the merger agreement and the transactions contemplated thereby; and

•
Benson Hill appointing a Holder Representative to act on behalf of the Benson Hill Pre-Closing Holders (as decribed in greater detail below).

Representations and Warranties
The merger agreement contains representations and warranties made by Benson Hill to STPC relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

•
capitalization;

•
requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•
financial statements;

•
absence of undisclosed liabilities;

•
consents and requisite governmental approvals;

•
permits;

•
material contracts;

•
absence of a material adverse effect and absence of certain other changes;

•
litigation;

•
legal proceedings and absence of governmental orders;

•
compliance with applicable law;

•
employee plans;

•
environmental matters;

•
intellectual property and information technology systems;

•
labor matters;

•
insurance;

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tax matters;

•
brokers;

•
real and personal property;

•
transactions with affiliates;

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material customers and suppliers;

•
data privacy and security requirements;

•
compliance with international trade and anti-corruption laws;

•
compliance with applicable food and seed laws

•
accuracy of Benson Hill’s information provided in this proxy statement/prospectus; and

•
investigation of business.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Benson Hill means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under the merger agreement or any ancillary document thereto or to consummate the transactions contemplated by the merger agreement or any ancillary document; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws or GAAP first publicly announced or enacted after the date of the merger agreement, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by the merger agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 of the Merger Agreement (consents and requisite governmental approvals) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the merger agreement or certain closing conditions to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of the merger agreement by Benson Hill (other than as set forth in the covenants relating to conduct of business), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of the merger agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events, or (x) any loss of customers, suppliers, orders, contracts or other business relationships resulting from, or in connection with, COVID-19; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clause (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.
The merger agreement also contains representations and warranties made by STPC and Merger Sub to Benson Hill relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

•
requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•
consents and requisite government approvals;

•
brokers;

•
financing;

•
information supplied;

•
capitalization;

•
proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•
trust account;

•
litigation and proceedings;

•
compliance with laws; permits;

•
internal controls; listing; financial statements;

•
absence of undisclosed liabilities;

•
tax matters;

•
business activities;

•
board approval; stockholder vote;

•
certain contracts; and

•
investigation of business.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to STPC means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of an STPC Party to timely consummate the transactions contemplated by the merger agreement or any ancillary document; provided, however, none of the following shall be taken into account in determining whether a material adverse effect with respect to STPC has occurred or is reasonably expected to occur: (a) changes in any applicable laws or GAAP first publicly announced or enacted after the date of the merger agreement; (b) any change, event, effect, development or occurrence that is generally applicable to special purpose acquisition companies and/or blank check companies first publicly announced or enacted after the execution date of the merger agreement; (c) conditions affecting the United States or the global economy generally; (d) any national or international political or social conditions in the United States or any other country; (e) changes in conditions of the financial, banking or securities markets generally; or (f) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events.
The representations and warranties in the merger agreement shall not survive the effective time and, as described below under “— Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless (i) a party willfully and materially breached the merger agreement or (ii) fraud.
This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by STPC and Benson Hill, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of STPC, Benson Hill or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures.
Conditions to the Merger
Conditions to Each Party’s Obligations.   The respective obligations of each of Benson Hill and STPC to consummate the transactions contemplated by the merger agreement are subject to the satisfaction, or waiver, of the following conditions:
•
the applicable waiting period under the HSR Act in respect of the transactions contemplated by the merger agreement and the ancillary documents thereto and any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement and the ancillary documents, shall have expired, been terminated or obtained;

•
there shall not be in effect, threatened or pending any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement and the ancillary documents thereto;

•
the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order or threat thereof from the SEC;

•
the New Benson Hill Common Stock to be issued pursuant to the merger agreement shall be listed on NYSE upon the closing and shall otherwise satisfy the applicable listing requirements;

•
STPC Stockholder Approval shall have been obtained and remain in full force and effect;

•
the approval by the Benson Hill stockholders of the Business Combination Proposal shall have been obtained and remain in full force and effect;

•
the Minimum Cash Condition;

•
STPC shall have at least $5,000,001 of net tangible assets following the exercise of the redemption of STPC public shares (as defined below) in accordance with STPC’s governing documents; and

•
the use of reasonable best efforts to cause the merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Obligations of STPC Parties.   The obligation of the STPC Parties to complete the merger is also subject to the satisfaction, or waiver by STPC, of the following conditions:
•
the accuracy of the representations and warranties of Benson Hill as of the date of the merger agreement and as of the date of the closing of the merger (subject to customary materiality qualifiers);

•
each of the covenants of Benson Hill to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•
no material adverse effect with respect to Benson Hill shall have occurred which is continuing and uncured;

•
the receipt by STPC of, among other required deliverables: (i) a certificate signed by an officer of Benson Hill certifying that the three preceding conditions have been satisfied; (ii) good standing certificates; and (iii) copies of the duly executed IRA, exchange agent agreement and earn out escrow agreement;

•
evidence, in form and substance reasonably satisfactory to STPC that all equity rights to Benson Hill’s subsidiaries have been terminated; and

•
the conversion of the Benson Hill Preferred Stock shall have occurred.

Conditions to Obligations of Benson Hill.   The obligation of Benson Hill to complete the merger is also subject to the satisfaction or waiver by Benson Hill of the following conditions:
•
the accuracy of the representations and warranties of STPC as of the date of the merger agreement and as of the date of the closing of the merger (subject to customary materiality qualifiers);

•
each of the covenants of STPC to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•
there shall not have occurred any amendment or modification to the waiver agreement, other than as consented to in writing by Benson Hill; and

•
the receipt by Benson Hill of, among other required deliverables: (i) a certificate signed by an officer of STPC certifying that the first two preceding conditions have been satisfied; (ii) good standing certificates; (iii) copies of the duly executed IRA, post-signing lock-up agreements and exchange agent agreement; and (iv) evidence that the Second Amended and Restated Charter of STPC in the form included in Exhibit J attached to the merger agreement has been filed with the Secretary of State of Delaware.

Termination
Mutual termination rights.   The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:
•
by written consent of Benson Hill and STPC;

•
by written notice from either Benson Hill or STPC to the other if the STPC Special Meeting has been held (including any adjournment or postponement thereof), has concluded, STPC’s stockholders have duly voted, and the approval of the merger agreement and the transactions contemplated thereby are not obtained;

•
by written notice from either Benson Hill or STPC to the other if the closing has not occurred on or prior to February 28, 2022 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals) for any reason other than delay and/or nonperformance of the party seeking such termination;

•
by written notice from either Benson Hill or STPC to the other if a governmental authority has issued an order or taken an action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary document and such order has become final and nonappealable.

•
by either STPC or the Company if the STPC Special Meeting has been held (including any adjournment or postponement thereof), has concluded, STPC’s stockholders have duly voted, and the STPC Stockholder Approval was not obtained;

Benson Hill termination rights.   The merger agreement may be terminated and the transactions contemplated thereby abandoned if prior to the closing:
•
by written notice to STPC from Benson Hill, if Benson Hill is not in breach of the closing conditions applicable to it in the merger agreement and if the representations and warranties of either of STPC or Merger Sub are not true and correct or if either of STPC or Merger Sub has failed to perform any covenant or agreement to be performed by STPC or Merger Sub, as applicable, in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to STPC and (ii) February 28, 2022 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals).

STPC termination rights.   The merger agreement may be terminated and the transactions contemplated thereby abandoned:
•
by STPC if the Written Consent is not received by the Company within ten (10) business days after the proxy statement/prospectus is declared effective by the SEC; or

•
by written notice to Benson Hill from STPC, if neither STPC nor Merger Sub is in breach of the closing conditions applicable to STPC in the merger agreement and if the representations and warranties of Benson Hill are not true and correct or if Benson Hill has failed to perform any covenant or agreement to be performed by Benson Hill in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to Benson Hill and (ii) February 28, 2022 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals).

Effect of Termination
With the exceptions provided by the merger agreement, if the agreement is validly terminated, it will become void without any termination fee payable or any other liability on the part of any of the parties . Notwithstanding the foregoing, the termination of the merger agreement shall not affect any liability on the part of any party for (i) a willful breach of any covenant or agreement set forth in the merger agreement prior to such termination or (ii) fraud. However, the confidentiality, Trust Account waiver, fees and expenses and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.
Amendments
The merger agreement may only be amended or modified by a written agreement executed and delivered by duly authorized officers of STPC (prior to the closing) or the Sponsor (after the closing), on the one hand, and Benson Hill, on the other hand and will otherwise be void, ab initio.
Remedies
The parties to the merger agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the merger agreement, without posting a bond or undertaking and without proof of damages, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties have agreed not to oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of the merger agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Stock Market Listing
Application will be made by STPC to have the shares of New Benson Hill Common Stock to be issued in the merger approved for listing on NYSE, which is the principal trading market for existing shares of STPC’s Class A Common Stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained.
Fees and Expenses
Except as otherwise set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the ancillary documents thereto and the transactions contemplated thereby, including the fees and disbursements of a party’s representatives, will be paid by the party incurring such fees or expenses.
Holder Representative
In accordance with the merger agreement, the Pre-Closing Holders will appoint, authorize and empower the Holder Representative to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder for purposes of merger agreement. The Holder Representative will be given the full power and authority to take any and all actions on behalf of the Pre-Closing Holders that are necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Holder Representative under the merger agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, will be deemed to be an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder, and any notice or communication delivered to the Holder Representative under the merger agreement is deemed to have been delivered to all the Pre-Closing Holders. The Holder Representative may be removed from his, her or its position by the Pre-Closing Holders holding a majority of the Existing Benson Hill Common Stock and Benson Hill Preferred Stock outstanding as of immediately prior to the effective time by providing written notice to the then-serving Holder Representative and STPC (prior to the Closing) or Sponsor (after the Closing), and the Holder Representative may resign as the Holder Representative at any time by providing written notice to STPC (prior to the Closing) or Sponsor (after the Closing), which resignation will become effective upon appointment of a successor Holder Representative. Any vacancy of the Holder Representative (whether resulting from resignation, death or removal) shall be filled by a successor Holder Representative appointed by the Pre-Closing Holders holding a majority of the Existing Benson Hill Company Stock and Benson Hill Preferred Stock outstanding as of immediately prior to the effective time; provided that such successor Holder Representative must be reasonably acceptable to STPC (prior to the Closing) or Sponsor (after the Closing). Following the Closing, the Holder Representative shall be reimbursed by STPC for any and all reasonable and documented expenses, disbursements, costs and advances incurred by the Holder Representative in his, her or its capacity as such. Liability for the Holder Representative is waived for any action taken, suffered or omitted to be taken by him, her or it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Holder Representative’s gross negligence or willful misconduct was the cause of any loss to the Pre-Closing Holders. The Pre-Closing Holders agreed to indemnify and hold the Holder Representative harmless from and against any losses arising out of or attributable to the Holder Representative’s duties under the merger agreement, except to the extent that such losses are determined by a court of competent jurisdiction to be a result of the Holder Representative’s own gross negligence or willful misconduct (as determined by final adjudication of a court of competent jurisdiction).

OTHER AGREEMENTS
STPC Letter Agreement
In connection with STPC’s IPO, the Sponsor and STPC’s officers and directors (collectively, the “Letter Agreement Parties”) entered into the Letter Agreement with STPC, pursuant to which they have agreed (and their permitted transferees will agree) to shares representing approximately 20% of the aggregate voting power of the STPC common stock in favor of the Business Combination Proposal. In addition, the Letter Agreement Parties agreed to waive (i) their redemption rights with respect to any Founder Shares and any shares of Class A Common Stock held by them in connection with the completion of an initial business combination or any other tender offer made by STPC to purchase STPC common stock and (ii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if STPC fails to complete an initial business combination within the time period prescribed by its Existing Charter.
The Letter Agreement Parties also agreed that they will not propose any amendment to STPC’s Existing Charter that would affect the substance or timing of its obligation to redeem 100% of the Class A Common Stock if it does not complete an initial business combination within the time period prescribed in its Existing Charter, unless STPC provides its public stockholders with the opportunity to redeem their Class A Common Stock upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to STPC to pay taxes, divided by the number of then-outstanding shares of Class A Common Stock.
The Letter Agreement also provides that (i) the Founder Shares (and any shares of STPC common stock issuable upon conversion thereof) held by the Letter Agreement Parties shall be subject to a one (1) year lock-up restriction following an initial business combination (subject to certain exceptions) and (ii) the Private Placement Warrants (and any shares of STPC common stock issued or issuable upon the exercise of such warrants) held by the Letter Agreement Parties shall be subject to a 30-day lock-up restriction following an initial business combination. The Letter Agreement is incorporated by reference into this proxy statement/prospectus from Exhibit 10.4 to the STPC Current Report on Form 8-K (File No. 001-39835), filed by STPC on January 8, 2021. You are encouraged to read the Letter Agreement in its entirety.
Support Agreements
Concurrent with the execution of the merger agreement, certain holders representing approximately 67% of the outstanding shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock (determined on an as-converted basis) entered into support agreements with STPC. Under the support agreements, the supporting holders agreed, among other things, to execute and deliver a written consent adopting the merger agreement, approving the merger and converting the Benson Hill Preferred Stock to Existing Benson Hill Common Stock effective immediately prior to the effective time of, and conditioned upon, the merger within two (2) business days after the date on which this proxy statement/prospectus is declared effective by the SEC. As of the execution date of the merger agreement, the current directors and executive officers of Benson Hill held approximately 2.53% of the outstanding shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock (determined on an as-converted basis) and entered into support agreements with respect to such shares. The form of the support agreement is attached hereto as Annex D and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of the support agreement in its entirety.
Subscription Agreements
On May 8, 2021, STPC entered into the PIPE Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and STPC (and upon consummation of the merger, New Benson Hill) has agreed to issue and sell to the PIPE Investors, an aggregate of 22.5 million shares of Class A Common Stock of STPC for an aggregate purchase price of $225.0 million immediately following the effective time of the merger, on the terms and subject to the conditions set forth therein. The PIPE Agreements contain customary representations and warranties of STPC, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the merger. The form of the PIPE Agreement is attached hereto as Annex E and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of PIPE Agreement in its entirety.
Investor Rights Agreement
In connection with the consummation of the merger, STPC, the holders of the Founder Shares (including the Sponsor), and certain equityholders of Benson Hill (collectively, the “IRA Parties”), will enter into the IRA, the form of which is attached to this proxy statement/prospectus as Annex F. The IRA will become effective upon the consummation of the merger. In accordance with the IRA, the IRA Parties and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The IRA also provides that New Benson Hill will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. In addition, until the third anniversary of the closing of the merger and pursuant to the terms and conditions of the IRA, the Sponsor will have the right, but not the obligation, to designate two individuals to be appointed or nominated, as the case may be, for election to the board of directors of New Benson Hill.
Sponsor Support Agreement
Concurrent with the execution of the merger agreement, STPC entered into a support agreement with the Class B Holders pursuant to which (i) the Class B Holders agreed to vote any shares of STPC common stock owned by them in favor of the transactions contemplated by the merger agreement, (ii) the Sponsor agreed to convert 1,996,500 shares of its Class B Common Stock into Sponsor Earn Out Shares and (iii) on behalf of itself and the other Class B Holders, Sponsor has agreed to waive certain of their anti-dilution and conversion rights. The Sponsor support agreement is attached hereto as Annex G and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor support agreement in its entirety.
Lock-Up Agreements
In connection with the execution of the merger agreement, the parties agreed that the Lock-Up Parties will enter into a Lock-Up Agreement with STPC or any successor entity thereto at the closing, pursuant to which the Lock-Up Parties will not be able to transfer shares beneficially owned or otherwise held by them for a period of six (6) months, subject to certain customary exceptions. The form of the Lock-Up Agreement is attached hereto as Annex H and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of the Lock-Up Agreement in its entirety.
Earn Out Shares Escrow Agreement
In connection with the consummation of the merger, New Benson Hill will enter into the Escrow Agreement with the Holder Representative and the escrow agent, which will provide that the Earn Out Shares be placed in escrow until the time that such shares have vested. Pursuant to the terms of the Esrow Agreement, one-half (1/2) of the Earn Out Shares will vest if the dollar volume-weighted average closing price of the New Benson Hill Common Stock is greater than or equal to $14.00 over any 20 trading days within any 30 consecutive trading day period and (ii) one-half (1/2) of the Earn Out Shares will vest if the dollar volume-weighted average closing price of the New Benson Hill Common Stock is greater than or equal to $16.00 over any 20 trading days within any 30 consecutive trading day period, in each case, prior to the expiry of the Earn Out Period. If the Earn Out Shares have not vested by the end of the Earn Out Period, such shares shall be released by the escrow agent to New Benson Hill for cancellation.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Holders of STPC common stock are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger. STPC stockholders should read carefully this proxy statement/ prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Merger” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the merger and a summary of certain terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety before voting on this proposal.
STPC may consummate the merger only if it is approved by the affirmative vote of a majority of the votes cast by holders of STPC common stock, voting together as a single class at a meeting at which a quorum is present.
Vote Required for Approval
This Business Combination Proposal (and consequently, the merger agreement and the transactions contemplated thereby, including the merger) will be approved and adopted only if the holders of a majority of the votes cast by holders of STPC common stock, voting together as a single class, vote “FOR” the Business Combination Proposal.
Failure to vote proxy or to vote online at the STPC Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Business Combination Proposal.
The merger is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the merger agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
The Sponsor and STPC’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the Business Combination Proposal.
Recommendation of the STPC Board of Directors
STPC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2 THROUGH NO. 5 — THE CHARTER PROPOSALS
The following table sets forth a summary of the principal changes proposed to be made between our Existing Charter and the proposed charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
	Existing Charter	Proposed Charter
Elimination of Class B Common Stock (Proposal No. 2)	STPC’s Existing Charter contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. STPC’s Existing Charter also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock.	New Benson Hill’s Proposed Charter will eliminate Class B Common Stock and any rights of holders thereof.
Amendments to Waiver of Corporate Opportunities Provision (Proposal No. 3)	STPC’s Existing Charter has no specific provision regarding when an amendment to the waiver of corporate opportunities is effective.	New Benson Hill’s Proposed Charter will provide that any alteration, amendment, addition to or repeal of the provisions of the New Benson Hill Certificate of Incorporation that relate to the waiver of corporate opportunities will eliminate or reduce such provisions in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for such Existing Charter or Proposed Charter provisions, would accrue or arise, prior to such alteration, amendment, addition repeal or adoption. In addition, the Proposed Charter includes several clarificatory amendments to the Corporate Opportunity provision, including that the waiver of corporate opportunity applies to the affiliates of officers and directors and that limitations on the waiver of corporate opportunity do not apply to circumstances where a director or officer cannot refer an opportunity to New Benson Hill

	Existing Charter	Proposed Charter
without violating a separate legal obligation.
Supermajority Provisions of the Charter and Bylaws (Proposal No. 4)	Under STPC’s Existing Charter, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the bylaws or charter provisions (other than the requirement that any amendment to Article IX of the Existing Charter (Business Combination Requirements; Existence)) prior to the consummation of the initial “business combination” be approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of the common stock.	New Benson Hill’s Proposed Charter will provide that, prior to , 2024, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to (A) adopt, amend or repeal the bylaws by action of the stockholders or (B) to amend or repeal Article V (Board of Directors), Article VI (Amendment of the Governing Documents) Article VII (Stockholder Action), Article VIII (Limitation of Director Liability and Indemnification), Article IX (Business Combinations), Article X (Corporate Opportunity), Article XI (Forum Selection) or Article XII (Miscellaneous) of the Proposed Charter.
Conditioned upon the approval of Proposals No. 2 through No. 4, holders of STPC common stock are also being asked to approve the Proposed Charter as a whole, which includes the approval of all other changes in the proposed charter in connection with replacing the Existing Charter with the proposed charter, including changing STPC’s name from “Star Peak Corp II” to “Benson Hill, Inc.” as of the closing of the merger (Proposal No. 5). All stockholders are encouraged to read the Proposed Charter in its entirety, a copy of which is attached to this proxy statement/prospectus as Annex B.
Reasons for Proposed Charter Amendments
Elimination of Class B Common Stock (Proposal No. 2)
STPC’s Existing Charter contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. STPC’s Existing Charter also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock. The Proposed Charter eliminates Class B Common Stock and any rights of holders thereof. Following the merger, all shares of Class B Common Stock will have converted into Class A Common Stock and the protections afforded the Class B Common Stock while STPC was a special purpose acquisition company will no longer be necessary. STPC’s board of directors believes that the provisions relating to the Class B Common Stock will no longer be relevant to New Benson Hill and should be eliminated.
Amendments to Waiver of Corporate Opportunities (Proposal No. 3)
STPC’s Existing Charter has no specific provision regarding when an amendment to the waiver of corporate opportunities is effective. The Proposed Charter provides that no alteration, amendment,

addition to or repeal of the provisions of the Proposed Charter that relates to the waiver of corporate opportunities or adoption of any provision of the Proposed Charter (including any designation of preferred stock of New Benson Hill) inconsistent with such provisions will eliminate or reduce such provisions in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for such provisions, would accrue or arise, prior to such alteration, amendment, addition repeal or adoption.
In addition, the Proposed Charter includes several clarificatory amendments to the Corporate Opportunity provision, including that the waiver of corporate opportunity applies to the affiliates of officers and directors and that limitations on the waiver of corporate opportunity do not apply to circumstances where a director or officer cannot refer an opportunity to New Benson Hill without violating a separate legal obligation. STPC’s board of directors believes that these amendments provide important and necessary clarifications to the scope of the waiver of corporate opportunity and in particular that it is important to clarify that any future amendment of provisions of the Proposed Charter relating to the waiver of corporate opportunities will not retroactively affect any action a director may take in reliance on such waiver.
Supermajority Provisions of the Charter and Bylaws (Proposal No. 4)
Under STPC’s Existing Charter, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the bylaws or charter provisions (other than the requirement that any amendment to Article IX of the Existing Charter (Business Combination Requirements; Existence)) prior to the consummation of the initial “business combination” be approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of the common stock. New Benson Hill’s Proposed Charter will provide that, prior to           , 2024, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to (A) adopt, amend or repeal the bylaws or (B) to amend or repeal Article V (Board of Directors), Article VI (Amendment of the Governing Documents) Article VII (Stockholder Action), Article VIII (Limitation of Director Liability and Indemnification), Article IX (Business Combinations), Article X (Corporate Opportunity), Article XI (Forum Selection) or Article XII (Miscellaneous) of the Proposed Charter.
Replacement of the Existing Charter (Proposal No. 5)
STPC’s Existing Charter will be amended and replaced in its entirety with the Proposed Charter. Conditioned upon the approval of Proposals No. 2 through No. 4, Proposal No. 5 provides approval for the Proposed Charter, which includes approval of all other changes in the Proposed Charter and related clean up changes, as well as the removal of provisions of STPC’s Existing Charter that will no longer be relevant, in connection with replacing the Existing Charter with the Proposed Charter, including the elimination of Article IX (Business Combination Requirements) and Article XIII (Application of DGCL Section 203) and changing STPC’s name from “Star Peak Corp II” to “Benson Hill, Inc.” as of the closing of the merger.
Anti-Takeover Effects of the Proposed Charter and Certain Provisions of Delaware Law
The Proposed Charter will contain and the DGCL contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Benson Hill. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Benson Hill by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders. For more information, see “Description of New Benson Hill Capital Stock — Anti-Takeover Effects of New Benson Hill’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law” beginning on page 235.

Vote Required for Approval
Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the then-outstanding shares of STPC common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class. The merger is conditioned upon the approval of the Charter Proposals, subject to the terms of the merger agreement. Notwithstanding the approval of the Charter Proposals, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposals will not be effected.
Failure to vote by proxy or to vote online at the STPC Special Meeting, as well as an abstention from voting or a broker non-vote, will have the same effect as a vote “AGAINST” the Charter Proposals.
The Sponsor and STPC’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of each of the Charter Proposals.
A copy of the Proposed Charter, as will be in effect assuming approval of each of the Charter Proposals and upon consummation of the merger and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.
Recommendation of the STPC Board of Directors
STPC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

PROPOSAL NO. 6 — THE NYSE PROPOSAL
Immediately following consummation of the merger, STPC (and upon consummation of the merger, New Benson Hill) intends to effect the issuance and sale of 22.5 million shares of Class A Common Stock of STPC to the PIPE Investors pursuant to the PIPE Agreements.
Reasons for the Approval for Purposes of NYSE Rule 312.03
We are seeking stockholder approval in order to comply with Rule 312.03.
Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with a business combination of the stock or assets of another company, stockholder approval is required if a substantial securityholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial securityholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of STPC’s common shares, Sponsor is considered a substantial stockholder of STPC under NYSE Listing Rule 312.03(e).
Stockholder approval of the NYSE Proposal is also a condition to the closing under the merger agreement.
Vote Required for Approval
The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of STPC common stock, voting together as a single class at a meeting at which quorum is present. Under Delaware law, a failure to vote proxy or to vote online at the STPC Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the NYSE Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal.
The merger is conditioned upon the approval of the NYSE Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the NYSE Proposal, if the merger is not consummated for any reason, the actions contemplated by the NYSE Proposal will not be effected.
The Sponsor and STPC’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of each of the NYSE Proposal.
Recommendation of the STPC Board of Directors
STPC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 7 — THE INCENTIVE PLAN PROPOSAL
Assuming the Business Combination Proposal, each of the Charter Proposals, and the NYSE Proposal are approved at the STPC Special Meeting, stockholders will be asked to approve the New Benson Hill 2021 Equity Incentive Plan (the “Incentive Plan”). The board of directors of STPC adopted the Incentive Plan on May 8, 2021, subject to its approval by the stockholders of STPC. If the stockholders approve the Incentive Plan, it will become effective upon the closing of the merger. The board of directors of STPC unanimously recommends that the stockholders vote “FOR” approval of the Incentive Plan.
Overview
Assuming the Business Combination Proposal, each of the Charter Proposals, and the NYSE Proposal are approved at the STPC Special Meeting, stockholders will be asked to approve the Incentive Plan. The board of directors of STPC adopted the Incentive Plan on May 8, 2021, subject to its approval by the stockholders of STPC. If the stockholders approve the Incentive Plan, it will become effective upon the closing of the merger. The board of directors of STPC unanimously recommends that the stockholders vote “FOR” approval of the Incentive Plan.
The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex I. If approved by STPC stockholders, and assuming that the Business Combination Proposal is approved, the Incentive Plan will become effective and will be administered by the New Benson Hill board of directors or by a committee that our board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan.
After careful consideration, the board of directors of STPC believes that approving the Incentive Plan is in the best interests of New Benson Hill. The Incentive Plan promotes ownership in New Benson Hill by its employees, nonemployee directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New Benson Hill Common Stock. Therefore, the board of directors of STPC recommends that the STPC stockholders approve the Incentive Plan.
Summary of the Incentive Plan
The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex I to this proxy statement/prospectus.
Purpose; Types of Awards
The purpose of the Incentive Plan is to attract, retain and appropriately reward employees, directors, and consultants in order to motivate their performance in the achievement of New Benson Hill’s business objectives and align their interests with the long-term interests of New Benson Hill’s stockholders. To accomplish this purpose, the Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.
Shares Subject to the Incentive Plan
Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public stockholders exercise their redemption rights, a total of          shares of New Benson Hill Common Stock will be reserved and available for issuance under the Incentive Plan, which includes (i)          shares of New Benson Hill Common Stock available for new issuances under the Incentive Plan, (ii)          shares of New Benson Hill Common Stock relating to the Exercise Price Options assumed by New Benson Hill in connection with the Business Combination and (iii)          shares of New Benson Hill Common Stock relating to the Earn Out Awards, with the total number of shares referred to in clauses (i) and (ii) representing 4% of the shares of New Benson Hill Common Stock outstanding as of

the Closing. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is        shares. Non-employee directors may only be granted and paid up to $       (when taken together with any fees paid to such non-employee director) in compensation per fiscal year.
The total number of shares of New Benson Hill Common Stock that will be reserved and may be issued under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares equal to three percent (3%) of the total number of shares of New Benson Hill Common Stock outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Incentive Plan.
If an award granted under the Incentive Plan is forfeited, canceled, settled, or otherwise terminated without a distribution of shares, the shares underlying that award will again become available for issuance under the Incentive Plan. However, none of the following shares will be available for issuance under the Incentive Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, and (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will not be available for issuance under the Incentive Plan. Any substitute awards shall not reduce the shares authorized for grant under the Incentive Plan; provided, that for the avoidance of doubt, the Exercise Price Options shall not constitute substitute awards and shall be treated as awards granted under the Incentive Plan, including for purposes of the Incentive Plan's share reserve and the aforementioned share recycling features.
Administration of the Incentive Plan
The Incentive Plan will be administered by the plan administrator, who is the board of directors of New Benson Hill or a committee that the board of directors of New Benson Hill designates. The plan administrator has the power to determine the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award, and the exercisability and vesting terms of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan. All decisions made by the administrator pursuant to the provisions of the Incentive Plan will be final, conclusive and binding.
Participation
Participation in the Incentive Plan will be open to employees, non-employee directors, or consultants, who have been selected as an eligible recipient under the Incentive Plan by the plan administrator. Awards of incentive stock options, however, will be limited to employees of New Benson Hill or its affiliates. Following the consummation of the merger, it is expected that approximately 250 employees, 0 consultants and 8 of our non-employee directors will be eligible to participate in the Incentive Plan.
Types of Awards
The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to the Incentive Plan.
Stock Options
The Incentive Plan provides for grants of both nonqualified and incentive stock options. A nonqualified stock option entitles the recipient to purchase shares of New Benson Hill Common Stock at a fixed exercise price. The exercise price per share will be determined by the compensation committee but such price will never be less than 100% of the fair market value of a share of common stock on the date of grant. Fair market value will generally be the closing price of a share of New Benson Hill Common Stock on NYSE on the date of grant. Nonqualified stock options under the Incentive Plan generally must be exercised within ten years from the date of grant. A nonqualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.
An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees and the aggregate fair market value of a share of New Benson Hill Common Stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Benson Hill’s total combined voting power or that of any of New Benson Hill’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.
Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Incentive Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share, and (ii) the holder of such option remains actively in service.
Stock Appreciation Rights
A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of New Benson Hill Common Stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of New Benson Hill Common Stock on the grant date), multiplied by the number of shares of New Benson Hill Common Stock subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Incentive Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share, and (ii) the holder of such SAR remains actively in service.
Restricted Stock
A restricted stock award is an award of shares of New Benson Hill Common Stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such shares of restricted stock.
Restricted Stock Units
A restricted stock unit is a right to receive shares or the cash equivalent of New Benson Hill Common Stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, New Benson Hill must deliver to the holder of the restricted stock unit unrestricted shares of New Benson Hill Common Stock (or, in the plan administrator’s sole discretion, cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).
Other Stock-Based Awards
We may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of New Benson Hill Common Stock, including unrestricted Benson Hill Common Stock under the Incentive Plan or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of New Benson Hill Common Stock. To the extent that an award contains a right to receive dividends or dividend equivalents while the award remains unvested, the dividends and dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.
Other Cash-Based Awards
We may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Performance-Based Awards
We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participate with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.
Performance Goals
If the plan administrator determines that an award under the Incentive Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of a share of common stock; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.
Equitable Adjustments
In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of shares of New Benson Hill Common Stock reserved for issuance or with respect to which awards may be granted under the Incentive Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of New Benson Hill Common Stock covered by outstanding awards made under the Incentive Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.
Change in Control
In the event of any proposed change in control (as defined in the Incentive Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the Incentive Plan and to protect the participants who hold outstanding awards under the Incentive Plan, which action may include, without limitation, the following: (i) the continuation of any award, if New Benson Hill is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and SARs shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.
Amendment and Termination
The plan administrator may alter, amend, modify, or terminate the Incentive Plan at any time, provided that the approval of our stockholders will be obtained for any amendment to the Incentive Plan that requires stockholder approval under the rules of the stock exchange(s) on which the New Benson Hill Common Stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of shares of New Benson Hill Common Stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the Incentive Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Incentive Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.
Material U.S. Federal Income Tax Effects
The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Incentive Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.
Nonqualified Stock Options
An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, and New Benson Hill will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.
Incentive Stock Options
An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive stock option (within the meaning of Section 422 of the Code) and New Benson Hill will not be entitled to a deduction at that time. If the incentive stock option is exercised during employment or within 90 days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the Incentive Plan), the optionee will not recognize any income and New Benson Hill will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income. Generally, if an optionee disposes of shares acquired by exercising an incentive stock option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and New Benson Hill will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods described above, New Benson Hill will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.
SARs
A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income, subject to wage and employment tax withholding, equal to the value of any cash received and the fair market value on the date of exercise of any shares received. New Benson Hill will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.
Restricted Stock
A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted stock award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture (within the meaning of the Code). New Benson Hill generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal the fair market value of those shares at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. New Benson Hill generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.
Restricted Stock Units
A participant subject to United States federal income tax who is granted a restricted stock unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted stock unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the award is settled into shares, subject to wage and employment tax withholding, and New Benson Hill will have a corresponding deduction at that time.
Other Stock-Based and Other Cash-Based Awards
In the case of other stock-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, New Benson Hill will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.
Tax Effects for New Benson Hill
In addition to the tax impact to New Benson Hill described above, New Benson Hill’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.
New Plan Benefits
As of the date hereof, no awards have been granted under the Incentive Plan. As explained in more detail below, the aggregate number of shares and aggregate total dollar value of potential future awards under the Incentive Plan that may be made to any of our named executive officers or to our executive officers, non-executive officer employees or non-executive directors as a group are not yet determinable.
If the merger and Incentive Plan are approved, as previously disclosed, holders of Benson Hill Options to purchase capital stock of Benson Hill under the SIP outstanding immediately prior to the consummation of the merger will be converted into New Benson Hill Options to purchase New Benson Hill Common Stock. Any Benson Hill Options converted into New Benson Hill Options will be subject to terms and conditions consistent with the SIP, provided that the exact number of New Benson Hill Options into which the Benson Hill Options convert is not currently known. 12,592,781 Benson Hill Options were outstanding as of the date of the merger agreement. In addition, the shares of New Benson Hill Common Stock underlying the Net New Benson Hill Options are reflected in the 130,000,000 shares being registered in connection with this Form S-4. The shares of New Benson Hill Common Stock underlying the Exercise Price Options will be granted as awards under the Incentive Plan and are reflected in the Incentive Plan's share reserve that will be registered on a Form S-8 as soon as reasonably practicable after New Benson Hill becomes eligible to use such form. The Exercise Price Options represent a portion of the New Benson Hill Options to purchase shares, the number of which is determined at Closing and is equal to the Aggregate Exercise Price (as such term is defined in the Merger Agreement appended hereto as Annex A) divided by $10.00. Any Exercise Price Options that are vested as of Closing, or would vest between Closing and the date New Benson Hill files the Form S-8 registering the Incentive Plan's share reserve, will be subject to a restriction preventing the exercise of such option until New Benson Hill files such Form S-8. The exact number of Exercise Price Options is not currently known and will not be determinable until Closing since holders of Benson Hill Options may still exercise vested options and forfeit unvested options prior to Closing, which actions would reduce the Aggregate Exercise Price. If the Closing had occurred on June 30, 2021, the estimated number of shares of New Benson Hill Common Stock underlying the Exercise Price Options would have been 2,245,720.
In addition, if the merger and Incentive Plan are approved, as previously disclosed, a pool of up to 2,037,320 shares of New Benson Hill Common Stock will be set aside to provide grants of incentive equity awards under the Incentive Plan to certain holders of Benson Hill Options (referred to elsewhere herein as the Earn Out Awards). The number of Earn Out Awards may be adjusted prior to the consummation of the transactions as described in the merger agreement and elsewhere in this proxy statement/prospectus.
The aggregate number of shares and aggregate total dollar value of the New Benson Hill Options and Earn Out Awards is not determinable because the total shares attributable to New Benson Hill Options and Earn Out Awards under the merger agreement represent a share pool that will be distributed pro-rata as contemplated by the merger agreement following the closing. Thus, forfeitures and exercises of options to purchase capital stock of Benson Hill between the date of the merger agreement and the closing of the transactions contemplated thereby will impact that final number of shares and total dollar value received by future New Benson Hill Option and Earn Out Award recipients. In addition, the dollar value of any of potential future award granted under the Incentive Plan will depend on a number of factors, including the fair market value of New Benson Hill Common Stock on future dates, the exercise decisions made by the participants, and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Registration with the SEC
If the Incentive Plan is approved by our stockholders and becomes effective, New Benson Hill is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.
Equity Compensation Plan Information
STPC did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.
Vote Required for Approval
Approval of the Incentive Plan Proposal require the affirmative vote of a majority of the votes cast by holders of STPC common stock, voting together as a single class at a meeting at which a quorum is present. Under Delaware law, a failure to vote proxy or to vote online at the STPC Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal.

The Sponsor and STPC’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of each of the Incentive Plan Proposal.
A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex I.
Recommendation of the STPC Board of Directors
STPC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow STPC’s board of directors to adjourn the STPC Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the STPC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the NYSE Proposal or the Incentive Plan Proposal, or holders of STPC Class A Common Stock have elected to redeem an amount of Class A Common Stock such that STPC would have less than $5,000,001 of net tangible assets or the Minimum Cash Condition would not be satisfied or waived by Benson Hill. In no event will STPC’s board of directors adjourn the STPC Special Meeting or consummate the merger beyond the date by which it may properly do so under its Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by STPC’s stockholders, STPC’s board of directors may not be able to adjourn the STPC Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal or the Incentive Plan Proposal, or holders of STPC’s Class A Common Stock have elected to redeem an amount of Class A Common Stock such that STPC would have less than $5,000,001 of net tangible assets or the Minimum Condition would not be satisfied or waived by Benson Hill, and may be unable to consummate the merger. If STPC does not consummate the merger and fails to complete an initial business combination by January 8, 2023 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires affirmative vote of a majority of the votes cast by holders of STPC common stock, voting together as a single class, regardless of whether a quorum is present.
Failure to vote by proxy or to vote online at the STPC Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Adjournment Proposal.
The merger is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor and STPC’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of each of the Adjournment Proposal.
Recommendation of the STPC Board of Directors
STPC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of (i) the merger to U.S. Holders of Exisiting Benson Hill Common Stock, (ii) the ownership and disposition of New Benson Hill Common Stock (including Earn Out Shares) received in the merger and (iii) the exercise by beneficial owners of Class A Common Stock (“STPC public shares”) of their redemption rights in connection with the merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion applies only to beneficial owners of STPC public shares and beneficial owners of Existing Benson Hill Common Stock that hold such STPC public shares or Existing Benson Hill Common Stock, respectively, as a capital asset for U.S. federal income tax purposes (generally property held for investment).
This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:
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holders of our Founder Shares or Private Placement Warrants;

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holders of options and warrants to purchase Existing Benson Hill Common Stock;

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holders of Benson Hill Preferred Stock;

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banks or other financial institutions;

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tax-exempt entities;

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insurance companies;

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dealers in securities or foreign currencies;

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traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to the STPC public shares;

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partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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regulated investment companies, mutual funds or real estate investment trusts;

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“controlled foreign corporations” or “passive foreign investment companies”;

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persons that acquired our STPC public shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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U.S. Holders whose functional currency is not the U.S. dollar;

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former citizens or residents of the United States;

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holders of Existing Benson Hill Common Stock or Benson Hill Preferred Stock for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL;

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persons that hold our STPC public shares as part of a straddle, hedge, integrated transaction or similar transaction; or

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persons who own five percent or more (by vote or value) of our STPC public shares or Existing Benson Hill Common Stock.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of STPC public shares or Existing Benson Hill Common Stock, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation or other entity treated as a corporation and organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non U.S. Holder” is a beneficial owner of STPC public shares or Existing Benson Hill Common Stock who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes or other pass-through entity holds STPC public shares, Existing Benson Hill Common Stock or New Benson Hill Common Stock, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes and equityholders in such other pass-through entities holding STPC public shares, Existing Benson Hill Common Stock or New Benson Hill Common Stock, to consult their tax advisors regarding the U.S. federal income tax considerations of the exercise by such partnerships or other pass-through entities of their redemption rights in connection with the merger.
The tax consequences to you of the merger with respect to your Existing Benson Hill Common Stock, the ownership and disposition of New Benson Hill Common Stock recived in the merger, or of a redemption of your STPC public shares, as applicable, will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences to U.S. Holders
The following discussion is a summary of certain material U.S. federal income tax consequences of the merger and the ownership and disposition of New Benson Hill Common Stock to U.S. Holders who receive such New Benson Hill Common Stock pursuant to the merger. The discussion also addresses the U.S. federal income tax consequences of redemptions of STPC public shares by U.S. Holders of STPC public shares. We have not requested, and do not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger or of the redemption of STPC public shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of STPC public shares or Existing Benson Hill Common Stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger or a redemption to such holder.
Tax Consequences of the Merger to U.S. Holders of Existing Benson Hill Common Stock
It is the opinion of Kirkland & Ellis LLP that the merger should qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. This opinion is based on facts and representations contained in representation letters provided by Benson Hill, STPC and Merger Sub and on customary factual assumptions, and further assumes that any consideration paid in respect of dissenting shares to Dissenting Stockholders will not exceed 10% of the total value of all consideration paid to holders of Existing Benson Hill Common Stock and Benson Hill Preferred Stock and the merger is completed in the manner set forth in the merger agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. In addition, neither the obligation of STPC nor the obligation of Benson Hill to complete the merger is conditioned upon the receipt of an opinion from counsel confirming whether the merger will so qualify.
Subject to the qualifications and limitations set forth herein, if the merger qualifies as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, U.S. Holders of Existing Benson Hill Common Stock will generally not recognize any gain or loss as a result of the merger. Pursuant to the merger, U.S. Holders of Existing Benson Hill Common Stock will receive shares of New Benson Hill Common Stock (including any Earn Out Shares held in the escrow attributable to each U.S. Holder’s Existing Benson Hill Common Stock) in exchange for their shares of Existing Benson Hill Common Stock. Each U.S. Holder’s tax basis in the shares of New Benson Hill Common Stock received in the merger will be the same as its tax basis in the shares of Existing Benson Hill Common Stock surrendered in the merger in exchange therefor. The holding period of the shares of New Benson Hill Common Stock received in the merger by the U.S. Holder will include the holding period of the shares of Existing Benson Hill Common Stock surrendered in the merger in exchange therefor.
All U.S. Holders of Existing Benson Hill Common Stock are urged to consult their tax advisors as to the tax consequences to them of the merger under such holder’s particular circumstances.
Distributions on New Benson Hill Common Stock
The gross amount of any distribution that is made out of New Benson Hill’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders of New Benson Hill Common Stock generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
To the extent that the amount of any distribution made by New Benson Hill on the New Benson Hill Common Stock exceeds New Benson Hill’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s New Benson Hill Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Benson Hill Common Stock.”
Sale, Exchange, Redemption or Other Taxable Disposition of New Benson Hill Common Stock
A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of New Benson Hill Common Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New Benson Hill Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New Benson Hill Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the New Benson Hill Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New Benson Hill Common Stock will generally be treated as U.S. source gain or loss.
Tax Consequences for U.S. Holders of Earn Out Shares
Although there is no authority directly on point with respect to a transaction involving the same facts, each U.S. Holder of Existing Benson Hill Common Stock should generally be treated as the owner, for U.S. federal income tax purposes, of any Earn Out Shares held in escrow that are attributable to such holder’s Existing Benson Hill Common Stock at the time of the merger, and the vesting of such Earn Out Shares upon the achievement of certain earn-out thresholds is not expected to be treated as a taxable event. The tax treatment of any cancellation of Earn Out Shares upon a failure to meet the earn-out thresholds is unclear. Any such forfeiture may be treated as a tax-free adjustment to the amount of consideration originally received by such U.S. Holder in the merger. Alternatively, it could also be treated as a taxable disposition of Earn Out Shares, with gain or loss recognized as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Benson Hill Common Stock.”
U.S. Holders of Existing Benson Hill Common Stock should consult their tax advisors as to the tax consequences to them of the receipt or forfeiture of the Earn Out Shares under such holder’s particular circumstances.
Tax Consequences for U.S. Holders of STPC Public Shares
The discussion below applies to U.S. Holders of STPC public shares that exercise the redemption rights described above under “STPC Special Meeting of Stockholders — Redemption Rights” with respect to their STPC public shares.
Treatment of Redemption of STPC Public Shares
The treatment of a redemption of STPC public shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the STPC public shares under Section 302 of the Code. If the redemption qualifies as a sale of the STPC public shares, U.S. Holders will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of STPC Public Shares.” If the redemption does not qualify as a sale of STPC public shares, U.S. Holders will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions on STPC Public Shares.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of STPC public shares treated as held (including any shares constructively owned by U.S. Holders, including STPC public shares constructively held as a result of owning any STPC publicly traded warrants) relative to all of the STPC public shares outstanding both before and after the redemption. The redemption of STPC public shares generally will be treated as a sale of the STPC public shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in STPC, (ii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder or (iii) is a “substantially disproportionate redemption” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, U.S. Holders must take into account not only STPC public shares actually owned by them, but also STPC public shares that are constructively owned by them. U.S. Holders may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which they have an interest or that have an interest in them, as well as any shares they have a right to acquire by exercise of an option (such as STPC publicly traded warrants). There will be a complete termination of their interest if either (i) all of the shares of STPC public shares actually and constructively owned by U.S. Holders are redeemed or (ii) all of the STPC public shares actually owned by U.S. Holders are redeemed and they are eligible to waive, and do waive, the attribution of shares owned by certain family members and they do not constructively own any other shares. The redemption of STPC public shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of their proportionate interest in STPC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in STPC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding STPC public shares actually and constructively owned by a U.S. Holder immediately following the redemption of the STPC public shares must, among other requirements, be less than 80% of the percentage of the outstanding STPC public shares actually and constructively owned by a U.S. Holder immediately before the redemption. U.S. Holders are urged to consult with their tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions on STPC Public Shares,” below. After the application of those rules, any remaining tax basis U.S. Holders have in the redeemed STPC public shares will be added to their adjusted tax basis in their remaining STPC public shares, or, if they have none, to their adjusted tax basis in STPC publicly traded warrants held by them or possibly in other shares constructively owned by them.
Taxation of Redemptions Treated as Distributions on STPC Public Shares
If the redemption of U.S. Holders’ STPC public shares does not qualify as a sale of STPC public shares, such holders will be treated as receiving a distribution from STPC. U.S. Holders generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of STPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce U.S. Holders’ basis in their shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of STPC Public Shares.”
If a U.S. Holders is a corporate U.S. Holder, dividends paid by STPC generally would be eligible for the dividends received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as the U.S. Holder satisfies the holding period requirement for the dividends received deduction. If a U.S. Holder is a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as the U.S. Holder satisfies the holding period requirement of at least sixty (60) days which begins within a certain number of days before the ex-dividend date and certain other requirements are met. It is unclear, however, whether the redemption rights with respect to STPC public shares may prevent U.S. Holders from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate for qualified dividend income, as the case may be. U.S. Holders should consult with their own tax advisor regarding the availability of the dividends received deduction or the lower preferential rate for qualified dividend income, as the case may be, for any amounts treated as dividends with respect any redemption of STPC public shares.
Gain or Loss on Redemptions Treated as a Sale or Exchange of STPC Public Shares
If a redemption of a U.S. Holder’s STPC public shares qualifies as a sale of STPC public shares, it generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) its adjusted tax basis in the STPC public shares so redeemed.
Any such capital gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for the STPC public shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
Information Reporting with Respect to the Redemption for Significant Holders
Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of STPC public shares. A “significant holder” is a beneficial owner of STPC public shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding STPC public shares (by vote or value). U.S. Holders are urged to consult with their tax advisors as to the potential application of these reporting requirements.
Tax Consequences to Non-U.S. Holders
The following discussion is a summary of certain material U.S. federal income tax consequences of the merger and the ownership and disposition of New Benson Hill Common Stock to Non-U.S. Holders who receive such New Benson Hill Common Stock pursuant to the merger. The discussion also addresses the U.S. federal income tax consequences of redemptions of STPC public shares by Non-U.S. Holders of STPC public shares.
U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Existing Benson Hill Common Stock
As described above under “ — Tax Consequences to U.S. Holders — Tax Consequences of the Merger to U.S. Holders of Existing Benson Hill Common Stock”, it is the opinion of Kirkland & Ellis LLP that the merger should qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Subject to the qualifications and limitations set forth herein, if the merger qualifies as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, Non-U.S. Holders of Existing Benson Hill Common Stock will generally not recognize any gain or loss as a result of the merger. Pursuant to the merger, Non-U.S. Holders of Existing Benson Hill Common Stock will receive shares of New Benson Hill Common Stock (including any Earn Out Shares held in the escrow attributable to each Non-U.S. Holder’s Existing Benson Hill Common Stock) in exchange for their shares of Existing Benson Hill Common Stock. Each Non-U.S. Holder’s tax basis in the shares of New Benson Hill Common Stock received in the merger will be the same as its tax basis in the shares of Existing Benson Hill Common Stock surrendered in the merger in exchange therefor. The holding period of the shares of New Benson Hill Common Stock received in the merger by the Non-U.S. Holder will include the holding period of the shares of Existing Benson Hill Common Stock surrendered in the merger in exchange therefor.
All Non-U.S. Holders of Existing Benson Hill Common Stock are urged to consult their tax advisors as to the tax consequences to them of the merger under such holder’s particular circumstances.
Distributions on New Benson Hill Common Stock
Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of New Benson Hill Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Benson Hill’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Benson Hill’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the New Benson Hill Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Benson Hill Common Stock.”
Dividends paid to a Non-U.S. Holder of New Benson Hill Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Benson Hill Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of New Benson Hill Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of New Benson Hill Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Sale, Exchange, Redemption or Other Taxable Disposition of New Benson Hill Common Stock
Subject to the discussion of backup withholding and FATCA below, Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the taxable disposition of New Benson Hill Common Stock unless:
•
such gain is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that it maintains in the United States), in which case such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if such holder is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•
a Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the redemption and certain other conditions are met, in which case such holder will be subject to a 30% tax on its net capital gain for the year; or

•
New Benson Hill is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of New Benson Hill Common Stock are not considered to be regularly traded on an established securities market or (B) a Non-U.S. Holder has owned (or are deemed to have owned), at any time during the shorter of the five-year period preceding such disposition and its holding period, more than 5% of the outstanding shares of New Benson Hill Common Stock. There can be no assurance that shares of New Benson Hill Common Stock will be treated as regularly traded on an established securities market for this purpose.

If the last bullet point immediately above applies, any gain that a Non-U.S. Holder recognizes on the sale, exchange or other disposition of New Benson Hill Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Benson Hill Common Stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Benson Hill will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Benson Hill does not expect to be classified as a “U.S. real property holding corporation” following the merger, but such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Benson Hill is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the merger or at any future time.
Tax Consequences for Non-U.S. Holders of Earn Out Shares
For Non-U.S. Holders, the characterization for U.S. federal income tax purposes of the receipt or forfeiture of the Earn Out Shares generally will correspond to the U.S. federal income tax characterization of such receipt or forfeiture as described above under “ — Tax Consequences to U.S. Holders — Tax Consequences for U.S. Holders of Earn Out Shares.”
Non-U.S. Holders of Existing Benson Hill Common Stock should consult their tax advisors as to the tax consequences to them of the receipt or forfeiture of the Earn Out Shares under such holder’s particular circumstances.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Benson Hill Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which STPC public shares and New Benson Hill Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of, STPC public shares and New Benson Hill Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable U.S. Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Benson Hill Common Stock), proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in STPC public shares or New Benson Hill Common Stock.
Tax Consequences for Non-U.S. Holders of STPC Public Shares
The discussion below applies to “Non-U.S. Holders” of STPC public shares that exercise the redemption rights described above under “STPC Special Meeting of Stockholders — Redemption Rights.”
Treatment of Redemption of Non-U.S. Holders of STPC Public Shares
For a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of STPC public shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s STPC public shares, as described above under “ — Tax Consequences to U.S. Holders — Treatment of Redemption of STPC Public Shares.”
Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their STPC public shares will be treated as a distribution or as a sale under the Code.
Taxation of Redemptions Treated as Distributions on STPC Public Shares
If a redemption of STPC public shares does not qualify as a sale or exchange of STPC public shares, Non-U.S. Holders will be treated as receiving a distribution from STPC, which distribution will be treated as a dividend to the extent the distribution is paid out of STPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless Non-U.S. Holders are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of their eligibility for such reduced rate.
Dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce a Non-U.S. Holder’s basis in its shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of STPC Public Shares” below.
Gain or Loss on Redemptions Treated as a Sale or Exchange of STPC Public Shares
If a redemption of STPC public shares qualifies as a sale or exchange of such shares, Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:
•
such gain is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that it maintains in the United States), in which case such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if such holder is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•
a Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the redemption and certain other conditions are met, in which case such holder will be subject to a 30% tax on its net capital gain for the year; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which a Non-U.S. Holder held STPC public shares, and, in the case where our STPC public shares are traded on an established securities market, it has owned, directly or constructively, more than 5% of our STPC public shares at any time within the shorter of the five (5) year period or its holding period for our STPC public shares. We do not believe that we are or have been a U.S. real property holding corporation.

All Non-U.S. Holders of Existing Benson Hill Common Stock and of STPC public shares are urged to consult their tax advisors with respect to the tax consequences of the merger and of a redemption of their STPC public shares, as applicable, in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
Information Reporting and Backup Withholding
Proceeds received in connection with the merger, a redemption of STPC public shares or any sale, exchange, redemption or other taxable disposition of New Benson Hill Common Stock or any dividends received in respect of New Benson Hill Common Stock may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting for any sales proceeds and any backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Set forth below is a summary comparison of material differences between the rights of STPC’s stockholders under STPC’s Existing Charter and bylaws (left column), Benson Hill stockholders under the Benson Hill certificate and bylaws (right column), and the rights of New Benson Hill stockholders under forms of New Benson Hill’s Proposed Charter and amended and restated bylaws (center column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents.
This summary is qualified in its entirety by reference to the full text of STPC’s Existing Charter and bylaws, Benson Hill's certificate and bylaws, and forms of New Benson Hill’s Proposed Charter and amended and restated bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.
STPC	New Benson Hill	Benson Hill
Authorized Capital Stock
STPC Common Stock. STPC is currently authorized to issue 400,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 40,000,000 shares of Class B Common Stock, par value $0.0001. As of June 30, 2021, there were 40,250,000 shares of Class A Common Stock and 10,062,500 shares of Class B Common Stock outstanding.	New Benson Hill Common Stock. New Benson Hill will be authorized to issue 440,000,000 shares of common stock, par value $0.0001 per share. As of , 2021, we expect there will be approximately shares of New Benson Hill Common Stock (assuming no redemptions) outstanding following consummation of the merger.	Existing Benson Hill Common Stock. Benson Hill is currently authorized to issue 128,467,009 shares of common stock, $0.001 par value per share. As of June 30, 2021, there were 6,514,920 shares of Existing Benson Hill Common Stock outstanding.
STPC Preferred Stock. STPC is currently authorized to issue 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share.	New Benson Hill Preferred Stock. New Benson Hill will be authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share. Following consummation of the merger, New Benson Hill is not expected to have any shares of New Benson Hill Preferred Stock outstanding.	Benson Hill Preferred Stock. Benson Hill is currently authorized to issue 105,921,794 shares of Preferred Stock, $0.001 par value per share, of which 14,419,527 shares are designated as Series A Preferred Stock, 20,276,569 shares are designated as Series B Preferred Stock, 22,875,187 shares are designated as Series C Preferred Stock, 9,938,243 shares are designated as Series C-1 Preferred Stock and 38,412,268 shares are designated as Series D Preferred Stock. As of June 30, 2021, there were 12,876,927 shares of Series A Preferred Stock, 19,872,660 shares of Series B Preferred Stock, 22,875,187 shares of Series C Preferred Stock, 8,861,519 shares of Series C-1 Preferred Stock and 38,412,268 shares of Series D Preferred Stock outstanding.

STPC	New Benson Hill	Benson Hill
Rights of Preferred Stock
STPC’s board of directors may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the STPC board of directors providing for the issuance of such series.	Same as STPC	The rights of the Benson Hill Preferred Stock are established under the Benson Hill certificate.
Number and Qualification of Directors
The STPC board of directors shall consist of one or more members, the number thereof to be fixed solely by resolution adopted from time to time by the board of directors by a majority of the directors then in office. STPC’s board of directors consists of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.
The New Benson Hill board of directors shall consist of no less than five members and no more than fifteen members, the number thereof to be fixed solely by resolution adopted from time to time by the board of directors by a majority of the directors then in office.
Each director will be elected to serve until the next annual meeting and until his or her successor will have been elected and qualified, or until such director’s earlier death, resignation (pursuant to written notice thereof delivered to New Benson Hill), disqualification or removal from office.

The Benson Hill board of directors shall consist of eleven members.
Each director will be elected to serve until the next annual meeting or until his successor will have been elected and qualified, unless sooner removed or until Benson Hill has received a written resignation from a director.

Election of Directors
Holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors. At each annual meeting the holders of the Class A Common Stock and Class B Common Stock shall elect the directors to the class whose term expires at said meeting for a term of three (3) years or until his or her successor is duly elected and
The Proposed Charter provides that New Benson Hill stockholders shall elect directors to serve until the next annual meeting and until his or her successor will have been elected and qualified, or until such director’s earlier death, resignation (pursuant to written notice thereof delivered to New Benson Hill), disqualification or removal from office.
Except in a contested election, the
The Benson Hill board of directors shall be elected as follows: (i) the holders of Series D Preferred Stock will be entitled to elect one member of the Benson Hill board of directors; (ii) the holders of Series C-1 Preferred Stock will be entitled to elect one member of the Benson Hill board of directors; (iii) the holders of Series C Preferred Stock will be entitled to elect one member of the Benson Hill board of

STPC	New Benson Hill	Benson Hill
qualified, subject to such director’s earlier death, resignation, disqualification or removal.	affirmative vote of a majority of the votes cast in favor or against the election of a director nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election.	directors; (iv) the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, will be entitled to elect one member of the Benson Hill board of directors; (v) the holders of Existing Benson Hill Common Stock will be entitled to elect two members of the Benson Hill board of directors; (vi) the holders of Benson Hill Preferred Stock, voting together as a single class, will be entitled to elect one member of the Benson Hill board of directors; (vii) the holders of Existing Benson Hill Common Stock and the holders of Benson Hill Preferred Stock, voting together as a single class, will be entitled to elect two members of the Benson Hill board of directors; and (viii) the holders of Existing Benson Hill Common Stock, by the affirmative vote of a majority of outstanding voting power (determined on an as-converted basis), will be entitled to elect two members of the Benson Hill board of directors.
Removal of Directors

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by
	Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Any or all of the directors of Benson Hill may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that whenever the holders of any class, classes, or series of capital stock are entitled to elect one or more directors under the Benson Hill certificate, only the holders of the outstanding shares of the class, classes, or series entitled to elect such director, and not the vote of the outstanding shares as a whole, may remove such directors without cause.

STPC	New Benson Hill	Benson Hill
the terms of such series of the preferred stock.
Voting
Holders of Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of any series of common stock shall not be entitled to vote on any amendment to STPC’s Existing Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to STPC’s Existing Charter (including any preferred stock designation) or the DGCL.	Except as otherwise required by law, the Proposed Charter or New Benson Hill’s amended and restated bylaws, each holder of New Benson Hill Common Stock will be entitled to cast one vote per share on any matter that is submitted to a vote of stockholders.
Holders of Existing Benson Hill Common Stock shall be entitled, with respect to each outstanding share of Existing Benson Hill Common Stock held by such holder, to cast one vote on any matter presented to the stockholders of Benson Hill for their action or consideration at any meeting of stockholders; provided, however, that, except as otherwise required by law, holders of Existing Benson Hill Common Stock shall not be entitled to vote on any amendment to the Benson Hill certificate that relates solely to the terms of one or more outstanding series of Benson Hill Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Benson Hill certificate or the DGCL.
Holders of Benson Hill Preferred Stock shall be entitled, with respect to the outstanding shares of Preferred Stock held by such holder, to cast the number of votes equal to the number of whole shares of Existing Benson Hill Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken or any written or electronic consent of stockholders is solicited. Except as provided by law or other provisions of the Benson Hill certificate, the holders of Benson Hill Preferred Stock (on an as-converted to Existing Benson Hill Common Stock basis) shall

STPC	New Benson Hill	Benson Hill
vote together with the holders of the Existing Benson Hill Common Stock as a single class.
Class Votes on Changes in Authorized Shares of Capital Stock
Notwithstanding anything to the contrary described above, except as otherwise provided in any certificate of designations of any series of undesignated preferred stock, the number of authorized shares of STPC Common Stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.	Same as STPC.
The number of authorized shares of Existing Benson Hill Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of Benson Hill representing a majority of the votes represented by all outstanding shares of capital stock of Benson Hill entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
The holders of the Benson Hill Preferred Stock have protective rights to approve certain changes to the Benson Hill certificate that would impact the Benson Hill Preferred Stock preferential rights.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, STPC’s Existing Charter does not authorize cumulative voting.	Same as STPC and Benson Hill.	Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, Benson Hill’s certificate does not authorize cumulative voting.
Vacancies on the Board of Directors
Any vacancies on the STPC board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was	Any vacancies occurring on the New Benson Hill board of directors for any reason, and any newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual	Any vacancies on the Benson Hill board of directors resulting from the death, resignation, or upon the failure of stockholders to elect directors to fill the unexpired terms of any directors removed in accordance with the provisions of the Benson Hill bylaws and any newly created directorships on the Benson Hill board of directors resulting from any increase in the authorized number of directors may be only filled by the holders of the class,

STPC	New Benson Hill	Benson Hill
added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	meeting and until his or her successor has been elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.	classes, or series of stock entitled to elect such director or by any remaining director or directors elected by the holders of such class, classes, or series of stock.
Stockholder Action by Written Consents
Any action required or permitted to be taken by the STPC stockholders must be effected by a meeting of stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.	Subject to the rights of holders of any series of New Benson Hill Preferred Stock, no action that is required or permitted to be taken by the stockholders of New Benson Hill may be effected by consent of stockholders in lieu of a meeting of stockholders.	Any action which may be taken at a special or annual meeting of the stockholders of Benson Hill may be taken without a meeting, without prior notice, and without a vote if a consent in writing or by electronic communication, setting forth the action so taken, has been given by all of the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Amendments to Certificate of Incorporation or Bylaws
The affirmative vote of the holders of at least a majority of the voting power of all then outstanding STPC capital stock entitled to vote generally in the election of directors, voting together as a single class is required for amendments to the charter or bylaws (other than the requirement that any amendment to Article IX (Business Combination Requirements; Existence)) prior to the consummation of the initial “business combination” be approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the common stock.	The Proposed Charter provides that New Benson Hill reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in the Proposed Charter in the manner prescribed by applicable law, and all rights conferred on stockholders are granted subject to such reservation; provided that Article V (Board of Directors), Article VI (Amendment of the Governing Documents) Article VII (Stockholder Action), Article VIII (Limitation of Director Liability and Indemnification), Article IX (Business Combinations), Article X (Corporate Opportunity), Article XI (Forum Selection) or Article XII (Miscellaneous) of the Proposed Charter may only be amended or repealed (i) prior to , 2024 (the “Sunset Date”), by the
Under Delaware law, the affirmative vote of a majority of the Existing Benson Hill Common Stock and Benson Hill Preferred Stock, voting as a single class, and of a majority of each class entitled to vote is required to amend the Benson Hill certificate.
Subject to any additional vote required by the Benson Hill certificate, the Benson Hill board of directors may make, repeal, alter, amend or rescind any or all of the Benson Hill bylaws.

STPC	New Benson Hill	Benson Hill

affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock of New Benson Hill entitled to vote thereon, voting as a single class, and (ii) on or after the Sunset Date, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of New Benson Hill entitled to vote thereon, voting as a single class.
The bylaws of New Benson Hill may be adopted, altered, amended or repealed by the affirmative vote of at least a majority of the board of directors then in office. The bylaws of New Benson Hill may also be adopted, amended or repealed (i) prior to the Sunset Date, by the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock of New Benson Hill entitled to vote thereon, voting as a single class, and (ii) on or after the Sunset Date, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of New Benson Hill entitled to vote thereon, voting as a single class.

Quorum
Board of Directors. At all meetings of the STPC board of directors, a majority of the members of the board of directors shall constitute a quorum for the transaction of business.	Board of Directors. Same as STPC.	Board of Directors. At all meetings of the Benson Hill board of directors (except in the case of a meeting convened for the purpose of filling a vacancy on the board of directors), a majority of the members of the board of directors will constitute a quorum for the transaction of business.
Stockholders. At any meeting of STPC stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person	Stockholders. At any meeting of New Benson Hill stockholders, a majority of the voting power of the capital stock issued and outstanding and entitled to vote	Stockholders. At any meeting of Benson Hill stockholders, the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote

STPC	New Benson Hill	Benson Hill
or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.	at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.	at the meeting, represented in person or by proxy, will constitute a quorum for the transaction of business. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the outstanding voting power of the shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.
Special Stockholder Meetings
Except as otherwise required by law or a preferred stock designation, a special meeting of the STPC stockholders may be called at any time only by the STPC chairman of the board of directors, chief executive or the board of directors.	Except as required by law, a special meeting of New Benson Hill stockholders may only be called by (i) the majority of the board of directors then in office, (ii) the chairman of the board of directors, (iii) the Chief Executive Officer, or (iv) the Secretary of New Benson Hill, at the request of the holder of a majority of the voting power of the issued and outstanding shares of capital stock of New Benson Hill entitled to vote thereat.	Special meetings of Benson Hill stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Benson Hill chief executive officer or the board of directors, and will be called by the Benson Hill chief executive officer or secretary at the written request of the Benson Hill stockholders owning twenty percent (20%) of the outstanding shares of capital stock of Benson Hill entitled to vote at such meeting.
Notice of Stockholder Meetings
Written notice of each meeting of STPC stockholders stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 (Means of Giving Notice) of the STPC bylaws to each stockholder	Same as Benson Hill.	Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or

STPC	New Benson Hill	Benson Hill
entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by STPC not less than ten (10) nor more than sixty (60) days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the STPC’s notice of meeting (or any supplement thereto).		purposes for which the meeting is called. Unless otherwise provided by law, the Benson Hill certificate or the Benson Hill bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Annual and Special Meeting Proposals
No business may be transacted at an annual meeting of STPC stockholders, other than business that is either (A) specified in STPC’s notice of meeting (or any supplement thereto) given by or at the direction of the STPC board of directors, (B) otherwise properly brought before the annual meeting by or at the direction of the STPC board of directors or (C) otherwise properly brought before the annual meeting by any STPC stockholder (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in the STPC bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the STPC bylaws, including the requirement that notice be provided no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual	No business may be transacted at an annual meeting of New Benson Hill stockholders, other than business that is either (A) specified in New Benson Hill’s notice of meeting (or any supplement thereto) or proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, (C) otherwise properly brought before the annual meeting by any New Benson Hill stockholder (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice required to be given under the New Benson Hill bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who timely complies with the notice procedures set forth in the New Benson Hill bylaws, including the requirement that notice be provided no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the immediately preceding annual	N/A

STPC	New Benson Hill	Benson Hill

meeting of STPC stockholders. Clause (C) is the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders, other than a proposal included in STPC’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to STPC’s notice of meeting by any STPC stockholder of record entitled to vote at such meeting, pursuant to the requirements set forth in the STPC bylaws, including the requirement to provide notice not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting is first made by STPC.
Only such business shall be conducted at a special meeting of STPC stockholders as shall have been brought before the meeting pursuant to STPC’s notice of meeting.

meeting of New Benson Hill stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if later, the 10th day following the day on which public announcement of the date of the annual meeting is first made, or (D) in accordance with the provisions of the Investor Rights Agreement, to the extent applicable. Clause (C) above is the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders.
Nominations of persons for election to the board of directors may be made at an annual meeting of stockholders at which directors are to be elected pursuant to New Benson Hill’s notice of meeting by any New Benson Hill stockholder of record entitled to vote at such meeting, pursuant to the requirements set forth in the New Benson Hill bylaws, including the requirement to provide notice no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the immediately preceding annual meeting of New Benson Hill stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the

STPC	New Benson Hill	Benson Hill

90th day before the meeting or, if later, the 10th day following the day on which public announcement of the date of the annual meeting is first made.
Only such business shall be conducted at a special meeting of New Benson Hill stockholders as shall have been brought before the meeting pursuant to New Benson Hill’s notice of meeting.

Limitation of Liability of Directors and Officers
A director of STPC shall not be personally liable to STPC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to STPC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	The Proposed Charter provides that, to the fullest extent permitted by the DGCL, a director of New Benson Hill shall not be personally liable to New Benson Hill or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended, after approval by the New Benson Hill stockholders, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of New Benson Hill shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	A director of Benson Hill shall not be personally liable to Benson Hill or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Benson Hill or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction for which the director derived any improper personal benefit. If the DGCL or any other applicable law of the State of Delaware is amended after the date of the Benson Hill certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Benson Hill shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law of the State of Delaware, as so amended.
Indemnification of Directors, Officers, Employees and Agents
To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, STPC shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, New Benson Hill shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to	To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Benson Hill is authorized to provide indemnification of (and advancement of expenses to)

STPC	New Benson Hill	Benson Hill
otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of STPC or, while a director or officer of STPC, is or was serving at the request of STPC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. STPC shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.	any threatened, pending or completed Proceeding (as defined in the Proposed Charter) by reason of the fact that he or she is or was a director or officer of New Benson Hill or, while a director or officer of New Benson Hill, is or was serving at the request of New Benson Hill as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) actually and reasonably incurred by such indemnitee in connection with such Proceeding. New Benson Hill shall pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of a written request therefor and an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.	directors, officers, employees and agents of Benson Hill (and any other persons to whom the DGCL permits Benson Hill to provide indemnification and advancement of expenses) through Benson Hill bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement expenses otherwise permitted by Section 145 of the DGCL. Benson Hill shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding is authorized by the corporation.

STPC	New Benson Hill	Benson Hill
Dividends, Distributions and Stock Repurchases
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the business combination redemption rights provided under Article IX of STPC’s Existing Charter, the holders of STPC common stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the STPC board of directors.	Subject to the rights of the holders of each series of New Benson Hill Preferred Stock, the holders of shares of New Benson Hill Common Stock shall be entitled to participate ratably on a per share basis in any dividends or distributions as may be declared by the New Benson Hill board of directors from time to timeout of any assets or funds of New Benson Hill legally available for the payment thereof.
Subject to applicable law, dividends upon the outstanding stock of Benson Hill may be declared by the Benson Hill board of directors.
Benson Hill shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of Benson Hill (other than a dividend on shares of Existing Benson Hill Common Stock payable in shares of Existing Benson Hill Common Stock) unless (in addition to obtaining any consents required by the Benson Hill certificate) the holders of Benson Hill Preferred Stock then outstanding shall first receive, or simultaneously receive a preferential dividend subject to the terms set forth in Benson Hill’s certificate.

Liquidation
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the business combination redemption rights provided under Article IX of STPC’s Existing Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of STPC, after payment or provision for payment of the debts and other liabilities of STPC, the holders of shares of common stock shall be entitled to receive all the remaining assets of STPC available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.	Upon the dissolution, liquidation or winding up of New Benson Hill, the holders of New Benson Hill Preferred Stock are entitled to a liquidation preference over holders of New Benson Hill Common Stock, under the terms set forth in the Proposed Charter. After the payment of the full amount that the holders of New Benson Hill Preferred Stock are entitled to, the remaining available assets shall be distributed on a pro rata basis to the holders of the New Benson Hill Common Stock and the holders of New Benson Hill Preferred Stock, but only to the extent that the holders of any outstanding New Benson Hill Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of such New Benson Hill Preferred Stock and applicable law.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of Benson Hill or deemed liquidation event (as defined in the Benson Hill certificate), the holders of Benson Hill Preferred Stock are entitled to a liquidation preference over holders of Existing Benson Hill Common Stock, under the terms set forth in the Benson Hill certificate. In the event of any liquidation or deemed liquidation event, after the payment of the full amount that the Benson Hill Preferred Holders are entitled to, the remaining available assets shall be distributed to the holders of the Existing Benson Hill Common Stock on a pro rata basis according to the number of shares held by each such holder.

STPC	New Benson Hill	Benson Hill
Conversion
Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis at any time and from time to time at the option of the holder thereof and automatically on the closing of the business combination subject to the terms and conversion ratios set forth in STPC’s Existing Charter.	There will be no conversion rights relating to the New Benson Hill Common Stock.
The Benson Hill Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into shares of Existing Benson Hill Common Stock subject to the terms and conversion ratios set forth in Benson Hill’s certificate.
The Benson Hill Preferred Stock shall automatically, and without any further action on the part of the holders thereof, be converted into shares of Existing Benson Hill Common Stock at the conversion ratios set forth in Benson Hill’s certificate upon (i) the closing of a firmly underwritten public offering of common stock at a price per share of at least $12.4248 with net offering proceeds in excess of $100M or (ii) upon the approval of the holders of 60% of the outstanding shares of Series C Preferred Stock, Series C-l Preferred Stock and Series D Preferred Stock, voting together as a single class on an as converted basis.

Anti-Takeover Provisions and other Stockholder Provisions
STPC is not subject to Section 203 of the DGCL; however, STPC’s Existing Charter contains a similar provision to Section 203 of the DGCL that excludes Star Peak Sponsor II LLC and its affiliates from the definition of “interested stockholder.”	New Benson Hill is subject to Section 203 of the DGCL.	Benson Hill is subject to Section 203 of the DGCL.
Stockholder Rights Plans
While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.
STPC does not have a stockholder rights plan currently	Same as STPC.
While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.
Benson Hill does not have a

STPC	New Benson Hill	Benson Hill
in effect, but under the DGCL, STPC’s board of directors could adopt such a plan without stockholder approval.		stockholder rights plan currently in effect, but under the DGCL, Benson Hill’s board of directors could adopt such a plan without stockholder approval.
Preemptive Rights
There are no preemptive rights relating to shares of STPC’s common stock.	Same as STPC.	Each holder of a substantial number of shares of Benson Hill Preferred Stock has a right of first offer on any offer or sale of new securities by Benson Hill.
Choice of Forum
STPC’s Existing Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative action brought by a stockholder on behalf of STPC, (ii) any claim of breach of a fiduciary duty owed by any of STPC’s directors, officers or employee of STPC governed by the internal affairs doctrine, (iii) any claim against STPC, its directors, officers or employees arising under its charter, bylaws or the DGCL or (iv) any claim against STPC governed by the internal affairs doctrine.	The Proposed Charter provides that, unless New Benson Hill consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, New Benson Hill’s Proposed Charter will provide that the federal	Benson Hill’s certificate designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” mean claims, including claims in the right of Benson Hill, (1) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (2) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, except for, as to each of clauses (1) and (2), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

STPC	New Benson Hill	Benson Hill
district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.

DESCRIPTION OF NEW BENSON HILL CAPITAL STOCK
As a result of the merger, STPC stockholders and Benson Hill stockholders who receive shares of New Benson Hill Common Stock in the merger will become stockholders of New Benson Hill. Your rights as New Benson Hill stockholders will be governed by Delaware law and New Benson Hill’s Proposed Charter and amended and restated bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New Benson Hill’s Proposed Charter and form of amended and restated bylaws carefully and in their entirety because they describe your rights as a holder of shares of New Benson Hill Common Stock.
Common Stock
Holders of New Benson Hill Common Stock are entitled to one (1) vote for each share held of record on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in the Proposed Charter or amended and restated bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast at any meeting of the New Benson Hill stockholders at which there is a quorum is required to approve any such matter voted on by its stockholders. Each of New Benson Hill’s directors will generally serve for a term of one (1) year, with all directors being elected at each annual meeting of stockholders to hold office until the next annual meeting. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Stockholders are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our board of directors out of legally available assets or funds.
Redeemable Warrants
The warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and New Benson Hill (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to New Benson Hill or by wire transfer, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New Benson Hill Common Stock and any voting rights until they exercise their warrants and receive shares of New Benson Hill Common Stock. After the issuance of shares of New Benson Hill Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
In addition, if (x) New Benson Hill issues additional shares of New Benson Hill Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price (as defined in the Warrant Agreement) of less than $9.20 per share of New Benson Hill Common Stock (with such issue price or effective issue price to be determined in good faith by New Benson Hill’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value (as defined in the Warrant Agreement) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Benson Hill will, upon exercise, round down to the nearest whole number of shares of New Benson Hill Common Stock to be issued to the warrantholder.
Each whole warrant entitles the registered holder to purchase one (1) whole share of New Benson Hill Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the completion of the initial business combination. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of New Benson Hill Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. Only whole warrants are traded.
The warrants will expire five (5) years after the completion of the initial business combination, at 5:00 p.m. Eastern Time or earlier upon redemption or liquidation.
New Benson Hill will not be obligated to deliver any shares of New Benson Hill Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Benson Hill Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Benson Hill’s satisfying New Benson Hill’s obligations described below with respect to registration. No warrant is exercisable and New Benson Hill will not be obligated to issue shares of New Benson Hill Common Stock upon exercise of a warrant unless New Benson Hill Common Stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Benson Hill be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Benson Hill Common Stock underlying such unit.
New Benson Hill has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial business combination, New Benson Hill will use its best efforts to file with the SEC a registration statement covering the shares of New Benson Hill Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New Benson Hill Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of New Benson Hill Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when New Benson Hill will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the New Benson Hill Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when New Benson Hill shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, New Benson Hill may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the reported last sale price of the New Benson Hill Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three (3) business days before New Benson Hill sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable, New Benson Hill may not exercise its redemption right if the issuance of shares of New Benson Hill Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or New Benson Hill are unable to effect such registration or qualification.
New Benson Hill established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Benson Hill issues a notice of redemption of the warrants, each warrantholder is entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New Benson Hill Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If New Benson Hill calls the warrants for redemption as described above, New Benson Hill’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, New Benson Hill cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of New Benson Hill Common Stock issuable upon the exercise of New Benson Hill’s warrants. If New Benson Hill’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Benson Hill Common Stock equal to (A) the quotient obtained by dividing (x) the product of the number of shares of New Benson Hill Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the Warrant Price (as defined in the Warrant Agreement) by (y) the fair market value and (B) .361. The “fair market value” shall mean the average reported last sale price of the New Benson Hill Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If New Benson Hill’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Benson Hill Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New Benson Hill believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the initial business combination. If New Benson Hill calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify New Benson Hill in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, to the warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Benson Hill Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of New Benson Hill Common Stock is increased by a stock dividend payable in shares of New Benson Hill Common Stock, or by a split-up of shares of New Benson Hill Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Benson Hill Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Benson Hill Common Stock. A rights offering to holders of New Benson Hill Common Stock entitling holders to purchase shares of New Benson Hill Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Benson Hill Common Stock equal to the product of (i) the number of shares of New Benson Hill Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Benson Hill Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of New Benson Hill Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Benson Hill Common Stock, in determining the price payable for New Benson Hill Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New Benson Hill Common Stock as reported during 10 trading day period ending on the trading day prior to the first date on which the shares of New Benson Hill Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New Benson Hill, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of New Benson Hill Common Stock on account of such shares of New Benson Hill Common Stock (or other shares of New Benson Hill’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New Benson Hill Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of New Benson Hill Common Stock in connection with a stockholder vote to amend the Existing Charter (i) to modify the substance or timing of New Benson Hill’s obligation to redeem 100% of its New Benson Hill Common Stock if it does not complete the initial business combination within the timeframe set forth in its amended and restated certificate of incorporation or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of New Benson Hill’s common stock upon its failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Benson Hill Common Stock in respect of such event.
If the number of outstanding shares of New Benson Hill Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Benson Hill Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Benson Hill Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Benson Hill Common Stock.
Whenever the number of shares of New Benson Hill Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Benson Hill Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Benson Hill Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of New Benson Hill Common Stock (other than those described above or that solely affects the par value of such shares of New Benson Hill Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which New Benson Hill is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of New Benson Hill Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New Benson Hill are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Benson Hill Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Benson Hill Common Stock in such a transaction is payable in the form of New Benson Hill Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
Annual Stockholder Meetings
New Benson Hill will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Benson Hill’s board of directors. To the extent permitted under applicable law, New Benson Hill may conduct meetings by means of remote communication.
Anti-Takeover Effects of New Benson Hill’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law
New Benson Hill’s Proposed Charter and amended and restated bylaws will contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New Benson Hill’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New Benson Hill’s vulnerability to a hostile change of control and enhance the ability of New Benson Hill’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Benson Hill. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New Benson Hill by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Benson Hill Common Stock held by stockholders.
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Issuance of undesignated preferred stock: Under New Benson Hill’s Proposed Charter, New Benson Hill’s board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by New Benson Hill’s board of directors. The existence of authorized but unissued shares of preferred stock enables New Benson Hill’s board of directors to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

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Election and removal of directors and board vacancies: New Benson Hill’s Proposed Charter will provide that, in the event of a contested election, directors will be elected by a plurality vote. New Benson Hill’s Proposed Charter and amended and restated bylaws will also provide that New Benson Hill’s board of directors has the right to increase or decrease the size of the board of directors, provided there are at least five and no more than fifteen directors, and to fill vacancies on the board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of New Benson Hill entitled to vote generally in the election of directors. Only New Benson Hill’s board of directors is authorized to fill vacant directorships. In addition, the number of directors constituting New Benson Hill’s board of directors may be set only by resolution adopted by a majority vote of the directors then in office. These provisions prevent stockholders from increasing the size of New Benson Hill’s board of directors and gaining control of New Benson Hill’s board of directors by filling the resulting vacancies with its own nominees.

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Requirements for advance notification of stockholder nominations and proposals: New Benson Hill’s amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.

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No written consent of stockholders: New Benson Hill’s Proposed Charter will provide that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our amended and restated bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

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No stockholder ability to call special meetings: New Benson Hill’s Proposed Charter and amended and restated bylaws will provide that only New Benson Hill’s board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

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Amendments to certificate of incorporation and bylaws: New Benson Hill’s Proposed Charter will provide that, prior to            , 2024, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to (A) adopt, amend or repeal the bylaws or (B) to amend or repeal articles in the Proposed Charter related to the board of directors, amendments of New Benson Hill’s governing documents, stockholder actions, limitation of director liability and indemnification, business combinations, corporate opportunity, forum selection and certain miscellaneous provisions. Following            , 2024, the bylaws may be adopted, amended or repealed, and such provisions of the Proposed Charter may be amended or repealed, by the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, the bylaws may at all times be adopted, altered, amended or repealed by the affirmative vote of a majority of New Benson Hill’s board of directors.

These provisions are designed to enhance the likelihood of continued stability in the composition of New Benson Hill’s board of directors and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Delaware General Corporation Law Section 203
As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three (3) years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New Benson Hill’s stockholders have appraisal rights in connection with a merger or consolidation of New Benson Hill. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New Benson Hill’s stockholders may bring an action in New Benson Hill’s name to procure a judgment in New Benson Hill’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Benson Hill’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum
New Benson Hill’s Proposed Charter will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, New Benson Hill’s Proposed Charter will provide that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit New Benson Hill by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Although our Proposed Charter contains the choice of forum provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Proposed Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that New Benson Hill has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New Benson Hill’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and New Benson Hill renounces any expectancy that any of the directors or officers of New Benson Hill will offer any such corporate opportunity of which they may become aware to New Benson Hill, except with respect to any of the directors or officers of New Benson Hill regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of New Benson Hill and (i) such opportunity is one New Benson Hill is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to New Benson Hill without violating any legal obligation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New Benson Hill and its stockholders, through stockholders’ derivative suits on New Benson Hill’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
New Benson Hill’s amended and restated bylaws provide that New Benson Hill must indemnify and advance expenses to New Benson Hill’s directors and officers to the fullest extent authorized by the DGCL. New Benson Hill also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Benson Hill’s directors, officers and certain employees for some liabilities. New Benson Hill believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Benson Hill and its stockholders. In addition, your investment may be adversely affected to the extent New Benson Hill pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving New Benson Hill’s directors, officers or employees for which indemnification is sought.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions — Benson Hill
Other than compensation arrangements for Benson Hill’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, the following describes transactions since January 1, 2018, and each currently proposed transaction in which:
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Benson Hill has been or is to be a participant;

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the amount involved exceeded or will exceed $120,000; and

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any of Benson Hill’s directors or executive officers that are expected to continue as directors or executive officers following the merger or holders of more than 5% of Benson Hill’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Investors’ Rights Agreement
Benson Hill is a party to a Fourth Amended and Restated Investors’ Rights Agreement, dated as of July 31, 2020 (the “Investors’ Rights Agreement”), with certain holders of Benson Hill’s capital stock and warrants. The Investors’ Rights Agreement provides, among other things, that certain holders of Benson Hill’s capital stock have the right to request that Benson Hill file a registration statement, and/or request that their shares be covered by a registration statement that Benson Hill is otherwise filing, subject to certain exceptions. In connection with the merger, the Investors’ Rights Agreement will be terminated and none of Benson Hill’s holders of capital stock will have any special registration rights with respect to Benson Hill’s securities.
Voting Agreement
Benson Hill is a party to a Fourth Amended and Restated Voting Agreement, dated as of July 31, 2020 (the “Voting Agreement”), under which certain holders of Benson Hill’s capital stock have agreed to vote their shares on certain matters, including with respect to the election of directors. In connection with the merger, the Voting Agreement will be terminated and none of Benson Hill’s stockholders will have any special rights regarding the election or designation of members of STPC’s board of directors, the voting of STPC’s capital stock, or the restrictions on transfer of Benson Hill’s capital stock pursuant to the Voting Agreement.
Right of First Refusal and Co-Sale Agreement
Benson Hill is a party to a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 31, 2020 (the “Right of First Refusal and Co-Sale Agreement”), with certain holders of Benson Hill’s capital stock. The Right of First Refusal and Co-Sale Agreement provides for rights of first refusal and co-sale relating to the shares of Benson Hill’s capital stock held by certain parties to the Right of First Refusal and Co-Sale Agreement. In connection with the merger, the Right of First Refusal and Co-Sale Agreement will be terminated.
Shareholders Agreement
Benson Hill has entered into a Shareholders Agreement, dated as of June 28, 2012 (the “Shareholders Agreement”), with certain holders of Benson Hill’s capital stock. The Shareholders Agreement provides for certain restrictions on transfer and certain permissible transfers of Benson Hill’s capital stock held by the holders party to the Shareholders Agreement, including a right of first refusal by Benson Hill or the other holders party to the Shareholders Agreement with respect to any capital stock transferred by parties to the Shareholders Agreement. In connection with the merger, the Shareholders Agreement will be terminated.
Management Rights Letters
Benson Hill has entered into management rights letters with certain holders of Benson Hill’s capital stock granting certain management rights, including the right to consultation on certain business issues, examination of Benson Hill’s books and records, and designation of an observer on the Benson Hill board of directors. In connection with the merger, each management right letter will be terminated.
Master Service Agreement
Benson Hill has entered into a Master Service Agreement, dated January 7, 2018 (the “Master Service Agreement”), with Mercury Data Science, LLC (“Mercury”), which is an affiliate of each of Mercury Fund Affiliates III, L.P. and Mercury Camelback Fund, LLC, each of which holds significant investment in Existing Benson Hill Common Stock (on an as-converted basis). The Master Service Agreement provides for the provision of certain exploratory research services to Benson Hill. Mercury is entitled to a monthly fee of $20,000 per calendar month in exchange for 200 hours or services. In addition, Mercury is entitled to reimbursement for certain expenses incurred in connection with providing such services. The Master Service Agreement can be terminated by Benson Hill on thirty days’ prior written notice. For the six months ended June 30, 2021 and the year ended December 31, 2020, Benson Hill paid approximately $260,244 and $930,000, respectively, to Mercury pursuant to the Master Service Agreement.
Bunge Sales
From time to time, Benson Hill sells agricultural products to Bunge North America, Inc. (“Bunge”), which holds significant investment in Existing Benson Hill Common Stock (on an as-converted basis), pursuant to various purchase orders. In the six months ended June 30, 2021 and the year ended December 31, 2020, we sold approximately $680,000 and $0, respectively, of agricultural products to Bunge pursuant to purchase orders.
Related Person Transactions Policy
Although Benson Hill has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.
Certain Relationships and Related Person Transactions — STPC
See Note 4 — Related Party Transactions — to the notes to STPC’s financial statements included elsewhere in this proxy statement/prospectus for more information.

EXPERTS
The financial statements of Star Peak Corp II as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon appearing elsewhere herein and have been included herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Benson Hill, Inc. and Subsidiaries at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in the Proxy Statement of Star Peak Corp II, which is referred to and made a part of this Prospectus and Registration Statement of Star Peak Corp II, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The legality of shares of New Benson Hill Common Stock offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus will be passed upon for STPC by Kirkland & Ellis LLP.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the STPC board of directors does not know of any matters that will be presented for consideration at the STPC Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the STPC Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS
Holders of STPC common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

INDEX TO FINANCIAL STATEMENTS
Page No.
STAR PEAK CORP II
Audited Financial Statements of Star Peak Corp II as of December 31, 2020, for the year ended December 31, 2020 and the period from October 8, 2020 (inception) to December 31, 2020
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020	F-3
Statement of Operations for the period from October 8, 2020 (inception) through December 31, 2020	F-4
Statement of Changes in Stockholders’ Equity for the period from October 8, 2020 (inception) through December 31, 2020	F-5
Statement of Cash Flows for the period from October 8, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements of Star Peak Corp II as of and for the six months ended June 30, 2021
Condensed Consolidated Balance Sheets	F-17
Condensed Consolidated Statement of Operations for the six months ended June 30, 2021	F-18
Condensed Consolidated Statement of Changes in Stockholders’ Equity for the six months ended June 30, 2021	F-19
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2021	F-20
Notes to Condensed Consolidated Financial Statements	F-21
BENSON HILL, INC. AND SUBSIDIARIES
Audited Consolidated Financial Statements of Benson Hill, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets	F-38
Consolidated Statements of Operations	F-39
Consolidated Statements of Comprehensive Loss	F-40
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	F-41
Consolidated Statements of Cash Flows	F-42
Notes to Consolidated Financial Statements	F-43
Unaudited Condensed Consolidated Financial Statements of Benson Hill, Inc. as of June 30, 2021 and for the three and six months ended June 30, 2021
Condensed Consolidated Balance Sheets	F-72
Condensed Consolidated Statements of Operations	F-73
Condensed Consolidated Statements of Comprehensive Loss	F-74
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit .	F-75
Condensed Consolidated Statements of Cash Flows	F-76
Notes to Condensed Consolidated Financial Statements	F-77

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Star Peak Corp II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Star Peak Corp II (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 8, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 8, 2020, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2021

STAR PEAK CORP II
BALANCE SHEET
December 31, 2020
Assets:
Current assets:
Cash	$45,156
Total current assets	45,156
Deferred offering costs associated with initial public offering	450,151
Total Assets	$495,307
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$28,499
Accrued expenses	295,368
Franchise tax payable	2,075
Note payable – related party	150,000
Total current liabilities	475,942
Commitments and Contingencies (Note 5)
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding(1)	1,006
Additional paid-in capital	23,994
Accumulated deficit	(5,635)
Total Stockholders’ Equity	19,365
Total Liabilities and Stockholders’ Equity	$495,307

(1)
This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture (see Note 6).

The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
General and administrative expenses	$3,560
Franchise tax expense	2,075
Net loss	$(5,635)
Weighted average shares outstanding, basic and diluted(1)	$8,750,000
Basic and diluted net loss per share	$(0.00)

(1)
This number excludes an aggregate of up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture (see Note 6).

The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM OCTOBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – October 8, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(5,635)	(5,635)
Balance – December 31, 2020	—	$—	10,062,500	$1,006	$23,994	$(5,635)	$19,365

(1)
This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture (see Note 6).

The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(5,635)
Changes in operating liabilities:
Accounts payable	3,504
Franchise tax payable	2,075
Net cash used in operating activities	(56)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	150,000
Offering costs paid	(104,788)
Net cash provided by financing activities	45,212
Net change in cash	45,156
Cash – beginning of the period	—
Cash – end of the period	$45,156
Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
Offering costs included in accrued expenses	$295,368
Offering costs included in accounts payable	$24,995
The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Star Peak Corp II (the “Company”) is a blank check company incorporated in Delaware on October 8, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Star Peak Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 5, 2021. On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,553,454 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $402.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discounts and commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business

Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 8, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, including franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the

Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $45,000 in cash, and working capital deficit of approximately $429,000 (not taking into account tax obligations of approximately $2,000 that may be paid using investment income earned in Trust Account).
The Company’s liquidity needs to date have been satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $150,000 under the Note (Note 4). The Company repaid the Note in full on January 8, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.
The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance coverage limits of $250,000. At December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on the account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Deferred Offering Costs Associated with the Initial Public Offering
Deferred offering costs consist of legal, accounting, and other costs incurred as of December 31, 2020 that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering on January 8, 2021. As of December 31, 2020, the Company incurred approximately $450,000 of deferred offering costs.
Net Loss Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture.

Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,312,500 shares of common stock that are subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2020.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes are de minimis for the year ended December 31, 2020
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On October 23, 2020, the Sponsor paid $25,000 on behalf of the Company to cover certain offering costs in exchange for issuance of 10,062,500 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). Subsequent to October 23, 2020, the Sponsor transferred an aggregate of 80,000 Founder Shares to the Company’s independent directors. The Sponsor and independent directors are referred to as the “Initial Stockholders.”
The Initial Stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent

20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full on January 8, 2021; thus, these 1,312,500 Founder Shares are no longer subject to forfeiture.
The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,553,454 Private Placement Warrants at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $150,000 under the Note and repaid the Note in full on January 8, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provided that, commencing on the effective date of the Initial Public Offering through the earlier of consummation of the initial Business Combination and the

Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.
The Company’s officers or directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on January 8, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or approximately $14.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Stockholders’ Equity
Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 10,062,500 shares of Class B common stock issued and outstanding. Of these, up to 1,312,500 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on January 8, 2021; thus, these 1,312,500 shares of Class B common stock are no longer subject to forfeiture.
Prior to the initial Business Combination, only holders of the Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Class B common stock may remove a member of the board of directors for any reason. These provisions of the amended and restated certificate of incorporation may only be amended by a resolution passed by a majority of the shares of Class B common stock. With respect to any other matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by law or the applicable rules of the NYSE then in effect, holders of the Class A and Class B common stock will vote together as a single class, with each share entitling the holder to one vote.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.
Warrants — As of December 31, 2020, there were no warrants issued or outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of the Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of the Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, (i) in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising holder to pay the exercise price for each warrant being exercised.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:
Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;
•
if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the volume weighted average price of Class A common stock during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Subsequent Events
The Company evaluated events that have occurred after the balance sheet date through the date on which the financial statements are issued. Based upon this review, the Company did not identify any subsequent events, except as noted above in Note 1, 3, 4, 5 and 6, that would have required adjustment or disclosure in the financial statements.

STAR PEAK CORP II
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,629,512	$45,156
Prepaid expenses	1,571,508	—
Total current assets	3,201,020	45,156
Investments held in Trust Account	402,628,612	—
Deferred offering costs associated with initial public offering	—	450,151
Total Assets	$405,829,632	$495,307
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$57,296	$28,499
Accrued expenses	3,129,362	295,368
Accrued expenses – related party	62,256	—
Franchise tax payable	141,196	2,075
Note payable – related party	—	150,000
Total current liabilities	3,390,110	475,942
Deferred underwriting commissions	14,087,500	—
Derivative warrant liabilities	30,983,070	—
Total Liabilities	48,460,680	475,942
Commitments and Contingencies
Class A common stock, $0.0001 par value; 35,236,895 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	352,368,950	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 5,013,105 and -0- shares issued and outstanding (excluding 35,236,895 and -0- shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	501	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding at June 30, 2021 and December 31, 2020	1,006	1,006
Additional paid-in capital	14,782,879	23,994
Accumulated deficit	(9,784,384)	(5,635)
Total Stockholders’ Equity	5,000,002	19,365
Total Liabilities and Stockholders’ Equity	$405,829,632	$495,307
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
General and administrative expenses	$2,603,313	$4,338,184
General and administrative expenses – related party	30,000	60,000
Franchise tax expense	49,315	141,586
Loss from operations	(2,682,628)	(4,539,770)
Other income (expense)
Change in fair value of derivative warrant liabilities	(917,000)	(4,539,990)
Offering costs – derivative warrant liabilities	—	(827,601)
Income from investments held in Trust Account	13,408	128,612
Income before income tax	(3,586,220)	(9,778,749)
Income tax expense	—	—
Net loss	$(3,586,220)	$(9,778,749)
Basic and diluted weighted average shares outstanding of Class A common stock	40,250,000	40,250,000
Basic and diluted net income per share, Class A common stock	$—	$—
Basic and diluted weighted average shares outstanding of Class B common stock	10,062,500	10,011,740
Basic and diluted net loss per share, Class B common stock	$(0.36)	$(0.98)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	10,062,500	$1,006	$23,994	$(5,635)	$19,365
Sale of units in initial public offering, net of fair value of public warrants	40,250,000	4,025	—	—	388,307,854	—	388,311,879
Offering costs	—	—	—	—	(22,035,492)	—	(22,035,492)
Excess of cash received over fair value of the private placement warrants	—	—	—	—	851,949	—	851,949
Class A common stock subject to possible redemption	(35,595,517)	(3,560)	—	—	(355,951,610)	—	(355,955,170)
Net loss	—	—	—	—	—	(6,192,529)	(6,192,529)
Balance – March 31, 2021 (unaudited)	4,654,483	465	10,062,500	1,006	11,196,695	(6,198,164)	5,000,002
Class A common stock subject to possible redemption	358,622	36	—	—	3,586,184	—	3,586,220
Net loss	—	—	—	—	—	(3,586,220)	(3,586,220)
Balance – June 30, 2021 (unaudited)	5,013,105	$501	10,062,500	$1,006	$14,782,879	$(9,784,384)	$5,000,002
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
Cash Flows from Operating Activities:
Net loss	$(9,778,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	4,539,990
Offering costs – derivative warrant liabilities	827,601
Income from investments held in Trust Account	(128,612)
Changes in operating assets and liabilities:
Prepaid expenses	(1,571,508)
Accounts payable	28,797
Accrued expenses	2,644,362
Accrued expenses – related party	62,256
Franchise tax payable	139,121
Net cash used in operating activities	(3,236,742)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(402,500,000)
Net cash used in investing activities	(402,500,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	(150,000)
Proceeds received from initial public offering, gross	402,500,000
Proceeds received from the sale of private placement warrants to Sponsor	13,106,908
Offering costs paid	(8,135,810)
Net cash provided by financing activities	407,321,098
Net change in cash	1,584,356
Cash – beginning of the period	45,156
Cash – end of the period	$1,629,512
Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$189,632
Deferred underwriting commissions in connection with the initial public offering	$14,087,500
Initial value of Class A common stock subject to possible redemption	$361,272,210
Change in value of Class A common stock subject to possible redemption	$(8,903,260)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Star Peak Corp II (the “Company”) is a blank check company incorporated in Delaware on October 8, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
On March 19, 2021, the Company formed a wholly owned subsidiary, STPC II Merger Sub Corp.,incorporated in Delaware (“Merger Sub”).
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from October 8, 2020 (inception) through June 30, 2021 related to the Company’s formation, the preparation for the Company’s initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective Business Combination, including activities in connection with the proposed acquisition of Benson Hill, Inc., a Delaware corporation (“Benson Hill”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on its investments held in the trust account from the proceeds of its Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Star Peak Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 5, 2021. On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock, par value $0.0001 per share (“Class A common stock”), included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 5,250,000 Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions (Notes 2 and 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,553,454 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million (Notes 4 and 6).
Upon the closing of the Initial Public Offering and the Private Placement, an amount of $402.5 million ($10.00 per Unit) from the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discounts and commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 8, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, including franchise and income

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, with respect to any shares of Class A common stock acquired by the Initial Stockholders in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares of Class A common stock if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2021, the Company had approximately $1.6 million in cash, and working capital deficit of approximately $48,000 (without taking into account tax obligations of approximately $141,000 that may be paid using investment income earned in the Trust Account).
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $150,000 under the Note (Note 4). The Company repaid the Note in full on January 8, 2021. Subsequent to the repayment, the facility was no longer available to us. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the

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Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Proposed Business Combination
On May 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and Benson Hill.
Pursuant to the terms of the Merger Agreement, at the closing (the “Closing”) of the transactions contemplated thereby (the “Transactions”), a business combination between the Company and Benson Hill is expected to be effected through the merger of Merger Sub with and into Benson Hill, with Benson Hill surviving as a wholly-owned subsidiary of the Company (the “Merger”). Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding share of Benson Hill common stock, including common stock held by prior owners of Benson Hill preferred stock (“Existing Benson Hill Common Stock”), will be cancelled and converted into the right to receive a pro rata portion of an aggregate amount of 147,562,680 shares of common stock of the Company, par value $0.0001 per share (“New Benson Hill Common Stock”), (on a fully-diluted basis but subject to adjustment depending on the final allocation of Earn Out Shares and Earn Out Awards (each, as defined below)), consisting of (i) 130,000,000 shares of unrestricted New Benson Hill Common Stock, including the portion of such shares of New Benson Hill Common Stock reserved for issuance upon the future exercise of options (less the Exercise Price Options) and warrants to purchase capital stock of Benson Hill outstanding immediately prior to the merger and converted into options (“Net New Benson Hill Options”) or warrants (“New Benson Hill Warrants”) to purchase New Benson Hill Common Stock and (ii) 17,562,680 restricted shares of New Benson Hill Common Stock that will be held in escrow until, and vest upon, the achievement of certain earn-out thresholds prior to the third anniversary of the closing of the merger (the “Earn Out Shares”), in each case in accordance with the Merger Agreement. In addition to the foregoing, incentive equity awards (“Earn Out Awards”) with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock will be granted under the proposed New Incentive Plan (as defined in the Merger Agreement) to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards may be adjusted prior to the closing of the Merger on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the Merger Agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate. In addition, a portion of the shares of New Benson Hill Common Stock reserved for issuance under the New Incentive Plan shall be used for Benson Hill options to be assumed under such plan, representing a number of shares of New Benson Hill Common Stock determined at Closing and equal to the Aggregate Exercise Price (as defined in the merger agreement) divided by $10.00 (the “Exercise Price Options”, together with the Net New Benson Hill Options, the “New Benson Hill Options”).
The Merger is expected to close in the third quarter of 2021, following the receipt of the required approval by the Company’s stockholder and the fulfillment of other customary closing conditions.
Support Agreements
In connection and concurrent with the execution of the Merger Agreement, certain holders representing approximately 67% of outstanding Benson Hill preferred stock and Existing Benson Hill Common Stock

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(determined on an as-converted basis) (“Supporting Holders”) entered into support agreements (the “Support Agreements”) with the Company. Under the Support Agreements, the Supporting Holders agreed, among other things, to execute and deliver a written consent (a) adopting the Merger Agreement and the consummation of the transactions contemplated thereby, after the Company’s registration statement on Form S-4 relating to the Merger and containing a proxy statement of the Company is declared effective by the SEC and (b) to effect a conversion of all of the preferred stock of Benson Hill.
Sponsor Support Agreement
In connection and concurrent with the execution of the Merger Agreement, the Sponsor and certain other holders (together with Sponsor, the “Class B Holders”) of the Company’s Class B common stock entered into a support agreement with the Company (the “Sponsor Support Agreement”). Under the Sponsor Support Agreement, among other things, (a) the Class B Holders agreed to vote in favor of the transactions contemplated by the Merger Agreement, (b) Sponsor agreed that following consummation of the Merger, a certain amount of its New Benson Hill Common Stock will be subject to substantially the same terms and restrictions as apply to Earn Out Shares and (c) on behalf of itself and the other Class B Holders, Sponsor has agreed to waive certain of their anti-dilution and conversion rights.
Lock-up Agreements
In connection with the execution of the Merger Agreement, certain Pre-Closing Holders entered into certain lock-up agreements (the “Lock-up Agreements”) with STPC and Benson Hill. Pursuant to the Lock-up Agreements certain holders of Restricted Securities (as defined therein) have agreed, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of (i) the date that is six months after the Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction (the “Lock-up Period”) in respect of their Restricted Securities. During this Lock-up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
PIPE Financing
On May 8, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 22,500,000 shares of its Class A common stock, for an aggregate purchase price of $225,000,000 on the date of Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreement contains customary representations and warranties of STPC, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 31, 2021.
Principles of Consolidation
The condensed consolidated financial statements of the Company include all of its wholly-owned subsidiaries, which were incorporated in Delaware on March 19, 2021 in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any cash held in the Trust Account. As of June 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of June 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly,

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using the Black-Scholes Option Pricing Method (“BSM”) and subsequently, the fair value of the Private Placement Warrants has been estimated using the BSM each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. At January 8, 2021, approximately $828,000 was charged to expense in offering costs associated with warrant liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 35,236,895 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the condensed consolidated balance sheets. As of December 31, 2020, there were no shares of Class A common stock subject to possible redemption.
Income Taxes
The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. For the three and six months ended June 30, 2021, income tax expense for the period was deemed to be immaterial.
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740 , “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021, the Company had deferred tax assets of approximately $928,000 with a full valuation allowance against them. Deferred tax assets were deemed immaterial as of December 31, 2020.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as end of quarter June 30, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as end of quarter June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Share of Common Stock
The Company’s condensed statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income(loss) per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Class B common stock is calculated by dividing the net income (loss),adjusted for income attributable to Class A common stock, by the weighted average number of Class B Common Stock outstanding for the periods. Class B common stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive.
The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A common stock
Numerator: Income allocable to Class A common stock
Income from investments held in Trust Account	$13,408	$128,612
Less: Company’s portion available to be withdrawn to pay taxes	(13,408)	(128,612)
Net income attributable	$—	$—
Denominator: Weighted average Class A common stock
Basic and diluted weighted average shares outstanding, Class A common stock	40,250,000	40,250,000
Basic and diluted net income per share, Class A common stock	$—	$—
Class B common stock
Numerator: Net income (loss) minus net income allocable to Class A common stock
Net income (loss)	$(3,586,220)	$(9,778,749)
Net income allocable to Class A common stock	—	—
Net income (loss) attributable	$(3,586,220)	$(9,778,749)
Denominator: weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	10,062,500	10,011,740
Basic and diluted net loss per share, Class B common stock	$(0.36)	$(0.98)

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standard Update (ASU) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. As permitted by the standard, the Company has elected to early adopt this standard in its first quarter of 2021 with no impact upon adoption.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock and one-fourth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at exercise price a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Related Party Transactions
Founder Shares
On October 23, 2020, the Sponsor paid $25,000 on behalf of the Company to cover certain offering costs in exchange for issuance of 10,062,500 Founder Shares. The Initial Stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on January 8, 2021; thus, these 1,312,500 Founder Shares are no longer subject to forfeiture.
The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange , reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,553,454 Private Placement Warrants at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $150,000 under the Note and repaid the Note in full on January 8, 2021. Subsequent to the repayment, the facility was no longer available to us.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provided that, commencing on the effective date of the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.
The Company incurred $30,000 and $60,000 in such fees included as general and administrative expenses to related party on the accompanying unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2021, respectively. As of June 30, 2021, the full amount has been paid.
The Company’s officers or directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on January 8, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $8.1 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or approximately $14.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 6 — Derivative Warrant Liabilities
As of June 30, 2021, the Company had outstanding 10,062,500 Public Warrants and 6,553,454 Private Placement Warrants. There were no warrants outstanding at December 31, 2020.
Public Warrants may only be exercised for a whole number of shares of Class A common stock. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of the Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of the Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, (i) in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
issuance is made to the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising holder to pay the exercise price for each warrant being exercised.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:
Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
•
if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the volume weighted average price of Class A common stock during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Stockholders’ Equity
Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 5,013,105 shares of Class A common stock issued or outstanding, excluding 35,236,895 shares subject to possible redemption. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.
Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 10,062,500 shares of Class B common stock issued and outstanding (see Note 4).
Prior to the initial Business Combination, only holders of the Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Class B common stock may remove a member of the board of directors for any reason. These provisions of the Amended and Restated Certificate of Incorporation may only be amended by a resolution passed by a majority of the shares of Class B common stock. With respect to any other matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by law or the applicable rules of the New York Stock Exchange then in effect, holders of the Class A common stock and Class B common stock will vote together as a single class, with each share entitling the holder to one vote.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account – US Treasury securities	$402,628,612	$—	$—	$402,628,612
Liabilities:
Derivative warrant liabilities	$17,810,630	$—	$13,172,440	$30,983,070
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021, when the Public Warrants were separately listed and traded.
Level 1 assets include investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using the BSM. The estimated fair value of the Private Placement Warrants and the Public Warrants is determined using Level 3 inputs. Inherent in the BSM are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:
	Initial Fair	March 31,	June 30,
	Value	2021	2021
Option term (in years)	5 – 5.73	5.50	5.21
Volatility	23.8% – 32.0%	32.00%	28.00%
Risk-free interest rate	0.38% – 0.48%	1.04%	0.91%
Expected dividends	0.00%	0.00%	0.00%
Probability of successful initial business combination	80.0%	85.0%	95.0%

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The change in the fair value of the derivative warrant liabilities for the period for the three and six months ended June 30, 2021 is summarized as follows:
Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	26,443,080
Transfer of Public Warrants to a Level 1 measurement	(14,188,120)
Change in fair value of derivative warrant liabilities	2,817,980
Derivative warrant liabilities at March 31, 2021	15,072,940
Change in fair value of derivative warrant liabilities	(1,900,500)
Derivative warrant liabilities at June 30, 2021	$13,172,440
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed consolidated financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Benson Hill, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Benson Hill, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Adoption of New Accounting Standard
As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for leases in the years ended December 31, 2020, 2019, and 2018 due to the adoption of ASU No. 2016-02, Leases (Topic 842).
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
St. Louis, Missouri
May 6, 2021
except for Note 23, as to which the date is
May 10, 2021

Benson Hill, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$9,743	$2,616
Marketable securities	100,334	8,315
Accounts receivable, net	14,271	15,097
Inventories, net	13,040	7,169
Prepaid expenses and other current assets	3,061	2,546
Total current assets	140,449	35,743
Property and equipment, net	31,624	26,125
Right of Use asset, net	34,117	2,584
Goodwill and intangible assets, net	24,083	30,772
Other assets	1,512	1,512
Total assets	$231,785	$96,736
	December 31,
	2020	2019
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$16,128	$17,073
Revolving line of credit	—	1,495
Current lease liability	1,627	1,606
Current maturities of long-term debt	5,466	2,363
Accrued expenses and other liabilities	12,315	7,662
Total current liabilities	35,536	30,199
Long-term debt	24,344	13,927
Long-term lease liability	33,982	912
Preferred stock warrant liability	5,241	—
Total liabilities	99,103	45,038
Redeemable convertible preferred stock	287,323	134,567
Stockholders’ deficit:
Common stock, $0.001 par value, 128,467 and 82,798 shares authorized, 5,798 and 5,568 shares issued and outstanding at December 31, 2020 and 2019, respectively	6	6
Additional paid-in capital	—	733
Accumulated deficit	(154,322)	(83,395)
Accumulated other comprehensive loss	(325)	(213)
Total stockholders’ deficit	(154,641)	(82,869)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$231,785	$96,736
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands)
	Year Ended December 31,
	2020	2019	2018
Revenues	$114,348	$79,523	$4,269
Cost of sales	102,430	70,961	677
Gross profit	11,918	8,562	3,592
Operating expenses:
Research and development	29,457	24,810	13,373
Selling, general and administrative expenses	37,446	27,457	9,158
Impairment of goodwill	4,832	—	—
Total operating expenses	71,735	52,267	22,531
Loss from operations	(59,817)	(43,705)	(18,939)
Other expense (income):
Interest expense (income), net	7,369	195	(669)
Other, net	(75)	(9)	40
Total other expense (income)	7,294	186	(629)
Net loss before income tax	(67,111)	(43,891)	(18,310)
Income tax expense (benefit)	48	19	(221)
Net loss	$(67,159)	$(43,910)	$(18,089)
Net loss	$(67,159)	$(43,910)	$(18,089)
Less: Preferred stock deemed dividend	6,102	—	1,015
Net loss attributable to common stockholders	$(73,261)	$(43,910)	$(19,104)
Net loss per common share:
Basic and diluted loss per common share	$(12.94)	$(8.32)	$(3.72)
Weighted average shares outstanding:
Basic and diluted loss per common share	5,662	5,277	5,131
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(In Thousands)
	Year Ended December 31,
	2020	2019	2018
Net loss	$(67,159)	$(43,910)	$(18,089)
Foreign currency:
Comprehensive (loss)	(226)	(21)	(91)
	(226)	(21)	(91)
Marketable securities:
Comprehensive income (loss)	(109)	374	(457)
Adjustment for net (gains) losses realized in net loss	223	(17)	41
	114	357	(416)
Total other comprehensive (loss) income	(112)	336	(507)
Total comprehensive loss	$(67,271)	$(43,574)	$(18,596)
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In Thousands, Except Share Information)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	35,166,020	$36,096	4,990,338	$5	$120	$(20,750)	$(42)	$(20,667)
Issuance of common stock upon exercise of stock options	—	—	250,667	—	36	—	—	36
Stock-based compensation expense	—	—	—	—	213	—	—	213
Sale of Series C redeemable convertible preferred stock, net of issuance costs of $105	22,405,293	64,895	—	—	—	—	—	—
Exchange of redeemable convertible preferred stock, including deemed dividend:
Retirement of Series A	(469,894)	(348)	—	—	—	—	—	—
Issuance of Series C	469,894	1,363	—	—	—	—	—	—
Deemed dividend	—	1,015	—	—	(369)	(646)	—	(1,015)
Comprehensive loss	—	—	—	—	—	(18,089)	(507)	(18,596)
Balance at December 31, 2018	57,571,313	$102,006	5,241,005	$5	$—	$(39,485)	$(549)	$(40,029)
Issuance of common stock upon exercise of stock options	—	—	226,510	1	89	—	—	90
Stock-based compensation expense	—	—	—	—	644	—	—	644
Sale of Series C-1 redeemable convertible preferred stock, net of issuance costs of $82	8,861,519	32,561	—	—	—	—	—	—
Comprehensive income (loss)	—	—	—	—	—	(43,910)	336	(43,574)
Balance at December 31, 2019	66,432,832	$134,567	5,467,515	$6	$733	$(83,395)	$(213)	$(82,869)
Impact of adoption of Topic 606	—	—	—	—	—	519	—	519
Issuance of common stock upon exercise of stock options	—	—	330,276	—	72	—	—	72
Stock-based compensation expense	—	—	—	—	1,010	—	—	1,010
Sale of Series D redeemable convertible preferred stock, net of issuance costs of $4,668	38,412,268	154,420	—	—	—	—	—	—
Retirement of redeemable convertible preferred stock, including deemed dividend:
Retirement of Series A	(1,542,600)	(1,164)	—	—	—	—	—	—
Retirement of Series B	(403,939)	(500)	—	—	—	—	—	—
Deemed dividend	—	—	—	—	(1,815)	(4,287)	—	(6,102)
Comprehensive loss	—	—	—	—	—	(67,159)	(112)	(67,271)
Balance at December 31, 2020	102,898,561	$287,323	5,797,791	$6	$—	$(154,322)	$(325)	$(154,641)
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
	Year Ended December 31,
	2020	2019	2018
Operating activities
Net loss	$(67,159)	$(43,910)	$(18,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,504	3,790	707
Share-based compensation expense	1,010	644	213
Bad debt expense	133	281	5
Remeasurement of preferred stock warrant	661	—	—
Amortization related to financing activities	2,507	18	—
Impairment of goodwill	4,832	—	—
Deferred income tax benefit	—	—	(220)
Other	364	48	248
Changes in operating assets and liabilities:
Accounts receivable	693	(2,597)	2,138
Inventories	(5,364)	(4,287)	250
Prepaid expenses and other current assets	(30)	(1,241)	(367)
Accounts payable	(1,949)	4,291	(108)
Accrued expenses	4,120	106	1,876
Other liabilities	—	(1,496)	(16)
Net cash used in operating activities	(52,678)	(44,353)	(13,363)
Investing activities
Purchases of marketable securities	(208,780)	(36,348)	(49,600)
Proceeds from maturities of marketable securities	9,070	10,700	15,023
Proceeds from sales of marketable securities	107,243	54,765	9,671
Payments for acquisitions of property and equipment	(9,855)	(6,841)	(998)
Proceeds from divestitures	1,650	—	—
Payments made in connection with business acquisitions	—	(26,822)	(22,711)
Net cash used in investing activities	(100,672)	(4,546)	(48,615)
Financing activities
Principal payments on debt	(8,941)	(831)	—
Proceeds from issuance of debt	24,534	15,293	—
Borrowing under revolving line of credit	25,587	28,518	—
Repayments under revolving line of credit	(27,082)	(27,023)	(1,250)
Proceeds from issuance of redeemable convertible preferred stock, net of costs	154,420	32,561	64,895
Retirement of redeemable preferred stock	(7,766)	—	—
Repayments of financing lease obligations	(121)	(60)	—
Proceeds from the exercise of stock options	72	89	36
Net cash provided by financing activities	160,703	48,547	63,681
Effect of exchange rate changes on cash	(226)	(21)	(91)
Net (decrease) increase in cash and cash equivalents	7,127	(373)	1,612
Cash and cash equivalents, beginning of year	2,616	2,989	1,377
Cash and cash equivalents, end of year	$9,743	$2,616	$2,989
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$5	$—
Cash paid for interest	$4,685	$622	$—
Supplemental disclosure of non-cash investing and financing activities
Issuance of preferred stock warrants	$4,580	$—	$—
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$669	$952	$—
Financing leases	$33,523	$—	$—
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar Amounts in Thousands)
1. Description of Business
Benson Hill, Inc. and subsidiaries (collectively, the Company, we, us, or our) was founded in 2012 and incorporated in Delaware. We are an agri-food innovator that combines data science and machine learning with biology and genetics to unlock nature’s genetic diversity in the development of healthier, great-tasting food and ingredients. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota.
Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of December 31, 2020, the Company had cash and cash equivalents of $9,743 and marketable securities of $100,334, term debt and notes payable of $29,810 and an accumulated deficit of $154,322. During the year ended December 31, 2020, the Company incurred a net loss of $67,159, had negative cash flows from operating activities of $52,678, and violated certain financial covenants under its term debt agreement, which were subsequently waived. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in July of 2021. Certain of these debt financings require the Company’s wholly owned subsidiary, Dakota Dry Bean, to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants during 2021 (see Note 12 — Debt). Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company breaches these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.
Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.
Accordingly, in addition to obtaining waivers for any potential debt covenant violations, the Company will need to obtain additional financing. As the issuance of additional equity or debt is not entirely within the Company’s control, management cannot be certain they will be successful in obtaining additional financing on terms acceptable to the Company, or at all.
The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company prepares its consolidated financial statements in conformity with GAAP.
Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates include those with respect to allowance for doubtful accounts, reserves for inventory obsolescence, the recoverability of long-lived assets, intangibles and goodwill, the estimated value of our warrant liability and the fair value of the Company’s Common Stock.
The fair value of the Company’s Common Stock was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its Common Stock, as determined based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s Common Stock at the time, and the likelihood of a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock and other equity instruments at each valuation date.
Cash and Cash Equivalents
We consider all short-term, highly liquid investments with maturities of 90 days or less at acquisition date to be cash equivalents.
Marketable Securities
We classify our investment securities as available-for-sale on the date of purchase. The securities are recorded at their fair value with the unrealized gains and losses, net of tax effect, recorded in other comprehensive income. Realized gains and losses affect income and the prior fair value adjustments are reclassified within stockholders’ deficit. Premiums and discounts are amortized on the straight-line method. Gains and losses on the sale of securities are determined using the specific-identification method.
Accounts Receivable
Accounts receivable represent amounts owed to us from the sale of harvested produce and grain, soybean meal and oil, royalties, and licensing of proprietary technology. The carrying value of our receivables represent estimated net realizable values. We generally do not require collateral and estimate any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is recorded accordingly.
Past-due receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due. The Company had amounts reserved for doubtful accounts at December 31, 2020 and 2019, of $177 and $28, respectively.

Inventories
Inventories, primarily comprised of fresh produce, dry beans, seeds, soybean meal, soybean oil, barley, and related packaging materials, are recorded at the lower of cost or net realizable value with cost determined on the first-in, first-out basis. Crops under production include the direct costs of land preparation, seed, planting, growing, and maintenance.
We evaluate inventory balances for obsolescence on a regular basis based on the age of the inventory and our sales forecasts. We also determine the net realizable value of our inventory balances using projected selling prices for our products, market prices for the underlying agricultural markets, the age of products, our anticipated costs, and other factors, and compare those prices with the current weighted average costs of our inventories. If our costs are higher than the projected selling prices, a valuation adjustment is recorded.
Certain seed costs associated with products not yet commercialized are expensed to research and development.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. Leasehold improvements are depreciated over the shorter of their useful life or remaining term of the lease.
Expenses for repairs and maintenance are expensed as incurred, and upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed from the accounts and any resulting gain or loss is recognized on the consolidated statement of operations and comprehensive loss. Depreciation expense has been calculated using the following estimated useful lives:
Furniture and fixtures	5-7 years
Machinery, field and laboratory equipment	5-7 years
Computer equipment	3-5 years
Vehicles	3-7 years
Buildings and building improvements	5-20 years
Long-lived assets are reviewed for impairment whenever, in management’s judgement, conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows with the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value. The Company did not record any property or equipment impairments for the year ended December 31, 2020 or 2019.
Leases
The Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.
Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company recognizes interest expense and depreciation expense for finance leases. Depreciation expense for assets held under finance leases is computed using the straight-line method over the lease term or useful life for leases that contain a transfer of title or reasonably certain purchase option.
Our lease agreements contain variable lease payments for increases in rental payment as a result of indexation, common area maintenance, utility, and maintenance charges. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.
Most of the Company’s leases do not provide a readily available implicit interest rate. Therefore, the Company estimates the incremental borrowing discount rate based on information available at lease commencement. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease.
Goodwill and Intangible Assets
Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.
Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired.
Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit. During the year ended December 31, 2020, the Company evaluated goodwill for impairment using a qualitative assessment for one reporting unit and using a quantitative assessment for two reporting units resulting in a goodwill impairment charge of $4,832. During the years ended December 31, 2019 and 2018, the Company evaluated goodwill for impairment using a qualitative assessment for all reporting units concluding it was not more likely than not that goodwill was impaired.
Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, and in-process research and development (IPRD). Intangible assets are valued based on the income approach which utilizes discounted cash flows. These estimates generally constitute Level 3 inputs under the fair value hierarchy.
IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization. During the year ended December 31, 2020 and 2019, no IPRD assets were abandoned or completed, and we did not otherwise identify factors of impairment of these assets.
Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required. During the year ended December 31, 2020 and 2019, the Company evaluated IPRD for impairment using a qualitative assessment and concluded it was not more likely than not that impairment existed.
In conjunction with business acquisitions, we obtain trade names, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names are amortized over their estimated useful life, which is generally ten years. Employment agreements are being amortized over the contractual period, which is two years. Customer relationships are expected to provide economic benefits to the Company over the amortization period of 15 years and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.

Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are presents, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the assets in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss. The Company did not record any definite lived intangible asset impairments for the year ended December 31, 2020, 2019 or 2018.
Debt Issuance Costs
The Company capitalizes costs incurred in connection with new borrowings, the establishment or enhancement of credit facilities and the issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Debt issuance costs related to a recognized liability are presented in the balance sheet as a direct reduction from the carrying amount of that liability. The unamortized balance of deferred financing costs shown as a reduction from the carrying amount of the liability was $553 and $204 at December 31, 2020 and 2019, respectively. Amortization of debt issuance costs was $228, $18 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.
Preferred Stock Warrant Liability
The Company presents its preferred stock warrants in the consolidated balance sheets at their estimated fair value. The warrants are exercisable at any time by the holders for cash at a purchase price per share equal to the lowest price per share at which we have sold shares of a specific series of our preferred stock or a number of shares of equivalent value as determined by a specified calculation.
The liability associated with these warrants are subject to remeasurement at each balance sheet date until the earlier of the expiration, exercise, or conversion of the convertible preferred stock warrants into preferred or common shares, with changes in fair value recorded as interest expense (income), net in the consolidated statements of operations.
Redeemable Convertible Preferred Stock
The Series A, B, C, C-1, and D redeemable convertible preferred stock, referred collectively as Preferred Stock, have been classified as temporary equity in the consolidated balance sheets due to the contingent redeemable nature of these securities upon a Deemed Liquidation Event as defined by the shareholder agreements.
A Deemed Liquidation Event is generally defined as a merger, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; a sale or other disposition of substantially all assets of the Company; a sale or exclusive license of substantially all of the Company’s intellectual property; or one or a series of related transactions resulting in a person or group of affiliated persons holding a majority of outstanding voting stock other than transactions approved by the requisite percentage of the holders of Preferred Stock. Triggering events that could result in a Deemed Liquidation Event are not solely within the control of the Company.
Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if the majority, by voting power, of all holders of Preferred Stock and two-thirds of the holders of Series D Preferred Stock request such redemption. The redemption price shall be equal to the liquidation preferences.
The Preferred Stock is not currently redeemable or probable of redemption as of December 31, 2020 and, therefore, is not being accreted to its liquidation preference as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable and adjustments to the carrying amounts to accrete to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
The Company accounts for potentially beneficial conversion features under ASC Topic 470-20, Debt with Conversion and Other Options. As such, the Company assesses whether beneficial conversion features exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the Preferred Stock contains a beneficial conversion feature. The beneficial conversion feature is recognized as a deemed dividend against the carrying amount of the Preferred Stock. No beneficial conversion element existed at or subsequent to the respective issuance dates of our Preferred Stock. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.
Fair Value
Assets and liabilities recorded at fair value on a recurring basis on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows
Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the periods presented.
Revenue Recognition
The policies described below represent the Company’s policies under ASC 605 and ASC 606 as there were not material changes to the Company’s policies as a result of the adoption with the exception of any changes explicitly outlined.
Product Sales
We recognize revenue on a gross basis for product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, and soybean meal and oil, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, the Company considers several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and the Company’s right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.
In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, the Company is acting as an agent and earns a stated commission and as such revenue is reported on a net basis representing the commissions earned in the Company’s consolidated statement of operations. For certain of these transactions, the Company is responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.

Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.
Software as a Service (“SAAS”)
We enter into contractual arrangements, which provide access to our proprietary platform CropOSTM. CropOSTM is designed to facilitate the accessibility and actionability of certain data, machine learning and AI techniques to enable predictive breeding.
Customers have access to this data and functionality, but not access to any of Benson Hill’s propriety patents or other intellectual property (IP). Customers typically pay for this service with an annual subscription and the Company recognizes revenue under SAAS contracts on a straight-line basis over the term of the arrangement.
Research Licenses
We enter into contractual arrangements, which provide customers the right to use our proprietary IP and/or patents under a research license for a specific period of time. Customers receive all IP and “know how” at the start of the contract and may perform all desired research to incorporate Benson Hill’s IP into potential new strains and breeds of germplasm. Contracts provide for up-front payments as well as milestone payments and royalties based on commercial sales involving the licensed technology at some point in the future when, and if, commercialization occurs. These contracts are considered functional licenses and revenue is recorded at the inception of the contract for the amount the customer is contractually obligated to pay and for which collectability is probable.
For the year ended December 31, 2020, 2019 and 2018, commercialization had not occurred nor was probable and therefore no revenue was recognized for these milestones.
For the year ended December 31, 2020 under ASC 606 we recognized $114,113 of revenue as of a point in time and $235 over time.
The Company’s disaggregated revenue is fully disclosed as revenues by reporting segment (See Note 22 — Segment Information for additional information).
Research and Development Expenses
Research and development expenses consist of costs incurred in the discovery, development, and testing of our products. These expenses consist primarily of employee salaries and benefits, fees paid to subcontracted research providers, costs associated with field trials, chemicals and supplies, and other external expenses. Third-party research and development expenses are expensed when the contracted work has been performed or as milestone results are achieved. Reimbursements of research and development costs from governmental or other third-party grants are recognized as a reduction of research and development expense. For the years ended December 31, 2020, 2019 and 2018, the Company received grant reimbursement of $1,016, $1,142 and $0, respectively.
Patents
We expense patent costs, including related legal costs, as incurred. Costs to maintain, in-license, and defend patents are recorded as selling, general and administrative expenses on the statements of operations and comprehensive loss. Costs to write and support the research for filing patents are recorded as research and development expenses on the statements of operations and comprehensive loss.
Stock-Based Compensation
We measure all stock options granted to employees and directors based on the fair value on the date of the grant and recognize compensation expenses of those awards over the requisite service period, which is generally the vesting period of the respective awards.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We are a private company and lack company-specific historical and implied volatility information; therefore, we estimate our expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded stock price.
The expected term of our stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options.
The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award from a time period approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.
We classify share-based compensation expense on our consolidated statement of operations and comprehensive loss as research and development and selling, general and administrative expenses as this is consistent with the manner in which the award recipient’s payroll costs are classified.
Income Taxes
Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement basis and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.
When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.
Forward Purchase Contracts
We enter into seed and grain production agreements (Forward Purchase Contracts) with seed producers and growers. The seed and grower contracts often require us to pay prices for the seed and grain produced at commodity futures market prices plus a premium. The grower has the option to fix their price with us throughout the term of the agreement. The grower contracts allow for delivery of grain to us at harvest if so specified when the agreement is executed, otherwise delivery occurs on a date that we elect through a specified date of the following year.
We designate all Forward Purchase Contracts as normal purchases and as a result are exempt from derivative accounting.
Significant Concentrations and Credit Risk
Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable, and Forward Purchase Contracts.
We have cash and cash equivalents and marketable securities at accredited financial institutions and, at times, maintain balances in excess of insured limits but believe such credit risk is minimal. Concentrations of credit risk associated with unsecured accounts receivable may vary between years because of the nature of our business.
Our customers primarily consist of businesses operating in the agriculture industry, including retailers that sell our produce, consumer package goods manufacturers that incorporate our ingredients, and institutions that license our cloud-based genomic platform. For the year ended December 31, 2020, one customer generated greater than 10% of consolidated revenue for a total of $15,270. For the year ended December 31, 2019, four customers each generated greater than 10% of consolidated revenue for a total of

$38,151. For the year ended December 31, 2018, two customers each generated greater than 10% of consolidated revenue for a total of $3,000.
Foreign Currency Translation
The financial statements for our ex-U.S. operations, primarily comprising licensing arrangements and research and development activities in Brazil and Canada, respectively, are translated to U.S. dollars at current exchange rates. For assets and liabilities, the fiscal year-end rate is used. For revenues, expenses, gains, and losses, an approximation of the average rate for the period is used. Unrealized currency adjustments in the consolidated financial statements are accumulated in equity as a component of accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions are separately reflected on the consolidated statement of comprehensive loss.
Recently Adopted Accounting Guidance
Effective January 1, 2020, the Company adopted the new guidance of ASC 606, Revenue from Contracts with Customers (Topic 606) for all contracts that had not been completed as of the adoption date (the modified retrospective approach). Topic 606 requires the Company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The new guidance requires the Company to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Company satisfies a performance obligation.
Comparative balance sheet and statement of earnings information has not been restated and continues to be reported under the guidance of ASC 605, Revenue Recognition (Topic 605), that was in effect as of December 31, 2019 and in the years ended December 31, 2019 and 2018. The cumulative effect of initially applying the guidance as an adjustment to the opening accumulated deficit balance at January 1, 2020 was a reduction of $519. The adjustment was primarily the result of the timing of revenue recognition under our research license contracts.
The Company elected the following practical expedients upon its adoption of Topic 606: (1) Shipping and handling costs related to contracts with customers for sale of goods are accounted for as a fulfillment activity and are included in cost of sales. Accordingly, amounts billed to customers for such costs are included as a component of revenues; (2) The Company has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on, and concurrent with, a specific revenue-producing transaction and collected by the Company from a customer for sales taxes.
Effective January 1, 2020, the Company adopted ASC 842, Leases (Topic 842), which requires lessees to recognize assets and liabilities for all leases. The Company adopted Topic 842 using the modified retrospective transition method with the cumulative effect of the adoption being recorded in the earliest comparative reporting period presented. In addition, the Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance.
The Company did not elect the hindsight practical expedient. The Company also elected to use the practical expedient that allows the combination of lease and non-lease contract components in all of its underlying asset categories.
Upon the adoption of this guidance, the Company recognized operating right-of-use assets and operating lease liabilities of $405 in the consolidated balance sheet as of the date of earliest application. The adoption of this new guidance had no impact on opening retained earnings. The adoption of this new guidance did not have a material impact on the Company’s results of operations, cash flows, liquidity or the Company’s covenant compliance under its existing credit agreement.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation.
The Company adopted ASU 2017-04 on January 1, 2020 with no impact to its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASU 2018-13). The primary focus of ASU 2018-13 is to improve the effectiveness of the disclosures for fair value measurements by requiring public entities to disclose certain new information while modifying some existing disclosure requirements. The FASB issued ASU 2018-13 as part of its broader disclosure framework project, which aims to improve the effectiveness of disclosures in the notes to the financial statements by focusing on requirements that clearly communicate the most important information to users of the financial statements. The Company adopted ASU 2018-13 on January 1, 2020 with no impact to its consolidated financial statements.
Recently Issued Accounting Guidance Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASU 2016-13), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (ASU 2020-04). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We are currently evaluating our contracts and the optional expedients provided by the new standard.
In August 2020, the FASB issued ASU 2020-06, Debt (ASU 2020-06). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract.
ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASU 2019-12). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public companies for fiscal years beginning after December 15, 2020, and interim periods therein with early adoption permitted. The Company is reviewing the provisions of the standard but does not expect a significant impact to the Company’s financial statements.
3. Business Acquisitions
Acquisition of Dakota Dry Bean
On December 21, 2018, we completed the acquisition of Dakota Dry Bean (DDB) for total cash consideration of $22,711. DDB is a leading processor of pea starch, pea flour, pea protein, and barley with processing locations in North Dakota and Minnesota. The acquisition of DDB was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:
Fair Value at December 21, 2018
Assets:
Accounts receivable	$5,672
Inventory	1,248
Prepaid expenses and other assets	155
Property and equipment	15,037
Right-of-use asset	331
Identified intangible assets	3,574
Goodwill	3,193
Total assets acquired	29,210
Liabilities:
Accounts payable	2,086
Accrued liabilities	797
Revolving line of credit	1,248
Lease liability	331
Long-term debt	1,817
Deferred tax liability	220
Total liabilities assumed	6,499
Total purchase price	$22,711
Goodwill largely consists of expected growth synergies through the commercialization of our innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships, trade name, and an employee agreement of $2,433, $705, and $436, respectively.
Effective December 21, 2018, results from the operations of DDB have been included on our consolidated statement of operations and comprehensive loss. For the year ended December 31, 2018, $709 of revenue was included in the consolidated statement of operations and comprehensive loss.
The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2018, would have resulted in reported revenues and a net loss of $46,919 and ($18,231), respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $526 of costs attributable to the acquisition. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.
Acquisition of SGI Genetics, Inc.
On February 7, 2019, we completed the acquisition of certain assets and the assumption of certain liabilities of SGI Genetics, Inc. and Schillinger Genetics, Inc. (collectively, SGI) for total cash consideration of $13,814. The acquisition of SGI was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at February 7, 2019
Assets:
Accounts receivable	$247
Inventory	70
Property and equipment	785
Right-of-use asset	33
IPRD	4,710
Goodwill	9,260
Total assets acquired	15,105
Liabilities:
Accounts payable	1,047
Lease liability	33
Deferred revenue	211
Total liabilities assumed	1,291
Total purchase price	$13,814
IPRD assets, which consist of seed germplasm, are amortized over the estimated useful life of the assets upon successful completion of the related projects. Completion of the related projects is expected to occur over the next four years. Goodwill largely consists of expected growth synergies through the commercialization of acquired seed germplasm.
Effective February 7, 2019, results from the operations of SGI have been included on our consolidated statement of operations and comprehensive loss. Results prior to the acquisition in 2019 were immaterial to the Company’s consolidated financial results.
Acquisition of J&J Produce, Inc.
On May 31, 2019, the Company completed the acquisition of J&J Produce, Inc. and J&J Southern Farms, Inc. (collectively, J&J) for total cash consideration of $14,258, including a fixed deferred payment of $1,250 that remains outstanding at December 31, 2020, and is recorded within accrued expenses (see Note 21 — Commitments and Contingencies). J&J is a producer and distributor of farmed products, including fruits and vegetables. The acquisition of J&J was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:
Fair Value at May 31, 2019
Assets:
Accounts receivable	$7,827
Inventory	1,814
Prepaid expenses and other assets	612
Property and equipment	4,033
Right-of-use asset	1,345
Identified intangible assets	8,950
Goodwill	1,878
Total assets acquired	26,459
Liabilities:
Accounts payable	8,294
Lease liability	1,345
Accrued liabilities	2,562
Total liabilities assumed	12,201
Total purchase price	$14,258

Goodwill largely consists of expected growth synergies through the commercialization of the Company’s innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships and trade name of $7,310 and $1,640, respectively.
Effective May 31, 2019, results from the operations of J&J have been included on our consolidated statement of operations and comprehensive loss and incorporated in our Fresh reporting unit. For the year ended December 31, 2019, $28,573 of revenue was included in the consolidated statement of operations and comprehensive loss.
The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2019, would have resulted in reported revenues and a net loss of $109,937 and ($40,786), respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $1,343 of costs attributable to the acquisition and amortization of acquired intangibles of $348. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2018, would have resulted in reported revenues and a net loss of $70,802 and ($23,928), respectively. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.
In conjunction with all acquisitions we incurred $4,010 and $526 of acquisition-related costs, including legal and accounting fees, during 2019 and 2018, respectively. These costs were recorded in selling, general, and administrative expenses.
4. Fair Value Measurements
Our financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities, preferred stock warrant liability and notes payable. At December 31, 2020 and 2019, we had cash equivalents of $9,743 and $2,616, respectively, which consisted of money market funds with maturities of less than three months. At December 31, 2020 and 2019, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximated fair value due to their short maturities.
The following tables provide the financial instruments measured at fair value on a recurring basis based on the fair value hierarchy:
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$76	$—	$—	$76
Corporate bonds	—	100,258	—	100,258
Marketable securities	$76	$100,258	$—	$100,334
Liabilities
Preferred stock warrants	$—	$—	$5,241	$5,241
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Corporate bonds	$—	$8,315	$—	$8,315
Marketable securities	$—	$8,315	$—	$8,315
Liabilities
Preferred stock warrants	$—	$—	$—	$—
There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 for 2020 or 2019.

The preferred stock warrant liability was valued based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.
The following table summarizes the change in the Preferred stock warrant liability categorized as level 3.
Year Ended December 31, 2020
Balance, beginning of period	$—
Issuances	4,580
Change in fair value	661
Ending balance	$5,241
Fair Value of Long-Term Debt
At December 31, 2020 and 2019, the fair value of the Company’s debt, including amounts classified as current, was $30,510 and $18,528, respectively. Fair values are based upon observed prices in an active market, when available, or from valuation models using market information, which fall into Level 3 in the fair value hierarchy.
5. Investments in Available-for-Sale Securities
The Company has invested in marketable debt securities, primarily investment grade corporate bonds and highly liquid U.S Treasury securities, which are held in the custody of a major financial institution. These securities are classified as available-for-sale and, accordingly, the unrealized gains and losses are recorded through other comprehensive income.
	December 31, 2020
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$75	$1	$—	$76
Corporate notes and bonds	100,235	242	(219)	100,258
Total Investments	$100,310	$243	$(219)	$100,334
	December 31, 2019
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$—	$—	$—	$—
Corporate notes and bonds	8,376	—	(61)	8,315
Total Investments	$8,376	$—	$(61)	$8,315
The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $25,923 and $8,315 at December 31, 2020 and 2019, respectively. The Company did not have any unrealized losses on investments owned for more than one year as of December 31, 2020 and 2019, respectively. The Company does not intend to sell these securities before recovery of their amortized cost basis.
Available-for-sale investments outstanding at December 31, 2020, classified as marketable securities in the consolidated balance sheets, have maturity dates ranging from the first quarter of 2021 through the second quarter of 2024. The fair value of marketable securities as of December 31, 2020 with maturities within one year and one to five years is $27,268 and $73,066, respectively. The Company classifies available-for-sale investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.

6. Inventories
Inventories consist of the following at December 31:
	2020	2019
Raw materials and supplies	$2,263	$2,333
Work-in-process	1,193	35
Crops under production	4,155	3,381
Finished goods	5,429	1,420
Total inventories	$13,040	$7,169
7. Property and Equipment
Components of property and equipment at December 31 are as follows:
	2020	2019
Land	$342	$502
Furniture and fixtures	2,732	1,106
Machinery, field, and laboratory equipment	7,393	5,137
Computer equipment	1,288	744
Vehicles	1,288	664
Buildings and building improvements	26,614	21,533
	39,657	29,686
Less accumulated depreciation	(8,033)	(3,561)
Property and equipment, net	$31,624	$26,125
Depreciation expense was $4,617, $2,949 and $351 for the years ended December 31, 2020, 2019 and 2018, respectively.
8. Leases
The Company leases real estate in the form of laboratory, greenhouse, warehouse, and office facilities. The Company also leases equipment in the form of laboratory equipment, vehicles, and office equipment. Generally, the term for real estate leases ranges from 1 to 11 years at inception of the contract and the term for equipment leases is 4 years at inception of the contract. Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term from 1 to 10 years. The leases considered to be financing leases include the office lease for the Company’s headquarters in St. Louis, Missouri, a vehicle lease, and an equipment lease.
Lease costs are included within cost of sales, selling, general and administrative expenses, and research and development on the condensed consolidated statements of income and comprehensive income.
	2020	2019	2018
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$1,809	$51	$—
Interest on lease liabilities	1,704	7	—
Operating lease cost	1,741	1,151	398
Short-term lease cost	2,055	1,684	550
Variable lease cost	435	80	—
Total lease cost	$7,744	$2,973	$948

Operating and finance lease right of use assets and liabilities as of the balance sheet dates are as follows:
	2020	2019
Assets
Finance lease right-of-use assets	$31,888	$155
Operating lease right-of-use assets	2,229	2,429
Liabilities
Current
Finance lease liabilities	$602	$56
Operating lease liabilities	1,025	1,550
Noncurrent
Finance lease liabilities	$32,909	$53
Operating lease liabilities	1,073	859
Lease term and discount rate consisted of the following at December 31:
	2020	2019
Weighted-average remaining lease term (years):
Finance leases	10.5	2.0
Operating leases	3.2	1.8
Weighted-average discount rate:
Finance leases	8.7%	5.5%
Operating leases	6.9%	6.5%
Supplemental cash flow and other information related to leases for each of the periods ended December 31 were as follows:
	2020	2019	2018
Other information
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$3,612	$2,245	$395
Operating cash flows from finance leases	1,472	7	—
Financing cash flows from finance leases	88	60	—
Right-of-use assets obtained in exchange for new lease liabilities:
Finance leases	$33,523	$—	$225
Operating leases	1,447	1,992	616
The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the condensed consolidated balance sheets as of December 31, 2020. The table excludes $88,055 of legally binding minimum lease payments for our Crop Accelerator lease which has been signed, but not commenced. The lease is expected to commence in the third quarter of 2021 and has a 20 year lease term.
	Finance Lease	Operating Lease
2021	$3,753	$1,063
2022	4,542	498
2023	4,860	344
2024	4,948	284

	Finance Lease	Operating Lease
2025	5,045	132
Thereafter	29,115	—
Total lease payments	52,263	2,321
Less: NPV discount	18,752	223
Present value of lease liabilities	$33,511	$2,098
9. Goodwill and Other Intangible Assets
Information regarding our goodwill and intangible assets are as follows:
	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2020
Goodwill	Indefinite	$9,260	$—	$9,260
Customer relationships	15 years	9,186	(1,021)	8,165
Trade names	10 years	2,355	(407)	1,948
Employment agreements	2 years	436	(436)	—
IPRD	Indefinite	4,710	—	4,710
		$25,947	$(1,864)	$24,083
	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2019
Goodwill	Indefinite	$14,331	$—	$14,331
Customer relationships	15 years	9,743	(447)	9,296
Trade names	10 years	2,355	(134)	2,211
Employment agreements	2 years	436	(222)	224
IPRD	Indefinite	4,710	—	4,710
		$31,575	$(803)	$30,772
In conjunction with the quantitative goodwill impairment analysis performed during 2020 as part of our annual test, we concluded that the goodwill carrying amount exceeded the fair value at our Dakota Dry Bean and Fresh reporting units.
The impairment at the DDB reporting unit was driven by reduced demand for, and margins on, pet food ingredients as driven by lower sales of grain-free companion animal pet food coupled with higher yellow pea processing capacity resulting in an impairment charge of $2,954. After the impairment charge, the goodwill balance associated with the DDB reporting unit is zero.
The impairment at the Fresh reporting unit was driven by lower sales and earnings primarily resulting from the impact of the COVID-19 global pandemic coupled with a series of negative weather events in late 2020. Although a recovery from these negative events, and a return to profitability is expected over time, the near-term impact of these events and uncertainties on timing of recovery resulted in an impairment charge of $1,878. After the impairment charge, the goodwill balance associated with the Fresh reporting unit is zero.
The impairment charges were based upon estimated discounted cash flows, including estimates of future sales volumes, sales prices, production costs and a risk-adjusted cost of capital. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy.
The goodwill balance remaining at December 31, 2020 is attributable to our SGI acquisition and included in our Soy reporting unit.

Amortization expense on definite lived intangibles was $1,124, $841 and $356 for the years ended December 31, 2020, 2019 and 2018, respectively.
As of December 31, 2020, future amortization of intangible assets, with the exception of the $4,710 of IPRD assets that will be amortized once the corresponding projects have been completed, is estimated as follows:
Amount
Year ending December 31:
2021	$849
2022	849
2023	847
2024	847
2025	847
Thereafter	5,874
$10,113
The weighted average amortization period in total and by intangible asset class as of December 31, 2020 is as follows:
Customer relationships	13.3 years
Trade names	8.3 years
Total	12.4 years
10. Other Current Assets
Prepaid expenses and other current assets consist of the following:
	December 31,
	2020	2019
Prepaid expenses	$1,636	$1,403
Other	1,425	1,143
	$3,061	$2,546
11. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	December 31,
	2020	2019
Payroll and employee benefits	$2,951	$2,182
Litigation	2,675	1,250
Professional services	1,812	1,647
Research and development	700	514
Interest	364	256
Other	3,813	1,813
	$12,315	$7,662

12. Debt
	December 31,
	2020	2019
DDB Term loan, due April 2024	$9,916	$13,169
DDB Equipment loan, due April 2024	2,625	3,325
Notes Payable, due May 2024	19,768	—
Notes payable, varying maturities through June 2026	356	—
Less: unamortized debt discount and debt issuance costs	(2,855)	(204)
	29,810	16,290
Less current maturities of long-term debt	(5,466)	(2,363)
Long-term debt	$24,344	$13,927
Term Loan, Equipment Loan and Revolver
In April 2019, our wholly owned subsidiary, DDB entered into a Credit Agreement comprised of a $14,000 aggregate principal amount of floating rate, five-year term loan (DDB Term Loan), a $3,500 floating rate, five-year loan to be used for facility expansion (DDB Equipment Loan), and a $6,000 floating rate revolving credit facility (DDB Revolver), which is renewed annually. Proceeds from the Term Loan along with cash on hand were used to fully repay a term loan assumed in the acquisition of DDB by Benson Hill.
The Credit Agreement is secured by substantially all the real and personal property of DDB and is guaranteed, in part, by Benson Hill, the parent company, to a maximum of $7,000. The Term Loan is payable in equal quarterly installments of $416 plus interest with the remaining balance of $5,972 due in April 2024. The Equipment Loan is payable in equal quarterly installments of $175 plus interest through April 2024.
The interest rate on the Term Loan and Equipment Loan is equal to LIBOR plus 4.0% or 4.16% at December 31, 2020. The interest rate on the Revolver is equal to LIBOR plus 3.5% or 3.66% at December 31, 2020.
Under the Credit Agreement, DDB and the Company must comply with certain financial covenants based on DDB’s operations, including a minimum working capital covenant, a minimum net worth covenant, a funded debt to EBITDA ratio covenant, and a fixed charge coverage ratio covenant.
Benson Hill as guarantor must also comply with a minimum cash covenant. The Credit Agreement also contains various restrictions on our activities, including restrictions on indebtedness, liens, investments, distributions, acquisitions and dispositions, control changes, transactions with affiliates, establishment of bank and brokerage accounts, sale-leaseback transactions, margin stocks, hazardous substances, hedging, and management agreements. During 2019 and 2020, we were in violation of certain financial covenants under the Credit Agreement, which were subsequently waived by the lender.
In the second quarter of 2020, the Revolver maturity date was extended to July 2021 and the Credit Agreement was amended to incorporate updated prospective financial covenants with respect to minimum working capital, minimum net worth, funded debt to EBITDA ratio, and fixed charge coverage ratio. Subsequent to the period end, the Credit Agreement was further amended to clarify the definitions of net worth and EBITDA as used in the calculation of certain financial covenants and to adjust the non-financial covenants. While the Company is currently in compliance with the amended covenants, there is a risk that Benson Hill will not maintain compliance with the covenants, as discussed further in Note 1.
Notes Payable
In January 2020, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $35,000 with $20,000 available immediately and a second tranche of $15,000 available after the achievement of certain financial conditions including the issuance of additional equity by the Company. Availability under the second tranche expired on December 1, 2020.
In accordance with the loan and security agreement, the Company executed term notes with the lender in February 2020 in the aggregate amount of $20,000 with a term of 51 months payable in interest only, at 12.5% interest in the amount of $208 for the first 15 months and principal and interest payments in the amount of $661 for the remaining 36 months with any remaining amount outstanding due May 2024. The term notes are secured by substantially all of the assets of the Company.
In connection with this lending relationship and the execution of the loan and security agreement, the Company issued warrants to purchase preferred stock to the lender. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,332 at issuance, were recorded as debt discount, which is amortized over the life of the term notes using the effective interest method and recorded as interest expense.
The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $1,248 at issuance, were recorded as a current asset and amortized through the date of commitment expiration using the straight-line method and recorded as interest expense. The option to draw down on the second tranche of $15,000 expired in December 2020 unused.
Under the terms of the loan and security agreement, we must comply with certain affirmative and negative covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, distributions, and significant business changes. During 2020, we were in compliance with the covenants under the loan and security agreement.
Paycheck Protection Program Loans
In April 2020, the Company received loan proceeds in the amount of approximately $5,102 under the Paycheck Protection Program. The program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.
The Company subsequently repaid the loans in full in October 2020, including $25 of accrued interest.
Debt maturities
The contractual maturities of debt as of December 31, 2020 are as follows:
Amount
Year ending December 31:
2021	$5,471
2022	8,147
2023	8,975
2024	10,051
2025	16
Thereafter	5
$32,665
13. Preferred Stock Warrant Liability
In connection with financing arrangements, in the first quarter 2020, the Company issued 1,076,724 warrants to purchase Series C-1 preferred shares or any subsequent preferred share round of Benson Hill. The warrants are exercisable in the following scenarios and at the following purchase prices: (1) at the warrant holder’s discretion at any time before the expiration date (December 1, 2035) at the stock purchase price of the preferred share round for which the warrant holder is converting into (($3.6837 — Series C-1) or ($4.1416 — Series D)), or (2) upon the earliest to occur of (i) the expiration date, (ii) a change of control, or (iii) IPO, the warrants shall automatically exercise at no cost to the holder.

Should the Company consummate a bridge financing prior to a change of control or an IPO, the holders of the warrants may surrender their warrants to the Company and receive in exchange all of the same consideration, securities, instruments and rights as if the holder participated in the bridge financing with a loan in an amount equal to the shares issuable upon exercise of the warrants multiplied by the stock purchase price.
14. Income Taxes
No income tax benefit for net operating losses incurred has been recorded due to uncertainty in realizing a benefit from those items. The provision for income taxes for the years ended December 31 consists of the following:
	2020	2019	2018
Current:
Federal	$—	$—	$(8)
Foreign	41	19	7
State	7	—	—
Total current	48	19	(1)
Deferred:
State	—	—	215
Federal	—	—	(435)
Total deferred	—	—	(220)
Income tax expense (benefit)	$48	$19	$(221)
Reconciliation of the Federal statutory income tax provision for the Company’s effective income tax provision for the years ended December 31:
	2020	2019	2018
Tax at federal statutory rate	$(14,026)	$(9,215)	$(3,934)
State taxes, net of federal effect	(2,197)	(1,117)	(478)
Non-deductible items	991	159	204
R&D Credit	(1,289)	(666)	(666)
Valuation allowance	16,366	10,618	4,568
Other, net	203	240	85
Provision for income taxes	$48	$19	$(221)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are presented as follows:
	2020	2019
Deferred tax assets:
Net operating losses and tax credits	$33,535	$22,142
R&D credits	3,620	1,707
Intangible assets	971	1,032
Right of use lease liabilities	9,359	632
Other	1,589	316
Gross deferred tax assets	49,074	25,829
Less valuation allowance	(36,713)	(20,443)
Net deferred tax assets	12,361	5,386

	2020	2019
Deferred tax liabilities:
Other	(716)	(800)
Right of use assets	(8,948)	(637)
Property and equipment	(2,697)	(3,949)
Gross deferred tax liabilities	(12,361)	(5,386)
Net deferred tax liability	$—	$—

We provide for a valuation allowance when it is more likely than not that we will not realize a portion of the deferred tax assets. We have established a valuation allowance against our deferred tax assets described above as current evidence does not suggest we will realize enough taxable income of the appropriate character within the carryforward period to allow us to realize these deferred tax benefits.
As of December 31, 2020, and 2019, the Company has a net operating loss carryforward, before tax effect, of $136,870 and $89,255 for federal tax purposes, respectively, and $100,325 and $62,794 for state tax purposes, respectively. If not utilized, these state tax losses will expire beginning in 2027. Beginning in tax year 2018 and forward, the Federal law has changed such that net operating losses generated after December 31, 2017 may be carried forward indefinitely. Accordingly, $28,056 of the federal net operating losses will begin to expire in 2032. However, $108,814 of the federal net operating losses have no expiration. Based on the available positive and negative evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.
As of December 31, 2020, and 2019, the Company also has federal and state research and development tax credit carryforwards of approximately $3,620 and $1,700, respectively, to offset future income taxes, which will expire beginning in December 2034. Net operating losses and tax credits may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities.
We are subject to federal income taxes in the United States, Brazil, and Canada, as well as various state and local jurisdictions. Several years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the outcome or the timing of resolution of any uncertain tax position, we do not believe that we need to recognize any liabilities for uncertain tax positions as of December 31, 2020 or 2019. Currently, no federal or state income tax returns are under examination by the respective income tax authorities.
15. Comprehensive Income
The Company’s other comprehensive income (OCI) consists of foreign currency translation adjustments from its Brazil subsidiary, which does not use the U.S. dollar as its functional currency, and unrealized gains and losses on marketable debt securities classified as available for sale.
The following table shows changes in accumulated other comprehensive income (AOCI) by component for 2020 and 2019:
	Cumulative Foreign Currency Translation	Unrealized Gains/Losses on Marketable Securities	Total
Balance as of December 31, 2017	$(42)	$—	$(42)
Other comprehensive loss before reclassifications	(91)	(457)	(548)
Amounts reclassified from AOCI	—	41	41
Other comprehensive (loss) income	(91)	(416)	(507)
Balance as of December 31, 2018	(133)	(416)	(549)
Other comprehensive loss before reclassifications	(21)	374	353

	Cumulative Foreign Currency Translation	Unrealized Gains/Losses on Marketable Securities	Total
Amounts reclassified from AOCI	—	(17)	(17)
Other comprehensive (loss) income	(21)	357	336
Balance as of December 31, 2019	(154)	(59)	(213)
Other comprehensive loss before reclassifications	(226)	(109)	(335)
Amounts reclassified from AOCI	—	223	223
Other comprehensive (loss) income	(226)	114	(112)
Balance as of December 31, 2020	$(380)	$55	$(325)

Amounts reclassified from AOCI were reported within other, net on the consolidated statement of operations.
16. Loss Per Common Share
The Company computes basic net income (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities may consist of convertible preferred stock, stock warrants, and stock options. The dilutive effect of outstanding preferred stock, stock warrants, and stock options are reflected in diluted earnings per share by application of the treasury stock method. The weighted average share impact of preferred stock, stock warrants, and stock options that were excluded from the calculation of diluted shares due to the Company incurring a net loss for the twelve months ending December 31, 2020, 2019 and 2018 were 79,798, 64,376 and 44,615 shares, respectively.
The following table provides the basis for basic and diluted EPS by reconciling the numerators and denominators of the computations:
	Year Ended December 31
	2020	2019	2018
Weighted average shares outstanding:
Basic weighted average shares outstanding	5,662	5,277	5,131
Effect of dilutive securities	—	—	—
Diluted weighted average shares outstanding	5,662	5,277	5,131
The following table provides the reconciliation of net loss attributable to common stockholders and basic and diluted loss per common share for the years ended December 31:
	2020	2019	2018
Net loss	$(67,159)	$(43,910)	$(18,089)
Less: Preferred stock deemed dividend	6,102	—	1,015
Net loss attributable to common stockholders	(73,261)	(43,910)	(19,104)
Basic and diluted loss per common share	$(12.94)	$(8.32)	$(3.72)
17. Share-Based Compensation
On June 12, 2012, the shareholders approved the 2012 Stock Incentive Plan (the Plan), which has been subsequently amended. The Plan provides for the issuance of up to 12,304,336 equity-based awards in the form of restricted common stock or stock options awards to eligible employees, directors, and consultants.
Terms of the equity awards, including the vesting requirements are determined by the Board of Director, subject to the provisions of the Plan. Stock options granted by the Company typically vest over one year for board members and four years for all other grants with a contractual life of ten years. The exercise price of an incentive stock option shall be not less than 100% of the fair market value of such shares on the date of grant.
Key assumptions used in this pricing model on the date of grant for options granted to employees and nonemployees are as follows:
	Year Ended December 31,
	2020	2019
Expected dividend yield	0%	0%
Expected volatility	58%	52%
Risk-free interest rate	1.0%	1.9%
Expected term in years	6.2 years	6.3 years
Weighted average grant date fair value	$0.81	$0.73
The Company recognized $1,010, $644 and $213 of compensation expense related to grants during the years ended December 31, 2020, 2019 and 2018, respectively.
The following is a summary of stock option information and weighted average exercise prices under the Company’s stock incentive plan:
	Options Outstanding	Weighted Average Exercise Price per Share
Balance at December 31, 2019	6,992,291	$0.97
Granted	926,000	1.45
Exercised	(337,076)	0.23
Forfeited	(424,750)	1.21
Expired	(56,975)	1.15
Balance at December 31, 2020	7,099,490	$1.05
The following is a summary of stock option information and weighted average grant date fair values under the Company’s stock incentive plan:
	Options Outstanding	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2019	4,551,250	$1.11
Granted	926,000	1.45
Vested	(1,527,775)	0.98
Forfeited	(481,725)	1.20
Nonvested Balance at December 31, 2020	3,467,750	$1.25
As of December 31, 2020, 3,631,740 stock options were exercisable at a weighted average remaining contractual life of 7.1 years and a weighted average exercise price of $0.86 per share. The aggregate intrinsic value of these stock options was $4,636 at December 31, 2020. The total intrinsic value of options exercised for the year ended December 31, 2020 was $523. The aggregate intrinsic value is the difference between the fair value of the underlying common stock and the exercise price.
As of December 31, 2020, 7,099,490 stock options were vested or expected to vest. The total fair value of shares vested during the year was $835. The weighted average remaining contractual life of these stock options was 7.7 years, and the weighted average exercise price was $1.05 per share. The aggregate intrinsic value of these stock options was $7,726 at December 31, 2020.
As of December 31, 2020, the total unrecognized compensation cost related to employee unvested stock options granted was $2,374. The Company expects to recognize total unrecognized compensation cost over a remaining weighted average period of 2.5 years.

18. Redeemable Convertible Preferred Stock
On August 13, 2018, with subsequent closings on September 12, 2018, September 27, 2018, and November 6, 2018, we issued a total of 22,875,187 shares of Series C Preferred Stock at $2.9011 per share, including the conversion of 469,894 of Series A Preferred Stock into the same number of Series C Preferred Stock, for proceeds of $64,895 net of issuance costs of $105. In May 2019, with a subsequent closing in July 2019, we issued a total of 8,861,519 shares of Series C-1 Preferred Stock at $3.6837 per share for proceeds of $32,561, net of issuance costs of $82. In July 2020, with subsequent closings in September 2020, October 2020, and December 2020, we issued a total of 38,412,268 shares of Series D Preferred Stock at $4.1416 per share for proceeds of $154,420, net of issuance costs of $4,668. Also, in December 2020, the Company repurchased 1,542,600 shares of Series A redeemable convertible preferred stock and 403,939 shares of Series B convertible preferred stock for $7,767.
Redeemable Convertible Preferred Stock, net of offering costs outstanding at December 31, consists of the following:
	2020		2019
	Shares	Amount	Shares	Amount
Series A preferred stock	12,876,927	$9,595	14,419,527	10,759
Series B preferred stock	19,872,660	24,489	20,276,599	24,989
Series C preferred stock	22,875,187	66,258	22,875,187	66,258
Series C-1 preferred stock	8,861,519	32,561	8,861,519	32,561
Series D preferred stock	38,412,268	154,420	—	—
Total redeemable convertible preferred stock	102,898,561	$287,323	66,432,832	$134,567
The rights, preferences, and privileges of the Preferred Stock are as follows (all capitalized terms are as defined in our July 31, 2020, Amended and Restated Certificate of Incorporation):
Dividends: The Company shall not declare, pay, or set aside any dividends on shares of any class or series of capital stock of the Company unless the holders of Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock. No dividends have been declared or paid by us since inception.
Liquidation: In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event, the holders of Preferred Stock then outstanding are entitled to be paid, out of the available assets, and prior and in preference to any payment of any available assets to the holders of Common Stock, an amount per share equal to the sum of each respective original series issue price, plus an amount equal to all declared but unpaid dividends thereon.
If upon any such Liquidation of the Company or Deemed Liquidation Event, the Available Assets are insufficient to pay the holders of Preferred Stock the full amount to which they are entitled, the Available Assets will be distributed first to the holders of Series D Preferred Stock, pro rata, in proportion to the full preferential amount each such holder is otherwise entitled to receive, until such holders have received the full amount to which they are entitled; and next, after the full amount to be distributed to Series D Preferred Stock holders has been so distributed, to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series C-1 pro rata, and on an equal priority, pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive. Available Assets means the funds and assets that may be legally distributed to the stockholders of the Company. The remaining Available Assets shall be distributed among the holders of Common Stock pro rata according to the number of shares held by each such holder.
Conversion: The holders of shares of Preferred Stock have conversion rights into an equal number of shares of Common Stock that are subject to adjustment, as defined, in certain instances where the Company issues additional shares of Common Stock. The holders of the Preferred Stock also have down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized at the date of such adjustment.
Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to voting rights equal to the number of whole shares of Common Stock into which the shares are convertible as of the record date or date of vote. Each holder of outstanding shares of Common Stock is likewise entitled to voting rights equal to the number of whole shares owned but is precluded from voting on any amendment to the July 31, 2020, Amended and Restated Certificate of Incorporation of the Company that relates solely to the terms of one or more outstanding series of Preferred Stock. The holders of Preferred Stock, voting as a single class and collectively as Preferred Shareholders, are entitled to elect five directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.
19. Common Stock
The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock. The Common Stock has the following characteristics:
Voting: The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings. The holders of Common Stock, exclusively and as a separate class, are entitled to elect two directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.
Dividends: The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors. The Company may not declare or pay any cash dividends to the holders of Common Stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of Preferred Stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2020.
Liquidation: In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of Preferred Stock in the Company’s assets available for distribution to stockholders after payment to the holders of Preferred Stock of their liquidation preferences have been satisfied.
Stock Reserved for Future Issuance: Shares of common stock reserved for future issuance along with a reconciliation of shares issued or issuable to the shares authorized are as follows as of December 31, 2020:
Common stock shares issued and outstanding	5,897,791
Series A Preferred Stock	12,876,927
Series B Preferred Stock	19,872,660
Series C Preferred Stock	22,875,187
Series C-1 Preferred Stock	8,861,519
Series D Preferred Stock	38,412,268
Options granted and outstanding	7,099,490
Options available for grant under stock option plan	5,204,846
Common stock warrants	132,500
Preferred stock warrants	1,076,724
Shares reserved for future issuances	116,412,121
Maximum number of unreserved shares available for issuance	6,157,097
Shares authorized	128,467,009

20. Employee Benefit Plans
We sponsor two qualified plans under Section 401(k) of the Internal Revenue Code along with a simple individual retirement account retirement plan. All employees who meet certain tenure requirements are eligible to participate in one of these plans but not more than one. Under each plan, employees may elect to defer a portion of pretax or post-tax annual compensation, subject to Internal Revenue Service limits, that are matched by the Company at rates ranging from 3% to 5% of qualifying compensation, depending on the plan. During 2020, 2019 and 2018, the Company made contributions to these plans and recognized expense in the amount of $912, $368 and $184, respectively.
21. Commitments and Contingencies
Litigation
The Company accrues for cost related to contingencies when a loss is probable, and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.
The Company is the defendant in a lawsuit filed by J&J Produce Holdings, Inc. related to the acquisition of J&J in May 2019, whereby the plaintiff seeks deferred purchase price payments in Chancery court in Delaware. We have raised various counterclaims, including breach of contract and breach of representations and warranties. The Company believes it has meritorious defenses and intends to defend itself vigorously while also seeking indemnity under an insurance policy related to this transaction, where no amicable resolution can be achieved. Subsequent to year-end, these litigation matters were resolved.
Our subsidiary Benson Hill Seeds, Inc. is the defendant involved in two disputes related to the acquisition of Schillinger Genetics, Inc. The first dispute relates to the termination of John Schillinger and alleges breach of obligations under the employment agreement with Mr. Schillinger and is currently in arbitration. The second dispute involves the release of escrow funds related to the acquisition. We have raised various counterclaims, including breach of the employment Agreement by Mr. Schillinger and breach of representations and warranties. Subsequent to year-end, these litigation matters were resolved.
For all litigation matters noted above, and as of December 31, 2020 and 2019, the Company accrued $2,675 and $1,250, respectively, representing the final settlement amount.
Other Commitments
As of December 31, 2020, we have committed to purchase from seed producers and growers at dates throughout 2021 and 2022 aggregating to $26.1 million based on current commodity futures market prices, other payments to growers and estimated yields per acre. This amount is not recorded in the consolidated financial statements because we have not taken delivery of the grain or seed as of December 31, 2020 and as the grain and seed is subject to specified quality standards prior to delivery.
22. Segment Information
The Company’s reportable business segments reflect the manner in which its chief operating decision maker (CODM) allocates resources and assesses performance, which is at the operating segment level. The Fresh reportable segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. The Ingredients reportable segment delivers healthy food ingredients derived from soybean seeds, meal and oil and processed yellow peas. Financial results associated with licensing arrangements that are not allocated to the Fresh or Ingredients reportable segment and costs associated with centralized operations are reported as Unallocated and other. Centralized operations represent corporate and headquarter-related expenses, which include legal, finance, human resources, and other research and development and administrative expenses that are not allocated to individual reporting operating segments.
Our CODM reviews segment performance and allocates resources based upon segment revenue and Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings from continuing operations excluding income taxes, interest, depreciation, amortization, stock-based compensation, and the impact of significant non-recurring items.
All segment revenue is earned in the United States and there are no intersegment revenues. Operating segment results for the years ended December 31, 2020, 2019 and 2018 are presented below.
Year Ended December 31, 2020	Revenue	Adjusted EBITDA
Fresh	$55,278	$218
Ingredients	58,566	(7,999)
Unallocated and other	504	(38,690)
Total segment results	$114,348	$(46,471)
Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:
Total Adjusted EBITDA	$(46,471)
Depreciation and amortization	(7,504)
Stock-based compensation	(1,010)
Impairment of goodwill	(4,832)
Consolidated loss from operations	$(59,817)
Year Ended December 31, 2019	Revenue	Adjusted EBITDA
Fresh	$28,573	$(1,253)
Ingredients	49,193	2,239
Unallocated and other	1,757	(36,247)
Total segment results	$79,523	$(35,261)
Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:
Total Adjusted EBITDA	$(35,261)
Depreciation and amortization	(3,790)
Stock-based compensation	(644)
Acquisition related costs	(4,010)
Consolidated loss from operations	$(43,705)
Year Ended December 31, 2018	Revenue	Adjusted EBITDA
Fresh	$—	$—
Ingredients	709	15
Unallocated and other	3,560	(17,508)
Total segment results	$4,269	$(17,493)
Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:
Total Adjusted EBITDA	$(17,493)
Depreciation and amortization	(707)
Stock-based compensation	(213)
Acquisition related costs	(526)
Consolidated loss from operations	$(18,939)

As the CODM does not evaluate the operating segments nor make decisions regarding the operating segments based on total assets, we have excluded this disclosure.
23. Subsequent Events
We consider events or transactions that occur after the balance sheet date but prior to the date the financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2020 through May 10, 2021, the date the accompanying financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2020, and events that occurred subsequently but were not recognized in the financial statements.
No additional subsequent events requiring disclosure were identified with the exception of items disclosed in Note 12 and Note 21, and those disclosed below.
On May 8, 2021, Benson Hill entered into an Agreement and Plan of Merger (the Merger Agreement) with Star Peak Corp II (STPC). Pursuant to the terms of the Merger Agreement, a business combination between STPC and Benson Hill will be effected through the merger of STPC II Merger Sub Corp (the Merger Sub) with and into Benson Hill, with Benson Hill surviving as a wholly owned subsidiary of STPC (the Merger). Upon the completion of the Merger, owners of Benson Hill common stock and owners of Redeemable Convertible Preferred Stock will exchange their interests in Benson Hill for shares of common stock of the combined entity. In addition, Benson Hill’s existing equity incentive plan will be terminated; awards issued under Benson Hill’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by the combined entity. Lastly, immediately after the completion of the Merger, certain investors have agreed to subscribe for and purchase an aggregate of $225,000 of common stock of the combined entity. As a condition precedent to the Merger, the Company must extinguish all outstanding debt which will trigger a prepayment penalty estimated at $3,700.
The combined entity will continue to operate under the Benson Hill management team, led by chief executive officer Matt Crisp. The boards of directors of both STPC and Benson Hill have approved the proposed Merger. Completion of the Merger, which is expected in the third quarter of 2021, is subject to approval of STPC’s shareholders

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,992	$9,743
Marketable securities	29,634	100,334
Accounts receivable, net	22,444	14,271
Inventories, net	12,977	13,040
Prepaid expenses and other current assets	7,581	3,061
Total current assets	85,628	140,449
Property and equipment, net	52,479	31,624
Right of use asset, net	32,747	34,117
Goodwill and intangible assets, net	23,477	24,083
Other assets	3,975	1,512
Total assets	$198,306	$231,785
	June 30, 2021	December 31, 2020
	(Unaudited)
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$22,642	$16,128
Revolving line of credit	2,970	—
Current lease liability	2,029	1,627
Current maturities of long-term debt	7,767	5,466
Accrued expenses and other current liabilities	15,616	12,315
Total current liabilities	51,024	35,536
Long-term debt	21,096	24,344
Long-term lease liability	33,553	33,982
Preferred stock warrant liability	7,960	5,241
Total liabilities	113,633	99,103
Redeemable convertible preferred stock	287,308	287,323
Stockholders’ deficit:
Common stock, $0.001 par value, 128,467 and 128,467 shares authorized, 6,515 and 5,798 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	7	6
Additional paid-in capital	1,849	—
Accumulated deficit	(204,089)	(154,322)
Accumulated other comprehensive loss	(402)	(325)
Total stockholders’ deficit	(202,635)	(154,641)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$198,306	$231,785
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands, Except Per Share Information)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$39,692	$31,028	$71,494	$62,614
Cost of sales	39,722	26,700	70,955	53,725
Gross profit	(30)	4,328	539	8,889
Operating expenses:
Research and development	8,818	7,119	15,945	14,766
Selling, general and administrative expenses	15,761	7,494	29,494	15,463
Total operating expenses	24,579	14,613	45,439	30,229
Loss from operations	(24,609)	(10,285)	(44,900)	(21,340)
Other expense (income):
Interest expense, net	2,980	2,305	5,254	3,308
Other (income) expense, net	(170)	159	(388)	180
Total other expense (income), net	2,810	2,464	4,866	3,488
Net loss before income tax	(27,419)	(12,749)	(49,766)	(24,828)
Income tax expense (benefit)	—	—	—	—
Net loss	$(27,419)	$(12,749)	$(49,766)	$(24,828)
Net loss per common share:
Basic and diluted loss per common share	$(4.34)	$(2.26)	$(8.17)	$(4.44)
Weighted average shares outstanding:
Basic and diluted loss per common share	6,323	5,634	6,092	5,597
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss (Unaudited)
(In Thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(27,419)	$(12,749)	$(49,766)	$(24,828)
Foreign currency:
Comprehensive income (loss)	70	(1)	(1)	(243)
Marketable securities:
Comprehensive income (loss)	358	183	271	(109)
Adjustment for net (losses) income realized in net loss	(300)	178	(347)	170
Total other comprehensive income (loss)	128	360	(77)	(182)
Total comprehensive loss	$(27,291)	$(12,389)	$(49,843)	$(25,010)
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(Unaudited)
(In Thousands)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	102,899	$287,323	5,798	$6	$—	$(154,322)	$(325)	$(154,641)
Issuance of common stock upon exercise of stock options	—	—	136	—	85	—	—	85
Stock-based compensation expense	—	—	—	—	647	—	—	647
Other	—	(15)	—	—	—	(1)	—	(1)
Comprehensive loss	—	—	—	—	—	(22,347)	(205)	(22,552)
Balance at March 31, 2021	102,899	$287,308	5,934	$6	$732	$(176,670)	$(530)	$(176,462)
Issuance of common stock upon exercise of stock options	—	—	581	1	408	—	—	409
Stock-based compensation expense	—	—	—	—	709	—	—	709
Comprehensive loss	—	—	—	—	—	(27,419)	128	(27,291)
Balance at June 30, 2021	102,899	$287,308	6,515	$7	$1,849	$(204,089)	$(402)	$(202,635)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	66,433	$134,567	5,468	$6	$733	$(83,395)	$(213)	$(82,869)
Impact of adoption of Topic 606	—	—	—	—	—	519	—	519
Issuance of common stock upon exercise of stock options	—	—	132	—	29	—	—	29
Stock-based compensation expense	—	—	—	—	287	—	—	287
Comprehensive loss	—	—	—	—	—	(12,079)	(542)	(12,621)
Balance at March 31, 2020	66,433	$134,567	5,600	$6	$1,049	$(94,955)	$(755)	$(94,655)
Issuance of common stock upon exercise of stock options	—	—	37	—	8	—	—	8
Stock-based compensation expense	—	—	—	—	217	—	—	217
Comprehensive loss	—	—	—	—	—	(12,749)	360	(12,389)
Balance at June 30, 2020	66,433	$134,567	5,637	$6	$1,274	$(107,704)	$(395)	$(106,819)
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Thousands)
	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(49,766)	$(24,828)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,430	3,029
Share-based compensation expense	1,356	504
Bad debt expense	—	95
Remeasurement of preferred stock warrant	2,719	879
Amortization related to financing activities	805	1,818
Other	149	139
Changes in operating assets and liabilities:
Accounts receivable	(8,173)	(5,793)
Inventories	63	948
Prepaid expenses and other current assets	(4,520)	(6,034)
Accounts payable	3,799	5,061
Accrued expenses	881	1,654
Net cash used in operating activities	(47,257)	(22,528)
Investing activities
Purchases of marketable securities	(81,604)	—
Proceeds from maturities of marketable securities	2,050	2,500
Proceeds from sales of marketable securities	150,006	5,648
Payments for acquisitions of property and equipment	(21,128)	(5,142)
Net cash provided by investing activities	49,324	3,006
Financing activities
Principal payments on debt	(1,794)	(1,018)
Proceeds from issuance of debt	—	24,143
Borrowing under revolving line of credit	14,451	13,683
Repayments under revolving line of credit	(11,481)	(13,928)
Repayments of financing lease obligations	(165)	(50)
Payment of deferred offering costs	(322)	—
Proceeds from the exercise of stock options and warrants	494	37
Net cash provided by financing activities	1,183	22,867
Effect of exchange rate changes on cash	(1)	(243)
Net increase in cash and cash equivalents	3,249	3,102
Cash and cash equivalents, beginning of period	9,743	2,616
Cash and cash equivalents, end of period	$12,992	$5,718
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$—
Cash paid for interest	$2,990	$1,286
Supplemental disclosure of non-cash investing and financing activities
Issuance of preferred stock warrants	$—	$4,580
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$2,995	$1,001
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$2,139	$—
Financing leases	$—	$33,523
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollar and Share Amounts in Thousands)
1. Description of Business
Benson Hill, Inc. and subsidiaries (collectively, the “Company”, “we”, “us”, or “our”) was founded in 2012 and incorporated in Delaware. We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of June 30, 2021, the Company had cash and cash equivalents of $12,992 and marketable securities of $29,634, term debt and notes payable of $28,863, an outstanding revolver balance of $2,970, and an accumulated deficit of $204,089. For the three and six months ended June 30, 2021, the Company incurred a net loss of $27,419 and $49,766, respectively. For the six months ended June 30, 2021, the Company had negative cash flows from operating activities of $47,257 and capital expenditures of $21,128. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which was extended to September of 2021. Certain of these debt financings require the Company’s wholly owned subsidiary, Dakota Dry Bean (“DDB”, “Dakota Ingredients”, or “DI”), to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants in 2021 and 2022 (see Note 11 — Debt). Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company breaches these covenants, the holder of the debt may declare all amounts immediately due and payable.
If the covenants are breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy, and hiring appropriate personnel.
On May 8, 2021, Benson Hill entered into a definitive business combination agreement between it and Star Peak Corp II (“Star Peak” or “STPC”). As a result of the proposed business combination, if successfully closed, Benson Hill will become a wholly owned subsidiary of Star Peak. Together with Star Peak’s cash resources, additional funding for the Company’s operations would be provided through a Private Investment in Public Equity (“PIPE”) offering to be completed concurrently with the merger. The completion of the

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
1. Description of Business (continued)
merger would provide the Company a significant infusion of capital. See Note 3 — Merger with Star Peak Corp II for further information regarding the business combination.
In the event the business combination does not close, the Company may be required to obtain additional funding whether through future collaboration agreements, private or public equity offerings, debt issuances, or a combination thereof and such additional funding may not be available on terms the Company finds acceptable or favorable. There is inherent uncertainty associated with these fundraising activities and they are not considered probable.
Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. In addition to obtaining waivers for any potential debt covenant violations, the Company will need to obtain additional financing.
As the issuance of additional equity or debt is not entirely within the Company’s control, management cannot be certain they will be successful in obtaining additional financing on terms acceptable to the Company, or at all.
The accompanying unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting and Securities and Exchange Commission regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ended December 31, 2021. A description of the Company’s significant accounting policies is included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the December 31, 2020 audited consolidated financial statements and the notes thereto.
Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Recently Adopted Accounting Guidance
In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public companies for fiscal years beginning after December 15,

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
2. Summary of Significant Accounting Policies (continued)
2020, and interim periods therein with early adoption permitted. The Company adopted this ASU in the first quarter of 2021 with no impact to the Company’s financial statements.
Recently Issued Accounting Guidance Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASU 2016-13”), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on our condensed consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (“ASU 2020-04”). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We are currently evaluating our contracts and the optional expedients provided by the new standard.
In August 2020, the FASB issued ASU 2020-06, Debt (“ASU 2020-06”). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its condensed consolidated financial statements.
3. Merger with Star Peak Corp II
On May 8, 2021, Benson Hill entered into a definitive business combination agreement between it and Star Peak Corp II. Upon the completion of the proposed business combination transaction, the shareholders of Benson Hill, including common stock on an as-converted basis from owners of Redeemable Convertible Preferred Stock and the Preferred Stock Warrant will exchange their interests in Benson Hill for shares of common stock of the Combined Entity. In addition, Benson Hill’s existing equity incentive plan will be terminated; awards issued under Benson Hill’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by the Combined Entity. Lastly, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $225 million of common stock of the Combined Entity. The combined company will continue to operate under the Benson Hill management team, led by chief executive officer Matt Crisp. The boards of directors of both Star Peak and Benson Hill have approved the proposed transaction. Completion of the transaction, which is expected in the third quarter of 2021, is subject to approval of Star Peak Corp II’s shareholders.

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
4. Fair Value Measurements
Assets and liabilities recorded at fair value on a recurring basis on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows
Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Our financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities, commodity derivatives, preferred stock warrant liability and notes payable. At June 30, 2021 and December 31, 2020, we had cash and cash equivalents of $12,992 and $9,743, respectively, which consisted of money market funds with maturities of less than three months. At June 30, 2021 and December 31, 2020, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximated fair value due to their short maturities.
The following tables provide the financial instruments measured at fair value on a recurring basis based on the fair value hierarchy:
	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$11,163	$—	$—	$11,163
Corporate bonds	—	18,471	—	18,471
Marketable securities	$11,163	$18,471	$—	$29,634
Liabilities
Preferred stock warrants	$—	$—	$7,960	$7,960
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$76	$—	$—	$76
Corporate bonds	—	100,258	—	100,258
Marketable securities	$76	$100,258	$—	$100,334
Liabilities
Preferred stock warrants	$—	$—	$5,241	$5,241
There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 for 2021 or 2020.
All of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis. This results in the derivative contracts having a fair value that approximates zero on a daily basis. Therefore, there are no derivative assets or liabilities included in the table above. Refer to Note 6 for further discussion.

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
4. Fair Value Measurements (continued)
The preferred stock warrant liability was valued based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.
The following table summarizes the change in the Preferred stock warrant liability categorized as level 3 for the three and six months ended June 30, 2021 and 2020.
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Balance, beginning of period	$6,257	$5,241
Change in fair value	1,703	2,719
Ending balance, June 30, 2021	$7,960	$7,960
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Balance, beginning of period	$4,808	$—
Issuances	—	4,580
Change in fair value	651	879
Ending balance, June 30, 2020	$5,459	$5,459
Fair Value of Long-Term Debt
At June 30, 2021 and December 31, 2020, the fair value of the Company’s debt, including amounts classified as current, was $29,459 and $30,510, respectively. Fair values are based upon observed prices in an active market, when available, or from valuation models using market information, which fall into Level 3 in the fair value hierarchy.
5. Investments in Available-for-Sale Securities
The Company has invested in marketable debt securities, primarily investment grade corporate bonds and highly liquid U.S Treasury securities, which are held in the custody of a major financial institution. These securities are classified as available-for-sale and, accordingly, the unrealized gains and losses are recorded through other comprehensive income.
	June 30, 2021
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$11,101	$62	$—	$11,163
Corporate notes and bonds	18,474	114	(117)	18,471
Total Investments	$29,575	$176	$(117)	$29,634

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
5. Investments in Available-for-Sale Securities (continued)
	December 31, 2020
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$75	$1	$—	$76
Corporate notes and bonds	100,235	242	(219)	100,258
Total Investments	$100,310	$243	$(219)	$100,334
The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $6,304 and $25,923 at June 30, 2021 and December 31, 2020, respectively. The Company did not have any unrealized losses on investments owned for more than one year as of June 30, 2021 and December 31, 2020, respectively. The unrealized losses in the Company’s portfolio at June 30, 2021 are the result of normal market fluctuations. The Company does not intend to sell these securities before recovery of their amortized cost basis.
Available-for-sale investments outstanding at June 30, 2021, classified as marketable securities in the accompanying condensed consolidated balance sheets, have maturity dates ranging from the third quarter of 2021 through the fourth quarter of 2027. The fair value of marketable securities as of June 30, 2021 with maturities within one year, one to five years, and more than five years was $20,859, $7,446 and $1,329, respectively. The Company classifies available-for-sale investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.
6. Derivatives
Corporate Risk Management Activities
The Company uses exchange-traded futures to manage price risk of fluctuating Chicago Board of Trade (“CBOT”) prices related to forecasted purchases and sales of soybean and soybean related products in the normal course of business. These risk management activities are actively monitored for compliance with the Company’s risk management policies.
As of June 30, 2021, the Company held financial futures related to a portion of its forecasted purchases of soybeans for an aggregate notional volume of 800,000 bushels of soybeans. 35,000 bushels of the aggregate notional volume will settle in 2021 with the remaining 765,000 settling in Q1 2022.
Tabular Derivatives Disclosures
The Company has master netting agreements with its counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Such netting arrangements reduce the Company’s credit exposure related to these counterparties. As all of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis the fair value approximates zero.
The Company’s derivative contracts as of June 30, 2021 were as follows:
	Asset Derivative	Liability Derivative
Soybeans	$—	$483
Effect of daily cash settlement	—	(483)
Net derivatives as classified in the balance sheet	$—	$—

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
6. Derivatives (continued)
The Company had a current asset representing excess cash collateral posted to a margin account of $442 at June 30, 2021. These amounts are not included with the derivatives presented in the table above and are included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets.
Currently, the Company does not seek cash flow hedge accounting treatment for its derivative financial instruments and thus changes in fair value are reflected in current earnings.
The tables below show the amounts of pre-tax gains and losses related to the Company’s derivatives
	Three Months Ended June 30, 2021
	(Loss) gain realized on derivatives	Unrealized gain (loss) on derivatives	Total (loss) gain recognized in income
Soybeans	$(523)	$260	$(263)
Oil	628	(312)	316
Total	$105	$(52)	$53
	Six Months Ended June 30, 2021
	(Loss) gain realized on derivatives	Unrealized (loss) gain on derivatives	Total (loss) gain recognized in income
Soybeans	$(885)	$(483)	$(1,368)
Oil	856	—	856
Total	$(29)	$(483)	$(512)
The Company’s soybean positions are designed to hedge risk related to inventory purchases therefore the gains and losses on soybean instruments are recorded in cost of sales in the accompanying condensed consolidated statements of operations. The Company’s oil positions are designed to hedge risk related to sales transactions therefore the gains and losses on oil instruments are recorded in revenues in the accompanying condensed consolidated statements of operations.
The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the condensed consolidated statements of cash flows.
The Company did not commence trading until January 2021, therefore there was no derivative activity or balances as of December 31, 2020 or for the three and six months ended June 30, 2020.
7. Inventories
Inventories consist of the following:
	June 30, 2021	December 31, 2020
Raw materials and supplies	$1,727	$2,263
Work-in-process	3,211	1,193
Crops under production	86	4,155
Finished goods	7,953	5,429
Total inventories	$12,977	$13,040

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
7. Inventories (continued)
Work-in-process inventory consists of seed provided to contracted seed producers and growers with which we hold a purchase option for, or are required to purchase, the future harvested seeds or grain.
8. Property and Equipment
Components of property and equipment are as follows:
	June 30, 2021	December 31, 2020
Land	$5,057	$342
Furniture and fixtures	2,945	2,732
Machinery, field, and laboratory equipment	9,353	7,393
Computer equipment	1,426	1,288
Vehicles	2,584	1,288
Buildings and building improvements	26,544	25,259
Construction in progress	15,802	1,355
	63,711	39,657
Less accumulated depreciation	(11,232)	(8,033)
Property and equipment, net	$52,479	$31,624
9. Other Current Assets
Prepaid expenses and other current assets consist of the following:
	June 30, 2021	December 31, 2020
Prepaid expenses	$4,161	$1,636
Contract asset	1,615	450
Other	1,805	975
	$7,581	$3,061
10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	June 30, 2021	December 31, 2020
Payroll and employee benefits	$3,762	$2,951
Litigation	80	2,675
Professional services	3,935	1,812
Research and development	808	700
Inventory purchases	2,170	321
Interest	755	364
Other	4,106	3,492
	$15,616	$12,315

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
11. Debt
	June 30, 2021	December 31, 2020
DDB Term loan, due April 2024	$8,984	$9,916
DDB Equipment loan, due April 2024	2,275	2,625
Notes Payable, due May 2024	19,300	19,768
Notes payable, varying maturities through June 2026	354	356
DDB Revolver	2,970	—
Less: unamortized debt discount and debt issuance costs	(2,050)	(2,855)
	31,833	29,810
Less: DDB Revolver	(2,970)	—
Less: current maturities of long-term debt	(7,767)	(5,466)
Long-term debt	$21,096	$24,344
Term Loan, Equipment Loan and Revolver
In April 2019, our wholly owned subsidiary, DDB entered into a credit agreement comprised of a $14,000 aggregate principal amount of floating rate, five-year term loan (“DDB Term Loan”), a $3,500 floating rate, five-year loan to be used for facility expansion (“DDB Equipment Loan”), and a $6,000 floating rate revolving credit facility (“DDB Revolver”), which is renewed annually (together the “Credit Agreement”). Proceeds from the DDB Term Loan along with cash on hand were used to fully repay a term loan assumed in the acquisition of DDB by Benson Hill.
The Credit Agreement is secured by substantially all the real and personal property of DDB and is guaranteed, in part, by Benson Hill, the parent company, to a maximum of $7,000. The DDB Term Loan is payable in equal quarterly installments of $416 plus interest with the remaining balance of $5,972 due in April 2024. The DDB Equipment Loan is payable in equal quarterly installments of $175 plus interest through April 2024.
The interest rate on the DDB Term Loan and DDB Equipment Loan is equal to LIBOR plus 4.0% or 4.09% at June 30, 2021. The interest rate on the DDB Revolver is equal to LIBOR plus 3.5% or 3.59% at June 30, 2021.
Under the Credit Agreement, DDB and the Company must comply with certain financial covenants based on DDB’s operations, including a minimum working capital covenant, a minimum net worth covenant, a funded debt to EBITDA ratio covenant, and a fixed charge coverage ratio covenant.
Benson Hill as guarantor must also comply with a minimum cash covenant. The Credit Agreement also contains various restrictions on our activities, including restrictions on indebtedness, liens, investments, distributions, acquisitions and dispositions, control changes, transactions with affiliates, establishment of bank and brokerage accounts, sale-leaseback transactions, margin stocks, hazardous substances, hedging, and management agreements. During the first quarter of 2021 and the first and second quarters of 2020, we were in violation of certain financial covenants under the Credit Agreement, which were subsequently waived by the lender.
In the second quarter of 2020, the Revolver maturity date was extended to July 2021 and the Credit Agreement was amended to incorporate updated prospective financial covenants with respect to minimum working capital, minimum net worth, funded debt to EBITDA ratio, and fixed charge coverage ratio. In the first quarter of 2021, the Credit Agreement was further amended to clarify the definitions of net worth and EBITDA as used in the calculation of certain financial covenants.

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
11. Debt (continued)
In the second quarter of 2021, the Credit Agreement was further amended to adjust the non-financial covenants. Subsequent to the second quarter of 2021, the Revolver maturity date was extended to September 2021. While the Company is currently in compliance with the amended covenants, there is a risk that Benson Hill will not maintain compliance with the covenants, as discussed further in Note 1.
Notes Payable
In January 2020, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $35,000 with $20,000 available immediately and a second tranche of $15,000 available after the achievement of certain financial conditions including the issuance of additional equity by the Company (together the “Loan and Security Agreement”). Availability under the second tranche expired on December 2020.
In accordance with the Loan and Security Agreement, the Company executed term notes with the lender in February 2020 in the aggregate amount of $20,000 with a term of 51 months payable in interest only, at 12.5% interest in the amount of $208 for the first 15 months and principal and interest payments in the amount of $661 for the remaining 36 months with any remaining amount outstanding due May 2024. The term notes are secured by substantially all of the assets of the Company.
In connection with this lending relationship and the execution of the Loan and Security Agreement, the Company issued warrants to purchase preferred stock to the lender. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,332 at issuance, were recorded as debt discount, which is amortized over the life of the term notes using the effective interest method and recorded as interest expense.
The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $1,248 at issuance, were recorded as a current asset and amortized through the date of commitment expiration using the straight-line method and recorded as interest expense. The option to draw down on the second tranche of $15,000 expired in December 2020 unused.
Under the terms of the Loan and Security Agreement, we must comply with certain affirmative and negative covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, distributions, and significant business changes. During the first and second quarters of 2021 and 2020, we were in compliance with the covenants under the Loan and Security Agreement.
Paycheck Protection Program Loans
In April 2020, the Company received loan proceeds in the amount of approximately $5,102 under the Paycheck Protection Program. The program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.
The Company subsequently repaid the loans in full in October 2020, including $25 of accrued interest.
12. Preferred Stock Warrant Liability
In connection with financing arrangements, in the first quarter of 2020, the Company issued 1,077 warrants to purchase Series C-1 preferred shares or any subsequent preferred share round of Benson Hill. The warrants are exercisable in the following scenarios and at the following purchase prices: (1) at the warrant holder’s discretion at any time before the expiration date (December 2035) at the stock purchase price of the preferred share round for which the warrant holder is converting into (($3.6837 — Series C-1) or

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
12. Preferred Stock Warrant Liability (continued)
($4.1416 — Series D)), or (2) upon the earliest to occur of (i) the expiration date, (ii) a change of control, or (iii) IPO, the warrants shall automatically exercise at no cost to the holder.
Should the Company consummate a bridge financing prior to a change of control or an IPO, the holders of the warrants may surrender their warrants to the Company and receive in exchange all of the same consideration, securities, instruments and rights as if the holder participated in the bridge financing with a loan in an amount equal to the shares issuable upon exercise of the warrants multiplied by the stock purchase price.
The pending business combination with Star Peak, outlined in Note 3 Merger with Star Peak Corp II, does not meet the definition of a change of control or an IPO.
13. Income Taxes
The Company’s effective tax rate was 0% for the three and six month periods ended June 30, 2021 and 2020. The 2021 and 2020 effective tax rates of 0% differed from the statutory rate of 21% due to the fact that the Company recorded no tax expense or benefit on the pretax losses as a full valuation allowance has been recorded globally.
14. Comprehensive Income
The Company’s other comprehensive income (“OCI”) consists of foreign currency translation adjustments from its Brazil subsidiary, which does not use the U.S. dollar as its functional currency, and unrealized gains and losses on marketable debt securities classified as available for sale.
The following table shows changes in accumulated other comprehensive income (“AOCI”) by component for the three and six months ended June 30, 2021 and 2020:

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
14. Comprehensive Income (continued)
	Cumulative Foreign Currency Translation	Unrealized Gains/(Losses) on Marketable Securities	Total
Balance as of March 31, 2021	$(451)	$(79)	$(530)
Other comprehensive (loss) income before reclassifications	70	358	428
Amounts reclassified from AOCI	—	(300)	(300)
Other comprehensive (loss)	70	58	128
Balance as of June 30, 2021	$(381)	$(21)	$(402)
Balanceas of December 31, 2020	$(380)	$55	$(325)
Other comprehensive (loss) income before reclassifications	(1)	271	270
Amounts reclassified from AOCI	—	(347)	(347)
Other comprehensive (loss)	(1)	(76)	(77)
Balanceas of June 30, 2021	(381)	(21)	(402)
Balance as of March 31, 2020	$(396)	$(359)	$(755)
Other comprehensive (loss) income before reclassifications	(1)	183	182
Amounts reclassified from AOCI	—	178	178
Other comprehensive (loss)	(1)	361	360
Balance as of June 30, 2020	$(397)	$2	$(395)
Balance as of December 31, 2019	$(154)	$(59)	$(213)
Other comprehensive loss before reclassifications	(243)	(109)	(352)
Amounts reclassified from AOCI	—	170	170
Other comprehensive (loss) income	(243)	61	(182)
Balance as of June 30, 2020	$(397)	$2	$(395)
Amounts reclassified from AOCI were reported within “Other (income) expense, net” on the condensed consolidated statement of operations. The Company’s accounting policy is to release the income tax effects (if applicable) from AOCI when the individual units of account are sold.
15. Loss Per Common Share
The Company computes basic net income (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities may consist of convertible preferred stock, stock warrants, and stock options. The dilutive effect of outstanding preferred stock, stock warrants, and stock options are reflected in diluted earnings per share by application of the treasury stock method. The weighted average share impact of preferred stock, stock warrants, and stock options that were excluded from the calculation of diluted shares due to the Company incurring a net loss for the three and six month periods ending June 30, 2021 and 2020 were 110,835, 108,910, 68,275, and 68,292 shares, respectively.
The following table provides the basis for basic and diluted EPS by reconciling the numerators and denominators of the computations:

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
15. Loss Per Common Share (continued)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Weighted average shares outstanding:
Basic weighted average shares outstanding	6,323	5,634	6,092	5,597
Effect of dilutive securities	—	—	—	—
Diluted weighted average shares outstanding	6,323	5,634	6,092	5,597
16. Share-Based Compensation
Terms of the equity awards, including the vesting requirements are determined by the Board of Directors, subject to the provisions of the 2012 Stock Incentive Plan (the Plan). Stock options granted by the Company typically vest over one year for board members and four years for all other grants with a contractual life of ten years. The exercise price of an incentive stock option shall be not less than 100% of the fair market value of such shares on the date of grant.
The grant date fair value for the Company’s stock options granted in the six months ended June 30, 2021 and 2020, respectively, were based on the following assumptions used within the Black-Scholes option pricing model:
	2021	2020
Expected dividend yield	0%	0%
Expected volatility	63%	58%
Risk-free interest rate	0.7%	1.0%
Expected term in years	6.1 years	6.2 years
Weighted average grant date fair value	$1.54	$0.81
The Company recognized $709 and $1,356 of compensation expense related to grants during the three and six months ended June 30, 2021, respectively. The Company recognized $217 and $504 of compensation expense related to grants during the three and six months ended June 30, 2020, respectively.
As of June 30, 2021 and 2020 the Company had 8,330 and 4,860 nonvested options, respectively.
17. Redeemable Convertible Preferred Stock
The carrying value of Redeemable Convertible Preferred Stock, net of offering costs outstanding consists of the following:
	June 30, 2021		December 31, 2020
	Shares	Amount	Shares	Amount
Series A preferred stock	12,877	$9,595	12,877	$9,595
Series B preferred stock	19,873	24,489	19,873	24,489
Series C preferred stock	22,875	66,258	22,875	66,258
Series C-1 preferred stock	8,862	32,561	8,862	32,561
Series D preferred stock	38,412	154,405	38,412	154,420
Total redeemable convertible preferred stock	102,899	$287,308	102,899	$287,323

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
18. Commitments and Contingencies
Litigation
The Company accrues for cost related to contingencies when a loss is probable, and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.
The Company was the defendant in a lawsuit filed by J&J Produce Holdings, Inc. related to the acquisition of J&J in May 2019, whereby the plaintiff sought deferred purchase price payments in Chancery court in Delaware. This matter was settled in the first quarter of 2021.
Our subsidiary Benson Hill Seeds, Inc. was the defendant involved in two disputes related to the acquisition of Schillinger Genetics, Inc. The first dispute related to the termination of John Schillinger and alleged breach of obligations under the employment agreement with Mr. Schillinger. The second dispute involved the release of escrow funds related to the acquisition. This matter was settled in the second quarter of 2021.
For all litigation matters noted above and other individually immaterial matters, the Company accrued an immaterial amount and $2,675 as of June 30, 2021 and December 31, 2020, respectively, representing the final estimated settlement amounts some of which were paid out in the current year.
Other Commitments
As of June 30, 2021, we have committed to purchase from seed producers and growers at dates throughout 2021 and 2022 aggregating to $43.7 million based on current commodity futures or market prices, other payments to growers, and estimated yields per acre. This amount is not recorded in the condensed consolidated financial statements because we have not taken delivery of the grain or seed as of June 30, 2021 and as the grain and seed is subject to specified quality standards prior to delivery.
19. Segment Information
The Company’s reportable business segments reflect the manner in which its chief operating decision maker (“CODM”) allocates resources and assesses performance, which is at the operating segment level. The Fresh reportable segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. The Ingredients reportable segment delivers healthy food ingredients derived from soybean seeds, meal and oil and processed yellow peas. Financial results associated with licensing arrangements that are not allocated to the Fresh or Ingredients reportable segment and costs associated with centralized operations are reported as Unallocated and other. Centralized operations represent corporate and headquarter-related expenses, which include legal, finance, human resources, and other research and development and administrative expenses that are not allocated to individual reporting operating segments.
Our CODM reviews segment performance and allocates resources based upon segment revenue and Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings from continuing operations excluding income taxes, interest, depreciation, amortization, stock-based compensation, and the impact of significant non-recurring items.
All segment revenue is earned in the United States and there are no intersegment revenues. Operating segment results for the three and six month periods ended June 30, 2021 and 2020 are presented below.
For the three months ended June 30, 2021 we recognized $39,634 of revenue as of a point in time and $58 over time. For the six months ended June 30, 2021 we recognized $71,403 of revenue as of a point in time and $91 over time. For the three months ended June 30, 2020 we recognized $30,941 of revenue as of

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
19. Segment Information (continued)
a point in time and $87 over time. For the six months ended June 30, 2020 we recognized $62,447 of revenue as of a point in time and $167 over time. All revenue recognized over time is included in unallocated and other.
	Revenue	Adjusted EBITDA
Three Months Ended June 30, 2021
Fresh	$16,906	$165
Ingredients	22,724	(6,409)
Unallocated and other	62	(9,530)
Total segment results	$39,692	$(15,774)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(24,609)
Depreciation and amortization	2,839
Stock-based compensation	709
Other nonrecurring costs, including acquisition costs	527
South America seed production costs	2,805
Non-recurring public company readiness costs	1,955
Total Adjusted EBITDA	$(15,774)
	Revenue	Adjusted EBITDA
Three Months Ended June 30, 2020
Fresh	$12,174	$895
Ingredients	17,819	(2,557)
Unallocated and other	1,035	(6,715)
Total segment results	$31,028	$(8,377)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(10,285)
Depreciation and amortization	1,632
Stock-based compensation	217
Other nonrecurring costs, including acquisition costs	59
Total Adjusted EBITDA	$(8,377)

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
19. Segment Information (continued)
	Revenue	Adjusted EBITDA
Six Months Ended June 30, 2021
Fresh	$34,470	$(172)
Ingredients	36,919	(13,197)
Unallocated and other	105	(17,252)
Total segment results	$71,494	$(30,621)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(44,900)
Depreciation and amortization	5,430
Stock-based compensation	1,356
Other nonrecurring costs, including acquisition costs	527
South America seed production costs	2,805
Non-recurring public company readiness costs	4,161
Total Adjusted EBITDA	$(30,621)
	Revenue	Adjusted EBITDA
Six Months Ended June 30, 2020
Fresh	$31,945	$2,473
Ingredients	29,554	(4,625)
Unallocated and other	1,115	(15,596)
Total segment results	$62,614	$(17,748)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(21,340)
Depreciation and amortization	3,029
Stock-based compensation	504
Other nonrecurring costs, including acquisition costs	59
Total Adjusted EBITDA	$(17,748)
As the CODM does not evaluate the operating segments nor make decisions regarding the operating segments based on total assets, we have excluded this disclosure.
20. Subsequent Events
We consider events or transactions that occur after the balance sheet date but prior to the date the condensed consolidated financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the balance sheet date of June 30, 2021 through August 11, 2021, the date the accompanying condensed consolidated financial statements were available to be issued, to ensure that these financial statements

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
20. Subsequent Events (continued)
include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of June 30, 2021, and events that occurred subsequently but were not recognized in the condensed consolidated financial statements.
No subsequent events requiring disclosure were identified with the exception of the extension of the Revolver disclosed in Note 11.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
STAR PEAK CORP II,
STPC II MERGER SUB CORP., AND
BENSON HILL, INC.
DATED AS OF MAY 8, 2021

Annex A-i

Annex A-ii

EXHIBITS
Exhibit A	Form of Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Form of Written Consent — Pre-Closing Holders
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Certificate of Merger
Exhibit H	Executed Subscription Agreements
Exhibit I	Form of New Incentive Plan
Exhibit J	Form of Governing Documents of STPC
Exhibit K	Form of Earn Out Escrow Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2021, is made by and among Star Peak Corp II, a Delaware corporation (“STPC”), STPC II Merger Sub Corp., a Delaware corporation, a wholly-owned Subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (the “Company”). STPC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) STPC is a blank check company incorporated as a Delaware corporation on October 8, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is, as of the date hereof, a wholly-owned Subsidiary of STPC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of STPC, STPC is required to provide an opportunity for its shareholders to have their outstanding STPC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the STPC Shareholder Approval;
WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company and a wholly-owned Subsidiary of STPC, and, upon the Effective Time (as defined below) of the Merger (as defined below), all shares of Company Stock (as defined below) will be converted into the right to receive the consideration set forth in Article 2 of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders are entering into a Support Agreement with STPC, substantially in the form attached hereto as Exhibit A(the “Support Agreement”);
WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders are entering into certain Lock-Up Agreements with STPC and the Company, substantially in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”);
WHEREAS, concurrently with the execution of this Agreement, STPC is entering into subscription agreements (collectively, the “Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and STPC has agreed to issue and sell to the PIPE Investors, STPC Class A Shares, on the terms and subject to the conditions set forth in the Subscription Agreements (such equity financing hereinafter referred to as the “PIPE Financing”);
WHEREAS, in connection with the transactions contemplated by this Agreement, STPC shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of STPC (the “Registration Statement / Proxy Statement”) and it is a condition to the consummation of the transactions contemplated by this Agreement that the STPC Shareholder Approval has been obtained;
WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, Sponsor owns, and shall own, 9,982,500 STPC Class B Shares and 6,553,454 STPC Warrants;
WHEREAS, at the Closing, STPC, Sponsor, and certain Pre-Closing Holders shall enter into an Investor Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”);
WHEREAS, concurrently with the execution of this Agreement, Sponsor is entering into that certain Sponsor Support Agreement, substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), whereby in connection with the consummation of the transactions contemplated hereby, (a) Sponsor, as a shareholder of STPC, agrees to vote in favor of the transactions contemplated hereby (b) Sponsor has agreed that following consummation of the Merger, a certain amount of its STPC Common

Annex A-1

Shares will be subject to substantially the same terms and restrictions as apply to Earn Out Shares (the “Sponsor Earn Out Shares”) and (c) on behalf of itself and the other holders of STPC Class B Shares, Sponsor has agreed to waive certain of their anti-dilution and conversion rights;
WHEREAS, the board of directors of STPC has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of STPC and the stockholders of STPC, and declared it advisable to enter into this Agreement, the Ancillary Documents to which STPC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Merger) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of STPC Shares entitled to vote thereon;
WHEREAS, the board of directors of the Company unanimously (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of the Company and the holders of Company Stock entitled to vote thereon, and declared it advisable to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Merger by the holders of Company Stock entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) is in the best interests of Merger Sub and STPC, in its capacity as the sole stockholder of Merger Sub, and declared it advisable to enter into this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by STPC, in its capacity as the sole stockholder of Merger Sub;
WHEREAS, in connection with the Company’s entry into this Agreement, certain Pre-Closing Holders who, collectively, constitute at least the Requisite Threshold have agreed in the Support Agreement to deliver an irrevocable written consent in the form set forth on Exhibit E (the “Written Consent”) in order to (i) effect a conversion of all of the Company Preferred Stock to Company Common Stock in accordance with Article IV, Section 5.1 of the Amended and Restated Certificate of Incorporation of Benson Hill, Inc., as amended (the “Company Charter”), with the effective time for such conversion to be conditioned upon the satisfaction of the conditions set forth in Article 6 (other than those which will be satisfied or waived as of the Closing) or waiver of such conditions in accordance therewith and will occur on the Closing Date but prior to the Effective Time (the “Company Preferred Conversion”); and (ii) deliver the Required Company Shareholder Approval;
WHEREAS, subject to the terms set forth herein, the Holder Representative shall serve as the representative of the Pre-Closing Holders (as defined below) for purposes of the Stock Price Earn Out Statement; and
WHEREAS, each of the Parties intends for U.S. federal income Tax purposes that (a) this Agreement constitutes, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

Annex A-2

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“$14 Earn Out Awards” has the meaning set forth in Section 2.2(b)(iv).
“$14 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).
“$16 Earn Out Awards” has the meaning set forth in Section 2.2(b)(iv).
“$16 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).
“280G Approval” has the meaning set forth in Section 5.19.
“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Financial Statements.
“Acquisition Proposal” has the meaning set forth in Section 5.8(a).
“Additional STPC SEC Reports” has the meaning set forth in Section 4.8.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).
“Aggregate Option Price” means the aggregate exercise price of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time.
“Aggregate STPC Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by STPC at Closing from the Trust Account in connection with the transactions contemplated hereby (which proceeds shall, for the avoidance of doubt, be determined (i) after giving effect to the STPC Shareholder Redemption and (ii) prior to the payment of, and without regard to, any STPC Transaction Expenses or Working Capital Loans) and (b) the cash proceeds to be received by STPC at the closing of the PIPE Financing (or any Alternative PIPE Financing or any other additional third party financing pursuant to Section 5.7(b)) pursuant to the terms thereof.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.2(e).
“Alternative PIPE Financing” has the meaning set forth in Section 5.7(b).
“Alternative Subscription Agreement” has the meaning set forth in Section 5.7(b).
“Ancillary Documents” means this Agreement, the Subscription Agreements, the Investor Rights Agreement, each Lock-Up Agreement, the Support Agreement, the Sponsor Support Agreement, the Earn Out Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

Annex A-3

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.
“Audited Financials” has the meaning set forth in Section 3.4(a).
“Beneficially Own” and correlative terms such as “Beneficial Ownership” and “Beneficial Owners” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.
“Benson Hill Group” has the meaning set forth in Section 8.18.
“Business” means the business of the design, development and commercialization of crop improvement innovations through the use of genomic technologies, and the growing, production, processing, packaging, labeling, advertising, marketing, transportation, import, export, sale and distribution of food, ingredient and agricultural products.
“Business Combination Proposal” has the meaning set forth in Section 5.10.
“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems or otherwise in connection with the business of the Group Companies.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Chicago, Illinois or St. Louis, Missouri are open for the general transaction of business.
“Business Intellectual Property” has the meaning set forth in Section 3.13(b).
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into Law by the President of the United States on March 27, 2020, as amended by subsequent legislation, including the American Rescue Plan Act of 2021 as signed into Law by the President of the United States on March 11, 2021.
“Cash Funding Amount” has the meaning set forth in Section 2.3(a).
“CBA” has the meaning set forth in Section 3.14(f).
“Certificate of Merger” has the meaning set forth in Section 2.1(a).
“Certificates” has the meaning set forth in Section 2.3(b).
“Closing” has the meaning set forth in Section 2.1(c).
“Closing Date” has the meaning set forth in Section 2.1(c).
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“Closing Price” means, on any day of determination, the dollar volume-weighted average price for a STPC Common Share on the principal securities exchange or securities market on which the STPC Common Shares are then traded beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

Annex A-4

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Board” has the meaning set forth in the recitals.
“Company Change in Recommendation” has the meaning set forth in Section 5.8(a).
“Company Charter” has the meaning set forth in the recitals.
“Company Common Share” has the meaning set forth in Section 2.2(a).
“Company Common Stock” means the common stock of the Company, $0.001 par value per share.
“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock.
“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).
“Company Directors” has the meaning set forth in Section 5.17(c).
“Company Equity Plan” means the Company’s 2012 Stock Incentive Plan, and each other plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.
“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between STPC and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5(c), (c) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan, (d) 50% of the filing fee to be paid for the Registration Statement / Proxy Statement, (e) the filing fee to be paid pursuant to the HSR Act, and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.
“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), Section 3.2(a) through (f) (Capitalization of the Company), 3.3 (Authority), 3.5(i) and (iii) (No Violations) and 3.17 (Brokers).
“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, currently used by or for a Group Company in the Business and owned, licensed or leased by, or otherwise provided under contract to, a Group Company.
“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social

Annex A-5

conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws or GAAP first publicly announced or enacted after the date hereof, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (other than as set forth in Section 5.1(a)), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events, or (x) any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clause (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.
“Company Option” means any option to purchase Company Common Stock granted pursuant to a Company Equity Plan.
“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without duplication, (i) the number of shares of Company Common Stock issued or issuable upon the Company Preferred Conversion, (ii) the aggregate number of Warrant Shares issuable upon the exercise of all Company Warrants, whether exercisable or unexercisable, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of Option Shares issuable upon the exercise of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms.
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.
“Company Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any liability, including on account of an ERISA Affiliate.
“Company Preferred Conversion” has the meaning set forth in the recitals.
“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as “Preferred Stock” in the Company Charter, consisting of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock.
“Company Preferred Stock Warrants” means the warrants issued by the Company to purchase Company Preferred Stock.
“Company Products” means all Software and other products relating to the Business from which any of the Group Companies are currently deriving revenue from the sale, license, maintenance or other provision thereof.

Annex A-6

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.
“Company Sale” means (i) any transaction or series of related transactions (including by merger, consolidation, stock exchange, reorganization or other similar transaction) that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of STPC, (ii) a sale or disposition of all or substantially all of the assets of STPC and its Subsidiaries on a consolidated basis, or (iii) any voluntary or involuntary liquidation, dissolution or winding up of STPC, in each case of clauses (i) through (iii), other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of STPC (or any successor to STPC) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of STPC immediately prior to such transaction (or series of related transactions).
“Company Schedules” means the disclosure schedules to this Agreement delivered to STPC by the Company on the date hereof.
“Company Shareholder Agreements” means each of Contracts set forth on Section 1.1(a) of the Company Schedules.
“Company Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Stockholder Package” has the meaning set forth in Section 5.15.
“Company Warrants” means the Company Common Stock Warrants and the Company Preferred Stock Warrants.
“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of January 12, 2021, by and between STPC and the Company.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Constituent Corporations” has the meaning set forth in Section 2.1(a).
“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).
“COVID-19 Changes” has the meaning set forth in Section 5.1(a).
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
“Credit Agreement” means that certain Loan and Security Agreement, dated as of January 31, 2020, as (i) supplemented by that certain Supplement to Loan and Security Agreement, dated as of January 31, 2020 and (ii) amended by that certain First Amendment to Loan Agreement, dated as of December 22, 2020, in each case, by and among the Company, as a borrower, each of the Company’s subsidiaries, as co-borrowers, Venture Lending & Leasing VII, Inc., as a lender and Venture Lending & Leasing IX, Inc., as a lender.

Annex A-7

“Credit Agreement Termination” means the termination of the Credit Agreement and all obligations thereunder, and the release of all liens securing the obligations under the Credit Agreement.
“Credit Facilities” means, collectively, the Credit Agreement and the Revolving and Term Loan Facility, and each of the Credit Facilities shall be a “Credit Facility”.
“Credit Facility Terminations” means, collectively, the Credit Agreement Termination and the Revolving and Term Loan Facility Termination, and each of the Credit Facility Terminations shall be a “Credit Facility Termination”.
“D&O Persons” has the meaning set forth in Section 5.5(a).
“Data” means data, databases, data repositories, data lakes and collections of data.
“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements for Data and Business Data and applicable to any Group Company, to the conduct of the Business, or to any of the Company IT Systems: (i) all applicable Laws; (ii) the Group Companies’ external-facing published privacy policies; (iii) if applicable to the Business, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Group Companies are bound by Law or Contract or publicly hold themselves out to the public as being in compliance with; and (iv) applicable provisions of Contracts into which any Group Company has entered or by which it is otherwise legally bound.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.2(f).
“Dissenting Stockholder” has the meaning set forth in Section 2.2(f).
“Earn Out Awards” has the meaning set forth in Section 2.2(b)(iv).
“Earn Out Escrow Account” has the meaning set forth in Section 2.6(b).
“Earn Out Escrow Agent” has the meaning set forth in Section 2.6(b).
“Earn Out Escrow Agreement” has the meaning set forth in Section 2.6(b).
“Earn Out Period” means the date that is thirty six (36) months following the Closing Date.
“Earn Out Recipient” means all Persons who hold one or more Company Common Shares, Company Preferred Stock or Company Warrants immediately prior to the Effective Time.
“Earn Out Shares” has the meaning set forth in Section 2.6(a).
“Effective Time” has the meaning set forth in Section 2.1(c).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, salary continuation, post-termination or post-employment health or welfare, vacation, paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, natural resources, or worker health and safety (as applicable to exposure to Hazardous Substances).
“Equity Rights” has the meaning set forth in Section 3.2(b).
“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

Annex A-8

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.3(a).
“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to STPC and the Company.
“Exchange Ratio” means the following ratio (rounded to four decimal places): (i) the Fully-Exercised STPC Share Count divided by (ii) the Company Outstanding Shares.
“FDA” means the United States Food and Drug Administration.
“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder.
“Fifth Amendment to Revolving and Term Loan Facility” means that certain Fifth Amendment to Credit Agreement, dated as of April 29, 2021, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“First Amendment to Revolver and Term Loan Facility” means that certain First Amendment to Credit Agreement, dated as of April 1, 2020, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.
“Food and Seed Laws” means all Laws relating to the development, testing, purchase, import, export, formulation, use, movement, environmental release, growing, manufacturing, packaging, licensing, labeling, advertising, storage, transportation, distribution or sale of seed or human or animal food products (including those produced through plant breeding, gene-editing, or other plant biotechnology), including all applicable provisions of the U.S. Federal Food, Drug, and Cosmetic Act, U.S. Public Health Service Act, U.S. Federal Trade Commission Act, U.S. Federal Meat Inspection Act, U.S. Poultry Products Inspection Act, U.S. Egg Products Inspection Act, U.S. Organic Foods Production Act, U.S. Plant Protection Act, U.S. Federal Seed Act, U.S. Bioengineered Food Disclosure Law, U.S. Federal Insecticide, Fungicide, and Rodenticide Act, Perishable Agricultural Commodities Act, California’s Safe Water and Toxic Enforcement Act of 1986 (also known as Proposition 65), and state and local seed, pesticide and human food and animal feed codes.
“Form S-1” has the meaning set forth in Section 5.9(b).
“Fourth Amendment to Revolving and Term Loan Facility” means that certain Fourth Amendment to Credit Agreement, dated as of March 29, 2021, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.
“FTC” means the United States Federal Trade Commission.
“Fully-Exercised STPC Share Count” means a number of STPC Common Shares equal to the quotient of (a) the Total Equity Value plus the Aggregate Option Price divided by (b) $10.00.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

Annex A-9

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body or tribunal (public or private) or commission.
“Group Companies” means, collectively, the Company and its Subsidiaries.
“Group Company” means, individually, any of the Group Companies.
“Group Company Permits” has the meaning set forth in Section 3.6.
“GST/HST” means the goods and services tax/harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).
“Hazardous Substance” means any substance, material, or waste which is regulated by, or for which standards of conduct or liability have been imposed pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, toxic mold, dust, or radiation.
“Holder Representative” shall mean any Person appointed by the Company in accordance with Section 8.20.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments (but, with respect to the Group Companies, excluding any trade payables and amounts related to deferred accrued acquisition compensation), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (f) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to and as of the Closing Date), (g) unfunded or underfunded liabilities under any defined benefit pension, supplemental retirement or post-employment welfare plan or arrangement, (h) with respect to the Group Companies, any and all liabilities for amounts of Taxes that any Group Company has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar Order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (i) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable solely in connection with the consummation of the transactions contemplated hereby (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (A) such amounts are payable as of the Closing Date, and (B) no deferral of such Taxes has occurred under clause (h), and without duplication of any amounts taken into account under clause (i)), (j) with respect to STPC, any Affiliate payables or amounts payable to any Affiliate under any management or similar agreement or pursuant to termination of any Contract with any Affiliate at Closing or with respect to the Company, any payables under any Pre-Closing Holder Related Party Transactions or any amounts payable to any Affiliate under any management or similar agreement or pursuant to the termination of any Pre-Closing Holder Related Party Transactions, (k) the items identified in Section 1.1(b) (Identified Indebtedness) of the Company Schedules and (l) any of the obligations of any other Person of the type referred to in clauses (a) through (k) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to

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clauses (a) through (l), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.
“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the NYSE.
“Intellectual Property” means any intellectual property or proprietary right arising under the Laws of any jurisdiction throughout the world, including any of the following to the extent protected under applicable Law: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”); (c) copyrights database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; and (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical Data, source code, in each case, to the extent any of the foregoing are protected as trade secrets under applicable Law (collectively, “Trade Secrets”), including any of the foregoing rights in clauses (a) through (d) that protect or are embodied in Software, or Data, Data classifications and Data analysis, enrichment, measurement and management tools.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“IPO” has the meaning set forth in Section 8.19.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive promulgated or enforced by a Governmental Entity having competent jurisdiction over a given matter, as well as any Order.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit F.
“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.
“Lien” means any mortgage, pledge, security interest, license, encumbrance, financing statement, lien, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.
“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.
“Marks” has the meaning set forth in the definition of Intellectual Property.
“Material Contracts” has the meaning set forth in Section 3.7(a).

Annex A-11

“Material Customers” has the meaning set forth in Section 3.20.
“Material Data Supply Agreement” has the meaning set forth in Section 3.21(c).
“Material Suppliers” has the meaning set forth in Section 3.20.
“Merger” has the meaning set forth in Section 2.1(a).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Merger Sub Common Stock” has the meaning set forth in Section 4.7(c).
“Merger Sub Sole Stockholder Approval” means the approval of STPC, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Ancillary Documents to which STPC is a party, and the transactions contemplated hereby and thereby (including the Merger).
“Minimum Cash Condition” has the meaning set forth in Section 6.1(g).
“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.
“New Incentive Plan” has the meaning set forth in Section 5.10(a).
“Nonparty Affiliate” has the meaning set forth in Section 8.13.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL); and the Server Side Public License (SSPL) or (ii) any license to Software that is classified as “free” or “open source software” by the Open Source Foundation or the Free Software Foundation or that otherwise self-identifies as “freeware” or “open source software” and is licensed under terms comparable to licenses of any of the Software that is classified as “free” or “open source software” by the Open Source Foundation or the Free Software Foundation (as those terms are generally understood in the Software industry).
“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.
“Order” means any writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.
“Owned Real Property” means the real property owned by the Group Companies, together with all buildings, fixtures, and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances thereto, owned by the Group Companies.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Financials” has the meaning set forth in Section 5.16(a).
“Permits” means any approvals, authorizations, waivers, exemptions, consents, clearances, licenses, registrations, determinations, notifications, confirmations, permits or certificates of a Governmental Entity that possesses competent jurisdiction.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or

Annex A-12

are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with the Group Companies’ use or the value or occupancy of such real property or the operation of the business of the Group Companies, taken as a whole, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or the value or the occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property; (f) Liens described on Section 1.1(c) of the Company Schedules (including Liens arising in the ordinary course of business under the Credit Facilities), (g) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (h) Liens on equity or debt securities resulting from applicable Securities Laws and (i) Liens incurred in connection with capital lease obligations of any of the Group Companies.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Data” means all Data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, including Data or information otherwise subject to a Data Privacy and Security Requirement (including if it constitutes “personal information” or “personal data” or other equivalent term under applicable Data Privacy and Security Requirements).
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing Amount” means $225,000,000 in the aggregate.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“Pre-Closing Holder Related Parties” has the meaning set forth in Section 3.19.
“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.19.
“Pre-Closing Holders” means all Persons who hold one or more Company Common Shares, Company Preferred Stock, Company Options or Company Warrants immediately prior to the Effective Time.
“Pre-Closing STPC Holders” means the holders of STPC Shares at any time prior to the Closing.
“Privileged Communications” has the meaning set forth in Section 8.18.
“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding Data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 8.19.
“Proxy Clearance Date” has the meaning set forth in Section 5.9(a).

Annex A-13

“Public Shareholders” has the meaning set forth in Section 8.19.
“Real Property” means, collectively, Leased Real Property and Owned Real Property.
“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.
“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.
“Release Notice” has the meaning set forth in Section 2.6(e).
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys and agents.
“Required Company Shareholder Approval” means the approval of this Agreement and the Merger by at least the Requisite Threshold following the consummation of the Company Preferred Conversion.
“Requisite Threshold” means the approval of (i) holders of at least 60% of the shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock of the Company then outstanding, consenting and voting as a single class and (ii) holders of a majority of the shares of the Company Common Stock and the Company Preferred Stock, consenting and voting as a single class on an “as-converted to Common Stock basis” as contemplated by the Company Charter.
“Revolving and Term Loan Facility” means that certain Credit Agreement, dated as of April 11, 2019, as amended by that (i) First Amendment to Revolver and Term Loan Facility, (ii) Second Amendment to Revolver and Term Loan Facility, (iii) Third Amendment to Revolver and Term Loan Facility, (iv) Fourth Amendment to Revolver and Term Loan Facility and (v) Fifth Amendment to Revolver and Term Loan Facility, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.
“Revolving and Term Loan Facility Termination” means the termination of the Revolving and Term Loan Facility and all obligations thereunder, and the release of all liens securing the obligations under the Revolving and Term Loan Facility.
“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Schedules” means, collectively, the Company Schedules and the STPC Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Amendment to Revolving and Term Loan Facility” means that certain Second Amendment to Credit Agreement, dated as of June 1, 2020, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.
“Security Incident” means any cyber or security incident that has, had or reasonably would be expected to have an impact on the security, confidentiality, integrity or availability of a Company IT System, (including any Data Processed thereby or contained therein), any Trade Secret or any Business Data, including an occurrence that jeopardizes the confidentiality, integrity, or availability of Personal Data or that requires notification to any Person or Governmental Entity under applicable Data Privacy and Security Requirements.
“Signing Filing” has the meaning set forth in Section 5.4(b).

Annex A-14

“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code; (b) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) documentation, including user manuals and other training documentation related to any of the foregoing.
“Sponsor” means Star Peak Sponsor II LLC, a Delaware limited liability company.
“Sponsor Directors” has the meaning set forth in Section 5.17(b).
“Sponsor Earn Out Shares” has the meaning set forth in the recitals to this Agreement.
“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.
“Stock Price Earn Out Statement” has the meaning set forth in Section 2.6(e).
“STPC” has the meaning set forth in the introductory paragraph to this Agreement.
“STPC Board” has the meaning set forth in Section 5.17(a).
“STPC Class A Shares” means, at all times prior to the Effective Time, STPC’s Class A common stock, par value $0.0001 per share.
“STPC Class B Shares” means, at all times prior to the Effective Time, STPC’s Class B common stock, par value $0.0001 per share.
“STPC Common Shares” means, at or at all times immediately following the Effective Time, the shares of common stock of STPC, including both STPC Unrestricted Common Shares and Earn Out Shares.
“STPC Confidential Information” has the meaning set forth in Section 5.4(c).
“STPC Converted Warrant” has the meaning set forth in Section 2.2(b)(ii).
“STPC Financial Statements” means all of the financial statements of STPC included in the STPC SEC Reports (including any notes thereto).
“STPC Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(i) and (iii) (No Violations), 4.4 (Brokers) and Section 4.7 (Capitalization of the STPC Parties).
“STPC Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of a STPC Party to timely consummate the transactions contemplated by this Agreement or any Ancillary Document; provided, however, none of the following shall be taken into account in determining whether a STPC Material Adverse Effect has occurred or is reasonably expected to occur: (a) changes in any applicable Laws or GAAP first publicly announced or enacted after the date hereof; (b) any change, event, effect, development or occurrence that is generally applicable to special purpose acquisition companies and/or blank check companies that first arises after the date of this Agreement; (c) conditions affecting the United States or the global economy generally; (d) any national or international political or social conditions in the United States or any other country; (e) changes in conditions of the financial, banking or securities markets generally; or (f) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events.
“STPC Option” has the meaning set forth in Section 2.2(b)(i).
“STPC Parties” means, collectively, STPC and Merger Sub.

Annex A-15

“STPC Preferred Shares” means STPC’s preferred stock, par value $0.0001 per share.
“STPC Proposal” has the meaning set forth in Section 5.8(c).
“STPC Schedules” means the disclosure schedules to this Agreement delivered to the Company by STPC on the date hereof.
“STPC SEC Reports” has the meaning set forth in Section 4.8.
“STPC Shareholder Approval” means the approval of this Agreement, the Merger, the issuance of the STPC Common Shares as consideration in the Merger pursuant to Section 2.2(a) and the other transactions contemplated by this Agreement at the STPC Shareholders Meeting where a quorum is present, by the requisite consent of the Pre-Closing STPC Holders entitled to vote on such matters under the DGCL and the Governing Documents of STPC.
“STPC Shareholder Redemption” means the right of the holders of STPC Class A Shares to redeem all or a portion of their STPC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of STPC.
“STPC Shareholders Meeting” has the meaning set forth in Section 5.10(a).
“STPC Shares” means, collectively, the STPC Class A Shares, the STPC Class B Shares and the STPC Preferred Shares.
“STPC Tail Policy” has the meaning set forth in Section 5.5(d).
“STPC Transaction Expenses” means, as of any determination time, without duplication, the aggregate amount payable by or on behalf of STPC, Sponsor or any of their respective Affiliates for (a) commitment fees, commissions, original issue discounts or other fees, costs and expenses (including out of pocket expenses) relating to the PIPE Financing and/or Alternative PIPE Financing and/or any other third party financing pursuant to Section 5.7(b) (including any backstop commitment or debt financing), (b) the deferred underwriting fees in the amount of $14,087,500 in connection with STPC’s initial public offering, (c) fees, expenses or commissions payable to any financial advisor, consultant, broker or finder in connection with the evaluation or arrangement of any PIPE Financing and/or Alternative PIPE Financing (d) the STPC Tail Policy, (e) 50% of the filing fee to be paid for the Registration Statement / Proxy Statement,and (f) out-of-pocket fees, commissions, costs and expenses (whether or not invoiced) incurred by or on behalf of STPC in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby, in each case, as of such determination time, including any such fees or expenses in respect of STPC’s outside legal counsel, accountants, advisors, investment bankers or consultants engaged in connection with the transactions contemplated hereby. For the avoidance of doubt, STPC Transaction Expenses shall not include the STPC Class B Shares, the STPC Warrants or any Company Expenses.
“STPC Unrestricted Common Shares” means the STPC Common Shares that are not Earn Out Shares.
“STPC Warrants” means each warrant to purchase one (1) STPC Class A Share at a price of $11.50 per share, subject to adjustment, as described in the STPC SEC Reports.
“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if

Annex A-16

such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Subsidiary Equity Rights” means any (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the applicable Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the applicable Subsidiary.
“Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holder of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
“Support Agreement” has the meaning set forth in the recitals to this Agreement.
“Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, GST/HST, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits, escheatment or unclaimed property or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.
“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.
“Tax Proceeding” has the meaning set forth in Section 3.16(c).
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity (and any amendments thereto).
“Termination Date” has the meaning set forth in Section 7.1(d).
“Third Amendment to Revolving and Term Loan Facility” means that certain Third Amendment to Credit Agreement, dated as of October 23, 2020, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.
“Total Equity Value” means one billion three hundred million dollars ($1,300,000,000).
“Total Merger Consideration” means 147,562,680 STPC Common Shares in the aggregate, consisting of 130,000,000 STPC Unrestricted Common Shares, 8,781,340 $14 Earn Out Shares and 8,781,340 $16 Earn Out Shares, which, for the avoidance of doubt, includes such STPC Common Shares (inclusive of STPC Unrestricted Common Shares and Earn Out Shares) allocated in respect of the Company Warrants and the Company Options in accordance with Section 2.2(e).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Trading Day” means any day on which the STPC Common Shares are actually traded on the principal securities exchange or securities market on which the STPC Common Shares are then traded.

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“Transaction Proposals” has the meaning set forth in Section 5.10(a).
“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).
“Transfer Taxes” has the meaning set forth in Section 5.6(d).
“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the STPC Common Shares is greater than or equal to $14.00 (as adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of STPC Common Shares outstanding) over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.
“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the STPC Common Shares is greater than or equal to $16.00 (as adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of STPC Common Shares outstanding) over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.
“Triggering Events” shall mean collectively, Triggering Event I and Triggering Event II, and “Triggering Event” shall mean any one such individual event.
“Trust Account” has the meaning set forth in Section 8.19.
“Trust Account Released Claims” has the meaning set forth in Section 8.19.
“Trust Agreement” has the meaning set forth in Section 4.9.
“Trustee” has the meaning set forth in Section 4.9.
“USDA” means the United States Department of Agriculture.
“Waived 280G Benefits” has the meaning set forth in Section 5.19.
“Waiving Parties” has the meaning set forth in Section 8.18.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.
“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with terms of such Company Warrant.
“Working Capital Loans” has the meaning set forth in Section 5.13(d).
“Written Consent” has the meaning set forth in the recitals.
“W&S” has the meaning set forth in Section 8.18.
ARTICLE 2
PURCHASE AND SALE
Section 2.1   Merger; Closing.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, STPC, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated as of the Effective Time in

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accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger in substantially the form attached as Exhibit G (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Merger”) filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of STPC.
(b)   At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Constituent Corporations in accordance with the applicable provisions of the DGCL.
(c)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 or (ii) by electronic exchange of executed documents, on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or due waiver thereof) or such other time and place as STPC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, STPC and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by STPC and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
(d)   At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(e)   From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial directors of the Surviving Corporation shall be the individuals set forth on Section 2.1(e) of the STPC Schedules and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
Section 2.2   Effect of the Merger; Allocation of Total Merger Consideration.
(a)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (i) each share of Company Common Stock (a “Company Common Share”) that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Company Preferred Conversion), other than Dissenting Shares, shall be canceled and converted into and become the right to receive (x) the number of Unrestricted STPC Common Shares equal to the Exchange Ratio and (y) the applicable number of $14 Earn Out Shares and $16 Earn Out Shares, as set forth on the Allocation Schedule and (ii) each share of Company Stock, if any, held in the treasury of the Company shall be canceled for no consideration.
(b)   Treatment of Outstanding Equity Awards and Company Warrants.
(i)   Company Options.   As of the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, STPC or the Pre-Closing Holder thereof, be assumed and converted into an option (a “STPC Option”) with respect to a number of STPC Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per STPC

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Common Share equal to the exercise price per Company Common Share subject to such Company Option divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule; provided, that the exercise price and the number of STPC Common Shares subject to the STPC Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(i), each STPC Option shall continue to be subject to terms and conditions consistent with the Company Equity Plan and the applicable Company Option award agreement, as in effect immediately prior to the Effective Time.
(ii)   Company Warrants.   As of the Effective Time, each Company Warrant, whether exercisable or unexercisable, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, STPC or the Pre-Closing Holder thereof, be assumed and converted into a warrant (a “STPC Converted Warrant”) with respect to a number of STPC Common Shares equal to the number of Company Common Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per STPC Common Share equal to the exercise price per Company Common Share subject to such Company Warrant divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule. In addition, immediately prior to the Effective Time, each Pre-Closing Holder who holds a Company Warrant shall receive such Pre-Closing Holder’s allocation of the Earn Out Shares, as set forth on the Allocation Schedule.
(iii)   Prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and Company Warrants as contemplated by this Section 2.2(b).
(iv)   The Parties shall reserve for issuance under the New Incentive Plan a number of STPC Common Shares at least equal to the number of STPC Common Shares that will be subject to STPC Options as a result of the actions contemplated by this Section 2.2(b). As soon as practicable following the expiration of the sixty (60) day period following the date STPC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, STPC shall file an effective registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the STPC Common Shares subject to the STPC Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the STPC Options remain outstanding and are required to be registered. For the avoidance of doubt, at the Closing, incentive equity awards with a value equivalent to 2,037,320 STPC Common Shares (subject to adjustment pursuant to Section 2.2(f)) shall be granted under the New Incentive Plan to the Pre-Closing Holders that hold Company Options, pro rata in accordance with the relative number of Company Options held by such Pre-Closing Holder (“Earn Out Awards”). The Earn Out Awards shall (A) be subject to the same vesting terms as the Earn Out Shares, such that one-half of the Earn Out Awards shall have the same vesting terms as the $14 Earn Out Shares (the “$14 Earn Out Awards”) and one-half of the Earn Out Awards shall have the same vesting terms as the $16 Earn Out Shares (the “$16 Earn Out Awards”), and (B) include provisions requiring that the STPC Common Shares acquired pursuant to the Earn Out Awards be subject to the restrictions applicable to Restricted Securities (as defined in the Lock-Up Agreement) set forth in Section 1 of the form of Lock-Up Agreement attached hereto as Exhibit B.
(c)   Fractional Shares.   Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional STPC Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of STPC. In lieu of any fractional shares, STPC shall cause each Pre-Closing Holder entitled to any portion of STPC Common Shares to be paid, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Equity Securities held at the Effective Time by such holder) would otherwise be entitled by (ii) $10.

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(d)   Adjustment to Total Merger Consideration.   The Total Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of STPC Common Shares outstanding after the date hereof and prior to the Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Total Merger Consideration.
(e)   Allocation Schedule.   The Company acknowledges and agrees that (i) the Total Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the schedule in the form set forth on Section 2.2(e) of the Company Schedules and delivered by the Company to STPC at least three Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholder Agreements and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) the portion of the Total Merger Consideration (including the Cash Funding Amount) allocated to each Pre-Closing Holder (divided into the portion of the STPC Unrestricted Common Shares, Earn Out Shares and the Cash Funding Amount payable to such Pre-Closing Holder), (D) with respect to each Pre-Closing Holder of Company Options, the number of STPC Common Shares subject to, and the exercise price per STPC Common Share of, each STPC Option (including Earn Out Awards), and (E) with respect to each Pre-Closing Holder of Company Warrants, the number of STPC Common Shares subject to, and the exercise price per STPC Common Share of, each STPC Converted Warrant (divided into the portion of the STPC Unrestricted Common Shares and Earn Out Shares) and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Section 2.2(e) of the Company Schedules is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Section 2.2(e) of the Company Schedules is illustrative only and not binding in any manner on the parties hereto); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance (including as reserved in respect of the Company Options or the Company Warrants, in each case, pursuant to Section 2.2(b)(iv)) or any other treatment of the Total Merger Consideration on the Closing Date in accordance with the Allocation Schedule (not to exceed 147,562,680 STPC Common Shares in the aggregate, with no more than 130,000,000 STPC Unrestricted Common Shares, 8,781,340 $14 Earn Out Shares and 8,781,340 $16 Earn Out Shares), STPC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to (x) any Equity Security of the Company and (y) the Total Merger Consideration), and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Total Merger Consideration), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases STPC and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Total Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule. Notwithstanding anything to the contrary, to the extent Company Options are exercised after the date hereof and prior to the Closing Date in accordance with a Company Equity Plan, or to the extent any Company Options are forfeited after the date hereof and prior to the Closing Date, the number of Earn Out Shares issued pursuant to Section 2.6 may be increased subject to a corresponding decrease in the number of Earn Out Awards to be granted at the Closing (which adjustment shall be in even-number increments constituting one $14 Earn Out Share for one $14 Earn Out Award and one $16 Earn Out Share for one $16 Earn Out Award), such that for each two (2) additional Earn Out Shares (one of which must be a $14 Earn Out Share and one of which must be a $16 Earn Out Share) in excess of the 17,562,680 Earn Out Shares contemplated to be issued pursuant to Section 2.6, the number of Earn Out Awards to be granted hereunder shall be reduced by one $14 Earn Out Award and one $16 Earn Out Award. The Allocation Schedule shall reflect any such adjustments. Notwithstanding anything to the contrary and for the avoidance of doubt, in no event shall either (X) the number of STPC Common Shares issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted exceed 19,600,000 STPC Common

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Shares in the aggregate or (Y) the sum of the Total Merger Consideration plus the number of STPC Common Shares reserved for or subject to the Earn Out Awards exceed 149,600,000 STPC Common Shares.
(f)   Notwithstanding any provision of this Agreement to the contrary, any share of Company Stock for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of STPC. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the portion of Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of Certificates (if any) in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with the DGCL. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Stock outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give STPC prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and STPC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of STPC (prior to the Closing) or Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to STPC upon demand.
Section 2.3   Deposit of STPC Common Shares; Other Closing Date Payments.
(a)   Deposit with Exchange Agent.   Immediately prior to the Effective Time, STPC shall deposit with an exchange agent (the “Exchange Agent”) mutually selected by STPC and the Company, (i) the aggregate number of STPC Unrestricted Common Shares and Earn Out Shares to be converted from Company Common Shares (after giving effect to the Company Preferred Conversion) pursuant to clause (x) of Section 2.2(a) and (ii) cash required to be paid to Pre-Closing Holders pursuant to Section 2.2(c) (the cash so deposited with the Exchange Agent pursuant to this clause (ii), the “Cash Funding Amount”).
(b)   Letter of Transmittal.   Prior to the Closing Date and in accordance with Section 5.15 of this Agreement, the Company shall deliver, or cause to be delivered, to each Pre-Closing Holder a Letter of Transmittal, together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than five (5) Business Days prior to the Closing. At the Effective Time, (i) each Pre-Closing Holder of an outstanding certificate or certificates for Company Stock (collectively, the “Certificates”), who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in accordance with the above timelines prior to the Closing shall be entitled to receive the applicable portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) in accordance with the Allocation Schedule on the Closing Date following the Effective Time. Promptly after the Effective Time,

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STPC shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder that did not receive a Company Stockholder Package pursuant to Section 5.15, a Letter of Transmittal for use in such exchange. Following surrender of Certificates (to the extent certificated) to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in the case of Pre-Closing Holders of Company Stock, such Pre-Closing Holders shall be entitled to receive the applicable portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) in accordance with the Allocation Schedule within five (5) Business Days following such surrender and/or delivery of the applicable documents. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal. For the avoidance of doubt, to the extent the shares of Company Stock held by a Pre-Closing Holder of Company Stock are not certificated or are represented by electronic certificates, the requirement to deliver physical Certificates as set forth herein shall not apply.
(c)   No Further Transfers.   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock is presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.
Section 2.4   Exchange Agent.   Promptly following the date that is one year after the Effective Time, STPC shall instruct the Exchange Agent to deliver to STPC all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not delivered a Letter of Transmittal may surrender such Certificate (to the extent such shares are certificated) or deliver such Letter of Transmittal to STPC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and STPC shall promptly pay, the portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of STPC, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Total Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.5   Withholding.   Notwithstanding any other provision in this Agreement to the contrary, STPC, the Company, and the Exchange Agent shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that STPC, the Company or the Exchange Agent are required to deduct and withhold with respect thereto under the Code or any provision of applicable Law; provided that before making any deduction or withholding pursuant to this Section 2.5 other than with respect to compensatory payments or as a result of the Company failing to deliver the certification required by Section 5.5(b), STPC shall use commercially reasonable efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis thereof) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company or the applicable Pre-Closing Holder in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.6   Earn-Out.
(a)   At the Effective Time, in accordance with the provisions of Section 2.2(a), Section 2.2(b) and the Allocation Schedule, STPC shall issue or cause to be issued to the Earn Out Escrow Agent (as defined below), 17,562,680 restricted STPC Common Shares which shall be subject to the vesting and forfeiture provisions

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provided for in this Section 2.6 and, in the case of such restricted STPC Common Shares issued with respect to Company Options or Company Warrants, the vesting and forfeiture conditions provided for in Section 2.2(b) (collectively, the “Earn Out Shares”), such that:
(i)   8,781,340 of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$14 Earn Out Shares”); and
(ii)   8,781,340 of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$16 Earn Out Shares”).
For illustrative purposes, if, prior to the expiration of the Earn Out Period:
(i)   the Closing Price of the STPC Common Shares is greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $14 Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 2.6(e) and
(ii)   the Closing Price of the STPC Common Shares is greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $16 Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 2.6(e) and, if not already vested, all of the $14 Earn Out Shares shall also vest.
(b)   Upon receipt of the Earn Out Shares, an escrow agent (the “Earn Out Escrow Agent”) will place such Earn Out Shares in an escrow account (the “Earn Out Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit K, to be entered into at the Closing by STPC, the Holder Representative, the Sponsor and the Earn Out Escrow Agent (the “Earn Out Escrow Agreement”).
(c)   Subject to the limitations contemplated herein, each Earn Out Recipient shall have all of the rights of a stockholder with respect to the Earn Out Shares, including the right to receive dividends and to vote such shares; provided that the unvested Earn Out Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than, for the avoidance of doubt, as part of a Company Sale) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Earn Out Recipients or be subject to execution, attachment or similar process without the consent of STPC, and shall bear a customary legend with respect to such transfer restrictions. The receipt of Earn Out Shares by the Earn Out Recipients is subject to the execution and delivery of a Lock-Up Agreement by each such holder on or prior to the Closing Date. In the event an Earn Out Recipient does not execute and deliver a Lock-Up Agreement, any Earn Out Shares that would otherwise be allocated to such holder shall be reallocated to the Earn Out Recipients that have executed and delivered a Lock-Up Agreement on a pro rata basis immediately prior to the Effective Time. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Earn Out Shares shall be null and void. Notwithstanding the foregoing, Earn Out Recipients who have executed a Lock-Up Agreement may transfer such Earn Out Recipient’s unvested Earn Out Shares solely to the extent such transfer would be a Permitted Transfer (as defined in such Earn Out Recipient’s Lock-Up Agreement), provided that the applicable permitted transferee and such transferred unvested Earn Out Shares shall otherwise be subject to the terms and conditions set forth in this Section 2.6.
(d)   If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to STPC and shall be cancelled by STPC and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earn Out Shares shall be entitled to any dividends or distributions made to the holders of STPC Common Shares and shall be entitled to the voting rights generally granted to holders of STPC Common Shares.
(e)   In the event of occurrence of any Triggering Event set forth in Section 2.6(a), as soon as practicable (but in any event within three (3) Business Days), STPC will deliver to the Holder Representative a written statement (each, a “Stock Price Earn Out Statement”) that sets forth (i) the Closing Price over the applicable thirty- (30-) consecutive Trading Day period and (ii) the calculation of the Earn Out Shares in connection therewith and the Allocation Schedule, including any adjustments made pursuant to a stock split, stock dividend, reorganizations, recapitalizations and the like. The Holder Representative may deliver written notice

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to STPC on or prior to the fifteenth (15th) day after receipt of a Stock Price Earn Out Statement, either (x) accepting the Stock Price Earn Out Statement or (y) specifying in reasonable detail any items that they wish to dispute and the basis therefor. If the Holder Representative fails to deliver such written notice in such fifteen (15) day period, then the Earn Out Recipients will be deemed to have waived their right to contest such Stock Price Earn Out Statement and the calculations set forth therein, and such Stock Price Earn Out Statement and calculations set forth therein shall be deemed final and binding. If the Holder Representative provides STPC with written notice of any objections to the Stock Price Earn Out Statement in such fifteen (15) day period, then the Holder Representative and STPC will, for a period of fifteen (15) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such fifteen (15) day period the Holder Representative and STPC have not reached an agreement on any objections with respect to the Stock Price Earn Out Statement, then upon the written request of either STPC or the Holder Representative, the dispute shall be referred to an independent accountant of national standing as shall be mutually agreed upon in good faith by STPC and the Holder Representative for final resolution of the dispute as promptly as practicable. Upon final determination of the items set forth in the Stock Price Earn Out Statement as contemplated by this Section 2.6(e), the applicable Earn Out Shares shall be deemed to have vested upon such applicable Triggering Event in accordance with such Stock Price Earn Out Statement. Promptly thereafter, STPC shall prepare and deliver or cause to be prepared and delivered, in consultation with the Sponsor and the Holder Representative, a mutually agreeable written notice to the Earn Out Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail, the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earn Out Shares to be released and the identity of the person to whom such Earn Out Shares should be released). In the event STPC fails to deliver the Stock Price Earn Out Statement within the three (3) Business Day period described above, the Holder Representative shall be entitled to deliver the Stock Price Earn Out Statement, and any disputes and the resolution process set forth in this Section 2.6(e) shall, in such circumstances, apply mutatis mutandis.
(f)   In the event that there is a Company Sale after the Closing and prior to the expiration of the Earn Out Period, if the sale price per share or implied sale price per share based on the company sale price at the closing of the Company Sale is at least $14 (with respect to Triggering Event I and the $14 Earn Out Shares) or $16 (with respect to Triggering Event II and the $16 Earn Out Shares), in each case, taking into account the number of Earn Out Shares that would be vested as if the STPC Common Shares had been trading at a Closing Price equal to such sale price per share or implied sale price per share in connection with such Company Sale, as applicable, for the requisite period set forth in Section 2.6(a) necessary to satisfy the applicable Triggering Event, then (A) immediately prior to the consummation of the Company Sale, Triggering Event I or Triggering Event II (as applicable) that has not previously occurred shall be and the related vesting conditions in Section 2.6(e) also shall be deemed to have occurred, (B) such Earn Out Shares shall immediately vest and be released from the Earn Out Escrow Account, and distributed to each Earn Out Recipient entitled to such Earn Out Shares and (C) the holders of such Earn Out Shares shall be eligible to participate in such Company Sale.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to the STPC Parties as follows:
Section 3.1   Organization and Qualification.
(a)   Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

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(b)   Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to STPC, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies, or, to the Company’s knowledge, any other party thereto, are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.
Section 3.2   Capitalization of the Group Companies.
(a)   Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (1) the date of grant, (2) the strike price (where applicable), (3) any applicable vesting schedule and expiration date, (4) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (5) whether any Company Option is or was eligible to be early exercised.
(b)   Except for the Equity Rights set forth on Section 3.2(b) of the Company Schedules (which such Equity Rights shall, for the avoidance of doubt, be subject to the transactions contemplated by Section 2.2) or as is set forth in Company’s Governing Documents or the Company Shareholder Agreements, as of the date hereof, the Company has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”).
(c)   All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and, if applicable, non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or its Subsidiaries or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (B) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound, and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound, (C) have been, in connection with their initial sale, offered, sold and issued (as applicable) in compliance with applicable Law, including Securities Laws, and (D) to the knowledge of the Company, are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or as set forth under the Governing Documents of the Company or the Company Shareholder Agreements).
(d)   (i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of a Company Common Share on a date no earlier than the date of grant of such Company Option, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with the Accounting Principles.
(e)   Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts to which the Company or any of its Subsidiaries are a party or bound or with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.
(f)   Except as set forth on Section 3.2(f) of the Company Schedules, as of the date hereof, all of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company or

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another Subsidiary of the Company, free and clear of all Liens(other than transfer restrictions under applicable Securities Law or Permitted Liens), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that would require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. Except as set forth in the Governing Documents of the Company or its Subsidiaries, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.
(g)   Except as is set forth on Section 3.2(g) of the Company Schedules, as of the date hereof, none of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.
(h)   Section 3.2(h) of the Company Schedules sets forth a list of all Indebtedness of the Group Companies (as described in clauses (a) through (f) of the definition of Indebtedness only) as of the date hereof, including, if applicable, the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement of such Indebtedness and the debtor and the issuer thereof.
Section 3.3   Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Financial Statements; No Undisclosed Liabilities.
(a)   Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”): audited consolidated balance sheets of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”), December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Group Companies for the fiscal years then ended (the “Audited Financials”).
(b)   The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Group Companies, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material, and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.
(c)   Except (i) as set forth on the Latest Balance Sheet or the Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation

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of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for liabilities disclosed in Section 3.4(c) of the Company Schedules, or (v) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, as of the date hereof, no Group Company has any liabilities that would be required to be set forth on a consolidated balance sheet of the Group Companies prepared in accordance with the Accounting Principles. No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(d)   Each Group Company has established and maintains systems of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since December 31, 2018, except as set forth on Section 3.4(d) of the Company Schedules, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.   Assuming the truth and accuracy of the representations and warranties set forth in Section 4.3 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the STPC Schedules) are made or obtained), no Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party or bound or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings set forth on Section 3.5 of the Company Schedules, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the Required Company Shareholder Approval or (d) those the failure of which to obtain or make would not have, or be reasonably expected to have, a Company Material Adverse Effect. Except for Consents set forth on Section 3.5 of the Company Schedules, neither the execution, delivery and performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated by hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any (x) the Company’s Governing Documents or (y) any of the Company’s Subsidiaries Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancelation, materially adverse amendment, materially adverse modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of it properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities (other than Liens under applicable Securities Laws or Liens created by STPC) of any Group Company, except, in the case of any of clauses (ii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.6   Permits.   The Group Companies and agents acting on its behalf hold all Permits required for the lawful conduct of their respective businesses (including as required to import, export, move interstate, release into the environment, test, grow, manufacture, distribute, and sell their products (whether commercialized or under development)) or necessary or required to own, lease or operate any of the properties or assets of the Group Companies, other than any such Permits which if not held by the Group Companies, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Group Company Permits”). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (a) each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law; (b) each Group

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Company is, and since December 31, 2018, has been, in compliance with the terms of all Group Company Permits held by such Group Company; and (c) to the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in material compliance with the terms of any Group Company Permit.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Schedules sets forth a list of all Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, the “Material Contracts”) that is:
(i)   any Contract relating to the components of Indebtedness of the Group Companies set forth in clauses (a) through (f), of the definition thereof;
(ii)   any material equity joint venture or investment or other similar Contract;
(iii)   any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with consideration paid or payable to or by any one or more Group Companies of more than $250,000, in the aggregate, over any rolling 12-month period since January 1, 2020;
(iv)   any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with a remaining term of more than 24 months and that creates an obligation or a right of the Company or any Group Company to be paid or make payments of more than $250,000, as forecasted, over any rolling 12-month period starting January 1, 2021;
(v)   any Contract for the disposition of any portion of the assets or business of any Group Company with a value in excess of $5,000,000 or for the acquisition by any Group Company of the assets or business of any other Person with a value in excess of $5,000,000 (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing monetary obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(vi)   any Contract with any Governmental Entity to which any Group Company is a party that involve payments by or to the Group Companies in excess of $250,000;
(vii)   any Contract required to be disclosed on Section 3.19 of the Company Schedules;
(viii)   any settlement, conciliation or similar Contract relating to a Proceeding of a Group Company that have been entered into on or after December 31, 2018 and (1) contemplate payment by any Group Company of any amount in excess of $500,000 or (2) were brought by an equityholder or Affiliate of a Group Company;
(ix)   any Contract that limits, or purports to limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses and excluding any such limitations that are not material to the operation of the businesses of the Group Companies, taken as a whole;
(x)   any Contract that results in any person or entity holding a power of attorney from any Group Company that relates to the Group Companies or their respective business;
(xi)   any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;
(xii)   any Contract in excess of $100,000 annually which involves the license to or grant of rights in Intellectual Property by any Person to a Group Company (other than (A) non-exclusive licenses for commercially-available, off-the-shelf software licensed on standard terms and procured for aggregate fees

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of less than $250,000; (B) assignments granted by Group Company employees and contractors to a Group Company; and (C) non-exclusive licenses which are not the primary purpose of, or a material component of, the Contract);
(xiii)   any Contract which involves the license or grant of rights by any Group Company to a third party of Company Owned Intellectual Property for fees in excess of $100,000 annually, including any Contract involving the use of any Company Registered Intellectual Property required to be listed in Section 3.13(a) of the Company Schedules, but excluding any non-exclusive licenses granted to customers, contractors or distributors in the ordinary course of business;
(xiv)   any Contract for the development of (A) material Company Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Company Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to a Group Company), and (B) any Intellectual Property for any Person by a Group Company under which Contract a Group Company has any material unperformed obligations;
(xv)   any Contract relating to the purchase of engineering or design services that involve more than $250,000, other than those Contracts and agreements under which no material services are remaining to be performed;
(xvi)   any CBA; and
(xvii)   any employment, severance, retention, change of control, separation or individual consulting Contract with any director, manager, officer, individual service provider or employee of a Group Company (A) providing for total annual compensation in excess of $250,000 (excluding any Contract that is terminable at will without payment of any severance, transaction bonus, Tax gross-up or similar payment obligation), or (B) that would result in monetary liability in excess of $100,000 to any Group Company if terminated.
(b)   Each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure with respect thereto, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Since December 31, 2020 through the date hereof, no Group Company has received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify in any respect the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder, in each case, except as has not been and would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to STPC.
Section 3.8   Absence of Changes.   Except as set for the Section 3.8 of the Company Schedules, during the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby (or in connection with any prior process involving the sale or other extraordinary business transaction involving the Company or its businesses and assets), and except for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) due to COVID-19 Changes, (i) each Group Company has conducted its business in the ordinary course and (ii) no Group Company has taken any action that would require the

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consent of STPC under Section 5.1(b)(iii), Section 5.1(b)(iv) or Section 5.1(b)(v), if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).
Section 3.9   Litigation.   Except as set forth on Section 3.9 of the Company Schedules, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties, products or assets or (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (c), seeking material non-monetary relief, involving criminal liability or involving an amount in controversy in excess of $500,000 individually). Neither the Group Companies nor any of their respective properties, products or assets is subject to any outstanding Order that is, or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as set forth on Section 3.9 of the Company Schedules, there are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.
Section 3.10   Compliance with Applicable Law.   Each Group Company is (and since December 31, 2018 has been) in compliance in all respects with all Laws applicable to it or its business, operations, products or assets or properties, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. No Group Company or agent acting on its behalf has, since December 31, 2018 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual or violation of, or a failure to comply with, any applicable Law, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Schedules sets forth a true, correct and complete list of each material Company Plan (excluding any employment agreement or offer letter that does not (A) contain severance payments or benefits, transaction or retention-based bonuses and (B) deviate in any material respect from the form of offer letter provided to STPC prior to the date hereof). With respect to each Company Plan, the Group Companies have provided STPC with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents, and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modification thereto; (iv) the three most recent Form 5500 annual reports (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity.
(b)   No Group Company or ERISA Affiliate maintains, sponsors, participates in, contributes to or has any obligation to contribute to or has any liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan provides, and no Group Company has any liabilities to provide, any retiree, post-employment or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of premiums for such coverage. No Group Company has any liabilities by reason of being considered a single employer under Section 414 of the Code with any other Person other than another Group Company.
(c)   Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service on which it can rely and, to the Company’s knowledge, no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d)   There are no pending, or to the Company’s knowledge, threatened Proceedings with respect to any Company Plan (other than routine claims for benefits). Each Company Plan (and each related trust,

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insurance Contract, or fund) has been established, maintained, funded and administered in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. With respect to any Company Plan, no Group Company or any of their respective ERISA Affiliates or, to the Company’s knowledge, any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) as to any such Company Plan, has breached the fiduciary rules of ERISA or has engaged in any “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA. With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP.
(e)   The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement could not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(f)   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.
(g)   Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained in form and operation in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(h)   Except as set forth in Section 3.11(h) of the Company Schedules, the Group Companies have no current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
Section 3.12   Environmental Matters.   Except as set forth on Section 3.12 of the Company Schedules:
(a)   The Group Companies are, and at all times since December 31, 2018 have been, operating in compliance in all respects with all Environmental Laws, which includes obtaining, maintaining and complying with all Permits required in connection with the Business under Environmental Laws, except in each case as would not be material to the Group Companies.
(b)   No Group Company has received since December 31, 2018 (or earlier if unresolved) any written notice, Order, or warning letter from a Governmental Entity or any other Person regarding any actual or alleged violation in any material respect of, or a failure to comply in any material respect with any Environmental Laws, except for any such notice, Order or warning letter that has been resolved.
(c)   There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company or that otherwise pertains to the Business pursuant to any Environmental Laws, except for any Proceeding that has been resolved.
(d)   Since December 31, 2018, there has been no manufacture, sale, distribution, marketing, design, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case by any Group Company (or any other

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Person to the extent giving rise to liability of any Group Company), that has resulted or, to the knowledge of the Company, would reasonably be expected to result in liability under Environmental Laws for any Group Company, except in each case as would not be material to the Group Companies.
(e)   The Group Companies have not contractually assumed or provided an indemnity with respect to any liability of any other Person under Environmental Laws.
(f)   The Group Companies have made available to STPC copies of all material environmental reports, audits, or assessments (including Phase I environmental site assessment reports, and Phase II reports) pertaining to any current or former real property owned or leased by any Group Company and any other material documents pertaining to any pending or threatened Proceeding under Environmental Law, that, in each case, are within the Group Companies’ possession or reasonable control.
Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of all Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting and, in the case of such Company Registered Intellectual Property that has issued or is registered, to the Company’s knowledge, is valid and enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).
(b)   A Group Company exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable and sufficient written license to, all Intellectual Property that is used in or necessary for the operation of the Business, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property the “Business Intellectual Property”), which Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Group Companies on terms and conditions that are the same in all material respects to those immediately prior to the Closing; provided that nothing in this Section 3.13(b) constitutes a representation and warranty of non-infringement of Intellectual Property owned by a third Party. No Group Company has granted any exclusive license with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person.
(c)   All Persons who independently or jointly have materially contributed to the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written assignment (by way of a present grant of assignment) to a Group Company of all such Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company for which ownership does not automatically vest in such Group Company by operation of law. Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by each Group Company, including ensuring that third parties who have had access to such Trade Secrets are subject to confidentiality obligations with respect to such Trade Secrets. To the Company’s knowledge, there has been (i) no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession of each Group Company, or (ii) no material breach of any written contract containing non-disclosure obligations with respect to such Trade Secrets.
(d)   (i) The operation of the Business as conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of Company Products by any of the Group Companies, does not infringe, misappropriate or violate, and has not since December 31, 2018, infringed, misappropriated, or violated any Intellectual Property of any other Person, except in each case as would not have, or not be reasonably expected to have, a Company Material Adverse Effect, (ii) there is not, and there has not been since December 31, 2018, any Proceeding pending or other material claim sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), and (iii) to the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property in any material respect.

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(e)   The Group Companies possess all source code and other material documentation necessary to compile and operate the Company Products (excluding any third party Software licensed in object code that is distributed with Company Products) and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any Company Products or any material source code otherwise included in the Company Owned Intellectual Property to any Person other than third parties engaged by a Group Company to provide development, support or maintenance services to such Group Company (each of which is subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code by any Group Company to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee, contractor or service provider of a Group Company subject to confidentiality obligations with respect thereto.
(f)   Each Group Company is in material compliance with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Open Source Software, that is currently used in the operation of the Business and in particular the Group Companies have purchased a sufficient number of seat licenses or other required permissions or use rights for the Company IT Systems. The Company IT Systems are, in all material respects, sufficient for the current needs of, and are sufficient to effectively perform all information technology operations necessary for, the operation of the Business. The Group Companies use and have used commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems and to prevent any unauthorized use, access, interruption, or modification of the Company IT Systems. The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof with any Company Product or otherwise in connection with the operation of the Business (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any license requiring any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in any Company Owned Intellectual Property (other than the Open Source Software itself), to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.
Section 3.14   Labor Matters.
(a)   Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees or independent contractors of each Group Company.
(b)   Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material liability under WARN nor have the taken any action that could reasonably be expected to result in the Group Companies incurring any material liability under WARN including as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.14(b) of the Company Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. The Group Companies have not otherwise experienced any employment-related liability with respect to COVID-19 that has been, or would reasonably be expected to be, material to the Group Companies taken as a whole.

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(c)   There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar improper conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any Order or material consent decree with, or citation by, any Governmental Entity relating to any employment practices.
(d)   The Group Companies have promptly, thoroughly and impartially investigated all material allegations of sexual harassment or other types of discrimination prohibited by applicable Laws of which any of the Group Companies are or were made aware. With respect to each such material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action.
(e)   Since December 31, 2018, the Group Companies have been and are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.
(f)   No Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”), and no employees of the Group Companies are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.
(g)   To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the applicable Group Company.
Section 3.15   Insurance.   All material insurance policies of any Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Company, taken as a whole. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default. No written notice of pending material premium increase, cancelation or termination has been received by any Group Company with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Company, taken as a whole.
Section 3.16   Tax Matters.
(a)   Each Group Company has prepared and timely filed all federal income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material

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respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has timely paid all federal income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.
(b)   Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.
(c)   No Group Company is currently the subject of a Tax audit, examination, claim, Proceeding, or investigation with respect to material Taxes (a “Tax Proceeding”), and no Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any Group Company.
(d)   No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any material Tax Return not previously filed.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law).
(g)   There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.
(h)   During the two-year period ending on the date of this Agreement, no Group Company (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was a Group Company) or (ii) has any material liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of applicable Law or otherwise.
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l)   No Group Company has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist

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that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
(m)   No Group Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.
(n)   Each Group Company has (i) to the extent applicable, materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” deferred by any Group Company under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits claimed by any Group Company under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.
(o)   No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing. No Group Company will be required to make any payments after the Closing Date pursuant to Section 965 of the Code.
(p)   Each Group Company incorporated in Canada is duly registered under the Excise Tax Act (Canada) for GST/HST purposes and has collected and remitted all GST/HST Taxes it was required to collect and remit.
(q)   Nothing in this Section 3.16 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 3.16(o), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the availability of any Tax attribute in a taxable period ending after the Closing Date.
Section 3.17   Brokers.   Section 3.17 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.
Section 3.18   Real and Personal Property.
(a)   Owned Real Property.   Section 3.18(a) of the Company Schedules sets forth a true, correct and complete list (including street addresses and description) of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. With respect to each Owned Real Property: (i) the Group Companies have good and marketable indefeasible fee simple title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) the Group Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) other than the right of STPC pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the Business. To the Company’s knowledge, the material buildings, plants, facilities,

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installations, fixtures and other structures or improvements included as part of the Owned Real Property and the Business involving the Owned Real Property are not in violation of, or in conflict with, any applicable zoning regulations or ordinances.
(b)   Leased Real Property.   Section 3.18(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. The Company has delivered to STPC a true and complete copy of each such Real Property Lease. Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Group Company’s possession and quiet enjoyment of the Leased Real Property under the applicable Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to any Real Property Lease, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(c)   The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Real Property are in good condition and repair, free of any structural deficiencies or latent defects, and sufficient for the operation of the Business.
(d)   Personal Property.   Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not have, or would be reasonably expected not to have, a Company Material Adverse Effect. The tangible assets and properties of the Group Companies are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.
Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Schedules sets forth all Contracts effective as of the date hereof between (a) any Group Company, on the one hand, and (b) any officer, director or stockholder of the Company (including any Pre-Closing Holder ), on the other hand (the Persons identified in this clause (b), “Pre-Closing Holder Related Parties”), other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document, (iii) any Governing Documents of the Company or the Company Shareholder Agreements and (iv) Contracts providing for the purchase or subscription of Equity Securities of the Company and its Subsidiaries (all such Contracts, “Pre-Closing Holder Related Party Transactions”). No Pre-Closing Holder Related Party (A) provides any material services to, or leases any material assets or material properties to, any Group Company or any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than as set forth on Section 3.19 of the Company Schedules).
Section 3.20   Material Customers and Suppliers.   Section 3.20 of the Company Schedules sets forth as of the date of this Agreement (i) the top 20 customers of the Company (x) for the year ended December 31, 2020 and (y) for the two months ended February 28, 2021 (in each case based upon aggregate consideration paid to the Company for goods or services rendered during such period) (collectively, the “Material Customers”), and (ii) the top 10 suppliers and unaffiliated contractors or subcontractors of the Group

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Companies (x) for the year ended December 31, 2020 and (y) for the two months ended February 28, 2021 (based upon the aggregate consideration paid by the Group Companies for goods or services rendered during such period) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.
Section 3.21   Data Privacy and Security Requirements.
(a)   The Group Companies are and, since December 31, 2016, have been in material compliance with all Data Privacy and Security Requirements. Except as set forth on Section 3.21 to the Company Schedules and to the knowledge of the Company, there have been no Security Incidents since December 31, 2018 with respect to any Company IT Systems, Business Data, or Company Products or otherwise related to the Business. No Group Company has since December 31, 2018 received any written notice from any Person, been required by applicable Law or Contract to give any notice to any Person, or been subject to any Proceeding, in each case with respect to any Security Incident or otherwise with respect to any breach or purported breach of any Data Privacy and Security Requirements. The Group Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures to encrypt the transmission of material Business Data on or from Company IT Systems. Since December 31, 2018, there has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects. The Group Companies have taken commercially reasonable steps intended to ensure that the Company IT Systems do not contain, and, to the knowledge of the Company, the Company IT Systems do not contain, any material unauthorized feature (including any worm, bomb, Trojan Horse, backdoor, clock, timer or other disabling device, code, design or routine) or material defects, technical concerns or problems that would cause any Company IT System to be erased, inoperable or otherwise incapable of being used, or any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.
(b)   The Group Companies (i) engage and have engaged in Processing only with respect to such Data as they are authorized to so engage (or to cause such Processing, as applicable) by Law and, in the case of Data obtained from third parties, Contract, and (ii) have implemented reasonable safeguards designed to prevent unauthorized use or disclosure of such Data. The Group Companies have, with respect to all such Data that is subjected to any Processing directly in connection with the Business, all rights necessary to conduct such Processing as then-currently conducted, in all material respects.
(c)   None of the Group Companies has received any written communication from any Person since December 31, 2018 from whom it licenses, acquires or purchases any material Data (such arrangements, “Material Data Supply Agreements”) to the effect that any, and to the Company’s knowledge no, Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Data it provides under any Material Data Supply Agreements to) any Group Company. No Group Company is in material breach of any Material Data Supply Agreements.
Section 3.22   Compliance with International Trade & Anti-Corruption Laws.
(a)   Neither the Group Companies, nor, to the Company’s knowledge, any of their Representatives to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2016, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in subsections (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in subsections (i)  – (iii) or any country or territory which is or has, since December 31, 2016, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

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(b)   Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives to the extent acting for or on behalf of any of the Group Companies has, since December 31, 2016, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
(c)   There have not been since December 31, 2016, any Proceedings, filings, disclosures, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies, and to the Company’s Knowledge, no such Proceedings, filings, disclosures, Orders, inquiries or governmental investigations have been threatened in writing or are pending.
Section 3.23   Compliance with Applicable Food and Seed Laws.
(a)   The Group Companies are, and since December 31, 2018 have been, in compliance in all material respects with all applicable Food and Seed Laws, which includes obtaining, maintaining and complying with all Permits required in connection with the Business under Food and Seed Laws, except in each case as would not be material to the Group Companies.
(b)   Without limiting the generality of the immediately preceding statement, since December 31, 2018: (i) all of the food and seed products sold and/or distributed by or on behalf of any Group Company, and all food and seed products currently in inventory, are and were not adulterated, misbranded, or otherwise violative within the meaning of any applicable Food and Seed Laws and as applicable to the type of product, are and have been of merchantable quality and condition, and are and have been in material conformity with all contractual commitments and product warranties; (ii) none of the food or seed products sold or distributed by the Group Companies have been subject to, nor are there any pending or threatened, product recalls, safety alerts, material adverse event reports, or similar actions relating to an alleged lack of safety or regulatory compliance of any product, and to the knowledge of the Company, there is no reasonable basis for the same; (iii) the food and seed products (whether commercialized or under development), operations, trucks, and facilities of the Group Companies are and have been in compliance with all applicable Food and Seed Laws, including those implemented by the FDA, USDA, FTC, and state and local health or safety authorities related to seeds, plant breeding, gene editing, or other plant biotechnology, food imports, recordkeeping, current good manufacturing practices, hazard analysis and risk-based preventive controls, foreign supplier verification programs, sanitary transportation, food facility registration, produce safety, human and animal food additives, reportable food registry, and food and seed labeling and advertising; (iv) other than minor inspectional observations that have already been resolved, no Group Company or agent operating on its behalf has been subject to any compliance or enforcement action from or by FDA, USDA, FTC, state or local health or safety authorities, or any other comparable Governmental Entity, and has not received from such Governmental Entities any warning letters, FDA form 483s, import refusals, noncompliance reports, criminal proceeding notices, or any other notices alleging material noncompliance with applicable Food and Seed Laws; nor, to the knowledge of the Company, are there any threatened such actions; and (v) there have been no Proceedings against or involving any Group Company alleging injury or deception to any Person or property suffered as a result of any food or seed product sold or distributed by or on behalf of the Group Companies, and to the knowledge of the Company, there is no reasonable basis for same.
Section 3.24   Information Supplied.   None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to shareholders of STPC, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by STPC or Merger Sub for inclusion or incorporation by reference in the Registration Statement / Proxy Statement or any STPC SEC Reports; or (b) any projections or forecasts included in the Registration Statement / Proxy Statement.

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Section 3.25   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the STPC Parties and (ii) it has been furnished with or given access to such documents and information about the STPC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the certificate to be delivered pursuant to Section 6.3(d)(i) and no other representations or warranties of any STPC Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the certificate to be delivered pursuant to Section 6.3(d)(i), no STPC Party or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.26   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF OTHER WARRANTIES.   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE STPC PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE CERTIFICATE TO BE DELIVERED BY THE COMPANY PURSUANT TO SECTION 6.2(D)(I), NONE OF THE COMPANY, ANY GROUP COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF THE GROUP COMPANIES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY STOCK OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND THE COMPANY SPECIFICALLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF EACH OF THE GROUP COMPANIES, ANY REPRESENTATION OR WARRANT OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS OR THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF THE STPC PARTIES SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND THE CERTIFICATE TO BE DELIVERED BY THE COMPANY PURSUANT TO SECTION 6.2(D)(I).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE STPC PARTIES
Except as set forth (a) subject to Section 8.8, on the STPC Schedules or (b) in any STPC SEC Reports (excluding any disclosures in any “risk factors” section or in any forward-looking statements or similar disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each STPC Party hereby represents and warrants on behalf of itself to the Company as follows:
Section 4.1   Organization and Qualification.   Such STPC Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or

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organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a STPC Material Adverse Effect.
Section 4.2   Authority.   Such STPC Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which such STPC Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the STPC Shareholder Approval and the Merger Sub Sole Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such STPC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such STPC Party. This Agreement has been and each Ancillary Document to which such STPC Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such STPC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such STPC Party (assuming this Agreement has been and the Ancillary Documents to which such STPC Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such STPC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 4.3   Consents and Requisite Government Approvals; No Violations.   Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such STPC Party is or will be a party or bound, or the consummation by such STPC Party of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the STPC Shareholder Approval, (d) the filings, notices or other actions contemplated by Section 5.14 or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a STPC Material Adverse Effect. Neither the execution, delivery and performance by such STPC Party of this Agreement nor the Ancillary Documents to which such STPC Party is or will be a party nor the consummation by such STPC Party of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such STPC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such STPC Party is a party or by which any such STPC Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such STPC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the (x) assets or properties (other than any Permitted Liens) of such STPC Party or (y) the STPC Common Shares issued as part of the Total Merger Consideration hereunder, except in the case of clauses (ii) and (iv)(x) above, as would not have, or be reasonably expected to have, a STPC Material Adverse Effect.
Section 4.4   Brokers.   Section 4.4 of the STPC Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the STPC Parties or any of their respective Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.
Section 4.5   Financing.   Attached hereto as Exhibit H are true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and

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subject to the conditions therein, the PIPE Investors have agreed to provide the PIPE Financing to STPC. Each Subscription Agreement is a legal, valid, and binding agreement of STPC and, to the knowledge of STPC, the other parties thereto, enforceable against such STPC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each commitment of PIPE Financing is in full force and effect, and no commitment of PIPE Financing has been withdrawn, rescinded, amended, modified or terminated, and no withdrawal, rescindment, amendment, modification or termination is contemplated by STPC. STPC is not in breach of any of the terms or conditions in the Subscription Agreements nor has any PIPE Investor party thereto notified STPC of its own breach of any of the terms or conditions under any Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach by STPC of the terms or conditions in the Subscription Agreements, and, as of the date hereof, STPC has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. There are no conditions precedent or contingencies to the obligations of the parties under any Subscription Agreement to fund the PIPE Financing Amount, other than as set forth in the Subscription Agreements. There are no other agreements, side letters or arrangements between STPC and any PIPE Investor relating to any Subscription Agreement which could affect the obligation of the PIPE Investors to contribute to STPC the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreements, and, as of the date hereof, STPC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing not being available to STPC, immediately following the Closing.
Section 4.6   Information Supplied.   None of the information supplied or to be supplied by or on behalf of such STPC Party expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing STPC Holders, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such STPC Party makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.
Section 4.7   Capitalization of the STPC Parties.
(a)   Section 4.7(a) of the STPC Schedules sets forth as of the date hereof a true, correct, and complete statement of the number and class or series (as applicable) of the issued and outstanding STPC Shares and STPC Warrants. All outstanding STPC Shares, STPC Warrants and shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities of STPC and Merger Sub (i) were not issued in violation of applicable Law or the Governing Documents of STPC or Merger Sub and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of STPC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in STPC’s Governing Documents (including the STPC Shareholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require STPC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any STPC Shares or STPC Warrants or other Equity Securities of STPC or Merger Sub or securities convertible into or exchangeable or exercisable for STPC Shares, STPC Warrants or other Equity Securities of STPC or Merger Sub, and, except as expressly contemplated by this Agreement, the Ancillary Documents and STPC’s Governing Documents, there is no obligation of STPC or Merger Sub, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any STPC Shares or STPC Warrants or securities convertible into or exchangeable for STPC Shares or STPC Warrants.
(b)   STPC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

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(c)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by STPC.
(d)   Subject to receipt of the STPC Shareholder Approval, the STPC Common Shares to be issued by STPC in connection with the transactions contemplated hereby, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of STPC and will be capable of effectively vesting in each holder of Company Common Stock title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Law).
Section 4.8   SEC Filings.   STPC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “STPC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional STPC SEC Reports”). STPC has heretofore furnished to the Company true and correct copies of all amendments and modifications, if any, that have not been filed by STPC with the SEC to all agreements, documents and other instruments that previously had been filed by STPC with the SEC and are currently in effect. Each of the STPC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional STPC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the STPC SEC Reports or the Additional STPC SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the STPC SEC Reports. The STPC SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any STPC SEC Report has been superseded by a later timely filed STPC SEC Report), and the Additional STPC SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to the accounting treatment of the issued and outstanding STPC Warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the accounting treatment of such STPC Warrants, in any STPC SEC Reports.
Section 4.9   Trust Account.   The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 8, 2021, by and between STPC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the STPC SEC Reports to be inaccurate in any material respect or, to STPC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) Pre-Closing STPC Holders who shall have elected to redeem their STPC Class A Shares pursuant to the Governing Documents of STPC or (c) if STPC fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, STPC (in limited amounts to permit STPC to pay the expenses of the Trust Account’s liquidation and dissolution) and then STPC’s public shareholders). Prior to the Closing, none of

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the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of STPC and the Trust Agreement. The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. STPC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by STPC or, to knowledge of STPC, the Trustee. As of the date hereof, the Trust Account consists of no less than $402,500,000. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in the second sentence of Section 8.19. There are no Proceedings pending or, to the knowledge of STPC, threatened in writing with respect to the Trust Account.
Section 4.10   Litigation.   There is (and since its incorporation there has been) no Proceeding pending or, to STPC’s knowledge, threatened against or involving (a) any STPC Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a STPC Material Adverse Effect. No STPC Party is subject to any outstanding Order that is, or would reasonably be expected to be, material to the STPC Parties.
Section 4.11   Compliance with Applicable Law; Permits.   Each STPC Party is (and since its incorporation or formation, as applicable, has been) in compliance in all material respects with all applicable Laws. Each STPC party holds all Permits necessary or required for the lawful conduct of its business or necessary or required to own, lease or operate any of its properties or assets, other than any such Permits which if not held by STPC or Merger Sub, would not reasonably be expected to have a STPC Material Adverse Effect. Each such Permit is valid and in full force and effect either pursuant to its terms or by operation of law and each STPC Party is, and since its incorporation has been, in compliance with the terms of such Permits, except as would not reasonably be expected to have a STPC Material Adverse Effect.
Section 4.12   Internal Controls; Listing; Financial Statements.
(a)   Since its incorporation, (i) STPC has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of STPC’s financial reporting and the preparation of STPC’s financial statements for external purposes in accordance with GAAP and (ii) STPC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to STPC is made known to STPC’s principal executive officer and principal financial officer by others within STPC.
(b)   STPC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   STPC is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding STPC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Proceeding pending or, to the knowledge of STPC, threatened against STPC by NYSE or the SEC with respect to any intention by such entity to deregister STPC Shares or STPC Warrants or prohibit or terminate the listing of STPC Shares or STPC Warrants on NYSE. STPC has not taken any action that is designed to terminate the registration of STPC Shares or STPC Warrants under the Exchange Act.
(d)   The STPC SEC Reports contain true, correct, and complete copies of the applicable STPC Financial Statements. The STPC Financial Statements (i) fairly present in all material respects the financial position of STPC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is reasonably expected to be material)), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is reasonably expected to be material) and the absence of footnotes), (iii) in the case of the audited STPC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material

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respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   Since its incorporation, STPC has not received any written notification, complaint, allegation, assertion or claim that there is any (a) “significant deficiency” in the internal controls over financial reporting of STPC, (b) “material weakness” in the internal controls over financial reporting of STPC or (c) fraud, whether or not material, that involves management or other employees of STPC who have a significant role in the internal controls over financial reporting of STPC.
Section 4.13   No Undisclosed Liabilities.   Except for liabilities (a) set forth in Section 4.13 of the STPC Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the STPC Financial Statements included in the STPC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the STPC SEC Reports in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (e) incurred in accordance with Section 5.5(d) or Section 5.13, or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to STPC, STPC has no liabilities.
Section 4.14   Tax Matters.
(a)   STPC has prepared and timely filed all federal income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and STPC has timely paid all federal income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.
(b)   STPC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.
(c)   STPC is not currently the subject of a Tax Proceeding, and no Tax Proceeding with respect to STPC is pending or has been threatened in writing. STPC has not been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against STPC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against STPC.
(d)   STPC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. STPC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any material Tax Return not previously filed.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to STPC which agreement or ruling would be effective after the Closing Date.
(f)   STPC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law).
(g)   There are no Liens for material Taxes on any assets of STPC other than Permitted Liens.

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(h)   During the two-year period ending on the date of this Agreement, STPC (or any predecessor thereof) was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   STPC (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is STPC) and (ii) does not have any material liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract, by operation of applicable Law or otherwise.
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l)   STPC has not taken, has not agreed to take, and does not intend to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of STPC, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
(m)   STPC has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.
(n)   STPC has (i) to the extent applicable, materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” deferred by STPC under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits claimed by STPC under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.
(o)   STPC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing. STPC will not be required to make any payments after the Closing Date under Section 965 of the Code.
Section 4.15   Business Activities.   Since their respective incorporation, neither STPC nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of STPC, there is no Contract or Order binding upon any STPC Party or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by STPC as currently conducted or as contemplated to be conducted as of the Closing.
Section 4.16   Board Approval; Stockholder Vote.   The board of directors of STPC (including any required committee or subgroup of the board of directors of STPC) has, as of the date of this Agreement,

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unanimously: (a) approved and declared the advisability of this Agreement, the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger and the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2); and (b) determined that the consummation of the transactions contemplated hereby (including the Merger and the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2) is in the best interest of the stockholders of STPC. Other than the approval of this Agreement, the Ancillary Documents, the Merger and the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2 and the other transactions contemplated by this Agreement by the board of directors and/or shareholders of STPC and Merger Sub, as applicable, no other corporate or equivalent proceedings on the part of STPC are necessary to approve this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger and the issuance of the STPC Common Shares contemplated hereby).
Section 4.17   Certain Contracts.   Except as described in the STPC SEC Reports or as set forth on Section 4.17 of the STPC Schedules, no Contract between STPC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of STPC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to STPC.
Section 4.18   Investigation; No Other Representations.
(a)   Such STPC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is a party, such STPC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the certificate to be delivered pursuant to Section 6.2(d)(i) and no other representations or warranties of the Company or any other Person, either express or implied, and such STPC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and the certificate to be delivered pursuant to Section 6.2(d)(i), none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.19   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NO STPC PARTY OR ANY OTHER PERSON MAKES, AND EACH STPC PARTY EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE EQUITY SECURITIES, BUSINESSES OR ASSETS OF ANY STPC PARTY, AND THE COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Group Companies.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries

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to, except (i) as expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, (iv) as required to comply with COVID-19 Measures, (v) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk on any of the Group Companies of COVID-19 or the COVID-19 Measures (in each case of clause (iv) and/or clause (v) of this Section 5.1(a), but only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures, operate the business of the Group Companies in the ordinary course, collectively the “COVID-19 Changes”) or (vi) as consented to in writing by STPC (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Group Companies in the ordinary course of business consistent with past practice; provided that, any action taken, or omitted to be taken, that is required by applicable Law shall be deemed to be in the ordinary course of business and (B) use commercially reasonable efforts to maintain and preserve intact the Business and goodwill of the Group Companies.
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as required by this Agreement, as required by applicable Law, as required by the COVID-19 Measures or in connection with COVID-19 Changes, or as set forth on Section 5.1(b) of the Company Schedules or as consented to in writing by STPC (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii) and (x), to the extent related to the immediately foregoing COVID-19 matters, not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities, or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan;
(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company Shareholder Agreements;
(iv)   (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any material Company Owned Intellectual Property), other than non-exclusive licenses granted to customers or distributors of Company Products in the ordinary course of business, or inventory or obsolete equipment in the ordinary course of business, (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens), or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets and other confidential information) or any source code (except to contractors or service providers providing development, support or maintenance services to any Group Company that are subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions);
(v)   (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;
(vi)   incur, create or assume any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act), except pursuant to Contracts existing as of the date hereof;

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(vii)   (A) enter into, amend, modify, extend, renew or terminate any Material Contract or any Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms), other than in the ordinary course of business, or (B) waive any material benefit or right under any Material Contract or Real Property Lease, other than in the ordinary course of business;
(viii)   with respect to a Group Company, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than any capital contributions by a Group Company in another wholly-owned Group Company in the ordinary course of business, the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing Contracts;
(ix)   except as required pursuant to the terms of any Employee Benefit Plan of the Group Companies that is set forth on Section 3.11(a) of the Company Schedules, (A) adopt, enter into, materially amend or materially modify, or terminate any Company Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Plan if in effect as of the date hereof (other than as required by applicable Law), (B) decrease, increase, or agree to increase, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual compensation equals or exceeds $200,000 (which, in the case of any such increase, is determined prior to such increase), (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies, (D) hire, engage, transfer or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies whose total annual compensation exceeds or would exceed $250,000, (E) except as required by Law, with respect to a Group Company or any employees of the Group Companies, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group, (F) except as required by Law, recognize or certify any labor organization, works council, labor union or group of employees of the Group Companies as the bargaining representative for any employees of a Group Company, (G) with respect to a Group Company or any employees of the Group Companies, implement, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions outside of the ordinary course of business or that could implicate WARN, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual compensation equals or exceeds $200,000 (provided that the Company choosing not to exercise an expressly elective right to enforce restrictive covenants which is contingent upon paying severance under a loyalty agreement for an employee that is not an officer of the Company or one of its Subsidiaries shall not be a violation of the foregoing);
(x)   make, change or revoke any material election concerning Taxes, adopt or change any accounting method concerning Taxes, change any Tax accounting period, materially amend any material Tax Return, enter into any material Tax closing agreement, settle or surrender any material Tax Proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), or claim any Tax credits under Section 2301 of the CARES Act, enter into any Tax sharing, Tax allocation or Tax indemnity agreement, or surrender any right to claim any refund of a material amount of Taxes;
(xi)   take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;
(xii)   change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

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(xiii)   (A) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or STPC or any of its Affiliates after the Closing) in excess of $500,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or STPC or any of its Affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or STPC or any of its Affiliates after the Closing), or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;
(xiv)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;
(xv)   with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Schedules or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Schedules;
(xvi)   other than with respect to any Company Plan, change any insurance policy or plan of a Group Company in effect as of the date hereof or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;
(xvii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.11) any Pre-Closing Holder Related Party Transactions;
(xviii)   (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, in each case other than in the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, except write-offs in the ordinary course of business, or (D) take any other material action outside the ordinary course of business with respect to the working capital of the Group Companies; and
(xix)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give STPC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.
Section 5.2   Efforts to Consummate.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
(b)   Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this

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Agreement and (ii) respond as promptly as practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees in connection with the HSR Act shall be Company Expenses. Each Party shall promptly inform the other Parties of any material communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of STPC and the Company. STPC agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require STPC to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect. Nothing in this Section 5.2 obligates any Affiliate of STPC (other than any Subsidiary of STPC) to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements, or (4) enter into new licenses or other agreements.
(c)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the STPC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any STPC Party) or STPC and its counsel (in the case of the Company), a reasonable opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any STPC Party, the Company, or, in the case of the Company, STPC, in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of any STPC Party, the Company, or, in the case of the Company, STPC, the opportunity to attend and participate in such meeting or discussion (which, at the request of STPC, will be limited to outside antitrust counsel only).
(d)   In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to STPC, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be Company Expenses.
(e)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
Section 5.3   Access to Information.   Solely for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to STPC and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). All of such information shall be treated as “Confidential

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Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to STPC or any of its Representatives any information (i) if and to the extent doing so (A) would violate any applicable Law, (B) could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in case of each of (A) and (B), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law), (ii) if any Group Company, on the one hand, and STPC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, or (iii) that is a Trade Secret. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and STPC, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is a STPC Party, or STPC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that Sponsor, STPC and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date hereof and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of STPC (not to be unreasonably withheld, delayed or conditioned).
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and STPC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), STPC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and STPC shall consider such comments in good faith. The Company, STPC and Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), STPC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Sponsor shall have the opportunity to review and comment upon prior to filing and STPC shall consider in good faith such comments. In connection with the preparation of the Signing Press Release,

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the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
(c)   Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall maintain, and shall cause its Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding STPC or any of its Affiliates, including this Agreement and its terms and conditions (“STPC Confidential Information”), to maintain such STPC Confidential Information, in confidence, and such information shall not be disclosed or used by the Company or its Affiliates for any purpose without STPC’s prior written consent, unless such information: (i) is or becomes otherwise publicly available through no breach by the Company or its Affiliates of this Section 5.4(c), (ii) is required to be disclosed by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify STPC in advance of such disclosure, (iii) is requested or required to be disclosed by a Governmental Entity in connection with any Proceeding, audit or investigation of any Group Company, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify STPC in advance of such disclosure (provided that such notice shall not be required in connection with any routine audit or examination not targeting STPC or the transactions contemplated by this Agreement), (iv) is disclosed to the Company’s Representatives and agents solely for the purposes of evaluating, negotiating, executing and consummating the transaction contemplated by this Agreement and the Ancillary Documents, or (v) is disclosed or used in connection with any Proceeding to enforce the rights of the Company or its Affiliates under this Agreement or any Ancillary Document.
Section 5.5   Indemnification; Directors’ and Officers’ Insurance.
(a)   STPC agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(b)   Neither STPC nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall cause the Group Companies to purchase, at or prior to the Closing, and STPC shall cause the Group Companies to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies shall not pay a premium for the Company D&O Tail Policy in excess of 300% of the most recent annual premium paid by the Group Companies, as applicable, prior to the date of this Agreement

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and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d)   Prior to the Effective Time, STPC may purchase a prepaid “tail” policy (a “STPC Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of STPC’s as of the date hereof, which STPC Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by STPC in connection with its initial public offering. If STPC elects to purchase such a STPC Tail Policy prior to the Effective Time, STPC will maintain such STPC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.
(e)   If STPC, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of STPC or such Group Company shall assume all of the obligations set forth in this Section 5.5 unless otherwise assumed by operation of Law.
(f)   The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of STPC and the Group Companies. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any applicable Law or otherwise.
Section 5.6   Tax Matters.
(a)   Tax Treatment.
(i)   Each of the Parties intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall prepare and file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, Tax Proceedings, or otherwise) such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(ii)   The STPC Parties and the Company hereby adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take or cause to be taken any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment.
(b)   FIRPTA Certificate.   STPC hereby requests, and the Company shall deliver to STPC prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification provided to the Internal Revenue Service regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company.
(c)   Tax Matters Cooperation.   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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(d)   STPC shall be responsible for and shall pay all local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the execution of, and the transactions contemplated by, this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto, including any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). STPC shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
Section 5.7   Financing.
(a)   STPC shall use its reasonable best efforts to obtain the PIPE Financing (and the Company shall reasonably cooperate with STPC in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to STPC set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. STPC shall give the Company prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if STPC does not expect to receive all or any portion of the PIPE Financing Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. Other than as set forth in this Section 5.7(a) or Section 5.7(b), STPC shall not, without the prior written consent of the Company, amend, modify, supplement or waive any provision of, nor terminate or abandon its plans with respect to, any Subscription Agreement.
(b)   If all or any portion of the PIPE Financing becomes unavailable, (i) STPC shall promptly use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the PIPE Financing Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that STPC is able to obtain any Alternative PIPE Financing, STPC shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of STPC Class A Shares containing terms and conditions not less favorable from the standpoint of STPC, Sponsor and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of STPC, Sponsor and the Company). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for STPC Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, STPC may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).
Section 5.8   Exclusive Dealing.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Section 5.8 of the Company Schedules, the Company shall not, and shall cause its controlled Affiliates, and its and such controlled Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys and agents acting on behalf of the Group Companies not to, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO or recapitalization of the Company or any or all of its Subsidiaries, or any securities, business, properties or assets of the Company or any or all of its Subsidiaries, in each case, that would require the Company to abandon the transactions contemplated hereby (each such transaction prohibited by this

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sentence, an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby or any of the matters set forth on Section 5.8 of the Company Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information of the Group Companies to any Person in connection with an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or knowingly participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal; provided, that nothing herein shall restrict the Company Board from changing its recommendation to the Pre-Closing Holders of Company Stock in favor of the approval and adoption of this Agreement and the Merger prior to the date on which the Written Consent is delivered if, following the receipt of a Superior Proposal by the Company, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to so change its recommendation as a result of such Superior Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law (a “Company Change in Recommendation”); provided, further, that the Company (to the extent lawful and reasonably practicable) shall first provide STPC at least forty-eight (48) hours prior written notice of any such Company Change in Recommendation. The Company agrees to (A) notify STPC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal that it or any other Group Company receives and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep STPC reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than STPC and its Representatives) that may be ongoing with respect to an Acquisition Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.
(b)   Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any Acquisition Proposal or (iii) anything to the contrary contained herein, unless this Agreement has been validly terminated in accordance with Section 7.1 prior to taking any of the following actions, (A) in no event shall the Company or any of the Group Companies execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement with respect to an Acquisition Proposal, (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to take all actions necessary to cause the Written Consent to be duly executed and delivered and to otherwise solicit the Required Company Shareholder Approval in accordance with Section 5.15, and (C) the Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal, in any agreement to which it or any of its Subsidiaries is a party, and, with respect to any Acquisition Proposal involving the sale of more than 50% of the voting securities of the Company or 50% or more the consolidated net revenue, net income or assets of the Company and its Subsidiaries, shall as promptly as practicable following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with such an Acquisition Proposal in the last two years, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.
(c)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the STPC Parties shall not, and each of them shall cause their Representatives not to on behalf of the STPC Parties, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any Person other than the Company and its Representatives (each, a “STPC Proposal”), (ii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a STPC Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection

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with a STPC Proposal, or (iv) commence, continue or renew any due diligence investigation regarding a STPC Proposal. STPC agrees to (A) notify the Company promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any STPC Proposal that it receives and to describe the terms and conditions of any such STPC Proposal in reasonable detail (including the identity of the Persons making such STPC Proposal), (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. STPC shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than the Company and its Representatives) that may be ongoing with respect to a STPC Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Notwithstanding anything to the contrary, the foregoing shall not restrict STPC’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction by such Affiliates not related to STPC.
(d)   Notwithstanding (i) the making of any inquiry or proposal with respect to a STPC Proposal or (ii) anything to the contrary contained herein, unless this Agreement has been validly terminated in accordance with Section 7.1, (A) in no event shall STPC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any STPC Proposal or terminate this Agreement in connection therewith, and (B) STPC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including STPC’s obligation to use reasonable best efforts to obtain the approval of the Transaction Proposals at the STPC Shareholders Meeting in accordance with Section 5.10.
Section 5.9   Preparation of Registration Statement / Proxy Statement.
(a)   As promptly as reasonably practicable after the date hereof, STPC shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to STPC pursuant to Section 5.16(a) (but in no event later than five days following such delivery), file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the stockholders of STPC at the STPC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by STPC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE) in which STPC shall (a) provide the stockholders of STPC with the opportunity to redeem the STPC Class A Shares pursuant to a STPC Shareholder Redemption, (b) solicit proxies from the stockholders of STPC to vote at the STPC Shareholders Meeting in favor of the Transaction Proposals, (c) register under the Securities Act the STPC Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (d) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by STPC’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC and NYSE. The Registration Statement / Proxy Statement will include a recommendation of the board of directors of STPC to adopt the Transaction Proposals. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing each of the preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by STPC). STPC shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). STPC shall use its reasonable best efforts to: (i) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (ii) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement; and, (iii) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. STPC shall file the definitive Registration

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Statement / Proxy Statement with the SEC and cause the Registration Statement / Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of STPC, as promptly as practicable following the earlier to occur of: (Y) in the event the preliminary Registration Statement / Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).
(b)   STPC shall make all necessary filings with respect to the transactions contemplated by this Agreement and the Ancillary Documents under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder, including, for the avoidance of doubt, the filing of a registration statement on Form S-1 (the “Form S-1”) prior to the Closing Date as contemplated by the Subscription Agreements and the Investor Rights Agreement. Each of STPC and the Company shall promptly furnish to the other all information concerning the business, management, operations and financial condition of such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in the Form S-1 or any other statement, filing, notice or application made by or on behalf of STPC to the SEC or NYSE in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each of STPC and the Company shall promptly correct any information provided by it for use in the Registration Statement / Proxy Statement or the Form S-1 (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. STPC shall amend or supplement the Registration Statement / Proxy Statement and cause the Registration Statement / Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to STPC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and STPC’s Governing Documents.
(c)   STPC shall promptly advise the Company of (A) the time when STPC has filed the preliminary Registration Statement / Proxy Statement, (B) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (C) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (D) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (E) the issuance of any stop Order relating thereto or the suspension of the qualification of the STPC Class A Shares for offering or sale in any jurisdiction (it being understood that STPC shall use its reasonable best efforts to have any such stop Order or suspension lifted, reversed or otherwise terminated), (F) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (G) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (H) requests by the SEC for additional information and (I) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (1) the STPC Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or NYSE regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company the opportunity to participate in such meetings or discussion and (2) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or NYSE regarding the matters contemplated by this Section 5.9 without first consulting with STPC and providing STPC the opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.10   STPC Party Approvals.
(a)   As promptly as practicable after the Proxy Clearance Date, in any event within thirty (30) days following the Proxy Clearance Date, STPC shall (i) duly give notice of and (ii) duly convene and hold a meeting of its shareholders (the “STPC Shareholders Meeting”), in each case in accordance with the

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Governing Documents of STPC, applicable Law and the rules and regulations of the SEC and NYSE, for the purposes of obtaining the STPC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a STPC Shareholder Redemption. STPC shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the STPC Shareholders Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Transaction Proposals. STPC shall, through its board of directors, recommend to its shareholders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (B) approval of the Merger; (C) approval of the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2; (D) adoption and approval of the incentive equity plan in the form attached hereto as Exhibit I (“New Incentive Plan”); (E) adoption and approval of amendments to the Governing Documents of STPC in substantially the form attached as Exhibit J hereto; (F) adoption and approval of any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by STPC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (G) the adjournment of the STPC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (G) together, the “Transaction Proposals”); provided that STPC may postpone or adjourn the STPC Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the STPC Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that STPC has determined based on advice of outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of STPC prior to the STPC Shareholders Meeting; provided, that in the event of a postponement or adjournment pursuant to clauses (y) or (z) above, the STPC Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Transaction Proposals shall be the only matters (other than procedural matters) which STPC shall propose to be acted on at the STPC Shareholders’ Meeting.
(b)   As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within five (5) days of the effectiveness of the Registration Statement / Proxy Statement, STPC shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub Sole Stockholder Approval by irrevocable written consent pursuant to Section 228(a) and 251(c) of the DGCL and the Merger Sub’s Governing Documents.
Section 5.11   Pre-Closing Holder Related Party Transactions.   The Company shall (and shall cause the Group Companies to) take all reasonable best efforts to terminate (in form and substance reasonably satisfactory to STPC) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.11 of the Company Schedules, with no further liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, STPC) with respect thereto.
Section 5.12   No Trading.   The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of STPC (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to STPC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
Section 5.13   Conduct of Business of STPC.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, STPC shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the

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SEC and otherwise comply in all material respects with applicable Securities Laws and shall use its commercially reasonable efforts to maintain the listing of the STPC Common Shares and the STPC Warrants on NYSE and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.13 of the STPC Schedules, pursuant to any PIPE Financing and/or Alternative PIPE Financing, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of STPC or any of its Subsidiaries or form any Subsidiary;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of STPC or any of its Subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of STPC or any of its Affiliates, other than, for the avoidance of doubt, for the STPC Shareholder Redemption;
(c)   split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;
(d)   incur, create or assume any Indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of STPC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than working capital loans (the “Working Capital Loans”), which Working Capital Loans shall be repaid by STPC in cash at or prior to the Closing out of the Aggregate STPC Transaction Proceeds;
(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, STPC or any of its Subsidiaries;
(f)   except for the issuance of any STPC Warrants upon the conversion of any Working Capital Loans as described in the STPC SEC Reports, transfer, issue, sell, grant, directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of STPC or any of its Subsidiaries or (2) any options, warrants, stock appreciation rights, rights of conversion or other rights, agreements, arrangements or commitments to issue any Equity Securities of STPC or its Subsidiaries;
(g)   (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;
(h)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing Contracts;
(i)   enter into, renew, modify or revise in any respect, any transaction or Contract with an Affiliate of STPC (including, for the avoidance of doubt, Sponsor),other than in connection with any Working Capital Loans;
(j)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(k)   take any action or knowingly fail to take any action where such action or failure to act was intended to, and would reasonably be expected to prevent or impede the Intended Tax Treatment;
(l)   commence or settle any material Proceeding, excluding any Proceeding arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or the PIPE Financing;
(m)   take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable Securities Laws or (C) the listing of the STPC Common Shares on NYSE;

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(n)   amend or modify the Trust Agreement; or
(o)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.13.
Section 5.14   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, STPC shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of STPC pursuant to the STPC Shareholder Redemption, (y) pay the amounts due to the underwriters of STPC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to STPC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.15   Stockholder Written Consent.   As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and in any event within ten (10) Business Days after the Registration Statement / Proxy Statement is declared effective, the Company shall (i) cause to be mailed to each Pre-Closing Holder a notice, which shall include copies of this Agreement, the Registration Statement / Proxy Statement, the Written Consent in the form set forth on Exhibit E, and, as applicable, the Investor Rights Agreement and Letter of Transmittal (the “Company Stockholder Package”), stating (x) unless the Board of Directors has changed its recommendation in accordance with Section 5.8, that the Board of Directors recommends that each Pre-Closing Holder approve the Merger by execution of the Written Consent in the form set forth on Exhibit E and (y) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package, and (ii) take all actions necessary to obtain the Written Consent from the Pre-Closing Holders, who, collectively, constitute a Requisite Threshold, evidencing the Required Company Shareholder Approval and the Company Preferred Conversion, in accordance with Section 228(a) and 251(c) of the DGCL, the Company’s Governing Documents and the Company Shareholder Agreements. The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholder Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the Required Company Shareholder Approval, including notice of the Company Preferred Conversion. Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to STPC.
Section 5.16   PCAOB Financials.
(a)   The Company shall use reasonable best efforts to deliver to STPC as promptly as practicable after the date hereof, the Audited Financials, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Financials”). All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be Company Expenses.
(b)   The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist STPC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by STPC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.
(c)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to STPC unaudited consolidated balance sheets and related statements of income and cash flows (but excluding any notes thereto) of the Company and its Subsidiaries for each fiscal quarter ending after the date hereof within 45 days following the end of each such fiscal quarter (as applicable). Such unaudited balance sheets and related statements of income and cash flows (A) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (C) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended.

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Section 5.17   Post-Closing Directors and Officers.
(a)   The Parties shall take all such action within its power as may be necessary or appropriate such that effective as of the Closing: (i) the board of directors of STPC (the “STPC Board”) shall consist of nine directors; (ii) the Governing Documents of STPC are substantially in the form attached as Exhibit J; (iii) the initial members of the STPC Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c), as applicable; (iv) the initial members of the compensation committee, audit committee and nominating committee of the STPC Board are the individuals determined in accordance with Section 5.17(d); and (v) the officers of STPC are the individuals determined in accordance with Section 5.17(e).
(b)   Within forty-five (45) days of the date hereof, STPC shall provide to the Company a list of two (2) Persons who shall be directors on the STPC Board effective as of the Closing (the “Sponsor Directors”). STPC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least one of the individuals designated to the STPC Board pursuant to this Section 5.17(b) must be an Independent Director, and in each case if the requirements set forth in this sentence are not met, STPC shall omit from the Registration Statement / Proxy Statement any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by STPC.
(c)   Within forty-five (45) days of the date hereof, the Company shall provide to STPC a list of seven (7) Persons who shall be directors on the STPC Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of STPC (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, (i) at least five (5) of the individuals designated to the STPC Board pursuant to this Section 5.17(c) must be Independent Directors and at least two (2) of such individuals (which may, for the avoidance of doubt, include an Independent Director) must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to STPC, and in each case if the requirements set forth in this sentence are not met, STPC shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by STPC and (ii) one (1) of the individuals designated to the STPC Board pursuant to this Section 5.17(c) must be the chief executive officer of the Company.
(d)   STPC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or STPC) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement / Proxy Statement with the SEC; provided that unless otherwise consented to by STPC, there shall be at least one Sponsor appointed to each committee.
(e)   The Persons identified on Section 5.17(e) of the Company Schedules shall be the officers of STPC immediately after the Closing, with each such individual holding the title set forth opposite his or her name. STPC and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or STPC) to replace any individual set forth on Section 5.17(e) of the Company Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.
Section 5.18   Certain Other Covenants.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (1) with respect to the Company, be a Company Material Adverse Effect or, with respect to STPC, be a STPC Material Adverse Effect or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Company shall (i) as promptly as practicable inform STPC in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder

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in connection with the transactions contemplated by this Agreement or any Ancillary Document or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements as a result of its execution, deliver and performance of this Agreement or any Ancillary Document, and (ii) keep STPC reasonably apprised of the status of any such pending Proceeding. STPC shall (x) as promptly as practicable inform the Company in writing the event any Proceeding is brought by any Person other than a Group Company against STPC or its Subsidiaries in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) keep the Company reasonably apprised of the status of any such pending Proceeding. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached.
Section 5.19   Section 280G.   To the extent STPC and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, form of waiver and shareholder consent (including adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii)) to STPC for its review and comment no later than three (3) days prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by STPC. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to STPC evidence that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section 5.19 and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.
Section 5.20   Debt Payoff Letters.   The Company shall obtain and deliver prior to Closing customary payoff letters in connection with the Credit Facility Terminations and evidence reasonably satisfactory to STPC that the Credit Facility Terminations shall have occurred or shall occur substantially concurrently with the Closing, together with copies of customary and reasonable documents evidencing the release of liens on collateral securing obligations under the Credit Agreement and Revolving and Term Loan Facility (including UCC-3 financing statements and mortgage releases); provided that in the event the Minimum Cash Condition has not been satisfied at the date the Closing would otherwise be required to occur pursuant to Section 2.1(c) if the Minimum Cash Condition were satisfied and the Company has delivered written notice to STPC of its intention to duly waive the Minimum Cash Condition in accordance with the terms of this Agreement, the Company may elect not to effect one or all of the Credit Facility Terminations (provided that it has obtained the requisite consents, waivers and/or amendments from the lender parties, if any, thereunder for the transactions contemplated by this Agreement and such consents, waivers and/or amendments are in form and substance reasonably acceptable to STPC).
Section 5.21   Lock-Up Agreements.   Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts to cause any Pre-Closing Holder (other than any such holder who solely holds Company Options (and no other Equity Securities of the Company) exercisable, in the aggregate, for less than 100,000 Option Shares) that has not executed a Lock-Up Agreement on or prior to the date hereof to enter into a Lock-Up Agreement with STPC and the Company.

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ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)   any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the Ancillary Documents, shall have expired or been terminated;
(b)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect, threatened or pending;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop Order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop Order shall have been threatened or initiated by the SEC and remain pending;
(d)   the STPC Class A Shares to be issued pursuant to this Agreement shall be listed on NYSE upon the Closing and shall otherwise satisfy the applicable listing requirements of the NYSE (including with respect to the minimum number of round lot holders);
(e)   the STPC Shareholder Approval shall have been obtained and remain in full force and effect;
(f)   the Required Company Shareholder Approval shall have been obtained and remain in full force and effect;
(g)   the Aggregate STPC Transaction Proceeds shall be greater than or equal to $225,000,000 (the “Minimum Cash Condition”); and
(h)   STPC shall have at least $5,000,001 of net tangible assets following the exercise of STPC Shareholder Redemption in accordance with STPC’s Governing Documents.
Section 6.2   Other Conditions to the Obligations of the STPC Parties.   The obligations of the STPC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by STPC (on behalf of itself and the other STPC Parties) of the following further conditions:
(a)   (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.1(a) or Section 3.2(a)-Section 3.2(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 3.2(a)-Section 3.2(b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, (iii) each of the representations and warranties set forth in Section 3.1(a), Section 3.3 and clause (a) of Section 3.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the other representations and warranties of the Company set forth in Article 3 shall be true and correct (without giving effect to any limitation as to

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“materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.2(a)(iv)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;
(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement (including the Company Schedules) and each of the Ancillary Documents at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;
(d)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to STPC the following documents:
(i)   certificates duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;
(ii)   applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;
(iii)   a copy of the Exchange Agent Agreement, duly executed by the Company and the Exchange Agent;
(iv)   a copy of the Investor Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto;
(v)   a copy of the Earn Out Escrow Agreement, duly executed by the Holder Representative;
(vi)   evidence, in form and substance reasonably satisfactory to STPC,that all Subsidiary Equity Rights at any Subsidiary of the Company have been terminated; and
(e)   the Company Preferred Conversion shall have been effected in accordance with the terms of this Agreement and the Written Consent.
Section 6.3   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) each of the STPC Fundamental Representations (other than the representations and warranties set forth in Section 4.1, Section 4.7(a) and Section 4.7(d)) shall be true and correct (without giving effect to any limitation as to “materiality” or “STPC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 4.7(a) and Section 4.7(d) shall be true and correct (without giving effect to any limitation as to “materiality” or “STPC Material Adverse Effect” or any similar limitation set forth therein), in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, (iii) each of the representations and warranties set forth in Section 4.1 and Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the other representations and warranties of STPC set forth in Article 4 shall be true and correct (without

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giving effect to any limitation as to “materiality” or “STPC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.3(a)(iv)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a STPC Material Adverse Effect;
(b)   the STPC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;
(c)   there shall not have occurred any amendment or modification to the Sponsor Support Agreement, other than as consented to in writing by the Company after the date hereof; and
(d)   at or prior to the Closing, STPC shall have delivered, or caused to be delivered, the following documents to the Company:
(i)   a certificate duly executed by an authorized officer of STPC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;
(ii)   applicable good standing certificates (or similar documents applicable for such jurisdictions) for STPC and Merger Sub, each certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;
(iii)   a copy of the Exchange Agent Agreement, duly executed by STPC, Sponsor and the Exchange Agent;
(iv)   evidence that the Amended and Restated Charter of STPC in the form included in Exhibit J (or with such changes as may be reasonably approved by the Company and STPC) has been filed with the Secretary of State of Delaware;
(v)   a copy of the Earn Out Escrow Agreement, duly executed by STPC and Sponsor;
(vi)   a copy of the Investor Rights Agreement, duly executed by STPC and Sponsor; and
(vii)   a copy of any Lock-Up Agreements executed by Pre-Closing Holders after the date hereof pursuant to Section 5.21, each duly executed by STPC and Sponsor.
Section 6.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily and directly caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE 7
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of STPC and the Company;
(b)   by STPC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2 (a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Company, and (ii) the

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Termination Date; provided, however, that no STPC Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3 (a)or Section 6.3(b) from being satisfied;
(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any STPC Party has failed to perform any covenant or agreement on the part of such applicable STPC Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to STPC and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a)or Section 6.2(b) from being satisfied;
(d)   by either STPC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 28, 2022 (as may be extended by mutual written agreement of STPC and the Company or as otherwise provided herein, the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d)shall not be available to STPC if any STPC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately and primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately and primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, further, that the Termination Date shall be automatically extended for an additional two months to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Entity or NYSE (including any specific request from any Governmental Entity or NYSE to delay filings or for additional time to review the transactions contemplated hereby) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Entity to the extent required to satisfy the condition set forth in Section 6.1(b);
(e)   by either STPC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;
(f)   by either STPC or the Company if the STPC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, STPC’s shareholders have duly voted, and the STPC Shareholder Approval was not obtained; or
(g)   by STPC if the Written Consent is not received by the Company within ten (10) Business Days after the Registration Statement / Proxy Statement is declared effective by the SEC.
Section 7.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain a valid and binding obligation of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination.
ARTICLE 8
MISCELLANEOUS
Section 8.1   Survival.   None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this

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Agreement that by their respective terms contemplate performance after the Closing and except for the representations and warranties set forth in Section 3.25, Section 3.26, Section 4.18 and Section 4.19.
Section 8.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of STPC (prior to the Closing) or Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.
Section 8.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of STPC (prior to the Closing) or Sponsor (after the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.
Section 8.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)   If to any STPC Party, prior to the Closing, or Sponsor, to:
c/o Star Peak Corp II
1603 Orrington Avenue, 13th Floor
Evanston, IL 60201
Attention:
Tyson Taylor

E-mail:
info@starpeakcorp.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main St.
Houston, TX 77002
Attention:
William J. Benitez, P.C.
Matthew R. Pacey, P.C.
David Thompson

E-mail:
william.benitez@kirkland.com
matthew.pacey@kirkland.com
david.thompson@kirkland.com

(b)   If to the Company, to:
Benson Hill, Inc.
1001 N Warson Rd., Suite 200
St. Louis, MO 63132
Attention:
Legal Department

E-mail:
legal@bensonhill.com

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with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention:
Jason D. Osborn
David Sakowitz
Christina T. Roupas

Email:
josborn@winston.com
dsakowitz@winston.com
croupas@winston.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5   Governing Law.   This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section 8.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and STPC shall pay, or cause to be paid, all STPC Transaction Expenses, and (b) if the Closing occurs, then STPC shall pay, or cause to be paid, all Company Expenses and all STPC Transaction Expenses.
Section 8.7   Construction; Interpretation.   The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to STPC, any documents or other materials posted to the electronic data room located at https://bensonhillvdr.securevdr.com under the project name “Project Better Future” as of 5:00 p.m., Central Time, at least one (1) Business Day prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract (except for any such references in the Schedules) are to that Contract as amended or modified from time to time in accordance with the terms

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thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The information contained in this Agreement, in the Company Schedules or STPC Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.
Section 8.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Total Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Nonparty Affiliates), the provisions of Section 8.18 (which shall be for the benefit of W&S) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, Sponsor shall be an express third-party beneficiary of Section 2.2(e), Section 2.2(f), Section 2.6, Section 5.4, Section 5.17, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 Section 8.13, Section 8.14, Section 8.19, and Section 8.20.
Section 8.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11   Counterparts; Electronic Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect,

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validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
Section 8.12   Knowledge of Company; Knowledge of STPC.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to STPC’s knowledge” and “to the knowledge of STPC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the STPC Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the STPC Schedules shall have any personal liability or obligations regarding such knowledge.
Section 8.13   No Recourse.   All Proceedings, liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of STPC, Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, liabilities and causes of action against any such Nonparty Affiliates.
Section 8.14   Extension; Waiver.   The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any STPC Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any STPC Party set forth herein, or (c) waive compliance by any STPC Party with any of the agreements or conditions set forth herein. STPC may (prior to the Closing) and Sponsor may (after the Closing) (in either case, on behalf of itself, and any other STPC Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY,

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INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.16   Jurisdiction.   Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.
Section 8.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
Section 8.18   Legal Representation.   STPC hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Winston & Strawn LLP (or any successor) (“W&S”) may represent the Pre-Closing Holders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Benson Hill Group”), in each case, in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of STPC and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. STPC and the Company acknowledge that the foregoing provision applies whether or not W&S provides legal services to any Group Companies after the Closing Date. Each of STPC and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Benson Hill Group and its counsel, including W&S, made in connection with the negotiation, preparation,

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execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Benson Hill Group (the “Privileged Communications”), without any waiver thereof. STPC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Proceeding against or involving any of the Parties after the Closing, and STPC and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).
Section 8.19   Trust Account Waiver.   Reference is made to the final prospectus of STPC, dated as of January 5, 2021, filed with the SEC (File No. 333-251488) on January 7, 2021 (the “Prospectus”). The Company acknowledges and agree and understand that STPC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of STPC’s public shareholders (including overallotment shares acquired by STPC’s underwriters, the “Public Shareholders”), and STPC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of STPC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Shareholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on his, her or its own behalf and on behalf of his, her or its respective Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with STPC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with STPC or its Affiliates); provided, however, that STPC acknowledges and agrees that the foregoing shall not limit or prohibit any claims that the Company may have in the future pursuant to this Agreement or any Ancillary Document or related to the transactions contemplated hereby against STPC’s assets or funds that are not held in the Trust Account, including funds that have been released from the Trust Account to STPC upon the consummation of an initial business combination by STPC, and for the avoidance of doubt not including funds released to the Public Shareholders in respect of redemptions or to STPC’s underwriters for payment of their deferred discount from the IPO.
Section 8.20   Holder Representative.
(a)   Notwithstanding anything herein to the contrary, the Company shall use commercially reasonable efforts to appoint a Holder Representative prior to the Closing, on customary terms and conditions and enter into any Contract with such Holder Representative on customary terms and conditions. By consenting to this Agreement, executing a Letter of Transmittal or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder appoints, authorizes and empowers the Holder Representative to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder for purposes of Section 2.6 under this Agreement and the Ancillary Documents following the Closing. Without limiting the generality of the foregoing, the Holder Representative shall have the full power and authority to take any and all actions on behalf of the Pre-Closing Holders that is necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Holder Representative under this Agreement and the Ancillary Documents, including

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the power and authority to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith; (ii) execute and deliver, and receive deliveries of, all agreements, certificates, statements, notices, approvals, extension, waivers, undertakings, and other documents required or permitted to be given in connection with Section 2.6 of this Agreement, (iii) receive service of process in connection with any claims made pursuant to Section 2.6 of this Agreement; (iv) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders in connection with Section 2.6 of this Agreement, and in connection therewith issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (v) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations pursuant to Section 2.6 of this Agreement, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (vi) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by Section 2.6 of this Agreement and all Ancillary Documents to which Holder Representative is party (including, for the avoidance of doubt, in connection with Article 2).
(b)   STPC, Sponsor, and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Holder Representative in all matters referred to herein. STPC and Sponsor are entitled to deal exclusively with the Holder Representative on all matters arising under or in connection with Section 2.6 or this Section 8.20. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder. Any notice or communication delivered to the Holder Representative pursuant to Section 2.6 or this Section 8.20 shall be deemed to have been delivered to all the Pre-Closing Holder. STPC and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Pre-Closing Holder in connection with any matter arising under or in connection with Section 2.6 or this Section 8.20, unless the same is made, given or executed by the Holder Representative.
(c)   The appointment of the Holder Representative as each Pre-Closing Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Pre-Closing Holder with regard to the matters contemplated by Section 2.6 or this Section 8.20. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, or liquidation of any Pre-Closing Holder, and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, (A) the Holder Representative may be removed from its position by the Pre-Closing Holders holding a majority of the Company Stock outstanding as of immediately prior to the Effective Time by providing written notice to the then-serving Holder Representative and STPC (prior to the Closing) or Sponsor (after the Closing) and (B) the Holder Representative may resign as the Holder Representative at any time by providing written notice to STPC (prior to the Closing) or Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Holder Representative. Any vacancy of the Holder Representative (whether resulting from resignation, death or removal) shall be filled by a successor Holder Representative appointed by the Pre-Closing Holders holding a majority of the Company Stock outstanding as of immediately prior to the Effective Time; provided that such successor Holder Representative must be reasonably acceptable to STPC (prior to the Closing) or Sponsor (after the Closing). All power, authority, rights, privileges, and obligations conferred in this Agreement to the Holder Representative shall apply to any such successor Holder Representative.
(d)   Following the Closing, the Holder Representative shall be reimbursed by STPC for any and all reasonable and documented expenses, disbursements, costs and advances incurred by the Holder Representative in his capacity as such.

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(e)   The Holder Representative shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Holder Representative’s gross negligence or willful misconduct was the cause of any loss to the Pre-Closing Holders. The Pre-Closing Holders shall indemnify and hold the Holder Representative harmless from and against, and the Holder Representative shall not be responsible for, any losses arising out of or attributable to the Holder Representative’s duties under this Agreement or this appointment, except to the extent that such losses are determined by a court of competent jurisdiction to be a result of the Holder Representative’s own gross negligence or willful misconduct (as determined by final adjudication of a court of competent jurisdiction).
(f)   The Holder Representative hereby represents and warrants on behalf of itself to each STPC Party as of the date hereof and as of the Closing Date, as follows:
(i)   The Holder Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
(ii)   The execution and delivery of this Agreement, the Ancillary Documents to which the Holder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of the Holder Representative. This Agreement and each Ancillary Document to which the Holder Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by the Holder Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Holder Representative, enforceable against the Holder Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(iii)   The Holder Representative has the sole power, authority and control of the Pre-Closing Holders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 8.20(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Pre-Closing Holder.
(g)   The Holder Representative shall execute an instrument in form and substantace reasonably satisfactory to STPC and the Company agreeing to bound by the terms of Section 2.6 and this Section 8.20; provided that the Parties agree that any provisions in this Section 8.20 may be amended to reflect any reasonable and customary comments by the Holder Representative once such Person has been appointed, and such Parties shall not unreasonably withhold consent to an amendment necessary to reflect any such comments.
*      *      *      *      *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.
STAR PEAK CORP II
By:
/s/ Eric Scheyer

Name: Eric Scheyer
Title:   Chief Executive Officer
STPC II MERGER SUB CORP.
By:
/s/ Eric Scheyer

Name: Eric Scheyer
Title:   Chief Executive Officer
Signature page to Agreement and Plan of Merger

BENSON HILL, INC.
By:
/s/ Matthew Crisp

Name: Matthew Crisp
Title:   Chief Executive Officer
Signature page to Agreement and Plan of Merger

ANNEX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF STAR PEAK CORP II
Star Peak Corp II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
ONE: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on January 8, 2021 (the “Certificate of Incorporation”).
TWO: This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and further amends the provisions of the Certificate of Incorporation, has been duly adopted by the Board of Directors (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
THREE: Effective as of [      ], the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is Benson Hill, Inc.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801]. The name of its registered agent in the State of Delaware at such address is [The Corporation Trust Company.]1
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
Section 1.    Authorized Shares.   This Corporation is authorized to issue [      ] shares of Common Stock, par value $[0.0001] per share (the “Common Stock”), and [      ] shares of Preferred Stock, par value $[0.0001] per share (the “Preferred Stock”).
Section 2.    Vote to Increase or Decrease Authorized Shares.   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below).
Section 3.   Rights of Preferred Stock.   The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a

1
NTD: Registered Agent to be determined.

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“Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
Section 4.   Rights of Common Stock.   Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock.
(a)   Voting Rights.   Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares.
(b)   Dividends.   Subject to the rights of each series of the Preferred Stock, dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the Common Stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.
(c)   Liquidation.   Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the Common Stock in accordance with the terms of any outstanding Preferred Stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of any Preferred Stock, but only to the extent that the holders of any Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding Preferred Stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(c) of this ARTICLE IV.
(d)   No Pre-Emptive Rights.   No holder of Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.
ARTICLE V
BOARD OF DIRECTORS
Section 1.   Board Power.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2.   Board Size.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.
Section 3.   Election of Directors.   Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of this Article V, Section 3, (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (ii) a “majority of

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the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.
Section 4.   Term of Office of Directors.   The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Bylaws or in accordance with applicable law.
Section 5.   Removal of Directors.   Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 6.   Vacancies.   Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders of the Corporation and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VI
AMENDMENT OF THE GOVERNING DOCUMENTS
Section 1.   Amendment of the Certificate of Incorporation.   Prior to [      ], 2024 (the “Sunset Date”), Articles V, VI, VII, VIII, IX, X, XI and XII of this Amended and Restated Certificate may only be amended or repealed by the affirmative vote of at least [66-2/3 percent] of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such amendment or repeal, voting as a single class. On or after the Sunset Date, Articles V, VI, VII, VIII, IX, X, XI and XII of this Amended and Restated Certificate may only be amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such amendment or repeal, voting as a single class. Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.
Section 2.   Amendment of Bylaws.   In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Bylaws. Prior to the Sunset Date, the Bylaws may also be adopted, amended or repealed by the affirmative vote of at least [66-2/3 percent] of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. On or after the Sunset Date, the Bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
ARTICLE VII
STOCKHOLDER ACTION
Section 1.   No Cumulative Voting.   No stockholder will be permitted to cumulate votes at any election of directors.

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Section 2.   Special Meetings.   Special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (ii) the Chairman of the Board of Directors; (iii) the Chief Executive Officer of the Corporation; or (iv) the Secretary of the Corporation at the request of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.
Section 3.   No Stockholder Action by Written Consent Without a Meeting.   Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION
Section 1.   Director Exculpation.   To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended, after approval by the stockholders of this ARTICLE VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2.   Indemnification.   To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation (including whether to procure a judgment in its favor) or otherwise, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such Proceeding. Expenses (including attorneys’) fees incurred by an indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the indemnitee is not entitled to be indemnified under this Article VIII, Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII, Section 2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VIII, Section 2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII, Section 2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Amended and Restate Certificate as it may be further amended from time to time, the Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
Section 3.   Vested Rights.   Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated

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Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Section 4.   No Limitation.   This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
BUSINESS COMBINATIONS
Section 1.   Stockholder Approval.   Prior to the Sunset Date, (i) no acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock acquisition, reorganization, merger, consolidation or statutory share exchange, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Corporation’s jurisdiction of incorporation), in each case. other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent) and (ii) no sale of all or substantially all of the assets of the Corporation (clause (i) and (ii) collectively, “Liquidity Event”) shall be valid unless first approved by the affirmative vote of at least [66-2/3 percent] of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on such matters, voting as a single class. On or after the Sunset Date, no Liquidity Event shall be valid unless first approved by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on such matters, voting as a single class.
ARTICLE X
CORPORATE OPPORTUNITY DOCTRINE
Section 1.   Corporate Opportunities.   To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (a) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (b) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
Section 2.   Amendments.   Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate, the Bylaws or applicable law.

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ARTICLE XI
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Amended and Restated Certificate or the Bylaws, or (e) any other action asserting a claim against the Corporation governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce clause (i) the preceding sentence, (y) the personal jurisdiction of the federal district courts of the United States in connection with any action brought in any such court to enforce clause (ii) the preceding sentence, and (z) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XI.
ARTICLE XII
MISCELLANEOUS
If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.
* * *

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IN WITNESS WHEREOF, Star Peak Corp II has caused this Amended and Restated Certificate to be signed on this [      ] day of [      ], 2021.
STAR PEAK CORP II

By:
[           ]

Title:
[           ]

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ANNEX C
SECOND AMENDED AND RESTATED
BYLAWS OF BENSON HILL, INC.
(Effective as of [  ], 2021)
ARTICLE I
CORPORATE OFFICES
Section 1.1   Registered Office. The registered office of Benson Hill, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation. References in these bylaws to the certificate of incorporation, as the same shall be amended and/or restated from time to time (the “Certificate”), shall include the terms of any certificate of designations of any series of preferred stock.
Section 1.2   Other Offices. The Corporation also may have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1   Time and Place of Meetings. Meetings of stockholders shall be held at any time and place, within or without the State of Delaware, designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the Corporation’s principal executive office.
Section 2.2   Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as shall be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other business properly brought before the meeting may be transacted. For purposes of this Article II, the [•] annual meeting of the stockholders shall be deemed to have been held on [•], [•].
Section 2.3   Special Meeting.
(i)   A special meeting of the stockholders, other than those required by statute, may be called at any time only in the manner provided in the Certificate. The Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(ii)   The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been set forth in the notice of such meeting. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.
Section 2.4   Advance Notice Procedures.
(i)   Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) or proxy materials with respect to such meeting, (B) by or at the direction of the Board (or any authorized committee thereof), or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations) (the “1934 Act”), and included in the notice of meeting given by or at the direction of the

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Board, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.
(a)   For business to be properly brought before an annual meeting by a stockholder pursuant to clause Section 2.4(i)(C) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of the Corporation not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(b)   To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person and any Derivative Instruments (as defined below) held or beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder or a Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (6) any rights to dividends on the shares of the Corporation beneficially owned by the stockholder or a Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (7) any performance-related fees (other than asset-based fees) that the stockholder or a Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (8) any material interest of the stockholder or a Stockholder Associated Person in such business and (9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (9), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Corporation must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) through (7) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the

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case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii). For purposes of this Section 2.4, a “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation or otherwise.
(c)   Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii) and that certain Investor Rights Agreement, dated as of [•] (the “Investor Rights Agreement”), by and among the Corporation and certain stockholders of the Corporation. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions prescribed by these bylaws, and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.
(ii)   Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) and the Investor Rights Agreement shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board,(B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii) or (C) pursuant to the Investor Rights Agreement. In addition to any other applicable requirements, except as otherwise set forth in the Investor Rights Agreement, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(a)   To comply with clause (B) of Section 2.4(ii) above, except as provided in the Investor Rights Agreement, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with Section 2.4(i)(a).
(b)   To be in proper written form, such stockholder’s notice to the Secretary must set forth:
(1)   as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the nominee and any Derivative Instruments held or beneficially held of record or are beneficially owned, directly or indirectly, by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) any proxy, contract, arrangement, understanding or relationship pursuant to which the nominee has a right to vote any shares of any security of the Corporation, (F) any rights to dividends on the shares of the Corporation beneficially

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owned by the nominee that are separated or separable from the underlying shares of the Corporation, (G) any performance-related fees (other than asset-based fees) that the nominee is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (H) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (I) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders and (J) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and
(2)   as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (7) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).
(c)   At the request of the Board, any person nominated by a stockholder for election or re-election as a director must furnish to the Secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five business days of such written request), (3) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable laws, securities exchange rules or regulations, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (4) such information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. In the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).
(d)   Except as otherwise provided in the Investor Rights Agreement, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.
(iii)   Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

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(a)   a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or
(b)   the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.
Section 2.5   Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the General Corporation Law of the State of the Delaware (the “DGCL”), the Certificate or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 2.6   Quorum. The holders of a majority of the aggregate voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise required by the DGCL, the Certificate or these bylaws. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate or these bylaws. Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.
If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
Section 2.7   Adjourned Meeting; Notice.   When a meeting is adjourned to another time and/or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 2.8   Conduct of Business.   The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the Chairman of the Board, if any, the Chief Executive Officer (in the absence of the chairperson) or the President (in the absence of the Chairman of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.
Section 2.9   Voting.
(i)   Voting Rights. Except as may be otherwise provided by law, the Certificate or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.
(ii)   Vote Required. Except as otherwise required by law, the Certificate or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate or these bylaws, the vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a

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contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of Section 2.9(ii), (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.
(iii)   Abstentions and Broker Non-Votes. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.
Section 2.10   No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2.11   Record Dates.
(i)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.
(ii)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 2.12   Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission permitted by law, which results in a writing from such stockholder or by his attorney and delivered to the Secretary of the meeting.
Section 2.13   List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other

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electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or (ii) during ordinary business hours at the Corporation’s principal place of business.
ARTICLE III
DIRECTORS
Section 3.1   Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the Certificate.
Section 3.2   Board Size. The Board shall consist of no less than five members and no more than 15 members, each of whom shall be a natural person. The number of directors shall be determined from time to time solely by resolution of the Board in accordance with the provisions of the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Section 3.3   Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the Certificate or these bylaws. The Certificate or these bylaws may prescribe other qualifications for directors.
Section 3.4   Removal of Directors. Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 3.5   Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office.
Section 3.6   Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.7   Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.
Section 3.8   Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate. Notice of special meetings of the Board shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board.

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Section 3.9   Quorum; Voting. At all meetings of the Board, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or these bylaws.
Section 3.10   Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
Section 3.11   Fees and Compensation of Directors. Unless otherwise restricted by the Certificate or these bylaws, the Board shall have the authority to fix the compensation of directors.
ARTICLE IV
COMMITTEES
Section 4.1   Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
Section 4.2   Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
Section 4.3   Meetings and Action of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.6 (place of meetings and meetings by telephone);
(ii)   Section 3.7 (regular meetings);
(iii)   Section 3.8 (special meetings; notice);
(iv)   Section 3.9 (quorum; voting);
(v)   Section 3.10 (action without a meeting); and
(vi)   Section 7.5 (waiver of notice)
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined by resolution of the committee; and
(ii)   special meetings of committees may also be called by resolution of the committee.
The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

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Section 4.4   Subcommittees. Unless otherwise provided under applicable law, or in the Certificate, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V
OFFICERS
Section 5.1   Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Executive Vice President or Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary and a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable; provided, however, that there shall always be (i) a Chairman of the Board, a President or a Vice President and (ii) a Treasurer, a Secretary, an Assistant Treasurer or an Assistant Secretary.
Section 5.2   Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this ARTICLE V for the regular election to such office.
Section 5.3   Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
Section 5.4   Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 5.5   Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board as provided in Section 5.2 and Section 5.3.
Section 5.6   Representation of Shares of Other Corporations. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 5.7   Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
Section 5.8   The Chairman of the Board. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board.

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Section 5.9   The Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of Chief Executive Officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman and Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board unless otherwise determined by the Board.
Section 5.10   The President. The President shall have, subject to the supervision, direction and control of the Board, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation customarily and usually associated with the position of President. The President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board or the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer unless otherwise determined by the Board.
Section 5.11   The Chief Operating Officer. The Chief Operating Officer of the Corporation shall have, subject to the supervision, direction and control of the Board, the Chairman of the Board, the Chief Executive Officer and the President, general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. The Chief Operating Officer shall have such other powers and perform such duties as may from time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.
Section 5.12   The Vice Presidents and Assistant Vice Presidents. Each Vice President and Assistant Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.
Section 5.13   The Secretary and Assistant Secretaries.
(i)   The Secretary shall attend meetings of the Board and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.
(ii)   Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.
Section 5.14   The Chief Financial Officer, the Treasurer and Assistant Treasurers.
(i)   The Chief Financial Officer shall be responsible for maintaining the Corporation’s accounting records and statements, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Chief Financial Officer shall have all such further powers and perform all such further duties as are customarily and usually associated with the position of Chief Financial Officer, or as may from time to time be assigned to him or her by the Board, the Chairman, the Chief Executive Officer or the President. Unless a Treasurer has been appointed separately in accordance with these bylaws, the Chief Financial Officer shall also perform the duties of Treasurer prescribed in paragraph (ii) below.
(ii)   The Treasurer shall have custody of the Corporation’s funds and securities, shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by any duly authorized officer of the Corporation, and

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shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, or the President.
(iii)   Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.
ARTICLE VI
STOCK
Section 6.1   Stock Certificates; Uncertificated Shares. The shares of the Corporation may be represented by certificated or uncertificated shares, as determined by the Corporation in accordance with applicable law. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board or Vice Chairman of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.
Section 6.2   Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151(f), 156, 202(a) or 218(a) of the DGCL, or with respect to this Section 6.2, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
Section 6.3   Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 6.4   Dividends. The Board, subject to any restrictions contained in the Certificate or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate.
Section 6.5   Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such

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stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate, these bylaws, applicable law or contract.
Section 6.6   Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 6.7   Registered Stockholders. The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;
(ii)   shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and
(iii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VII
MANNER OF GIVING NOTICE AND WAIVER
Section 7.1   Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.2   Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:
(i)   the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and
(ii)   such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;
(iii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iv)   if by any other form of electronic transmission, when directed to the stockholder.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 7.3   Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.
Section 7.4   Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given under the DGCL, the Certificate or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Section 7.5   Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.
ARTICLE VIII
INDEMNIFICATION
Section 8.1   Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this ARTICLE VIII, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) (other than an action by or in the right of the Corporation to procure a judgement in its favor) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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Section 8.2   Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this ARTICLE VIII, the Corporation shall indemnity, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 8.3   Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith to the extent not already advanced pursuant to Section 8.5.
Section 8.4   Indemnification of Others. Subject to the other provisions of this ARTICLE VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of determines.
Section 8.5   Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation, and expenses (including attorneys’ fees) incurred by the Corporation’s employees and agents in defending any Proceeding shall be paid by the Corporation, in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the person, to repay such amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified under this ARTICLE VIII or the DGCL. The right to advancement of expenses shall not apply if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that officer, director, employee or agent, as applicable, acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the officer, director, employee or agent, as applicable.
Section 8.6   Limitation on Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this ARTICLE VIII in connection with any Proceeding (or any part of any Proceeding):
(i)   for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(ii)   for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

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(iii)   for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(iv)   initiated by such person (and not by way of defense), unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.6 or (d) otherwise required by applicable law; or
(v)   if prohibited by applicable law; provided, however, that if any provision or provisions of this ARTICLE VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this ARTICLE VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this ARTICLE VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Section 8.7   Determination; Claim. If a claim for indemnification or advancement of expenses under this ARTICLE VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this ARTICLE VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
Section 8.8   Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
Section 8.9   Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
Section 8.10   Survival. Notwithstanding anything to the contrary, the rights to indemnification and advancement of expenses conferred by this ARTICLE VIII shall be contract rights and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 8.11   Effect Of Repeal Or Modification. Any amendment, alteration or repeal of this ARTICLE VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

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Section 8.12   Certain Definitions. For purposes of this ARTICLE VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this ARTICLE VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
ARTICLE IX
GENERAL MATTERS
Section 9.1   Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 9.2   Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
Section 9.3   Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
Section 9.4   Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.
ARTICLE X
AMENDMENTS
The Board is expressly authorized to adopt, alter, amend or repeal these bylaws. The affirmative vote of at least a majority of Board then in office shall be required in order for the Board to adopt, amend, alter or repeal these bylaws. Prior to [      ], 2024 (the “Sunset Date”), the bylaws may also be adopted, amended or repealed by the affirmative vote of at least [66-2/3 percent] of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. On or after the Sunset Date, the bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class.

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ANNEX D
FORM OF SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) dated as of [•], 2021, is entered into by and among Star Peak Corp II (“STPC”) and each of the Pre-Closing Holders set forth on Schedule A hereto (the “Supporting Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, STPC, STPC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc. (the “Company”) propose to enter into, simultaneously herewith, a Merger Agreement (the “Merger Agreement”), a copy of which has been made available to each Supporting Holder, which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of STPC, and (ii) immediately prior to, and conditioned upon, the effective time of the Merger, the holders of Preferred Stock of the Company will effect a conversion (the “Preferred Conversion”) of all of the Preferred Stock to Company Common Stock (as defined below) in accordance with Article IV, Section B(5.1) of the Amended and Restated Certificate of Incorporation of Benson Hill, Inc., as amended (the “Company Charter”);
WHEREAS, as of the date hereof, each Supporting Holder is the record owner of (a) the number of shares of Common Stock of the Company, par value $0.001 per share (“Company Common Stock”), set forth opposite such Supporting Holder’s name on Schedule A under the column heading “Subject Common Shares” and (b) the number of shares of Preferred Stock of the Company, par value $0.001 per share (“Company Preferred Stock”), set forth opposite such Supporting Holder’s name on Schedule A under the column heading “Subject Preferred Shares” (all such shares of Company Common Stock specified on Schedule A under the column heading “Subject Common Shares” shall be referred to herein as such Supporting Holder’s “Subject Common Shares”, all such shares of Company Preferred Stock specified on Schedule A under the column heading “Subject Preferred Shares” shall be referred to herein as such Supporting Holder’s “Subject Preferred Shares,” and such Supporting Holder’s Subject Common Shares and Subject Preferred Shares and any other shares of Company Common Stock or Company Preferred Stock such Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as such Supporting Holder’s “Subject Shares”); and
WHEREAS, as a condition to STPC’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for STPC to enter into the Merger Agreement, each Supporting Holder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENT TO VOTE SUBJECT SHARES
1.1   Voting of Subject Shares.   Each Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event not later than three (3) Business Days after the Registration Statement is declared effective by the SEC, such Supporting Holder shall deliver to STPC a written consent in the form attached to the Merger Agreement (the “Written Consent”) voting all of the Subject Shares in favor of (i) the adoption of the Merger Agreement, (ii) the approval of the transactions contemplated by the Merger Agreement (including the Merger) and (iii) the Preferred Conversion. Each Supporting Holder covenants and agrees that, prior to the termination of this Agreement, such Supporting Holder will at any meeting of the stockholders of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company, such Supporting Holder shall cause the Subject Shares to be voted (including via proxy): (a) in

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favor of the Merger and the transactions contemplated by the Merger Agreement (including the Preferred Conversion), and any action in furtherance of any of the foregoing; and (b) against the following actions (other than the Merger and actions in furtherance of the Merger): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) any reorganization, recapitalization, dissolution or liquidation of the Company and its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole; (iii) any material change in the capitalization of the Company or the Company’s corporate structure; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws which is intended, or would reasonably be expected, to prohibit, impede, interfere with, discourage, delay or otherwise adversely affect the Merger; and (vi) any other action, proposal, agreement or transaction which is intended, or would reasonably be expected, to prohibit, impede, interfere with, discourage, delay or otherwise adversely affect the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SUPPORTING HOLDER
Each Supporting Holder represents and warrants to STPC that:
2.1   Authorization; Binding Agreement.
(a)   Such Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. Such Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)   This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming the due authorization, execution and delivery by STPC, constitutes a legal, valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).
2.2   Non-Contravention.   Neither the execution and delivery of this Agreement by such Supporting Holder nor performance by such Supporting Holder of the obligations herein nor the compliance by such Supporting Holder with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Supporting Holder, except as provided in the (i) Company Charter (as amended from time to time), (ii) the Fourth Amended and Restated Investors Rights Agreement of the Company (as amended from time to time), (iii) the Fourth Amended and Restated Voting Agreement of the Company (as amended from time to time), (iv) the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement of the Company (as amended from time to time) or (v) the amended and restated Bylaws of the Company (clauses (i)  — (v), collectively, the “Company Governing Documents”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Supporting Holder or by which any of such Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (c) and (d), as would not reasonably be expected to materially impair such Supporting Holder’s ability to perform its obligations hereunder.
2.3   Ownership of Shares; Total Shares.   Such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Subject Shares and has good and marketable title to all of such Supporting Holder’s Subject Shares, free and clear of any Encumbrances, except for any such Restriction that may be imposed pursuant to (i) this Agreement, (ii) any Lock-Up Agreement entered into by and between such Supporting Holder, STPC and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Company Governing Documents (collectively, “Permitted Encumbrances”). The equity securities listed on Schedule A opposite such Supporting Holder’s name (collectively, the

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“Securities”) constitute all of the Company Common Shares, Company Preferred Stock, and any other securities of the Company owned by such Supporting Holder, as of the date hereof and such Supporting Holder does not own or have the power to vote any other shares of capital stock or other equity securities of the Company.
2.4   Voting Power.   Such Supporting Holder has full voting power with respect to all of such Supporting Holder’s applicable Subject Shares and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Supporting Holder’s Subject Shares. None of such Supporting Holder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Governing Documents.
2.5   Reliance.   Such Supporting Holder understands and acknowledges that STPC is entering into the Merger Agreement in reliance upon such Supporting Holder’s execution, delivery and performance of this Agreement.
2.6   Brokers.   Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Supporting Holder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STPC
STPC represents and warrants to each Supporting Holder that:
3.1   Organization and Qualification.   STPC is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
3.2   Authority for This Agreement.   STPC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by STPC has been duly and validly authorized by all necessary corporate action on the part of STPC, and no other corporate proceedings on the part of STPC are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by STPC and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of STPC and Merger Sub, enforceable against STPC in accordance with its terms, subject to the Enforceability Limitations.
ARTICLE IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS
Each Supporting Holder hereby covenants and agrees that:
4.1   No Transfer; No Inconsistent Arrangements.
(a)   Subject to Section 4.1(b), each Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), sell, gift, pledge, dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.
(b)   Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (A) in the case of a Supporting Holder that is an individual, (i) by gift to a member of one of such Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of such Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of laws of descent and distribution upon death of such Supporting Holder or

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(iii) pursuant to a qualified domestic relations order; (B) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (C) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; or (D) to any employees, officers, directors or members of the Supporting Holder or any affiliates of the Supporting Holder; provided, however, that a transfer referred to in this sentence shall be permitted only if, (x) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to STPC, to be bound by all of the terms of this Agreement, and (y) such transfer is effected no later than three Business Days prior to the date on which the Form S-4 is declared effective.
4.2   Exclusive Dealings.   From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, each Supporting Holder shall not and shall cause its Representatives not to, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss any Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or knowingly participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 4.2 or further an Acquisition Proposal. Each Supporting Holder agrees to (A) notify STPC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep STPC fully informed on a prompt basis of any modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. Each Supporting Holder shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than STPC and its Representatives) that may be ongoing with respect to an Acquisition Proposal. Notwithstanding any to the contrary contained herein, this Section 4.2 shall not restrict any transfer permitted by Section 4.1(b) or any action taken in connection with any such permitted transfer.
4.3   No Legal Action.   Each Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by such Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.
4.4   Documentation and Information.   Each Supporting Holder shall permit and hereby consents to and authorizes STPC and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that STPC and/or the Company reasonably determines to be necessary in connection with the Merger and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement, the Supporting Holder’s identity and ownership of the Subject Shares and the nature of such Supporting Holder’s commitments and obligations under this Agreement; provided that the Supporting Holder’s identity will not be included in a press release or other public disclosure (other than a filing with the SEC) without the Supporting Holder’s prior written consent. Each Supporting Holder agrees to be bound by Section 5.4 of the Merger Agreement to the same extent that the Company is bound thereunder.
4.5   Irrevocable Proxy.   The Supporting Holders hereby revoke (or agree to cause to be revoked) any proxies that the Supporting Holders have heretofore granted with respect to the Subject Shares. The Supporting Holders hereby irrevocably and unconditionally appoint STPC, or any other individual designated by STPC with advance written notice to the Supporting Holders, and each individually, as attorney-in-fact and proxy, with full power of substitution, for and on behalf of the Supporting Holders, for and in the name, place and stead of the Supporting Holders, to: (a) attend any and all meetings of the Supporting Holders,

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(b) vote, express consent or dissent or issue instructions to the record holder to vote the Supporting Holders’ Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Supporting Holders or in connection with any action sought to be taken by written consent of the Supporting Holders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the Supporting Holders or in connection with any action sought to be taken by written consent of the Supporting Holders without a meeting. The foregoing proxy is limited solely to the voting of each Supporting Holder’s Subject Shares or taking other actions with respect thereto solely in order to cause the Stockholder to perform the covenants set forth in Section 1.1 if and to the extent that such Supporting Holder otherwise fails to do so. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of any Supporting Holder, as applicable) until the termination of this Agreement pursuant to Section 5.2 and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 5.2. The Supporting Holders authorize such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of STPC. The Supporting Holders hereby affirm that the proxy set forth in this Section 4.5 is given in connection with and granted in consideration of and as an inducement to STPC to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Supporting Holders under Section 1.1. The proxy set forth in this Section 4.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 5.2.
4.6   Adjustments.   In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Shares, the terms of this Agreement shall apply to the resulting securities.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address, facsimile number or email address set forth in Section 8.4 of the Merger Agreement, and, if to a Supporting Holder, to such Supporting Holder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.
5.2   Termination.   This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.
5.3   Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
5.4   Expenses.   All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

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5.5   Entire Agreement; Assignment.   This Agreement, together with Schedule A and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) STPC, in the case of an assignment by a Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holders, in the case of an assignment STPC. Any assignment in violation of this Section 5.5 shall be null and void ab initio.
5.6   Enforcement of the Agreement.   The parties agree that irreparable damage may occur in the event that any Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that STPC may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon STPC will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon STPC, and the exercise by STPC of any one remedy will not preclude the exercise of any other remedy.
5.7   Jurisdiction; Waiver of Jury Trial; Governing Law.   This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.16 (Jurisdiction) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.
5.8   Descriptive Headings.   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
5.9   Parties in Interest.   This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.
5.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Annex D-6

5.11   Counterparts; Electronic Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
5.12   Interpretation.   The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Chicago, Illinois, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
5.13   Further Assurances.   Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, such Supporting Holder will, upon reasonable written request of such Supporting Holder by STPC and at STPC’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.
5.14   Supporting Holder Obligation Several and Not Joint.   The obligations of each Supporting Holder hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.
5.15   No Agreement as Director or Officer.   Each Supporting Holder is entering into this Agreement solely in such Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Supporting Holder (including, for this purpose, any appointee or representative of such Supporting Holder to the board of directors of the Company) of such Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.
[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause above.
STAR PEAK CORP II
By:

Name:

Signature Page to Support Agreement

[SUPPORTING HOLDER]
By:

Title:
Address:
Facsimile:
Email:
Signature Page to Support Agreement

Schedule A
Name of Supporting Holder	Subject Common Shares	Subject Preferred Shares	Total Common Shares	Total Preferred Shares
Schedule to Support Agreement

ANNEX E
FORM OF SUBSCRIPTION AGREEMENT
Star Peak Corp II
1603 Orrington Avenue, 13th Floor
Evanston, IL 60201
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Star Peak Corp II, a Delaware corporation (“STPC”), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among STPC, Benson Hill, Inc., a Delaware corporation (the “Company”), and STPC II Merger Sub Corp., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a subsidiary of STPC, on the terms and subject to the conditions therein (the transactions contemplated by the Merger Agreement, including the merger, the “Transaction”). In connection with the Transaction, STPC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, shares of STPC’s Class A Common Stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, STPC is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors have, severally and not jointly, agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 22,500,000 Shares, at the Per Share Purchase Price.
The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and STPC acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from STPC, and STPC agrees to issue and sell to Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) STPC to the Investor (the “Closing Notice”), that STPC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to STPC, at least two (2) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by STPC in the Closing Notice to be held by STPC in escrow until the closing and (ii) any other information that is reasonably requested in the Closing Notice in order for STPC to issue the Investor’s Shares, including, without limitation, the legal name of the person (or nominee) in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, STPC shall issue the number of Shares to the Investor set forth on the signature page to this Subscription Agreement and cause such Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) on STPC’s share register or, as soon as practicable thereafter, provide a copy of the records of STPC’s transfer agent

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showing the Investor (or such nominee or custodian) as the owner of the Shares on and as of the Closing Date; provided, however, that STPC’s obligation to issue the Shares to the Investor is contingent upon STPC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within five (5) business days following the Closing Date specified in the Closing Notice, STPC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor by wire transfer in immediately available funds to the account specified by the Investor. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.   Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(ii)   all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date; and
(iii)   no suspension of the offering or sale of the Shares in any jurisdiction shall have occurred or been initiated or, to STPC’s knowledge, threatened by the Securities and Exchange Commission (the “SEC”).
b.   The obligation of STPC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of STPC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by STPC of each of the representations and warranties of STPC contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of STPC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects and (iii) there shall have been no amendments or modifications to the Merger Agreement (as the same exists on the date of this Subscription Agreement) that would reasonably be expected to, in the aggregate, materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement, unless the Investor has consented in writing to such amendments or modifications.
4.   Further Assurances.   At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the

Annex E-2

parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   STPC Representations and Warranties.   STPC represents and warrants to the Investor and each of the Placement Agents (as defined below) that:
a.   STPC has been duly formed as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
b.   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under STPC’s certificate of incorporation or bylaws (each as amended to the Closing Date) or the Delaware General Corporation Law.
c.   This Subscription Agreement has been duly authorized, executed and delivered by STPC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against STPC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The execution and delivery of this Subscription Agreement and the issuance and sale of the Shares and the compliance by STPC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of STPC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which STPC or any of its subsidiaries is a party or by which STPC or any of its subsidiaries is bound or to which any of the property or assets of STPC is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of STPC and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of STPC to timely comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of STPC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over STPC or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of STPC to timely comply in all material respects with this Subscription Agreement. As of the date hereof, STPC has not received any written communication from a governmental entity that alleges that STPC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
e.   As of their respective dates, all reports, as amended (the “SEC Reports”), required to be filed by STPC with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of STPC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of STPC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of

Annex E-3

unaudited statements, to normal, year-end audit adjustments. To the knowledge of STPC, there are no outstanding or unresolved comments in comment letters received by STPC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof. Notwithstanding anything to the contrary in this Subscription Agreement, no representation or warranty is made as to the accounting treatment of STPC’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the accounting treatment of such warrants, in any SEC Reports.
f.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by STPC to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
g.   STPC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by STPC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than: (i) filings with the SEC; (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 13 of this Subscription Agreement; (iv) those required by the New York Stock Exchange (“NYSE”), including with respect to obtaining approval of STPC’s stockholders; and (v) any filing the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
h.   As of the date of this Subscription Agreement, the authorized capital stock of STPC consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 440,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (1) 400,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Shares”), and (2) 40,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Shares”). As of the date of this Subscription Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 40,250,000 Class A Shares are issued and outstanding, (iii) 10,062,500 Class B Shares are issued and outstanding and (iv) 10,062,500 redeemable warrants and 6,553,454 private placement warrants are outstanding. All (i) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from STPC any shares of Common Stock or other equity interests in STPC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than Merger Sub, STPC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which STPC is a party or by which it is bound relating to the voting of any securities of STPC, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Merger Agreement.
i.   Other than the Other Subscription Agreements, STPC has not entered into any side letter or similar agreement with any Other Investor or other person in connection with such Other Investor’s or person’s direct or indirect investment in STPC (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of STPC by existing securityholders of STPC, which may be effectuated as a forfeiture to STPC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Merger Agreement). No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
j.   As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE, under the symbol “STPC”

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(it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in STPC’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of STPC, threatened against STPC by NYSE or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares on NYSE or to deregister the Class A Shares under the Exchange Act. STPC has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act. At Closing, the Shares will be listed for trading on the NYSE or another national securities exchange.
k.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority, pending, or, to the knowledge of STPC, threatened against STPC or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against STPC.
l.   STPC is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares hereunder other than to the Placement Agents.
m.   STPC is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
n.   Other than as set forth in the Merger Agreement or any SEC Report, there are no securities or instruments issued by or to which STPC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.
6.   Investor Representations and Warranties.   The Investor represents and warrants to STPC and each of the Placement Agents (as defined below) that:
a.   The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
b.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to STPC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

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c.   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from STPC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of STPC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of STPC expressly set forth in Section 5 of this Subscription Agreement.
d.   The Investor acknowledges and is aware that Barclays Capital Inc. (“Barclays”) is acting as financial advisor and capital markets advisor to the Company in connection with the Transaction and the Investor hereby waives any claims it may have based on any actual or potential conflict of interest or similar claim relating to or arising from Barclays acting as financial advisor and capital markets advisor to Company and acting as a placement agent to STPC.
e.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f.   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to STPC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed STPC’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
g.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and STPC, the Company or a representative of STPC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and STPC, the Company or a representative of STPC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general advertising or, to its knowledge, general solicitation, and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Goldman Sachs & Co. LLC, Barclays, Credit Suisse Securities (USA) LLC (collectively, the “Placement Agents”), STPC and the Company or any of their respective affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of STPC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in STPC.
h.   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in STPC’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
i.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable

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investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in STPC. The Investor acknowledges specifically that a possibility of total loss exists.
j.   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning STPC, the Company, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
k.   The Investor acknowledges that the Placement Agents (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to STPC, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, and (v) may have existing or future business relationships with STPC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.
l.   The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, STPC or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.
m.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
n.   The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
o.   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of STPC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
p.   The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered

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by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) (A) to the extent the Investor is not an entity whose securities are listed on a national securities exchange (a “Listed Company”), controlled by, acting on behalf of, or owned, directly or indirectly, by, one or more persons that are named on the OFAC List, or (B) to the extent the Investor is a Listed Company, acting on behalf of or, to such Listed Company’s knowledge, controlled by, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
q.   No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares.
r.   None of the Placement Agent, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to STPC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by STPC.
s.   In connection with the issue and purchase of the Shares, none of the Placement Agents have acted as the Investor’s financial advisor or fiduciary.
t.   The Investor has and, when required to deliver payment to STPC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
7.   Registration Rights
a.   In the event that the Shares are not registered in connection with the consummation of the Transaction, STPC agrees that, prior to the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective within three (3) business days after the Closing Date, or as soon as practicable thereafter, but no later than the earlier of (i) sixty (60) calendar days after the Closing Date (or ninety (90) calendar days after the Closing Date if the SEC notifies STPC that it will “review” the Registration Statement) and (ii) ten (10) business days after STPC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. STPC will provide a draft of the Registration Statement to the undersigned for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that, if the SEC requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents STPC from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such

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Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders, and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, STPC shall file a new Registration Statement to register such shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. STPC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be issued pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 within 90 days without being subject to the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). Prior to the End Date, STPC will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to STPC upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. STPC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after STPC becomes eligible to use such Form S-3. STPC’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to STPC such information regarding the Investor, the securities of STPC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by STPC to effect the registration of such Shares, and shall execute such documents in connection with such registration as STPC may reasonably request that are customary of a selling stockholder in similar situations. In connection with the foregoing, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any person to whom rights under this Section 7 have been properly assigned in accordance with the terms of this Subscription Agreement.
b.   In the case of the registration, qualification, exemption or compliance effected by STPC pursuant to this Subscription Agreement, STPC shall, upon reasonable request, inform Investor as to the status of such registration, qualification, exemption and compliance. STPC shall, at its expense, prior to the End Date, advise the Investor within five (5) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by STPC of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). STPC shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as STPC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, STPC shall use its commercially reasonable efforts to prepare as soon as reasonably practicable a post-effective amendment

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to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (v) and receives notice that any post-effective amendment has become effective or unless otherwise notified by STPC that it may resume such offers and sales. If so directed by STPC, the Investor will deliver to STPC or, in the Investor’s sole discretion, destroy all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary set forth herein, STPC shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding STPC other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding STPC; the Investor hereby consents to the receipt of any material, nonpublic information with respect to the occurrence of the events listed in (i) through (v) above.
c.   With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Investors to sell securities of the Company to the public without registration, STPC agrees to: (i)   make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of STPC under the Securities Act and the Exchange Act so long as STPC remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (iii) furnish to the Investor so long as such Investor owns the Shares acquired hereunder, within two (2) business days following its receipt of a written request therefor, (A) a written statement by STPC, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of STPC and such other reports and documents so filed by STPC (it being understood that the availability of such reports on the SEC’s EDGAR system shall satisfy this requirement) and (C) such other information as may be reasonably requested in writing to permit the Investor to sell such securities pursuant to Rule 144 without registration.
d.   The Investor acknowledges and agrees that STPC may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) STPC shall not so delay filing or so suspend the use of the Registration Statement on more than two occasions or for a period of more than ninety (90) consecutive days or more than a total of one hundred twenty (120) calendar days in any three hundred sixty (360) day period and (II) STPC shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter.
e.   STPC shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing the Investor’s ownership of Shares, and STPC shall issue a certificate (or evidence of the issuance of such securities in book-entry form) without such restrictive legend or any other restrictive legend to the Investor, if (i) such Shares are registered for resale under the Securities Act and the applicable registration statement has not been suspended pursuant to the Securities Act, the Exchange Act or the rules and regulations of the SEC promulgated thereunder, (ii) such Shares are sold or transferred pursuant to Rule 144, or (iii) such Shares are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the later of the Closing Date and the effective date of the registration statement registering such Shares or (B) Rule 144 becoming available for the resale of such

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Shares without volume or manner-of-sale restrictions, STPC, upon the written request of Investor (and no later than three (3) business days following such request), shall instruct STPC’s transfer agent to remove the legend from such Shares (in whatever form) and shall cause STPC’s counsel to issue any legend removal opinion required by the transfer agent.
f.   STPC shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to STPC by or on behalf of the Investor expressly for use therein.
g.   Investor shall, severally and not jointly with any Other Investor, indemnify and hold harmless STPC, its directors, officers, agents and employees, each person who controls STPC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Investor furnished in writing to STPC by Investor expressly for use therein. In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Investor.
8.   Additional Investor Agreement.   The Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of STPC prior to the Closing. For purposes of this Section 8, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the Transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales, (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Amount covered by this Subscription Agreement and (iii) nothing herein shall prohibit the Investor from engaging in derivative transactions of any kind,

Annex E-11

including, but not limited to, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through U.S. broker dealers or non-U.S. broker dealers or foreign regulated brokers. For the avoidance of doubt, this Section 8 shall not apply to ordinary course, non-speculative hedging transactions that would not, directly or indirectly, involve securities of STPC. STPC acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Investor effecting a pledge of Shares shall not be required to provide STPC with any notice thereof; provided, however, that neither STPC or their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by STPC in all respects.
9.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated, (b) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) 30 days after the Termination Date (as defined in the Merger Agreement as the same exists on the date hereof and without regard to any extension thereto), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived prior to the Closing or (ii) not capable of being satisfied on the Closing and, in the case of each of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)  — (d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. STPC shall notify the Investor in writing of the termination of the Merger Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to STPC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
10.   Trust Account Waiver.   The Investor acknowledges that STPC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving STPC and one or more businesses or assets. The Investor further acknowledges that, as described in STPC’s prospectus relating to its initial public offering dated January 5, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of STPC’s assets consist of the cash proceeds of STPC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of STPC, its public shareholders and the underwriters of STPC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to STPC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of STPC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed in writing with STPC to not exercise such redemption right.

Annex E-12

11.   Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such investment manager without the prior consent of STPC and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 11(a) shall relieve the Investor of its obligations hereunder.
b.   STPC may request from the Investor such additional information as STPC may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, STPC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any Registration Statement STPC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which STPC’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide STPC with such requested information, STPC may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that STPC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of STPC.
c.   The Investor acknowledges that (i) STPC will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Schedule A hereto, and (ii) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 6 and Section 12 of this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify STPC and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify STPC and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that the purchase by the Investor of Shares from STPC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
d.   STPC, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of STPC set forth in this Subscription Agreement.
e.   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
f.   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or

Annex E-13

further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
g.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 6, Section 11(c), Section 11(d), this Section 11(g) and Section 12 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and solely to the extent of, the rights granted to them, if any, pursuant to such provisions.
h.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
i.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
j.   This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method)) by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
k.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
l.   If any change in the number, type or classes of authorized shares of STPC (including the Shares), other than as contemplated by the Merger Agreement or any agreement contemplated by the Merger Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Purchase Price and the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change, as appropriate.
m.   This Subscription Agreement shall be governed by and construed in accordance with the laws of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
n.   Each party hereto hereby, and any person asserting rights as a third party beneficiary hereunder may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”)

Annex E-14

shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
o.   Any notice or communication required or permitted hereunder to be given shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such addresses or email addresses set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to STPC.
12.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of STPC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in STPC. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to the Other Subscription Agreements (including such Other Investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any Non-Party Affiliate, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach

Annex E-15

of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by STPC, the Company, the Placement Agents or any Non-Party Affiliate concerning STPC, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of STPC, the Company, any Placement Agent or any of STPC’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.
13.   Disclosure.   STPC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that STPC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of STPC, the Investor shall not be in possession of any material, non-public information received from STPC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with STPC or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, STPC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers (i) in any press release or marketing materials without the prior consent of the Investor or (ii) in any filing with the SEC or any regulatory agency or trading market without the prior consent of the Investor, except in the case of clause (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which STPC’s securities are listed for trading, in which case STPC shall provide Investor with prior written notice of such disclosure permitted under clause (ii).
14.   Separate Obligations.   The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and no Investor shall be responsible in any way for the performance of the obligations of any Other Investor under the Other Subscription Agreements. The decision of Investor to purchase the Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of STPC, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor, shall be deemed to constitute Investor or any Other Investors under the Other Subscription Agreements as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor or any Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.
[SIGNATURE PAGES FOLLOW]

Annex E-16

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by STPC in the Closing Notice.
(Signature Page to Subscription Agreement)

IN WITNESS WHEREOF, STPC has accepted this Subscription Agreement as of the date set forth below.
STAR PEAK CORP II
By:
Name:
Title:
Date:
Address for notice:
(Signature Page to Subscription Agreement)

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐   We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
** OR **
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, SEC- or state-registered investment adviser, exempt reporting adviser, insurance company, registered investment company, business development company, small business investment company, or rural business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership or limited liability company not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
** OR **
C.
QUALIFIED PURCHASER STATUS
(Please check the applicable subparagraphs):

3.
☐ A corporation, partnership, limited liability company, trust or other organization that: (i)was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in STPC, and less than 40% of the assets of which will consist of interests in STPC (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii)owns not less than U.S.$5,000,000 in investments; and (iii)is owned directly

Schedule A-1

or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.
4.
☐ A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in STPC, and less than 40% of the assets of which will consist of interests in STPC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2), (3) or (4) of this Section C.

5.
☐ An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in STPC, and less than 40% of the assets of which will consist of interests in STPC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.

6.
☐ An entity, each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C or is itself an entity each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C. If the Investor is a qualified purchaser solely for the reason described in this paragraph 6, the Investor shall, at the request of the STPC, submit to STPC a separate qualified purchaser questionnaire for each beneficial owner of the Investor’s securities.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Schedule A-2

ANNEX F
FORM OF INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2021, by and among [•] (f/k/a Star Peak Corp II), a Delaware corporation (the “Company”), and the parties listed as Investors on Schedule I hereto (each, including any person or entity who hereafter becomes a party to this Agreement pursuant to Section 7.2, an “Investor” and collectively, the “Investors”).
WHEREAS, the Company, [•] (f/k/a Benson Hill, Inc.), a Delaware corporation (“BHI”), and STPC II Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of May 8, 2021 (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, immediately prior to the execution of this Agreement, Merger Sub merged with and into BHI (the “Merger”), with BHI surviving as a wholly owned subsidiary of the Company;
WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the pre-existing holders of BHI securities received shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) upon the closing of such transactions;
WHEREAS, prior to the Merger, Star Peak Sponsor II, LLC (including any successor entity thereto, the “Sponsor”) held 9,982,500 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and other holders held an aggregate of 80,000 shares of Class B Common Stock, which were received from the Sponsor;
WHEREAS, on January 5, 2021, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 6,553,454 warrants in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering (the “Private Placement Warrants”);
WHEREAS, upon consummation of the Merger and immediately prior to the execution of this Agreement, each share of Class B Common Stock automatically converted into one share of Common Stock, on the terms and conditions provided in the Company’s Amended and Restated Certificate of Incorporation (as may be amended or restated from time to time, the “Certificate of Incorporation”); and
WHEREAS, reference is made to that certain Registration and Stockholder Rights Agreement, dated as of January 8, 2021 (the “Prior Agreement”), by and among the Company and the Existing Investors (as defined below) pursuant to which the Company granted the Existing Investors certain registration and stockholder rights with respect to certain securities of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 7.2.
“Agreement” is defined in the preamble to this Agreement.
“BHI” is defined in the preamble to this Agreement.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

Annex F-1

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended or restated from time to time.
“Certificate of Incorporation” is defined in the preamble to this Agreement.
“Class B Common Stock” is defined in the preamble to this Agreement.
“Closing Date” is defined in the Merger Agreement.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Common Stock” is defined in the preamble to this Agreement.
“Company” is defined in the preamble to this Agreement.
“Company Board” is defined in Section 3.1.1.
“Demand Registration” is defined in Section 2.2.1.
“Demanding Holder” is defined in Section 2.2.1.
“Effectiveness Period” is defined in Section 3.1.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Existing Investors” means any holders of Founder Shares or Private Placement Warrants prior to the Merger and party hereto or any such holder’s Permitted Transferees.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Founder Shares” means those shares of Class B Common Stock granted to Existing Investors prior to the date hereof and shall be deemed to include the shares of Common Stock issued upon conversion thereof, including, for the avoidance of doubt, any Sponsor Earn Out Shares (as defined in that certain Sponsor Support Agreement, dated as of May 8, 2021 by and among the Company, BHI, Sponsor and the other parties thereto).
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Insider Letter” means that certain letter agreement, dated January 8, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.
“Institutional Accredited Investor” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.
“Investor” is defined in the preamble to this Agreement.
“Investor Indemnified Party” is defined in Section 4.1.
“Joint Nominee” is defined in Section 6.1.1.
“Maximum Number of Securities” is defined in Section 2.2.4.
“Merger Agreement” is defined in the preamble to this Agreement.
“Merger Sub” is defined in the preamble to this Agreement.
“New Investors” means any Investors party to this Agreement, other than the Existing Investors.

Annex F-2

“New Registration Statement” is defined in Section 2.1.4.
“Nominee” is defined in Section 6.1.1.
“Notices” is defined in Section 7.5.
“Permitted Transferee” means any person or entity to whom an Investor is permitted to transfer Registrable Securities prior to the expiration of any applicable lock-up period under the Insider Letter and/or any other applicable agreement between such Investor and the Company, and any transferee thereafter.
“Piggy-Back Registration” is defined in Section 2.3.1.
“Prior Agreement” is defined in the preamble to this Agreement.
“Private Placement Warrants” is defined in the preamble to this Agreement.
“Pro Rata” is defined in Section 2.2.4.
“QIB” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Registrable Securities” means (i) the Founder Shares, (ii) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrants), (iii) any outstanding shares of the Common Stock or any other equity security of the Company held by an Investor as of the date of this Agreement and (iv) any other equity security of the Company issued or issuable with respect to the securities referenced in clauses (i) through (iii), including by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement;; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.
“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Statement” means a registration statement filed by the Company or its successor with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Requesting Holder” is defined in Section 2.2.1.
“Resale Shelf Registration Statement” is defined in Section 2.1.1.
“Rule 144” means Rule 144 under the Securities Act.
“SEC Guidance” is defined in Section 2.1.4.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Sponsor” is defined in the preamble to this Agreement.
“Sponsor Director” means an individual elected to the Company Board that has been nominated by the Sponsor pursuant to this Agreement.
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

Annex F-3

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering for which management of the Company is obligated to, if required by Section 3.1.13 hereof, participate in “road show” presentations to potential investors requiring substantial marketing effort from management, and subject to diligence customary in underwritten offerings, including the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.
“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented, that is a fully marketed underwritten offering for which management of the Company is obligated to, if required by Section 3.1.13 hereof, participate in “road show” presentations to potential investors requiring substantial marketing effort from management, and subject to diligence customary in underwritten offerings, including the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.
2.
REGISTRATION RIGHTS.

2.1
Resale Shelf Registration Rights.

2.1.1
Registration Statement Covering Resale of Registrable Securities. Provided compliance by the Investors with Section 3.4, to the extent no such Registration Statement has been filed with the Commission prior to the date hereof, the Company shall prepare and file or cause to be prepared and filed with the Commission, as soon as practicable following the Closing Date, a Registration Statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities then held by such Investors that are not covered by an effective resale registration statement (such Registration Statement, or any such Registration Statement filed with the Commission prior to the date hereof, the “Resale Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and in no event later than thirty (30) days after the date of this Agreement, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form S-1 pursuant to this Section 2.1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.1.2
Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3
Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities during the Effectiveness Period.

Annex F-4

2.1.4
Registration of Additional Registrable Securities.

(i)
If a Resale Shelf Registration Statement is then effective, within ten (10) Business Days after written request therefore by a Permitted Transferee holding Registrable Securities not covered by an effective Resale Shelf Registration Statement, the Company shall file a post-effective amendment, prospectus supplement or current report on Form 8-K to add such Permitted Transferee as a selling stockholder in such Resale Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

(ii)
The registration rights granted pursuant to the provisions of this Section 2.1.4 shall be in addition to the registration rights granted pursuant to the provisions of Section 2.2 and Section 2.3.

2.1.5
Reduction of Shelf Offering. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1, Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including, without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1, Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.6
Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

Annex F-5

2.1.7
Underwritten Takedown. If the Company shall receive a request from either (x) Existing Investors that hold at least a majority-in-interest of the outstanding Registrable Securities held by all Existing Investors, or (y) New Investors that hold at least a majority-in-interest of the outstanding Registrable Securities held by all New Investors, that the Company effect an Underwritten Takedown of all or any portion of the Registrable Securities of the requesting Investor(s), then the Company shall promptly give notice of such requested Underwritten Takedown at least seven (7) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)
subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the requesting holder has requested such offering under Section 2.1.7, and

(ii)
subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities have requested the Company to offer by request received by the Company within two (2) Business Days after such holders receive the Company’s notice of the Underwritten Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(a)
Promptly after the expiration of the two-Business Day-period referred to in Section 2.1.7(ii), the Company will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

(b)
the Company shall only be required to effectuate three Underwritten Takedowns by the Investors within any 12-month period after giving effect to Section 2.2.1(i).

2.1.8
Block Trade. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $10,000,000 that the Company effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as possible, effect the offering in such Block Trade of the Registrable Securities for which such requesting holder has requested such offering under Section 2.1.7.

2.1.9
Selection of Underwriters. Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.10
Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.

2.2
Demand Registration.

2.2.1
Request for Registration. At any time and from time to time after the expiration of any lock-up period to which a Demanding Holder’s shares are subject, if any, provided compliance by the Demanding Holders with Section 3.4, and provided further there is not an effective Resale Shelf Registration Statement available for the resale of the Registrable

Annex F-6

Securities pursuant to Section 2.1, (x) Existing Investors that hold at least a majority-in-interest of the outstanding Registrable Securities held by all Existing Investors or (y) New Investors that hold at least a majority-in-interest of the outstanding Registrable Securities held by all New Investors, in each case (the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each Registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (i) more than three Demand Registration during any 12-month period or (ii) any Demand Registration pursuant to this Section 2.2.1 at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1 that is available for resale of the Registrable Securities subject to Demand Registration.
2.2.2
Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3
Underwritten Demand Registration. If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such Underwritten Demand Registration and the inclusion of such holder’s Registrable Securities in the Underwritten Demand Registration to the extent provided herein. All Demanding Holders or Requesting Holders (if any) proposing to distribute their Registrable Securities through an Underwritten Demand Registration under this Section 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Demand Registration by the majority-in-interest of the Demanding Holders initiating the Demand Registration. The parties agree that, in order to be effected, any Underwritten Demand Registration must be reasonably expected to result in aggregate gross proceeds to the selling stockholders of at least $10,000,000.

2.2.4
Reduction of Offering. If the managing Underwriter or Underwriters for an Underwritten Demand Registration advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Demanding Holders

Annex F-7

and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other securities which the Company desires to sell and the Common Stock, if any, as to which registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such registration: (i) first, the Registrable Securities of the Demanding Holders and Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Requesting Holder has requested be included in such Demand Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders together have requested be included in such Demand Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities.
2.2.5
Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering, then either the Demanding Holders shall reimburse Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.1.

2.3
Piggy-Back Registration.

2.3.1
Piggy-Back Rights. If at any time after the expiration of any applicable lock-up period to which an Investor’s shares are subject, if any, provided compliance by the Investors with Section 3.4, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (a) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (b) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back

Annex F-8

Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
2.3.2
Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Securities, then:

(a)
If the registration is undertaken for the Company’s account, the Company shall include in any such registration: (i) first, the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Securities, Pro Rata; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities; and

(b)
If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, the Company shall include in any such registration: (i) first, the Common Stock or other securities for the account of the demanding persons and the Common Stock or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

2.3.3
Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown. The Company (whether on its own determination or as the result of a

Annex F-9

withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.
3.
REGISTRATION PROCEDURES.

3.1
Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1
Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Company Board”), it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time.

3.1.2
Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3
Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4
Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such

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Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.
3.1.5
Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6
Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7
Comfort Letter. In the event of an Underwritten Takedown or an Underwritten Demand Registration, the Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders. For the avoidance of doubt, this Section 3.1.7 shall not apply to Block Trades.

3.1.8
Opinions and Negative Assurance Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion and negative

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assurances letter, each dated such date, of counsel representing the Company for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this Section 3.1.8 shall not apply to Block Trades.
3.1.9
Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10
Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

3.1.11
Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12
Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13
Road Show. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) expected to exceed $50,000,000, the Company shall use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.

3.1.14
Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2
Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all

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copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by the Company for no longer than 180 days in any consecutive 12-month period.
3.3
Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2.1, any Underwritten Takedown pursuant to Section 2.1.6, any Block Trade pursuant to Section 2.1.7, any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

3.4
Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5
Other Obligations. At any time and from time to time after the expiration of any lock-up period to which such shares are subject, if any, in connection with a sale or transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.

3.6
Legend Removal Obligations. The Company shall, at the sole expense of the Company, remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing any Investor’s ownership of Registrable Securities, and the Company shall issue a certificate (or evidence of the issuance of such securities in book-entry form) without such restrictive legend or any other restrictive legend to such Investor, and shall cause the Company’s counsel to issue any legend removal opinion required by the transfer agent, if (i) such Registrable Securities are registered for resale under the Securities Act and the applicable Registration Statement has not been suspended pursuant to the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Registrable Securities are sold or transferred pursuant to Rule 144, or (iii) such Registrable Securities are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions.

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4.
INDEMNIFICATION AND CONTRIBUTION.

4.1
Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2
Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3
Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying

Annex F-14

Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4
Contribution.

4.4.1
If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4.1.

4.4.3
The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation

Annex F-15

(within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
5.
RULE 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.
INVESTOR RIGHTS.

6.1
Until the third anniversary of the date of this Agreement:

6.1.1
The Sponsor shall have the right, but not the obligation, to designate two individuals (including any successor, each, a “Nominee”) to be appointed or nominated, as the case may be, for election to the Company Board by giving written notice to the Company on or before the time such information is reasonably requested by the Company Board (or applicable committee thereof) for inclusion in a proxy statement for a meeting of stockholders provided to the Sponsor; provided, that one such Nominee (the “Joint Nominee”) shall be subject to the consent of the Company.

6.1.2
The Company shall, as promptly as practicable, use its best efforts to take all necessary and desirable actions (including, without limitation, calling special meetings of the Company Board and the stockholders and recommending, supporting and soliciting proxies) so that there are two Sponsor Directors serving on the Company Board at all times.

6.1.3
The Company shall, to the fullest extent permitted by applicable law, use its best efforts to take all actions necessary to ensure that: (i) each Nominee is included in the Company Board’s slate of nominees to the stockholders of the Company for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Company Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Company Board with respect to the election of members of the Company Board.

6.1.4
If a vacancy occurs because of the death, disability, disqualification, resignation, or removal of a Sponsor Director or for any other reason, the Sponsor shall be entitled to designate such person’s successor (subject, in the case of a Joint Nominee, to the consent of the Company), and the Company will, as promptly as practicable following such designation, use its best efforts to take all necessary and desirable actions, to the fullest extent permitted by law, within its control such that such vacancy shall be filled with such successor Nominee.

6.1.5
If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Sponsor shall be entitled to designate promptly another Nominee (subject, in the case of a Joint Nominee, to the consent of the Company) and the Company will take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation.

6.1.6
As promptly as reasonably practicable following the request of any Sponsor Director, the Company shall enter into an indemnification agreement with such Sponsor Director, in the form entered into with the other members of the Company Board. The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Sponsor Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request.

Annex F-16

6.1.7
The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as a Sponsor Director serves as a director of the Company, maintain such coverage with respect to such Sponsor Director; provided that upon removal or resignation of such Sponsor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

6.1.8
For so long as a Sponsor Director serves as a director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director nominated pursuant to this Agreement as and to the extent consistent with applicable law, whether such right is contained in the Certificate of Incorporation or Bylaws, each as amended, or another document (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

6.1.9
The Joint Nominee shall qualify as “independent” pursuant to listing standards of the New York Stock Exchange (or such other national securities exchange upon which the Company’s securities are then listed).

6.1.10
Any Nominee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may object to any Nominee provided (a) it does so in good faith, and (b) such objection is based upon any of the following: (i) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (ii) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws, (iii) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (ii)(B), or to be associated with persons engaged in such activity, (iv) such Nominee was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated, or (v) such Nominee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Company Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (i) through (v) and reasonably objects to the Nominee, Sponsor shall be entitled to propose a different nominee (subject, in the case of a Joint Nominee, to the consent of the Company) to the Company Board within 30 calendar days of the Company’s notice to Sponsor of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

6.1.11
The Company shall take all necessary action to cause a Nominee chosen by the Sponsor, at the request of such Nominee to be elected to the board of directors (or similar governing body) of each material operating subsidiary of the Company. The Nominee, as applicable, shall have the right to attend (in person or remotely) any meetings of the board of directors (or similar governing body or committee thereof) of each subsidiary of the Company.

Annex F-17

6.1.12
The Company shall not (i) solicit proxies or participate in a solicitation, (ii) assist any person in taking or planning any action, or (iii) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Section 6.

7.
MISCELLANEOUS.

7.1
Other Registration Rights and Arrangements. Except for such sections that expressly survive termination, the parties hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2
Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit to a Permitted Transferee of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 7.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a Permitted Transferee; provided, however, that such Permitted Transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

7.3
Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected. No course of dealing between any Investor or the Company and any other party hereto or any failure or delay on the part of an Investor or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.4
Term. This Agreement shall terminate on the date as of which there shall be no Registrable Securities outstanding.

7.5
Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice

Annex F-18

shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:
If to the Company:
[•]
with a copy to:
[•]
If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records.
7.6
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.7
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

7.8
Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Prior Agreement.

[Signature Page Follows]

Annex F-19

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
[•] (f/k/a STAR PEAK CORP II):
By:

Name:
Title:
Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
INVESTORS:

Signature Page to Investor Rights Agreement

EXHIBIT A
Addendum Agreement
This Addendum Agreement (“Addendum Agreement”) is executed on                  , 20  , by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement, dated as of [•] (as may be amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the Investors identified therein. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.      Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Common Stock of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.
2.      Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3.      Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.
NEW HOLDER:	ACCEPTED AND AGREED:
Print Name:	[BENSON HILL, INC.]
By:	By:
Exhibit A to Investor Rights Agreement

SCHEDULE I
Schedule I to Investor Rights Agreement

ANNEX G
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 8, 2021, is made by and among Star Peak Corp II, a Delaware corporation (“STPC”), Benson Hill, Inc., a Delaware corporation (the “Company”), Star Peak Sponsor II LLC, a Delaware limited liability company (“Sponsor”), and the undersigned holders of STPC Class B Shares (the holders thereof, including Sponsor, collectively, the “Class B Holders”). STPC, the Company and the Class B Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, STPC, the Company and STPC II Merger Sub Corp., a Delaware corporation, entered into that certain Merger Agreement, dated as of the date hereof (as may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, the Class B Holders are the record and beneficial owners of all of the issued and outstanding STPC Class B Shares;
WHEREAS, pursuant to the Charter (as defined below), all of the STPC Class B Shares will be converted into STPC Common Shares at the time of consummation of the Merger (the “Conversion”); and
WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) each Class B Holder will vote (or execute and return an action by written consent), or cause to be voted, all Subject STPC Equity Securities (as defined below) in favor of approval of the Merger Agreement, the Merger, the issuance of the STPC Common Shares as consideration in the Merger pursuant to Section 2.2(a) of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Proposals”), (b) Sponsor will agree that following the Conversion, a certain amount of its STPC Common Shares will be subject to substantially the same terms and restrictions as apply to Earn Out Shares and (c) each Class B Holder will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of STPC or any other anti-dilution or similar protection with respect to all of the STPC Class B Shares related to the transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of STPC, and in any action by written resolution of the shareholders of STPC, all of such Class B Holder’s STPC Class B Shares (together with any other equity securities of STPC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject STPC Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any Alternative Business Combination Proposal (as defined below) and any other matter, action or proposal that would reasonably be expected to or result in (x) a breach of any of the STPC’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject STPC Equity Securities to be counted as present thereat for purposes of establishing a quorum and (c) not to redeem, elect to redeem or tender or submit any of its Subject STPC Equity Securities for redemption in connection with such stockholder approval, the Merger or any other transactions contemplated by the Merger Agreement. Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein. The obligations of each Class B Holder

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specified in this Section 1 shall apply whether or not the Merger, any of the transactions contemplated by the Merger Agreement or any action described above is recommend by STPC’s board of directors.
2.   Waiver of Anti-dilution Protection.
(a)   The Class B Holders hereby irrevocably and unconditionally relinquish and waive (the “Waiver”) the right of holders of STPC Class B Shares under Section 4.3(b)(ii) of the STPC’s Amended and Restated Certificate of Incorporation (the “Charter”) to receive STPC Class A Shares in excess of the number issuable at the Initial Conversion Ratio (as defined in the Charter) (the “Excess Shares”) upon conversion of the STPC Class B Shares in connection with the Merger as a result of any adjustment caused by issuances made in respect the PIPE Financing.
(b)   Each Class B Holder acknowledges and agrees that if such Class B Holder receives any Excess Shares as a result of any adjustment caused by the issuance in respect of the PIPE Financing, such issuance of Excess Shares shall be void, ab initio and such Excess Shares shall automatically be deemed to be surrendered for no consideration to STPC for cancellation. Each Class B Holder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the immediately preceding sentence, including promptly surrendering such shares to STPC for cancellation for no consideration (and any evidence of issuance thereof, whether book-entry or certificates).
3.   Sponsor Earn Out.
(a)   At the Effective Time, following the Conversion, Sponsor agrees that 1,996,500 of its STPC Common Shares (collectively, the “Sponsor Earn Out Shares”) shall be subject to the vesting and forfeiture provisions provided for in this Section 3, such that:
(i)   998,250 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$14 Sponsor Earn Out Shares”); and
(ii)   998,250 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$16 Sponsor Earn Out Shares”).
For illustrative purposes, if, prior to the expiration of the Earn Out Period:
(i)   the Closing Price of the STPC Common Shares is greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $14 Sponsor Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 3(d); and
(ii)   the Closing Price of the STPC Common Shares is greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $16 Sponsor Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 3(d) and, if not already vested, all of the $14 Sponsor Earn Out Shares shall also vest.
(b)   Subject to the limitations contemplated herein, Sponsor shall have all of the rights of a stockholder with respect to the Sponsor Earn Out Shares, including the right to receive dividends and to vote such shares; provided that the unvested Sponsor Earn Out Shares shall not entitle Sponsor to consideration in connection with any sale or other transaction (other than, for the avoidance of doubt, as part of a Company Sale) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by Sponsor or be subject to execution, attachment or similar process without the consent of STPC, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Earn Out Shares shall be null and void. Notwithstanding the foregoing, the Sponsor Earn Out Shares may be transferred in accordance with Section 5(c) of the Sponsor Letter Agreement (as defined below) as such provision applies to Founder Shares (as

Annex G-2

defined in the Sponsor Letter Agreement), provided that the applicable permitted transferee and the transferred Sponsor Earn Out Shares shall otherwise be subject to the terms and conditions set forth in this Section 3.
(c)   If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Sponsor Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to STPC and shall be cancelled by STPC and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Sponsor Earn Out Shares shall be entitled to any dividends or distributions made to the holders of STPC Common Shares and shall be entitled to the voting rights generally granted to holders of STPC Common Shares.
(d)   In the event of occurrence of any Triggering Event set forth in Section 3(a), as soon as practicable (but in any event within three (3) Business Days), STPC will deliver to Sponsor a written statement (each, a “Sponsor Stock Price Earn Out Statement”) that sets forth (i) the Closing Price over the applicable thirty- (30-) consecutive Trading Day period and (ii) the calculation of the Sponsor Earn Out Shares in connection therewith, including any adjustments made pursuant to a stock split, stock dividend, reorganizations, recapitalizations and the like. Sponsor may deliver written notice to STPC on or prior to the fifteenth (15th) day after receipt of a Sponsor Stock Price Earn Out Statement, either (x) accepting the Sponsor Stock Price Earn Out Statement or (y) specifying in reasonable detail any items that it wishes to dispute and the basis therefor. If Sponsor fails to deliver such written notice in such fifteen (15) day period, then Sponsor will be deemed to have waived its right to contest such Sponsor Stock Price Earn Out Statement and the calculations set forth therein, and such Sponsor Stock Price Earn Out Statement and calculations set forth therein shall be deemed final and binding. If Sponsor provides STPC with written notice of any objections to the Sponsor Stock Price Earn Out Statement in such fifteen (15) day period, then Sponsor and STPC will, for a period of fifteen (15) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such fifteen (15) day period Sponsor and STPC have not reached an agreement on any objections with respect to the Sponsor Stock Price Earn Out Statement, then upon the written request of either STPC or Sponsor, the dispute shall be referred to an independent accountant of national standing as shall be mutually agreed upon in good faith by STPC and Sponsor for final resolution of the dispute as promptly as practicable. Upon final determination of the items set forth in the Sponsor Stock Price Earn Out Statement as contemplated by this Section 3(d), the applicable Sponsor Earn Out Shares shall be deemed to have vested upon such applicable Triggering Event in accordance with such Sponsor Stock Price Earn Out Statement. In the event STPC fails to deliver the Sponsor Stock Price Earn Out Statement within the three (3) Business Day period described above, Sponsor shall be entitled to deliver the Sponsor Stock Price Earn Out Statement, and any disputes and the resolution process set forth in this Section 3(d) shall, in such circumstances, apply mutatis mutandis. Notwithstanding anything to the contrary, to the extent the applicable Sponsor Earn Out Shares have not already vested, (i) the $14 Sponsor Earn Out Shares shall vest immediately upon vesting of the $14 Earn Out Shares and (ii) the $16 Sponsor Earn Out Shares shall vest immediately upon vesting of the $16 Earn Out Shares.
(e)   In the event that there is a Company Sale after the Closing and prior to the expiration of the Earn Out Period, if the sale price per share or implied sale price per share based on the company sale price at the closing of the Company Sale is at least $14 (with respect to Triggering Event I and the $14 Sponsor Earn Out Shares) or $16 (with respect to Triggering Event II and the $16 Sponsor Earn Out Shares), in each case, taking into account the number of Sponsor Earn Out Shares that would be vested as if the STPC Common Shares had been trading at a Closing Price equal to such sale price per share or implied sale price per share in connection with such Company Sale, as applicable, for the requisite period set forth in Section 3(a) necessary to satisfy the applicable Triggering Event, then (i) immediately prior to the consummation of the Company Sale, Triggering Event I or Triggering Event II (as applicable) that has not previously occurred shall be and the related vesting conditions in Section 3(d) also shall be deemed to have occurred,

Annex G-3

(ii) such Sponsor Earn Out Shares shall immediately vest and (iii) Sponsor (or any other holders of such Sponsor Earn Out Shares) shall be eligible to participate in such Company Sale.
(f)   The Parties intend that the Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the portion of the STPC Common Stock subject to vesting under this Section 3.
4.   Working Capital. Prior to the Closing, Sponsor hereby agrees to continue to fund (whether by Working Capital Loans or otherwise) the working capital expenses of STPC arising in the ordinary course of its business.
5.   Representations and Warranties.
(a)   Sponsor represents and warrants to the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the Governing Documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject STPC Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Proceedings pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.
(b)   Each Class B Holder represents and warrants to the Company as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder; and (iii) such Class B Holder is the record and beneficial owner of all of its Subject STPC Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (A) this Agreement, (B) STPC’s Governing Documents, (C) the Merger Agreement, (D) that certain Letter Agreement (re: Initial Public Offering), dated as of January 8, 2021 (the “Sponsor Letter Agreement”), by and among STPC, the Class B Holders and certain other parties thereto or (E) any applicable Securities Laws.
6.   Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Sections 2, 3 and 12 (solely to the extent related to the foregoing Sections 2 and 3) shall each survive the termination of this Agreement solely to the extent such termination is pursuant to the foregoing clause (a) of this Section 6, and (iii) Sections 8, 9 and 12 (solely to the extent related to the following Sections 8 and 9) shall survive any termination of this Agreement. For

Annex G-4

purposes of this Section 6, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
7.   Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:
(a)   No Solicitation. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sponsor shall not, and shall cause its Representatives not to on behalf of the Sponsor, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any Person other than the Company and its Representatives (each, an “Alternative Business Combination Proposal”), (ii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to an Alternative Business Combination Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with an Alternative Business Combination Proposal, or (iv) commence, continue or renew any due diligence investigation regarding an Alternative Business Combination Proposal. STPC agrees to (A) notify the Company promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Alternative Business Combination Proposal that it receives and to describe the terms and conditions of any such Alternative Business Combination Proposal in reasonable detail (including the identity of the Persons making such Alternative Business Combination Proposal), (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. STPC shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than the Company and its Representatives) that may be ongoing with respect to an Alternative Business Combination Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Notwithstanding anything to the contrary, the foregoing shall not restrict Sponsor and/or Sponsor’s Affiliates in any way with respect to the pursuit of any transaction by such Affiliates not related to STPC.
(b)   Lock-Up. The Class B Holders agree that they will not amend or waive any provision in Section 5 of the Sponsor Letter Agreement without the prior written consent of the Company. Notwithstanding any language in Section 5(a) of the Sponsor Letter Agreement (but, for the avoidance of doubt, subject to Section 5(c) of the Sponsor Letter Agreement), the Class B Holders hereby agree that the Founder Shares Lock-Up (as defined in the Sponsor Letter Agreement) shall not expire prior to the earlier of (i) the date that is six (6) months following the Closing and (ii) following the Closing, the date on which STPC completes a Company Sale.
(c)   STPC Copy. The Sponsor hereby authorizes STPC to maintain a copy of this Agreement at either the executive office or the registered office of STPC.
8.   No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of STPC (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of STPC (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged

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inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
9.   No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
10.   Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
11.   No Legal Action. Sponsor shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to the Company or to the other holders of Subject STPC Equity Securities; provided, that the foregoing shall not limit or restrict in any manner the rights of Sponsor to enforce the terms of this Agreement.
12.   Incorporation by Reference. Sections 8.1 (Survival), 8.2 (Entire Agreement; Assignment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Jurisdiction) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.
*   *   *   *   *

Annex G-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
STAR PEAK CORP II
By:
/s/ Eric Scheyer

Name:
Eric Scheyer

Title:
Chief Executive Officer

STAR PEAK SPONSOR II LLC
By: MTP Energy Management LLC, its Sole Member
By: Magnetar Financial LLC, its Sole Member
By:
/s/ Eric Scheyer

Name:
Eric Scheyer

Title:
Authorized Signatory

Signature Page to Sponsor Support Agreement

BENSON HILL, INC.
By:
/s/ Matthew Crisp

Name:
Matthew Crisp

Title:
Chief Executive Officer

Signature Page to Sponsor Support Agreement

OTHER CLASS B HOLDERS:
/s/ C. Park Sharper

C. Park Sharper
/s/ Desirée Rodgers

Desirée Rodgers
Signature Page to Sponsor Support Agreement

ANNEX H
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2021 by and among (i) Star Peak Corp II, a Delaware corporation (together with its successors, “STPC”), (ii) Benson Hill, Inc., a Delaware corporation (the “Company”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).
WHEREAS, STPC, STPC II Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of STPC (“Merger Sub”), and the Company [entered into that // are substantially contemporaneously entering into that] certain Agreement and Plan of Merger, [dated as of [•], 2021 // on or about the date hereof] (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of STPC (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued STPC Common Shares and [STPC Options], all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;
WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and
WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the STPC Common Shares (including any Earn Out Shares), STPC Options and STPC Converted Warrants, as applicable, to be received by Holder as consideration in the Merger, including any STPC Common Shares (including any Earn Out Shares) underlying the STPC Options or STPC Converted Warrants (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Lock-up Provisions.
(a)   Holder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of (x) the date that is six (6) months following the Closing and (y) the date after the Closing on which STPC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of STPC’s stockholders having the right to exchange their equity holdings in STPC for cash, securities or other property (clause (y), a “Liquidity Event”, and such period, the “Lock-up Period”), and (2) from and after the execution of the Merger Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of STPC Common Shares or STPC Warrants; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to STPC and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or

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agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (C) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from Holder to its members, partners, or shareholders pursuant to the Holder’s organizational documents; (E) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (F) to STPC for no value for cancellation in connection with the consummation of a Liquidity Event or the cashless exercise of options or warrants of STPC (provided that, for the avoidance of doubt, any securities received in such cashless exercise shall be deemed to be Restricted Securities hereunder); (G) in the event of STPC’s liquidation prior to the completion of a Liquidity Event; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the STPC’s holders of STPC Common Shares having the right to exchange their STPC Common Shares for cash, securities or other property subsequent to the completion of a Liquidity Event; or (I) to any employees, officers, directors or members of the Holder or any affiliates of the Holder.
(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and STPC shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equityholders for any purpose. In order to enforce this Section 1, STPC may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-up Period.
(c)   During the Lock-up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of STPC during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in clause (1) of Section 1(a) shall not apply to any STPC Common Shares or other securities of STPC acquired by Holder in open market transactions or in any public or private capital raising transactions of STPC or otherwise to any STPC Common Shares (or other securities of STPC) other than the Restricted Securities.
(e)   In connection with the written request of Holder, following the expiration of the Lock-up Period or in connection with a release of restrictions on Transfer pursuant to Section 1(a), the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing Holder and/or its Affiliates or permitted transferee’s ownership of Common Shares, and the Company shall issue a certificate (or

Annex H-2

evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable Common Shares upon which it is stamped, if (i) such Common Shares are registered for resale under the Securities Act and the Registration Statement for such Common Shares has not been suspended pursuant to the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Common Shares are sold or transferred pursuant to Rule 144, or (iii) such Common Shares are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such Common Shares or (B) Rule 144 becoming available for the resale of such Common Shares without volume or manner-of-sale restrictions, the Company, upon the written request of Holder or its permitted transferee and the provision by such person of an opinion of reputable counsel reasonably satisfactory to the Company and the Company’s transfer agent, shall instruct the Company’s transfer agent to remove the legend from such Common Shares (in whatever form) and shall cause Company counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the removal of such legend (except for the provision of the legal opinion by Holder or its permitted transferee to the transfer agent referred to above) shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than two (2) Business Days following the delivery by Holder or its permitted transferee to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such Common Shares and, to the extent required, a seller representation letter representing that such Common Shares may be sold pursuant to Rule 144, and a legal opinion of reputable counsel reasonably satisfactory to the Company and the transfer agent, deliver or cause to be delivered to the holder of such Common Shares a certificate representing such Common Shares (or evidence of the issuance of such Common Shares in book-entry form) that is free from all restrictive legends.
2.   Miscellaneous.
(a)   Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect; provided that, such termination shall not affect any Liability on the part of any party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.
(b)   Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of STPC, the Company and Sponsor (as defined below). Each of STPC and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.
(c)   Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided, that Star Peak Sponsor II LLC, a Delaware limited liability company (“Sponsor”), shall be an express third party beneficiary of this Agreement and shall have the right to enforce the terms of this Agreement directly against Holder as if Sponsor were an original party hereto.
(d)   Governing Law; Jurisdiction; Waiver of Jury Trial: Remedies. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH

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HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.16 (Jurisdiction) of the Merger Agreement and, subject to Section 2(i) hereof, Section 8.17 (Remedies) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.
(e)   Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(f)   Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles or Sections of this Agreement; and (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(g)   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

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If to STPC, to:	With a copy (which shall not constitute notice) to:
Star Peak Corp II 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 Attention: Secretary Email: info@starpeakcorp.com	Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. David Thompson
E-mail: william.benitez@kirkland.com matthew.pacey@kirkland.com david.thompson@kirkland.com
If to the Company prior to the Closing, to:	With a copy (which shall not constitute notice) to:
Benson Hill, Inc. 1001 N. Warson Rd., Suite 200 St. Louis, MO 63132 Attention: Legal Department Email: legal@bensonhill.com	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 10166-0193 Attention: Jason D. Osborn Email: josborn@winston.com
If to the Company following the Closing, to:	With a copy (which shall not constitute notice) to:
Benson Hill, Inc. 1001 N. Warson Rd., Suite 200 St. Louis, MO 63132 Attention: Legal Department Email: legal@bensonhill.com	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 10166-0193 Attention: Jason D. Osborn Email: josborn@winston.com
If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.
(h)   Amendments and Waivers. This Agreement may be amended or modified only with the written consent of STPC, the Company, Sponsor and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. STPC and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by the Sponsor or a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to the Sponsor or such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and STPC shall provide prompt notice thereof to Holder, and (ii) if the Sponsor or any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and STPC shall provide prompt notice thereof to Holder.
(i)   Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and STPC and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of STPC and the Company (or Sponsor on their behalf) shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post

Annex H-5

any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
(j)   Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of STPC and the Company or any of the obligations of Holder under any other agreement between Holder and STPC or the Company or any certificate or instrument executed by Holder in favor of STPC or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of STPC or the Company or any of the obligations of Holder under this Agreement.
(k)   Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(l)   Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
* * * * *

Annex H-6

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.
STAR PEAK CORP II
By:

Name:
Title:
BENSON HILL, INC.
By:

Name:
Title:
Signature Page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.
Holder:
Name of Holder: [               ]
Signature Page to Lock-up Agreement

By:
Name:
Title:
Number and Type of Company Securities: [Company Common
Stock]:
[Company Preferred
Stock]:
[Company Options]:
Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:
Signature Page to Lock-up Agreement

ANNEX I
BENSON HILL, INC.
2021 OMNIBUS INCENTIVE PLAN
Section 1.   General.
The purposes of the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Plan”) are to attract, retain and appropriately reward Employees, Directors, and Consultants in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing. The Plan was originally adopted in connection with the consummation of the Company’s going public business combination (the “Going Public Transaction”) contemplated by that certain Agreement and Plan of Merger, entered into on May 8, 2021, by and among the Company (f/k/a Star Peak Corp II), Benson Hill Holdings, Inc. (f/k/a Benson Hill, Inc.) and such other parties to the agreement (the “Merger Agreement”).
Section 2.   Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)   “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.
(b)   “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
(c)   “Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated and in effect from time to time.
(d)   “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).
(e)   “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.
(f)   “Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any shares of Common Stock that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
(g)   “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(h)   “Board” means the Board of Directors of the Company.

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(i)   “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.
(j)   “Cause” means, if an individual does any of the following: (i) commits, is indicted for, is convicted of, or pleads no contest to any criminal act under federal or state law, whether such act would be a felony or a misdemeanor; (ii) commits, attempts to commit, or participates in, a fraud or act of dishonesty against the Company or any of its affiliates; (iii) breaches any (A) material provision of any agreement the Participant has with the Company or any of its affiliates (including, without limitation, any restrictive covenant provision), or (B) statutory or fiduciary duty the Participant owes to the Company or any of its affiliates; (iv) violates the Company’s policies and/or practices applicable to employees at the level of the Participant (including policies relating to discrimination, harassment or retaliation); (v) fails to materially perform assigned duties after receiving written notification of the failure; (vi) willfully performs acts or omissions that constitute misconduct or gross negligence in connection with the performance of assigned duties; or (vii) willfully disregards any lawful written instruction from a supervisor, management, the Board, the Company or any of its affiliates. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
(k)   “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, shares of Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.
(l)   “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction that would not constitute a Change in Control under clause (ii) below. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing fifty percent (50%) or more of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) fifty percent (50%) or more of the combined outstanding voting power of the ultimate parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

Annex I-2

(iii)   there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   during any period of twenty-four (24) months, individuals who, at the beginning of such period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member subsequent to the date the Plan is originally adopted by the Board was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this definition, be considered as a member of the Incumbent Board.
Notwithstanding anything to the contrary, a “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
If required for compliance with Code Section 409A, in no event shall a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under U.S. Treasury Regulation §1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Administrator may, in its sole discretion, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Code Section 409A, and the regulations thereunder.
For purposes of the “Change in Control” definition above, the following definitions apply:
“Entity” means a corporation, partnership, limited liability company or other entity.
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Closing Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity who shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership,

Annex I-3

limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(m)   “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.
(n)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(o)   “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the shares of Common Stock are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.
(p)   “Common Stock” means common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of common stock may be converted or into which they may be exchanged).
(q)   “Company” means Benson Hill, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).
(r)   “Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.
(s)   “Director” means any individual who is a member of the Board on or after the Effective Date.
(t)   “Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).
(u)   “Effective Date” shall have the meaning set forth in Section 22 of the Plan.
(v)   “Eligible Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; and (ii) with respect to actions undertaken to comply with the rules of the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, an “independent director” under the rules of the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.
(w)   “Eligible Recipient” means: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no shares of Common Stock shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

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(x)   “Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.
(y)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(z)   “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.
(aa)   “Exercise Price” means, with respect to any Award under which the holder may purchase shares of Common Stock, the price per share at which a holder of such Award granted hereunder may purchase shares of Common Stock issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.
(bb)   “Fair Market Value” as of a particular date shall mean: (i) if the shares of Common Stock are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the shares of Common Stock are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the shares of Common Stock are then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.
(cc)   “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(dd)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.
(ee)   “Non-Employee Director” means a Director who is not an Employee.
(ff)   “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(gg)   “Outstanding Common Stock” means the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.
(hh)   “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan.
(ii)   “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(jj)   “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, including, but not limited to, unrestricted shares of Common Stock or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.
(kk)   “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan,

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and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.
(ll)   “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the shares of Common Stock or units underlying the Performance-Based Award.
(mm)   “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the shares of Common Stock; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.
(nn)   “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.
(oo)   “Plan” means this Benson Hill, Inc. 2021 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.
(pp)   “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

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(qq)   “Restricted Shares” means an Award of shares of Common Stock granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.
(rr)   “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to shares of Common Stock, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in shares of Common Stock (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.
(ss)   “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(tt)   “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.
(uu)   “Securities Act” means the Securities Act of 1933, as amended from time to time.
(vv)   “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the shares of Common Stock covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.
(ww)   “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).
(xx)   “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right. For the avoidance of doubt, the assumed stock options referenced at Section 4(a)(ii) of the Plan shall not constitute Substitute Awards and shall be treated as Awards granted under the Plan, including for purposes of the Plan's share reserve and the share recycling provisions set forth in Section 4(c) of the Plan.
Section 3.   Administration.
(a)   The Plan shall be administered by the Administrator. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(i)   to select those Eligible Recipients who shall be Participants;

Annex I-7

(ii)   to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(iii)   to determine the number of shares of Common Stock to be made subject to each Award;
(iv)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;
(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;
(vi)   to determine Fair Market Value;
(vii)   to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;
(viii)   to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(ix)   to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and
(x)   to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.
(c)   Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Administrator may allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one (1) or more officers of the Company, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Directors. Notwithstanding the foregoing in this Section 3(c), it is intended that any action under the Plan intended to qualify for the exemptions provided by Rule 16b-3 will be taken only by the Board or by a committee or subcommittee of two (2) or more Eligible Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as an Eligible Director shall not invalidate any action that is otherwise valid under the Plan.
(d)   All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission,

Annex I-8

determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.
Section 4.   Shares Reserved for Issuance Under the Plan and Limitations on Awards.
(a)   Subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of [           ] shares of Common Stock, which includes (i) [  ] shares of Common Stock available for new issuances under the Plan, (ii) [  ] shares of Common Stock relating to a portion of outstanding stock options assumed by the Company in connection with the Going Public Transaction and (iii) [  ] shares of Common Stock relating to the Earn Out Awards (as such term is defined under the Merger Agreement);1 provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares of Common Stock equal to three percent (3%) of the total number of Outstanding Common Stock on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares of Common Stock than provided herein.
(b)   Notwithstanding anything herein to the contrary, the maximum number of shares of Common Stock subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $[           ]2 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).
(c)   Shares of Common Stock issued under the Plan may, in whole or in part, be authorized but unissued shares of Common Stock or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of shares of Common Stock to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) shares of Common Stock otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of shares of Common Stock subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, shares of Common Stock (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) shares of Common Stock underlying Awards that are subject to the achievement of performance goals shall be counted against the share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in shares of Common Stock, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the share reserve set forth in Section 4(a).
(d)   Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available

1
Note to Draft: Total number of shares referred to in clauses (i) and (ii) to equal 4% of shares of Outstanding Common Stock (as defined under the Plan) as of the Closing.

2
Note to Draft: Director compensation limit to be determined.

Annex I-9

for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided, that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
(e)   In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.
Section 5.   Equitable Adjustments.
In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of shares of Common Stock reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of shares of Common Stock subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional shares of Common Stock resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the shares of Common Stock covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.
Section 6.   Eligibility.
The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.
Section 7.   Options.
(a)   General.   The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the

Annex I-10

Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(b)   Limits on Incentive Stock Options.   If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is [           ] shares of Common Stock3 and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(b).
(c)   Exercise Price.   The Exercise Price of shares of Common Stock purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.
(d)   Option Term.   The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.
(e)   Exercisability.   Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

3
Note to Draft: To be confirmed.

Annex I-11

(f)   Method of Exercise.   Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased, accompanied by payment in full of the aggregate Exercise Price of the shares of Common Stock so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of shares of Common Stock otherwise issuable upon exercise), (ii) in the form of unrestricted shares of Common Stock already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the shares of Common Stock as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.
(g)   Rights as Stockholder.    A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such shares and has satisfied the requirements of Section 16 of the Plan.
(h)   Termination of Employment or Service.   Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:
(i)   In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(ii)   In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(iii)   In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.
(iv)   For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.
(v)   Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.

Annex I-12

(i)   Other Change in Employment Status.   An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.
(j)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.
(k)   Automatic Exercise.   Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).
Section 8.   Stock Appreciation Rights.
(a)   General.   Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of shares of Common Stock to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares of Common Stock than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a share of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(b)   Awards; Rights as Stockholder.   The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.
(c)   Exercisability.
(i)   Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii)   Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.
(d)   Payment Upon Exercise.

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(i)   Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of shares of Common Stock in respect of which the Free Standing Right is being exercised.
(ii)   A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of shares of Common Stock in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(iii)   Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of shares of Common Stock and cash).
(e)   Termination of Employment or Service.
(i)   Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii)   Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.
(f)   Term.
(i)   The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.
(ii)   The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(g)   Change in Control.    Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.
(h)   Automatic Exercise.   Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).
Section 9.   Restricted Shares.
(a)   General.   Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of shares of Common Stock to

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be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.
(b)   Awards and Certificates.   The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.
(c)   Restrictions and Conditions.   The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:
(i)   The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.
(ii)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.
(iii)   Subject to this Section 9(c)(iii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.
(iv)   The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(d)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.
Section 10.   Restricted Stock Units.
(a)   General.   Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the

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time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.
(b)   Award Agreement.   The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c)   Restrictions and Conditions.   The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:
(i)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.
(ii)   Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.
(iii)   The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(d)   Settlement of Restricted Stock Units.   Settlement of vested Restricted Stock Units shall be made to Participants in the form of shares of Common Stock, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock that would otherwise be distributed to the Participant.
(e)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.
Section 11.   Other Share-Based or Cash-Based Awards.
(a)   The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares of Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, shares of Common Stock, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

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(b)   The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c)   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.
Section 12.   Change in Control.
The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in shares of Common Stock in accordance with their terms upon a Change in Control, such shares of Common Stock shall be entitled to receive as a result of the Change in Control transaction the same consideration as the shares of Common Stock held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.
Section 13.   Amendment and Termination.
(a)   The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.
(b)   Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the shares of Common Stock are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.
(c)   Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

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(d)   Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.
Section 14.   Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or shares of Common Stock not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
Section 15.   Deferrals of Payment.
To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of shares of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.
Section 16.   Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of shares of Common Stock or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such shares of Common Stock shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.
Section 17.   Certain Forfeitures.
The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon

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the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.
Section 18.   Dividends; Dividend Equivalents.
Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.
Section 19.   Non-United States Employees.
Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.
Section 20.   Transfer of Awards.
No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such shares of Common Stock. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.
Section 21.   Continued Employment.
The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.
Section 22.   Effective Date.
The Plan will be effective as of the date of consummation of the transactions contemplated by the Merger Agreement so long as the Plan has been approved by the Company’s stockholders. The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any shares of Common Stock awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date; provided further, that in no

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event may an Incentive Stock Option be granted more than ten years after the earlier of (a) the date of the adoption of the Plan by the Board or (b) the Effective Date.
Section 23.   Code Section 409A.
The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.
Section 24.   Compliance with Laws.
(a)   The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable national securities exchange on which the shares of Common Stock may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares of Common Stock may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Administrator shall have the authority to provide that all shares of Common Stock or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such shares of Common Stock or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(b)   The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of shares of Common Stock to the Participant, the Participant’s acquisition of shares of Common Stock from the Company and/or the Participant’s sale of shares of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares of Common Stock would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying shares of Common Stock in respect thereof.
Section 25.   Clawback/Recovery.
The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary.
Section 26.   Governing Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.
Section 27.   Plan Document Controls.
The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
(1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of this paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence). (2) The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.
(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)
Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Our amended and restated certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.
Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.   Exhibits and Financial Statement Schedules.
Exhibit	Description
2.1*††	Agreement and Plan of Merger, dated as of May 8, 2021 (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (001-39835), filed by the Registrant on January 8, 2021).
3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-251488), filed by the Registrant on December 18, 2020).
3.3*	Second Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement).
3.4*	Amended and Restated Bylaws (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement).
4.1	Warrant Agreement, dated January 8, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (001-39835) filed by the Registrant on January 8, 2021).
4.2*	Form of Investor Rights Agreement (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).
5.1***	Opinion of Kirkland & Ellis LLP.
8.1*	Tax Opinion of Kirkland & Ellis LLP.
10.1	Letter Agreement, dated January 8, 2021, by and among the Company, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (001-39835) filed by the Registrant on January 8, 2021).
10.2	Administrative Services Agreement, dated January 8, 2021, by and between the Registrant and Star Peak Sponsor II LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (001-39835) filed by the Registrant on January 8, 2021).
10.3	Private Placement Warrant Purchase Agreement, dated January 5, 2021, by and between the Registrant and Star Peak Sponsor II LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (001-39835) filed by the Registrant on January 8, 2021).
10.4*	Form of Support Agreement (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).
10.5*	Form of Subscription Agreement (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).
10.6*	Sponsor Support Agreement, dated May 8, 2021, by and between the Company and the Sponsor (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement).
10.7*	Form of Lock-Up Agreement (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement).
10.8*†	Benson Hill, Inc. 2021 Omnibus Incentive Plan (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Ernst & Young LLP.
23.3***	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto).
24.1***	Powers of Attorney.
99.1***	Form of Proxy Card for the Registrant’s Special Meeting in Lieu of the 2021 Annual Meeting.
99.2***	Consent of Matt Crisp to be named as a director.
99.3***	Consent of DeAnn Brunts to be named as a director.
99.4***	Consent of Daniel Jacobi to be named as a director.
99.5***	Consent of J. Stephen Dolezalek to be named as a director.
99.6***	Consent of Adrienne Elsner to be named as a director.
99.7***	Consent of David Lee to be named as a director.

Exhibit	Description
99.8***	Consent of Craig Rohr to be named as a director.
99.9***	Consent of Andrew Wheeler to be named as a director.
99.10***	Consent of Linda Whitley-Taylor to be named as a director.

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

†
Indicates management contract or compensatory plan or arrangement.

††
Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings.
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on August 11, 2021.
STAR PEAK CORP II
By:
/s/ Eric Scheyer

Name:
Eric Scheyer

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Eric Scheyer Eric Scheyer	Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2021
* Michael D. Wilds	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	August 11, 2021
* Michael C. Morgan	Chairman of the Board	August 11, 2021
* Adam E. Daley	Director	August 11, 2021
* Alec Litowitz	Director	August 11, 2021
* C. Park Shaper	Director	August 11, 2021
* Desirée Rogers	Director	August 11, 2021
*By: /s/ Eric Scheyer Eric Scheyer Attorney-in-Fact